As filed with the U.S. Securities and Exchange Commission on December 6, 2022

Registration No. 333-268556

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1 TO

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

OUSTER, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	3569	86-2528989
(State of Incorporation)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification No.)

350 Treat Avenue

San Francisco, California 94110

(415) 949-0108

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Adam Dolinko

General Counsel

Ouster, Inc.

350 Treat Avenue

San Francisco, California 94110

(415) 949-0108

(Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)

With a copy to:

Mark Bekheit Drew Capurro Nima Movahedi Latham & Watkins LLP 140 Scott Drive Menlo Park, CA 94025 (650) 328-4600	Daniel Horwood General Counsel Velodyne Lidar, Inc. 5521 Hellyer Avenue San Jose, CA 95138 (669) 275-2251	Kenton King Christopher J. Bors Skadden, Arps, Slate, Meagher & Flom LLP 525 University Avenue Palo Alto, CA 94301 (650) 470-4500

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this registration statement is declared effective and upon completion of the merger described in the enclosed joint proxy statement/prospectus.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, please check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the “Securities Act”), check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in the accompanying joint proxy statement/prospectus is not complete and may be changed. A registration statement relating to the securities described in the accompanying joint proxy statement/prospectus has been filed with the U.S. Securities and Exchange Commission. These securities may not be issued until the registration statement filed with the U.S. Securities and Exchange Commission is effective. The accompanying joint proxy statement/prospectus does not constitute an offer to sell or the solicitation of any offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY—SUBJECT TO COMPLETION, DATED DECEMBER 6, 2022

MERGER, REVERSE STOCK SPLIT & SHARE ISSUANCE PROPOSALS—YOUR VOTE IS VERY IMPORTANT

Dear Stockholders:

On November 4, 2022, Ouster, Inc., which is referred to as Ouster, Velodyne Lidar, Inc., which is referred to as Velodyne, Oban Merger Sub, Inc., a direct, wholly-owned subsidiary of Ouster, which is referred to as Merger Sub I, and Oban Merger Sub II LLC, a direct, wholly-owned subsidiary of Ouster, which is referred to as Merger Sub II, entered into an Agreement and Plan of Merger, as it may be amended from time to time, which is referred to as the merger agreement, pursuant to which they agreed to combine their respective businesses in a merger of equals. We expect the combined company to help create a vibrant and healthy lidar industry by offering affordable, high-performance sensors to drive mass adoption across a wide variety of customer applications. Pursuant to the terms of the merger agreement, Merger Sub I will merge with and into Velodyne, which transaction is referred to as the first merger, with Velodyne as the surviving corporation in the first merger and as soon as practicable after the first merger and as the second step in a single integrated transaction with the first merger, Velodyne will merge with and into Merger Sub II, which transaction is referred to as the second merger, with Merger Sub II as the surviving company and a direct, wholly-owned subsidiary of Ouster. The first merger and the second merger together are referred to as the mergers. Unless and until the parties agree that the combined company should have a different name than what is currently set forth in the charter of Ouster, the combined company’s name will be “Ouster, Inc.”

Upon successful completion of the first merger, each issued and outstanding share of Velodyne common stock as of immediately prior to the completion of the first merger (other than shares owned by Velodyne, Ouster, Merger Sub I or Merger Sub II or any wholly owned subsidiary thereof (or that are held in treasury by Velodyne)) will be converted into the right to receive 0.8204 shares of Ouster common stock, which number is referred to as the exchange ratio, and cash in lieu of any fractional shares of Ouster common stock any former holder of Velodyne common stock would otherwise be entitled to receive. This exchange ratio is fixed and will not be adjusted for changes in the market price of either Ouster common stock or Velodyne common stock between the dates of signing of the merger agreement and completion of the mergers. Upon completion of the mergers, Ouster stockholders will continue to own their existing Ouster shares. Ouster stockholders will own approximately 50% and Velodyne stockholders will own approximately 50% of the issued and outstanding shares of the combined company (based on fully diluted shares outstanding of the combined company including equity awards) immediately following the completion of the mergers. Ouster common stock is traded on the New York Stock Exchange, which is referred to as the NYSE, under the symbol “OUST.” Velodyne common stock is traded on the Nasdaq Global Select Market, which is referred to as the Nasdaq, under the symbol “VLDR.” The common stock of the combined company is expected to be listed on the NYSE under the symbol “OUST.”

Ouster and Velodyne will each hold special meetings of their respective stockholders in connection with the proposed mergers, which are referred to as the Ouster special meeting and the Velodyne special meeting, respectively.

At the Ouster special meeting, Ouster stockholders will be asked to consider and vote on (1) the proposal to approve the issuance of shares of Ouster common stock to Velodyne equityholders pursuant to the merger agreement, which proposal is referred to as the Ouster share issuance proposal, (2) the proposal to approve an amendment to the Ouster charter to allow Ouster to have the option to effect a reverse stock split of Ouster common stock separate from and following the closing of the mergers, which proposal is referred to as the Ouster reverse stock split proposal and (3) the proposal to adjourn the Ouster special meeting to solicit additional proxies if there are not sufficient votes to approve the Ouster share issuance proposal or to ensure that any supplement or amendment to the accompanying joint proxy statement/prospectus is timely provided to Ouster stockholders. The board of directors of Ouster unanimously recommends that Ouster stockholders vote “FOR” each of the proposals to be considered at the Ouster special meeting.

At the Velodyne special meeting, Velodyne stockholders will be asked to consider and vote on (1) the proposal to adopt the merger agreement, which is referred to as the Velodyne merger agreement proposal, (2) the proposal to approve, on a non-binding advisory basis, the compensation that will or may be paid to Velodyne’s named executive officers that is based on or otherwise relates to the transactions contemplated by the merger agreement and (3) the proposal to adjourn the Velodyne special meeting to solicit additional proxies if there are not sufficient votes to approve the Velodyne merger agreement proposal or to ensure that any supplement or amendment to the accompanying joint proxy statement/prospectus is timely provided to Velodyne stockholders. The board of directors of Velodyne unanimously recommends that Velodyne stockholders vote “FOR” each of the proposals to be considered at the Velodyne special meeting.

The merger agreement requires, as a condition to closing of the mergers and the other transactions contemplated by the merger agreement, that Ouster stockholders approve the Ouster share issuance proposal and that Velodyne stockholders approve the Velodyne merger agreement proposal. Your vote on these matters, as well as other proposals, is very important, regardless of the number of shares you own. Whether or not you plan to attend your respective special meeting in person, please promptly mark, sign and date the accompanying proxy card and return it in the enclosed postage-paid envelope or authorize the individuals named on your proxy card to vote your shares by calling the toll-free telephone number or by using the Internet as described in the instructions included with your proxy card.

The accompanying joint proxy statement/prospectus provides you with important information about the special meetings, the mergers, and each of the proposals. We encourage you to read the entire document carefully, in particular the “Risk Factors” section beginning on page 24 of the accompanying joint proxy statement/prospectus for a discussion of risks relevant to the mergers.

We look forward to the successful completion of the mergers.

Sincerely,

Angus Pacala Chief Executive Officer and Co-Founder Ouster, Inc.	Theodore L. Tewksbury, Ph.D. Chief Executive Officer Velodyne Lidar, Inc.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of the mergers or the Ouster common stock to be issued in the mergers or determined if the accompanying joint proxy statement/prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

The accompanying joint proxy statement/prospectus is dated [             ] and is first being mailed to the stockholders of Ouster and Velodyne on or about [            ].

Ouster, Inc.

350 Treat Avenue

San Francisco, California 94110

(415) 949-0108

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON [                ], 2023

To the Stockholders of Ouster, Inc.

Notice is hereby given that Ouster, Inc., which is referred to as Ouster, will hold a completely virtual special meeting of its stockholders, which is referred to as the Ouster special meeting, at the Ouster special meeting website, at [             ], on [            ], 2023, beginning at 9 a.m., Pacific Time, for the purpose of considering and voting on the following proposals:

(1) to approve the issuance of shares of Ouster common stock (including securities convertible into or exercisable for shares of Ouster common stock) to certain equityholders of Velodyne Lidar, Inc., which is referred to as Velodyne, pursuant to the Agreement and Plan of Merger, dated as of November 4, 2022 (as it may be amended from time to time), by and among Ouster, Oban Merger Sub, Inc., a wholly-owned subsidiary of Ouster, Oban Merger Sub II LLC, a wholly-owned subsidiary of Ouster, and Velodyne, which is referred to as the merger agreement, a copy of which is included as Annex A to the accompanying joint proxy statement/prospectus, which proposal is referred to as the Ouster share issuance proposal;

(2) to approve an amendment to the Ouster charter to allow Ouster, (a) to have the option to effect, separate from and following the closing of the mergers, or (b) if the merger agreement is terminated, to have the option to effect (i) a reverse stock split of Ouster common stock at one of six reverse stock split ratios, one-for-five, one-for-six, one-for-seven, one-for-eight, one-for-nine and one-for-ten, with an exact ratio to be determined by the board of the combined company following the closing or the Ouster board, as applicable, and (ii) if and when the reverse stock split is effected, a corresponding reduction in the number of authorized shares of Ouster common stock by the selected reverse stock split ratio, which is referred to as the Ouster authorized share reduction, in the form attached as Annex B to the accompanying joint proxy statement/prospectus, which proposal is referred to as the Ouster reverse stock split proposal (approval of which is not conditioned upon approval of the Ouster share issuance proposal or on completion of the mergers); and

(3) to approve the adjournment of the Ouster special meeting to solicit additional proxies if there are not sufficient votes at the time of the Ouster special meeting to approve the Ouster share issuance proposal or to ensure that any supplement or amendment to the accompanying joint proxy statement/prospectus is timely provided to Ouster stockholders, which proposal is referred to as the Ouster adjournment proposal.

Ouster will transact no other business at the Ouster special meeting except such business as may properly be brought before the Ouster special meeting or any adjournment or postponement thereof. The accompanying joint proxy statement/prospectus, including the merger agreement attached thereto as Annex A, contains further information with respect to these matters.

Only holders of record of Ouster common stock at the close of business on [             ], the record date for notice of and voting at the Ouster special meeting, which is referred to as the Ouster record date, are entitled to notice of and to vote at the Ouster special meeting.

The board of directors of Ouster, which is referred to as the Ouster board of directors, has approved and declared advisable the merger agreement and the transactions contemplated by the merger agreement, including the Ouster share issuance proposal and the Ouster reverse stock split proposal, on the terms and subject to the conditions set forth in the merger agreement. The Ouster board of directors unanimously recommends that Ouster stockholders vote “FOR” the Ouster share issuance proposal, “FOR” the Ouster reverse stock split proposal and “FOR” the Ouster adjournment proposal.

Your vote is very important, regardless of the number of shares of Ouster common stock you own. The merger agreement requires, as a condition to closing of the mergers and the other transactions contemplated by the merger agreement, that Ouster stockholders approve the Ouster share issuance proposal. Assuming a quorum is present, the approval of the Ouster share issuance proposal requires the affirmative vote of the holders of a majority in voting power of the votes cast at the Ouster special meeting on the Ouster share issuance proposal.

A complete list of Ouster stockholders as of the record date will be open to the examination of any Ouster stockholder at Ouster’s principal executive offices at 350 Treat Avenue, San Francisco, California for a period of 10 days prior to the Ouster special meeting. This list of stockholders will also be available on the bottom panel of your screen during the meeting after entering the 16-digit control number included on the proxy card that you received, or on the materials provided by your bank or broker.

Whether or not you plan to attend the Ouster special meeting electronically, Ouster urges you to please promptly mark, sign and date the accompanying proxy card and return it in the enclosed postage-paid envelope, call the toll-free telephone number or use the Internet as described in the instructions included with the proxy card, so that your shares may be represented and voted at the Ouster special meeting. To participate electronically in the Ouster special meeting, you will need the 16-digit control number included on your proxy card or on the instructions that accompanied your proxy materials. The meeting webcast will begin promptly at 9 a.m., Pacific Time. If your shares are held in street name through a bank, broker or other nominee, you will receive instructions on how to vote from the bank or broker. You must follow their instructions in order for your shares to be voted. Internet and telephone voting also may be offered to stockholders owning shares through certain banks and brokers. If your shares are not registered in your own name and you would like to vote your shares at the Ouster special meeting, you may visit [                    ] and enter the 16-digit control number included in the voting instruction card provided to you by your bank or brokerage firm. If you hold your shares in street name and you do not receive a 16-digit control number, you may need to log in to your bank or brokerage firm’s website and select the shareholder communications mailbox to access the meeting and vote. Instructions should also be provided on the voting instruction card provided by your bank or brokerage firm. The use of video, still photography or audio recording at the Ouster special meeting is not permitted. If you have any questions about the mergers or how to vote or direct a vote in respect of your shares of Ouster common stock, you may contact our proxy solicitor, MacKenzie Partners, Inc., at (212) 929-5500 (Call Collect) or (800) 322-2885 (Call Toll-Free).

By Order of the Ouster Board of Directors,

Angus Pacala Chief Executive Officer and Co-Founder

San Francisco, CA

Dated: [ ]

Your vote is important. Ouster stockholders are requested to complete, date, sign and return the enclosed proxy card in the envelope provided, which requires no postage if mailed in the United States, or to submit a proxy to vote your shares electronically through the Internet or by telephone.

Velodyne Lidar, Inc.

5521 Hellyer Avenue

San Jose, CA 95138

(669) 275 2251

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON [                ], 2023

To the Stockholders of Velodyne Lidar, Inc.

Notice is hereby given that Velodyne Lidar, Inc., which is referred to as Velodyne, will hold a special meeting of its stockholders, which is referred to as the Velodyne special meeting, at 5521 Hellyer Avenue, San Jose, CA 95138, on [            ], 2023, beginning at 9 a.m., Pacific Time, for the purpose of considering and voting on the following proposals:

(1) to adopt the Agreement and Plan of Merger, dated November 4, 2022 (as it may be amended from time to time), by and among Ouster, Inc., referred to as “Ouster”, Oban Merger Sub, Inc., a wholly owned subsidiary of Ouster, Oban Merger Sub II LLC, a wholly owned subsidiary of Ouster, and Velodyne, which is referred to as the merger agreement, a copy of which is included as Annex A to the accompanying joint proxy statement/prospectus, which proposal is referred to as the Velodyne merger agreement proposal;

(2) to approve, on a non-binding advisory basis, the compensation that may be paid or become payable to Velodyne’s named executive officers that is based on or otherwise relates to the transactions contemplated by the merger agreement, which proposal is referred to as the Velodyne compensation proposal; and

(3) to approve the adjournment of the Velodyne special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Velodyne special meeting to approve the Velodyne merger agreement proposal or to ensure that any supplement or amendment to the accompanying joint proxy statement/prospectus is timely provided to Velodyne stockholders, which proposal is referred to as the Velodyne adjournment proposal.

Velodyne will transact no other business at the Velodyne special meeting except such business as may properly be brought before the Velodyne special meeting or any adjournment or postponement thereof. The accompanying joint proxy statement/prospectus, including the merger agreement attached thereto as Annex A, contains further information with respect to these matters.

Only holders of record of Velodyne common stock at the close of business on [             ], the record date for notice of and voting at the Velodyne special meeting, which is referred to as the Velodyne record date, are entitled to notice of and to vote at the Velodyne special meeting.

The board of directors of Velodyne, which is referred to as the Velodyne board of directors, has unanimously determined that the merger of Merger Sub I with and into Velodyne and the subsequent merger of Velodyne with and into Merger Sub II, which are referred to as the “mergers”, are fair to and in the best interests of Velodyne and its stockholders, and approved and declared advisable the merger agreement and the transactions contemplated by the merger agreement, including the mergers, on the terms and subject to the conditions set forth in the merger agreement. The Velodyne board of directors unanimously recommends that Velodyne stockholders vote “FOR” the Velodyne merger agreement proposal, “FOR” the Velodyne compensation proposal and “FOR” the Velodyne adjournment proposal.

Your vote is very important, regardless of the number of shares of Velodyne common stock you own. The merger agreement requires, as a condition to closing of the mergers and the other transactions contemplated by the merger agreement, that Velodyne stockholders approve the Velodyne merger agreement proposal. Assuming a quorum is present at the Velodyne special meeting, the approval of the Velodyne merger agreement proposal requires the affirmative vote of the holders of a majority of the issued and outstanding shares of Velodyne common stock entitled to vote at the Velodyne special meeting on the Velodyne merger agreement proposal.

Whether or not you plan to attend the Velodyne special meeting in person, Velodyne urges you to please promptly mark, sign and date the accompanying proxy card and return it in the enclosed postage-paid envelope, call the toll-free telephone number or use the Internet as described in the instructions included with the proxy card, so that your shares may be represented and voted at the Velodyne special meeting. If you hold your shares through a broker, bank or other nominee in “street name” (instead of as a registered holder) and you wish to vote in person at the Velodyne special meeting, you must obtain a legal proxy from your bank, broker or other nominee and bring the legal proxy to the meeting in order to vote in person at the Velodyne special meeting. You will need to bring identification along with either your notice of special meeting or proof of stock ownership to enter the Velodyne special meeting. The use of video, still photography or audio recording at the Velodyne special meeting is not permitted. For the safety of attendees, all bags, packages and briefcases are subject to inspection. If you have any questions about the mergers or how to vote or direct a vote in respect of your shares of Velodyne common stock, you may contact our proxy solicitor, Kingsdale Advisors, at (646)-851-2790 (Call Collect) or (877)-659-1821 (Call Toll-Free).

By Order of the Velodyne Board of Directors,

Ted Tewksbury Chief Executive Officer

San Jose, CA

Dated: [ ]

Your vote is important. Velodyne stockholders are requested to complete, date, sign and return the enclosed proxy card in the envelope provided, which requires no postage if mailed in the United States, or to submit a proxy to vote your shares electronically through the Internet or by telephone.

REFERENCES TO ADDITIONAL INFORMATION

This joint proxy statement/prospectus incorporates important business and financial information about Ouster, Inc., which is referred to as Ouster, and Velodyne Lidar, Inc., which is referred to as Velodyne, from other documents that Ouster and Velodyne have filed with the U.S. Securities and Exchange Commission, which is referred to as the SEC, and that are contained in or incorporated by reference into this joint proxy statement/prospectus. For a listing of documents incorporated by reference into this joint proxy statement/prospectus, please see the section entitled “Where You Can Find More Information” of this joint proxy statement/prospectus. This information is available for you free of charge to review through the SEC’s website at www.sec.gov.

Any person may request a copy of this joint proxy statement/prospectus and any of the documents incorporated by reference into this joint proxy statement/prospectus or other information concerning Ouster or Velodyne, without charge, by written or telephonic request directed to the appropriate company or its proxy solicitor at the following contacts:

For Ouster stockholders: Ouster, Inc. 350 Treat Avenue San Francisco, California 94110 (415) 949-0108 Attention: Corporate Secretary	For Velodyne stockholders: Velodyne Lidar, Inc. 5521 Hellyer Avenue San Jose, California 95138 (669) 275-2251 Attention: Corporate Secretary

MacKenzie Partners, Inc. 1407 Broadway, 27th Floor New York, New York 10018 (212) 929-5500 (Call Collect) Call Toll-Free: (800) 322-2885 proxy@mackenziepartners.com	Kingsdale Advisors 745 Fifth Avenue, 5th Floor New York, New York 10151 (646)-851-2790 (Call Collect) Call Toll-Free: (877)-659-1821 contactus@kingsdaleadvisors.com

In order for you to receive timely delivery of the documents in advance of the special meeting of Ouster stockholders to be held on [             ], 2023, which is referred to as the Ouster special meeting, or the special meeting of Velodyne stockholders to be held on [            ], 2023, which is referred to as the Velodyne special meeting, as applicable, you must request the information no later than seven calendar days prior to the applicable special meeting.

The contents of the websites of the SEC, Ouster, Velodyne or any other entity are not being incorporated into this joint proxy statement/prospectus. The information about how you can obtain certain documents that are incorporated by reference into this joint proxy statement/prospectus at these websites is being provided only for your convenience.

i

ABOUT THIS JOINT PROXY STATEMENT/PROSPECTUS

This document, which forms part of a registration statement on Form S-4 filed with the SEC by Ouster, constitutes a prospectus of Ouster under Section 5 of the Securities Act of 1933, as amended, which is referred to as the Securities Act, with respect to the shares of common stock of Ouster to be issued to Velodyne stockholders pursuant to the Agreement and Plan of Merger, dated as of November 4, 2022 (as it may be amended from time to time), by and among Ouster, Velodyne, Merger Sub I and Merger Sub II, which is referred to as the merger agreement. This document also constitutes a joint proxy statement of Ouster and Velodyne under Section 14(a) of the Securities Exchange Act of 1934, as amended, which is referred to as the Exchange Act. It also constitutes a notice of meeting with respect to the Ouster special meeting and a notice of meeting with respect to the Velodyne special meeting.

Ouster has supplied all information contained or incorporated by reference into this joint proxy statement/prospectus relating to Ouster, and Velodyne has supplied all such information relating to Velodyne. Ouster and Velodyne have both contributed to the information related to the mergers contained in this joint proxy statement/prospectus.

You should rely only on the information contained in or incorporated by reference into this joint proxy statement/prospectus. Ouster and Velodyne have not authorized anyone to provide you with information that is different from that contained in or incorporated by reference into this joint proxy statement/prospectus. This joint proxy statement/prospectus is dated [                 ], and you should not assume that the information contained in this joint proxy statement/prospectus is accurate as of any date other than such date unless otherwise specifically provided herein.

Further, you should not assume that the information incorporated by reference into this joint proxy statement/prospectus is accurate as of any date other than the date of the incorporated document. Neither the mailing of this joint proxy statement/prospectus to Ouster stockholders or Velodyne stockholders nor the issuance by Ouster of shares of its common stock pursuant to the merger agreement will create any implication to the contrary.

This joint proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction.

Unless otherwise indicated or the context otherwise requires, when used in this joint proxy statement/prospectus:

•	“Barclays” refers to Barclays Capital, Inc., financial advisor to Ouster in connection with the mergers;

•	“BofA Securities” refers to BofA Securities, Inc., financial advisor to Velodyne in connection with the mergers;

•	“business day” refers to any day other than a Saturday, a Sunday or a day on which banking institutions in New York, New York are authorized or obligated by law or executive order to close;

•	“Code” refers to the Internal Revenue Code of 1986, as amended;

•	“combined company” refers to Ouster following the completion of the mergers;

•	“DGCL” refers to the General Corporation Law of the State of Delaware;

•

“effective time” refers to the date and time when the first merger becomes effective under the DGCL, which will be the date and time at which the certificate of merger with respect to the first merger is filed with the Secretary of State of the State of Delaware, or such other time as may be mutually agreed to by Ouster and Velodyne and specified in the applicable certificate of merger;

ii

•	“Exchange Act” refers to the Securities Exchange Act of 1934, as amended;

•	“Exchange Agent” refers to [ ];

•	“exchange ratio” refers to 0.8204 of a fully-paid and nonassessable share of Ouster common stock;

•	“first merger” refers to the merger of Merger Sub I with and into Velodyne, with Velodyne continuing its existence under the laws of the State of Delaware as the surviving corporation;

•	“GAAP” refers to U.S. generally accepted accounting principles;

•	“HSR Act” refers to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended;

•	“mergers” refers to the first merger and second merger, collectively;

•	“merger agreement” refers to the Agreement and Plan of Merger, dated as of November 4, 2022, as it may be amended from time to time, by and among Ouster, Velodyne, Merger Sub I and Merger Sub II;

•

“merger consideration” refers to the consideration that a Velodyne stockholder is entitled to receive in exchange for such Velodyne stockholder’s shares of Velodyne common stock in connection with the mergers;

•	“Merger Sub I” refers to Oban Merger Sub, Inc., a Delaware corporation and a direct, wholly owned subsidiary of Ouster, formed for the purpose of effecting the mergers;

•	“Merger Sub II” refers to Oban Merger Sub II LLC, a Delaware limited liability company and a direct, wholly owned subsidiary of Ouster, formed for the purpose of effecting the mergers;

•	“Nasdaq” refers to the Nasdaq Global Select Market;

•	“NYSE” refers to the New York Stock Exchange;

•	“Ouster” refers to Ouster, Inc., a Delaware corporation;

•

“Ouster adjournment proposal” refers to the proposal for Ouster stockholders to approve the adjournment of the Ouster special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Ouster special meeting to approve the Ouster share issuance proposal;

•	“Ouster board of directors” refers to the board of directors of Ouster;

•	“Ouster bylaws” refers to the bylaws of Ouster;

•	“Ouster charter” refers to the certificate of incorporation of Ouster;

•	“Ouster common stock” refers to the common stock, par value $0.0001 per share, of Ouster;

•	“Ouster record date” refers to [ ];

•

“Ouster reverse stock split proposal” refers to a proposal for Ouster stockholders to approve an amendment to the Ouster charter to allow Ouster to have the option to effect, separate from and following the closing of the mergers, (a) a reverse stock split of Ouster common stock at one of six reverse stock split ratios, one-for-five, one-for-six, one-for-seven, one-for-eight, one-for-nine and one-for-ten, with an exact ratio to be determined by the board of the combined company following the closing, and (b) if and when the reverse stock split is effected, a corresponding reduction in the number of authorized shares of Ouster common stock by the selected reverse stock split ratio, in the form attached as Annex B to the accompanying joint proxy statement/prospectus;

•	“Ouster share issuance proposal” refers to the proposal for Ouster stockholders to approve the issuance of shares of Ouster common stock to Velodyne equityholders in connection with the mergers;

•

“Ouster special meeting” refers to the special meeting of Ouster stockholders to consider and vote upon the Ouster share issuance proposal, the Ouster reverse stock split proposal and the Ouster adjournment proposal;

iii

•	“Ouster special meeting website” refers to the website that Ouster stockholders can visit to attend and vote at the Ouster special meeting, accessible at the following web address: [ ];

•	“Ouster stockholders” refers to holders of Ouster common stock;

•	“SEC” refers to the U.S. Securities and Exchange Commission;

•	“second merger” refers to the merger of Velodyne with and into Merger Sub II, with Merger Sub II continuing in existence under the laws of the State of Delaware as the surviving company;

•	“Securities Act” refers to the Securities Act of 1933, as amended;

•	“Velodyne” refers to Velodyne Lidar, Inc., a Delaware corporation;

•

“Velodyne adjournment proposal” refers to the proposal for Velodyne stockholders to approve the adjournment of the Velodyne special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Velodyne special meeting to approve the Velodyne merger agreement proposal;

•	“Velodyne board of directors” refers to the board of directors of Velodyne;

•	“Velodyne board recommendation” refers to the unanimous recommendation of the Velodyne board of directors for Velodyne stockholders to approve the Velodyne merger agreement proposal;

•	“Velodyne bylaws” refers to the amended and restated bylaws of Velodyne;

•	“Velodyne charter” refers to the amended and restated certificate of incorporation of Velodyne;

•	“Velodyne common stock” refers to the common stock, par value $0.0001 per share, of Velodyne;

•

“Velodyne compensation proposal” refers to the proposal to approve, on a non-binding advisory basis, the compensation that may be paid or become payable to Velodyne named executive officers that is based on or otherwise relates to the transactions contemplated by the merger agreement;

•	“Velodyne merger agreement proposal” refers to the proposal for Velodyne Stockholders to adopt the Merger Agreement and the transactions contemplated thereby, including the mergers;

•	“Velodyne record date” refers to [ ];

•

“Velodyne special meeting” refers to the special meeting of Velodyne stockholders to consider and vote upon the Velodyne merger agreement proposal, the Velodyne compensation proposal and the Velodyne adjournment proposal;

•	“Velodyne stockholders” refers to holders of Velodyne common stock.

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QUESTIONS AND ANSWERS

The following are some questions that you, as a stockholder of Ouster or a stockholder of Velodyne, may have regarding the mergers and the other matters being considered at the special meetings of each company’s stockholders, and brief answers to those questions. You are urged to carefully read this joint proxy statement/prospectus and the other documents referred to in this joint proxy statement/prospectus in their entirety because this section may not provide all the information that is important to you regarding these matters. Additional important information is contained in the annexes to, and the documents incorporated by reference into, this joint proxy statement/prospectus. You may obtain the information incorporated by reference in this joint proxy statement/prospectus, without charge, by following the instructions under the section entitled “Where You Can Find More Information” of this joint proxy statement/prospectus.

Q:	Why am I receiving this joint proxy statement/prospectus?

A:

You are receiving this joint proxy statement/prospectus because Ouster, Inc., which is referred to as Ouster, and Velodyne Lidar, Inc., which is referred to as Velodyne, have agreed to combine their companies in a merger of equals structured through (i) the merger of Oban Merger Sub, Inc., a wholly-owned subsidiary of Ouster, which is referred to as Merger Sub I, with and into Velodyne, resulting in Velodyne as the surviving corporation and a wholly-owned subsidiary of Ouster, and (ii) as soon as practicable after the first merger and as the second step in a single integrated transaction with the first merger, a merger of Velodyne with and into Oban Merger Sub II LLC, a wholly-owned subsidiary of Velodyne, which is referred to as Merger Sub II, resulting in Merger Sub II as the surviving company. The Agreement and Plan of Merger, dated as of November 4, 2022 (as it may be amended from time to time), which is referred to as the merger agreement, governs the terms of the business combination and mergers of (i) Velodyne and Merger Sub I and (ii) Velodyne and Merger Sub II, which are referred to as the mergers, and is attached to this joint proxy statement/prospectus as Annex A.

In order to complete the mergers, among other things:

•

Ouster stockholders must approve the issuance of shares of Ouster common stock (including securities convertible into or exercisable for shares of Ouster common stock) in connection with the mergers, which is referred to as the Ouster share issuance proposal; and

•	Velodyne stockholders must adopt the merger agreement in accordance with the DGCL, which is referred to as the Velodyne merger agreement proposal.

Ouster is holding a special meeting of its stockholders, which is referred to as the Ouster special meeting, to obtain approval of the Ouster share issuance proposal. Ouster stockholders will also be asked to approve (i) an amendment to the Ouster charter to allow Ouster, (a) to have the option to effect, separate from and following the closing of the mergers or (b) if the merger agreement is terminated, to have the option to effect, (1) a reverse stock split of Ouster common stock at one of six reverse stock split ratios, one-for-five, one-for-six, one-for-seven, one-for-eight, one-for-nine and one-for-ten, with an exact ratio to be determined by the board of the combined company following the closing or the Ouster board, as applicable, and (2) if and when the reverse stock split is effected, a corresponding reduction in the number of authorized shares of Ouster common stock by the selected reverse stock split ratio, in the form attached to this joint proxy statement/prospectus as Annex B, which proposal is referred to as the Ouster reverse stock split proposal and (ii) the proposal to adjourn the Ouster special meeting to solicit additional proxies if there are not sufficient votes at the time of the Ouster special meeting to approve the Ouster share issuance proposal or to ensure that any supplement or amendment to this joint proxy statement/prospectus is timely provided to Ouster stockholders, which proposal is referred to as the Ouster adjournment proposal (approval of which is not conditioned upon approval of the Ouster share issuance proposal or on completion of the mergers).

Velodyne is holding a special meeting of its stockholders, which is referred to as the Velodyne special meeting, to obtain approval of the Velodyne merger agreement proposal. Velodyne stockholders will also be

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asked to approve (i) on a non-binding advisory basis, the compensation that may be paid or become payable to Velodyne’s named executive officers that is based on or otherwise relates to the transactions contemplated by the merger agreement, which proposal is referred to as the Velodyne compensation proposal and (ii) the proposal to adjourn the Velodyne special meeting to solicit additional proxies if there are not sufficient votes at the time of the Velodyne special meeting to approve the Velodyne merger agreement proposal or to ensure that any supplement or amendment to this joint proxy statement/prospectus is timely provided to Velodyne stockholders, which proposal is referred to as the Velodyne adjournment proposal.

Your vote is very important, regardless of the number of shares that you own. The approval of the Ouster share issuance proposal and the approval of the Velodyne merger agreement proposal are conditions to the obligations of Ouster and Velodyne to complete the mergers. None of the approvals of the Ouster reverse stock split proposal, the Velodyne compensation proposal, the Ouster adjournment proposal or the Velodyne adjournment proposal are conditions to the obligations of Ouster or Velodyne to complete the mergers.

Q:	When and where will each of the special meetings take place?

A:	The Ouster special meeting will be held completely virtually on the Ouster special meeting website, at [ ], on [ ], 2023 at 9 a.m., Pacific Time.

The Velodyne special meeting will be held at 5521 Hellyer Avenue, San Jose, CA 95138, on [             ], 2023 at 9 a.m., Pacific Time.

To participate in the Ouster special meeting, you will need the 16-digit control number included on your proxy card or on the instructions that accompanied your proxy materials. The meeting webcast will begin promptly at 9 a.m., Pacific Time. We encourage you to access the meeting prior to the start time. Online check-in will begin at 8:45 a.m., Pacific Time, and you should allow ample time for check-in procedures. If you hold your shares through a bank or broker, instructions should also be provided on the voting instruction card provided by your bank or brokerage firm. If you lose your 16-digit control number, you may join the Ouster special meeting as a “Guest,” but you will not be able to vote, ask questions, or access the list of stockholders as of the record date.

For Velodyne stockholders, if you choose to vote your shares in person at the Velodyne special meeting, please bring required documentation in accordance with the section entitled “The Velodyne Special Meeting—Attending the Velodyne Special Meeting” of this joint proxy statement/prospectus, with respect to the Velodyne special meeting. The use of video, still photography or audio recording at the Velodyne special meeting is not permitted. For the safety of in-person attendees at the Velodyne special meeting, all bags, packages and briefcases are subject to inspection.

Even if you plan to attend or virtually attend your company’s special meeting, Ouster and Velodyne recommend that you vote your shares in advance as described below so that your vote will be counted if you later decide not to or become unable to attend the applicable special meeting. With respect to the Velodyne special meeting, shares held in “street name” may be voted in person by you only if you obtain a signed legal proxy from your bank, broker or other nominee giving you the right to vote the shares.

Q:	Does my vote matter?

A:

Yes, your vote is very important, regardless of the number of shares that you own. The mergers cannot be completed unless Velodyne stockholders adopt and approve the merger agreement and Ouster stockholders approve the Ouster share issuance proposal.

For Ouster stockholders, if you do not return or submit your proxy or vote at the special meeting as provided in this joint proxy statement/prospectus, it will have no effect on the Ouster share issuance proposal or the Ouster adjournment proposal. If you are a record holder of Ouster’s common stock and do not return or submit your proxy or vote at the special meeting as provided in this joint proxy statement/prospectus, it will have the same effect as a vote “AGAINST” the Ouster reverse stock split proposal. The board of directors of Ouster, which is referred to as the Ouster board of directors, unanimously recommends that you vote “FOR” the Ouster share issuance proposal, “FOR” the Ouster reverse stock split proposal and “FOR” the Ouster adjournment proposal.

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For Velodyne stockholders, if you do not return or submit your proxy or vote at the special meeting as provided in this joint proxy statement/prospectus, the effect will be the same as a vote “AGAINST” the Velodyne merger agreement proposal, and will have no effect on the Velodyne compensation proposal or the Velodyne adjournment proposal. The board of directors of Velodyne, which is referred to as the Velodyne board of directors, unanimously recommends that you vote “FOR” the Velodyne merger agreement proposal, “FOR” the Velodyne compensation proposal and “FOR” the Velodyne adjournment proposal.

Q:	What will I receive if the mergers are completed?

A:

If the mergers are completed, each share of Velodyne common stock issued and outstanding immediately prior to the effective time (other than shares owned directly by Ouster, Velodyne, Merger Sub I or Merger Sub II or any wholly owned subsidiary thereof (or that are held in treasury by Velodyne)) will be converted into the right to receive 0.8204 shares of Ouster common stock, which we refer to as the exchange ratio. Each Velodyne stockholder will receive cash for any fractional shares of Ouster common stock that such stockholder would otherwise receive in the first merger. Any cash amounts to be received by a Velodyne stockholder in respect of fractional shares shall be equal to the product of (i) the aggregate proceeds from the sale by the Exchange Agent of the excess shares and (ii) a fraction, the numerator of which is the amount of the fractional share interest to which such holder of Velodyne common stock would otherwise be entitled and the denominator of which is the aggregate amount of fractional share interests to which all holders of Velodyne common stock would otherwise be entitled, without interest, subject to withholding taxes. As referred to in this joint proxy statement/prospectus, the effective time means the date and time when the certificate of merger for the first merger has been duly filed with the Secretary of State of the State of Delaware, or such other date and time as may be agreed by Ouster and Velodyne and specified in the certificate of merger for the first merger.

If the mergers are completed, Ouster stockholders’ shares of Ouster common stock will, after the effective time, constitute shares of the combined company. Because Ouster will issue a fixed number of shares of Ouster common stock in exchange for each outstanding share of Velodyne common stock, the value of the merger consideration that Velodyne stockholders will receive in the mergers will depend on the market price of shares of Ouster common stock at the effective time. The market price of shares of Ouster common stock that Velodyne stockholders receive after the mergers are completed could be greater than, less than or the same as the market price of shares of Ouster common stock on the date of this joint proxy statement/prospectus or at the time of the special meetings. Accordingly, you should obtain current market quotations for Ouster common stock and Velodyne common stock before deciding how to vote with respect to the adoption of the merger agreement. Ouster common stock is traded on the New York Stock Exchange, which is referred to as the NYSE, and Velodyne common stock is traded on the Nasdaq Global Select Market, which is referred to as the Nasdaq, under the symbols “OUST” and “VLDR,” respectively. Shares of common stock of the combined company are expected to trade on the NYSE under the symbol “OUST.”

For more information regarding the merger consideration to be received by Velodyne stockholders if the mergers are completed, see the section entitled “The Merger Agreement—Merger Consideration” of this joint proxy statement/prospectus.

Q:	Will Ouster equity awards be affected by the mergers?

A:

Ouster equity awards will remain equity awards relating to shares of Ouster common stock. Ouster equity awards will continue to vest in accordance with the terms of the award agreements applicable to such Ouster equity awards, except that the Ouster equity awards may be amended, as described in the section entitled “Interests of Ouster’s Directors and Executive Officers in the Mergers—Interests with Respect to Ouster Equity—Treatment of Ouster Equity Awards” of this joint proxy statement/prospectus. However, the mergers will be treated as a “change in control” or term of similar meaning for purposes of the Ouster compensation and benefit plans, including Ouster equity awards, which determination will result in certain “double trigger” benefits under such plans upon a qualifying termination of employment subsequent to the effective time.

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Q:	Will Velodyne equity awards be affected by the mergers?

A:

At the effective time, all Velodyne options held by individuals who are eligible to be included as an “employee” in a registration statement filed on Form S-8 immediately following the effective time (“continuing service providers”) will be converted into a stock option to purchase shares of Ouster common stock (“Ouster Option”) with the same terms and conditions as applied to the option immediately prior to the effective time; however, each Ouster Option will cover a number of shares of Ouster common stock equal to the product of the number of shares of Velodyne common stock subject to the Velodyne option and the exchange ratio and will have an exercise price per share equal to the amount obtained by dividing the per-share exercise price of the Velodyne option by the exchange ratio. Each Velodyne option that is not held by a continuing service provider will terminate immediately prior to the effective time for no consideration.

All Velodyne restricted stock unit (“RSU”) awards held by continuing service providers will be converted into an award of restricted stock units covering Ouster common stock (each, an “Ouster RSU award”) with the same terms and conditions as applied to the Velodyne RSU award immediately prior to the effective time; however, the Ouster RSU awards will cover a number of shares of Ouster common stock equal to the product of the number of shares of Velodyne common stock subject to the Velodyne RSU award and the exchange ratio. Each Velodyne RSU award that is not held by a continuing service provider will terminate immediately prior to the effective time for no consideration.

Each share of Ouster common stock issued upon conversion of a share of Velodyne common stock, as described in this paragraph, that is subject to a substantial risk of forfeiture within the meaning of Section 83 of the Code, as amended (“Velodyne Restricted Stock”) will be subject to the same substantial risk of forfeiture and will have the same terms and conditions, including vesting, as applied to the Velodyne Restricted Stock immediately prior to the effective time (“Ouster Restricted Stock”), except that any performance goals applicable to Velodyne Restricted Stock will be deemed achieved at the greater of target and actual performance and, as of the effective time, the Ouster Restricted Stock issued on conversion of Velodyne Restricted Stock that was originally scheduled to vest based on performance goals will be subject solely to the service-based vesting schedule otherwise applicable to the Velodyne Restricted Stock.

All shares of Velodyne Restricted Stock and all Velodyne RSU awards held by non-employee members of the Velodyne board of directors will vest in full and become free of any restrictions, including any risk of forfeiture, as of the effective time and will be treated as shares of Velodyne common stock under the merger agreement.

At the effective time, each of the public warrants and private warrants of Velodyne (“Velodyne Warrants”) will be converted into a warrant to acquire Ouster common stock (“Ouster Warrant”) with the same terms and conditions as applied to such Velodyne Warrant immediately prior to the effective time; however, such Ouster Warrant will cover a number of shares of Ouster common stock equal to the product of the number of shares of Velodyne common stock subject to the Velodyne Warrant and the exchange ratio and will have an exercise price per share equal to the amount obtained by dividing the per share exercise price of the Velodyne Warrant by the exchange ratio. As of November 15, 2022, Velodyne had (i) outstanding publicly traded warrants exercisable for 4,480,425 shares of common stock at $11.50 per share; and (ii) an outstanding private warrant owned by an affiliate of Amazon Inc., exercisable for up to 39,784,213 shares of common stock at $4.16 per share, 50% of which will vest at the effective time.

The mergers will each be treated as a “change in control” or term of similar meaning for purposes of the Velodyne compensation and benefit plans, which determination will result in certain “double trigger” benefits under certain of such plans upon a qualifying termination of employment by certain executives subsequent to the effective time. For more information, see the information provided in the section entitled “Interests of Velodyne’s Directors and Executive Officers in the Mergers” of this joint proxy statement/prospectus.

Q:	What will happen to the Ouster Employee Stock Purchase Plan?

A:	The Ouster Employee Stock Purchase Plan will remain in effect in accordance with its terms.

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Q:	What will happen to the Velodyne Employee Stock Purchase Plan?

A:

The Velodyne 2020 Employee Stock Purchase Plan (the “Velodyne ESPP”) will operate in accordance with its terms and past practice until the payroll date occurring prior to the closing, at which time (a) any offering period under the Velodyne ESPP in effect as of payroll date occurring prior to the closing of the first merger will be shortened by setting a new “Purchase Date” (within the meaning of the Velodyne ESPP) in respect of such offering period that is no later than such payroll date (after crediting contributions for such payroll date) (which is referred to as the “offering period end date”), and on the offering period end date, cause each outstanding purchase right under the Velodyne ESPP to be exercised on that date; and (b) as of the offering period end date, the Velodyne ESPP will be suspended, and no offering periods or purchase periods will be thereafter commenced and no payroll deductions or other contributions will be thereafter made or effected with respect to the Velodyne ESPP.

Q:	How does the board of directors of Ouster recommend that I vote at the Ouster special meeting?

A:	The Ouster board of directors unanimously recommends that you vote “FOR” the Ouster share issuance proposal, “FOR” the Ouster reverse stock split proposal and “FOR” the Ouster adjournment proposal.

In considering the recommendations of the Ouster board of directors, Ouster stockholders should be aware that Ouster directors and executive officers have interests in the mergers that are different from, or in addition to, their interests as Ouster stockholders. These interests may include, among others, the payment of severance benefits and acceleration of outstanding Ouster equity awards upon a qualifying termination of employment. For a more complete description of these interests, see the information provided in the section entitled “Interests of Ouster’s Directors and Executive Officers in the Mergers” of this joint proxy statement/prospectus.

Q:	How does the board of directors of Velodyne recommend that I vote at the Velodyne special meeting?

A:	The Velodyne board of directors unanimously recommends that you vote “FOR” the Velodyne merger agreement proposal, “FOR” the Velodyne compensation proposal and “FOR” the Velodyne adjournment proposal.

In considering the recommendations of the Velodyne board of directors, Velodyne stockholders should be aware that Velodyne directors and executive officers have interests in the mergers that are different from, or in addition to, their interests as Velodyne stockholders. These interests may include, among others, the payment of severance benefits, including the acceleration of outstanding Velodyne equity awards upon certain qualifying terminations of employment in connection with the mergers. For a more complete description of these interests, see the information provided in the section entitled “Interests of Velodyne’s Directors and Executive Officers in the Mergers” of this joint proxy statement/prospectus.

Q:	Who is entitled to vote at the Ouster special meeting?

A:

The record date for the Ouster special meeting is [            ], which is referred to as the Ouster record date. All holders of shares of Ouster common stock who held shares at the close of business on the Ouster record date are entitled to receive notice of, and to vote at, the Ouster special meeting and all adjournments thereof (if any). Each such holder of Ouster common stock is entitled to cast one vote on each matter properly brought before the Ouster special meeting for each share of Ouster common stock that such holder owned of record as of the Ouster record date. Virtual attendance at the special meeting is not required to vote. See below and the section entitled “The Ouster Special Meeting—Methods of Voting” of this joint proxy statement/prospectus for instructions on how to vote your shares without attending the Ouster special meeting.

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Q:	Who is entitled to vote at the Velodyne special meeting?

A:

The record date for the Velodyne special meeting is [            ], which is referred to as the Velodyne record date. All holders of shares of Velodyne common stock who held shares at the close of business on the Velodyne record date are entitled to receive notice of, and to vote at, the Velodyne special meeting and all adjournments thereof (if any). Each such holder of Velodyne common stock is entitled to cast one vote on each matter properly brought before the Velodyne special meeting for each share of Velodyne common stock that such holder owned of record as of the Velodyne record date. Physical attendance at the special meeting is not required to vote. See below and the section entitled “The Velodyne Special Meeting—Methods of Voting” of this joint proxy statement/prospectus for instructions on how to vote your shares without attending the Velodyne special meeting.

Q:	What is a proxy?

A:

A stockholder’s legal designation of another person to vote such stockholder’s shares of common stock at a special meeting is referred to as a proxy. The document used to designate a proxy to vote your shares of Ouster common stock or Velodyne common stock, as applicable, is referred to as a proxy card.

Q:	How many votes do I have for the Ouster special meeting?

A:

Each Ouster stockholder is entitled to one vote for each share of Ouster common stock held of record as of the close of business on the Ouster record date on each proposal presented at the Ouster special meeting. As of the close of business on the Ouster record date, there were [            ] outstanding shares of Ouster common stock.

Q:	How many votes do I have for the Velodyne special meeting?

A:

Each Velodyne stockholder is entitled to one vote for each share of Velodyne common stock held of record as of the close of business on the Velodyne record date on each proposal presented at the Velodyne special meeting. As of the close of business on the Velodyne record date, there were [            ] outstanding shares of Velodyne common stock.

Q:	What constitutes a quorum for the Ouster special meeting?

A:

The holders of a majority in voting power of the shares of Ouster common stock issued and outstanding and entitled to vote at the Ouster special meeting must be represented at the Ouster special meeting virtually via the Ouster special meeting website, by remote communication or by proxy in order to constitute a quorum.

Q:	What constitutes a quorum for the Velodyne special meeting?

A:

The holders of a majority in voting power of the shares of the capital stock of Velodyne issued and outstanding and entitled to vote at the Velodyne special meeting must be represented at the Velodyne special meeting in person, by means of remote communication in a manner, if any, authorized by the Velodyne board of directors in its sole discretion, or by proxy in order to constitute a quorum.

Q:	Where will the common stock of the combined company that I receive in the mergers be publicly traded?

A:

Ouster will use its reasonable best efforts to cause the shares of Ouster common stock (including securities convertible into or exercisable for shares of Ouster common stock, such as warrants) to be issued in the mergers to be listed on the NYSE.

Q:	What happens if the mergers are not completed?

A:

If the merger agreement is not adopted by Velodyne stockholders or if the mergers are not completed for any other reason, Velodyne stockholders will not receive any merger consideration for their shares of Velodyne common stock in connection with the first merger. Instead, Velodyne will remain an independent

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public company and Velodyne common stock will continue to be listed and traded on the Nasdaq, and Ouster common stock will continue to be traded on the NYSE, and Ouster will not complete the share issuance pursuant to the merger agreement as contemplated by the Ouster share issuance proposal. However, if the Ouster reverse stock split proposal is approved, even if the other proposals are not approved, Ouster may amend its charter in accordance with the Ouster reverse stock split proposal. If the merger agreement is terminated under specified circumstances, either Ouster or Velodyne may be required to pay or cause to be paid to the other party a termination fee of $7,000,000. See the section entitled “The Merger Agreement—Termination Fees” of this joint proxy statement/prospectus for a more detailed discussion of the termination fees.

Q:	What is a “broker non-vote”?

A:

Under the NYSE rules, banks, brokers and other nominees may use their discretion to vote “uninstructed” shares (i.e., shares of record held by banks, brokers or other nominees, but with respect to which the beneficial owner of such shares has not provided instructions on how to vote on a particular proposal) with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. Other than the Ouster reverse stock split proposal, all of the proposals currently scheduled for consideration at the Ouster special meeting and the Velodyne special meeting are “non-routine” matters. These NYSE rules are applicable to the votes to be held at the Velodyne special meeting even though the Velodyne common stock is currently listed on the Nasdaq.

A “broker non-vote” occurs on an item when (a) a bank, broker or other nominee has discretionary authority to vote on one or more proposals to be voted on at a meeting of stockholders, but is not permitted to vote on other proposals without instructions from the beneficial owner of the shares and (b) the beneficial owner fails to provide the bank, broker or other nominee with such instructions. None of the proposals currently scheduled to be voted on at either the Ouster special meeting or the Velodyne special meeting are routine matters for which brokers may have discretionary authority to vote, except for the Ouster reverse stock split proposal, which is considered routine and brokers therefore have discretionary authority to vote.

Q:

What stockholder vote is required for the approval of each proposal at the Ouster special meeting? What will happen if I fail to vote or abstain from voting on each proposal at the Ouster special meeting?

A:

Ouster Proposal # 1: Ouster Share Issuance Proposal. Assuming a quorum is present at the Ouster special meeting, the approval of the share issuance by Ouster stockholders requires the affirmative vote of the holders of a majority in voting power of the votes cast at the Ouster special meeting on the Ouster share issuance proposal. Accordingly, an Ouster stockholder’s abstention from voting, a broker non-vote or the failure of an Ouster stockholder not present at the meeting to vote will have no effect on the Ouster share issuance proposal.

Ouster Proposal # 2: Ouster Reverse Stock Split Proposal. Assuming a quorum is present at the Ouster special meeting, the approval and adoption of the amendment to the Ouster charter to allow Ouster, (a) to have the option to effect, separate from and following the closing of the mergers or (b) if the merger agreement is terminated, to have the option to effect, (i) a reverse stock split of Ouster common stock at one of six reverse stock split ratios, one-for-five, one-for-six, one-for-seven, one-for-eight, one-for-nine and one-for-ten, with an exact ratio to be determined by the board of the combined company following the closing or the Ouster board, as applicable, and (ii) if and when the reverse stock split is effected, a corresponding reduction in the number of authorized shares of Ouster common stock by the selected reverse stock split ratio, requires the affirmative vote of the holders of a majority of the outstanding shares of Ouster common stock entitled to vote at the Ouster special meeting on the Ouster reverse stock split proposal. Accordingly, an Ouster stockholder’s abstention from voting or the failure of an Ouster stockholder not present at the meeting to vote will have the same effect as a vote “AGAINST” the Ouster reverse stock split proposal. We do not anticipate any broker non-votes in connection with this proposal. Approval of the

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Ouster reverse stock split proposal is not conditioned upon approval of the Ouster share issuance proposal or on completion of the mergers. As a result, if the Ouster stockholders vote to approve the Ouster reverse stock split proposal, and if the merger agreement is terminated, the Ouster board of directors, in its discretion, may elect to effect the reverse stock split.

Ouster Proposal # 3: Ouster Adjournment Proposal. The Ouster special meeting may be adjourned to solicit additional proxies if there are not sufficient votes at the time of the Ouster special meeting to approve the Ouster share issuance proposal or to ensure that any supplement or amendment to this joint proxy statement/prospectus is timely provided to Ouster stockholders. If a quorum is present, the affirmative vote of the holders of a majority in voting power of the votes cast at the Ouster special meeting on the Ouster adjournment proposal is required to adjourn the Ouster special meeting. Accordingly, in such case, an Ouster stockholder’s abstention from voting, a broker non-vote or the failure of an Ouster stockholder not present at the meeting to vote will have no effect on the Ouster adjournment proposal. If a quorum is not present, then either (i) the person presiding over the meeting or (ii) a majority in voting power of the stockholders entitled to vote at the meeting, present in person, or by remote communication, or represented by proxy, shall have power to adjourn the Ouster special meeting. Accordingly, in the case of (ii), an Ouster stockholder’s abstention from voting, a broker non-vote or the failure of an Ouster stockholder not present at the meeting to vote will have the same effect as a vote “AGAINST” the Ouster adjournment proposal.

Q:	Why am I being asked to approve the Ouster reverse stock split proposal?

A:

The Ouster board of directors approved the proposal to amend the Ouster charter to allow Ouster to have the option to effect, separate from and following the closing of the mergers, (a) a reverse stock split of Ouster common stock at one of six reverse stock split ratios, one-for-five, one-for-six, one-for-seven, one-for-eight, one-for-nine and one-for-ten, with an exact ratio to be determined by the board of the combined company following the closing, and (b) if and when the reverse stock split is effected, a corresponding reduction in the number of authorized shares of Ouster common stock by the selected reverse stock split ratio. The Ouster board of directors approved the Ouster reverse stock split proposal for the following reasons:

•	the Ouster board of directors believes a higher stock price that may result from the reverse stock split may help generate investor interest in Ouster and help Ouster attract and retain employees;

•

if the reverse stock split successfully increases the per share price of Ouster common stock, the Ouster board of directors believes such increase may increase trading volume in Ouster common stock; and

•

if the reverse stock split successfully increases the per share price of Ouster common stock, the Ouster board of directors believes that effecting the reverse stock split may be an effective means of avoiding any potential delisting of Ouster common stock from the NYSE.

The Ouster reverse stock split proposal, if approved by Ouster stockholders, will provide the board of the combined company with the flexibility, but not the obligation, to effect a reverse stock split, separate from and following the closing of the mergers and the transactions contemplated by the merger agreement. If the mergers are not consummated for any reason, the Ouster board of directors may still elect to effect a reverse stock split. Even if the Ouster reverse stock split proposal is approved by Ouster stockholders, the board of the combined company may delay or abandon the reverse stock split at any time prior to the effective time of the reverse stock split if the board of the combined company determines that the reverse stock split is no longer in the best interests of the combined company or its stockholders. For further details, see the section titled “Ouster Proposal #2: Ouster Reverse Stock Split Proposal.”

Q:

What stockholder vote is required for the approval of each proposal at the Velodyne special meeting? What will happen if I fail to vote or abstain from voting on each proposal at the Velodyne special meeting?

A:	Velodyne Proposal #1: Velodyne Merger Agreement Proposal. Assuming a quorum is present at the Velodyne special meeting, the approval of the merger agreement proposal by Velodyne stockholders requires the affirmative vote of the holders of a majority of the issued and outstanding shares of Velodyne

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common stock entitled to vote at the Velodyne special meeting on the Velodyne merger agreement proposal. Accordingly, a Velodyne stockholder’s abstention from voting, a broker non-vote or the failure of a Velodyne stockholder not present at the meeting to vote (including the failure of a Velodyne stockholder who holds shares in “street name” through a bank, broker or other nominee to give voting instructions to that bank, broker or other nominee) will have the same effect as votes cast “AGAINST” the Velodyne merger agreement proposal.

Velodyne Proposal #2: Velodyne Compensation Proposal. Assuming a quorum is present at the Velodyne special meeting, the approval, on a non-binding advisory basis, of the compensation that may be paid or become payable to Velodyne’s named executive officers that is based on or otherwise relates to the transactions contemplated by the merger agreement, requires the affirmative vote of the holders of a majority of the votes cast at the Velodyne special meeting on the Velodyne compensation proposal. Accordingly, a Velodyne stockholder’s abstention from voting, a broker non-vote or the failure of a Velodyne stockholder not present at the meeting to vote (including the failure of a Velodyne stockholder who holds shares in “street name” through a bank, broker or other nominee to give voting instructions to that bank, broker or other nominee) will have no effect on the Velodyne compensation proposal.

Velodyne Proposal #3: Velodyne Adjournment Proposal. The Velodyne special meeting may be adjourned to solicit additional proxies if there are not sufficient votes at the time of the Velodyne special meeting to approve the Velodyne merger agreement proposal or to ensure that any supplement or amendment to this joint proxy statement/prospectus is timely provided to Velodyne stockholders. Whether or not a quorum is present, the affirmative vote of the holders of a majority of the votes cast at the Velodyne special meeting on the Velodyne adjournment proposal is required to approve the Velodyne adjournment proposal, and the chairman of the Velodyne special meeting also has the power to adjourn such Velodyne special meeting from time to time. Accordingly, a Velodyne stockholder’s abstention from voting, a broker non-vote or the failure of a Velodyne stockholder not present at the meeting to vote (including the failure of a Velodyne stockholder who holds shares in “street name” through a bank, broker or other nominee to give voting instructions to that bank, broker or other nominee) will have no effect on the Velodyne adjournment proposal.

Q:	Why am I being asked to consider and vote on, by non-binding, advisory vote, the Velodyne compensation proposal?

A:

Under SEC rules, Velodyne is required to seek a non-binding advisory vote of its stockholders relating to the compensation that may be paid or become payable to Velodyne’s named executive officers that is based on or otherwise relates to the mergers (also known as “golden parachute” compensation).

Q:	What happens if Velodyne stockholders do not approve, by non-binding, advisory vote, the Velodyne compensation proposal?

A:

Because the vote on the proposal to approve the Velodyne compensation proposal is advisory in nature, the outcome of the vote will not be binding upon Velodyne or the combined company. Accordingly, the merger-related compensation, which is described under “Interests of Velodyne’s Directors and Executive Officers in the Mergers,” may be paid to Velodyne’s named executive officers even if Velodyne stockholders do not approve the Velodyne compensation proposal.

Q:	What if I hold shares in both Ouster and Velodyne?

A:

If you are both an Ouster stockholder and a Velodyne stockholder, you will receive two separate packages of proxy materials. A vote cast as an Ouster stockholder will not count as a vote cast as a Velodyne stockholder, and a vote cast as a Velodyne stockholder will not count as a vote cast as an Ouster stockholder. Therefore, please submit separate proxies for your shares of Ouster common stock and your shares of Velodyne common stock.

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Q:	How can I vote my shares in person at my respective special meeting?

A:

Record Holders. Shares held directly in your name as the stockholder of record of Ouster or Velodyne may be voted electronically at the Ouster special meeting or in person at the Velodyne special meeting, as applicable. If you choose to vote your shares electronically at the Ouster special meeting or in person at the Velodyne special meeting, as applicable, please bring required documentation in accordance with the section entitled “The Ouster Special Meeting—Attending the Ouster Special Meeting” of this joint proxy statement/prospectus, with respect to the Ouster special meeting, and the section entitled “The Velodyne Special Meeting—Attending the Velodyne Special Meeting” of this joint proxy statement/prospectus, with respect to the Velodyne special meeting.

Shares in “street name.” With respect to the Velodyne special meeting, shares held in “street name” may be voted in person by you only if you obtain a signed legal proxy from your bank, broker or other nominee giving you the right to vote the shares and bring the signed legal proxy to the meeting. If you choose to vote your shares in person at the Velodyne special meeting, please bring required documentation in accordance with the section entitled “The Velodyne Special Meeting—Attending the Velodyne Special Meeting” of this joint proxy statement/prospectus.

With respect to the Ouster special meeting, if your shares are held in street name through a bank, broker or other nominee, you will receive instructions on how to vote from the bank or broker. You must follow their instructions in order for your shares to be voted. Internet and telephone voting also may be offered to stockholders owning shares through certain banks and brokers. If your shares are not registered in your own name and you would like to vote your shares at the Ouster special meeting, you may visit [                    ] and enter the 16-digit control number included in the voting instruction card provided to you by your bank or brokerage firm. If you hold your shares in street name and you do not receive a 16-digit control number, you may need to log in to your bank or brokerage firm’s website and select the shareholder communications mailbox to access the meeting and vote. Instructions should also be provided on the voting instruction card provided by your bank or brokerage firm.

Even if you plan to attend the Ouster special meeting electronically or the Velodyne special meeting in person, as applicable, Ouster and Velodyne recommend that you submit a proxy to vote your shares in advance as described below so that your vote will be counted if you later decide not to or become unable to attend the respective special meeting. The use of video, still photography or audio recording is not permitted at either the Ouster special meeting or the Velodyne special meeting and, for the safety of in-person attendees at the Velodyne special meeting, all bags, packages and briefcases are subject to inspection.

Additional information on attending the special meetings can be found in the section entitled “The Ouster Special Meeting” of this joint proxy statement/prospectus and in the section entitled “The Velodyne Special Meeting” of this joint proxy statement/prospectus.

Q:	What if during the check-in time or during the Ouster special meeting I have technical difficulties or trouble accessing the virtual meeting website?

A:

We will have technicians ready to assist you with any technical difficulties you may have accessing the virtual meeting website for the Ouster special meeting. If you encounter any difficulties accessing the virtual meeting website during the check-in or meeting time for the Ouster special meeting, please call the technical support number found on the Ouster special meeting website.

Q:	How can I vote my shares without attending my respective special meeting?

A:

Whether you hold your shares directly as the stockholder of record of Ouster or Velodyne or beneficially in “street name,” you may direct your vote by proxy without attending the Ouster special meeting or the Velodyne special meeting, as applicable. You can vote by proxy over the Internet, by telephone or by mail by following the instructions provided in the enclosed proxy card. Please note that if you hold shares beneficially in “street name,” you should follow the voting instructions provided by your bank, broker or other nominee.

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Additional information on voting procedures can be found under the section entitled “The Ouster Special Meeting” of this joint proxy statement/prospectus and under the section entitled “The Velodyne Special Meeting” of this joint proxy statement/prospectus.

Q:	What is the difference between holding shares as a stockholder of record and as a beneficial owner of shares held in “street name?”

A:

If your shares of common stock of Ouster or Velodyne are registered directly in your name with Continental Stock Transfer & Trust Company, N.A., Ouster’s and Velodyne’s transfer agent, you are considered the stockholder of record with respect to those shares. As the stockholder of record, you have the right to vote, or to grant a proxy for your vote, directly to Ouster or Velodyne, as applicable, or to a third party to vote, at the respective special meeting.

If your shares of common stock in Ouster or Velodyne are held by a bank, broker or other nominee, you are considered the beneficial owner of shares held in “street name,” and your bank, broker or other nominee is considered the stockholder of record with respect to those shares. Your bank, broker or other nominee will provide you, as the beneficial owner, a package describing the procedure for voting your shares. You should follow the instructions provided by them to vote your shares. You are invited to attend the Ouster special meeting or the Velodyne special meeting, as applicable; however, you may not vote these shares in person at the Velodyne special meeting unless you obtain a signed legal proxy, executed in your favor, from your bank, broker or other nominee that holds your shares, giving you the right to vote the shares in person at the Velodyne special meeting. With respect to the Ouster special meeting, if your shares are not registered in your own name and you would like to vote your shares at the Ouster special meeting, you may visit [                    ] and enter the 16-digit control number included in the voting instruction card provided to you by your bank or brokerage firm. If you hold your shares in street name and you do not receive a 16-digit control number, you may need to log in to your bank or brokerage firm’s website and select the shareholder communications mailbox to access the meeting and vote. Instructions should also be provided on the voting instruction card provided by your bank or brokerage firm.

Q:

If my shares of Ouster common stock or Velodyne common stock are held in “street name” by my bank, broker or other nominee, will my bank, broker or other nominee automatically vote those shares for me?

A:

In most cases, no. For all proposals except the Ouster reverse stock split proposal, your bank, broker or other nominee will only be permitted to vote your shares of Ouster common stock or Velodyne common stock, as applicable, if you instruct your bank, broker or other nominee how to vote. You should follow the procedures provided by your bank, broker or other nominee regarding the voting of your shares. Under the rules of the NYSE and Nasdaq, banks, brokers and other nominees who hold shares of Ouster common stock or Velodyne common stock in “street name” for their customers have authority to vote on “routine” proposals when they have not received instructions from beneficial owners. However, banks, brokers and other nominees are prohibited from exercising their voting discretion with respect to non-routine matters. The Ouster reverse stock split proposal is considered a routine matter and all other proposals currently scheduled to be considered and voted on at each of the Ouster special meeting and the Velodyne special meeting are considered non-routine. As a result, for proposals other than the Ouster reverse stock split proposal, absent specific instructions from the beneficial owner of such shares, banks, brokers and other nominees are not empowered to vote such shares.

For Ouster stockholders, not instructing your bank, broker or other nominee how you wish to vote your shares will have no effect on the Ouster share issuance proposal or, assuming a quorum is present at the Ouster special meeting, the Ouster adjournment proposal. We do not expect any broker non-votes with respect to the Ouster reverse stock split proposal.

For Velodyne stockholders, not instructing your bank, broker or other nominee how you wish to vote your shares will have the same effect as a vote “AGAINST” the Velodyne merger agreement proposal, but will not

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be counted as “FOR” or “AGAINST” and, assuming a quorum is present at the Velodyne special meeting, will have no effect on, the Velodyne compensation proposal or the Velodyne adjournment proposal.

Q:	What should I do if I receive more than one set of voting materials for the same special meeting?

A:

If you hold shares of Ouster common stock or Velodyne common stock in “street name” and also directly in your name as a stockholder of record or otherwise, or if you hold shares of Ouster common stock or Velodyne common stock in more than one brokerage account, you may receive more than one set of voting materials relating to the same special meeting.

Record Holders. For shares held directly, please complete, sign, date and return each proxy card (or submit a proxy to cast your vote over the Internet, or by telephone, as provided on each proxy card) or otherwise follow the voting instructions provided in this joint proxy statement/prospectus in order to ensure that all of your shares of Ouster common stock or Velodyne common stock are voted.

Shares in “street name.” For shares held in “street name” through a bank, broker or other nominee, you should follow the procedures provided by your bank, broker or other nominee to vote your shares.

Q:	If a stockholder gives a proxy, how are the shares of Ouster common stock or Velodyne common stock voted?

A:

Regardless of the method by which you choose to vote, the individuals named on the enclosed proxy card will vote your shares of Ouster common stock or Velodyne common stock, as applicable, in the way that you indicate. When completing the Internet or telephone processes or the proxy card, you may specify whether your shares of Ouster common stock or Velodyne common stock, as applicable, should be voted for or against, or abstain from voting on, all, some or none of the specific items of business to come before the respective special meetings.

Q:	How will my shares of Ouster common stock be voted if I return a blank proxy?

A:

If you are a stockholder of record and you sign, date and return your proxy and do not indicate how you want your shares of Ouster common stock to be voted, then your shares of Ouster common stock will be voted “FOR” the Ouster share issuance proposal, “FOR” the Ouster reverse stock split proposal and “FOR” the Ouster adjournment proposal.

Q:	How will my shares of Velodyne common stock be voted if I return a blank proxy?

A:

If you are a stockholder of record and you sign, date and return your proxy and do not indicate how you want your shares of Velodyne common stock to be voted, then your shares of Velodyne common stock will be voted “FOR” the Velodyne merger agreement proposal, “FOR” the Velodyne compensation proposal and “FOR” the Velodyne adjournment proposal.

Q:	Can I change my vote after I have submitted my proxy?

A:	Any Ouster or Velodyne stockholder giving a proxy has the right to revoke it before the proxy is voted at the applicable special meeting by doing any of the following:

•

subsequently submitting a new proxy (including by submitting a proxy via the Internet or telephone) that is received prior to the applicable special meeting (which should be received by the deadline specified on the accompanying proxy card in order to ensure that your proxy is counted);

•	giving written notice of your revocation to Ouster’s corporate secretary or Velodyne’s corporate secretary, as applicable; or

•	voting virtually at the Ouster special meeting via the Ouster special meeting website, or voting in person at the Velodyne special meeting, as applicable.

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Execution or revocation of a proxy will not in any way affect your right to attend the applicable special meeting and vote electronically at the Ouster special meeting or in person at the Velodyne special meeting, as applicable. Attending the applicable special meeting will not, by itself, revoke a proxy. Written notices of revocation and other communications with respect to the revocation of proxies should be addressed:

if you are an Ouster stockholder, to: Ouster, Inc. 350 Treat Avenue San Francisco, California 94110 (415) 949-0108 Attention: Corporate Secretary	if you are a Velodyne stockholder, to: Velodyne Lidar, Inc. 5521 Hellyer Avenue San Jose, California 95138 (669) 275-2251 Attention: Corporate Secretary

For more information, see the section entitled “The Ouster Special Meeting—Revocability of Proxies” of this joint proxy statement/prospectus and the section entitled “The Velodyne Special Meeting—Revocability of Proxies” of this joint proxy statement/prospectus, as applicable.

Q:	If I hold my shares in “street name,” can I change my voting instructions after I have submitted voting instructions to my bank, broker or other nominee?

A:

If your shares are held in the name of a bank, broker or other nominee and you previously provided voting instructions to your bank, broker or other nominee, you should follow the instructions provided by your bank, broker or other nominee to revoke or change your voting instructions.

Q:	Where can I find the voting results of the special meetings?

A:

The preliminary voting results for each special meeting will be announced at that special meeting. In addition, within four business days after completion of its special meeting, each of Ouster and Velodyne intends to file the final voting results of its respective special meeting with the SEC on a Current Report on Form 8-K.

Q:	If I do not favor the mergers, what are my rights?

A:

Neither Ouster stockholders nor Velodyne stockholders are entitled to appraisal rights under the DGCL. If they are not in favor of the mergers, Ouster stockholders may vote against the Ouster share issuance proposal and Velodyne stockholders may vote against the Velodyne merger agreement proposal. For more information, see the section entitled “No Appraisal Rights” of this joint proxy statement/prospectus. Information about how Ouster stockholders may vote on the proposals being considered in connection with the mergers can be found under the section entitled “The Ouster Special Meeting” of this joint proxy statement/prospectus. Information about how Velodyne stockholders may vote on the proposals being considered in connection with the mergers can be found under the section entitled “The Velodyne Special Meeting” of this joint proxy statement/prospectus.

Q:	Are there any risks that I should consider in deciding whether to vote for the approval of the Ouster share issuance proposal or the approval of the Velodyne merger agreement proposal?

A:

Yes. You should read and carefully consider the risk factors set forth in the section entitled “Risk Factors” of this joint proxy statement/prospectus. You also should read and carefully consider the risk factors of Ouster and Velodyne contained in the documents that are incorporated by reference into this joint proxy statement/prospectus.

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Q:	Who will solicit and pay the cost of soliciting proxies?

A:

Ouster has engaged MacKenzie Partners, Inc., which is referred to as MacKenzie Partners, to assist in the solicitation of proxies for the Ouster special meeting. Ouster estimates that it will pay MacKenzie Partners a fee of approximately $10,000, plus reimbursement of reasonable expenses. Ouster has agreed to indemnify MacKenzie Partners against various liabilities and expenses that relate to or arise out of its solicitation of proxies (subject to certain exceptions). Velodyne has engaged Kingsdale Advisors, which is referred to as Kingsdale, to assist in the solicitation of proxies for the Velodyne special meeting and to provide related advice and informational support, for a services fee and the reimbursement of customary disbursements, which are not expected to exceed $15,000 in total. Velodyne has agreed to indemnify Kingsdale against various liabilities and expenses that relate to or arise out of its solicitation of proxies (subject to certain exceptions). Ouster and Velodyne also may be required to reimburse banks, brokers and other custodians, nominees and fiduciaries or their respective agents for their expenses in forwarding proxy materials to beneficial owners of Ouster common stock and Velodyne common stock, respectively. Ouster’s directors, officers and employees and Velodyne’s directors, officers and employees also may solicit proxies, by telephone, by mail, by electronic means or in person. They will not be paid any additional amounts for soliciting proxies.

Q:	What are the U.S. federal income tax consequences of the mergers to Velodyne stockholders?

A:

The mergers, taken together, are intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, as amended, which is referred to as the Code. Assuming that the mergers, taken together, so qualify, a U.S. holder (as defined in the section entitled “U.S. Federal Income Tax Consequences of the Mergers” of this joint proxy statement/prospectus) of Velodyne common stock generally will not recognize any gain or loss for U.S. federal income tax purposes upon the exchange of Velodyne common stock for Ouster common stock in the mergers, except with respect to cash received by such holder in lieu of fractional shares of Ouster common stock.

See the section entitled “U.S. Federal Income Tax Consequences of the Mergers” of this joint proxy statement/prospectus for a more complete description of certain U.S. federal income tax consequences of the mergers. Please consult your tax advisors as to the specific tax consequences to you of the mergers.

Q:	When are the mergers expected to be completed?

A:

Subject to the satisfaction or waiver of the closing conditions described under the section entitled “The Merger Agreement—Conditions to the Completion of the Mergers” of this joint proxy statement/prospectus, including the adoption of the merger agreement by Velodyne stockholders and the approval of the Ouster stock issuance proposal by Ouster stockholders, the mergers are expected to close in the first half of 2023. However, neither Ouster nor Velodyne can predict the actual date on which the mergers will be completed, or if the mergers will be completed at all, because completion of the mergers are subject to conditions and factors outside the control of both companies.

Q:	What are the conditions to the completion of the mergers?

A:

The mergers are subject to a number of conditions to closing as specified in the merger agreement. These closing conditions include, among others, (i) approval by the stockholders of Ouster of the issuance of the shares of Ouster common stock, (ii) the adoption by the stockholders of Velodyne of the merger agreement, (iii) authorization for listing on the NYSE of the shares of Ouster common stock to be issued in the mergers, subject to official notice of issuance, (iv) effectiveness of this registration statement on Form S-4, (v) the expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Act, if applicable, and (vi) the absence of any law or order promulgated, entered, enforced, enacted or issued by a governmental authority which prohibits, restrains, or makes illegal the consummation of the mergers and shall continue in effect. The obligation of each of Ouster and Velodyne to consummate the mergers is also conditioned on, among other things, (1) the representations and warranties of the other party being true and

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correct as of the date of the merger agreement and as of the closing date of the mergers, subject to certain materiality exceptions, (2) the performance in all material respects by the other party of its obligations under the merger agreement required to be performed on or prior to the date of the closing of the mergers, (3) the receipt of certain opinions from legal counsel regarding the intended tax treatment of the mergers and (4) the absence of a continuing material adverse effect with respect to the other party. No assurance can be given that the required consents and approvals will be obtained or that the required conditions to closing will be satisfied, and, even if all required consents and approvals are obtained and the conditions are satisfied, no assurance can be given as to the terms, conditions and timing of such consents and approvals. Any delay in completing the mergers could cause the combined company not to realize, or to be delayed in realizing, some or all of the benefits that Ouster and Velodyne expect to achieve if the mergers are successfully completed within the expected time frame. For a more complete summary of the conditions that must be satisfied or waived prior to completion of the mergers, see the sections entitled “The Merger Agreement—Conditions to the Completion of the Mergers” and “The Mergers—Regulatory Approvals” of this joint proxy statement/prospectus.

Q:	What respective equity stakes will Ouster stockholders and Velodyne stockholders hold in the combined company immediately following the mergers?

A:

As of the date of this joint proxy statement/prospectus, based on the exchange ratio of 0.8204 and the estimated number of shares of common stock of Ouster and Velodyne that will be outstanding immediately prior to the completion of the first merger including equity awards, Ouster and Velodyne estimate that holders of shares of Ouster common stock as of immediately prior to the completion of the first merger will hold, in the aggregate, approximately 50% of the issued and outstanding shares of common stock of the combined company (based on fully diluted shares outstanding of the combined company including equity awards (using the treasury stock method)) immediately following the completion of the first merger, and holders of shares of Velodyne common stock as of immediately prior to the completion of the first merger will hold, in the aggregate, approximately 50% of the issued and outstanding shares of common stock of the combined company (based on fully diluted shares outstanding of the combined company including equity awards (using the treasury stock method)) immediately following the completion of the first merger. The exact equity stake of Ouster stockholders and Velodyne stockholders in the combined company immediately following the first merger will depend on the number of shares of Ouster common stock and Velodyne common stock issued and outstanding immediately prior to the first merger.

Q:	What should I do now?

A:

You should read this joint proxy statement/prospectus carefully and in its entirety, including the annexes, and return your completed, signed and dated proxy card(s) by mail in the enclosed postage-paid envelope(s) or submit your voting instructions over the Internet, or by telephone, as soon as possible so that your shares will be voted in accordance with your instructions.

Q:	Whom do I call if I have questions about the Ouster special meeting, the Velodyne special meeting or the mergers?

A:

If you have questions about the Ouster special meeting, the Velodyne special meeting or the mergers, or desire additional copies of this joint proxy statement/prospectus or additional proxies, you may contact:

if you are an Ouster stockholder: MacKenzie Partners, Inc. 1407 Broadway, 27th Floor New York, NY 10018 (212) 929-5500 (Call Collect) Call Toll-Free: (800) 322-2885 proxy@mackenziepartners.com	if you are a Velodyne stockholder: Kingsdale Advisors 745 Fifth Avenue, 5th Floor New York, New York 10151 (646)-851-2790 (Call Collect) Call Toll Free: (877)-659-1821 contactus@kingsdaleadvisors.com

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SUMMARY

For your convenience, provided below is a brief summary of certain information contained in this joint proxy statement/prospectus. This summary highlights selected information from this joint proxy statement/prospectus and does not contain all of the information that may be important to you as an Ouster stockholder or a Velodyne stockholder. To understand the mergers fully and for a more complete description of the terms of the mergers, you should read carefully this entire joint proxy statement/prospectus, its annexes and the other documents to which you are referred. You may obtain the information incorporated by reference into this joint proxy statement/prospectus without charge by following the instructions under the section entitled “Where You Can Find More Information” of this joint proxy statement/prospectus.

The Parties to the Mergers

Ouster, Inc.

Ouster is a leading provider of high-resolution digital lidar sensors that offer advanced 3D vision to machinery, vehicles, robots, and fixed infrastructure assets, allowing each to understand and visualize the surrounding world and ultimately enabling safe operation and ubiquitous autonomy. Ouster’s principal executive office is located at 350 Treat Avenue, San Francisco, CA 94110. Its telephone number is (415) 949-0108.

Velodyne Lidar, Inc.

Velodyne ushered in a new era of autonomous technology with the invention of real-time surround view lidar sensors. Velodyne’s revolutionary sensor and software solutions provide flexibility, quality and performance to meet the needs of a wide range of industries, including robotics, industrial, intelligent infrastructure, autonomous vehicles and advanced driver assistance systems (ADAS). Through continuous innovation, Velodyne strives to transform lives and communities by advancing safer mobility for all. Velodyne’s principal executive offices are located at 5521 Hellyer Avenue, San Jose, California 95138 and its telephone number is (669) 275-2251.

Oban Merger Sub, Inc.

Merger Sub I, a newly formed, direct, wholly-owned subsidiary of Ouster, is a Delaware corporation that was formed on November 1, 2022, for the sole purpose of effecting the mergers. Merger Sub I has not conducted any activities other than those incidental to its formation and the matters contemplated by the merger agreement.

Oban Merger Sub II LLC

Merger Sub II, a newly formed, direct, wholly-owned subsidiary of Ouster, is a Delaware limited liability company that was formed on November 1, 2022, for the sole purpose of effecting the mergers. Merger Sub II has not conducted any activities other than those incidental to its formation and the matters contemplated by the merger agreement.

The Mergers and the Merger Agreement

The terms and conditions of the mergers are contained in the merger agreement, a copy of which is attached as Annex A to this joint proxy statement/prospectus. You are encouraged to read the merger agreement carefully and in its entirety, as it is the primary legal document that governs the mergers.

Pursuant to the terms of the merger agreement, Merger Sub I will merge with and into Velodyne, which transaction is referred to as the first merger, with Velodyne as the surviving corporation in the first merger and as soon as practicable after the first merger and as the second step in a single integrated transaction with the first merger, Velodyne will merge with and into Merger Sub II, which transaction is referred to as the second merger, with Merger Sub II as the surviving company and a direct, wholly-owned subsidiary of Ouster. The first merger and the second merger together are referred to as the mergers.

Following the mergers, Velodyne common stock will be delisted from the Nasdaq, deregistered under the Exchange Act and will cease to be publicly traded.

Exchange Ratio

At the effective time, by virtue of the first merger and without any further action on the part of the parties, holders of any securities of Velodyne, Merger Sub I, Merger Sub II or of any other person, each share of Velodyne common stock that is issued and outstanding immediately prior to the effective time (other than shares of Velodyne common stock owned by Velodyne, Ouster, Merger Sub I or Merger Sub II) will be automatically converted into and become exchangeable for 0.8204 shares of Ouster common stock, which we refer to as the exchange ratio, and cash in lieu of any fractional shares of Ouster common stock any former holder of Velodyne common stock would otherwise be entitled to receive.

The exchange ratio is fixed, which means that it will not change between now and the date of the mergers, regardless of whether the market price of either Ouster common stock or Velodyne common stock changes. Therefore, the value of the merger consideration will depend on the market price of Ouster common stock at the effective time. The market price of Ouster common stock has fluctuated since the date of the announcement of the merger agreement and may continue to fluctuate from the date of this joint proxy statement/prospectus to the date of the special meetings, the date the mergers are completed and thereafter. The market price of Ouster common stock, when received by Velodyne stockholders after the mergers are completed, could be greater than, less than or the same as the market price of Ouster common stock on the date of this joint proxy statement/prospectus or at the times of the respective special meetings. Accordingly, you should obtain current market quotations for Ouster common stock and Velodyne common stock before deciding how to vote with respect to any of the proposals described in this joint proxy statement/prospectus. Ouster common stock is traded on the New York Stock Exchange, or the NYSE, under the symbol “OUST” and Velodyne common stock is traded on the Nasdaq Global Select Market, or the Nasdaq, under the symbol “VLDR.”

At the effective time, all shares of Velodyne common stock owned by Ouster, Velodyne, Merger Sub I or Merger Sub II will be cancelled and will cease to exist, and no consideration will be delivered in exchange for such shares.

Treatment of Existing Ouster Equity Awards

Ouster equity awards will remain equity awards relating to shares of Ouster common stock. Ouster equity awards will continue to vest in accordance with the terms of the award agreements applicable to such Ouster equity awards. However, pursuant to the merger agreement, the mergers will be treated as a “change in control” or term of similar meaning for purposes of the Ouster compensation and benefit plans, including Ouster equity awards, which determination will result in certain “double trigger” benefits under such plans upon a qualifying termination of employment subsequent to the effective time.

Treatment of Existing Velodyne Equity Awards

At the effective time, all Velodyne options held by continuing service providers will be converted into Ouster Options with the same terms and conditions as applied to the option immediately prior to the effective time; however, each Ouster Option will cover a number of shares of Ouster common stock equal to the product of the number of shares of Velodyne common stock subject to the Velodyne option and the exchange ratio and will have an exercise price per share equal to the amount obtained by dividing the per-share exercise price of the Velodyne option by the exchange ratio. Each Velodyne option that is not held by a continuing service provider will terminate immediately prior to the effective time for no consideration.

All Velodyne RSU awards held by continuing service providers will be converted into an Ouster RSU award with the same terms and conditions as applied to the Velodyne RSU award immediately prior to the effective time; however, the Ouster RSU awards will cover a number of shares of Ouster common stock equal to the product of the number of shares of Velodyne common stock subject to the Velodyne RSU award and the exchange ratio. Each Velodyne RSU award that is not held by a continuing service provider will terminate immediately prior to the effective time for no consideration.

Each share of Ouster Restricted Stock issued upon conversion of a share of Velodyne Restricted Stock will be subject to the same substantial risk of forfeiture and will have the same terms and conditions, including vesting, as applied to the Velodyne Restricted Stock immediately prior to the effective time, except that any performance goals applicable to Velodyne Restricted Stock will be deemed achieved at the greater of target and actual performance and, as of the effective time, the Ouster Restricted Stock issued on conversion of Velodyne Restricted Stock that was originally scheduled to vest based on performance goals will be subject solely to the service-based vesting schedule otherwise applicable to the Velodyne Restricted Stock.

All shares of Velodyne Restricted Stock and all Velodyne RSU awards held by non-employee members of the Velodyne board of directors will vest in full and become free of any restrictions, including any risk of forfeiture, as of the effective time and will be treated as shares of Velodyne common stock under the merger agreement.

At the effective time, each Velodyne Warrant will be converted into an Ouster Warrant with the same terms and conditions as applied to such Velodyne Warrant immediately prior to the effective time; however, such Ouster Warrant will cover a number of shares of Ouster common stock equal to the product of the number of shares of Velodyne common stock subject to the Velodyne Warrant and the exchange ratio and will have an exercise price per share equal to the amount obtained by dividing the per share exercise price of the Velodyne Warrant by the exchange ratio. As of November 15, 2022, Velodyne had (i) outstanding publicly traded warrants exercisable for 4,480,425 shares of common stock at $11.50 per share; and (ii) an outstanding private warrant owned by an affiliate of Amazon Inc., exercisable for up to 39,784,213 shares of common stock at $4.16 per share, 50% of which will vest at the effective time.

The mergers will each be treated as a “change in control” or term of similar meaning for purposes of the Velodyne compensation and benefit plans, which determination will result in certain “double trigger” benefits under such plans upon certain qualifying terminations of employment of certain executives in connection with such change in control. For more information, see the information provided in the section entitled “Interests of Velodyne’s Directors and Executive Officers in the Mergers” of this joint proxy statement/prospectus.

Ouster’s Recommendation and Reasons for the Mergers

The Ouster board of directors unanimously recommends that Ouster stockholders vote “FOR” the Ouster share issuance proposal, “FOR” the Ouster reverse stock split proposal and “FOR” the Ouster adjournment proposal. In reaching its determinations and recommendations, the Ouster board of directors consulted with Ouster’s senior management and its outside legal and financial advisors, and considered a number of factors, including the following factors that weighed in favor of the mergers:

•	the benefits of a combined company, including the belief of the Ouster board of directors that the combined company would be well-positioned to achieve increased value for Ouster stockholders;

•

the highly complementary portfolios of Ouster and Velodyne coupled with a unified engineering team for execution on the combined company’s future product roadmap at reduced costs, which are expected to provide the combined company with the opportunity to become a world leading lidar technology manufacturer;

•

the expectation that the combination of Ouster and Velodyne and their extended distribution network and future forward products will significantly expand the serviceable obtainable market of the combined company with a robust suite of products for its customers;

•

the expectation that the combined company will be well-capitalized with operational synergies from the combined enterprise, resulting in a stronger cash position that would enable strategic capital deployment by the combined company in order to accelerate the path to profitability and further increase stockholder value;

•	the favorability of the exchange ratio relative to the current assessment of the valuation of each company and of the expected synergies and other benefits of the mergers;

•	the governance structure for the combined company;

•

certain other factors, including historical information concerning Ouster’s and Velodyne’s respective businesses, financial condition, results of operations, earnings, trading prices, and management teams, Ouster’s prospects on a stand-alone basis and forecasted combined basis, the expected treatment of the mergers as a tax-free reorganization under the Code, the current and prospective business environments in which Ouster and Velodyne operate, including international, national and local economic conditions, and the likely effect of these factors on Ouster and the combined company; and

•	the terms of the merger agreement, taken as a whole.

For a more complete description of the factors considered by the Ouster board of directors in reaching this decision, including potentially negative factors against which these advantages and opportunities were weighed, and additional information on the recommendation of the Ouster board of directors, see the section entitled “The Mergers—Recommendation of the Ouster Board of Directors; Ouster’s Reasons for the Mergers” of this joint proxy statement/prospectus.

Velodyne’s Recommendation and Reasons for the Mergers

The Velodyne board of directors unanimously recommends that Velodyne stockholders vote “FOR” the Velodyne merger agreement proposal, “FOR” the Velodyne compensation proposal and “FOR” the Velodyne adjournment proposal. In reaching its determinations and recommendations, the Velodyne board of directors consulted with Velodyne ’s senior management and its outside legal and financial advisors, and considered a number of factors, including the following factors that weighed in favor of the mergers:

•

the importance of scale in the competitive market environments in which Velodyne and Ouster operate, and the potential for the mergers to enhance the combined company’s ability to invest, compete and provide innovative services in those environments;

•

certain other factors, including the opportunity to combine resources and expertise to better meet the evolving needs of customers of both companies, the historical and projected financial information concerning Ouster’s and Velodyne’s respective businesses, operations, financial conditions, earnings, strategies and future prospects, and Velodyne’s opportunities to create stockholder value in the future on a standalone basis and potential risks in the execution of Velodyne’s standalone strategic plan;

•

the structure of the transaction as a merger of equals, as well as the governance terms in the merger agreement that provide for an equal number of Board representatives appointed by each Velodyne and Ouster; and

•	the terms of the merger agreement, taken as a whole.

For a more complete description of the factors considered by the Velodyne board of directors in reaching this decision, including potentially negative factors against which these advantages and opportunities were weighed, and additional information on the recommendation of the Velodyne board of directors, see the section entitled “The Mergers—Recommendation of the Velodyne Board of Directors; Velodyne’s Reasons for the Mergers” of this joint proxy statement/prospectus.

Opinion of Barclays, Ouster’s Financial Advisor (Annex F)

Ouster engaged Barclays Capital Inc., which is referred to as Barclays, to act as its financial advisor with respect to a potential combination of Ouster and Velodyne, pursuant to an engagement letter dated September 16, 2022. On November 4, 2022, Barclays rendered its oral opinion (which was subsequently confirmed in writing) to the Ouster board of directors that, as of such date and based upon and subject to the qualifications, limitations and assumptions stated in its opinion, the exchange ratio to be paid by Ouster in the mergers was fair, from a financial point of view, to Ouster.

The full text of Barclays’ written opinion, dated as of November 4, 2022, is attached as Annex F to this joint proxy statement/prospectus. Barclays’ written opinion sets forth, among other things, the assumptions made, procedures followed, factors considered and limitations upon the review undertaken by Barclays in rendering its opinion. You are encouraged to read the opinion carefully in its entirety. The following is a summary of Barclays’ opinion and the methodology that Barclays used to render its opinion. This summary is qualified in its entirety by reference to the full text of the opinion. Barclays’ opinion, the issuance of which was approved by Barclays’ Fairness Opinion Committee, is addressed to the Ouster board of directors, addresses only the fairness, from a financial point of view, of the Exchange Ratio to be paid by Ouster in the mergers and does not constitute a recommendation to any stockholder of Ouster as to how such stockholder should vote with respect to the mergers or any other matter.

For a further discussion of Barclays’ opinion, see “The Mergers—Opinion of Barclays, Ouster’s Financial Advisor” of this joint proxy statement/prospectus.

Opinion of BofA Securities, Velodyne’s Financial Advisor (Annex G)

On November 4, 2022, at a meeting of Velodyne’s board of directors held to evaluate the mergers, BofA Securities delivered to the Velodyne board of directors an oral opinion, which was confirmed by delivery of a written opinion, dated November 4, 2022, to the effect that, as of the date of the opinion and based on and subject to various assumptions and limitations described in its written opinion, the exchange ratio provided for in the first merger was fair, from a financial point of view, to holders of Velodyne common stock. The full text of the written opinion, dated November 4, 2022, of BofA Securities, which describes, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken, is attached as Annex G to this document and is incorporated by reference herein in its entirety. BofA Securities provided its opinion to the Velodyne board of directors (in its capacity as such) for the benefit and use of Velodyne’s board of directors in connection with and for purposes of its evaluation of the exchange ratio from a financial point of view. BofA Securities’ opinion does not address any other aspect of the mergers and no opinion or view was expressed as to the relative merits of the mergers in comparison to other strategies or transactions that might be available to Velodyne or in which Velodyne might engage or as to the underlying business decision of Velodyne to proceed with or effect the mergers. BofA Securities’ opinion does not address any other aspect of the mergers and does not constitute a recommendation to any stockholder as to how to vote or act in connection with the proposed mergers or any related matter.

The Ouster Special Meeting

The Ouster special meeting will be held on [                 ], 2023 at 9 a.m., Pacific Time, at the Ouster special meeting website, at [                ]. The purposes of the Ouster special meeting are as follows:

•	Ouster Proposal #1: Ouster Share Issuance Proposal. To consider and vote on the Ouster share issuance proposal;

•	Ouster Proposal #2: Ouster Reverse Stock Split Proposal. To consider and vote on the Ouster reverse stock split proposal; and

•	Ouster Proposal #3: Ouster Adjournment Proposal. To consider and vote on the Ouster adjournment proposal.

Completion of the mergers is conditioned on the approval of the Ouster share issuance proposal by Ouster stockholders. Approval of either of the Ouster reverse stock split proposal or the Ouster adjournment proposal is not a condition to the obligation of either Ouster or Velodyne to complete the mergers.

Only holders of record of issued and outstanding shares of Ouster common stock as of the close of business on [                 ], the record date for the Ouster special meeting, are entitled to notice of, and to vote at, the Ouster special meeting. Ouster stockholders may cast one vote for each share of Ouster common stock that Ouster stockholders held as of that record date.

Assuming a quorum is present at the Ouster special meeting, approval of the Ouster share issuance proposal requires the affirmative vote of the holders of a majority in voting power of the votes cast (excluding abstentions and broker non-votes) at the Ouster special meeting on the Ouster share issuance proposal. An abstention, a broker non-vote or the failure of an Ouster stockholder not present at the meeting to vote will have no effect on the outcome of the Ouster share issuance proposal.

Assuming a quorum is present at the Ouster special meeting, the approval of the Ouster reverse stock split proposal requires the affirmative vote of the holders of a majority of the outstanding shares of Ouster common stock entitled to vote at the Ouster special meeting on the Ouster reverse stock split proposal. Accordingly, an Ouster stockholder’s abstention from voting or the failure of an Ouster stockholder not present at the meeting to vote will have the same effect as a vote “AGAINST” the Ouster reverse stock split proposal. We do not expect any broker non-votes in connection with the Ouster reverse stock split proposal.

If there is a quorum present, approval of the Ouster adjournment proposal requires the affirmative vote of the holders of a majority in voting power of the votes cast (excluding abstentions and broker non-votes) at the Ouster special meeting on the Ouster adjournment proposal. In that case, an abstention, a broker non-vote or the failure of an Ouster stockholder not present at the meeting to vote will have no effect on the outcome of the Ouster adjournment proposal. If a quorum is not present, then either (i) the person presiding over the meeting or (ii) a majority in voting power of the stockholders entitled to vote at the meeting, present in person, or by remote communication, or represented by proxy, shall have power to adjourn the Ouster special meeting. Accordingly, in the case of (ii), an Ouster stockholder’s abstention from voting, a broker non-vote or the failure of an Ouster stockholder not present at the meeting to vote will have the same effect as a vote “AGAINST” the Ouster adjournment proposal.

The Velodyne Special Meeting

The Velodyne special meeting will be held on [                 ], 2023 at 9 a.m., Pacific Time, at Velodyne’s headquarters at 5521 Hellyer Avenue, San Jose, CA 95138. The purposes of the Velodyne special meeting are as follows:

•	Velodyne Proposal #1: Adoption of the Merger Agreement. To consider and vote on the merger agreement proposal;

•	Velodyne Proposal #2: Velodyne Compensation Proposal. To consider and vote on the merger-related compensation proposal; and

•

Velodyne Proposal #3: Adjournment of the Velodyne Special Meeting. To adjourn the Velodyne special meeting to a later date or dates, if necessary or appropriate, to allow time to solicit additional proxies if there are insufficient votes to adopt the merger agreement at the time of the Velodyne special meeting.

Completion of the mergers is conditioned on the approval of the Velodyne merger agreement proposal by Velodyne stockholders. Approval of either of the Velodyne compensation proposal or the Velodyne adjournment proposal is not a condition to the obligation of either Ouster or Velodyne to complete the mergers.

Only holders of record of issued and outstanding shares of Velodyne common stock as of the close of business on [                  ], the record date for the Velodyne special meeting, are entitled to notice of, and to vote at, the Velodyne special meeting. Velodyne stockholders may cast one vote for each share of Velodyne common stock that Velodyne stockholders held as of that record date.

Assuming a quorum is present at the Velodyne special meeting, the approval of the merger agreement proposal by Velodyne stockholders requires the affirmative vote of the holders of a majority of the issued and outstanding shares of Velodyne common stock entitled to vote at the Velodyne special meeting on the Velodyne merger agreement proposal. An abstention, a broker non-vote or the failure of a Velodyne stockholder not present at the meeting to vote (including the failure of a Velodyne stockholder who holds shares in “street name” through a bank, broker or other nominee to give voting instructions to that bank, broker or other nominee) will have the same effect as a vote cast “AGAINST” the proposal to adopt the merger agreement.

Assuming a quorum is present at the Velodyne special meeting, approval of the Velodyne compensation proposal requires the affirmative vote of the holders of a majority of the votes cast at the Velodyne special meeting on the Velodyne compensation proposal. An abstention, a broker non-vote or the failure of a Velodyne stockholder not present at the meeting to vote (including the failure of a Velodyne stockholder who holds shares in “street name” through a bank, broker or other nominee to give voting instructions to that bank, broker or other nominee) will have no effect on the outcome of the Velodyne compensation proposal.

Whether or not there is a quorum, approval of the Velodyne adjournment proposal requires the affirmative vote of the holders of a majority of the votes cast at the Velodyne special meeting on the Velodyne adjournment proposal and the chairman of the Velodyne special meeting also has the power to adjourn such Velodyne special meeting from time to time. An abstention, a broker non-vote or the failure of a Velodyne stockholder not present at the meeting to vote (including the failure of a Velodyne stockholder who holds shares in “street name” through a bank, broker or other nominee to give voting instructions to that bank, broker or other nominee) will have no effect on the outcome of the Velodyne adjournment proposal.

Interests of Ouster’s Directors and Executive Officers in the Mergers

In considering the recommendations of the Ouster board of directors, Ouster stockholders should be aware that Ouster directors and executive officers have interests in the mergers, including financial interests that may be different from, or in addition to, the interests of other Ouster stockholders generally. The Ouster board of directors was aware of and considered such interests, among other matters, in reaching its decision to approve the merger agreement and the transactions contemplated by the merger agreement.

These interests include:

•

the transactions contemplated by the merger agreement will be treated as a “change in control” or term of similar meaning for purposes of the Ouster compensation and benefit plans, including with respect to Ouster equity awards held by directors and executive officers, subject to certain limitations;

•

Ouster’s executive officers may be entitled to enhanced severance benefits in the event of a qualifying termination of employment within the period beginning three months prior to and ending twelve months following the effective time;

•	the merger agreement provides that certain members of the Ouster board of directors will become directors of the combined company following the mergers; and

•

certain executive officers of Ouster may become executive officers of the combined company following the mergers, including Angus Pacala, who will the remain as chief executive officer of the combined company.

For a more complete description of these interests, see the information provided in the section entitled “Interests of Ouster’s Directors and Executive Officers in the Mergers” of this joint proxy statement/prospectus.

Interests of Velodyne’s Directors and Executive Officers in the Mergers

In considering the recommendations of the Velodyne board of directors, Velodyne stockholders should be aware that Velodyne directors and executive officers have interests in the mergers, including financial interests that may be different from, or in addition to, the interests of other Velodyne stockholders generally. The Velodyne board of directors was aware of and considered such interests, among other matters, in reaching its decision to approve the merger agreement and the transactions contemplated by the merger agreement.

These interests include, among others:

•

the transactions contemplated by the merger agreement will be treated as a “change in control” or term of similar meaning for purposes of the Velodyne compensation and benefit plans, including with respect to Velodyne equity awards held by directors and executive officers, subject to certain limitations;

•

Velodyne’s executive officers may be entitled to enhanced severance benefits, including the acceleration of outstanding Velodyne equity awards, in the event of a qualifying termination of employment within the period beginning three months prior to and ending twelve months following the effective time;

•

All Velodyne Restricted Stock and Velodyne RSU awards held by non-employee members of the Velodyne board of directors will be subject to accelerated vesting, and will become free of any restrictions and risks of forfeiture, as of the effective time;

•	the merger agreement provides that certain members of the Velodyne board of directors will become directors of the combined company following the mergers; and

•	certain executive officers of Velodyne may become executive officers of the combined company following the mergers.

For a more complete description of these interests, see the information provided in the section entitled “Interests of Velodyne’s Directors and Executive Officers in the Mergers” of this joint proxy statement/prospectus.

Governance of the Combined Company (Annex A)

The merger agreement, a copy of which is attached to this joint proxy statement/prospectus as Annex A, contains certain provisions relating to the governance of the combined company following completion of the mergers.

Board of Directors

As of the effective time, the board of directors of the combined company will consist of eight directors, including: up to four directors designated by Ouster who were directors of Ouster prior to the effective time, who are referred to as the Ouster designees (which include Angus Pacala, the chief executive officer of Ouster, who is referred to as the Ouster CEO, who will be the chief executive officer of the combined company) and up to four directors designated by Velodyne who were directors of Velodyne prior to the effective time, who are referred to as the Velodyne designees (which include Dr. Ted Tewksbury, as the Executive Chairman of the board of directors of the combined company).

Each of the Ouster designees, other than Mr. Pacala, and each of the Velodyne designees, other than Dr. Tewksbury, will meet the independence standards of the Nasdaq or the NYSE as may be applicable with respect to the combined company as of the effective time.

Executive Chairman of the Board of Directors

Dr. Ted Tewksbury, Velodyne’s CEO and a member of the board of directors of Velodyne, will serve as the Executive Chairman of the board of directors of the combined company as of the effective time.

Chief Executive Officer

As of the effective time, Angus Pacala, the Ouster CEO, will serve as the chief executive officer of the combined company.

Name

Unless and until the parties agree that the combined company should have a different name than what is currently set forth in the charter of Ouster, the combined company’s name will be “Ouster, Inc.”

Headquarters

As of the effective time, the headquarters of the combined company will be located in San Francisco, California.

Certain Beneficial Owners of Ouster Common Stock

At the close of business on November 15, 2022, directors and executive officers of Ouster beneficially owned and were entitled to vote approximately 12,801,930 shares of Ouster common stock, collectively representing 6.94% of the shares of Ouster common stock outstanding on November 15, 2022. Ouster currently expects that all of its directors and executive officers will vote their shares “FOR” the Ouster share issuance proposal, “FOR” the Ouster reverse stock split proposal and “FOR” the Ouster adjournment proposal. For more information regarding the security ownership of Ouster directors and executive officers, see the information provided in the section entitled “Certain Beneficial Owners of Ouster Common Stock—Security Ownership of Ouster Directors and Executive Officers” of this joint proxy statement/prospectus.

Certain Beneficial Owners of Velodyne Common Stock

At the close of business on November 15, 2022, directors and executive officers of Velodyne beneficially owned and were entitled to vote approximately 10,223,339 shares of Velodyne common stock, collectively representing 4.3% of the shares of Velodyne common stock outstanding on November 15, 2022. Velodyne currently expects that all of its directors and executive officers will vote their shares “FOR” the Velodyne merger agreement proposal, “FOR” the Velodyne compensation proposal and “FOR” the Velodyne adjournment proposal. For more information regarding the security ownership of Velodyne directors and executive officers, see the information provided in the section entitled “Certain Beneficial Owners of Velodyne Common Stock—Security Ownership of Velodyne Directors and Executive Officers” of this joint proxy statement/prospectus.

Regulatory Approvals

Velodyne, Ouster, Merger Sub I and Merger Sub II shall use their reasonable best efforts to take or cause to be taken all appropriate action, and to do, or cause to be done, all things necessary to consummate and make effective the transactions contemplated by the merger agreement, including using their respective reasonable best efforts to obtain, or cause to be obtained, all waivers, permits, consents, approvals, authorizations, qualifications and orders or absence of orders of all governmental entities and parties to contracts with Velodyne, Ouster, or either company’s subsidiaries that may be or become necessary for the performance of obligations pursuant to the merger agreement and the consummation of the transactions contemplated thereby.

The parties shall cooperate and assist one another in good faith (i) in the preparation and making of the filings referred to in the merger agreement and, if requested, amending or furnishing additional information reasonably requested in connection with said filings, and (ii) in seeking, as promptly as reasonably practicable, to obtain all such waivers, permits, consents, approvals, authorizations, qualifications, orders or absence of orders. Each of Ouster, Velodyne, Merger Sub I and Merger Sub II agrees to make any filings required to be made pursuant to the HSR Act (if applicable) or other applicable antitrust laws with respect to the merger agreement as promptly as reasonably practicable and to supply as promptly as reasonably practicable to the appropriate governmental entities any information and documentary material that may be requested pursuant to the HSR Act or such other applicable antitrust laws, as applicable.

Ouster and Velodyne are required under the merger agreement to accept or agree to certain conditions (as described in the section entitled “The Merger Agreement—Cooperation; Efforts to Consummate” of this joint proxy statement/prospectus), including potential asset divestitures, in order to obtain such regulatory approvals.

Ownership of the Combined Company after the Mergers

As of the date of this joint proxy statement/prospectus, based on the exchange ratio of 0.8204 and the estimated number of shares of common stock of Ouster and Velodyne that will be outstanding immediately prior to the completion of the first merger, Ouster and Velodyne estimate that holders of shares of Ouster common stock as of immediately prior to the completion of the first merger will hold, in the aggregate, approximately 50% of the issued and outstanding shares of common stock of the combined company (based on fully diluted shares outstanding of the combined company including equity awards (using the treasury stock method)) immediately following the completion of the first merger, and holders of shares of Velodyne common stock as of immediately prior to the completion of the first merger will hold, in the aggregate, approximately 50% of the issued and outstanding shares of common stock of the combined company (based on fully diluted shares outstanding of the combined company including equity awards (using the treasury stock method)) immediately following the completion of the first merger.

No Appraisal Rights

Neither Ouster stockholders nor Velodyne stockholders are entitled to appraisal rights under the DGCL.

Conditions to the Completion of the Mergers

Each party’s obligation to effect the mergers is subject to the satisfaction at closing or waiver at or prior to closing of each of the following conditions:

•	receipt of the required Ouster stockholder vote on the Ouster share issuance proposal and the required Velodyne stockholder vote on the Velodyne merger agreement proposal;

•	the effectiveness of the registration statement of which this joint proxy statement/prospectus forms a part and the absence of a stop order by the SEC;

•

the absence of any law or order promulgated, entered, enforced, enacted or issued by a governmental authority which prohibits, restrains, or makes illegal the consummation of the mergers and shall continue in effect;

•	the receipt of any requisite waivers, consents, authorizations, orders pursuant to foreign direct investment laws or regulatory approvals;

•

the shares of Ouster common stock, including the shares of Ouster common stock to be issued to Velodyne stockholders in accordance with the merger agreement having been approved for listing on the NYSE, subject to official notice of issuance;

•	that no material adverse effect of the other party has occurred and is continuing since the date of the merger agreement;

•

the other party’s compliance with and performance of, in all material respects, all covenants, obligations and agreements under the merger agreement required to be complied with or performed by such party at or prior to the closing;

•	the accuracy of the representations and warranties of the other party to the extent required under the merger agreement;

•

the receipt by such party of a certificate of an executive officer of the other party certifying that the conditions with respect to representations and warranties and performance of obligations have been satisfied; and

•

the receipt by each party of an opinion from its counsel, in form and substance reasonably satisfactory to such party, dated as of the closing date, to the effect that, for U.S. federal income tax purposes, the mergers, taken together, will be treated as a “reorganization” within the meaning of Section 368(a) of the Code.

No Solicitation of Competing Proposals

Ouster and Velodyne have agreed that neither Ouster nor Velodyne, nor any of their respective subsidiaries, will, and that they will not permit their and their respective subsidiaries’ directors, officers, employees and other representatives to, directly or indirectly:

•

solicit, initiate, knowingly encourage, induce (including by way of furnishing information) or take any other action designed to facilitate, any inquiry or the making of any proposal that constitutes or would be reasonably expected to lead to a competing proposal;

•	engage in any negotiations or discussions regarding a competing proposal;

•

approve, endorse, recommend or enter into, or publicly propose to do any of the foregoing, any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or similar definitive agreement with respect to any competing proposal (excluding an acceptable confidentiality agreement);

•	take any action to make the provisions of any takeover statute inapplicable to any transactions contemplated by a competing proposal;

•

terminate, amend, release, modify or knowingly fail to enforce any provision of, or grant any permission, waiver or request under, any standstill, confidentiality or similar agreement entered into by the applicable party in respect of or in contemplation of a competing proposal (other than to the extent the Ouster board or the Velodyne board, as applicable, determines in good faith after consultation with its outside legal counsel that failure to take any of such actions would be a breach of its fiduciary duties under applicable law), or

•	propose to take any of the actions listed in the immediately preceding three paragraphs.

Notwithstanding the limitations described above, (A) Velodyne or Ouster, as applicable, may ascertain facts from any person making an unsolicited competing proposal for the sole purpose of the applicable board of directors’ informing itself about the terms of the competing proposal and the person that made it and (B) prior to the time, in the case of Velodyne, the required Velodyne stockholder vote to approve the merger agreement proposal is obtained or, in the case of Ouster, the required Ouster stockholder vote to approve the Ouster share issuance proposal is obtained, if such party receives a bona fide written competing proposal made after the date of the merger agreement that did not result from a breach in any respect of the above obligations, and the Velodyne board or Ouster board, as applicable, (i) determines in good faith (after receiving advice from its financial and outside legal advisors) that said competing proposal is or would reasonably be expected to lead to a superior proposal and (ii) determines in good faith after consulting with its outside legal counsel that a failure to take action with respect to such competing proposal would constitute a breach of its fiduciary duties under applicable law, Ouster or Velodyne or their representatives, as applicable, may take the following actions after giving prior notice to the other party to the merger agreement of its intent to do so: (x) furnish information with respect to Velodyne or Ouster, as applicable, to the person making such competing proposal pursuant to an acceptable confidentiality agreement and (y)  engage in discussions or negotiations with such person with respect to such competing proposal.

No Change of Recommendation

Subject to certain exceptions described below, neither the Ouster board of directors nor the Velodyne board of directors, including any committee thereof, may make a change of recommendation (as defined in the section entitled “The Merger Agreement—No Change of Recommendation” of this joint proxy statement/prospectus).

Permitted Change of Recommendation–Intervening Event

Prior to the time, in the case of Ouster, the required Ouster stockholder vote to approve the Ouster share issuance proposal is obtained or, in the case of Velodyne, the required Velodyne stockholder vote to approve the Velodyne merger agreement proposal is obtained, the Ouster board of directors or the Velodyne board of directors, as applicable, may effect a change of recommendation if an intervening event (as defined in the section entitled “The Merger Agreement—No Change of Recommendation—Permitted Change of Recommendation—Intervening Event” of this joint proxy statement/prospectus) has occurred and is continuing, and the Ouster board of directors or Velodyne board of directors, as applicable, determines in good faith, after consultation with its outside counsel, that the failure to make a change in recommendation in response to such intervening event would constitute a breach of the directors’ fiduciary duties under applicable law, and meets certain other conditions as described in the section entitled “The Merger Agreement—No Change of Recommendation—Permitted Change of Recommendation—Intervening Event” of this joint proxy statement/prospectus.

Permitted Change of Recommendation–Superior Proposal

Prior to the time, in the case of Ouster, the required Ouster stockholder vote to approve the Ouster share issuance proposal is obtained or, in the case of Velodyne, the required Velodyne stockholder vote to approve the Velodyne merger agreement proposal is obtained, the Ouster board of directors or the Velodyne board of directors, as applicable, may effect a change of recommendation if such party receives a bona fide written competing proposal that did not result from a breach in any respect of such party’s obligations under the merger agreement, and the Velodyne board of directors or Ouster board of directors, as applicable, (i) determines in good faith (after receiving advice from its financial and outside legal advisors) that said competing proposal is or would reasonably be expected to lead to a superior proposal and (ii) determines in good faith after consulting with its outside legal counsel that a failure to take action with respect to such competing proposal would constitute a breach of its fiduciary duties under applicable law, and meets certain other conditions as described in the section entitled “The Merger Agreement—No Change of Recommendation—Permitted Change of Recommendation—Superior Proposal” of this joint proxy statement/prospectus.

Termination of the Merger Agreement

Termination by Mutual Consent

The merger agreement may be terminated and the mergers and the other transactions contemplated by the merger agreement may be abandoned at any time prior to the effective time by mutual written consent of Ouster and Velodyne.

Termination by Either Ouster or Velodyne

Either Ouster or Velodyne may terminate the merger agreement and the mergers may be abandoned at any time prior to the effective time if:

•

any law or final and non-appealable order has been promulgated, entered, enforced, enacted or issued or deemed applicable to the mergers by any governmental entity which permanently prohibits, restrains or makes illegal the consummation of the mergers;

•

the first merger has not been completed by 11:59 p.m., Pacific Time on May 4, 2023, referred to as the outside date (unless such date has been extended to August 4, 2023, which extension is available automatically but only in limited circumstances related to antitrust or similar law);

•	the required Ouster stockholder approval for the Ouster share issuance proposal has not been obtained at the Ouster special meeting or at any adjournment or postponement thereof; or

•	the required Velodyne stockholder approval of the Velodyne merger agreement proposal has not been obtained at the Velodyne special meeting or at any adjournment or postponement thereof.

For a more complete description of these termination rights, see the information provided in the section entitled “The Merger Agreement—Termination of the Merger Agreement—Termination by Either Ouster or Velodyne” of this joint proxy statement/prospectus.

Termination by Ouster

Ouster may terminate the merger agreement and the mergers may be abandoned at any time prior to the effective time:

•

if there has been a breach by Velodyne of any of its representations, warranties, covenants or agreements under the merger agreement, which breach resulted in (i) the conditions to the merger agreement not being satisfied and (ii) which such breach is not curable prior to the outside date, or if curable prior to the outside date, has not been cured within the earlier of (a) 20 business days after the giving of notice thereof by Ouster to Velodyne or (b) one business day prior to the outside date;

•	if the Velodyne board of directors has effected an adverse recommendation change; or

•

if, prior to the time the required Ouster stockholder approval of the Ouster share issuance proposal is obtained, the Ouster board of directors has effected an adverse recommendation change in respect of a superior proposal in compliance with the merger agreement, and concurrently with termination of the merger agreement, Ouster enters into a definitive agreement implementing such superior proposal, but only if Ouster is not in breach of the provisions of the merger agreement relating to competing proposals.

Termination by Velodyne

Velodyne may terminate the merger agreement and the mergers may be abandoned at any time prior to the effective time:

•

if there has been a breach by Ouster, Merger Sub I or Merger Sub II of any of their representations, warranties, covenants or agreements under the merger agreement, which breach resulted in (i) the conditions to the merger agreement not being satisfied and (ii) which such breach is not curable prior to the outside date, or if curable prior to the outside date, has not been cured within the earlier of (a) 20 business days after the giving of notice thereof by Velodyne to Ouster or (b) one business day prior to the outside date;

•	if the Ouster board of directors has effected an adverse recommendation change; or

•

if, prior to the time the required Velodyne stockholder approval of the Velodyne merger agreement proposal is obtained, the Velodyne board of directors has effected an adverse recommendation change in respect of a superior proposal in compliance with the merger agreement, and concurrently with termination of the merger agreement, Velodyne enters into a definitive agreement implementing such superior proposal, but only if Velodyne is not in breach of the provisions of the merger agreement relating to competing proposals.

Termination Fees

Ouster will be required to pay to Velodyne a termination fee of $7,000,000 if the merger agreement is terminated:

•	by Velodyne, due to the Ouster board of directors making a change of recommendation;

•

by Velodyne, due to Ouster’s breach or failure to perform any of its representations, warranties or covenants contained in the merger agreement, which breach or failure to perform would result in a failure of conditions to the merger agreement and which is incapable of being cured by Ouster prior to the outside date or otherwise is not cured by the earlier of (A) 20 business days following written notice to Ouster by Velodyne of such breach or (B) the first business day prior to the outside date, if (i) a competing proposal for Ouster has been publicly announced or otherwise communicated to the Ouster board (and not withdrawn) prior to the date of termination and (ii) within 12 months after such termination, either (A) Ouster consummates a competing proposal or (B) Ouster has entered into a definitive agreement for a competing proposal (in each case, with all references to 20% being changed to 50% in the definition of “competing proposal”);

•

if the Ouster stockholder meeting has not occurred, by either Velodyne due to a breach by Ouster, Merger Sub I, or Merger Sub II if such breach resulted in the conditions to the merger agreement not being satisfied by the outside date or by either Ouster or Velodyne due to the mergers not having been completed by the outside date, if (i) a competing proposal for Ouster has been publicly announced or otherwise communicated to the Ouster board (and not withdrawn) prior to the date of such termination and (ii) within 12 months after such termination, either (A) Ouster consummates a competing proposal or (B) Ouster has entered into a definitive agreement for a competing proposal (in each case, with all references to 20% being changed to 50% in the definition of “competing proposal”); or

•

by either Ouster or Velodyne due to Ouster’s not obtaining the required Ouster stockholder approval of the Ouster share issuance proposal, if (i) a competing proposal for Ouster has been publicly announced or otherwise communicated to the Ouster board (and not withdrawn) prior to the Ouster special meeting and (ii) within 12 months after such termination, either (A) Ouster consummates a competing proposal or (B) Ouster has entered into a definitive agreement for a competing proposal (in each case, with all references to 20% being changed to 50% in the definition of “competing proposal”).

Velodyne will be required to pay to Ouster a termination fee of $7,000,000 if the merger agreement is terminated:

•	by Ouster, due to the Velodyne board of directors making a change of recommendation;

•

by Ouster, due to Velodyne’s breach or failure to perform any of its representations, warranties or covenants contained in the merger agreement, which breach or failure to perform would result in a failure of conditions to the merger agreement and which is incapable of being cured by Velodyne prior to the outside date or otherwise is not cured by the earlier of (A) 20 business days following written notice to Velodyne by Ouster of such breach or (B) the first business day prior to the outside date, if (i) a competing proposal for Velodyne has been publicly announced or otherwise communicated to the Velodyne board (and not withdrawn) prior to the date of termination and (ii) within 12 months after such termination, either (A) Velodyne consummates a competing proposal or (B) Velodyne has entered into a definitive agreement for a competing proposal (in each case, with all references to 20% being changed to 50% in the definition of “competing proposal”);

•

if the Velodyne stockholder meeting has not occurred, by either Ouster due to a breach by Velodyne if such breach resulted in the conditions to the merger agreement not being satisfied by the outside date or by either Ouster or Velodyne due to the mergers not having been completed by the outside date, if (i) a competing proposal for Velodyne has been publicly announced or communicated to the Velodyne board (and not withdrawn) prior to the date of such termination and (ii) within 12 months after such termination, either (A) Velodyne consummates a competing proposal or (B) Velodyne has entered into a definitive agreement for a competing proposal (in each case, with all references to 20% being changed to 50% in the definition of “competing proposal”); or

•

by either Ouster or Velodyne due to Velodyne’s not obtaining the required Velodyne stockholder approval of the Velodyne merger agreement proposal, if (i) a competing proposal for Velodyne has been publicly announced or communicated to the Velodyne board (and not withdrawn) prior to the Velodyne special meeting and (ii) within 12 months after such termination, either (A) Velodyne consummates a competing proposal or (B) Velodyne has entered into a definitive agreement for a competing proposal (in each case, with all references to 20% being changed to 50% in the definition of “competing proposal”).

Voting and Support Agreement

Ouster Voting and Support Agreement

Concurrently with the execution of the merger agreement, the directors and executive officers of Ouster and Banyan Venture Holdings LLC, an Ouster stockholder, entered into voting and support agreements, which are referred to as the Ouster voting and support agreements, with respect to all shares of Ouster common stock owned of record or beneficially by that director, executive officer or stockholder of Ouster as of November 4, 2022, which are referred to, together with any additional shares or other voting securities of Ouster of which that specified director, executive officer or stockholder of Ouster acquires beneficial ownership after November 4, 2022 but prior to the Ouster record date, as the covered Ouster shares.

Subject to the terms and conditions set forth in the Ouster voting and support agreements, from November 4, 2022 until the termination of the Ouster voting and support agreements, each of signatories party thereto agreed to:

•

appear at each meeting of the stockholders of Ouster, or adjournment or postponement thereof, to vote on any matter contemplated by the Ouster voting and support agreements and to cause their respective covered Ouster shares to be counted as present thereat for purposes of calculating a quorum; and

•

vote their respective covered Ouster shares in favor of (i) the adoption of the merger agreement and (ii) the approval of any proposal to adjourn the Ouster stockholder meeting to a later date, if there are not sufficient affirmative votes (electronically or by proxy) to obtain the required Ouster vote to approve the Ouster share issuance proposal on the date on which such meeting is held; and against (i) any acquisition proposal with respect to Ouster in opposition to, or in competition with, the mergers and the transactions contemplated by the merger agreement and (ii) any other action, agreement or transaction reasonably expected to impede, interfere with, delay, postpone or discourage the proposed transaction.

You should read the section entitled “The Ancillary Agreements” of this joint proxy statement/prospectus for a more complete discussion of the Ouster voting and support agreements.

Velodyne Voting and Support Agreement

Concurrently with the execution of the merger agreement, the directors and executive officers of Velodyne entered into voting and support agreements, which are referred to as the Velodyne voting and support agreements, with respect to all shares of Velodyne common stock owned of record or beneficially by that director and executive officer of Velodyne as of November 4, 2022, which are referred to, together with any additional shares or other voting securities of Velodyne of which that specified director and executive officer of Velodyne acquires beneficial ownership after November 4, 2022 but prior to the Velodyne record date, as the covered Velodyne shares.

Subject to the terms and conditions set forth in the Velodyne voting and support agreements, from November 4, 2022 until the termination of the Velodyne voting and support agreements, each of the directors and executive officers of Velodyne party thereto agreed to:

•

appear at each meeting of the stockholders of Velodyne, or adjournment or postponement thereof, to vote on any matter contemplated by the Velodyne voting and support agreements and to cause their respective covered Velodyne shares to be counted as present thereat for purposes of calculating a quorum; and

•

vote their respective covered Velodyne shares in favor of (i) the adoption of the merger agreement and (ii) the approval of any proposal to adjourn the Velodyne stockholder meeting to a later date, if there are not sufficient affirmative votes (in person or by proxy) to obtain the required Velodyne vote to approve the Velodyne merger agreement proposal on the date on which such meeting is held; and against (i) any acquisition proposal with respect to Velodyne in opposition to, or in competition with, the mergers and the transactions contemplated by the merger agreement and (ii) any other action, agreement or transaction reasonably expected to impede, interfere with, delay, postpone or discourage the proposed transaction.

You should read the section entitled “The Ancillary Agreements” of this joint proxy statement/prospectus for a more complete discussion of the Velodyne voting and support agreements.

Accounting Treatment

The mergers will be accounted for using the acquisition method of accounting in accordance with ASC 805, Business Combinations. U.S. GAAP requires that one of the companies in the mergers be designated as the acquirer for accounting purposes based on the evidence available. Ouster expects that it will be treated as the acquiring entity for accounting purposes. Accordingly, Ouster will measure the assets acquired and liabilities assumed at their fair values including net tangible and identifiable intangible assets acquired and liabilities assumed as of the closing date of the first merger, with any excess purchase price over those fair values being recorded as goodwill. In identifying Ouster as the acquiring entity for accounting purposes, Ouster and Velodyne took into account the voting rights of all equity instruments, the intended corporate governance structure of the combined company, and the size of each of the companies. No single factor was the sole determinant in the overall conclusion that Ouster is the acquirer for accounting purposes, rather all factors were considered in arriving at such conclusion.

Certain Tax Matters

Ouster and Velodyne intend to report and, except to the extent otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code, will report, for U.S., state and other relevant tax purposes, the mergers, taken together, as a “reorganization” within the meaning of Section 368(a) of the Code. Each of Ouster and Velodyne will use reasonable best efforts to cause the mergers to qualify, and will not take any action or cause any action to be taken which action would reasonably be expected to prevent the mergers, taken together, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code. The merger agreement is intended to constitute a “plan of reorganization” for purposes of Sections 354 and 361 of the Code and U.S. Treasury regulations Sections 1.368-2(g) and 1.368-3(a), and each of Ouster and Velodyne have adopted it as such.

Each of Ouster and Velodyne will use reasonable best efforts to obtain an opinion of its counsel that the mergers, taken together, qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Ouster and Velodyne, respectively, will each deliver to each party’s counsel a letter setting forth certain representations and warranties, which each party’s counsel will be entitled to rely on in delivering its opinion (as described in the section entitled “U.S. Federal Income Tax Consequences of the Mergers—U.S. Federal Income Tax Consequences of the Mergers to U.S. Holders of Velodyne Common Stock” of this joint proxy statement/prospectus).

Comparison of Stockholders’ Rights

Upon completion of the first merger, Velodyne stockholders receiving shares of Ouster common stock will become stockholders of the combined company, and their rights will be governed by the DGCL and the governing corporate documents of the combined company in effect at the effective time. Velodyne stockholders will have different rights once they become stockholders of the combined company due to differences between the governing corporate documents of Velodyne and the proposed governing corporate documents of the combined company, as described in more detail under the section entitled “Comparison of Stockholders’ Rights” of this joint proxy statement/prospectus.

Listing of Ouster Common Stock; Delisting and Deregistration of Velodyne Common Stock

The shares of Ouster common stock and Ouster Warrants to be issued in connection with the mergers are expected to be listed for trading on the NYSE under the symbols “OUST” and “[            ],” respectively. Ouster will use its reasonable best efforts to cause the shares of Ouster common stock and Ouster Warrants to be issued in connection with the mergers to be approved for listing on the NYSE.

If the mergers are completed, Velodyne common stock will be delisted from the Nasdaq and deregistered under the Exchange Act, and Velodyne will no longer be required to file periodic reports with the SEC with respect to Velodyne common stock.

Velodyne has agreed to cooperate with Ouster to take, or cause to be taken, all actions necessary to delist Velodyne common stock from the Nasdaq and to terminate their registration under the Exchange Act after the effective time.

Risk Factors

In evaluating the merger agreement, the mergers or the issuance of shares of Ouster common stock in the mergers, you should carefully read this joint proxy statement/prospectus and give special consideration to the factors discussed in the section entitled “Risk Factors” of this joint proxy statement/prospectus.

SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following tables set forth selected unaudited pro forma condensed combined financial information giving effect to the planned mergers of Ouster and Velodyne. The unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2022 and the fiscal year ended December 31, 2021, give effect to the mergers as if they had been consummated on January 1, 2021, the beginning of Ouster’s most recently completed fiscal year. The unaudited pro forma condensed combined balance sheet as of September 30, 2022 gives effect to the mergers as if they had been consummated on September 30, 2022.

The selected unaudited pro forma condensed combined financial information is provided for illustrative purposes only and does not purport to represent what the actual consolidated results of operations or consolidated financial condition of the combined company would have been had the mergers actually occurred on the dates indicated, nor do they purport to project the future consolidated results of operations or consolidated financial condition of the combined company for any future period or as of any future date.

The selected unaudited pro forma condensed combined financial data as of and for the nine months ended September 30, 2022 and for the year ended December 31, 2021 are derived from the unaudited pro forma condensed combined financial information included under the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” of this joint proxy statement/prospectus and should be read in conjunction with that information. The unaudited pro forma adjustments are based upon available information and certain assumptions that Ouster and Velodyne believe are reasonable under the circumstances. The unaudited pro forma condensed combined financial information also gives effect to the assumptions and adjustments described in the accompanying notes to the unaudited pro forma condensed combined financial statements included in this joint proxy statement/prospectus. For more information, please see the section titled “Unaudited Pro Forma Condensed Combined Financial Information” of this joint proxy statement/prospectus.

(In thousands, except per share data)	Nine Months Ended September 30, 2022	Year Ended December 31, 2021
Unaudited Pro Forma Condensed Combined Statement of Operations Data:
Revenues	$57,419	$95,502
Net loss	$(234,332)	$(324,879)
Net loss per share:
Basic and diluted	$(0.63)	$(0.99)

(In thousands)	As of September 30, 2022
Unaudited Pro Forma Condensed Combined Balance Sheet Data:
Cash and cash equivalents, and short-term investments	$332,032
Total assets	$583,206
Total liabilities	$117,546
Total stockholders’ equity	$465,660

COMPARATIVE HISTORICAL AND UNAUDITED PRO FORMA PER SHARE DATA

Presented below are Velodyne’s historical per share data for the nine months ended September 30, 2022 and the fiscal year ended December 31, 2021, Ouster’s historical per share data for the nine months ended September 30, 2022 and the fiscal year ended December 31, 2021, unaudited pro forma combined per share data for the nine months ended September 30, 2022 and the fiscal year ended December 31, 2021, and unaudited pro forma equivalent data for the nine months ended September 30, 2022 and the fiscal year ended December 31, 2021. This information should be read together with the consolidated financial statements and related notes of Velodyne and Ouster that are incorporated by reference into this joint proxy statement/prospectus and with the unaudited pro forma condensed combined financial data included under the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” of this joint proxy statement/prospectus. The pro forma information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the mergers had been completed as of the beginning of the periods presented or on the dates presented, nor is it necessarily indicative of the future operating results or financial position of the combined company. The historical book value per share is computed by dividing total stockholders’ equity by the number of shares outstanding at the end of the relevant period. The pro forma net loss per share of the combined company is computed by dividing the pro forma net loss by the pro forma weighted average number of basic and diluted shares outstanding. The pro forma book value per share of the combined company is computed by dividing total pro forma stockholders’ equity by the pro forma number of shares outstanding at the end of the period.

	Nine Months Ended September 30, 2022	Year Ended December 31, 2021
Velodyne Historical Data
Historical per share of common stock
Basic and diluted net loss per share	$(0.66)	$(1.09)
Book value per share (at period end)	$0.93	$1.52

	Nine Months Ended September 29, 2022	Year Ended December 31, 2021
Ouster Historical Data
Historical per share of common stock
Basic and diluted net loss per share	$(0.55)	$(0.70)
Book value per share (at period end)	$1.11	$1.51

	Nine Months Ended September 30, 2022	Year Ended December 31, 2021
Pro Forma Combined Data
Pro Forma per share of common stock
Basic and diluted net loss per share	$(0.63)		$(0.99)
Book value per share (at period end)	$1.24	$	N/A	(1)

	Nine Months Ended September 30, 2022	Year Ended December 31, 2021
Velodyne Pro Forma Equivalent Data
Pro Forma per share of common stock
Basic and diluted net loss per share	$(0.52)		$(0.81)
Book value per share (at period end)	$1.02	$	N/A	(1)

(1)	Pro Forma balance sheet information as of December 31, 2021 is not required and as such is not included in the table.

COMPARISON OF OUSTER AND VELODYNE MARKET PRICES AND IMPLIED VALUE OF MERGER CONSIDERATION

The following table presents trading information for Ouster common stock on the NYSE and Velodyne common stock on the Nasdaq, respectively, on November 4, 2022, the last trading day before announcement of the mergers and November 22, 2022, the most recent practicable trading day before the date of this joint proxy statement/prospectus. The table also shows the estimated equivalent per-share value of the per share consideration proposed for each share of Velodyne common stock as of the same two dates. This estimated equivalent per-share value was calculated by multiplying the closing price of a share of Ouster common stock on the relevant date by the exchange ratio of 0.8204 shares for each share of Velodyne common stock.

	Velodyne Common Stock			Ouster Common Stock			Equivalent Per-Share Value
	High	Low	Close	High	Low	Close	High	Low	Close
Date
November 4, 2022	$0.95	$0.86	$0.89	$1.21	$1.12	$1.17	$0.99	$0.92	$0.96
November 22, 2022	$1.02	$0.97	$0.98	$1.24	$1.15	$1.20	$1.02	$0.94	$0.98

The market prices of Ouster common stock and Velodyne common stock fluctuated prior to and have fluctuated after the date of the announcement of the merger agreement and may continue to fluctuate prior to the completion of the first merger. No assurance can be given concerning the market prices of Ouster common stock or Velodyne common stock before completion of the first merger or of the market price of the common stock of the combined company after completion of the first merger. Because the exchange ratio is fixed and will not be adjusted for changes in the market prices of either Ouster common stock or Velodyne common stock, the market price of Ouster common stock (and, therefore, the value of the merger consideration) when received by Velodyne stockholders after the first merger is completed could be greater than, less than or the same as shown in the table above. Accordingly, these comparisons may not provide meaningful information to Ouster stockholders and Velodyne stockholders in determining how to vote with respect to the proposals described in this joint proxy statement/prospectus. Ouster stockholders and Velodyne stockholders are encouraged to obtain current market quotations for Ouster common stock and Velodyne common stock and to review carefully the other information contained in this joint proxy statement/prospectus or incorporated by reference into this joint proxy statement/prospectus. For more information, see the section entitled “Where You Can Find More Information” of this joint proxy statement/prospectus.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This registration statement on Form S-4, of which this joint proxy statement/prospectus forms a part, and the documents to which Ouster and Velodyne refer you to in this registration statement, as well as oral statements made or to be made by Ouster and Velodyne, include certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties and are made pursuant to the safe harbor provisions of Section 27A of the Securities Act, and Section 21E of the Exchange Act. The words “believe,” “continue,” “could,” “expect,” “anticipate,” “intends,” “estimate,” “forecast,” “project,” “should,” “may,” “will,” “would” or the negative thereof and similar expressions are intended to identify such forward-looking statements. These forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond the control of Ouster and Velodyne. Statements in or incorporated by reference into this registration statement regarding Ouster, Velodyne, or the proposed mergers, referred to as the proposed transaction, that are forward-looking, including statements regarding the anticipated benefits of the proposed transaction, the impact of the proposed transaction on Ouster’s and Velodyne’s employees, business and future financial and operating results, the amount and timing of synergies from the proposed transaction, and the closing date for the proposed transaction, are based on Ouster’s and Velodyne’s management’s estimates, assumptions and projections, and are subject to significant uncertainties and other factors, many of which are beyond Ouster’s and Velodyne’s control. These factors and risks include, but are not limited to:

•	weakening of global and/or regional economic conditions, generally or specifically in the lidar technology industry, which could decrease the demand for Ouster’s and Velodyne’s products and solutions;

•	the ability of Ouster or Velodyne to meet rapid demand shifts;

•	the ability of Ouster or Velodyne to continue technological innovation and introduce new products to meet customers’ rapidly changing requirements;

•	the companies’ customer bases;

•	the ability of Ouster or Velodyne to identify, effect and integrate acquisitions, joint ventures or other transactions;

•	the ability of Ouster or Velodyne to protect and enforce intellectual property rights;

•	operational, political and legal risks of Ouster’s and Velodyne’s international operations;

•	the increasing complexity of certain manufacturing processes;

•	raw material shortages and price increases;

•	changes in government regulations of the countries in which Ouster and Velodyne operate;

•	the fluctuation of currency exchange rates;

•	fluctuations in the market price of Ouster’s stock;

•	the ability of the companies to integrate their respective businesses promptly and effectively and to achieve the anticipated synergies and value-creation contemplated by the mergers; and

•	other risk factors and additional information.

In addition, material risks that could cause actual results to differ from forward-looking statements include: the inherent uncertainty associated with financial or other projections; the companies’ ability to obtain the approval of the proposed transaction by Velodyne stockholders and the approval of the Ouster share issuance proposal and the timing of the closing of the proposed transaction, including the risk that the conditions to the transaction are not satisfied on a timely basis or at all and the failure of the proposed transaction to close for any other reason; the risk that a consent or authorization that may be required for the proposed transaction is not obtained or is obtained subject to conditions that are not anticipated; unanticipated difficulties or expenditures relating to the proposed transaction, the response of business partners and retention as a result of the announcement and pendency of the proposed transaction; and the diversion of management time in connection with the proposed transaction.

For further discussion of these and other risks, contingencies and uncertainties applicable to Ouster and Velodyne, see the section entitled “Risk Factors” of this joint proxy statement/prospectus and in Ouster’s and Velodyne’s other filings with the SEC incorporated by reference into this joint proxy statement/prospectus. See also the section entitled “Where You Can Find More Information” of this joint proxy statement/prospectus for more information about the SEC filings incorporated by reference into this joint proxy statement/prospectus.

All subsequent written or oral forward-looking statements attributable to Ouster or Velodyne or any person acting on its or their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Neither Ouster nor Velodyne is under any obligation, and each expressly disclaims any obligation, to update, alter, or otherwise revise any forward-looking statements, whether written or oral, that may be made from time to time, whether as a result of new information, future events or otherwise, except as may be required by law.

RISK FACTORS

In deciding whether to vote for the Ouster share issuance proposal or the Ouster reverse stock split proposal, in the case of Ouster stockholders, or the adoption of the merger agreement, in the case of Velodyne stockholders, you are urged to carefully consider all of the information included or incorporated by reference in this joint proxy statement/prospectus, which is listed in the section entitled “Where You Can Find More Information” of this joint proxy statement/prospectus. You should also read and consider the risks associated with each of the businesses of Ouster and Velodyne because these risks will also affect the combined company. The risks associated with the business of Ouster can be found in Ouster’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021 and the risks associated with the business of Velodyne can be found in Velodyne’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, as such risks may be updated or supplemented in each company’s subsequently filed Quarterly Reports on Form 10-Q or Current Reports on Form 8-K (excluding any information and exhibits furnished under Item 2.02 or 7.01 thereof), each of which are incorporated by reference into this joint proxy statement/prospectus. In addition, you are urged to carefully consider the following material risks relating to the mergers, the business of the combined company, the business of Ouster, and the business of Velodyne.

Risks Relating to the Mergers

The exchange ratio is fixed and will not be adjusted in the event of any change in either Ouster’s or Velodyne’s stock price.

Upon completion of the first merger, each share of Velodyne common stock outstanding immediately prior to the first merger will be converted into and become exchangeable for 0.8204 shares of Ouster common stock. This exchange ratio is fixed in the merger agreement and will not be adjusted for changes in the market price of either Ouster common stock or Velodyne common stock. The market prices of Ouster common stock and Velodyne common stock have fluctuated prior to and after the date of the announcement of the merger agreement and may continue to fluctuate from the date of this joint proxy statement/prospectus to the date of the Ouster special meeting and the Velodyne special meeting, respectively, and the date the first merger is consummated, and the market price of the common stock of the combined company may continue to fluctuate thereafter.

Because the value of the merger consideration will depend on the market price of Ouster common stock at the time the mergers are completed, Velodyne stockholders will not know or be able to determine at the time of the Velodyne special meeting the market value of the merger consideration they would receive upon completion of the first merger. Similarly, Ouster stockholders will not know or be able to determine at the time of the Ouster special meeting the market value of the shares of Ouster common stock to be issued pursuant to the merger agreement compared to the market value of the shares of Velodyne common stock that are being exchanged in the first merger.

Stock price changes may result from a variety of factors, including, among others, general market and economic conditions, changes in Ouster’s or Velodyne’s respective businesses, operations and prospects, reductions or changes in U.S. government spending or budgetary policies, market assessments of the likelihood that the mergers will be completed, interest rates, general market, industry and economic conditions and other factors generally affecting the respective prices of Ouster’s or Velodyne’s common stock, federal, state and local legislation, governmental regulation and legal developments in the industry segments in which Ouster or Velodyne operate, and the timing of the mergers.

Many of these factors are beyond Ouster’s and Velodyne’s control, and neither Ouster nor Velodyne are permitted to terminate the merger agreement solely due to a decline in the market price of the common stock of the other party. You are urged to obtain current market quotations for Ouster common stock and Velodyne common stock in determining whether to vote for the adoption of the merger agreement, or, in the case of the Ouster stockholders, whether to vote for the Ouster share issuance proposal and the Ouster reverse stock split proposal. In addition, see the section entitled “Comparison of Ouster and Velodyne Market Prices and Implied Value of Merger Consideration” of this joint proxy statement/prospectus.

The mergers may be delayed or may not be completed and the merger agreement may be terminated in accordance with its terms, which could negatively impact Ouster and/or Velodyne.

The mergers are subject to a number of conditions that must be satisfied, some of which are beyond the control of Ouster and Velodyne, may not be satisfied or waived in a timely manner or at all, and, accordingly, the mergers may be delayed or not completed. These conditions include: the approval by Ouster stockholders of the Ouster share issuance proposal and approval by Velodyne stockholders of the Velodyne merger agreement proposal, approval for listing on the NYSE of the shares of Ouster common stock (including those to be issued pursuant to the merger agreement) (subject to official notice of issuance), the expiration or earlier termination of any applicable waiting period under U.S. antitrust and competition laws, the absence of governmental restraints or prohibitions preventing the consummation of the mergers, the effectiveness of the registration statement on Form S-4 registering the Ouster common stock issuable pursuant to the merger agreement and the absence of any stop order by the SEC with respect thereto. The obligation of each of Ouster and Velodyne to consummate the mergers is also conditioned on, among other things, the receipt by such party of a written opinion from counsel, to the effect that for U.S. federal income tax purposes the mergers, taken together, will qualify as a “reorganization” within the meaning of Section 368(a) of the Code (discussed further below), the absence of a material adverse effect on the other party, the truth and correctness of the representations and warranties made by the other party on the date of the merger agreement and on the closing date (subject to certain materiality qualifiers), and the performance by the other party in all material respects of its obligations under the merger agreement. No assurance can be given that the required consents and approvals will be obtained or that the required conditions to closing will be satisfied, and, if all required consents and approvals are obtained and the conditions are satisfied, no assurance can be given as to the terms, conditions and timing of such consents and approvals. Any delay in completing the mergers could cause the combined company not to realize, or to be delayed in realizing, some or all of the benefits that Ouster and Velodyne expect to achieve if the mergers are successfully completed within its expected time frame. For a more complete summary of the conditions that must be satisfied or waived prior to completion of the mergers, see the section entitled “The Merger Agreement—Conditions to the Completion of the Mergers” of this joint proxy statement/prospectus.

Additionally, either Ouster or Velodyne may terminate the merger agreement under certain circumstances, including, among other reasons, if the first merger is not completed by 11:59 p.m. Pacific Time on May 4, 2023 (which date may be extended by three months under certain circumstances if certain regulatory approvals are not obtained by May 4, 2023). In addition, if the merger agreement is terminated under certain circumstances specified in the merger agreement, either party may be required to pay the other party a termination fee of $7,000,000. See the section entitled “The Merger Agreement—Termination of the Merger Agreement” of this joint proxy statement/prospectus and the section entitled “The Merger Agreement—Termination Fees” of this joint proxy statement/prospectus for a more complete discussion of the circumstances under which the merger agreement could be terminated and when a termination fee may be payable by Ouster or Velodyne.

If the mergers are not completed for any reason, including as a result of a failure to obtain the required Ouster stockholder vote to approve the Ouster share issuance proposal or the required Velodyne stockholder vote to approve the Velodyne merger agreement proposal, the ongoing businesses of Ouster and Velodyne may be adversely affected and, without realizing any of the benefits of having completed the mergers, Ouster and Velodyne would be subject to a number of risks, including the following:

•	each company may experience negative reactions from the financial markets, including negative impacts on its stock price;

•	each company may experience negative reactions from its suppliers, customers and employees;

•

each company will be required to pay their respective costs relating to the mergers, such as financial advisory, legal and accounting costs and associated fees and expenses, including, if applicable, a termination fee (with certain exceptions), whether or not the mergers are completed; and

•

matters relating to the mergers (including integration planning) will require substantial commitments of time and resources by Ouster management and Velodyne management, which could otherwise have been devoted to day-to-day operations or to other opportunities that may have been beneficial to Ouster or Velodyne, as applicable, as an independent company.

The market price for shares of common stock of the combined company following the completion of the mergers may be affected by factors different from, or in addition to, those that historically have affected or currently affect the market prices of shares of Ouster common stock and Velodyne common stock.

Upon consummation of the mergers, Ouster stockholders and Velodyne stockholders will both hold shares of common stock in the combined company. The businesses of Ouster and Velodyne differ from each other, and, accordingly, the results of operations of the combined company will be affected by some factors that are different from those currently or historically affecting the results of operations of Ouster and Velodyne. For a discussion of the businesses of each of Ouster and Velodyne and some important factors to consider in connection with those businesses, please see the section entitled “Summary—The Parties to the Mergers” of this joint proxy statement/prospectus and the documents and information included elsewhere in this joint proxy statement/prospectus or incorporated by reference into this joint proxy statement/prospectus and listed under the section entitled “Where You Can Find More Information” of this joint proxy statement/prospectus.

The shares of common stock of the combined company to be received by Velodyne stockholders as a result of the first merger will have rights different from the shares of Velodyne common stock.

Upon consummation of the first merger, the rights of Velodyne stockholders, who will become stockholders of the combined company, will be governed by the amended certificate of incorporation and bylaws of the combined company. The rights associated with Velodyne common stock are different from the rights which will be associated with the common stock of the combined company. See the section entitled “Comparison of Stockholders’ Rights” of this joint proxy statement/prospectus for a discussion of these rights.

Ouster stockholders and Velodyne stockholders will each have reduced ownership and voting interest in the combined company as compared to ownership and voting interest in each of Ouster and Velodyne on a standalone basis.

Upon consummation of the first merger, each Ouster stockholder and each Velodyne stockholder will become a stockholder of the combined company with a percentage ownership of the combined company that is smaller than such stockholder’s percentage ownership of Ouster or Velodyne, as applicable, immediately prior to the first merger. As of the date of this joint proxy statement/prospectus, based on the exchange ratio and the estimated number of shares of common stock of Ouster and Velodyne that will be outstanding immediately prior to the completion of the first merger, including exercisable options, Ouster and Velodyne estimate that holders of shares of Ouster common stock as of immediately prior to the completion of the first merger will hold, in the aggregate, approximately 50% of the issued and outstanding shares of common stock of the combined company (based on fully diluted shares outstanding of the combined company including equity awards (using the treasury stock method)) immediately following the completion of the first merger, and holders of shares of Velodyne common stock as of immediately prior to the completion of the first merger will hold, in the aggregate, approximately 50% of the issued and outstanding shares of common stock of the combined company (based on fully diluted shares outstanding of the combined company including equity awards (using the treasury stock method)) immediately following the completion of the first merger. Because of this, each share of Ouster common stock and each share of Velodyne common stock will represent a smaller percentage ownership of the combined company than it represented in Ouster or Velodyne, respectively.

Until the completion of the mergers or the termination of the merger agreement in accordance with its terms, Ouster and Velodyne are each prohibited from entering into certain transactions and taking certain actions that might otherwise be beneficial to Ouster or Velodyne and their respective stockholders.

From and after the date of the merger agreement and prior to completion of the mergers, the merger agreement restricts Ouster and Velodyne from taking specified actions without the consent of the other party and requires that the business of each company and its respective subsidiaries be conducted in all material respects in the ordinary course of business consistent with past practice. These restrictions may prevent Ouster or Velodyne from making appropriate changes to their respective businesses or organizational structures or from pursuing attractive business opportunities that may arise prior to the completion of the mergers, and could have the effect of delaying or preventing other strategic transactions. Adverse effects arising from the pendency of the mergers could be exacerbated by any delays in consummation of the mergers or termination of the merger agreement. See the section entitled “The Merger Agreement—Conduct of Business Prior to the Effective Time” of this joint proxy statement/prospectus.

Failure to attract, motivate and retain executives and other key employees could diminish the anticipated benefits of the mergers.

The success of the mergers will depend in part on the retention of personnel critical to the business and operations of the combined company due to, for example, their technical skills or management expertise. Current and prospective employees of Ouster and Velodyne may experience uncertainty about their future role with Ouster and Velodyne until strategies with regard to these employees’ roles in the combined company are announced or executed, which may impair Ouster’s and Velodyne’s ability to attract, retain and motivate key management, sales, marketing, technical and other personnel prior to and following the mergers. If Ouster and Velodyne are unable to retain personnel, including Ouster’s and Velodyne’s key management, who are critical to the successful integration and future operations of the companies, Ouster and Velodyne could face disruptions in their respective operations, loss of existing customers or loss of sales to existing customers, loss of key information, expertise or know-how, and unanticipated additional recruitment and training costs. In addition, the loss of key personnel could diminish the anticipated benefits of the mergers.

If key employees of Ouster or Velodyne depart, the integration of the companies may be more difficult and the combined company’s business following the mergers may be harmed. Furthermore, the combined company may have to incur significant costs in identifying, hiring and retaining replacements for departing employees and may lose significant expertise and talent relating to the business of each of Ouster or Velodyne, and the combined company’s ability to realize the anticipated benefits of the mergers may be adversely affected. In addition, there could be disruptions to or distractions for the workforce and management associated with activities of labor unions or integrating employees into the combined company. No assurance can be given that the combined company will be able to attract or retain key employees of Ouster and Velodyne to the same extent that those companies have been able to attract or retain their own employees in the past.

The mergers, and uncertainty regarding the mergers, may cause customers, suppliers or strategic partners to delay or defer decisions concerning Ouster and Velodyne and adversely affect each company’s ability to effectively manage their respective businesses.

The mergers will happen only if the stated conditions are met, including the relevant stockholder approvals, among other conditions. Many of the conditions are outside the control of Ouster and Velodyne, and both parties also have certain rights to terminate the merger agreement. Accordingly, there may be uncertainty regarding the completion of the mergers. This uncertainty may cause customers, suppliers, vendors, strategic partners or others that deal with Ouster or Velodyne to delay or defer entering into contracts with Ouster or Velodyne or making other decisions concerning Ouster or Velodyne or could cause such customers, suppliers, vendors, strategic partners or others to seek to change or cancel existing business relationships with Ouster or Velodyne, which could negatively affect their respective businesses. Any delay or deferral of those decisions or changes in existing agreements could have an adverse impact on the respective businesses of Ouster and Velodyne, regardless of whether the mergers are ultimately completed.

Whether or not the mergers are completed, the announcement and pendency of the mergers will divert significant management resources to complete the mergers, which could have an adverse effect on Ouster’s and Velodyne’s respective businesses, financial results, and/or market prices.

Whether or not the mergers are completed, the announcement and pendency of the mergers could cause disruptions in the businesses of Ouster and Velodyne by directing the attention of management of each of Ouster and Velodyne toward the completion of the mergers. Ouster and Velodyne have each diverted significant management resources in an effort to complete the mergers and are each subject to restrictions contained in the merger agreement on the conduct of their respective businesses in the period prior to the completion of the mergers. If the mergers are not completed, Ouster and Velodyne will have incurred significant costs, including the diversion of management resources, for which they will have received little or no benefit.

The directors and executive officers of Ouster and Velodyne have interests and arrangements that may be different from, or in addition to, those of Ouster and Velodyne stockholders generally.

When considering the recommendations of the boards of directors of Ouster or Velodyne, as applicable, with respect to the proposals described in this joint proxy statement/prospectus, stockholders should be aware that the directors and executive officers of each of Ouster and Velodyne have interests in the mergers that are different from, or in addition to, those of Ouster stockholders and Velodyne stockholders generally. These interests include the continued employment of certain executive officers of Ouster and Velodyne by the combined company, the continued service of certain directors of Ouster and Velodyne as directors of the combined company, the treatment in the mergers of outstanding equity, equity-based and incentive awards, severance arrangements, and other compensation and benefit arrangements, and the right to continued indemnification of former Ouster and Velodyne directors and officers by the combined company.

Ouster stockholders and Velodyne stockholders should be aware of these interests when they consider the recommendations of the respective Ouster and Velodyne boards of directors that they vote in favor of the Ouster share issuance proposal, in the case of Ouster, or that they adopt the merger agreement, in the case of Velodyne. The interests of Ouster’s directors and executive officers are described in more detail in the section entitled “Interests of Ouster’s Directors and Executive Officers in the Mergers” of this joint proxy statement/prospectus, and the interests of Velodyne’s directors and executive officers are described in more detail in the section entitled “Interests of Velodyne’s Directors and Executive Officers in the Mergers” of this joint proxy statement/prospectus.

Ouster or Velodyne may waive one or more of the closing conditions without re-soliciting stockholder approval.

Ouster or Velodyne may determine to waive, in whole or part, one or more of the conditions to its obligations to consummate the mergers. Ouster and Velodyne currently expect to evaluate the materiality of any waiver and its effect on Ouster and Velodyne stockholders, as applicable, in light of the facts and circumstances at the time to determine whether any amendment of this joint proxy statement/prospectus or any re-solicitation of proxies or voting cards is required in light of such waiver. Any determination whether to waive any condition to the mergers or as to re-soliciting stockholder approval or amending this joint proxy statement/prospectus as a result of a waiver will be made by Ouster and Velodyne, as applicable, at the time of such waiver based on the facts and circumstances as they exist at that time.

Each of Ouster and Velodyne will incur significant transaction, merger-related and restructuring costs in connection with the mergers.

Ouster and Velodyne have each incurred and expect to incur a number of non-recurring costs associated with combining the operations of the two companies, as well as transaction fees and other costs related to the mergers. These costs and expenses include fees paid to financial, legal and accounting advisors, facilities and systems consolidation costs, severance and other potential employment-related costs, including retention and severance payments that may be made to certain Ouster employees and Velodyne employees, filing fees, printing expenses and other related charges. Some of these costs are payable by Ouster or Velodyne regardless of whether the mergers are completed.

The combined company may also incur restructuring and integration costs in connection with the mergers. The costs related to restructuring will be expensed as a cost of the ongoing results of operations of either Ouster or Velodyne or the combined company. There are a large number of processes, policies, procedures, operations, technologies and systems that must be integrated in connection with the mergers and the integration of the two companies’ businesses. Although Ouster and Velodyne expect that the elimination of duplicative costs, strategic benefits, additional income and the realization of other efficiencies related to the integration of the businesses may offset incremental transaction, merger-related and restructuring costs over time, any net benefit may not be achieved in the near term or at all. While both Ouster and Velodyne have assumed that certain expenses would be incurred in connection with the mergers and the other transactions contemplated by the merger agreement, there are many factors beyond their control that could affect the total amount or the timing of the integration and implementation expenses.

Ouster stockholders and Velodyne stockholders will not be entitled to appraisal rights in the mergers.

Appraisal rights are statutory rights that, if applicable under law, enable stockholders of a corporation to dissent from an extraordinary transaction, such as a merger, and to demand that such corporation pay the fair value for their shares as determined by a court in a judicial proceeding instead of receiving the consideration offered to such stockholders in connection with the transaction. Under the DGCL, stockholders do not have appraisal rights if the shares of stock they hold are either listed on a national securities exchange or held of record by more than 2,000 holders. Notwithstanding the foregoing, appraisal rights are available if stockholders are required by the terms of the merger agreement to accept for their shares anything other than (a) shares of stock of the surviving corporation, (b) shares of stock of another corporation that will either be listed on a national securities exchange or held of record by more than 2,000 holders, (c) cash in lieu of fractional shares or (d) any combination of the foregoing.

Because the mergers are of Merger Sub I with and into Velodyne and of Velodyne with and into Merger Sub II, and holders of Ouster common stock may continue to hold their shares following completion of the mergers, holders of Ouster common stock are not entitled to appraisal rights in the mergers.

Because shares of Ouster common stock are listed on the NYSE, a national securities exchange, and because Velodyne stockholders are not required by the terms of the merger agreement to accept for their shares anything other than shares of Ouster common stock and cash in lieu of fractional shares, holders of Velodyne common stock will not be entitled to appraisal rights in the mergers. See the section entitled “No Appraisal Rights” of this joint proxy statement/prospectus.

If the mergers, taken together, do not qualify as a “reorganization” under Section 368(a) of the Code, U.S. holders of Velodyne common stock may be required to pay additional U.S. federal income taxes.

For U.S. federal income tax purposes, the mergers, taken together, are intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. It is a condition to the completion of the mergers that each of Ouster and Velodyne receive an opinion from its counsel to the effect that the mergers, taken together, will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Except where specifically discussed below, the discussion below assumes that the mergers will qualify for such tax treatment.

Each such opinion will be based on customary assumptions and representations from Ouster and Velodyne, as well as certain warranties, covenants and undertakings by Ouster, Merger Sub I, Merger Sub II and Velodyne. If any such representations and assumptions or any other facts, representations, assumptions and exclusions set forth in such opinions is incorrect, incomplete or inaccurate, or is violated, the validity of the opinions described above may be affected and the tax consequences of the mergers could differ from those described in this joint proxy statement/prospectus.

See the section entitled “U.S. Federal Income Tax Consequences of the Mergers” of this joint proxy statement/prospectus for a more complete description of certain U.S. federal income tax consequences of the mergers. Please consult your tax advisors as to the specific tax consequences to you of the mergers.

Warrants and other shares underlying equity awards, could increase the number of shares eligible for future resale in the public market and result in dilution to the stockholders.

As of November 15, 2022, Ouster had outstanding publicly traded warrants exercisable for 15,999,900 shares of Ouster common stock at $11.50 per share, and Velodyne had (i) outstanding publicly traded warrants exercisable for 4,480,425 shares of common stock at $11.50 per share; and (ii) an outstanding private warrant owned by an affiliate of Amazon Inc., exercisable for up to 39,784,213 shares of common stock at $4.16 per share, 50% of which will vest at the effective time.

At the effective time, the Ouster Warrants will remain as the warrants exercisable for shares of Ouster common stock in accordance with the terms and conditions of the warrant agreements applicable to such Ouster Warrants. Each Velodyne Warrant will be converted into an Ouster Warrant with the same terms and conditions as applied to such Velodyne Warrant immediately prior to the effective time; however, such Ouster Warrant will cover a number of shares of Ouster common stock equal to the product of the number of shares of Velodyne common stock subject to the Velodyne Warrant and the exchange ratio and will have an exercise price per share equal to the amount obtained by dividing the per share exercise price of the Velodyne Warrant by the exchange ratio.

To the extent the trading price of Ouster common stock exceeds the applicable exercise price for the Ouster Warrants, the shares of Ouster common stock issued upon exercise of any of the Ouster Warrants will result in dilution to the then existing holders of Ouster common stock and increase the number of shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market could adversely affect the market price of the Ouster common stock.

There can be no assurance that the Ouster Warrants outstanding after the mergers will be listed on the NYSE or other national exchange.

Ouster will use its reasonable best efforts to cause the Ouster Warrants to be issued in connection with the mergers in respect of Velodyne’s publicly traded warrants to be listed on the NYSE or other national exchange. However, such listing depends in part on the Ouster Warrants meeting the applicable exchange’s listing requirements. If the Ouster Warrants are not listed on a national exchange following the mergers, there would likely be a less liquid market for those securities.

Risks Relating to the Proposed Reverse Stock Split

The proposed reverse stock split may not increase Ouster’s stock price over the long-term.

One of the Ouster stockholder proposals is the Ouster reverse stock split proposal. The mergers are not conditioned on the adoption of this stockholder proposal. One of the purposes of the contemplated reverse stock split is to increase the per share market price of Ouster common stock in order to improve the status of Ouster common stock as an investment security and help ensure that Ouster complies with the continued listing requirements of the NYSE. It cannot be assured, however, that the contemplated reverse stock split, if effected, will accomplish these objectives for any meaningful period of time and that Ouster common stock will not be delisted from the NYSE in the future due to a failure to satisfy the NYSE’s minimum closing bid listing standard or other NYSE listing requirements. While it is expected that the reduction in the number of outstanding shares of Ouster common stock will proportionally increase the market price of Ouster common stock, it cannot be assured that the contemplated reverse stock split, if effected, will result in any permanent or sustained increase in the market price of Ouster common stock, which is dependent upon many factors, including the combined company’s business and financial performance, general market conditions and the combined company’s prospects for future success.

Failure to obtain approval of the Ouster reverse stock split proposal may increase the probability that Ouster common stock would be delisted from the NYSE in the future due to a failure to satisfy the NYSE’s minimum closing bid listing standard.

The proposed reverse stock split may decrease the liquidity of Ouster common stock.

Although the Ouster board of directors believes that the anticipated increase in the market price of Ouster common stock could encourage interest in Ouster common stock and possibly promote greater liquidity for its stockholders, such liquidity could also be adversely affected by the reduced number of shares outstanding after the contemplated reverse stock split, if effected. The reduction in the number of outstanding shares may lead to reduced trading and a smaller number of market makers for Ouster common stock.

The proposed reverse stock split may lead to a decrease in Ouster’s overall market capitalization.

Should the market price of Ouster common stock decline after the contemplated reverse stock split, if effected, the percentage decline may be greater, due to the smaller number of shares outstanding, than it would have been prior to the contemplated reverse stock split. The contemplated reverse stock split may be viewed negatively by the market and, consequently, may lead to a decrease in Ouster’s overall market capitalization. If the per share market price does not increase in proportion to the contemplated reverse stock split ratio, then the value of Ouster, as measured by its stock market capitalization, will be reduced. In some cases, the per-share stock price of companies that have effected reverse stock splits subsequently declined back to pre-reverse split levels, and accordingly, it cannot be assured that the total market value of Ouster common stock will remain the same after the contemplated reverse stock split is effected, or that the contemplated reverse stock split will not have an adverse effect on the stock price of Ouster common stock due to the reduced number of shares outstanding after the contemplated reverse stock split.

Risks Relating to the Combined Company

Combining the businesses of Ouster and Velodyne may be more difficult, costly or time-consuming than expected, and the combined company may fail to realize the anticipated benefits of the mergers, which may adversely affect the combined company’s business results and negatively affect the value of the common stock of the combined company following the mergers.

The success of the mergers will depend on, among other things, the ability of Ouster and Velodyne to combine their businesses in a manner that realizes cost savings and facilitates growth opportunities.

Ouster and Velodyne must successfully combine their respective businesses in a manner that permits these benefits to be realized. For example, the combined company may not have sufficient capital on hand or generated from operations to continue funding operations as anticipated. In addition, the combined company must achieve the anticipated growth and cost savings without adversely affecting current revenues and investments in future growth. If the combined company is not able to successfully achieve these objectives, the anticipated benefits of the mergers may not be realized fully, or at all, or may take longer to realize than expected.

An inability to realize the full extent of the anticipated benefits of the mergers and the other transactions contemplated by the merger agreement, as well as any delays encountered in the integration process, could have an adverse effect upon the revenues, level of expenses and operating results of the combined company, which may adversely affect the value of the common stock of the combined company after the completion of the mergers.

In addition, the actual integration may result in additional and unforeseen expenses, and the anticipated benefits of the integration plan may not be realized. Actual growth and cost savings, if achieved, may be lower than what Ouster and Velodyne expect and may take longer to achieve than anticipated. If Ouster and Velodyne are not able to adequately address integration challenges, they may be unable to realize the anticipated benefits of the integration of the two companies.

The failure to successfully integrate the businesses and operations of Ouster and Velodyne in the expected time frame may adversely affect the combined company’s future results.

Ouster and Velodyne have operated and, until the completion of the mergers, will continue to operate independently. There can be no assurances that their businesses can be integrated successfully. It is possible that the integration process could result in the loss of key Ouster employees or key Velodyne employees, the loss of customers, the disruption of either company’s or both companies’ ongoing businesses, inconsistencies in standards, controls, procedures and policies, unexpected integration issues, higher than expected integration costs and an overall post-completion integration process that takes longer than originally anticipated. Specifically, the following issues, among others, must be addressed in integrating the operations of Ouster and Velodyne in order to realize the anticipated benefits of the mergers so the combined company performs as expected:

•	combining the companies’ operations and corporate functions;

•

combining the businesses of Ouster and Velodyne and meeting the capital requirements of the combined company in a manner that permits the combined company to achieve any cost synergies and revenue growth of the combined company anticipated to result from the mergers, the failure of which would result in the anticipated benefits of the mergers not being realized in the time frame currently anticipated or at all;

•	integrating personnel from the two companies;

•	integrating and unifying the offerings and services available to customers;

•	harmonizing the companies’ operating practices, employee development and compensation programs, internal controls and other policies, procedures and processes;

•	maintaining existing agreements with customers, distributors, providers and vendors and avoiding delays in entering into new agreements with prospective customers, distributors, providers and vendors;

•	addressing possible differences in business backgrounds, corporate cultures and management philosophies;

•	consolidating the companies’ administrative and information technology infrastructure;

•	coordinating distribution and marketing efforts; and

•	coordinating geographically dispersed organizations.

In addition, at times the attention of certain members of either company’s or both companies’ management and resources may be focused on completion of the mergers and the integration of the businesses of the two companies and diverted from day-to-day business operations or other opportunities that may have been beneficial to such company, which may disrupt each company’s ongoing business and the business of the combined company.

The combined company may not be able to retain customers or suppliers or customers or suppliers may seek to modify contractual obligations with the combined company, which could have an adverse effect on the combined company’s business and operations. Third parties may terminate or alter existing contracts or relationships with Ouster or Velodyne.

As a result of the mergers, the combined company may experience impacts on relationships with customers and suppliers that may harm the combined company’s business and results of operations. Certain customers, licensors, business partners or suppliers may seek to terminate or modify contractual obligations following the mergers whether or not contractual rights are triggered as a result of the mergers. There can be no guarantee that customers and suppliers will remain with or continue to have a relationship with the combined company or do so on the same or similar contractual terms following the mergers. If any customers or suppliers seek to terminate or modify contractual obligations or discontinue the relationship with the combined company, then the combined company’s business and results of operations may be harmed. Furthermore, the combined company will not have long-term arrangements with many of its significant suppliers. If the combined company’s suppliers were to seek to terminate or modify an arrangement with the combined company, then the combined company may be unable to procure necessary supplies from other suppliers in a timely and efficient manner and on acceptable terms, or at all. Any of the aforementioned disruptions could limit the combined company’s ability to achieve the anticipated benefits of the mergers. The adverse effect of any such disruptions could also be exacerbated by a delay in the completion of the mergers or by a termination of the merger agreement.

There can be no assurance that the combined company will be able to comply with the continued listing standards of the New York Stock Exchange.

If the combined company fails to satisfy the continued listing requirements of the NYSE, such as the corporate governance requirements or the minimum share price requirement, NYSE may take steps to delist the combined company’s securities. Such a delisting would likely have a negative effect on the price of the securities and would impair stockholders’ ability to sell or purchase the securities when they wish to do so. In the event of a delisting, the combined company can provide no assurance that any action taken by it to restore compliance with listing requirements would allow the securities to become listed again, stabilize the market price or improve the liquidity of the securities, prevent the securities from dropping below the NYSE minimum share price requirement or prevent future non-compliance with NYSE’s listing requirements. Additionally, if the securities are not listed on, or become delisted from the NYSE, for any reason, and are quoted on the OTC Bulletin Board, an inter-dealer automated quotation system for equity securities that is not a national securities exchange, the liquidity and price of the securities may be more limited than if the combined company were quoted or listed on the NYSE or another national securities exchange. Stockholders may be unable to sell their securities unless a market can be established or sustained.

The combined company may be exposed to increased litigation, which could have an adverse effect on the combined company’s business and operations.

The combined company may be exposed to increased litigation from stockholders, customers, suppliers, consumers and other third parties due to the combination of Ouster’s business and Velodyne’s business following the mergers. Such litigation may have an adverse impact on the combined company’s business and results of operations or may cause disruptions to the combined company’s operations.

The unaudited pro forma condensed combined financial information and certain financial forecasts included in this joint proxy statement/prospectus may not be indicative of what the combined company’s actual financial position or results of operations would have been or will be.

The unaudited pro forma condensed combined financial information included in this joint proxy statement/prospectus is presented solely for illustrative purposes and is not necessarily indicative of what the combined company’s actual financial position or results of operations would have been had the mergers been completed on the dates indicated. This unaudited pro forma condensed combined financial information reflects adjustments that were developed using preliminary estimates based on available information and various assumptions, and may be revised as additional information becomes available. Accordingly, the final acquisition accounting adjustments may differ materially from the pro forma adjustments reflected in this joint proxy statement/prospectus.

While presented with numeric specificity, the Ouster and Velodyne unaudited projected financial forecasts provided in this joint proxy statement/prospectus are based on numerous variables and assumptions (including, but not limited to, those related to industry performance and competition, general business, the lidar and related industries, and economic, market and financial conditions and additional matters specific to Ouster’s or Velodyne’s business, as applicable) that are inherently subjective and uncertain and are beyond the control of the respective management teams of Ouster and Velodyne. As a result, actual results may differ materially from the unaudited projected financial forecasts. Important factors that may affect actual results and cause these unaudited projected financial forecasts to not be achieved include, but are not limited to, risks and uncertainties relating to Ouster’s or Velodyne’s business, as applicable (including each company’s ability to achieve strategic goals, objectives and targets over applicable periods), industry performance, general business and economic conditions. See “The Mergers—Certain Financial Forecasts Utilized in Connection with the Mergers"

The combined company may be unable to retain Ouster and Velodyne personnel successfully after the mergers are completed.

The success of the mergers will depend in part on the combined company’s ability to retain the talents and dedication of the professionals currently employed by Ouster and Velodyne. It is possible that these employees may decide not to remain with Ouster or Velodyne, as applicable, while the mergers are pending, or with the combined company after the mergers are consummated. If key employees terminate their employment, or if an insufficient number of employees are retained to maintain effective operations, the combined company’s business activities may be adversely affected and management’s attention may be diverted from successfully integrating Ouster and Velodyne to hiring suitable replacements, all of which may cause the combined company’s business to suffer. In addition, Ouster and Velodyne may not be able to locate suitable replacements for any key employees that leave either company or to offer employment to potential replacements on reasonable terms.

Third parties may terminate or alter existing contracts or relationships with Ouster or Velodyne.

Velodyne has contracts with customers, suppliers, vendors, landlords, licensors and other business partners which may require Velodyne to obtain consent from these other parties in connection with the mergers. If these consents cannot be obtained, the combined company may suffer a loss of potential future revenue and may lose rights that are material to Velodyne’s business and the business of the combined company. In addition, third parties with whom Ouster or Velodyne currently have relationships may terminate or otherwise reduce the scope of their relationship with either party in anticipation of the mergers. Any such disruptions could limit the combined company’s ability to achieve the anticipated benefits of the mergers. The adverse effect of such disruptions could also be exacerbated by a delay in the completion of the mergers or the termination of the merger agreement.

The combined company is subject to risks arising from the ongoing COVID-19 pandemic.

The ongoing COVID-19 pandemic has impacted each of Ouster’s and Velodyne’s businesses and Ouster and Velodyne expect it to continue to impact the combined company’s business. Governments and businesses have taken, and may continue to take, unprecedented measures in response to the COVID-19 pandemic. Such measures have included restrictions on travel and business operations, temporary closures of businesses, and quarantines and shelter-in-place orders. The COVID-19 pandemic has caused significant volatility and disruption in global financial markets.

The extent to which the COVID-19 pandemic will impact the combined company is highly uncertain and is difficult to predict. The pandemic’s effects and their extent will depend on various factors, including, but not limited to, the duration, scope and impact of the pandemic, restrictions on business and social distancing guidelines that may be requested or mandated by governmental authorities and how quickly and to what extent normal economic and operating conditions can resume. Relevant adverse consequences of the pandemic could include reduced liquidity, increased volatility of the combined company’s stock price, operational disruption or failure due to spread of disease within the combined company or due to restrictions on business and social distancing guidelines imposed or requested by governmental authorities, unavailability of raw materials, disruption in the supply chain and increased cybersecurity and fraud risks due to increased online and remote activity, as well as the adverse consequences of a macroeconomic slowdown, recession or depression.

Even after the COVID-19 pandemic has subsided, the combined company may continue to experience adverse impacts to its business as a result of the global economic impact of the COVID-19 pandemic, including reduced availability of credit, adverse impacts on liquidity and the negative financial effects from any recession or depression that may occur.

Risks Relating to Ouster’s Business

Ouster’s business will continue to be subject to the risks described in the sections entitled “Risk Factors” in Ouster’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, in Ouster’s Quarterly Report on Form 10-Q for the quarterly periods ended June 30, 2022 and September 30, 2022, and in other documents incorporated by reference into this joint proxy statement/prospectus. See the section entitled “Where You Can Find More Information” of this joint proxy statement/prospectus for the location of information incorporated by reference into this joint proxy statement/prospectus.

Risks Relating to Velodyne’s Business

Velodyne’s business will continue to be subject to the risks described in the sections entitled “Risk Factors” in Velodyne’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, in Velodyne’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2022 and in other documents incorporated by reference into this joint proxy statement/prospectus. See the section entitled “Where You Can Find More Information” of this joint proxy statement/prospectus for the location of information incorporated by reference into this joint proxy statement/prospectus.

THE PARTIES TO THE MERGER

Ouster, Inc.

350 Treat Avenue

San Francisco, California 94110

(415) 949-0108

Ouster is a leading provider of high-resolution digital lidar sensors that offer advanced 3D vision to machinery, vehicles, robots, and fixed infrastructure assets, allowing each to understand and visualize the surrounding world and ultimately enabling safe operation and ubiquitous autonomy. Ouster’s principal executive office is located at 350 Treat Avenue, San Francisco, CA 94110. Its telephone number is (415) 949-0108.

Ouster common stock is listed on the NYSE under the ticker symbol “OUST.”

For more information about Ouster, please visit Ouster’s website at https://ouster.com/. The information contained on Ouster’s website or accessible through it (other than the documents incorporated by reference herein) does not constitute a part of this joint proxy statement/prospectus or any other report or document on file with or furnished to the SEC. Additional information about Ouster is included in the documents incorporated by reference into this joint proxy statement/prospectus. See the section entitled “Where You Can Find More Information” of this joint proxy statement/prospectus.

Oban Merger Sub, Inc.

350 Treat Avenue

San Francisco, California 94110

(415) 949-0108

Oban Merger Sub, Inc., a newly formed and a direct, wholly-owned subsidiary of Ouster, is a Delaware corporation that was formed on November 1, 2022, for the sole purpose of effecting the mergers. Under the merger agreement, Oban Merger Sub, Inc. will merge with and into Velodyne as of the effective time, and Velodyne will continue as the surviving corporation and a wholly-owned subsidiary of Ouster. Oban Merger Sub, Inc. will be renamed Velodyne Lidar, Inc. following the completion of the first merger.

Oban Merger Sub II LLC

350 Treat Avenue

San Francisco, California 94110

(415) 949-0108

Oban Merger Sub II LLC, a newly formed and a direct, wholly-owned subsidiary of Ouster, is a Delaware limited liability company that was formed on November 1, 2022, for the sole purpose of effecting the mergers. Under the merger agreement, Oban Merger Sub II LLC will merge with and into Velodyne as of the effective time of the second merger, and Oban Merger Sub II LLC will continue as the surviving entity and a wholly-owned subsidiary of Ouster. Oban Merger Sub II LLC will be renamed Velodyne, LLC following the completion of the mergers.

Velodyne Lidar, Inc.

5521 Hellyer Avenue

San Jose, California 95138

(669) 275-2251

Velodyne ushered in a new era of autonomous technology with the invention of real-time surround view lidar sensors. Velodyne’s revolutionary sensor and software solutions provide flexibility, quality and performance to meet the needs of a wide range of industries, including robotics, industrial, intelligent infrastructure, autonomous vehicles and advanced driver assistance systems (ADAS). Through continuous innovation, Velodyne strives to transform lives and communities by advancing safer mobility for all. Velodyne’s principal executive offices are located at 5521 Hellyer Avenue, San Jose, California 95138 and its telephone number is (669) 275-2251.

Velodyne common stock is listed on the Nasdaq under the ticker symbol “VLDR.”

For more information about Velodyne, please visit Velodyne’s website at https://velodynelidar.com/. The information contained on Velodyne’s website or accessible through it (other than the documents incorporated by reference herein) does not constitute a part of this joint proxy statement/prospectus or any other report or document on file with or furnished to the Securities and Exchange Commission. Additional information about Velodyne is included in the documents incorporated by reference into this joint proxy statement/prospectus. See the section entitled “Where You Can Find More Information” of this joint proxy statement/prospectus.

THE OUSTER SPECIAL MEETING

This joint proxy statement/prospectus is being mailed on or about [         ], 2022 to holders of record of Ouster common stock as of the close of business on [         ] and constitutes notice of the Ouster special meeting in conformity with the requirements of the DGCL and the bylaws of Ouster, which are referred to as the Ouster bylaws.

This joint proxy statement/prospectus is being provided to Ouster stockholders as part of a solicitation of proxies by the Ouster board of directors for use at the Ouster special meeting and at any adjournments or postponements of the Ouster special meeting. Ouster stockholders are encouraged to read the entire document carefully, including the annexes to and documents incorporated by reference into this document, for more detailed information regarding the merger agreement and the transactions contemplated by the merger agreement.

Date, Time and Place of the Ouster Special Meeting

The Ouster special meeting is scheduled to be held completely virtually at the Ouster special meeting website, at [         ], on [        ], 2023, beginning at 9 a.m., Pacific Time, unless adjourned or postponed to a later date and/or time.

Matters to be Considered at the Ouster Special Meeting

The purposes of the Ouster special meeting are as follows, each as further described in this joint proxy statement/prospectus:

•	Ouster Proposal #1: Ouster Share Issuance Proposal. To consider and vote on the Ouster share issuance proposal;

•	Ouster Proposal #2: Ouster Reverse Stock Split Proposal. To consider and vote on the Ouster reverse stock split proposal; and

•	Ouster Proposal #3: Ouster Adjournment Proposal. To consider and vote on the Ouster adjournment proposal.

Recommendation of the Ouster Board of Directors

The Ouster board of directors unanimously recommends that Ouster stockholders vote:

•	Ouster Proposal #1: “FOR” the Ouster share issuance proposal;

•	Ouster Proposal #2: “FOR” the Ouster reverse stock split proposal; and

•	Ouster Proposal #3: “FOR” the Ouster adjournment proposal.

After careful consideration, the Ouster board of directors (1) adopted and approved the merger agreement and the consummation of the transactions upon the terms and conditions set forth in the merger agreement, (2) determined that the terms of the merger agreement, the mergers and the other transactions are fair to, and in the best interests of, Ouster and its stockholders, (3) directed that the Ouster share issuance proposal be submitted to the stockholders of Ouster for adoption, (4) recommended that the stockholders of Ouster approve the Ouster share issuance proposal and (5) declared that the Ouster share issuance proposal is advisable.

See also the section entitled “The Mergers—Recommendation of the Ouster Board of Directors; Ouster’s Reasons for the Mergers” of this joint proxy statement/prospectus.

Record Date for the Ouster Special Meeting and Voting Rights

The record date to determine who is entitled to receive notice of and to vote at the Ouster special meeting is [          ]. As of the close of business on the Ouster record date, there were [        ] shares of Ouster common stock issued and outstanding, each entitled to vote at the Ouster special meeting. Each Ouster stockholder will have one vote for any matter properly brought before the Ouster special meeting for each share of Ouster common stock such holder held at the close of business on the Ouster record date. Only Ouster stockholders of record at the close of business on the Ouster record date are entitled to receive notice of and to vote at the Ouster special meeting.

Quorum; Abstentions and Broker Non-Votes

A quorum of stockholders is necessary to conduct the Ouster special meeting. The holders of a majority in voting power of the shares of Ouster common stock issued and outstanding and entitled to vote at the meeting must be represented at the Ouster special meeting electronically or by proxy in order to constitute a quorum. Abstentions will be counted for purposes of determining whether a quorum exists. If a quorum is not present, the Ouster special meeting will be adjourned until the holders of the number of shares of Ouster common stock required to constitute a quorum attend, whether electronically or by proxy.

Under NYSE rules, banks, brokers or other nominees who hold shares in “street name” for a beneficial owner of those shares typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions from beneficial owners. However, banks, brokers or other nominees are not allowed to exercise their voting discretion with respect to the approval of matters that NYSE determines to be “non-routine.” Generally, a broker non-vote occurs on an item when (a) a bank, broker or other nominee has discretionary authority to vote on one or more “routine” proposals to be voted on at a meeting of stockholders, but is not permitted to vote on other “non-routine” proposals without instructions from the beneficial owner of the shares and (b) the beneficial owner fails to provide the bank, broker or other nominee with such instructions. Under NYSE rules, “non-routine” matters include the Ouster share issuance proposal (Ouster Proposal #1) and the Ouster adjournment proposal (Ouster Proposal #3). With respect to the Ouster share issuance proposal (Ouster Proposal #1) and the Ouster adjournment proposal (Ouster Proposal #3), if you hold your shares of Ouster common stock in “street name,” your shares will not be voted on any matter unless you affirmatively instruct your bank, broker or other nominee how to vote your shares in one of the ways indicated by your bank, broker or other nominee. It is therefore critical that you cast your vote by instructing your bank, broker or other nominee on how to vote. The NYSE rules governing brokers’ discretionary authority will not permit brokers to exercise discretionary authority regarding the Ouster share issuance proposal or the Ouster adjournment proposal, to be voted on at the Ouster special meeting. These NYSE rules are applicable to the votes to be held at the Ouster special meeting since Ouster common stock is currently listed on the NYSE.

Under NYSE rules, the Ouster reverse stock split proposal (Ouster Proposal #2) is a routine matter for which brokers are expected to have discretionary authority to vote. Ouster does not expect any broker non-votes in connection with Ouster Proposal #2.

If you submit a properly executed proxy card, even if you abstain from voting or vote against the adoption of the Ouster share issuance proposal, the Ouster reverse stock split proposal or the Ouster adjournment proposal, your shares of Ouster common stock will be counted for purposes of calculating whether a quorum is present at the Ouster special meeting. Executed but unvoted proxies will be voted in accordance with the recommendations of the Ouster board of directors. If additional votes must be solicited to adopt the Ouster share issuance proposal and the Ouster reverse stock split proposal, it is expected that the meeting will be adjourned to solicit additional proxies.

Required Votes; Vote of Ouster’s Directors and Executive Officers

Proposal		Votes Necessary
Ouster Proposal #1	Ouster share issuance proposal

Assuming the presence of a quorum, approval requires the affirmative vote of the holders of a majority in voting power of the votes cast (excluding abstentions and broker non-votes) at the Ouster special meeting on the Ouster share issuance proposal.

An abstention, a broker non-vote or other failure to vote will have no effect on the outcome of the Ouster share issuance proposal.

Ouster Proposal #2	Ouster reverse stock split proposal

Assuming the presence of a quorum, approval requires the affirmative vote of the holders of a majority of the outstanding shares of Ouster common stock entitled to vote at the Ouster special meeting on the Ouster reverse stock split proposal.

An abstention or other failure to vote will have the same effect as a vote “AGAINST” the Ouster reverse stock split proposal. Ouster does not anticipate any broker non-votes in connection with this proposal.

Ouster Proposal #3	Ouster adjournment proposal

If there is a quorum present, approval of the Ouster adjournment proposal requires the affirmative vote of the holders of a majority in voting power of the votes cast (excluding abstentions and broker non-votes) at the Ouster special meeting on the Ouster adjournment proposal. In that case, an abstention, a broker non-vote or the failure of an Ouster stockholder not present at the meeting to vote will have no effect on the outcome of the Ouster adjournment proposal.

If a quorum is not present, then either (i) the person presiding over the meeting or (ii) a majority in voting power of the stockholders entitled to vote at the meeting, present in person, or by remote communication, or represented by proxy, shall have power to adjourn the Ouster special meeting. Accordingly, in the case of (ii), an Ouster stockholder’s abstention from voting, a broker non-vote or the failure of an Ouster stockholder not present at the meeting to vote will have the same effect as a vote “AGAINST” the Ouster adjournment proposal.

As of the Ouster record date, Ouster directors and executive officers, and their affiliates, as a group, owned and were entitled to vote [         ] shares of Ouster common stock, or approximately [        ]% of the total outstanding shares of Ouster common stock. The directors and executive officers of Ouster, and their affiliates, have entered into voting and support agreements obligating them to vote their shares “FOR” the Ouster share issuance proposal, “FOR” the Ouster reverse stock split proposal and “FOR” the Ouster adjournment proposal. See also the section entitled “Interests of Ouster’s Directors and Executive Officers in the Mergers” of this joint proxy statement/prospectus and the arrangements described in Part III of Ouster’s Annual Report on Form 10-K for the fiscal year ended on December 31, 2021, as well as the information specifically incorporated by reference in Part III of Ouster’s Annual Report on Form 10-K for the fiscal year ended on December 31, 2021, from Ouster’s Definitive Proxy Statement on Schedule 14A for Ouster’s 2022 annual meeting filed with the SEC on April 27, 2022, which information is incorporated into this joint proxy statement/prospectus by reference.

Methods of Voting

If you are a stockholder of record as of the record date for the Ouster special meeting, you may vote by proxy through the Internet, by telephone, or by mail, or by voting electronically at the Ouster special meeting. For shares held through a bank, broker or other nominee in “street name” instead of as a registered holder, you may vote by submitting your voting instructions to your bank, broker or other nominee. In most instances, you will be able to do this over the Internet, by telephone or by mail as indicated below. Please refer to the information from your bank, broker or other nominee on how to submit voting instructions. If you do not provide voting instructions to your bank, broker or other nominee, your shares of Ouster common stock will not be voted on the Ouster share issuance proposal or the Ouster adjournment proposal as your bank, broker or other nominee does not have discretionary authority to vote on such proposals at the Ouster special meeting; see the section entitled “—Quorum; Abstentions and Broker Non-Votes” of this joint proxy statement/prospectus.

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By Internet: If you are a stockholder of record, you can submit a proxy to vote at www.proxyvote.com and follow the instructions, 24 hours a day, seven days a week. You will need the control number included on your proxy card or your paper voting instruction form (if you received a paper copy of the proxy materials).

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By Telephone: If you are a stockholder of record, you can submit a proxy to vote using a touch-tone telephone by calling [         ] and follow the recorded instructions, 24 hours a day, seven days a week. You will need the control number included on your proxy card or your paper voting instruction form (if you received a paper copy of the proxy materials).

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By Mail: If you have received a paper copy of the proxy materials by mail, you may complete, sign, date and return by mail the paper proxy card or voting instruction form sent to you in the envelope provided to you with your proxy materials or voting instruction form.

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Electronically During the Meeting: All stockholders of record as of the record date may vote electronically at the Ouster special meeting throughout the duration of the meeting by logging into the meeting as a shareholder and clicking the “Vote Here” button. You will need the 16-digit control number included with your proxy materials. For more information on how to attend electronically, see the section entitled “—Attending the Ouster Special Meeting” of this joint proxy statement/prospectus.

If you are a stockholder of record, proxies submitted over the Internet, by telephone or by mail as described above should be received by 11:59 p.m., Eastern Time, on [         ], 2023. To reduce administrative costs and help the environment by conserving natural resources, Ouster asks that you submit a proxy to vote through the Internet, which is available 24 hours a day.

Notwithstanding the above, if your shares are held in “street name” by a bank, broker or other nominee, you should follow the instructions you receive from your bank, broker or other nominee on how to vote your shares. Registered stockholders who attend the Ouster special meeting may vote their shares electronically even if they previously have voted their shares.

If you deliver a proxy pursuant to this joint proxy statement/prospectus, but do not specify a choice with respect to any proposal set forth in this joint proxy statement/prospectus, your underlying shares of Ouster common stock will be voted on such uninstructed proposal in accordance with the recommendation of the Ouster board of directors. No matters other than the proposals listed above will be brought before the Ouster special meeting and the Ouster bylaws provide that the only business that may be conducted at the Ouster special meeting are those proposals brought before the meeting pursuant to this joint proxy statement/prospectus.

Revocability of Proxies

Any stockholder giving a proxy has the right to revoke it before the proxy is voted at the Ouster special meeting by:

•

delivering a written notice of revocation or a duly executed proxy bearing a later date prior to the Ouster special meeting, which should be delivered to the Secretary of Ouster at Ouster’s principal executive offices, if you voted by mail;

•	submitting a timely and valid later proxy to vote online at [ ];

•	calling [ ] and following the recorded instructions; or

•	attending the Ouster special meeting and voting electronically.

Execution or revocation of a proxy will not in any way affect the stockholder’s right to attend the special meeting and vote electronically.

Written notices of revocation and other communications with respect to the revocation of proxies should be addressed to:

Ouster, Inc.

Attn: Corporate Secretary

350 Treat Ave

San Francisco, CA 94110

If your shares are held in “street name” and you previously provided voting instructions to your broker, bank or other nominee, you should follow the instructions provided by your broker, bank or other nominee to revoke or change your voting instructions.

Proxy Solicitation Costs

Ouster is soliciting proxies to provide an opportunity to all Ouster stockholders to vote on agenda items, whether or not the stockholders are able to attend the Ouster special meeting or an adjournment or postponement thereof. Ouster will bear the entire cost of soliciting proxies from its stockholders, except that Ouster and Velodyne have agreed to each pay one half of the costs and expenses of filing, printing and mailing this joint proxy statement/prospectus and all filing and other similar fees payable to the SEC in connection with this joint proxy statement/prospectus. In addition to the solicitation of proxies by mail, Ouster will ask banks, brokers and other custodians, nominees and fiduciaries to forward the proxy solicitation materials to the beneficial owners of shares of Ouster common stock held of record by such nominee holders. Ouster may be required to reimburse these nominee holders for their customary clerical and mailing expenses incurred in forwarding the proxy solicitation materials to the beneficial owners.

Ouster has retained MacKenzie Partners, Inc., referred to as MacKenzie Partners, to assist in the solicitation process. Ouster estimates that it will pay MacKenzie Partners a fee of approximately $10,000, plus reimbursement of reasonable expenses. Ouster also has agreed to indemnify MacKenzie Partners against various liabilities and expenses that relate to or arise out of its solicitation of proxies (subject to certain exceptions). Proxies may be solicited on behalf of Ouster or by Ouster directors, officers and other employees in person, by mail, by telephone, by facsimile, by messenger, via the Internet or by other means of communication, including electronic communication. Directors, officers and employees of Ouster will not be paid any additional amounts for their services or solicitation in this regard.

Attending the Ouster Special Meeting

You are entitled to attend the Ouster special meeting only if you are a stockholder of record of Ouster at the close of business on [          ] (the record date for the Ouster special meeting) or you hold your shares of Ouster beneficially in the name of a broker, bank or other nominee as of the Ouster record date, or you hold a valid proxy for the Ouster special meeting.

To participate in the Ouster special meeting, you will need the 16-digit control number included on your proxy card or on the instructions that accompanied your proxy materials. The meeting webcast will begin promptly at 9 a.m., Pacific Time. We encourage you to access the meeting prior to the start time. Online check-in will begin at 8:45 a.m., Pacific Time, and you should allow ample time for check-in procedures. If you hold your shares through a bank or broker, instructions should also be provided on the voting instruction card provided by your bank or brokerage firm. If you lose your 16-digit control number, you may join the Ouster special meeting as a “Guest,” but you will not be able to vote, ask questions, or access the list of stockholders as of the record date.

If you plan to attend the Ouster special meeting and vote electronically, Ouster still encourages you to submit a proxy to vote in advance by the Internet, by telephone or (if you received a paper copy of the proxy materials) by mail so that your vote will be counted even if you later decide not to attend the Ouster special meeting. Submitting your proxy by the Internet, by telephone or by mail will not limit your right to vote at the Ouster special meeting if you later decide to attend electronically.

Householding

The SEC’s rules permit us to deliver a single set of proxy materials to one address shared by two or more of our stockholders. This delivery method is referred to as “householding” and can result in significant cost savings. To take advantage of this opportunity, we have delivered only one set of proxy materials to multiple stockholders who share an address, unless we received contrary instructions from the impacted stockholders prior to the mailing date. We agree to deliver promptly, upon written or oral request, a separate set of proxy materials, as requested, to any stockholder at the shared address to which a single set of those documents was delivered. If you prefer to receive separate copies of the proxy materials, contact MacKenzie Partners, Inc. at (800) 322-2885 or in writing at MacKenzie Partners, Inc., Householding Department, 1407 Broadway, 27th Floor, New York, New York 10018.

If you are currently a stockholder sharing an address with another stockholder and wish to receive only one set of future proxy materials for your household, please contact MacKenzie Partners, Inc. at the above phone number or address.

Tabulation of Votes

The Ouster board of directors will appoint an independent inspector of election for the Ouster special meeting. The inspector of election will, among other matters, determine the number of shares of Ouster common stock represented electronically or by proxy at the Ouster special meeting to confirm the existence of a quorum, determine the validity of all proxies and ballots and certify the results of voting on all proposals submitted to Ouster stockholders.

Adjournments

If a quorum is present at the Ouster special meeting but there are not sufficient votes at the time of the Ouster special meeting to approve the Ouster share issuance proposal, or, if additional time is necessary to ensure that any supplement or amendment to the accompanying joint proxy statement/prospectus is timely provided to Ouster stockholders, then Ouster stockholders may be asked to vote on the Ouster adjournment proposal.

At any subsequent reconvening of the Ouster special meeting at which a quorum is present, any business may be transacted that might have been transacted at the original meeting and all proxies will be voted in the same manner as they would have been voted at the original convening of the Ouster special meeting, except for any proxies that have been effectively revoked or withdrawn prior to the time the proxy is voted at the reconvened meeting.

Assistance

If you need assistance voting or in completing your proxy card or have questions regarding the Ouster special meeting or the mergers, please contact MacKenzie Partners, Inc., the proxy solicitation agent for Ouster:

MacKenzie Partners, Inc.

1407 Broadway, 27th Floor

New York, New York 10018

(212) 929 5500 (Call Collect)

Call Toll Free: (800) 322 2885

proxy@mackenziepartners.com

OUSTER STOCKHOLDERS SHOULD CAREFULLY READ THIS JOINT PROXY STATEMENT/PROSPECTUS IN ITS ENTIRETY FOR MORE DETAILED INFORMATION CONCERNING THE MERGER AGREEMENT AND THE MERGERS. IN PARTICULAR, OUSTER STOCKHOLDERS ARE DIRECTED TO THE MERGER AGREEMENT, WHICH IS ATTACHED AS ANNEX A HERETO.

OUSTER PROPOSAL #1: OUSTER SHARE ISSUANCE PROPOSAL

This joint proxy statement/prospectus is being furnished to you as a stockholder of Ouster as part of the solicitation of proxies by the Ouster board of directors for use at the Ouster special meeting to consider and vote upon a proposal to approve the issuance of shares of Ouster common stock in the mergers pursuant to the merger agreement, which is attached as Annex A to this joint proxy statement/prospectus.

The Ouster board of directors, after due and careful discussion and consideration, adopted and approved the merger agreement and the consummation of the transactions upon the terms and conditions set forth in the merger agreement, including the issuance of Ouster common stock, and determined that the terms of the merger agreement, the mergers and the other transactions, including the issuance of Ouster common stock, are fair to, and in the best interests of, Ouster and its stockholders.

It is a condition to the completion of the mergers that Ouster stockholders approve the issuance of shares of Ouster common stock (including all securities convertible into or exercisable for shares of Ouster common stock) in the mergers. In the mergers, each Velodyne stockholder will receive, for each eligible share of Velodyne common stock that is issued and outstanding as of immediately prior to the effective time of the mergers, the merger consideration of 0.8204 shares of Ouster common stock, further described in the sections entitled “The Mergers—Exchange Ratio” and “The Merger Agreement—Merger Consideration.”

Under NYSE rules, a company is required to obtain stockholder approval prior to the issuance of shares of common stock if the number of shares of common stock to be issued is, or will be upon issuance, equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the shares of common stock. If the mergers are completed pursuant to the merger agreement, Ouster expects to issue up to approximately [         ] shares of Ouster common stock in connection with the mergers based on the number of shares of Velodyne common stock outstanding as of [        ], 2023 at the closing of the mergers. Additionally, following the closing of the mergers and in accordance with the terms of the merger agreement, Ouster may issue additional shares of Ouster common stock in connection with Velodyne’s outstanding warrants and equity awards that will be assumed by Ouster as a result of the mergers. Accordingly, the aggregate number of shares of Ouster common stock that Ouster will issue as a result of the mergers will exceed 20% of the shares of Ouster common stock outstanding before such issuance, and for this reason, Ouster is seeking the approval of Ouster stockholders for the issuance of shares of Ouster common stock pursuant to the merger agreement. In the event the Ouster share issuance proposal is not approved by Ouster stockholders, the mergers will not be completed.

In the event the Ouster share issuance proposal is approved by Ouster stockholders, but the merger agreement is terminated (without the mergers being completed) prior to the issuance of shares of Ouster common stock pursuant to the merger agreement, Ouster will not issue any shares of Ouster common stock as a result of the approval of the Ouster share issuance proposal.

The Ouster board of directors accordingly unanimously recommends that Ouster stockholders approve the Ouster share issuance proposal.

Assuming a quorum is present at the Ouster special meeting, approval of the Ouster share issuance proposal requires the affirmative vote of the holders of a majority in voting power of the votes cast (excluding abstentions and broker non-votes) at the Ouster special meeting on the Ouster share issuance proposal. An abstention, a broker non-vote or the failure of an Ouster stockholder not present at the meeting to vote will have no effect on the outcome of the Ouster share issuance proposal.

IF YOU ARE AN OUSTER STOCKHOLDER, THE OUSTER BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE SHARE ISSUANCE PROPOSAL (OUSTER PROPOSAL #1)

OUSTER PROPOSAL #2: OUSTER REVERSE STOCK SPLIT PROPOSAL

In accordance with the merger agreement, Ouster is seeking to approve and adopt a series of six amendments to the Ouster charter to allow Ouster to have the option to effect, separate from and following the closing of the mergers, (a) a reverse stock split of Ouster common stock at one of six reverse stock split ratios, one-for-five, one-for-six, one-for-seven, one-for-eight, one-for-nine and one-for-ten, with an exact ratio to be determined by the board of the combined company following the closing, and (b) if and when the reverse stock split is effected, a corresponding reduction in the number of authorized shares of Ouster common stock by the selected reverse stock split ratio. These ratios and reductions are shown in Amendments A, B, C, D, E and F, respectively, to the proposed form of certificate of amendment that is attached as Annex B to this proxy statement/prospectus. Upon the effectiveness of an amendment to the Ouster charter, the Ouster board of directors may, upon mutual agreement with the Velodyne board of directors, separate from and following the closing of the mergers, effect a reverse stock split and authorized share reduction, pursuant to which the issued shares of Ouster common stock immediately prior to the effective time of the reverse stock split will be reclassified into a smaller number of shares, such that a holder of Ouster common stock will own one new share of Ouster common stock for the specified number of shares of issued common stock held by that stockholder immediately prior to the effective time of the reverse stock split.

If the Ouster stockholders approve this proposal and the mergers are consummated, the board of the combined company will determine the reverse stock split ratio following the closing from among the proposed ratios and cause a certificate of amendment to the Ouster charter setting forth the amendment with the selected ratio to be filed with the Delaware Secretary of State to effect the reverse stock split and the reduction in authorized shares only if the board of the combined company following the closing determines that the reverse stock split and the reduction in authorized shares would be in the best interests of the combined company and its stockholders. The board of the combined company will abandon the amendments with the other reverse stock split ratios. No fractional shares of Ouster common stock will be issued as a result of the reverse stock split; instead, any fractional shares resulting from the reverse stock split will be rounded up to the nearest whole share.

Approval of the Ouster reverse stock split proposal is not a condition to the consummation of the mergers, and if the conditions to the mergers are satisfied, the mergers will close whether or not the Ouster reverse stock split proposal is approved.

In addition, approval of the Ouster reverse stock split proposal is not conditioned upon approval of the Ouster share issuance proposal and is not conditioned on completion of the mergers. As a result, if the Ouster stockholders vote to approve the Ouster reverse stock split proposal, and if the merger agreement is terminated, the Ouster board of directors, in its discretion, may elect to effect the reverse stock split and corresponding reduction to the number of authorized shares of Ouster common stock. The purpose of the amendment to the Ouster charter allowing Ouster to have the option to effect a reverse stock split in certain circumstances is to provide the Ouster board of directors with the flexibility to effect such a reverse stock split, whether or not the mergers are consummated. Even if the Ouster reverse stock split proposal is approved by Ouster stockholders, the board of the combined company or the Ouster board, as applicable, may delay or abandon the reverse stock split at any time prior to the effective time of the reverse stock split if the board determines that the reverse stock split is no longer in the best interests of the company or its stockholders.

The Ouster board of directors, after due and careful discussion and consideration, approved and declared advisable the Ouster reverse stock split proposal, on the terms and conditions set forth in the form of proposed amendment attached as Annex B to this joint proxy statement/prospectus, and determined that the Ouster reverse stock split proposal is fair to and in the best interests of Ouster and its stockholders and approved that the Ouster reverse stock split proposal be submitted to the Ouster stockholders for approval. The Ouster board of directors approved the proposal to amend the Ouster charter to effect the reverse stock split for the following reasons:

•	the Ouster board of directors believes a higher stock price that may result from the reverse stock split may help generate investor interest in Ouster and help Ouster attract and retain employees;

•

if the reverse stock split successfully increases the per share price of Ouster common stock, the Ouster board of directors believes such increase may increase trading volume in Ouster common stock; and

•	the Ouster board of directors believes that effecting the reverse stock split may be an effective means of avoiding any potential delisting of Ouster common stock from the NYSE.

The Ouster board of directors accordingly unanimously recommends that Ouster stockholders approve the Ouster reverse stock split proposal.

Assuming a quorum is present at the Ouster special meeting, the approval of the Ouster reverse stock split proposal requires the affirmative vote of the holders of a majority of the outstanding shares of Ouster common stock entitled to vote at the Ouster special meeting on the Ouster reverse stock split proposal. Accordingly, an

Ouster stockholder’s abstention from voting or the failure of an Ouster stockholder not present at the meeting to vote will have the same effect as a vote “AGAINST” the Ouster reverse stock split proposal. We do not expect any broker non-votes in connection with the Ouster reverse stock split proposal.

IF YOU ARE AN OUSTER STOCKHOLDER, THE OUSTER BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE OUSTER REVERSE STOCK SPLIT PROPOSAL (OUSTER PROPOSAL #2)

U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE REVERSE STOCK SPLIT

The following discussion is a summary of the U.S. federal income tax consequences of a reverse stock split to Ouster U.S. Holders (as defined below). This discussion is based on the Code, U.S. Treasury regulations promulgated thereunder, judicial decisions and published rulings and administrative pronouncements of the IRS, in each case in effect as of the date hereof. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could affect the accuracy of the statements and conclusions set forth in this discussion and could adversely affect an Ouster U.S. Holder. This discussion is not a complete description of all of the tax consequences of the reverse stock split and, in particular, does not address any tax consequences arising under the Medicare contribution tax on net investment income, the special tax accounting rules under Section 451(b) of the Code, the consequences that may arise under the Foreign Account Tax Compliance Act (including the U.S. Treasury regulations proposed or promulgated thereunder and any intergovernmental agreements entered into pursuant thereto or in connection therewith) or the alternative minimum tax, nor does it address any tax consequences arising under the laws of any state, local or non-U.S. jurisdiction, or under any U.S. federal laws other than those pertaining to the income tax (such as estate, gift or other non-income tax consequences).

This discussion applies only to Ouster U.S. Holders who hold shares of Ouster common stock as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). Further, this discussion does not purport to address all aspects of U.S. federal income taxation that may be relevant to Ouster U.S. Holders in light of their particular circumstances and does not apply to Ouster U.S. Holders subject to special treatment under the U.S. federal income tax laws including, without limitation:

•	banks or other financial institutions;

•	partnerships, S corporations and other pass-through entities (and investors in partnerships, S corporations and other pass-through entities);

•	insurance companies;

•	tax-exempt organizations or governmental organizations;

•	dealers or brokers in securities or currencies;

•	traders in securities that elect to use a mark-to-market method of accounting;

•	persons that immediately before the reverse stock split actually or constructively owned at least five percent of Ouster common stock (by vote or value);

•	regulated investment companies;

•	real estate investment trusts;

•	tax-qualified retirement plans;

•	persons that hold Ouster common stock as part of a straddle, hedge, constructive sale or conversion transaction;

•	individuals who are U.S. expatriates and former citizens or long-term residents of the United States;

•	holders who acquired their shares of Ouster common stock through the exercise of an employee stock option, in connection with a restricted stock unit or otherwise as compensation; and

•	persons that have a “functional currency” other than the U.S. dollar.

The following discussion does not address the tax consequences of any transactions effectuated before, after or at the same time as the reverse stock split, whether or not they are in connection with the reverse stock split, including, without limitation, the tax consequences to holders of options, warrants or similar rights to purchase shares of Ouster common stock.

For purposes of this discussion, the term “Ouster U.S. Holder” means a beneficial owner of Ouster common stock that is, for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•	a corporation, or entity treated as a corporation for U.S. federal income tax purposes, organized under the laws of the United States, any state thereof or the District of Columbia;

•

a trust that (i) is subject to the primary supervision of a U.S. court and the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code) or (ii) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a United States person for U.S. federal income tax purposes; or

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds Ouster common stock, the tax treatment of a partner in such partnership generally will depend on the status of the partner and the activities of the partnership. Any entity treated as a partnership for U.S. federal income tax purposes that holds Ouster common stock and any partners in such partnership should consult their tax advisors regarding the tax consequences of the reverse stock split to them.

No rulings have been, or will be, sought by Ouster from the IRS with respect to the reverse stock split, and there can be no assurance that the IRS or a court will not take a contrary position regarding the tax consequences described in this joint proxy statement/prospectus. The actual tax consequences of the reverse stock split to you may be complex and will depend on your specific situation and on factors that are not within the control of Ouster.

THE FOLLOWING DISCUSSION DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OR DISCUSSION OF ALL OF THE POTENTIAL TAX CONSEQUENCES OF THE REVERSE STOCK SPLIT. ALL HOLDERS OF OUSTER COMMON STOCK SHOULD CONSULT THEIR TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE REVERSE STOCK SPLIT, INCLUDING THE APPLICABILITY AND EFFECT OF ANY U.S. FEDERAL, STATE, LOCAL, NON-U.S. INCOME AND OTHER TAX LAWS.

The reverse stock split is intended to constitute a “recapitalization” for U.S. federal income tax purposes. Assuming the reverse stock split so qualifies, an Ouster U.S. Holder generally should not recognize gain or loss as a result of the reverse stock split. An Ouster U.S. Holder’s aggregate basis in the shares of Ouster common stock received pursuant to the reverse stock split should equal such holder’s aggregate tax basis in the shares of Ouster common stock surrendered, and such holder’s holding period in the shares of Ouster common stock received should include the holding period of the shares of Ouster common stock surrendered. U.S. Treasury regulations promulgated under the Code provide detailed rules for allocating the tax basis and holding period of shares of Ouster common stock surrendered pursuant to the reverse stock split to the shares of Ouster common stock received pursuant to the reverse stock split. Ouster U.S. Holders holding shares of Ouster common stock that were acquired on different dates and at different prices should consult their tax advisors regarding the allocation of the tax basis and holding period of such shares of Ouster common stock.

OUSTER PROPOSAL #3: OUSTER ADJOURNMENT PROPOSAL

The Ouster special meeting may be adjourned to another time and place if necessary to permit solicitation of additional proxies if there are not sufficient votes to approve the Ouster share issuance proposal or to ensure that any supplement or amendment to this joint proxy statement/prospectus is timely provided to Ouster stockholders.

Ouster is asking its stockholders to authorize the holder of any proxy solicited by the Ouster board of directors to vote in favor of any adjournment to the Ouster special meeting to solicit additional proxies if there are not sufficient votes to approve the Ouster share issuance proposal or to ensure that any supplement or amendment to this joint proxy statement/prospectus is timely provided to Ouster stockholders.

The Ouster board of directors unanimously recommends that Ouster stockholders approve the proposal to adjourn the Ouster special meeting, if necessary.

If there is a quorum present, approval of the Ouster adjournment proposal requires the affirmative vote of the holders of a majority in voting power of the votes cast (excluding abstentions and broker non-votes) at the Ouster special meeting on the Ouster adjournment proposal. In that case, an abstention, a broker non-vote or the failure of an Ouster stockholder not present at the meeting to vote will have no effect on the outcome of the Ouster adjournment proposal.

If a quorum is not present, then either (i) the person presiding over the meeting or (ii) a majority in voting power of the stockholders entitled to vote at the meeting, present in person, or by remote communication, or represented by proxy, shall have power to adjourn the Ouster special meeting. Accordingly, in the case of (ii), an Ouster stockholder’s abstention from voting, a broker non-vote or the failure of an Ouster stockholder not present at the meeting to vote will have the same effect as a vote “AGAINST” the Ouster adjournment proposal.

IF YOU ARE AN OUSTER STOCKHOLDER, THE OUSTER BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE OUSTER ADJOURNMENT PROPOSAL (OUSTER PROPOSAL #3)

THE VELODYNE SPECIAL MEETING

This joint proxy statement/prospectus is being mailed on or about [            ] to holders of record of Velodyne common stock as of the close of business on [            ] and constitutes notice of the Velodyne special meeting in conformity with the requirements of the DGCL and the bylaws of Velodyne, which are referred to as the Velodyne bylaws.

This joint proxy statement/prospectus is being provided to Velodyne stockholders as part of a solicitation of proxies by the Velodyne board of directors for use at the Velodyne special meeting and at any adjournments or postponements of the Velodyne special meeting. Velodyne stockholders are encouraged to read the entire document carefully, including the annexes to and documents incorporated by reference into this document, for more detailed information regarding the merger agreement and the transactions contemplated by the merger agreement.

Date, Time and Place of the Velodyne Special Meeting

The Velodyne special meeting is scheduled to be held at 5521 Hellyer Avenue, San Jose, CA 95138, on [             ], 2023, beginning at 9 a.m., Pacific Time, unless adjourned or postponed to a later date and/or time.

Matters to be Considered at the Velodyne Special Meeting

The purposes of the Velodyne special meeting are as follows, each as further described in this joint proxy statement/prospectus:

•	Velodyne Proposal #1: Adoption of the Merger Agreement. To consider and vote on the merger agreement proposal;

•	Velodyne Proposal #2: Velodyne Compensation Proposal. To consider and vote on the merger-related compensation proposal; and

•

Velodyne Proposal #3: Adjournment of the Velodyne Special Meeting. To adjourn the Velodyne special meeting to a later date or dates, if necessary or appropriate, to allow time to solicit additional proxies if there are insufficient votes to adopt the merger agreement at the time of the Velodyne special meeting.

Recommendation of the Velodyne Board of Directors

The Velodyne board of directors unanimously recommends that Velodyne stockholders vote:

•	Velodyne Proposal #1: “FOR” the merger agreement proposal;

•	Velodyne Proposal #2: “FOR” the compensation proposal; and

•	Velodyne Proposal #3: “FOR” the Velodyne adjournment proposal.

After careful consideration, the Velodyne board of directors unanimously (1) determined that the merger agreement, the mergers and the other transactions contemplated by the merger agreement are fair to, and in the best interests of, Velodyne and its stockholders; (2) approved and declared advisable the merger agreement, the mergers and the other transactions contemplated by the merger agreement; (3) directed that the merger agreement be submitted for approval and adoption at a meeting of Velodyne stockholders; and (4) resolved to recommend that Velodyne stockholders vote in favor of the adoption of the Velodyne merger agreement proposal.

See also the section entitled “The Mergers—Recommendation of the Velodyne Board of Directors; Velodyne’s Reasons for the Mergers” of this joint proxy statement/prospectus.

Record Date for the Velodyne Special Meeting and Voting Rights

The record date to determine who is entitled to receive notice of and to vote at the Velodyne special meeting is [        ]. As of the close of business on the Velodyne record date, there were [         ] shares of Velodyne common stock issued and outstanding, each entitled to vote at the Velodyne special meeting. Each Velodyne stockholder will have one vote for any matter properly brought before the Velodyne special meeting for each share of Velodyne common stock such holder held at the close of business on the Velodyne record date. Only Velodyne stockholders of record at the close of business on the Velodyne record date are entitled to receive notice of and to vote at the Velodyne special meeting.

Quorum; Abstentions and Broker Non-Votes

A quorum of stockholders is necessary to conduct the Velodyne special meeting. A quorum will be present if the holders of a majority in voting power of the shares of capital stock of Velodyne issued and outstanding as of [        ], the record date, and entitled to vote at the Velodyne special meeting are represented at the Velodyne special meeting in person, present by means of remote communication in a manner, if any, authorized by the Velodyne board of directors in its sole discretion, or by proxy. On the record date, there were in the aggregate [         ] shares of Velodyne common stock outstanding and entitled to vote. Thus [        ] shares must be represented by Velodyne stockholders present at the Velodyne special meeting or by proxy to have a quorum. Your shares will be counted towards the quorum only if you submit a valid proxy vote or vote at the Velodyne special meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If a quorum is not present, the Velodyne special meeting will be adjourned until the holders of the number of shares of Velodyne common stock required to constitute a quorum attend.

If your shares are held by your bank or broker as your nominee (that is, in “street name”), you will need to obtain a voting instruction form from the institution that holds your shares and follow the instructions included on that form regarding how to instruct your broker to vote your shares. If you do not give instructions to your broker, your broker can vote your shares with respect to “discretionary” items, but not with respect to “non-discretionary” items. Discretionary items are proposals considered routine under applicable rules on which your broker may vote shares held in street name without your voting instructions. On non-discretionary items for which you do not give your broker instructions, the shares will be treated as broker non-votes. All of our proposals at the Velodyne special meeting are “non-discretionary” and therefore if you hold your shares through a broker, nominee, fiduciary or other custodian, your shares will not be voted on those proposals unless you provide voting instructions to your broker, nominee, fiduciary or other custodian. It is therefore critical that you cast your vote by instructing your bank, broker or other nominee on how to vote.

If you submit a properly executed proxy card, even if you abstain or vote against any or all of the proposals of the Velodyne stockholder meeting, your shares of Velodyne common stock will be counted as present for purposes of determining whether a quorum is present at the Velodyne special meeting, but the shares represented by that proxy card will not be voted at the Velodyne special meeting for the proposals so marked.

Required Votes; Vote of Velodyne’s Directors and Executive Officers

Except for the Velodyne adjournment proposal, the vote required to approve all of the proposals listed herein assumes the presence of a quorum.

Proposal		Votes Necessary
Velodyne Proposal #1	Merger agreement proposal	Assuming the presence of a quorum, approval requires the affirmative vote of the holders of a majority of the issued and outstanding shares of Velodyne common stock entitled to vote at the Velodyne special meeting on the Velodyne merger agreement proposal. An abstention, a broker non-vote or the failure of a Velodyne stockholder not present at the meeting to vote will have the same effect as a vote “AGAINST” the Velodyne merger agreement proposal.

Velodyne Proposal #2	Compensation proposal	Assuming the presence of a quorum, the affirmative vote of the holders of a majority of the votes cast at the Velodyne special meeting on the Velodyne compensation proposal is required to approve, on an advisory, non-binding basis, the compensation of our named executive officers. An abstention, a broker non-vote or the failure of a Velodyne stockholder not present at the meeting to vote will have no effect on the outcome of the Velodyne compensation proposal.

Velodyne Proposal #3	Velodyne adjournment proposal	Whether or not there is a quorum, approval of the Velodyne adjournment proposal requires the affirmative vote of the holders of a majority of the votes cast at the Velodyne special meeting on the Velodyne adjournment proposal, and the chairman of the Velodyne special meeting also has the power to adjourn such Velodyne special meeting from time to time. An abstention, a broker non-vote or other failure to vote will have no effect on the outcome of the Velodyne adjournment proposal.

As of the Velodyne record date, Velodyne directors and executive officers, and their affiliates, as a group, owned and were entitled to vote [        ] shares of Velodyne common stock, or approximately [        ]% of the total outstanding shares of Velodyne common stock. The directors and executive officers of Velodyne have entered into voting and support agreements obligating them to vote their shares “FOR” the Velodyne merger agreement proposal and “FOR” the Velodyne adjournment proposal. See also the section entitled “Interests of Velodyne’s Directors and Executive Officers in the Mergers” of this joint proxy statement/prospectus.

Methods of Voting

If you are a stockholder of record as of the record date for the Velodyne special meeting, you may vote by proxy through the Internet, or by mail, or by voting in person at the Velodyne special meeting. For shares held through a bank, broker or other nominee in “street name” instead of as a registered holder, you may vote by submitting your voting instructions to your bank, broker or other nominee. Please refer to the information from your bank, broker or other nominee on how to submit voting instructions. If you do not provide voting instructions to your bank, broker or other nominee, your shares of Velodyne common stock will not be voted on any proposal as your bank, broker or other nominee does not have discretionary authority to vote on any of the proposals to be voted on at the Velodyne special meeting; see the section entitled “—Quorum; Abstentions and Broker Non-Votes” of this joint proxy statement/prospectus.

•

By Internet: You may vote by using the Internet at www.proxyvote.com by following the instructions for Internet voting on the Proxy Card mailed to you. Internet voting is available 24 hours a day and will be accessible until 11:59 p.m. Eastern Time on [ ]. Easy-to-follow instructions allow you to vote your shares and confirm that your instructions have been properly recorded.

•	By Mail: You may vote by mail by completing and mailing a Proxy Card.

•

At the Special Meeting: All stockholders of record as of the record date may vote in person at the Velodyne special meeting. For more information on how to attend in person, see the section entitled “—Attending the Velodyne Special Meeting” of this joint proxy statement/prospectus.

Even if you plan to attend the Velodyne special meeting, we recommend that you also submit your proxy or voting instructions by Internet or mail so that your vote will be counted if you later decide not to attend the Velodyne special meeting. If you are a stockholder of record, proxies submitted over the Internet or by mail as described above should be received by 11:59 p.m., Eastern Time, on [         ], 2023. To reduce administrative costs and help the environment by conserving natural resources, Velodyne asks that you submit a proxy to vote through the Internet, which is available 24 hours a day.

Notwithstanding the above, if your shares are held in “street name” by a bank, broker or other nominee, you should follow the instructions you receive from your bank, broker or other nominee on how to vote your shares. Registered stockholders who attend the Velodyne special meeting may vote their shares personally even if they previously have voted their shares.

If you deliver a proxy pursuant to this joint proxy statement/prospectus, but do not specify a choice with respect to any proposal set forth in this joint proxy statement/prospectus, your underlying shares of Velodyne common stock will be voted on such uninstructed proposal in accordance with the recommendation of the Velodyne board of directors. No matters other than the proposals listed above will be brought before the Velodyne special meeting and Velodyne bylaws provide that the only business that may be conducted at the Velodyne special meeting are those proposals brought before the meeting pursuant to this joint proxy statement/prospectus.

Revocability of Proxies

Any stockholder giving a proxy has the right to revoke it before the proxy is voted at the Velodyne special meeting by:

•	submitting a timely and valid later proxy to vote online at [ ];

•	sending a written notice that you are revoking your proxy to the Corporate Secretary of the Company at 5521 Hellyer Avenue, San Jose, CA 95138.

•	attending the Velodyne special meeting and voting in person. Simply attending the meeting will not, by itself, revoke your proxy.

Execution or revocation of a proxy will not in any way affect the stockholder’s right to attend the special meeting and vote in person.

Written notices of revocation and other communications with respect to the revocation of proxies should be addressed to:

Velodyne Lidar, Inc.

Attn: Corporate Secretary

5521 Hellyer Avenue

San Jose, CA 95138

If your shares are held in “street name” and you previously provided voting instructions to your broker, bank or other nominee, you should follow the instructions provided by your broker, bank or other nominee to revoke or change your voting instructions.

Proxy Solicitation Costs

Velodyne is soliciting proxies to provide an opportunity to all Velodyne stockholders to vote on agenda items, whether or not the stockholders are able to attend the Velodyne special meeting or an adjournment or postponement thereof. Velodyne will bear the entire cost of soliciting proxies from its stockholders, except that Velodyne and Ouster have agreed to each pay one half of the costs and expenses of filing, printing and mailing this joint proxy statement/prospectus and all filing and other similar fees payable to the SEC in connection with this joint proxy statement/prospectus. In addition to the solicitation of proxies by mail, Velodyne will ask banks, brokers and other custodians, nominees and fiduciaries to forward the proxy solicitation materials to the beneficial owners of shares of Velodyne common stock held of record by such nominee holders. Velodyne may be required to reimburse these nominee holders for their customary clerical and mailing expenses incurred in forwarding the proxy solicitation materials to the beneficial owners.

Velodyne has retained Kingsdale Advisors, referred to as Kingsdale, to assist in the solicitation process. Velodyne estimates that it will pay Kingsdale a fee of approximately $15,000, plus reimbursement of reasonable expenses. Velodyne also has agreed to indemnify Kingsdale against various liabilities and expenses that relate to or arise out of its solicitation of proxies (subject to certain exceptions). Proxies may be solicited on behalf of Velodyne or by Velodyne directors, officers and other employees in person, by mail, by telephone, by facsimile, by messenger, via the Internet or by other means of communication, including electronic communication. Directors, officers and employees of Velodyne will not be paid any additional amounts for their services or solicitation in this regard.

Attending the Velodyne Special Meeting

You are entitled to attend the Velodyne special meeting only if you are a stockholder of record of Velodyne at the close of business on [      ] (the record date for the Velodyne special meeting) or you hold your shares of Velodyne beneficially in the name of a broker, bank or other nominee as of the Velodyne record date, or you hold a valid proxy for the Velodyne special meeting.

If you are a stockholder of record of Velodyne at the close of business on [      ] and wish to attend the Velodyne special meeting, please so indicate on the appropriate proxy card or as prompted by the Internet system. Your name will be verified against the list of stockholders of record prior to your being admitted to the Velodyne special meeting.

If a broker, bank or other nominee is the record owner of your shares of Velodyne common stock, you will need to have proof that you are the beneficial owner as of the Velodyne record date to be admitted to the Velodyne special meeting. A recent statement or letter from your broker, bank or other nominee confirming your ownership as of the Velodyne record date, or presentation of a valid proxy from a broker, bank or other nominee that is the record owner of your shares, would be acceptable proof of your beneficial ownership.

You should be prepared to present photo identification for admittance. If you do not provide photo identification or comply with the other procedures outlined above upon request, you might not be admitted to the Velodyne special meeting. To obtain directions to attend the Velodyne special meeting and vote in person, please contact Investor Relations by email at investorrelations@velodyne.com or by phone at (669) 275-2251.

If you plan to attend the Velodyne special meeting and vote in person, Velodyne still encourages you to submit a proxy to vote in advance by the Internet, by telephone or (if you received a paper copy of the proxy materials) by mail so that your vote will be counted even if you later decide not to attend the Velodyne special meeting. Submitting your proxy by the Internet, by telephone or by mail will not limit your right to vote at the Velodyne special meeting if you later decide to attend in person.

Householding

If you reside at the same address as another Velodyne stockholder, you and other Velodyne stockholders residing at the same address may receive a single copy of the proxy materials. This process, which has been approved by the SEC, is called “householding.” Once you receive notice from your broker or other nominee record holder that it will be “householding” our proxy materials, the practice will continue until you are otherwise notified or until you notify them that you no longer want to participate in the practice. Stockholders who participate in householding will continue to have access to and utilize separate proxy voting instructions.

If you wish to receive a separate copy of the proxy materials, you may do so by making a written or oral request to: Velodyne Lidar, Inc., 5521 Hellyer Avenue, San Jose, CA 95138, Attention: Corporate Secretary or by calling (669) 275-2251. Upon your request, we will promptly deliver a separate copy to you. If you want to receive your own set of our proxy materials in the future, or if you share an address with another stockholder and together both of you would like to receive only a single set of proxy materials, you should contact your broker or other nominee record holder directly or you may contact us at the above address and phone number.

Tabulation of Votes

The Velodyne board of directors will appoint an independent inspector of election for the Velodyne special meeting. The inspector of election will, among other matters, determine the number of shares of Velodyne common stock represented at the Velodyne special meeting to confirm the existence of a quorum, determine the validity of all proxies and ballots and certify the results of voting on all proposals submitted to Velodyne stockholders.

Adjournments

If a quorum is present at the Velodyne special meeting but there are not sufficient votes at the time of the Velodyne special meeting to approve the merger agreement proposal, or, if additional time is necessary, to ensure that any supplement or amendment to the accompanying joint proxy statement/prospectus is timely provided to Velodyne stockholders, then Velodyne stockholders may be asked to vote on the Velodyne adjournment proposal.

Whether or not a quorum is present, the chairman of the Velodyne special meeting also has the power to adjourn such Velodyne special meeting from time to time.

At any subsequent reconvening of the Velodyne special meeting at which a quorum is present, any business may be transacted that might have been transacted at the original meeting and all proxies will be voted in the same manner as they would have been voted at the original convening of the Velodyne special meeting, except for any proxies that have been effectively revoked or withdrawn prior to the time the proxy is voted at the reconvened meeting.

Assistance

If you need assistance voting or in completing your proxy card or have questions regarding the Velodyne special meeting or the mergers, please contact Kingsdale, the proxy solicitation agent for Velodyne:

Kingsdale Advisors

745 Fifth Avenue, 5th Floor

New York, New York 10151

(646)-851-2790 (Call Collect)

Call Toll Free: (877)-659-1821

contactus@kingsdaleadvisors.com

VELODYNE STOCKHOLDERS SHOULD CAREFULLY READ THIS JOINT PROXY STATEMENT/PROSPECTUS IN ITS ENTIRETY FOR MORE DETAILED INFORMATION CONCERNING THE MERGER AGREEMENT AND THE MERGERS. IN PARTICULAR, VELODYNE STOCKHOLDERS ARE DIRECTED TO THE MERGER AGREEMENT, WHICH IS ATTACHED AS ANNEX A HERETO.

VELODYNE PROPOSAL #1: VELODYNE MERGER AGREEMENT PROPOSAL

This joint proxy statement/prospectus is being furnished to you as a Velodyne stockholder in connection with the solicitation of proxies by the Velodyne board of directors for use at the Velodyne special meeting. At the Velodyne special meeting, Velodyne is asking Velodyne stockholders to consider and vote upon a proposal to adopt the merger agreement, which is attached as Annex A to this joint proxy statement/prospectus, pursuant to which (i) Merger Sub I will merge with and into Velodyne, which transaction is referred to as the first merger, with Velodyne as the surviving corporation of the first merger and (ii) as soon as practicable after the first merger and as the second step in a single integrated transaction with the first merger, Velodyne will merge with and into Merger Sub II, with Merger Sub II as the surviving company and a direct, wholly owned subsidiary of Ouster. Upon completion of the first merger, Velodyne stockholders will be entitled to receive 0.8204 shares of Ouster common stock for each share of Velodyne common stock held immediately prior to the effective time, and cash in lieu of any fractional shares of Ouster common stock any former holder of Velodyne common stock would otherwise be entitled to receive.

The Velodyne board of directors, after careful consideration, unanimously determined that the mergers are fair to and in the best interests of Velodyne and its stockholders, and approved and declared advisable the merger agreement and the transactions contemplated thereby, including the mergers.

The mergers and a summary of the terms of the merger agreement are described in more detail under “The Mergers” and “The Merger Agreement,” and Velodyne stockholders are encouraged to read the full text of the merger agreement, which is attached as Annex A hereto.

It is a condition to the completion of the mergers that Velodyne stockholders approve the Velodyne merger agreement proposal.

The Velodyne board of directors accordingly unanimously recommends that Velodyne stockholders approve the Velodyne merger agreement proposal.

Assuming a quorum is present at the Velodyne special meeting, the approval of the merger agreement proposal by Velodyne stockholders requires the affirmative vote of the holders of a majority of the issued and outstanding shares of Velodyne common stock entitled to vote at the Velodyne special meeting on the Velodyne merger agreement proposal. An abstention, a broker non-vote or the failure of a Velodyne stockholder not present at the meeting to vote (including the failure of a Velodyne stockholder who holds shares in “street name” through a bank, broker or other nominee to give voting instructions to that bank, broker or other nominee) will have the same effect as a vote cast “AGAINST” the proposal to adopt the merger agreement.

IF YOU ARE A VELODYNE STOCKHOLDER, THE VELODYNE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE MERGER AGREEMENT PROPOSAL (VELODYNE PROPOSAL #1)

VELODYNE PROPOSAL #2: VELODYNE COMPENSATION PROPOSAL

Pursuant to Section 14A of the Exchange Act and Rule 14a-21(c) thereunder, Velodyne is required to submit to a non-binding advisory stockholder vote certain compensation that may be paid or become payable to Velodyne’s named executive officers that is based on or otherwise relates to the mergers as disclosed under “Interests of Velodyne’s Directors and Executive Officers in the Mergers.” The Velodyne compensation proposal gives Velodyne stockholders the opportunity to express their views on the merger-related compensation of Velodyne’s named executive officers.

Accordingly, Velodyne is asking Velodyne stockholders to vote “FOR” the adoption of the following resolution, on a non-binding advisory basis:

“RESOLVED, that the compensation that may be paid or become payable to Velodyne’s named executive officers that is based on or otherwise relates to the mergers, as disclosed pursuant to Item 402(t) of Regulation S-K under the heading “Interests of Velodyne’s Directors and Executive Officers in the Mergers,” including the associated narrative discussion and the agreements, plans, arrangements or understandings pursuant to which such compensation may be paid or become payable, are hereby APPROVED.”

The vote on the Velodyne compensation proposal is a vote separate and apart from the vote to adopt the merger agreement. Accordingly, if you are a Velodyne stockholder, you may vote to approve the Velodyne merger agreement proposal and vote not to approve the Velodyne compensation proposal, and vice versa. The vote on the Velodyne compensation proposal is advisory and non-binding. As a result, if the mergers are completed, the merger-related compensation may be paid to Velodyne’s named executive officers to the extent payable in accordance with the terms of the compensation agreements and arrangements even if Velodyne stockholders do not approve the Velodyne compensation proposal.

The Velodyne board of directors accordingly unanimously recommends that Velodyne stockholders approve the Velodyne compensation proposal.

Assuming a quorum is present at the Velodyne special meeting, approval of the Velodyne compensation proposal requires the affirmative vote of the holders of a majority of the votes cast at the Velodyne special meeting on the Velodyne compensation proposal. An abstention, a broker non-vote or the failure of a Velodyne stockholder not present at the meeting to vote (including a failure to instruct your bank, broker or other nominee to vote) will have no effect on the outcome of the Velodyne compensation proposal.

IF YOU ARE A VELODYNE STOCKHOLDER, THE VELODYNE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE VELODYNE COMPENSATION PROPOSAL (VELODYNE PROPOSAL #2)

VELODYNE PROPOSAL #3: VELODYNE ADJOURNMENT PROPOSAL

The Velodyne special meeting may be adjourned to another time and place if necessary to permit solicitation of additional proxies if there are not sufficient votes to approve the Velodyne merger agreement proposal or to ensure that any supplement or amendment to this joint proxy statement/prospectus is timely provided to Velodyne stockholders.

Velodyne is asking its stockholders to authorize the holder of any proxy solicited by the Velodyne board of directors to vote in favor of any adjournment to the Velodyne special meeting to solicit additional proxies if there are not sufficient votes to approve the Velodyne merger agreement proposal or to ensure that any supplement or amendment to this joint proxy statement/prospectus is timely provided to Velodyne stockholders.

The Velodyne board of directors unanimously recommends that Velodyne stockholders approve the proposal to adjourn the Velodyne special meeting, if necessary.

Whether or not there is a quorum, approval of the Velodyne adjournment proposal requires the affirmative vote of the holders of a majority of the votes cast at the Velodyne special meeting on the Velodyne adjournment proposal, and the chairman of the Velodyne special meeting also has the power to adjourn such Velodyne special meeting from time to time. An abstention, a broker non-vote or the failure of a Velodyne stockholder not present at the meeting to vote (including the failure of a Velodyne stockholder who holds shares in “street name” through a bank, broker or other nominee to give voting instructions to that bank, broker or other nominee) will have no effect on the outcome of the Velodyne adjournment proposal.

IF YOU ARE A VELODYNE STOCKHOLDER, THE VELODYNE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE VELODYNE ADJOURNMENT PROPOSAL (VELODYNE PROPOSAL #3)

THE MERGERS

The following is a description of material aspects of the mergers. While Ouster and Velodyne believe that the following description covers the material terms of the mergers, the description may not contain all of the information that is important to you. You are encouraged to read carefully this entire joint proxy statement/prospectus, including the text of the merger agreement attached to this joint proxy statement/prospectus as Annex A, for a more complete understanding of the mergers. In addition, important business and financial information about each of Ouster and Velodyne is included in or incorporated by reference into this joint proxy statement/prospectus. See the section entitled “Where You Can Find More Information” of this joint proxy statement/prospectus.

General

Ouster, Inc., which is referred to as Ouster, Velodyne Lidar, Inc., which is referred to as Velodyne, Oban Merger Sub, Inc., a wholly-owned subsidiary of Ouster, which is referred to as Merger Sub I, and Oban Merger Sub II LLC, which is referred to as Merger Sub II, a wholly-owned subsidiary of Ouster, have entered into the Agreement and Plan of Merger, dated as of November 4, 2022 (as it may be amended from time to time), which is referred to as the merger agreement. Pursuant to the terms of the merger agreement, Merger Sub I will merge with and into Velodyne, which transaction is referred to as the first merger, with Velodyne as the surviving corporation in the first merger and as soon as practicable after the first merger and as the second step in a single integrated transaction with the first merger, Velodyne will merge with and into Merger Sub II, which transaction is referred to as the second merger, with Merger Sub II as the surviving company and a wholly-owned subsidiary of Ouster. The first merger and the second merger together are referred to as the mergers. As a result of the first merger, the separate existence of Merger Sub I will cease and Velodyne will continue its existence under the laws of the State of Delaware as the surviving corporation and as a wholly-owned subsidiary of Ouster. As a result of the second merger, the separate existence of Velodyne will cease and Merger Sub II will continue its existence under the laws of the State of Delaware as the surviving company and as a wholly-owned subsidiary of Ouster. Unless and until the parties agree that the combined company should have a different name than what is currently set forth in the charter of Ouster, the combined company’s name will be “Ouster, Inc.”

Exchange Ratio

At the effective time, by virtue of the first merger and without any further action on the part of the parties, holders of any securities of Velodyne, Merger Sub I, Merger Sub II or of any other person, each share of Velodyne common stock that is issued and outstanding immediately prior to the effective time (other than shares of Velodyne common stock owned by Velodyne, Ouster, Merger Sub I or Merger Sub II) will be automatically converted into and become exchangeable for 0.8204 shares of Ouster common stock, which is referred to as the exchange ratio, and cash in lieu of any fractional shares of Ouster common stock any former holder of Velodyne common stock would otherwise be entitled to receive.

The exchange ratio is fixed, which means that it will not change between now and the date of the mergers, regardless of whether the market price of either Ouster common stock or Velodyne common stock changes. Therefore, the value of the merger consideration will depend on the market price of Ouster common stock at the effective time. The market price of Ouster common stock has fluctuated since the date of the announcement of the merger agreement and may continue to fluctuate from the date of this joint proxy statement/prospectus to the date of the special meetings, the date the mergers are completed and thereafter. The market price of Ouster common stock, when received by Velodyne stockholders after the mergers are completed, could be greater than, less than or the same as the market price of Ouster common stock on the date of this joint proxy statement/prospectus or at the time of the special meetings. Accordingly, you should obtain current market quotations for Ouster common stock and Velodyne common stock before deciding how to vote with respect to any of the proposals described in this joint proxy statement/prospectus. Ouster common stock is traded on the New York Stock Exchange, or the NYSE, under the symbol “OUST” and Velodyne common stock is traded on the Nasdaq Global Select Market, or the Nasdaq, under the symbol “VLDR.”

At the effective time, all shares of Velodyne common stock owned by Ouster, Velodyne, Merger Sub I and Merger Sub II will be cancelled and will cease to exist, and no consideration will be delivered in exchange for such shares.

Background of the Mergers

Ouster and Velodyne operate in the intensely competitive lidar market which has been characterized by rapid technological and regulatory changes and heightened foreign and domestic competition as well as competition with established perception technology such as camera and radar. The boards of directors of each of Ouster and Velodyne recognize that many of their competitors are larger with substantially greater financial resources and capacity to invest in the development and marketing of new products and technologies. In the ordinary course of business, the boards of directors of Ouster and Velodyne, together with their respective management, regularly review their respective company’s discovery and development programs, business opportunities and potential transactions to strengthen their respective position and enhance stockholder value. Each of them also, from time to time in the past, has had informal discussions with a number of participants in the lidar industry relating to potential transactions or relationships, including mergers, collaborations, partnerships, licensing and other arrangements.

On September 29, 2020, Velodyne (f/k/a Graf Industrial Corp.) consummated its acquisition of Velodyne Lidar USA, Inc., pursuant to the Agreement and Plan of Merger, dated as of July 2, 2020 (as amended and clarified on August 20, 2020), by and among Velodyne, VL Merger Sub Inc., and Velodyne Lidar USA, Inc., which we refer to as the Velodyne deSPAC Transaction. The closing stock price of Velodyne on September 29, 2020 following the closing of the Velodyne deSPAC Transaction was $24.75 per share.

On March 11, 2021, Ouster (f/k/a Colonnade Acquisition Corp.) consummated its acquisition of Ouster, Inc., pursuant to the Agreement and Plan of Merger, dated as of December 21, 2020, by and among Ouster, Beam Merger Sub Inc., and Ouster, Inc., which we refer to as the Ouster deSPAC Transaction. The closing stock price of Ouster on March 11, 2021 following the closing of the Ouster deSPAC Transaction was $12.00 per share.

On June 14, 2022, Velodyne filed a patent infringement complaint against Ouster in the U.S. District Court for the Northern District of California, seeking an injunction and monetary damages. On June 16, 2022, Velodyne also filed a patent infringement complaint with the U.S. International Trade Commission, which we refer to as the ITC, against Ouster, requesting that the ITC institute an investigation under Section 337 of the Tariff Act of 1930. Velodyne’s complaint asked the ITC to investigate unlawful imports of Ouster lidar sensors that were alleged to infringe Velodyne’s patents relating to lidar technologies (U.S. Patents 7,969,558 and 9,983,297). Velodyne’s complaint requested that the ITC issue a limited exclusion order and a cease and desist order against Ouster and Ouster’s contract manufacturer, to bar the importation into the United States of Ouster’s rotational lidar devices, components, and products that were alleged to infringe the Company’s patents.

On July 8, 2022, Ouster filed a complaint against Velodyne in the Superior Court of California, alleging multiple claims including intellectual property misappropriation and false advertising.

On August 22, 2022, the general counsel of Ouster, Mr. Adam Dolinko, reached out to the general counsel of Velodyne, Mr. Dan Horwood, to inquire whether Velodyne would be interested in pursuing synergistic discussions between the companies. The closing stock price of Velodyne on August 22, 2022 was $1.21 per share and the closing stock price of Ouster on August 22, 2022 was $1.47 per share.

On August 25, 2022, following discussions with other members of Velodyne management, Mr. Horwood indicated to Mr. Dolinko that Velodyne would be interested in discussing strategic possibilities with Ouster management, and Mr. Dolinko and Mr. Horwood put appropriate measures in place to facilitate constructive business discussions separate and apart from the then-existing litigation dispute between the parties. The closing stock price of Velodyne on August 25, 2022 was $1.36 per share and the closing stock price of Ouster on August 25, 2022 was $1.52 per share.

On August 31, 2022, the chief executive officer of Ouster, Mr. Angus Pacala, and the chief executive officer of Velodyne, Dr. Ted Tewksbury, had a telephonic conversation during which Mr. Pacala presented a prospect for Ouster and Velodyne to engage in a merger of equals transaction. Following the meeting, Mr. Pacala discussed the potential transaction and the potential impact of such transaction on Ouster’s business activities with Ouster management and legal counsel and Dr. Tewksbury discussed the potential transaction and the potential impact of such transaction on Velodyne’s business activities with certain members of Velodyne management and legal counsel, as well as informing certain members of the Velodyne board of directors, including Ms. Virginia Boulet, the chairperson of the board. From August 31, 2022 through September 23, 2022, Dr. Tewksbury held multiple phone calls with various members of the Velodyne board of directors regarding the proposed transaction, sharing updates from discussions with Ouster management and proposed next steps.

On September 7, 2022, Dr. Tewksbury and Mr. Pacala exchanged electronic correspondence to coordinate the execution of a non-disclosure agreement between Ouster and Velodyne, which we refer to as the NDA, and to organize a meeting between Ouster management and Velodyne management to continue discussions of the parties’ interest in a potential transaction.

On September 8, 2022, Mr. Dolinko and Mr. Horwood exchanged electronic correspondence regarding the terms of the NDA and both parties agreed on the terms of the NDA on that date.

On September 9, 2022, following discussions with their respective management teams, representatives of both companies executed the NDA on behalf of Ouster and Velodyne.

On September 12, 2022, the Ouster board of directors held a meeting attended by Ouster management and representatives of the law firm Latham & Watkins LLP, which we refer to as Latham. During this meeting, Mr. Pacala and Ms. Anna Brunelle, the chief financial officer of Ouster, provided the Ouster board of directors with an analysis of Ouster’s financial position. Mr. Pacala and Mr. Dolinko provided an executive summary of key considerations for the potential transaction with Velodyne and also provided an overview of the letter agreement to engage Barclays as financial advisor to Ouster in connection with the potential transaction. Following such discussion, the Ouster board of directors authorized and approved Ouster’s engagement of Barclays to act as financial advisor to Ouster in connection with the potential transaction. The Ouster board of directors also authorized Ouster management to prepare a term sheet for purposes of engaging in discussions with Velodyne management. The Ouster board of directors instructed Ouster management to propose that the transaction with Velodyne be structured as a merger of equals with a fixed exchange ratio providing for Ouster stockholders and Velodyne stockholders to each receive 50% of the value of the combined company following the closing. The Ouster board of directors also instructed Ouster management to propose that the chief executive officer of the combined company following the closing be Mr. Pacala and that the Executive Chairman of the combined company following the closing be Dr. Tewksbury.

On September 14, 2022, Mr. Dolinko and Mr. Horwood held an introductory meeting during which Mr. Dolinko presented Ouster’s preliminary view of key terms of the potential transaction, including the proposal for a merger of equals transaction. Mr. Dolinko and Mr. Horwood discussed such preliminary terms, the framework for a non-binding preliminary term sheet and the legal diligence process. Following the meeting, Mr. Dolinko sent the first draft of the non-binding preliminary term sheet, which we refer to as the term sheet, to Mr. Horwood for review and comment.

On September 16, 2022, the Strategic Planning Committee of Ouster held a meeting to discuss the proposed material terms on which Ouster would be willing to continue discussions relating to the proposed transaction and opportunities for operating expense reduction.

On September 19, 2022, members of Ouster management and Velodyne management held an introductory meeting to discuss value creation opportunities that could arise from a potential business combination of Ouster and Velodyne, including opportunities for operating expense reduction, and expected synergies of the combined company. The parties also discussed the term sheet that Ouster had proposed, which included that the transaction would be structured as a merger of equals and proposed leadership and the structure of the board of directors of the combined company. The parties also discussed next steps, including financial due diligence matters. Attendees at the meeting included, Mr. Pacala and Mr. Mark Frichtl, the co-founders of Ouster and the chief executive officer and chief technology officer, respectively, of Ouster, Ms. Brunelle, Mr. Dolinko, Dr. Tewksbury, Velodyne’s chief financial officer, Mr. Mark Weinswig, and Mr. Horwood. Following this meeting, although the respective management teams of Ouster and Velodyne did not agree to the terms set forth in the term sheet or execute the term sheet, the parties agreed to use the term sheet as a framework to guide further discussions and to present to the Velodyne board of directors.

Also on September 19, 2022, Velodyne engaged Skadden, Arps, Slate, Meagher & Flom LLP, which we refer to as Skadden, to act as its legal advisor in connection with the proposed transaction.

On September 20, 2022, members of Velodyne management had a phone call with representatives of BofA Securities to discuss the proposed transaction.

On September 20, 2022, representatives of Latham prepared a draft exclusivity agreement, which, at the request of Mr. Dolinko, they shared with Mr. Horwood. Representatives of Latham also participated in a meeting with Mr. Dolinko and representatives of Barclays. During this meeting, representatives of Latham provided an overview of the legal diligence process. Further, representatives of Latham provided an overview of the regulatory analysis process to Mr. Dolinko, who authorized such representatives to begin coordinating with representatives of Skadden on the regulatory analysis process.

During the period between September 20, 2022 and September 22, 2022, representatives of Latham and Skadden exchanged electronic correspondence regarding the due diligence process and the draft exclusivity agreement.

From September 21, 2022 to September 23, 2022, Dr. Tewksbury spoke with each member of the Velodyne board of directors to inform them of the ongoing discussions of the proposed transaction with Ouster, including the proposal that Mr. Pacala would be chief executive officer of the combined company and Dr. Tewksbury would be Executive Chairman of the combined company, in advance of the next meeting of the Velodyne board of directors.

On September 22, 2022, representatives from the management teams of both Velodyne and Ouster, with representatives of Skadden, Latham and BofA Securities in attendance, held a conference call to discuss preliminary due diligence planning. Also on September 22, 2022, at the request of Velodyne, representatives of Skadden shared a revised exclusivity agreement with representatives of Latham in the event that the Velodyne board of directors authorized entering into such an agreement. Representatives of Skadden also participated in a meeting with representatives of Latham to discuss the due diligence process.

On September 23, 2022, the Ouster board of directors held a meeting with Ouster management and representatives of Latham. During this meeting, Ms. Brunelle provided the Ouster board of directors with an update regarding Ouster’s preliminary third quarter financial results. Mr. Pacala and Mr. Dolinko provided the Ouster board of directors with an update on the progress that had been made with Velodyne and Skadden with respect to the proposed transaction. Mr. Dolinko discussed key timing considerations and provided an overview of the term sheet that would serve as a guide for the preparation of transaction documents. Mr. Pacala and Mr. Dolinko provided an overview of key rationales that supported a transaction with Velodyne. Mr. Dolinko also provided an overview of the material terms of the exclusivity agreement. Following such discussions, the Ouster board of directors approved and authorized Ouster management to enter into the exclusivity agreement with Velodyne on behalf of Ouster. Following this board meeting, Mr. Dolinko held a meeting with representatives of Latham to discuss the regulatory analysis process and related considerations. Mr. Dolinko then authorized representatives of Latham to circulate an initial draft of the merger agreement to representatives of Skadden. Following such authorization, representatives of Latham provided representatives of Skadden with an initial draft of the merger agreement and a further revised draft of the exclusivity agreement.

On September 24, 2022, Mr. Dolinko and Mr. Horwood exchanged electronic correspondence in which Mr. Dolinko conveyed to Mr. Horwood that the Ouster board of directors was supportive of mutual exclusivity between Ouster and Velodyne.

On September 26, 2022, Mr. Dolinko and Mr. Horwood held a meeting to discuss legal diligence matters.

On September 26, 2022, the Velodyne board of directors held a meeting with Velodyne management and representatives of Skadden and BofA Securities. At the meeting, the Velodyne board of directors discussed the potential opportunity for a strategic transaction between Velodyne and Ouster. Dr. Tewksbury provided the Velodyne board of directors with an overview of the Company’s recent strategic pursuits as well as initial management discussions with Ouster, an overview of Ouster, including among other things a description of Ouster’s business, products and technology and the Ouster and Velodyne litigation. Dr. Tewksbury then explained the perceived potential benefits of the proposed transaction, including anticipated synergies to be derived from combining leadership teams and sales and marketing, financial, technological and operational functions. Members of Velodyne management and representatives of BofA Securities then reviewed with the Velodyne board of directors several considerations regarding the financial aspects of the proposed transaction with Ouster. Members of Velodyne management also discussed with the Velodyne board of directors Ouster’s proposal that Mr. Pacala be the chief executive officer of the combined company and Dr. Tewksbury be the Executive Chairman of the combined company. Following such discussions, the Velodyne board of directors authorized Velodyne management to continue preliminary discussions with Ouster in connection with the proposed transaction, but declined to authorize entering into an exclusivity agreement with Ouster at this time. Representatives of Skadden then provided an overview of the fiduciary duties of the Velodyne board of directors with respect to the evaluation of the proposed transaction. On this same date, at the direction of the Velodyne board of directors, representatives of Velodyne senior management and BofA Securities communicated to representatives of Ouster and Barclays that the Velodyne board of directors was willing to continue discussions on the proposed merger subject to the provision of additional financial due diligence materials by Ouster. Dr. Tewksbury also communicated the same message directly to Mr. Pacala.

On September 27, 2022, Mr. Dolinko participated in several meetings with Mr. Horwood and representatives of Skadden, Barclays and Latham to discuss material issues related to the transaction process, including with respect to the due diligence of each company and regulatory analysis with respect to the proposed transaction. On this same date, Dr. Tewksbury reiterated to Mr. Pacala that Velodyne would need additional financial due diligence materials from Ouster before entering into the exclusivity agreement and also informed Mr. Pacala that Velodyne planned to soon announce its acquisition of Bluecity Technology, Inc., an AI software company, which we refer to as Bluecity.

On September 28, 2022, representatives of Latham circulated a list of legal diligence questions to representatives of Skadden. On this date, Mr. Dolinko and Mr. Horwood had a discussion regarding the terms of the exclusivity agreement.

On September 29, 2022, Ouster management held a meeting with Velodyne management, which representatives of Latham, Barclays and BofA Securities attended, to discuss, among other things, preliminary financial due diligence, including a review of the parties’ respective standalone prospects and potential operating expense cost synergies in the combined company as provided by Velodyne’s and Ouster’s respective managements. Following this meeting, Ouster management held a discussion with representatives of Latham to discuss the overall transaction process, including progress on the merger agreement and due diligence. Also on this date, representatives of BofA Securities and Barclays met to discuss what financial information could potentially be useful in evaluating the financial aspects of the proposed transaction.

During the period between September 29, 2022 and October 2, 2022, Mr. Dolinko, in consultation with representatives of Latham and Barclays, and Mr. Horwood, in consultation with representatives of Skadden and BofA Securities, exchanged electronic correspondence and held several meetings to discuss material issues related to the transaction process, such as the exclusivity agreement, the merger agreement, financial analysis, legal due diligence, transaction timeline, and litigation matters. On October 2, 2022, Mr. Dolinko, Mr. Horwood and Mr. Weinswig, participated in a conference call to further discuss due diligence matters.

On September 30, 2022, Dr. Tewksbury provided the Velodyne board of directors with an update via email on discussions with Ouster’s management, including among other things the outstanding financial diligence items that Velodyne was requesting before it would agree to enter into the exclusivity agreement with Ouster. The Ouster management team had previously indicated that Ouster would not provide confidential Ouster financial projections prior to entry into an exclusivity agreement with Velodyne. On this date, Dr. Tewksbury also spoke with a member of the Velodyne board of directors to discuss the valuation process as well as certain governance matters relating to the combined company.

On October 3, 2022, following discussions with Ouster management regarding the provision of outstanding Ouster financial diligence items, Dr. Tewksbury held discussions with each member of the Velodyne board, receiving their approval for Velodyne to enter into the exclusivity agreement with Ouster. Thereafter, on October 3, 2022, following agreement on the terms of the exclusivity agreement between Mr. Dolinko, in consultation with representatives of Latham, and Mr. Horwood, in consultation with representatives of Skadden, Mr. Pacala signed the exclusivity agreement on behalf of Ouster and Dr. Tewksbury signed the exclusivity agreement on behalf of Velodyne.

Also on October 3, 2022, Velodyne completed its acquisition of Bluecity pursuant to a share purchase agreement entered into on the same day. Velodyne issued approximately 1.1 million shares of its common stock to Bluecity stockholders, and reserved approximately 10.9 million shares of Velodyne common stock for issuance upon exchange, at the holder’s option on a one-for-one basis, of non-voting exchangeable shares of Velodyne’s Canadian subsidiary issued to Bluecity stockholders, including approximately 0.7 million shares of Velodyne common stock held back for a period of 12 months to satisfy potential indemnification obligations.

On October 4, 2022, representatives from the management teams of both Velodyne and Ouster held a meeting, which representatives of Barclays and BofA Securities attended, to discuss updated analyses regarding potential operating expense cost synergies in the combined company. On the same date, members of Ouster management shared Ouster’s financial projections with Velodyne management and members of Velodyne management shared Velodyne’s financial projections with Ouster management.

On October 5, 2022, Mr. Dolinko held a meeting with Mr. Horwood to discuss responses to legal due diligence questions related to Ouster and Velodyne. On this same date, representatives of BofA Securities met with representatives of Barclays to discuss, among other things, the potential transaction timetable and due diligence process.

On October 7, 2022, the Ouster board of directors held a meeting with Ouster management and representatives of Latham and Barclays. During this meeting, Ms. Brunelle provided an update on Ouster’s third quarter revenue and margin results. Members of Ouster management then provided an update regarding Ouster management’s analyses regarding opportunities for operating expense synergies in the combined company. Representatives of Barclays also reviewed preliminary financial analyses conducted to date in evaluation of the proposed transaction. Representatives of Latham then provided an overview of the fiduciary duties of the Ouster board of directors with respect to the evaluation of the proposed transaction. Representatives of Latham also provided an overview of the progress made in connection with the regulatory analysis process and expected timelines for completing regulatory review of the proposed transaction. Following this board meeting, Mr. Dolinko held additional meetings with legal counsel, including with representatives of Latham to discuss the regulatory analysis process and representatives of Alvarez & Marsal Holdings, LLC, which we refer to as A&M, was engaged by Ouster management to conduct financial and operational diligence in connection with the proposed transaction, and to discuss findings related to financial and operational diligence.

During the period between October 7, 2022 and October 11, 2022, Mr. Dolinko and Mr. Horwood exchanged electronic correspondence regarding matters related to regulatory analysis, financial analysis, due diligence, employment and benefits, and plans for announcements and communications in connection with the transaction process.

On October 10, 2022, the Velodyne board of directors held a meeting with Velodyne management and representatives of Skadden and BofA Securities. During this meeting, Dr. Tewksbury provided an update on discussions and activities regarding the proposed transaction. Representatives of BofA Securities reviewed with the Velodyne board of directors the preliminary financial analyses with respect to the evaluation of the proposed transaction with Ouster. Following these discussions, the Velodyne board of directors formally ratified the exclusivity agreement previously entered into between the parties and authorized Velodyne management and its advisors to continue to engage with Ouster management and its advisors in due diligence discussions regarding the proposed transaction with the guidance that the Velodyne board of directors was not willing to accept any offer that implied a discount to the market value of common stock held by Velodyne stockholders. On that date, representatives of the Velodyne and Ouster management teams held a meeting, which representatives of Latham, BofA Securities and Barclays attended, to discuss, among other things, the financial performance of Velodyne and Ouster, as well as potential transaction synergies and operations, in a joint due diligence session.

Also on October 10, 2022, Ouster management held a meeting with Velodyne management, which representatives of Barclays and BofA Securities attended, to discuss updated analyses regarding potential operating expense cost synergies in the combined company.

Beginning the week of October 10, 2022, each of Ouster and Velodyne granted the other party and its representatives access to its respective online data room, which included materials responsive to due diligence request lists supplied by Ouster and Velodyne, respectively, and any further due diligence requests made by either party. Following the granting of access to the online data rooms of Ouster and Velodyne, management of Ouster and Velodyne, together with their legal and financial advisors, continued their mutual diligence review and participated in meetings where financial, commercial, regulatory, intellectual property, tax, human resource, legal and corporate information was exchanged by the parties.

On October 11, 2022, Dr. Tewksbury informed Mr. Pacala that the Velodyne board of directors was not willing to accept an exchange ratio that implied a discount to the market value of common stock held by Velodyne stockholders and thus the final equity split may not be exactly 50/50. Mr Pacala reiterated that the Ouster board of directors would not accept a deal unless it took the form of a merger of equals with an even 50/50 equity split. Dr. Tewksbury also requested a meeting on October 13, 2022, between the chief executive officers and chief technology officers of both companies in preparation for the next meeting of the Velodyne board of directors, which would focus on the technology and product portfolios of both companies, subject to appropriate limitations. On this same date, Mr. Horwood, Mr. Dolinko and Mr. Weinswig had a discussion regarding the anticipated timing of the proposed transaction. Mr. Weinswig also had discussions with Mr. Ernie Maddock, the chair of the audit committee of the Velodyne board of directors, on this same date to discuss the proposed transaction, including with respect to the financial due diligence review process.

On October 13, 2022, Mr. Pacala, Dr. Tewksbury, Mr. Dolinko, Mr. Horwood, Mr. Frichtl, and Velodyne’s chief technology officer, Mr. Matthew Rekow, held a meeting to discuss, subject to appropriate limitations, the product portfolios of both companies as well as the proposed transaction timeline and process. On this same date, Mr. Dolinko held a meeting with Mr. Horwood to discuss responses to legal due diligence questions related to Ouster and Velodyne.

On October 14, 2022, the Ouster board of directors held a meeting with Ouster management and representatives of Latham and Barclays. During this meeting, members of Ouster management provided the Ouster board of directors with an update on Ouster management’s analyses regarding opportunities for operating expense synergies in the combined company. Representatives of Barclays then reviewed updated preliminary financial analyses conducted to date in evaluation of the proposed transaction. Following this board meeting, Ouster management held a meeting with representatives of Latham and Barclays to discuss preparation of the registration statement for the proposed transaction. During a separate meeting on this date, Ouster management also discussed financial and commercial inputs relating to the ongoing regulatory analysis with representatives of Latham.

On October 15, 2022, Dr. Tewksbury had a phone call with a member of the Velodyne board of directors to discuss the timing of the proposed transaction, materials for the upcoming Velodyne board meeting and retention of key employees for the combined company.

On October 16, 2022, Mr. Dolinko and Mr. Weinswig held a meeting at the offices of Skadden in Palo Alto, with Mr. Horwood, Velodyne’s vice president of corporate development, Mr. Jon Barad, and representatives of A&M joining virtually. During the meeting, the parties discussed financial due diligence matters.

On October 17, 2022, Mr. Dolinko, Mr. Horwood and representatives of Skadden, Latham and Wilmer Hale held a meeting, during which representatives of Latham, Mr. Dolinko, Wilmer Hale and Mr. Horwood provided an overview of Velodyne’s and Ouster’s respective ongoing securities litigation matters. On the same date, Velodyne entered into an engagement letter with BofA Securities, pursuant to which Velodyne formally retained BofA Securities to provide certain financial advisory services in connection with a potential strategic business combination involving Velodyne and Ouster.

On October 17, 2022, at the request of Velodyne, representatives of Skadden shared a revised draft of the merger agreement with Latham. Following receipt of the revised draft of the merger agreement, representatives of Latham held a meeting with Mr. Dolinko to discuss material issues set forth in the revised draft of the merger agreement relating to the treatment of equity interests, termination mechanics, tax matters, employee benefits matters, post-closing governance and certain covenants. On this date, Ouster management also came to an agreement with Velodyne management that the treasury stock method would be applied to the Amazon warrant pursuant to the terms of the merger agreement while additional economic terms and the proposed exchange ratio remained under discussion.

On October 18, 2022, the Velodyne board of directors held a meeting with Velodyne management and representatives of Skadden and BofA Securities. During this meeting, Dr. Tewksbury presented to the Velodyne board of directors on a number of key developments in connection with the proposed transaction, including updates on the diligence process and the sharing of confidential materials, the latest revised draft of the merger agreement and that Ouster had agreed to exclude the potentially dilutive impact of the warrant to acquire Velodyne shares previously issued to Amazon in calculating valuation and the proposed exchange ratio in the proposed transaction. Members of Velodyne’s management team then provided a technical overview of Velodyne and Ouster products and technologies. The Velodyne board of directors evaluated the opportunities and risks of a business combination with Ouster relative to continuing on a standalone basis and, after discussion, instructed Velodyne management and its advisors to continue in further discussions with Ouster and its advisors.

Later that day, representatives of Ouster management and Velodyne management held a meeting, which representatives of their respective advisors attended, to discuss financial diligence matters and opportunities for operating expense reductions in connection with the proposed transaction. Also on this date, Mr. Dolinko had a discussion with representatives of Latham to discuss key considerations relating to certain of Velodyne’s intellectual property license agreements.

During the period between October 18, 2022 and October 24, 2022, representatives of Ouster management and Velodyne management, along with their legal and financial advisors, continued to exchange correspondence and have discussions regarding the ongoing due diligence process, transaction documentation, preparations for public communications and preparations for filing the registration statement in connection with the transactions.

On October 19, 2022, Mr. Horwood and Mr. Dolinko had a call to discuss certain Velodyne intellectual property license agreements. On October 20, 2022, at the direction of the Velodyne board of directors, representatives of BofA Securities held discussions with representatives of Barclays regarding comments from the Velodyne board of directors regarding the exchange ratio to be negotiated between the parties and reiterated the position of the Velodyne board of directors that any exchange ratio negotiated between the parties must not result in an implied discount to the market value of common stock held by Velodyne stockholders. On this date, Dr. Tewksbury and Mr. Pacala also discussed the proposed equity split between Velodyne and Ouster stockholders and Dr. Tewksbury again reiterated that the Velodyne board of directors would not accept a value that implied a discount to the market value of common stock held by Velodyne stockholders.

On October 21, 2022, representatives of Ouster management and Velodyne management discussed a proposal for the exchange ratio to be determined using the volume weighted average price of Ouster and Velodyne common stock calculated over a certain period of time. On this date, the closing stock price of Ouster was $0.92 and the closing stock price of Velodyne was $0.94. Representatives of Ouster management rejected this proposal and continued to advocate for a fixed exchange ratio that would result in Ouster stockholders and Velodyne stockholders each receiving 50% of the value of the combined company following the closing. Representatives of Velodyne management maintained that the Velodyne board of directors would not be supportive of a transaction with an exchange ratio that implied a discount to the market value of common stock held by Velodyne stockholders.

Also on October 21, 2022, Mr. Dolinko and representatives of Latham provided Mr. Horwood and representatives of Skadden with an agenda for a meeting to be held between the parties to discuss the material issues set forth in the revised draft of the merger agreement shared by representatives of Skadden on October 17, 2022. The agenda included requests to discuss alignment on the merger structure, termination fee amounts, treatment of certain equity awards and benefits, certain interim operating covenants, planned communications during the interim period between signing and closing and material due diligence matters.

Also on October 21, 2022, the Ouster board of directors held a meeting with Ouster management and representatives of Latham and Barclays. During this meeting, representatives of Barclays reviewed their preliminary financial analyses of the proposed transaction with Velodyne. Members of Ouster management also presented to the Ouster board of directors on the Ouster Financial Forecasts, the Ouster Combined Company Financial Forecasts and updated analyses regarding opportunities for operating expense synergies in the combined company. Representatives of Latham provided an overview of the fiduciary duties of the board of directors in connection with the evaluation of the proposed transaction with Velodyne. Representatives of Latham also provided an update on key diligence considerations and securities litigation matters. Mr. Dolinko presented an overview of key considerations relating to Velodyne’s intellectual property license agreements. Following such discussion, the Ouster board of directors authorized and approved the use of the Ouster Financial Forecasts and the Ouster Combined Company Financial Forecasts in connection with the preparation of Barclays’ financial analyses and fairness opinion, as more fully described in the section entitled “—Certain Financial Forecasts Utilized in Connection with the Mergers” of this joint proxy statement/prospectus. On this date, Ouster management shared Ouster’s financial projections with Velodyne management.

On October 23, 2022, Mr. Weinswig had a discussion with Mr. Maddock regarding the proposed transaction, including with respect to certain accounting matters, financial due diligence and overall next steps and timing of the proposed transaction.

On October 24, 2022, Mr. Dolinko and representatives of Latham held a meeting with Mr. Horwood and representatives of Skadden to discuss the issues set forth on the agenda that was circulated on October 21, 2022.

Also on October 24, 2022, the Velodyne board of directors held a meeting with Velodyne management and representatives of Skadden and BofA Securities. During this meeting, Dr. Tewksbury provided an update on certain key developments with respect to the proposed transaction. Representatives of BofA Securities reviewed with the Velodyne board of directors an update on preliminary financial analyses with respect to the evaluation of the proposed transaction with Ouster. The Velodyne board of directors discussed Ouster’s proposal that the exchange ratio in the proposed transaction provide for a 50/50 equity split, as determined at signing, and instructed Dr. Tewksbury to reiterate to Ouster that Velodyne would not be willing to proceed with a proposed transaction at a value which implied a discount to the market value of common stock held by Velodyne stockholders. Representatives of Skadden then provided legal advice to the Velodyne board of directors, meeting in executive session, including with respect to the board’s duties in connection with evaluating the proposed transaction. Later that same day, Dr. Tewksbury again communicated to Mr. Pacala that the Velodyne board of directors would not accept a value that implied a discount to the market value of common stock held by Velodyne stockholders. Mr. Pacala reiterated the Ouster board of directors’ position that the equity split should be 50/50 regardless of the premium implied.

On October 25, 2022, representatives of Latham shared a revised draft of the merger agreement with representatives of Skadden. Following receipt of the revised draft of the merger agreement, and over the course of the next few days, representatives of Skadden and members of Velodyne management discussed the key terms of the revised draft of the merger agreement. Also on October 25, 2022, at the direction of the Velodyne board of directors, representatives of BofA Securities held discussions with representatives of Barclays to discuss the Velodyne board of directors’ feedback on the exchange ratio to be negotiated between the parties and reiterated the position of the Velodyne board of directors that any exchange ratio negotiated between the parties must not result in an implied discount to the market value of the common stock held by Velodyne stockholders.

Also on October 25, 2022, the closing stock price of Ouster increased substantially such that the relative exchange ratio would result in Ouster stockholders and Velodyne stockholders each receiving 50% of the value of the combined company following the closing based on recent volume weighted average prices of Ouster and Velodyne common stock. On this date, the closing stock price of Ouster was $1.16 and the closing stock price of Velodyne was $0.95. Ouster management and Velodyne management came to an agreement, subject to approval by their respective boards of directors, to proceed with a fixed exchange ratio that would result in Ouster stockholders and Velodyne stockholders each receiving 50% of the value of the combined company following the closing. On October 25, 2022, Mr. Dolinko and Mr. Horwood held a discussion regarding legal diligence matters and transaction timeline and process.

On October 26, 2022, Mr. Dolinko, Mr. Horwood, Mr. Weinswig and Ms. Brunelle held a meeting with certain other representatives of the finance teams for both Velodyne and Ouster and representatives of Ernst & Young, tax advisor to Ouster, in attendance to discuss the preparation of pro forma financial information for the Registration Statement on Form S-4 to be filed in connection with a proposed transaction.

On October 27, 2022, the Ouster board of directors held a meeting with Ouster management and representatives of Latham and Barclays. Representatives of Barclays reviewed their preliminary financial analysis of the proposed transaction with Velodyne. Representatives of Latham provided an overview of key legal issues relating to the proposed transaction, including an update on the regulatory analysis process and related timing considerations.

Also on October 27, 2022, at the request of Ouster, representatives of Latham shared with representatives of Skadden an initial draft of the voting and support agreement for Ouster’s largest shareholder and for directors and named executive officers of both Velodyne and Ouster to execute in connection with the merger agreement, which we refer to as the voting and support agreements.

Also on October 27, 2022, at the request of Ouster, representatives of Latham sent an initial draft of Ouster’s confidential disclosure schedules to the merger agreement to representatives of Skadden, and at the request of Velodyne, representatives of Skadden sent an initial draft of Velodyne’s confidential disclosure schedules to the merger agreement to representatives of Latham on that same day. Over the course of the next week through the execution of the merger agreement, representatives of Latham, Skadden, Ouster and Velodyne discussed each of Ouster’s and Velodyne’s confidential disclosure schedules and exchanged additional drafts.

On October 28, 2022, at the request of Velodyne, representatives of Skadden shared a revised draft of the merger agreement with representatives of Latham. Following receipt of the revised draft of the merger agreement, representatives of Latham held a meeting with Mr. Dolinko to discuss material issues set forth in the revised draft of the merger agreement relating to termination fee amounts, expense reimbursement amounts, confirmation of the post-closing name and governance of Ouster, mechanics for the Ouster reverse stock split and certain covenants. On that same date, members of Ouster and Velodyne management had a meeting, which representatives of Barclays and BofA Securities attended, to discuss Velodyne’s and Ouster’s preliminary standalone financial forecasts, as provided by Velodyne’s and Ouster’s respective managements, which included draft estimates of future expenses, current and estimated future cash position, and preliminary views on the financial positions of a combined company post-merger, including its expected cash position, as provided by the respective managements.

On October 29, 2022, at the request of Velodyne, representatives of Skadden shared a revised draft of the form of the voting and support agreements with representatives of Latham, which was then agreed to on October 30, 2022.

On October 30, 2022, Mr. Dolinko and Mr. Horwood held a discussion regarding outstanding items on the merger agreement, legal diligence matters and transaction timeline and process. On that same date, Mr. Weinswig and Mr. Dolinko held a meeting at the offices of Skadden in Palo Alto with Mr. Horwood also in attendance via Zoom. During the meeting, the parties discussed updates on legal and financial due diligence, the timeline for the proposed transaction and had a general status update regarding the proposed transaction.

On November 1, 2022, representatives of Latham shared a revised draft of the merger agreement with representatives of Skadden, which reflected guidance from Mr. Dolinko and Ouster management with respect to the termination fee amounts, expense reimbursement amounts, the post-closing name and governance of Ouster, mechanics for determining the Ouster reverse stock split ratio and revisions to certain covenants. Following receipt of the revised draft of the merger agreement, representatives of Skadden discussed key terms of the revised draft of the merger agreement with members of the Velodyne management team, including with Mr. Horwood. On this date, Dr. Tewksbury and Mr. Pacala also discussed Mr. Pacala’s presentation to the Velodyne board of directors later that day.

On November 1, 2022, the Velodyne board of directors held a meeting with Velodyne management and representatives of Skadden and BofA Securities. During this meeting, Dr. Tewksbury provided an update regarding the rationale for the proposed transaction with Ouster, including an overview of key considerations with respect to Velodyne as a standalone business. Dr. Tewksbury then provided an update regarding discussions of the potential leadership team of the combined company, technical abilities and the significant synergies that might be available and their potential impact on the combined company’s timeline to profitability. Representatives of BofA Securities discussed certain perspectives on financial aspects of the proposed transaction. Velodyne’s management prepared and provided to the Velodyne board of directors a pro forma financial forecast for the combined company, including cost synergies and revenue impacts anticipated by Velodyne’s management to result from the transaction. Velodyne management later instructed representatives of BofA Securities to use such pro forma financial forecast, along with financial forecasts for Velodyne’s long-term financial performance prepared by Velodyne management and financial forecasts for Ouster’s long-term financial performance prepared by Ouster management, and extrapolations prepared by Velodyne management for each of such forecasts, in connection with BofA Securities’ analyses and fairness opinion, as more fully described in the section entitled “—Certain Financial Forecasts Utilized in Connection with the Mergers” of this joint proxy statement/prospectus. Representatives of Skadden then presented on the material terms of the merger agreement and other draft transaction documents as well as regarding various legal considerations. Following this discussion, Mr. Pacala joined the meeting to be introduced and to present to the Velodyne board of directors on, among other things, Ouster’s strategic rationale for the proposed transaction and his vision for the combined company that would result from it.

On November 2 and 3, 2022, the Compensation Committee of the Velodyne board of directors held a meeting with Velodyne management and representatives of Skadden to discuss retention and compensation matters in connection with the proposed transaction.

On November 2, 2022, the Ouster board of directors held a meeting with Ouster management and representatives of Latham and A&M. During this meeting, Mr. Pacala provided an update regarding discussions with Dr. Tewksbury and Velodyne management regarding Mr. Pacala’s role and vision as chief executive officer of the combined company. Representatives of A&M presented key financial and operational diligence findings regarding the proposed transaction with Velodyne. Representatives of Latham presented an overview of the material terms of the merger agreement and key considerations regarding intellectual property, employee benefits and retention, and regulatory matters. Following this board meeting, Mr. Dolinko and Mr. Horwood had a discussion regarding legal diligence matters and transaction timeline and process.

On November 3, 2022, at the request of Velodyne, representatives of Skadden shared a revised draft of the merger agreement with Latham, which reflected alignment between the parties on material issues related to termination fee amounts, expense reimbursement amounts, the post-closing name and governance of Ouster, mechanics for determining the Ouster reverse stock split ratio and certain covenants. Members of Ouster and Velodyne management, with the assistance of representatives of Barclays and BofA Securities, continued negotiations on the calculation of the exchange ratio for the proposed transaction. On this date, Ouster management and Velodyne management ultimately agreed to recommend to their respective boards of directors an exchange ratio of 0.8204 shares of Ouster common stock per share of Velodyne common stock, which would represent pro forma ownership for Velodyne stockholders in the combined company post-merger of approximately 50% on a fully diluted basis. Also on this date, Dr. Tewksbury and Mr. Pacala discussed expected synergy targets and operating expense reduction goals for the combined company.

On November 4, 2022, Dr. Tewksbury and Mr. Pacala further discussed governance matters for the combined company. Following this discussion, representatives of Latham shared a proposed final draft of the merger agreement with representatives of Skadden, which reflected the proposed exchange ratio, as recommended by Ouster management and Velodyne management. On this date, the Ouster board of directors also held a virtual meeting with Ouster management and representatives of Barclays and Latham, which was held for the purpose of considering approval and adoption of the merger agreement with Velodyne. Representatives of Latham reviewed legal matters including Ouster directors’ duties in connection with the proposed transaction with Velodyne and reviewed with the Ouster board of directors key terms of the merger agreement. Representatives of Barclays then reviewed with the Ouster board of directors its financial analysis of the Ouster exchange ratio in the proposed transaction and delivered to the Ouster board of directors its oral opinion, which was confirmed by delivery of a written opinion dated November 4, 2022, to the effect that, as of such date and based upon and subject to the qualifications, limitations and assumptions stated in its written opinion, the exchange ratio to be paid by Ouster in the proposed transaction was fair, from a financial point of view, to Ouster, as more fully described in the section entitled “—Opinion of Barclays, Ouster’s Financial Advisor” of this joint proxy statement/prospectus. Following the presentation, Mr. Pacala provided Ouster management’s view of the proposed transaction and the Ouster board of directors discussed the proposed transaction. Following this discussion, the Ouster board of directors approved and adopted the merger agreement, approved the transactions contemplated by the merger agreement and resolved to recommend that Ouster stockholders approve the share issuance proposal.

Also on November 4, 2022, the Velodyne board of directors held a meeting with Velodyne management and representatives of Skadden and BofA Securities in attendance, which was held for the purpose of considering approval and adoption of the merger agreement with Ouster. Representatives of BofA Securities reviewed with the Velodyne board of directors its financial analysis of the Velodyne exchange ratio in the proposed transaction and delivered to the Velodyne board of directors its oral opinion, which was confirmed by delivery of a written opinion dated November 4, 2022, to the effect that, as of such date and based upon and subject to various assumptions, limitations, qualifications and other matters described in such opinion, the Velodyne exchange ratio in the proposed transaction was fair, from a financial point of view, to the holders of Velodyne common stock, as more fully described in the section entitled “—Opinion of BofA Securities, Velodyne’s Financial Advisor” of this joint proxy statement/prospectus. Representatives of Skadden then reviewed the key terms of the merger agreement, provided a summary of the proposed resolutions of the Velodyne board of directors related to the approval of the merger agreement and the transactions contemplated in connection therewith and again presented to the Velodyne board of directors on its fiduciary duties in the context of the proposed transaction. Following these discussions, the Velodyne board of directors unanimously approved and adopted the merger agreement and approved the transactions contemplated by the merger agreement, subject to the finalization of certain governance issues, and authorized the submission of the merger agreement to the stockholders of Velodyne for approval and adoption. The Velodyne board of directors also approved and adopted the proposed resolutions, which included, among other things, the voting and support agreements.

In the evening of November 4, 2022, post-market close, the merger agreement was executed by Ouster and Velodyne and the confidential disclosure schedules of each Ouster and Velodyne were finalized. The transaction was announced by joint press release on the morning of November 7, 2022, pre-market open.

Recommendation of the Ouster Board of Directors; Ouster’s Reasons for the Mergers

At a special meeting held on November 4, 2022, the board of directors of Ouster, which is referred to as the Ouster board of directors:

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determined that the merger agreement, the mergers and the other transactions contemplated thereby, including but not limited to the share issuance, are fair to, and in the best interests of, Ouster and its stockholders;

•	approved and declared advisable the merger agreement, the mergers, and the other transactions contemplated by the merger agreement, on the terms and subject to the conditions set forth therein;

•	directed that the share issuance be submitted to Ouster stockholders for their approval, respectively; and

•	resolved to recommend that Ouster stockholders vote in favor of the share issuance proposal and the reverse stock split proposal.

Accordingly, the Ouster board of directors unanimously recommends that Ouster stockholders vote “FOR” the Ouster share issuance proposal, “FOR” the Ouster reverse stock split proposal, and “FOR” the Ouster adjournment proposal.

In reaching its determinations and recommendations, the Ouster board of directors as described in the section entitled “—Background of the Mergers” of this joint proxy statement/prospectus, held a number of meetings, consulted with Ouster’s senior management and its outside legal and financial advisors, and considered a number of factors, including the following factors that weighed in favor of the mergers (not necessarily presented in order of relative importance).

•	Benefits of a Combined Company. The belief of the Ouster board of directors that the combined company would be well-positioned to increase value for Ouster stockholders, including due to:

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the highly complementary portfolios of Ouster and Velodyne coupled with a unified engineering team for execution on the combined company’s future product roadmap at reduced costs, which are expected to provide the combined company with the opportunity to become a world leading lidar technology manufacturer;

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the expectation that the combination of Ouster and Velodyne and their extended distribution network and future forward products will significantly expand the serviceable obtainable market of the combined company with a robust suite of products for its customers;

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the Ouster board of directors’ positive view of the ability of the combined company, due to the combined company’s broader scale, to expand the combined company’s presence in key geographies and better invest in, support, and provide innovative services to a global customer base;

•	the expectation that the combined company will generate approximately $75 million annualized cost synergies, expected to be realized within nine months following the closing of the mergers;

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Ouster’s confidence that the mergers are more attractive to Ouster than remaining as a stand-alone company or pursuing other acquisition or business combination opportunities reasonably available to Ouster, including because of Velodyne’s complementary intellectual property portfolio, the benefits expected from the customer diversification to be achieved through the mergers and the expected size, scale, and financial strength of the combined company;

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the expectation that the combined company will be well-capitalized, with enhanced operational synergies from the combined enterprise, resulting in a stronger cash position that would enable strategic capital deployment by the combined company in order to accelerate the path to profitability and further increase stockholder value; and

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the perceived similarities between the cultures of Ouster and Velodyne, including shared values and commitment to integrity, operational excellence, strategic focus, stockholder value, and customer satisfaction that would facilitate integration of the two companies.

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Exchange Ratio and Merger Consideration. The Ouster board of directors considered the favorability of the exchange ratio relative to the current assessment of the valuation of each company and of the expected synergies and other benefits of the mergers, in addition to:

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the all-stock consideration provides Ouster stockholders with an opportunity to participate in the equity value of the combined company, including future growth and the expected synergies resulting from the mergers;

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the fact that the merger agreement provides for a fixed exchange ratio and no adjustment will be made in the merger consideration to be received by Velodyne stockholders in the mergers as a result of possible increases or decreases in the trading price of Ouster common stock or Velodyne common stock following the announcement of the mergers;

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the expectation that, upon completion of the first merger, Ouster stockholders would own approximately 50% of the combined company and therefore are expected to participate equally with Velodyne stockholders in the value of the combined company, including expected increased value based on cost synergies, future growth opportunities and other expected benefits of the mergers;

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the oral opinion of Barclays, subsequently confirmed in writing, rendered to the Ouster board of directors that, as of November 4, 2022, and based upon and subject to the qualifications, limitations, and assumptions stated in the opinion, the exchange ratio to be paid by Ouster in the mergers was fair, from a financial point of view, to Ouster. Such opinion is more fully described below under the section entitled “—Opinion of Barclays, Ouster’s Financial Advisor” of this joint proxy statement/prospectus, and the full text of the written opinion of Barclays, which is attached as Annex F to this joint proxy statement/prospectus.

•	Governance Structure for the Combined Company. The Ouster board of directors considered the governance structure for the combined company, as reflected in the merger agreement, including:

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the equal representation of directors from each of Ouster and Velodyne on the board of directors of the combined company, reflecting the two companies’ commitment to integration, with the board including up to four directors from Velodyne (including Dr. Ted Tewksbury as the Executive Chairman of the combined company’s board of directors), and up to four directors from Ouster (including Mr. Angus Pacala, the current Ouster CEO);

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that Dr. Ted Tewksbury, one of Velodyne’s current directors and Velodyne’s current CEO, would be the Executive Chairman of the board of directors of the combined company following the mergers, and the Velodyne board of directors’ view of Dr. Ted Tewksbury as a leader with a strong reputation in the lidar technology industry;

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that Mr. Pacala, the current Ouster CEO, would be the chief executive officer of the combined company following the mergers, and the Ouster board of directors’ view of Mr. Pacala as having a strong track record as chief executive officer of Ouster;

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that the combined company will continue to be led both by Ouster’s current Chief Executive Officer and by up to four directors selected by Ouster to be appointed to the combined company board of directors, which the Ouster board of directors believes will enhance the likelihood of attaining the strategic benefits that Ouster expects to derive from the mergers;

•	that the headquarters of the combined company will be in San Francisco, California.

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Other Factors Considered by the Ouster Board of Directors. In addition to considering the factors described above, the Ouster board of directors considered the following additional factors that weighed in favor of the mergers:

•	historical information concerning Ouster’s and Velodyne’s respective businesses, financial condition, results of operations, earnings, trading prices, and management teams;

•	Ouster’s prospects on a stand-alone basis and forecasted combined basis;

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the expected treatment of the mergers as a tax-free reorganization under Section 368(a) of the Code for U.S. federal income tax purposes, as more fully described in the section entitled “U.S. Federal Income Tax Consequences of the Mergers” of this joint proxy statement/prospectus; and

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the current and prospective business environment in which Ouster and Velodyne operate, including international, national and local economic conditions and the competitive and regulatory environment, and the likely effect of these factors on Ouster and the combined company.

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Terms of the Merger Agreement. The Ouster board of directors considered that the terms of the merger agreement, taken as a whole, including the parties’ representations, warranties and covenants, and the circumstances under which the merger agreement may be terminated, in its belief, are reasonable. The

Ouster board of directors also reviewed and considered the conditions to the completion of the mergers, and concluded that while the completion of the mergers is subject to various conditions, including certain approvals, such conditions and approvals were likely to be satisfied on a timely basis. The Ouster board of directors weighed these advantages and opportunities against a number of potentially negative factors in its deliberations concerning the merger agreement and the mergers, including:

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the risk that, because the exchange ratio under the merger agreement was fixed as of the time of execution of the merger agreement and would not be adjusted for changes in the market prices of Ouster common stock or Velodyne common stock, the trading price of the shares of Ouster common stock to be issued to holders of shares of Velodyne common stock upon the consummation of the mergers could be significantly higher than it was at the time the merger agreement was entered into, and the fact that the merger agreement does not provide Ouster with a price-based termination right or other similar protection;

•	the risk that Velodyne’s financial performance may not meet Ouster’s expectations;

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the potential challenges in integrating the operations of Ouster and Velodyne and the risk that anticipated cost savings, operational efficiencies, other anticipated cost benefits of the mergers, expected revenue growth, or other non-cost synergies of the mergers might not be realized or might take longer to realize than expected;

•	the possible diversion of management attention for an extended period of time during the pendency of the mergers and, following closing, the integration of the two companies;

•	the substantial costs to be incurred in connection with the mergers, including those that could be incurred regardless of whether the mergers are consummated;

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the ability of the Velodyne board of directors, in certain circumstances, to terminate the merger agreement or change its recommendation that Velodyne stockholders approve the Velodyne merger agreement proposal;

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the possibility that the mergers may not be completed or that completion may be unduly delayed for reasons beyond the control of Ouster or Velodyne, including the failure to receive necessary regulatory approvals or obtain Velodyne stockholders approval of the merger agreement;

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that the restrictions on the conduct of Ouster’s business prior to the consummation of the mergers, although believed to be reasonable and not unduly burdensome, may delay or prevent Ouster from undertaking business opportunities that may arise or other actions it would otherwise take with respect to the operations of Ouster pending the consummation of the mergers;

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that certain Ouster directors and executive officers have interests in the mergers that are different from, or in addition to, the interests of Ouster stockholders generally, as described in the section titled “Interests of Ouster’s Directors and Executive Officers in the Mergers” of this joint proxy statement/prospectus;

•	the possibility of losing key employees and skilled workers as a result of the expected consolidation of Ouster’s and Velodyne’s personnel when the mergers are completed;

•	that Ouster would be required to pay to Velodyne a termination fee of $7 million in the event the Ouster board of directors were to terminate the merger agreement under certain circumstances; and

•

the risks of the type and nature described in the section entitled “Risk Factors” of this joint proxy statement/prospectus and the matters described in the section entitled “Cautionary Statement Regarding Forward-Looking Statements” of this joint proxy statement/prospectus.

The Ouster board of directors considered all of these factors as a whole and, on balance, concluded that the potential benefits of the mergers outweighed the risks and uncertainties of the mergers. Accordingly, the Ouster board of directors approved the merger agreement, the share issuance, the mergers and the other transactions contemplated by the merger agreement.

In addition, the Ouster board of directors was aware of and considered the interests of its directors and executive officers that are different from, or in addition to, the interests of Ouster stockholders generally described in the section entitled “Interests of Ouster’s Directors and Executive Officers in the Mergers” of this joint proxy statement/prospectus.

The foregoing discussion of the information and factors that the Ouster board of directors considered is not intended to be exhaustive, but rather is meant to include the material factors that the Ouster board of directors considered. The Ouster board of directors collectively reached the conclusion to approve the Ouster share issuance, the mergers and the other transactions contemplated by the merger agreement in light of the various factors described above and other factors that the members of the Ouster board of directors believed were appropriate. In view of the complexity and wide variety of factors, both positive and negative, that the Ouster board of directors considered in connection with its evaluation of the mergers, the Ouster board of directors did not find it practical, and did not attempt, to quantify, rank or otherwise assign relative or specific weights or values to any of the factors it considered in reaching its decision and did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to the ultimate determination of the Ouster board of directors. In considering the factors discussed above, individual directors may have given different weights to different factors.

The foregoing description of Ouster’s consideration of the factors supporting the mergers is forward-looking in nature. This information should be read in light of the factors discussed in the section entitled “Cautionary Statement Regarding Forward-Looking Statements” of this joint proxy statement/prospectus.

Recommendation of the Velodyne Board of Directors; Velodyne’s Reasons for the Mergers

At a meeting held on November 4, 2022, the Velodyne board of directors unanimously: (i) determined that the terms of the merger agreement and the transactions contemplated thereby are fair to and in the best interests of Velodyne and its stockholders; (ii) declared advisable, approved and authorized in all respects the merger agreement, the performance of Velodyne of its obligations thereunder and the consummation of the transactions contemplated thereby, on the terms and subject to the conditions set forth in the merger agreement; and (iii) recommended that Velodyne stockholders adopt the merger agreement.

ACCORDINGLY, THE VELODYNE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT VELODYNE STOCKHOLDERS VOTE “FOR” THE VELODYNE MERGER PROPOSAL, “FOR” THE VELODYNE COMPENSATION PROPOSAL AND “FOR” THE VELODYNE ADJOURNMENT PROPOSAL.

As described under “—Background of the Mergers,” in evaluating the merger agreement and the transactions contemplated thereby, including the mergers, the Velodyne board of directors held a number of meetings and consulted with Velodyne senior management and its outside legal and financial advisors. In reaching its decision to approve the merger agreement and to recommend that Velodyne stockholders vote to adopt the merger agreement, the Velodyne board of directors considered a number of factors, including, but not limited to the following (which are not necessarily presented in order of their relative importance to the Velodyne board of directors):

•

the opportunity to combine two complementary businesses with a well-positioned and robust suite of products, extensive technology portfolios and product offerings, combining cutting-edge digital lidar technology and innovative hardware and software solutions, to serve a broad set of customers globally;

•

the importance of scale in the competitive market environments in which Velodyne and Ouster operate, and the potential for the mergers to enhance the combined company’s ability to compete effectively in those environments and across multiple end markets, capitalize on new growth opportunities, and to compete for customers and key employee talent;

•

the ability of the combined company to reach addressable market segments by combining Velodyne’s broad portfolio of lidar technologies and sensor and software solutions in a wide range of industries, including industrial, intelligent infrastructure and robotics, autonomous vehicles and advanced driver assistance systems (ADAS), with Ouster’s existing capabilities in high-resolution digital lidar sensors for the automotive, industrial, smart infrastructure and robotics industries;

•

the expectation that the combined intellectual property portfolio and engineering and research teams, backed by over 20 years of combined experience in lidar innovation, will enable the combined company to develop highly innovative products;

•	the ability to optimize the manufacturing resources of the combined company to support a compelling product roadmap and accelerate the combined company’s path to profitability;

•

the ability to allow for employees to benefit from more broad-ranging opportunities as part of a larger and better capitalized business, which provides a stronger platform for innovation and growth, and to attract and retain key talent to deliver on the growth opportunities of the combined company;

•

the expectation that the combination would improve Velodyne’s and Ouster’s existing customer relationships, enable the combined company to meet customer needs more effectively and to deliver more comprehensive solutions to Velodyne’s and Ouster’s customers;

•

the cultural alignment between Velodyne and Ouster, including shared cultures of innovation, excellence and collaboration, and that this cultural alignment is expected to accelerate lidar adoption across fast-growing end markets and create a premier growth franchise;

•

the Velodyne board of directors’ consideration, from time to time, with the assistance of Velodyne management and Velodyne’s financial and legal advisors, of the various strategic alternatives available to Velodyne, including remaining as an independent company and continuing to execute on Velodyne’s standalone strategic plan, and the Velodyne board of directors’ belief that the mergers present a more favorable opportunity for Velodyne stockholders than the potential value that may result from remaining a standalone company or pursuing other strategic alternatives;

•

the Velodyne board of directors’ knowledge of, and discussions with Velodyne management regarding, Velodyne’s business, operations, financial condition, earnings, strategy and future prospects, including Velodyne’s opportunities to create stockholder value in the future on a standalone basis and potential risks in the execution of Velodyne’s standalone strategic plan;

•

discussions with Velodyne management and Velodyne’s financial and legal advisors regarding Ouster’s business, operations, strategy and future prospects, and the Velodyne board of directors’ view regarding the combined company’s financial condition as well as the diversification and growth expected to result from the mergers;

•

the expectation that the combined company will generate approximately $75 million annualized cost synergies, expected to be realized within nine months following the closing of the mergers, that would accelerate the combined company’s timeline to profitability and enable the Velodyne stockholders to participate in the benefits of such synergies as stockholders of the combined company;

•

the Velodyne board of directors’ view that the combined company will be well-capitalized with a strong balance sheet, and ability to generate free cash flow and, thereby, return capital to stockholders;

•

the expectation that the increased scale and enhanced financial position of the combined company will provide more flexibility to pursue various strategic initiatives in the lidar industry, including, but not limited to, organic investments, partnerships, joint ventures, strategic acquisitions and divestitures;

•	the Velodyne board of directors’ view that the growth opportunities brought by the combination would facilitate future capital raising and investment activities for the combined company;

•

the per share value of the merger consideration to be received by Velodyne stockholders (0.8204 shares for each share of Velodyne common stock, which reflected an approximate premium of 7.85%, based on the closing stock price of Velodyne common stock of $0.89 on November 4, 2022, the last full trading day prior to the date of announcement, and 2.7%, based on the closing stock price of Velodyne common stock of $0.9 on November 3, 2022, the last full trading day prior to the date of the Velodyne board of directors’ approval of the mergers);

•

the exchange ratio of 0.8204 shares of Ouster common stock for each share of Velodyne common stock is fixed, which affords Velodyne stockholders the opportunity to benefit from any appreciation in the value of the Ouster common stock after the announcement of the mergers, that the exchange ratio was the result of extensive negotiation between the parties and the Velodyne board of directors’ belief that the final exchange ratio represented the highest and best value that Velodyne could obtain from Ouster;

•

the fact that Velodyne stockholders and Ouster stockholders will each own approximately 50% of the combined company on a pro forma basis (based on the number of shares of Velodyne common stock and Ouster common stock outstanding as of November 4, 2022 and the exchange ratio) and have the opportunity to participate in the future earnings and growth of the combined company;

•	the structure of the transaction as a merger of equals, including the governance terms in the merger agreement providing that:

•	the board of directors of Ouster will be comprised of eight members, with each of Velodyne and Ouster appointing an equal number of members;

•

Dr. Ted Tewksbury will join the combined company as Executive Chairman of the board, which is expected to provide a level of continuity for the Velodyne business, its stockholders and other stakeholders and help realize the anticipated benefits of the mergers;

•	a strong management team drawn from both Ouster and Velodyne would work together to integrate the two companies;

•

the opinion of BofA Securities, dated November 4, 2022, to Velodyne’s board of directors as to the fairness, from a financial point of view, and as of the date of the opinion, of the exchange ratio to the holders of Velodyne common stock (as more fully described below under “ —Opinion of BofA Securities, Velodyne’s Financial Advisor” and is attached as Annex G hereto);

•

the expected treatment of the mergers as a tax-free reorganization under Section 368(a) of the Code for U.S. federal income tax purposes, as more fully described under “U.S. Federal Income Tax Consequences of the Mergers”;

•	the fact that the market capitalization of each of Velodyne and Ouster was relatively equal at the time of the Velodyne board of directors’ evaluation of the mergers;

•	the Velodyne board of directors’ view, based on discussions with Velodyne management, of the ability for the combined company to integrate and combine the respective Velodyne and Ouster businesses;

•

the review by the Velodyne board of directors with its legal and financial advisors of the structure of the proposed mergers and the financial and other terms of the merger agreement, including the parties’ representations, warranties and covenants, the conditions to their respective obligations to complete the proposed mergers and the termination provisions and related termination fees, as well as the Velodyne board of directors’ conclusion that, although the proposed mergers were potentially subject to various regulatory reviews or approvals and other conditions, any such required approvals, if applicable, were likely to be obtained and the proposed mergers completed on a timely basis. In connection with such review, the Velodyne board of directors also considered the following specific aspects of the merger agreement (which are not necessarily presented in order of relative importance):

•

that Velodyne and Ouster agreed to use their respective reasonable best efforts to complete the mergers and obtain the necessary approvals and clearances required under applicable antitrust laws or other regulatory regimes;

•

the nature of the closing conditions included in the merger agreement, including the reciprocal exceptions to the events that would constitute a material adverse effect on either Velodyne or Ouster for purposes of the merger agreement, as well as the likelihood of satisfaction of all conditions to completion of the transactions;

•

that the representations and warranties of Velodyne and Ouster, as well as the interim operating covenants requiring the parties to conduct their respective businesses in the ordinary course prior to completion of the mergers, subject to specific limitations, are generally reciprocal;

•

the terms of the voting and support agreements entered into separately by Ouster’s directors and executive officers, Banyan Venture Holdings LLC, a major stockholder of Ouster, and Velodyne’s directors and executive officers, pursuant to which, in connection with the execution of the merger agreement, each of Ouster’s directors and executive officers, Banyan Venture Holdings LLC and Velodyne’s directors and executive officers agreed to vote in favor of the proposals related to the transaction, including the mergers, with respect to the Ouster shares of common stock and Velodyne shares of common stock owned by them, as applicable;

•

the fact that there are limited circumstances in which the Ouster board of directors may terminate the merger agreement or change its recommendation that Ouster stockholders approve the Ouster share issuance proposal, and the requirement that Ouster pay Velodyne a $7 million termination fee if the merger agreement is terminated under certain circumstances, including if the merger agreement is terminated by Velodyne as a result of a change in recommendation by the Ouster board of directors;

•

Velodyne’s right to engage in negotiations with, and provide information to, a third party that makes an unsolicited bona fide written proposal relating to an alternative transaction, if the Velodyne board of directors has determined in good faith, after consultation with its outside legal counsel and financial advisor, that such proposal constitutes or could reasonably be expected to lead to a transaction that is superior to the mergers with Ouster and that failure to take action with such proposal, would reasonably be expected to constitute a breach of its fiduciary duties under applicable law;

•

the right of the Velodyne board of directors to change its recommendation that Velodyne stockholders vote to adopt the merger agreement in response to a superior proposal or certain intervening events, subject to certain conditions, and the Velodyne board of directors’ view that the termination fee of $7 million payable to Ouster under certain circumstances is customary and reasonable and would not preclude or deter a willing and financially capable third party from making an acquisition proposal for an alternative transaction;

•	the fact that there are no financing conditions or contingencies, and that Ouster does not require financing in order to complete the mergers; and

•	the fact that Velodyne has the right to specifically enforce Ouster’s obligations under the merger agreement.

In the course of its evaluation of the merger agreement and the mergers, the Velodyne board of directors also considered a variety of risks, uncertainties and other potentially negative factors, including the following (which are not necessarily presented in order of relative importance):

•

the fact that the exchange ratio under the merger agreement is fixed, meaning that Velodyne stockholders could be adversely affected and the implied value of the merger consideration will decline if there is a decline in the trading price of the Ouster common stock;

•	that there is no assurance that, even if approved by Velodyne stockholders, the mergers will be completed on the anticipated timeline or at all;

•

the risk that the combined company will not realize all of the anticipated strategic and other benefits of the mergers, including the possibility that Ouster’s financial performance may not meet Velodyne’s expectations and that the expected synergies may not be realized or will cost more to achieve than anticipated;

•

the challenges inherent in completing the mergers and integrating the business, operations and workforce of Velodyne and Ouster and the risk that the anticipated benefits of the mergers might not be realized or may take longer to realize than expected;

•

the amount of time it could take to complete the mergers, including that completion of the mergers depends on factors outside of the control of Velodyne or Ouster, and the risk that the pendency of the mergers for an extended period of time following the announcement of the execution of the merger agreement could have an adverse impact on Velodyne or Ouster, including their respective customer, supplier and other business relationships and potentially impact the trading price of their respective common stock;

•	the possible diversion of management attention for an extended period of time during the pendency of the mergers;

•	the risk that, despite the retention efforts of Velodyne and Ouster prior to the consummation of the mergers, the combined company may not retain key personnel or there may be employee attrition;

•

the provisions of the merger agreement that restrict the ability of Velodyne to solicit or negotiate alternative transactions and that such provisions and the potential requirement to pay Ouster a termination fee of $7 million, as described under “The Merger Agreement—Termination Fees,” may deter a potential acquirer from proposing an alternative transaction for Velodyne that would provide Velodyne stockholders with greater value than the mergers;

•

Ouster’s right, subject to certain conditions, to respond to and negotiate with respect to certain acquisition proposals from third parties made prior to the time Ouster stockholders approve the Ouster share issuance proposal;

•	the potential for litigation relating to the proposed mergers and the associated costs, burden and inconvenience involved in defending any such proceedings;

•

the fact that in connection with entering into the merger agreement with Ouster, Velodyne agreed to cooperate with Ouster to dismiss pending litigation matters between Velodyne and Ouster no later than 7 days after execution of the merger agreement;

•

the restrictions in the merger agreement on the conduct of Velodyne’s business during the period between execution of the merger agreement and the consummation of the mergers, including that Velodyne is required to conduct its business in the ordinary course consistent with past practice, subject to specific limitations, which could delay or prevent Velodyne from pursuing certain business opportunities or strategic transactions that may arise and could have a negative impact on Velodyne’s ability to maintain its existing business and employee relationships;

•

the risk that Velodyne stockholders may not approve the adoption of the merger agreement at the Velodyne special meeting or that Ouster stockholders may not approve the Ouster share issuance proposal at the Ouster special meeting;

•

the possibility that regulatory agencies may delay, object to or challenge the mergers or may impose terms and conditions on their approvals that adversely affect the business or financial results of Velodyne, Ouster or the combined company, as more fully described under “The Merger Agreement—Cooperation; Efforts to Consummate”;

•

the fact that the opinion of BofA Securities as to the fairness, from a financial point of view, of the exchange ratio provided for in the mergers speaks only as of the date of such opinion and did not and will not take into account events occurring or information that has become available after such date, including any changes in the operations and prospects of Velodyne or Ouster, financial, economic, monetary, market and other conditions and other factors that may be beyond the control of Velodyne and Ouster and on which such opinion was based, any of which may be material;

•	the fact that Velodyne stockholders will not be entitled to appraisal rights in connection with the mergers;

•	the transaction costs and retention costs to be incurred in connection with the proposed merger, regardless of whether the proposed mergers are completed; and

•	the risks of the type and nature described under “Risk Factors” and the matters described under “Cautionary Statement Regarding Forward-Looking Statements.”

The Velodyne board of directors considered the factors described above as a whole, including through engaging in discussions with Velodyne senior management and Velodyne’s outside legal and financial advisors. Based on this review and consideration, the Velodyne board of directors unanimously concluded that these factors, on balance, supported a determination that the terms of the merger agreement and the transactions contemplated thereby were advisable, fair to and in the best interests of Velodyne and its stockholders, and to make its recommendation to Velodyne stockholders that they vote to adopt the merger agreement.

In considering the recommendation of the Velodyne board of directors that Velodyne stockholders vote to adopt the merger agreement, Velodyne stockholders should be aware that Velodyne directors and executive officers may have certain interests in the mergers that are different from, or in addition to, the interests of Velodyne stockholders generally, including the treatment of equity awards held by such directors and executive officers in the mergers, as described under “Interests of Velodyne’s Directors and Executive Officers in the Mergers.” The Velodyne board of directors was aware of and took these interests into account when approving the merger agreement and determining that the terms of the merger agreement and the transactions contemplated thereby were advisable, fair to and in the best interests of Velodyne and its stockholders.

The foregoing discussion of the information and factors that the Velodyne board of directors considered is not, and is not intended to be, exhaustive. The Velodyne board of directors collectively reached the conclusion to approve the merger agreement and the consummation of the transactions contemplated thereby, including the mergers, in light of the various factors described above and other factors that the Velodyne board of directors believed were appropriate. In view of the complexity and wide variety of factors, both positive and negative, that the Velodyne board of directors considered in connection with its evaluation of the mergers, the Velodyne board of directors did not find it useful to, and did not attempt, to quantify, rank or otherwise assign relative or specific weights or values to any of the factors it considered in reaching its decision and did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to the ultimate determination of the Velodyne board of directors. In considering the factors discussed above, individual directors may have given different weights to different factors.

The foregoing discussion of the information and factors considered by the Velodyne board of directors in approving the merger agreement is forward-looking in nature. This information should be read in light of the factors discussed under “Cautionary Statement Regarding Forward-Looking Statements.”

Opinion of Barclays, Ouster’s Financial Advisor

Ouster engaged Barclays to act as its financial advisor with respect to a potential combination of Ouster and Velodyne, pursuant to an engagement letter dated September 16, 2022. On November 4, 2022, Barclays rendered its oral opinion (which was subsequently confirmed in writing) to the Ouster board of directors that, as of such date and based upon and subject to the qualifications, limitations and assumptions stated in its opinion, the exchange ratio to be paid by Ouster in the mergers was fair, from a financial point of view, to Ouster.

The full text of Barclays’ written opinion, dated as of November 4, 2022, is attached as Annex F to this joint proxy statement/prospectus. Barclays’ written opinion sets forth, among other things, the assumptions made, procedures followed, factors considered and limitations upon the review undertaken by Barclays in rendering its opinion. You are encouraged to read the opinion carefully in its entirety. The following is a summary of Barclays’ opinion and the methodology that Barclays used to render its opinion. This summary is qualified in its entirety by reference to the full text of the opinion.

Barclays’ opinion, the issuance of which was approved by Barclays’ Fairness Opinion Committee, is addressed to the board of directors of Ouster, addresses only the fairness, from a financial point of view, of the exchange ratio to be paid by Ouster in the mergers and does not constitute a recommendation to any stockholder of Ouster as to how such stockholder should vote with respect to the mergers or any other matter. The terms of the mergers were determined through arm’s-length negotiations between Ouster and Velodyne and were unanimously approved by the Ouster board of directors and the Velodyne board of directors. Barclays did not recommend any specific form of consideration to Ouster or that any specific form of consideration constituted the only appropriate consideration for the mergers. Barclays was not requested to address, and its opinion does not in any manner address, Ouster’s underlying business decision to proceed with or effect the mergers, the likelihood of the consummation of the mergers, or the relative merits of the mergers as compared to any other transaction in which Ouster may engage. In addition, Barclays expressed no opinion on, and its opinion does not in any manner address, the fairness of the amount or the nature of any compensation to any officers, directors or employees of any parties to the mergers, or any class of such persons, relative to the consideration to be paid in the mergers. No limitations were imposed by Ouster board of directors upon Barclays with respect to the investigations made or procedures followed by it in rendering its opinion.

In arriving at its opinion, Barclays, among other things:

•	reviewed and analyzed a draft of the merger agreement, dated as of November 3, 2022 and the specific terms of the mergers;

•	reviewed and analyzed publicly available information concerning Ouster and Velodyne that Barclays believed to be relevant to its analysis, including Ouster’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, Ouster’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2022, Velodyne’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021 and Velodyne’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2022;

•

reviewed and analyzed financial and operating information with respect to the business, operations and prospects of Ouster furnished to Barclays by Ouster, including financial projections of Ouster prepared by Ouster’s management (including the Ouster Financial Forecasts (including the projected cash flows and financings included therein)) (the “Ouster Projections”);

•

reviewed and analyzed financial and operating information with respect to the business, operations and prospects of Velodyne furnished to Barclays by Velodyne, including financial projections of Velodyne prepared by management of Velodyne, as reviewed, extrapolated and approved for Barclays’ use by Ouster (including the projected cash flows and financings included therein) (the “Velodyne Projections”);

•

reviewed and analyzed financial projections of Ouster pro forma for the consummation of the mergers prepared by management of Ouster (including the Combined Company Financial Forecasts (including the projected cash flows and financings included therein)) (the “Ouster Pro Forma Projections”), including cost savings and operating synergies expected by management of Ouster to result from the combination of the businesses of Ouster and Velodyne (including the projected cash flows and financings included therein) (collectively, the “Expected Synergies”);

•

reviewed and analyzed a trading history of Ouster common stock from March 11, 2021 to November 3, 2022 and Velodyne common stock from March 11, 2021 to November 3, 2022 and a comparison of such trading history with those of other companies that Barclays deemed relevant;

•

reviewed and analyzed a comparison of the historical financial results and present financial condition of Ouster and Velodyne with each other and with those of other companies that Barclays deemed relevant;

•	reviewed and analyzed a comparison of the financial terms of the mergers with the financial terms of certain other recent transactions that Barclays deemed relevant;

•	reviewed and analyzed published estimates of independent research analysts with respect to the future financial performance and price targets of Ouster and Velodyne;

•	reviewed and analyzed the relative contributions of Ouster and Velodyne to the historical and future financial performance of the combined company on pro forma basis;

•	had discussions with each of the managements of Ouster and Velodyne concerning their respective business, operations, assets, liabilities, financial condition and prospects; and

•	has undertaken such other studies, analyses and investigations as Barclays deemed appropriate.

In arriving at its opinion, Barclays assumed and relied upon the accuracy and completeness of the financial and other information used by Barclays without any independent verification of such information (and had not assumed responsibility or liability for any independent verification of such information). Barclays also relied upon the assurances of management of Ouster that they were not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the Ouster Projections, upon the advice and at the direction of Ouster, Barclays assumed that such projections were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Ouster as to Ouster’s future financial performance and that Ouster would perform substantially in accordance with such projections, and Barclays relied on the Ouster Projections in arriving at its opinion. With respect to the Velodyne Projections, upon the advice and at the direction of Ouster, Barclays assumed that such projections were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Ouster as to the future financial performance of Velodyne and that Velodyne would perform substantially in accordance with such projections, and Barclays relied on the Velodyne Projections in arriving at its opinion. With respect to the Ouster

Pro Forma Projections, upon the advice and at the direction of Ouster, Barclays assumed that such projections were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Ouster as to the future financial performance of the combined company pro forma for the consummation of the mergers and that the combined company would perform substantially in accordance with such projections, and Barclays relied on the Ouster Pro Forma Projections in arriving at its opinion. Furthermore, upon the advice and at the direction of Ouster, Barclays assumed that the amounts and timing of the Expected Synergies were reasonable and that the Expected Synergies would be realized in accordance with such estimates. In arriving at its opinion, Barclays assumed no responsibility for and expressed no view as to any such projections or estimates (including the Expected Synergies) or the assumptions on which they were based. In arriving at its opinion, Barclays did not conduct a physical inspection of the properties and facilities of Ouster or Velodyne and did not make or obtain any evaluations or appraisals of the assets or liabilities of Ouster or Velodyne. Barclays’ opinion was necessarily based upon market, economic and other conditions as they existed on, and could be evaluated as of, November 4, 2022. Barclays assumed no responsibility for updating or revising its opinion based on events or circumstances that may have occurred after, November 4, 2022.

Barclays assumed that the executed merger agreement would conform in all material respects to the last draft reviewed by Barclays. Additionally, Barclays assumed the accuracy of the representations and warranties contained in the merger agreement and all the agreements related thereto. Barclays also assumed, upon the advice of Ouster, that all material governmental, regulatory and third party approvals, consents and releases for the mergers would be obtained within the constraints contemplated by the merger agreement and that the mergers would be consummated in accordance with the terms of the merger agreement without waiver, modification or amendment of any material term, condition or agreement thereof. Barclays did not express any opinion as to any tax or other consequences that might result from the mergers, nor did Barclays’ opinion address any legal, tax, regulatory or accounting matters, as to which Barclays understood Ouster had obtained such advice as it deemed necessary from qualified professionals.

In connection with rendering its opinion, Barclays performed certain financial, comparative and other analyses as summarized below. In arriving at its opinion, Barclays did not ascribe a specific range of values to the shares of Ouster common stock but rather made its determination as to fairness, from a financial point of view, to Ouster of the exchange ratio to be paid by Ouster in the mergers on the basis of various financial and comparative analyses. The preparation of a fairness opinion is a complex process and involves various determinations as to the most appropriate and relevant methods of financial and comparative analyses and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to summary description.

In arriving at its opinion, Barclays did not attribute any particular weight to any single analysis or factor considered by it but rather made qualitative judgments as to the significance and relevance of each analysis and factor relative to all other analyses and factors performed and considered by it and in the context of the circumstances of the particular transaction. Accordingly, Barclays believes that its analyses must be considered as a whole, as considering any portion of such analyses and factors, without considering all analyses and factors as a whole, could create a misleading or incomplete view of the process underlying its opinion.

Summary of Material Financial Analyses

The following is a summary of the material financial analyses used by Barclays in preparing its opinion to the Ouster board of directors. The summary of Barclays’ analyses and reviews provided below is not a complete description of the analyses and reviews underlying Barclays’ opinion. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of analysis and review and the application of those methods to particular circumstances, and, therefore, is not readily susceptible to summary description.

For the purposes of its analyses and reviews, Barclays made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Ouster, Velodyne or any other parties to the mergers. No company, business or transaction considered in Barclays’ analyses and reviews is identical to Ouster, Velodyne, Merger Sub I, Merger Sub II, or the proposed mergers, and an evaluation of the results of those analyses and reviews is not entirely mathematical. Rather, the analyses and reviews involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, businesses or transactions considered in Barclays’ analyses and reviews. None of Ouster, Velodyne, Merger Sub I, Merger Sub II, Barclays or any other person assumes responsibility if future results are materially different from those discussed. Any estimates contained in these analyses and reviews and the ranges of valuations resulting from any particular analysis or review are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth below. In addition, analyses relating to the value of companies, businesses or securities do not purport to be appraisals or reflect the prices at which the companies, businesses or securities may actually be sold. Accordingly, the estimates used in, and the results derived from, Barclays’ analyses and reviews are inherently subject to substantial uncertainty.

The summary of the financial analyses and reviews provided below includes information presented in tabular format. In order to fully understand the financial analyses and reviews used by Barclays, the tables must be read together with the text of each summary, as the tables alone do not constitute a complete description of the financial analyses and reviews. Considering the data in the tables below without considering the full description of the analyses and reviews, including the methodologies and assumptions underlying the analyses and reviews, could create a misleading or incomplete view of Barclays’ analyses and reviews.

Selected Comparable Company Analysis

In order to assess how the public market values shares of similar publicly traded companies and to provide a range of relative implied equity values per share of Ouster common stock and per share of Velodyne common stock by reference to those companies, which could then be used to calculate implied exchange ratio ranges, Barclays reviewed and compared specific financial and operating data relating to Ouster and Velodyne, respectively, with selected companies that Barclays, based on its experience in the LIDAR, and broader mobility industry, deemed comparable to Ouster and Velodyne, respectively. The selected comparable companies with respect to Ouster and Velodyne were:

•	Luminar Technologies Inc.

•	Aeva Technologies, Inc.

•	Innoviz Technologies Ltd.

•	AEye, Inc.; and

•	Cepton Inc.

Barclays calculated and compared various financial multiples and ratios of Ouster and Velodyne and the selected comparable companies. As part of its selected comparable company analysis, Barclays calculated and analyzed each company’s ratio of enterprise value to projected revenue and gross profit. Enterprise value, revenue and gross profit calculations for the selected comparable companies were based on publicly available financial data, and closing prices, as of November 3, 2022, the last trading date prior to the delivery of Barclays’ opinion. The results of this selected comparable company analysis are summarized below:

	Mean	Median
2024E Enterprise Value / Revenue	2.7x	2.3x
2025E Enterprise Value / Revenue	1.2x	0.6x
2024E Enterprise Value / Gross Profit	10.3x	6.0x
2025E Enterprise Value / Gross Profit	3.1x	1.3x

Barclays selected the comparable companies listed above because their businesses and operating profiles are reasonably similar to that of Ouster or Velodyne, as applicable. However, because no selected comparable company is exactly the same as Ouster or Velodyne, as applicable, Barclays believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the selected comparable company analysis. Accordingly, Barclays also made qualitative judgments concerning differences between the business, financial and operating characteristics and prospects of Ouster and Velodyne, as applicable and the selected comparable companies that could affect the public trading values of each in order to provide a context in which to consider the results of the quantitative analysis. These qualitative judgments related primarily to the differing sizes, growth prospects, profitability levels and degree of operational risk between Ouster and Velodyne, as applicable, and the companies included in the selected company analysis. Based upon these judgments, Barclays selected a range of multiples for each of Ouster and Velodyne consisting of (i) an enterprise value/2024E revenue multiple range of 2.0x-3.0x, (ii) an enterprise value/2025E revenue multiple range of 0.50x-1.50x, (iii) an enterprise value/2024E gross profit multiple range of 5.0x-7.0x and (iv) an enterprise value/2025E gross profit multiple range of 1.0x-3.0x and applied such range to the Ouster Projections and the Velodyne Projections to calculate a range of implied prices per share of Ouster common stock and Velodyne common stock, as applicable, which were then used to calculate a range of implied exchange ratios. The following table summarizes the result of these calculations, as compared to the exchange ratio in the mergers of 0.8204x:

	Selected Multiple Range	Implied Value Per Share Ranges of Ouster common stock	Implied Value Per Share Ranges of Velodyne common stock	Implied Range of Exchange Ratios
2024E Enterprise Value / Revenue	2.0x – 3.0x	$1.52 – $2.02	$1.93 – $2.38	0.64x – 1.04x
2025E Enterprise Value / Revenue	0.50x – 1.50x	$1.01 – $1.94	$1.34 – $1.95	0.52x – 1.45x
2024E Enterprise Value / Gross Profit	5.0x – 7.0x	$1.18 – $1.43	$1.25 – $1.54	0.77x – 1.14x
2025E Enterprise Value / Gross Profit	1.0x – 3.0x	$0.82 – $1.39	$0.74 – $1.13	0.73x – 1.88x

Discounted Cash Flow Analysis

In order to estimate the present value of Ouster common stock and Velodyne common stock, Barclays performed a discounted cash flow analysis of each of Ouster and Velodyne. A discounted cash flow analysis is a traditional valuation methodology used to derive a valuation of an asset by calculating the “present value” of estimated future cash flows of the asset. “Present value” refers to the current value of future cash flows or amounts and is obtained by discounting those future cash flows or amounts by a discount rate that takes into account macroeconomic assumptions and estimates of risk, the opportunity cost of capital, expected returns and other appropriate factors.

Ouster Standalone Valuation. To calculate the estimated enterprise value of Ouster using the discounted cash flow method, Barclays added (i) Ouster’s projected unlevered free cash flows for the stub period from November 3, 2022 through December 31, 2022, and for the fiscal years 2023 through 2025 in each case based on the Ouster Projections to (ii) the “terminal value” of Ouster as of December 31, 2026, and discounted such amount to its present value as of November 3, 2022 using a mid-year convention and range of selected discount rates. The projected unlevered free cash flows were calculated by taking the net operating profit after tax (including taxes for the stub period from November 3, 2022 through December 31, 2022) and adding the impact of depreciation and amortization and subtracting capital expenditures, the impact of stock based compensation and changes in net working capital. The residual value of Ouster at the end of the forecast period, or “terminal value,” was estimated by selecting a range of terminal value multiples based on next twelve months (“NTM”) exit revenue multiples for the fiscal year ending December 31, 2026 of 1.50x to 3.50x, which range was derived by Barclays utilizing its professional judgment and experience, taking into account the Ouster Projections, market expectations and comparable companies and applying such range to the Ouster Projections. The range of discount rates of 16% to 19% was selected based on an analysis of the weighted average cost of capital of Ouster.

Barclays then calculated a range of implied prices per share of Ouster common stock by (i) subtracting estimated net debt from and (ii) adding estimated cash to, in each case as of November 3, 2022, the estimated enterprise value calculated using the exit multiple method described above and dividing such amount by the fully diluted number of shares of Ouster common stock per the Ouster Financial Projections, which assumed an incremental share issuance of approximately 173 million shares of Ouster common stock. The ranges of enterprise values of Ouster standalone resulting from Barclays’ discounted cash flow analysis were $16 million to $395 million and the implied prices per share of Ouster common stock were $0.69 to $1.67 per share.

Velodyne Standalone Valuation. To calculate the estimated enterprise value of Velodyne using the discounted cash flow method, Barclays added (i) Velodyne’s unlevered free cash flows for the stub period from November 3, 2022 through December 31, 2022, and for the fiscal years 2023 through 2025 in each case based on the Velodyne Projections to (ii) the terminal value of Velodyne as of December 31, 2026, and discounted such amount to its present value as of November 3, 2022 using a mid-year convention and range of selected discount rates. The projected unlevered free cash flows were calculated by taking the net operating profit after tax (including taxes for the stub period from November 3, 2022 through December 31, 2022) and adding the impact of depreciation and amortization and subtracting capital expenditures, the impact of stock based compensation and changes in net working capital. The terminal value of Velodyne was estimated by selecting a range of terminal value multiples based on NTM exit revenue multiples for the fiscal year ending December 31, 2026 of 1.50x to 3.50x, which range was derived by Barclays utilizing its professional judgment and experience, taking into account the Velodyne Projections, market expectations and comparable companies and applying such range to the Velodyne Projections. The range of discount rates of 16% to 19% was selected based on an analysis of the weighted average cost of capital of Velodyne.

Barclays then calculated a range of implied prices per share of Velodyne common stock by (i) subtracting estimated net debt from and (ii) adding estimated cash to, in each case as of November 3, 2022, the estimated enterprise value calculated using the exit multiple method described above and dividing such amount by the fully diluted number of shares of Velodyne common stock per the Velodyne Financial Projections, which assumed an incremental share issuance of approximately 16 million shares of Velodyne common stock. The ranges of enterprise values of Velodyne standalone resulting from Barclays’ discounted cash flow analysis were ($43) million to $167 million and the implied prices per share of Velodyne common stock were $0.70 to $1.46 per share.

Based on the range of implied equity values per share calculated in the Ouster discounted cash flow analysis and Velodyne discounted cash flow analysis, Barclays calculated a range of implied exchange ratios for shares of Ouster common stock to shares of Velodyne common stock. This analysis resulted in a range of implied exchange ratios from 0.47x to 2.40x, as compared to the Exchange Ratio in the mergers of 0.8204x.

Has/Gets Analysis. Barclays also reviewed and compared the implied prices per share of Ouster common stock on a stand-alone basis as calculated in the discounted cash flow analysis described above to the implied prices per share of common stock of the combined company pro forma for the consummation of the mergers.

To calculate the estimated enterprise value of the combined company pro forma for the mergers using the discounted cash flow method, Barclays added (i) the combined company’s unlevered free cash flows for the stub period from November 3, 2022 through December 31, 2022, and for the fiscal years 2023 through 2025 in each case based on the Ouster Pro Forma Projections to (ii) the terminal value of the combined company as of December 31, 2026, and discounted such amount to its present value as of November 3, 2022 using a mid-year convention and range of selected discount rates. The projected unlevered free cash flows were calculated by taking the net operating profit after tax (including taxes for the stub period from November 3, 2022 through December 31, 2022) and adding the impact of depreciation and amortization and subtracting capital expenditures, the impact of stock based compensation and changes in net working capital. The terminal value of the combined company was estimated by selecting a range of terminal value multiples based on NTM exit revenue multiples for the fiscal year ending December 31, 2026 of 1.50x to 3.50x, which range was derived by Barclays utilizing its professional judgment and experience, taking into account the Ouster Pro Forma Projections, market expectations and comparable companies and applying such range to the Ouster Pro Forma Projections. The range of discount rates of 16% to 19% was selected based on an analysis of the weighted average cost of capital of the combined company.

Barclays then calculated a range of implied prices per share of common stock of the combined company by (i) subtracting estimated net debt from and (ii) adding estimated cash to, in each case as of November 3, 2022, the estimated enterprise value calculated using the exit multiple method described above and dividing such amount by the fully diluted number of shares of the combined company common stock per the Ouster Pro Forma Financial Projections. The ranges of enterprise values of the combined company resulting from Barclays’ discounted cash flow analysis were $119 million to $636 million and the implied prices per share of common stock of the combined company were $1.07 to $2.28 per share, as compared to the implied prices per share of Ouster common stock on a standalone basis which were $0.69 to $1.67 per share.

General

Barclays is an internationally recognized investment banking firm and, as part of its investment banking activities, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. The Ouster board of directors selected Barclays because of its familiarity with Ouster and its qualifications, reputation and experience in the valuation of businesses and securities in connection with mergers and acquisitions generally, as well as substantial experience in transactions comparable to the mergers.

Barclays is acting as financial advisor to Ouster in connection with the proposed transaction. As compensation for its services in connection with the proposed transaction, Ouster paid Barclays a fee of $1,000,000 upon the delivery of Barclays’ opinion, which is referred to as the “Opinion Fee”. The Opinion Fee was not contingent upon the conclusion of Barclays’ opinion or the consummation of the proposed transaction. Additional compensation of $4,000,000 will be payable on completion of the proposed transaction against which the amounts paid for the opinion will be credited. In addition, Ouster has agreed to reimburse Barclays for a portion of its reasonable out-of-pocket expenses incurred in connection with the mergers and to indemnify Barclays for certain liabilities that may arise out of its engagement by Ouster and the rendering of Barclays’ opinion. Barclays has performed various investment banking and financial services for Ouster in the past, and expects to perform such services in the future, and has received, and expects to receive, customary fees for such services. Barclays has not received investment banking fees from Ouster or Velodyne in the past two years.

Barclays and its affiliates engage in a wide range of businesses from investment and commercial banking, lending, asset management and other financial and non-financial services. In the ordinary course of its business, Barclays and affiliates may actively trade and effect transactions in the equity, debt and/or other securities (and any derivatives thereof) and financial instruments (including loans and other obligations) of Ouster and Velodyne for its own account and for the accounts of its customers and, accordingly, may at any time hold long or short positions and investments in such securities and financial instruments.

Opinion of BofA Securities, Velodyne’s Financial Advisor

Velodyne retained BofA Securities to act as Velodyne’s financial advisor in connection with the mergers. BofA Securities is an internationally recognized investment banking firm which is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. Velodyne selected BofA Securities to act as its financial advisor in connection with the mergers on the basis of BofA Securities’ experience in transactions similar to the mergers, its reputation in the investment community and its familiarity with Velodyne and its business.

On November 4, 2022, at a meeting of Velodyne’s board of directors held to evaluate the mergers, BofA Securities delivered to Velodyne’s board of directors an oral opinion, which was confirmed by delivery of a written opinion dated November 4, 2022, to the effect that, as of the date of the opinion and based on and subject to various assumptions and limitations described in its written opinion, the exchange ratio provided for in the first merger was fair, from a financial point of view, to holders of Velodyne common stock.

The full text of BofA Securities’ written opinion to Velodyne’s board of directors, which describes, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken, is attached as Annex G to this document and is incorporated by reference herein in its entirety. The following summary of BofA Securities’ opinion is qualified in its entirety by reference to the full text of the opinion. BofA Securities delivered its opinion to Velodyne’s board of directors for the benefit and use of Velodyne’s board of directors (in its capacity as such) in connection with and for purposes of its evaluation of the exchange ratio from a financial point of view. BofA Securities’ opinion does not address any other term or aspect of the mergers and no opinion or view was expressed as to the relative merits of the mergers in comparison to other strategies or transactions that might be available to Velodyne or in which Velodyne might engage or as to the underlying business decision of Velodyne to proceed with or effect the mergers. BofA Securities’ opinion does not address any other aspect of the mergers and does not constitute a recommendation to any stockholder as to how to vote or act in connection with the proposed mergers or any related matter.

In connection with rendering its opinion, BofA Securities:

(a)	reviewed certain publicly available business and financial information relating to Velodyne and Ouster;

(b)

reviewed certain internal financial and operating information with respect to the business, operations and prospects of Velodyne furnished to or discussed with BofA Securities by the management of Velodyne, including certain financial forecasts relating to Velodyne prepared by the management of Velodyne and certain extrapolations thereto prepared by or at the direction and approved by the management of Velodyne, referred to herein as the Velodyne management forecasts;

(c)

reviewed certain internal financial and operating information with respect to the business, operations and prospects of Ouster furnished to or discussed with BofA Securities by the management of Ouster, including certain financial forecasts relating to Ouster prepared by the management of Ouster, referred to herein as the Ouster management forecasts;

(d)	reviewed certain extrapolations to the Ouster Forecasts prepared by or at the direction of and approved by the management of Velodyne, referred to herein as the extrapolated Ouster forecasts;

(e)

reviewed certain estimates furnished to BofA Securities by the management of Velodyne as to the amount and timing of cost savings and revenue impacts anticipated by the management of Velodyne to result from the mergers, referred to herein collectively as the synergies;

(f)

discussed the past and current business, operations, financial condition and prospects of Velodyne with members of senior management of Velodyne and Ouster, and discussed the past and current business, operations, financial condition and prospects of Ouster with members of senior management of Velodyne and Ouster;

(g)	reviewed the potential pro forma financial impact of the mergers on the future financial performance of Ouster;

(h)	reviewed the trading histories for Velodyne common stock and Ouster common stock and a comparison of such trading histories with each other;

(i)	compared certain financial and stock market information of Velodyne and Ouster with similar information of other companies BofA Securities deemed relevant;

(j)	reviewed the relative financial contributions of Velodyne and Ouster to the future financial performance of the combined company on a pro forma basis;

(k)	reviewed a draft, dated November 3, 2022, of the merger agreement, referred to herein as the draft merger agreement; and

(l)	performed such other analyses and studies and considered such other information and factors as BofA Securities deemed appropriate.

In arriving at its opinion, BofA Securities assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with BofA Securities and relied upon the assurances of the managements of Velodyne and Ouster that they were not aware of any facts or circumstances that would make such information or data inaccurate or misleading in any material respect. With respect to the Ouster management forecasts, BofA Securities was advised by Ouster, and assumed with the consent of Velodyne, that they were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of Ouster as to the future financial performance of Ouster. With respect to the Velodyne management forecasts and the extrapolated Ouster forecasts, BofA Securities was advised by Velodyne, and assumed, with the consent of Velodyne, that they were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of Velodyne as to the future financial performance of Velodyne and Ouster, and BofA Securities relied, at the direction of Velodyne, on the Velodyne management forecasts, the Ouster management forecasts and the extrapolated Ouster forecasts for the purposes of the opinion. With respect to synergies, BofA Securities was advised by Velodyne, and assumed, with the consent of Velodyne, that they were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of Velodyne as to the matters covered thereby. BofA Securities relied, at the direction of Velodyne, on the assessments of the management of Velodyne as to Ouster’s ability to achieve the synergies and was advised by Velodyne, and assumed, with the consent of Velodyne, that the synergies will be realized in the amounts and at the times projected.

BofA Securities did not make or was not provided with any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Velodyne or Ouster, nor did it make any physical inspection of the properties or assets of Velodyne or Ouster. BofA Securities did not evaluate the solvency or fair value of Velodyne or Ouster under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. BofA Securities assumed, at the direction of Velodyne, that the mergers would be consummated in accordance with its terms, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary governmental, regulatory and other approvals, consents, releases and waivers for the mergers, no delay, limitation, restriction or condition, including any divestiture requirements or amendments or modifications, would be imposed that would have an adverse effect on Velodyne, Ouster or the contemplated benefits of the mergers. BofA Securities also assumed that the mergers would qualify for federal income tax purposes as a reorganization under the provisions of Section 368(a) of the Code, as amended. BofA Securities also assumed, at the direction of Velodyne, that the final executed merger agreement would not differ in any material respect from the draft merger agreement reviewed by BofA Securities.

BofA Securities expressed no view or opinion as to any terms or other aspects of the mergers (other than the exchange ratio to the extent expressly specified in its opinion), including, without limitation, the form or structure of the mergers. BofA Securities was not requested to, and it did not, solicit indications of interest or proposals from third parties regarding a possible acquisition of all or any part of Velodyne or any alternative transaction. BofA Securities’ opinion was limited to the fairness, from a financial point of view, of the exchange ratio to the holders of Velodyne common stock and no opinion or view was expressed with respect to any consideration received in connection with the mergers by the holders of any class of securities, creditors or other constituencies of any party. In addition, no opinion or view was expressed with respect to the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation to any of the officers, directors or employees of any party to the mergers, or class of such persons, relative to the exchange ratio or otherwise. Furthermore, no opinion or view was expressed as to the relative merits of the mergers in comparison to other strategies or transactions that might be available to Velodyne or in which Velodyne might engage or as to the underlying business decision of Velodyne to proceed with or effect the mergers. BofA Securities did not express any view or opinion with respect to, and relied, with the consent of Velodyne, upon the assessments of representatives of Velodyne regarding, legal, regulatory, accounting, tax and similar matters relating to Velodyne, Ouster and the mergers (including the contemplated benefits thereof), as to which BofA Securities understood that Velodyne obtained such advice as it deemed necessary from qualified professionals. BofA Securities did not express any opinion as to what the value of Ouster common stock actually will be when issued or the prices at which Velodyne common stock or Ouster common stock will trade at any time, including following announcement or consummation of the mergers. In addition, BofA Securities expressed no opinion or recommendation as to how any stockholder should vote or act in connection with the mergers or any related matter. Except as described above, Velodyne imposed no other limitations on the investigations made or procedures followed by BofA Securities in rendering its opinion.

BofA Securities’ opinion was necessarily based on financial, economic, monetary, market and other conditions and circumstances as in effect on, and the information made available to BofA Securities as of, the date of its opinion. As the Velodyne board of directors was aware, the credit, financial and stock markets have been experiencing unusual volatility and BofA Securities expressed no opinion or view as to any potential effects of such volatility on Velodyne, Ouster or the mergers. It should be understood that subsequent developments may affect its opinion, and BofA Securities does not have any obligation to update, revise or reaffirm its opinion. The issuance of BofA Securities’ opinion was approved by a fairness opinion review committee of BofA Securities.

The discussion set forth below under “—Summary of Material Velodyne Financial Analyses,” “—Summary of Material Ouster Financial Analyses” and “—Summary of Material Relative Financial Analyses” represents a brief summary of the material financial analyses presented by BofA Securities to Velodyne’s board of directors in connection with its opinion. The financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses performed by BofA Securities, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses performed by BofA Securities. Considering the data set forth in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses performed by BofA Securities.

Summary of Material Velodyne Financial Analyses.

Selected Publicly Traded Companies Analysis. BofA Securities reviewed publicly available financial and stock market information for Velodyne and eight publicly traded companies in the Lidar (light detection and ranging) sector. The selected public companies and their respective calendar year 2024 multiples (as further described below) were as follows:

Enterprise Value / CY 2024E Revenue
Aeva Technologies, Inc.	0.20x
AEye, Inc.	0.20x
Cepton, Inc.	2.33x
Innoviz Technologies Ltd.	2.59x
Luminar Technologies, Inc.	8.05x
MicroVision, Inc.	1.79x
Ouster, Inc.	1.20x
Quanergy Systems, Inc.	NA

BofA Securities reviewed, among other things, enterprise values of the selected publicly traded companies, calculated as equity values, based on closing stock prices on November 3, 2022, plus debt, and less cash and cash equivalents, as a multiple of calendar year 2024 estimated revenue. BofA Securities then applied calendar year 2024 revenue multiples of 0.20x to 1.80x derived from the selected publicly traded companies to Velodyne’s calendar year 2024 estimated revenue. Estimated financial data of the selected publicly traded companies were based on publicly available research analysts’ estimates, and estimated financial data of Velodyne were based on the Velodyne management forecasts.

This analysis indicated the following approximate implied per share equity value reference range for Velodyne, as compared to the per share price of Velodyne common stock implied by the exchange ratio, based on the closing price of Ouster common stock on November 3, 2022:

Implied Per Share Equity Value Reference Range for Velodyne
EV/CY2024E Revenue	Per Share Price Implied by Exchange Ratio
$0.92 – $1.51	$0.93

No company used in this analysis is identical or directly comparable to Velodyne. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the public trading or other values of the companies to which Velodyne was compared.

Discounted Cash Flow Analysis. BofA Securities performed a discounted cash flow analysis of Velodyne to calculate the estimated present value of the standalone unlevered, after-tax free cash flows that Velodyne was forecasted to generate during Velodyne’s fourth quarter of fiscal year 2022 and fiscal years 2023 through 2032 based on the Velodyne management forecasts. BofA Securities calculated terminal values for Velodyne by applying to Velodyne’s estimated unlevered free cash flow in the terminal year a range of perpetuity growth rates of 2.5% to 3.5%, which perpetuity growth rates were selected based on BofA Securities’ professional judgment and experience and input from Velodyne management. The cash flows and terminal values were then discounted to present value, assuming a mid-year convention, as of September 30, 2022 using discount rates ranging from 12.5% to 16.0%, which were based on an estimate of Velodyne’s weighted average cost of capital. From the resulting enterprise values, BofA Securities added net cash of $220 million, as of September 30, 2022, to derive equity values.

This analysis indicated the following approximate implied per share equity value reference range for Velodyne as compared to the per share price of Velodyne common stock implied by the exchange ratio, based on the closing price of Ouster common stock on November 3, 2022:

Implied Per Share Equity Value Reference Range for Velodyne	Per Share Price Implied by Exchange Ratio
$0.66 – $1.27	$0.93

Other Factors.

BofA Securities also noted certain additional factors that were not considered part of BofA Securities’ material financial analyses with respect to its opinion but were referenced for informational purposes, including, among other things, the following:

•	BofA Securities reviewed the trading range of Velodyne common stock for the 12-month period as of November 3, 2022, which was $0.83 to $7.83.

•

BofA Securities reviewed publicly available equity research analyst price targets for Velodyne common stock available as of November 3, 2022, and noted that the range of such price targets (discounted one year by 14.25% cost of equity) was $1.31 to $10.50 per share.

Summary of Material Ouster Financial Analyses.

Selected Publicly Traded Companies Analysis. BofA Securities reviewed publicly available financial and stock market information for Ouster and eight publicly traded companies in the Lidar sector. The selected public companies and their respective calendar year 2024 multiples (as further described below) were as follows:

Enterprise Value / CY 2024E Revenue
Aeva Technologies, Inc.	0.20x
AEye, Inc.	0.20x
Cepton, Inc.	2.33x
Innoviz Technologies Ltd.	2.59x
Luminar Technologies, Inc.	8.05x
MicroVision, Inc.	1.79x
Quanergy Systems, Inc.	NA
Velodyne Lidar Inc.	0.15x

BofA Securities reviewed, among other things, enterprise values of the selected publicly traded companies, calculated as equity values based on closing stock prices on November 3, 2022, plus debt, and less cash and cash equivalents, as a multiple of calendar year calendar year 2024 estimated revenue. BofA Securities then applied calendar year 2024 revenue multiples of 0.20x to 1.80x derived from the selected publicly traded companies to Ouster’s calendar year 2024 estimated revenue. Estimated financial data of the selected publicly traded companies were based on publicly available research analysts’ estimates, and estimated financial data of Ouster were based on the Ouster management forecasts.

This analysis indicated the following approximate implied per share equity value reference range for Ouster, as compared to the closing price of Ouster common stock on November 3, 2022:

Implied Per Share Equity Value Reference Range for Ouster
EV/CY2024E Revenue	Closing Price of Ouster on November 3, 2022
$0.64 – $1.43	$1.13

No company used in this analysis is identical or directly comparable to Ouster. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the public trading or other values of the companies to which Ouster was compared.

Discounted Cash Flow Analysis. BofA Securities performed a discounted cash flow analysis of Ouster to calculate the estimated present value of the standalone unlevered free cash flows that Ouster was forecasted to generate during Ouster’s fourth quarter of fiscal year 2022 and fiscal years 2023 through 2032 based on the Ouster management forecasts and the extrapolated Ouster forecasts. BofA Securities calculated terminal values for Ouster’s by applying to Ouster’s estimated unlevered cash flow in the terminal year a range of perpetuity growth rates of 2.5% to 3.5%, which perpetuity growth rates were selected based on BofA Securities’ professional judgment and experience and input from Velodyne management. The cash flows and terminal values were then discounted to present value, assuming a mid-year convention, as of September 30, 2022 using discount rates ranging from 12.5% to 16.0%, which were based on an estimate of Ouster’s weighted average cost of capital. From the resulting enterprise values, BofA Securities added net cash of $115 million, as of September 30, 2022, to derive equity values.

This analysis indicated the following approximate implied per share equity value reference range for Ouster as compared to the closing price of Ouster common stock on November 3, 2022:

Implied Per Share Equity Value Reference Range for Ouster	Closing Price of Ouster on November 3, 2022
$0.28 – $1.08	$1.13

Other Factors.

BofA Securities also noted certain additional factors that were not considered part of BofA Securities’ material financial analyses with respect to its opinion but were referenced for informational purposes, including, among other things, the following:

•	BofA Securities reviewed the trading range of Ouster common stock for the 12-month period as of November 3, 2022, which was $0.76 to $7.95.

•

BofA Securities reviewed publicly available equity research analyst price targets for Ouster common stock available as of November 3, 2022, and noted that the range of such price targets (discounted one year by 14.25% cost of equity) was $1.75 to $6.13 per share.

Summary of Material Relative Financial Analyses.

Implied Exchange Ratio Analysis—Selected Companies Analysis. Utilizing the implied per share equity value reference ranges derived for Velodyne and Ouster described above under “—Selected Publicly Traded Companies Analysis” for each of Velodyne and Ouster, as applicable, by dividing the low endpoint and the high endpoint of the per share equity reference range derived for Velodyne by the high endpoint and low endpoint of the per share equity reference range derived for Ouster, respectively, BofA Securities calculated an approximate implied exchange ratio reference range. This analysis indicated the following approximate implied exchange ratio reference range, as compared to the exchange ratio:

Implied Exchange Ratio EV/CY2024E Revenue	Mergers Exchange Ratio
0.6471x – 2.3638x	0.8204x

Implied Exchange Ratio Analysis—Discounted Cash Flow Analysis. Utilizing the implied per share equity value reference ranges derived for Velodyne and Ouster described above under “—Discounted Cash Flow Analysis” for each of Velodyne and Ouster, as applicable, by dividing the low endpoint and the high endpoint of the per share equity reference range derived for Velodyne by the high endpoint and low endpoint of the per share equity reference range derived for Ouster, respectively, BofA Securities calculated approximate implied exchange ratio reference range. This analysis indicated the following approximate implied exchange ratio reference range, as compared to the exchange ratio:

Implied Exchange Ratio Discounted Cash Flow Analysis	Mergers Exchange Ratio
0.6076x – 4.5426x	0.8204x

Has/Gets Analysis. BofA Securities performed a has/gets analysis to calculate the theoretical change in value for holders of Velodyne common stock resulting from the mergers based on a comparison of (i) the 100% ownership by holders of Velodyne common stock of Velodyne on a stand-alone basis and (ii) the pro forma ownership by holders of Velodyne common stock of Ouster after giving effect to the mergers.

For Velodyne common stock on a stand-alone basis, BofA Securities used the implied reference range indicated in its discounted cash flow analysis described above under “—Summary of Material Financial

Analyses of Velodyne—Discounted Cash Flow Analysis.” BofA Securities then calculated the pro forma equity value per share of Velodyne common stock giving effect to the mergers by performing a pro forma discounted cash flow analysis of Ouster giving effect to the mergers to calculate the estimated present value of the unlevered free cash flows that Ouster was forecasted to generate during Ouster’s fourth quarter of fiscal year 2022 and fiscal years 2023 through 2032, based on the Velodyne management forecasts, the Ouster management forecasts, the extrapolated Ouster forecasts and the synergies. BofA Securities calculated terminal values for Ouster by applying to Ouster’s estimated unlevered cash flow in the terminal year, giving effect to the mergers and based on the Velodyne management forecasts, the Ouster management forecasts, the extrapolated Ouster forecasts and the synergies, a range of perpetuity growth rates of 2.5% to 3.5%. The cash flows and terminal values were then discounted to present value, assuming a mid-year convention, as of September 30, 2022, using discount rates ranging from 12.5% to 16.0%. From the resulting enterprise values, BofA Securities added net cash of $330 million, as of September 30, 2022, to derive equity values.

This analysis indicated the following approximate implied pro forma per share equity value reference range for Velodyne common stock giving effect to the mergers, based on the exchange ratio, for each share of Velodyne common stock, compared to the implied per share equity value for Velodyne common stock on a standalone basis:

Per Share Equity Value Reference Ranges for Velodyne Common Stock
Stand-Alone	$0.66 – $1.27
Pro Forma	$1.23 – $2.08

Other Factors.

BofA Securities also noted certain additional factors that were not considered part of BofA Securities’ material financial analyses with respect to its opinion but were referenced for informational purposes, including, among other things, the following:

•

Using the 12-month trading ranges for Velodyne common stock and Ouster common stock described above, BofA Securities calculated an approximate implied exchange ratio reference range of 0.1038x to 10.3013x, as compared to the exchange ratio in the first merger.

•

Using the publicly available equity research price targets for the Velodyne common stock and the Ouster common stock described above, BofA Securities calculated an approximate implied exchange ratio reference range of 0.2143x to 6.000x, as compared to the exchange ratio in the first merger.

Miscellaneous.

As noted above, the discussion set forth above under “—Summary of Material Velodyne Financial Analyses,” “—Summary of Material Ouster Financial Analyses” and “—Summary of Material Relative Financial Analyses” is a brief summary of the material financial analyses presented by BofA Securities to Velodyne’s board of directors in connection with its opinion and is not a comprehensive description of all analyses undertaken by BofA Securities in connection with its opinion. The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to partial analysis or summary description. BofA Securities believes that its analyses summarized above must be considered as a whole. BofA Securities further believes that selecting portions of its analyses and the factors considered or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying BofA Securities’ analyses and opinion. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that such analysis was given greater weight than any other analysis referred to in the summary.

In performing its analyses, BofA Securities considered industry performance, general business and economic conditions and other matters, many of which are beyond the control of Velodyne and Ouster. The estimates of the future performance of Velodyne and Ouster in or underlying BofA Securities’ analyses are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than those estimates or those suggested by BofA Securities’ analyses. These analyses were prepared solely as part of BofA Securities’ analysis of the fairness, from a financial point of view, of the exchange ratio and were provided to Velodyne’s board of directors in connection with the delivery of BofA Securities’ opinion. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or the prices at which any securities have traded or may trade at any time in the future. Accordingly, the estimates used in, and the ranges of valuations resulting from, any particular analysis described above are inherently subject to substantial uncertainty and should not be taken to be BofA Securities’ view of the actual values of Velodyne or Ouster.

The type and amount of consideration payable in the mergers was determined through negotiations between Velodyne and Ouster, rather than by any financial advisor, and was approved by Velodyne’s board of directors. The decision to enter into the merger agreement was solely that of Velodyne’s board of directors. As described above, BofA Securities’ opinion and analyses were only one of many factors considered by Velodyne’s board of directors in its evaluation of the proposed mergers and should not be viewed as determinative of the views of Velodyne’s board of directors or management with respect to the mergers or the exchange ratio.

Velodyne has agreed to pay BofA Securities for its services in connection with the mergers an aggregate fee of $4,600,000, $1,000,000 of which was payable in connection with its opinion and the remainder of which is payable immediately prior to or upon closing of the first merger. BofA Securities also will receive, upon the consummation of the first merger, payment of a fee for services rendered to Velodyne in connection with the merger of Velodyne with a subsidiary of Graf Industrial Corp., which fee the parties previously mutually agreed to defer until the consummation of the first merger. Velodyne also has agreed to reimburse BofA Securities for its expenses incurred in connection with BofA Securities’ engagement and to indemnify BofA Securities, any controlling person of BofA Securities and each of their respective directors, officers, employees, agents and affiliates against specified liabilities, including liabilities under the federal securities laws.

BofA Securities and its affiliates comprise a full service securities firm and commercial bank engaged in securities, commodities and derivatives trading, foreign exchange and other brokerage activities, and principal investing as well as providing investment, corporate and private banking, asset and investment management, financing and financial advisory services and other commercial services and products to a wide range of companies, governments and individuals. In the ordinary course of their businesses, BofA Securities and its affiliates may invest on a principal basis or on behalf of customers or manage funds that invest, make or hold long or short positions, finance positions or trade or otherwise effect transactions in equity, debt or other securities or financial instruments (including derivatives, bank loans or other obligations) of Velodyne, Ouster and certain of their respective affiliates.

BofA Securities and its affiliates in the past have provided, currently are providing, and in the future may provide investment banking, commercial banking and other financial services to Velodyne and/or its affiliates and have received or in the future may receive compensation for the rendering of these services, including having acted as financial advisor to Velodyne in connection with the merger of Velodyne with a subsidiary of Graf Industrial Corp. From September 1, 2020 through September 30, 2022, BofA Securities and its affiliates derived aggregate revenues from Velodyne and its affiliates of approximately $20 million for investment banking services.

Certain Financial Forecasts Utilized in Connection with the Mergers

Velodyne Financial Forecasts

The unaudited prospective financial data presented below includes projections prepared by Velodyne management. Velodyne does not, as a matter of course, normally make public long-term projections or publicly disclose financial projections or forecasts as to future performances, revenues, earnings or other results given, among other things, the unpredictability of the underlying assumptions and estimates inherent in preparing financial projections and forecasts. As a result, Velodyne does not endorse unaudited prospective financial information as a reliable indication of future results.

In connection with the evaluation of the mergers, however, Velodyne management prepared the Velodyne management forecasts and other forecasts which are summarized in the below table. Velodyne is electing to provide the Velodyne management forecasts (as defined below) and other forecasts in this section of the joint proxy statement/prospectus to provide Velodyne and Ouster stockholders access to the Velodyne management forecasts that were made available to the Velodyne board and to the Ouster board, as well as their financial advisors, for purposes of considering and evaluating the mergers.

The Velodyne management forecasts and other forecasts in this section of the joint proxy statement/prospectus were prepared for internal use and reflect numerous estimates and assumptions with respect to matters such as future industry performance and competition, general business, economic, market and geopolitical conditions, and additional matters specific to Velodyne’s business, all of which are difficult to predict and many of which are beyond Velodyne’s control. The Velodyne management forecasts and other forecasts in this section of the joint proxy statement/prospectus thus reflect a substantial degree of uncertainty and are subject to periodic revisions based on actual experience and business developments.

Summary of the Financial Forecasts by Velodyne

In contemplation of the proposed mergers, in September 2022 Velodyne’s management prepared financial forecasts for Velodyne’s fiscal years 2022 through 2024 (which we refer to in this joint proxy statement/prospectus as the “September 2022 Velodyne management forecasts”). Velodyne’s management provided the September 2022 Velodyne management forecasts, together with certain extrapolations prepared by Velodyne management, to BofA Securities, and, on October 4, 2022, provided the September 2022 Velodyne management projections to Ouster , who subsequently shared the September 2022 Velodyne management projections with their financial advisor, Barclays.

In early November 2022, prior to the approval of the merger agreement by the Velodyne board of directors, Velodyne’s management revised the September 2022 Velodyne management forecasts (which revised forecasts we refer to in this joint proxy statement/prospectus as the “November 2022 Velodyne management forecasts”) to reflect updated forecasts of Velodyne management, including downward adjustments from the September 2022 Velodyne management forecasts for fiscal years 2022 through 2024 to account for, among other things, updated expectations of Velodyne management in light of Velodyne’s operating performance and anticipated product release timelines and assumptions with respect to its products’ market adoption. The revised management forecasts were intended to provide the Velodyne board of directors with the most current view of Velodyne’s management of Velodyne’s potential prospective financial performance in light of the foregoing as it considered the proposed transaction with Ouster. Velodyne’s management also prepared extrapolations of the November 2022 Velodyne management forecasts through fiscal year 2032 based on potential Velodyne longer-term initiatives, and provided the November 2022 Velodyne management forecasts, together with such extrapolations, to BofA Securities for purposes of their financial analyses.

In connection with consideration of the proposed transaction, Velodyne’s management, with input from Ouster management, also prepared an illustrative pro forma income statement for the combined company for fiscal years 2022 through 2025 (which we refer to in this joint proxy statement/prospectus as the “Velodyne management illustrative pro forma income statement”), selected metrics of which are summarized in the below table, along with extrapolations through fiscal year 2032, to reflect a possible combination of the companies and potential cost savings and revenue impacts anticipated by Velodyne management to result from the transaction. Velodyne’s management provided the Velodyne management illustrative pro forma income statement, together with such extrapolations, to the Velodyne board of directors for purposes of their consideration of the proposed transaction and to BofA Securities for purposes of their financial analyses.

Velodyne management illustrative pro forma income statement

$mm	2022E	2023E	2024E	2025E
Revenue	$95.5	$114.2	$166.5	$294.7
Gross Profit	$(0.1)	$33.5	$58.3	$103.9
Opex	$232.7	$161.5	$93.4	$102.2

Velodyne management also prepared extrapolations through fiscal year 2032 for the Ouster Financial Forecasts (described below) and provided the Ouster Financial Forecasts, together with such extrapolations, to BofA Securities for purposes of their financial analyses.

On November 1, 2022, Velodyne’s management directed BofA Securities to use and rely upon the November 2022 Velodyne management forecasts (including the extrapolations described above), the Velodyne management illustrative pro forma income statement (including the extrapolations described above), and the Ouster Financial Forecasts (including the extrapolations described above) in connection with BofA Securities’ financial analyses and opinion. BofA Securities’ financial analyses and opinion are described under “The Mergers—Opinion of BofA Securities, Velodyne’s Financial Advisor” of this joint proxy statement/prospectus. Also on November 1, 2022, the revenue, gross profit, operating expenses and non-GAAP operating profit after tax components of the November 2022 Velodyne management forecasts, with respect to fiscal years 2022-2024, were provided to Barclays and subsequently shared by Barclays with Ouster.

The following table reflects selected metrics (in millions) included in the November 2022 Velodyne management forecasts:

	Fiscal Year Ending December 31,
Velodyne Management Forecasts	2022E	2023E	2024E
Revenue(1)	$51.0	$61.1	$95.3
Non-GAAP Cost of Goods Sold(2)	$64.0	$50.0	$65.1
Gross Profit(3)	$(13.0)	$11.1	$30.2
Operating Expenses(4)	$119.6	$106.8	$92.8
Non-GAAP Operating Profit	$(132.6)	$(95.7)	$(62.6)
(-) Tax	$0.0	$0.0	$0.0
Non-GAAP Operating Profit after Tax	$(132.6)	$(95.7)	$(62.6)
(-) Tax-Effected SBC(5)	$(17.0)	$(15.9)	$(15.9)
(+) Depreciation	$7.4	$5.2	$4.8
(+) / (-) Change in NWC(6)	$(7.2)	$(0.8)	$(3.1)
(-) Capital Expenditures	$(5.7)	$(4.0)	$(4.0)
Unlevered Free Cash Flow	$(155.1)	$(111.2)	$(80.8)
Adjusted EBITDA(7)	$(125.2)	$(90.5)	$(57.8)

(1)	September 2022 Velodyne management forecasts provided for the following approximate estimated revenue (in millions): 2022E: $51.0; 2023E: $61.1; 2024E: $110.3.
(2)

Non-GAAP Cost of Goods Sold represents Velodyne’s Cost of Goods Sold under Generally Accepted Accounting Principles, taking into account certain non-cash or non-operating items or unusual items, such as a discontinued product line, inventory reserves and losses related to a product transition, terminated contract expense, stock-based compensation and related employer payroll taxes. Velodyne management determined that such Non-GAAP measure was useful in evaluating Velodyne’s forecast.

(3)	September 2022 Velodyne management forecasts provided for the following approximate estimated gross profit (in millions): 2022E: $(12.9); 2023E: $11.1; 2024E: $35.0.
(4)	September 2022 Velodyne management forecasts provided for the following approximate estimated operating expenses (in millions): 2022E: $119.6; 2023E: $103.8; 2024E: $92.8.

(5)	September 2022 Velodyne management forecasts provided for the following approximate estimated stock-based compensation figures (in millions): 2022E: $21.6; 2023E: $20.2; 2024E: $20.2.
(6)	September 2022 Velodyne management forecasts provided for the following approximate changes in working capital (in millions): 2022E: $(7.2); 2023E: $7.5; 2024E: $(14.4).
(7)

“Adjusted EBITDA” refers to earnings before interest, taxes, depreciation and amortization, and excludes stock-based compensation, restructuring and other costs, net, acquisition-related costs, net and certain other expenses that result from unplanned events outside the ordinary course of continuing operations or are infrequent in nature. Adjusted EBITDA is a non-GAAP measure, and Velodyne’s calculation of Adjusted EBITDA may differ from other companies. September 2022 Velodyne management forecasts provided for the following approximate estimated Adjusted EBITDA (in millions): 2022E: ($125.2); 2023E: ($87.5); 2024E: ($53.0E).

Ouster Financial Forecasts

The unaudited prospective financial data presented below includes projections prepared by Ouster management. Ouster does not, as a matter of course, normally make public long-term projections or publicly disclose financial projections or forecasts as to future performances, revenues, earnings or other results given, among other things, the unpredictability of the underlying assumptions and estimates inherent in preparing financial projections and forecasts. As a result, Ouster does not endorse unaudited prospective financial information as a reliable indication of future results.

In connection with the evaluation of the mergers, however, Ouster management prepared financial forecasts for Ouster’s fiscal years 2023 through 2025 (which we refer to in this joint proxy statement/prospectus as the Ouster Financial Forecasts), selected metrics of which are summarized in the below table. Ouster is electing to provide the Ouster Financial Forecasts in this section of the joint proxy statement/prospectus to provide Ouster stockholders access to the Ouster Financial Forecasts that were made available to the Ouster board, as well as Ouster’s financial advisor, for purposes of considering and evaluating the mergers. In the process of considering and evaluating the mergers, the core focus of the collaboration between the Ouster and Velodyne management teams was operating expenses, which is referred to as Opex.

The Ouster Financial Forecasts were prepared for internal use and reflect numerous estimates and assumptions with respect to matters such as future industry performance and competition, general business, economic, market and geopolitical conditions, and additional matters specific to Ouster’s business, all of which are difficult to predict and many of which are beyond Ouster’s control. The Ouster Financial Forecasts thus reflect a substantial degree of uncertainty and are subject to periodic revisions based on actual experience and business developments.

Ouster Financial Forecasts

$mm	2023E	2024E	2025E
Revenue	$65.3	$104.5	$198.6
Gross Profit	$18.4	$27.0	$59.9
Opex	$148.2	$137.5	$131.1

In connection with the evaluation of the mergers, Ouster management prepared, with input from Velodyne management, pro forma financial forecasts for the combined company for fiscal years 2023 through 2025 (which we refer to in this joint proxy statement/prospectus as the Ouster Combined Company Financial Forecasts), selected metrics of which are summarized in the below table. Ouster is electing to provide the Ouster Combined Company Financial Forecasts in this section of the joint proxy statement/prospectus to provide Ouster stockholders access to the Ouster Combined Company Financial Forecasts that were made available to the Ouster board, as well as Ouster’s financial advisor, for purposes of considering and evaluating the mergers. In the process of considering and evaluating the mergers, the core focus of the collaboration between the Ouster and Velodyne management teams was Opex.

Ouster Combined Company Financial Forecasts

$mm	2023E	2024E	2025E
Revenue	$98.7	$147.9	$271.6
Gross Profit	$26.7	$54.6	$112.9
Opex	$180.9	$132.0	$130.6

Important Information About the Financial Forecasts

The November 2022 Velodyne management forecasts, the Velodyne management illustrative pro forma income statement, the Ouster Financial Forecasts and the Ouster Combined Company Financial Forecasts, which are collectively referred to as the Financial Forecasts, provide summary unaudited prospective financial information for Velodyne, Ouster, and the combined company. The Financial Forecasts were not prepared with a view toward public disclosure and the inclusion of such Financial Forecasts should not be regarded as an indication that any of Velodyne, Ouster, or any other recipient of this information considered, or now considers, it to be necessarily predictive of actual future results.

The Financial Forecasts were not prepared for purposes of public disclosure, nor were they prepared on a basis designed to comply with published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of projections. However, in the view of Velodyne management and Ouster management, the Financial Forecasts were prepared on a reasonable basis, and reflect the best currently available estimates and judgments, and present, to the best of Velodyne management’s and Ouster management’s knowledge and belief, the expected course of action and the expected future financial performance of Velodyne and Ouster.

Ouster’s prospective financial information included in this document has been prepared by, and is the responsibility of, Ouster management. PricewaterhouseCoopers LLP has not audited, reviewed, examined, compiled nor applied agreed-upon procedures with respect to the accompanying prospective financial information and, accordingly, PricewaterhouseCoopers LLP does not express an opinion or any other form of assurance with respect thereto. PricewaterhouseCoopers LLP’s report as incorporated by reference in this document relates to Ouster’s previously issued financial statements. It does not extend to the prospective financial information and should not be read to do so.

Velodyne’s prospective financial information included in this document has been prepared by, and is the responsibility of, Velodyne management. KPMG has not audited, reviewed, examined, compiled nor applied agreed-upon procedures with respect to the accompanying prospective financial information and, accordingly, KPMG does not express an opinion or any other form of assurance with respect thereto. KPMG’s report as incorporated by reference in this document relates to Velodyne’s previously issued financial statements. It does not extend to the prospective financial information and should not be read to do so.

Although presented with numerical specificity, the Financial Forecasts were prepared in accordance with variables, estimates, and assumptions that are inherently uncertain and may be beyond the control of Velodyne and Ouster, and which may prove not to have been, or to no longer be, accurate. While in the view of Velodyne and Ouster management the Financial Forecasts were prepared on a reasonable basis, the Financial Forecasts are subject to many risks and uncertainties. Important factors that may affect actual results and cause actual results to differ materially from the Financial Forecasts include risks and uncertainties relating to Velodyne’s and Ouster’s businesses, industry performance, the regulatory environment, general business and economic conditions, market and financial conditions, various risks set forth in Velodyne’s and Ouster’s reports filed with the SEC, and other factors described or referenced in the sections entitled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” of this joint proxy statement/prospectus.

The Financial Forecasts also reflect assumptions that are subject to change and are susceptible to multiple interpretations and to conditions, transactions or events that may occur and were not anticipated at the time the Financial Forecasts were prepared. In addition, the Financial Forecasts do not take into account any circumstances, transactions or events occurring after the date the Financial Forecasts were prepared. Accordingly, actual results will likely differ, and may differ materially, from those contained in the Financial Forecasts. We do not assure you that the financial results in the Financial Forecasts set forth above will be realized or that future financial results of Velodyne or Ouster will not materially vary from those in the Financial Forecasts.

None of Velodyne, Ouster, or their respective affiliates, officers, directors, or other representatives gives any stockholder of Velodyne or Ouster, or any other person, any assurance that actual results will not differ materially from the Financial Forecasts, and, except as otherwise required by law, none of them undertakes any obligation to update or otherwise revise or reconcile the Financial Forecasts to reflect circumstances after the date the Financial Forecasts were generated or to reflect the occurrence of future events, even in the event that any or all of the assumptions and estimates underlying the Financial Forecasts are shown to be in error.

No one has made or makes any representation to any stockholder of Velodyne or Ouster, or anyone else regarding, nor assumes any responsibility for the validity, reasonableness, accuracy, or completeness of, the Financial Forecasts set forth above. You are cautioned not to rely on the Financial Forecasts. The inclusion of this information should not be regarded as an indication that the Velodyne board, the Ouster board, any of their advisors or any other person considered, or now considers, it to be material or to be a reliable prediction of actual future results.

The Financial Forecasts included above cover multiple years, and this information by its nature becomes subject to greater uncertainty with each successive year. The Financial Forecasts should be evaluated, if at all, in conjunction with the historical financial statements and other information contained in Velodyne’s and Ouster’s respective public filings with the SEC.

Due to the forward-looking nature of the Financial Forecasts, specific quantifications of the amounts that would be required to reconcile it to GAAP measures are not available without unreasonable efforts. Velodyne and Ouster believe that there is a degree of volatility with respect to certain GAAP measures, and certain adjustments made to arrive at the relevant non-GAAP measures, which preclude Velodyne and Ouster from providing accurate forecasted non-GAAP to GAAP reconciliations.

Closing and Effective Time of the Mergers

The closing of the mergers will take place virtually at 6:00 a.m. Pacific Time, as soon as practicable, and in any event, within three business days after the satisfaction or waiver of all applicable conditions for completion of the mergers set forth in the merger agreement (other than those conditions that by their nature are to be satisfied at the closing, but subject to the satisfaction or waiver of those conditions at the closing), by teleconference or through electronic exchange of transaction documents in portable document format by electronic mail or at such other time, place and date as Ouster and Velodyne shall agree in writing. Subject to the satisfaction or waiver of the conditions to the closing described in the section entitled “The Merger Agreement—Conditions to the Completion of the Mergers” of this joint proxy statement/prospectus, including the adoption of the merger agreement by Velodyne stockholders at the Velodyne special meeting and approval of the Ouster share issuance proposal by Ouster stockholders at the Ouster special meeting, it is anticipated that the mergers will close in the first half of 2023. However, neither Ouster nor Velodyne can predict the actual date on which the mergers will be completed, or if the completion will occur at all, because completion is subject to conditions and factors outside the control of both companies. It is possible that factors outside the control of both companies could result in the mergers being completed at a different time, or not at all.

On the date of the closing, Ouster and Velodyne will cause the certificates of merger relating to the mergers, which are referred to as the certificates of merger, to be duly executed and filed with the Secretary of State of the State of Delaware as provided under the DGCL. The mergers will become effective on the date and at the time when the certificates of merger has been duly filed with the Secretary of State of the State of Delaware or on or at such other date and at such other time as may be agreed by Ouster and Velodyne and specified in the certificates of merger.

Regulatory Approvals

General

Velodyne, Ouster, Merger Sub I or Merger Sub II shall use their reasonable best efforts to take or cause to be taken all appropriate action, and to do, or cause to be done, all things necessary to consummate and make effective the transactions contemplated by the merger agreement, including using their respective reasonable best efforts to obtain, or cause to be obtained, all waivers, permits, consents, approvals, authorizations, qualifications and orders of all governmental entities or parties to contracts with Velodyne, Ouster, or either company’s subsidiaries that may be or become necessary for the performance of obligations pursuant to the merger agreement and the consummation of the transactions contemplated thereby.

At any time before or after consummation of the mergers, the DOJ or the FTC, or any state, could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the completion of the mergers, seeking divestiture of substantial assets of the parties or requiring the parties to license, or hold separate, assets or terminate existing relationships and contractual rights. Private parties may also seek to take legal action under the antitrust laws under certain circumstances.

Ownership of the Combined Company After the Mergers

As of the date of this joint proxy statement/prospectus, based on the exchange ratio of 0.8204 and the estimated number of shares of common stock of Ouster and Velodyne that will be outstanding immediately prior to the completion of the first merger, Ouster and Velodyne estimate that holders of shares of Ouster common stock as of immediately prior to the completion of the first merger will hold, in the aggregate, approximately 50% of the issued and outstanding shares of common stock of the combined company (based on fully diluted shares outstanding of the combined company including equity awards (using the treasury stock method)) immediately following the completion of the first merger, and holders of shares of Velodyne common stock as of immediately prior to the completion of the first merger will hold, in the aggregate, approximately 50% of the issued and outstanding shares of common stock of the combined company (based on fully diluted shares outstanding of the combined company including equity awards (using the treasury stock method)) immediately following the completion of the first merger.

Governance of the Combined Company

Board of Directors

As of the effective time, the board of directors of the combined company will consist of 8 directors, including up to four Velodyne designees, including the Executive Chairman of the board of directors of the combined company, Dr. Tewksbury, and up to four Ouster designees, including the CEO of the combined company, Mr. Pacala.

Each of the Velodyne designees, other than Dr. Tewksbury, and each of the Ouster designees, other than Mr. Pacala, will meet the independence standards of the NYSE with respect to the combined company as of the effective time.

Executive Chairman of the Board of Directors

Dr. Tewksbury, Velodyne’s CEO and a member of the board of directors of Velodyne as of immediately prior to the effective time, will serve as the Executive Chairman of the board of directors of the combined company.

Chief Executive Officer

As of the effective time, the Ouster CEO, Mr. Pacala, will serve as the chief executive officer of the combined company.

Name

Unless and until the parties agree that the combined company should have a different name than what is currently set forth in the charter of Ouster, the combined company’s name will be “Ouster, Inc.”

Headquarters

As of the effective time, the headquarters of the combined company will be located in San Francisco, California.

U.S. Federal Securities Law Consequences

Pending the effectiveness of the registration statement on Form S-4, of which this joint proxy statement/prospectus forms a part, shares of Ouster common stock issued in the mergers will not be subject to any restrictions on transfer arising under the Securities Act or the Exchange Act. This joint proxy statement/prospectus does not cover resales of Ouster common stock received by any person upon the completion of the mergers, and no person is authorized to make any use of this joint proxy statement/prospectus in connection with any resale of Ouster common stock.

Accounting Treatment

The mergers will be accounted for using the acquisition method of accounting in accordance with ASC 805, Business Combinations. U.S. GAAP requires that one of the companies in the mergers be designated as the acquirer for accounting purposes based on the evidence available. Ouster expects that it will be treated as the acquiring entity for accounting purposes. Accordingly, Ouster will measure the assets acquired and liabilities assumed at their fair values including net tangible and identifiable intangible assets acquired and liabilities assumed as of the closing date of the first merger, with any excess purchase price over those fair values being recorded as goodwill. In identifying Ouster as the acquiring entity for accounting purposes, Ouster and Velodyne took into account the voting rights of all equity instruments, the intended corporate governance structure of the combined company, and the size of each of the companies. No single factor was the sole determinant in the overall conclusion that Ouster is the acquirer for accounting purposes, rather all factors were considered in arriving at such conclusion.

Exchange of Shares

As promptly as practicable after the effective time, Ouster will cause the Exchange Agent to deliver to each holder of record of shares of Velodyne common stock immediately prior to the effective time (including each holder of record of Velodyne equity awards that are entitled to receive the merger consideration, as discussed in the section entitled “The Merger Agreement—Treatment of Velodyne Equity Awards”) (i) a letter of transmittal and (ii) instructions for effecting the surrender of the book-entry share of Velodyne common stock in exchange for the number of shares of Ouster common stock and/or cash in lieu of fractional shares that such holder has the right to receive and any dividends or distributions to be paid pursuant to the merger agreement.

More information can be found in the section entitled “The Merger Agreement—Exchange of Shares” of this joint proxy statement/prospectus.

Market Listing

The shares of Ouster common stock and Ouster Warrants to be issued in connection with the mergers are expected to be listed for trading on the NYSE under the symbols “OUST” and “[        ],” respectively. It is a condition of the mergers that the shares of Ouster common stock to be issued to Velodyne stockholders in the mergers be approved for listing on NYSE, subject to official notice of issuance. Ouster will use its reasonable best efforts to cause the shares of Ouster common stock and Ouster Warrants to be issued in connection with the mergers to be approved for listing on the NYSE.

Delisting and Deregistration of Velodyne Common Stock

If the mergers are completed, Velodyne common stock will be delisted from the Nasdaq and deregistered under the Exchange Act, and Velodyne will no longer be required to file periodic reports with the SEC with respect to Velodyne common stock.

Velodyne has agreed to cooperate with Ouster to take, or cause to be taken, all actions necessary to delist the Velodyne common stock from the Nasdaq and to terminate their registration under the Exchange Act after the effective time.

Litigation between Ouster and Velodyne

Ouster and Velodyne had agreed that no later than seven days after the execution of the merger agreement, each would cooperate to take certain actions in connection with dismissing pending litigation matters between Ouster and Velodyne, and moving to terminate United States International Trade Commission Investigation No. 337-TA-1332. Ouster’s request for dismissal of such litigation matter was entered by the Superior Court of California for Santa Clara County on November 16, 2022. Velodyne’s motion to dismiss for such litigation matter has been approved by the Northern District Court of California on November 14, 2022. Velodyne has also submitted a motion to terminate the above-referenced investigation at the United States International Trade Commission, and the unopposed motion is pending while the schedule is stayed.

Litigation Relating to the Mergers

On December 1, 2022, a complaint was filed in the United States District Court for the Southern District of New York, captioned O’Dell v. Velodyne Lidar, Inc., et al., Civil Action No. 22-cv-10211. The complaint names as defendants Velodyne, the members of the Velodyne board of directors and “Ouster Medical Inc. and affiliates” (sic) and purports to assert claims under Sections 14(a) and 20(a) of the Exchange Act. The complaint alleges that the registration statement on Form S-4 contains material misrepresentations or omissions relating to the financial projections of Velodyne and Ouster and the financial analyses conducted for Velodyne in connection with the transaction, and seeks to enjoin defendants from proceeding with or consummating the transactions contemplated by the merger agreement, as well as unspecified damages and attorneys’ and expert fees and expenses. Velodyne and Ouster believe this lawsuit is wholly without merit.

THE MERGER AGREEMENT

The following description sets forth the principal terms of the merger agreement, which is attached as Annex A and is incorporated by reference into this joint proxy statement/prospectus. The rights and obligations of the parties are governed by the express terms and conditions of the merger agreement and not by this description, which is summary by nature. This description does not purport to be complete and is qualified in its entirety by reference to the complete text of the merger agreement. You are encouraged to read the merger agreement carefully and in its entirety, as well as this joint proxy statement/prospectus and any documents incorporated by reference herein, before making any decisions regarding any of the proposals described in this joint proxy statement/prospectus. This section is intended to provide you with information regarding the terms of the merger agreement. Accordingly, the representations, warranties, covenants and other agreements in the merger agreement should not be read alone, and you should read the information provided elsewhere in this joint proxy statement/prospectus and in the public filings Ouster and Velodyne make with the SEC, as described in the section entitled “Where You Can Find More Information” of this joint proxy statement/prospectus.

Explanatory Note Regarding the Merger Agreement

The Agreement and Plan of Merger, dated as of November 4, 2022 (as it may be amended from time to time), or the merger agreement, and this summary of terms are included to provide you with information regarding the terms of the merger agreement. Factual disclosures about Ouster, Inc., which is referred to as Ouster, and Velodyne Lidar, Inc., which is referred to as Velodyne, contained in this joint proxy statement/prospectus or in the public reports of Ouster and Velodyne filed with the Securities and Exchange Commission, or SEC, may supplement, update or modify the factual disclosures about Ouster and Velodyne contained in the merger agreement. The representations, warranties and covenants made in the merger agreement by Ouster and Velodyne were qualified and subject to important limitations agreed to by Ouster and Velodyne in connection with negotiating the terms of the merger agreement. In particular, in your review of the representations and warranties contained in the merger agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purpose of establishing circumstances in which a party to the merger agreement may have the right not to consummate the mergers if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise, and allocating risk between the parties to the merger agreement, and were not intended by the parties to the merger agreement to be a characterization of the actual state of facts or condition of Ouster or Velodyne, except as expressly stated in the merger agreement. The representations and warranties also may be subject to a contractual standard of materiality different from that generally applicable to stockholders and reports and documents filed with the SEC and in some cases were qualified by the matters contained in the confidential disclosures that Ouster and Velodyne each delivered in connection with the merger agreement, which disclosures were not reflected in the merger agreement. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this joint proxy statement/prospectus, may have changed since the date of the merger agreement and subsequent developments or new information qualifying a representation or warranty may have been included in this proxy statement or in the respective public filings made by each of Ouster or Velodyne with the SEC.

Additional information about Ouster and Velodyne may be found elsewhere in this joint proxy statement/prospectus and in the public filings Ouster and Velodyne make with the SEC. See the section entitled “Where You Can Find More Information” of this joint proxy statement/prospectus.

Structure of the Mergers

Pursuant to the terms of the merger agreement, Merger Sub I will merge with and into Velodyne, which transaction is referred to as the first merger, with Velodyne as the surviving corporation in the first merger and as soon as practicable after the first merger and as the second step in a single integrated transaction with the first merger, Velodyne will merge with and into Merger Sub II, which transaction is referred to as the second merger, with Merger Sub II as the surviving company and a direct, wholly-owned subsidiary of Ouster. The first merger and the second merger together are referred to as the mergers.

Completion and Effectiveness of the Mergers

The closing of the mergers will take place, virtually at 6:00 a.m. Pacific Time, as soon as practicable, and in any event, within three business days after the satisfaction or waiver of all applicable conditions for completion of the mergers set forth in the merger agreement (other than those conditions that by their nature are to be satisfied at the closing, but subject to the satisfaction or waiver of those conditions at the closing), by teleconference or through electronic exchange of transaction documents in portable document format by electronic mail or at such other time, place and date as Ouster and Velodyne shall agree in writing.

On the date of the closing, Velodyne, Merger Sub I and Merger Sub II will file, with the Secretary of State of the State of Delaware as provided under the Delaware General Corporation Law, or the DGCL, (i) the certificate of merger relating to the first merger, which is referred to as the first certificate of merger, and (ii) as soon as practicable after the effective time, but in any case, on the same day as the effective time, the certificate of merger relating to the second merger, which is referred to as the second certificate of merger. The first merger will become effective concurrently upon the filing of the first certificate of merger with the Secretary of State of the State of Delaware or on or at such other date and at such other time as may be agreed by Ouster and Velodyne and specified in the first certificate of merger. The second merger will become effective concurrently upon the filing of the second certificate of merger with the Secretary of State of the State of Delaware or on or at such other date and at such other time as may be agreed by Ouster and Velodyne and specified in the second certificate of merger.

Ouster and Velodyne are working to complete the mergers prior to the outside date of May 4, 2023 (subject to extension in certain circumstances, solely for regulatory reasons, to August 4, 2023 pursuant to the terms of the merger agreement). It is possible that factors outside the control of both companies could result in the mergers being completed at a different time, or not at all.

Merger Consideration

At the effective time, by virtue of the first merger and without any action on the part of the parties, of holders of any securities of Velodyne, or of Merger Sub I, Merger Sub II or of any other person, each share of Velodyne common stock issued and outstanding immediately prior to the effective time (other than shares owned by Velodyne, Ouster, Merger Sub I or Merger Sub II or any wholly owned subsidiary thereof (or that are held in treasury by Velodyne)) will be automatically converted into the right to receive 0.8204 shares of Ouster common stock, which we refer to as the exchange ratio, and cash in lieu of any fractional shares of Ouster common stock any former holder of Velodyne common stock would otherwise be entitled to receive. At the effective time, all shares of Velodyne common stock owned by Ouster, Velodyne, Merger Sub I or Merger Sub II will be cancelled and will cease to exist, and no consideration will be delivered in exchange for such shares.

The exchange ratio is fixed, which means that it will not change between now and the date of the mergers, regardless of whether the market price of either Ouster common stock or Velodyne common stock changes. Therefore, the value of the merger consideration will depend on the market price of Ouster common stock at the effective time. The market price of Ouster common stock has fluctuated since the date of the announcement of the merger agreement and may continue to fluctuate from the date of this joint proxy statement/prospectus to the date of the special meetings, the date the mergers are completed and thereafter. The market price of Ouster common stock, when received by Velodyne stockholders after the mergers are completed, could be greater than, less than or the same as the market price of Ouster common stock on the date of this joint proxy statement/prospectus or at the time of the special meetings. Accordingly, you should obtain current market quotations for Ouster common stock and Velodyne common stock before deciding how to vote with respect to any of the proposals described in this joint proxy statement/prospectus. Ouster common stock is traded on the New York Stock Exchange, or the NYSE, under the symbol “OUST” and Velodyne common stock is traded on the Nasdaq Global Select Market, or the Nasdaq, under the symbol “VLDR.”

Treatment of Velodyne Equity Awards

At the effective time, all Velodyne options held by continuing service providers will be converted into Ouster Options with the same terms and conditions as applied to the option immediately prior to the effective time; however, each Ouster Option will cover a number of shares of Ouster common stock equal to the product of the number of shares of Velodyne common stock subject to the Velodyne option and the exchange ratio and will have an exercise price per share equal to the amount obtained by dividing the per-share exercise price of the Velodyne option by the exchange ratio. Each Velodyne option that is not held by a continuing service provider will terminate immediately prior to the effective time for no consideration.

All Velodyne RSU awards held by continuing service providers will be converted into an Ouster RSU award with the same terms and conditions as applied to the Velodyne RSU award immediately prior to the effective time; however, the Ouster RSU awards will cover a number of shares of Ouster common stock equal to the product of the number of shares of Velodyne common stock subject to the Velodyne RSU award and the exchange ratio. Each Velodyne RSU award that is not held by a continuing service provider will terminate immediately prior to the effective time for no consideration.

Each share of Ouster Restricted Stock issued upon conversion of a share of Velodyne Restricted Stock will be subject to the same substantial risk of forfeiture and will have the same terms and conditions, including vesting, as applied to the Velodyne Restricted Stock immediately prior to the effective time, except that any performance goals applicable to Velodyne Restricted Stock will be deemed achieved at the greater of target and actual performance and, as of the effective time, the Ouster Restricted Stock issued on conversion of Velodyne Restricted Stock that was originally scheduled to vest based on performance goals will be subject solely to the service-based vesting schedule otherwise applicable to the Velodyne Restricted Stock.

All shares of Velodyne Restricted Stock and all Velodyne RSU awards held by non-employee members of the Velodyne board of directors will vest in full and become free of any restrictions, including any risk of forfeiture, as of the effective time, and will be treated as shares of Velodyne common stock under the merger agreement.

At the effective time, each Velodyne Warrant will be converted into an Ouster Warrant with the same terms and conditions as applied to such Velodyne Warrant immediately prior to the effective time; however, such Ouster Warrant will cover a number of shares of Ouster common stock equal to the product of the number of shares of Velodyne common stock subject to the Velodyne Warrant and the exchange ratio and will have an exercise price per share equal to the amount obtained by dividing the per share exercise price of the Velodyne Warrant by the exchange ratio. As of November 15, 2022, Velodyne had (i) outstanding publicly traded warrants exercisable for 4,480,425 shares of common stock at $11.50 per share; and (ii) an outstanding private warrant owned by an affiliate of Amazon Inc., exercisable for up to 39,784,213 shares of common stock at $4.16 per share, 50% of which will vest upon the effective time.

The mergers will each be treated as a “change in control” or term of similar meaning for purposes of the Velodyne compensation and benefit plans, which determination will result in certain “double trigger” benefits under such plans upon certain qualifying terminations of employment of certain executives in connection with such change in control. For more information, see the information provided in the sections entitled “Interests of Velodyne’s Directors and Executive Officers in the Mergers” of this joint proxy statement/prospectus.

Exchange of Shares

Exchange Agent

At or prior to the effective time, Ouster will deposit with the Exchange Agent appointed by Ouster and Velodyne, for the benefit of the holders of Velodyne common stock, a sufficient number of shares of Ouster common stock to issue the aggregate per share merger consideration pursuant to the terms of the merger agreement.

Such shares of Ouster common stock, together with cash in lieu of fractional shares of Ouster common stock, are referred to as the exchange fund.

Exchange Procedures

As promptly as practicable after the effective time, Ouster will cause the Exchange Agent to deliver to each holder of record of shares of Velodyne common stock immediately prior to the effective time (i) a letter of transmittal and (ii) instructions for effecting the surrender of the book-entry share of Velodyne common stock in exchange for the number of shares of Ouster common stock and/or cash in lieu of fractional shares that such holder has the right to receive and any dividends or distributions to be paid pursuant to the merger agreement.

Dividends and Distributions with Respect to Unexchanged Shares of Velodyne Common Stock

No dividends or other distributions with respect to shares of Ouster common stock with a record date after the effective time will be paid to the holder of any unsurrendered book-entry share representing Velodyne common stock, unless and until such holder surrenders the book-entry share of Velodyne common stock in accordance with the merger agreement. There will be paid by Ouster to the holder thereof, without interest, (i) promptly, the portion of cash in lieu of shares payable with respect to any fractional share of Ouster common stock to which such holder is entitled, (ii) promptly, the amount of dividends or other distributions with a record date after the effective time theretofore paid with respect to such whole shares of Ouster common stock to which such holder is entitled pursuant to the merger agreement and (iii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the effective time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such whole shares of Ouster common stock.

Treatment of Fractional Shares

No fractional shares of Ouster common stock will be issued upon the surrender or transfer for exchange of shares of Velodyne common stock, no dividend or distribution of Ouster will relate to such fractional shares, and such fractional shares will not entitle the owner to vote or to any rights of a stockholder of Ouster.

The Exchange Agent will execute on the NYSE, in round lots to the extent practicable, one or more sale transactions of shares of Ouster common stock equal to the excess of (i) the aggregate number of shares of Ouster common stock to be delivered to the Exchange Agent pursuant to the merger agreement over (ii) the aggregate number of whole shares of Ouster common stock to be distributed to the holders of Velodyne common stock (such excess, the “excess shares”).

Until the proceeds of such sale or sales of the excess shares have been distributed to holders of Velodyne common stock, the Exchange Agent shall hold such proceeds in trust for the holders of Velodyne common stock that would otherwise receive fractional shares of Ouster common stock. Each such holder will be entitled to receive an amount in cash, without interest, in lieu of any such fractional share, equal to the product of (i) the aggregate proceeds from the sale by the Exchange Agent of the excess shares and (ii) a fraction, the numerator of which is the amount of the fractional share interest to which such holder of Velodyne common stock would otherwise be entitled and the denominator of which is the aggregate amount of fractional share interests to which all holders of Velodyne common stock would otherwise be entitled. As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of Velodyne common stock in lieu of any fractional shares of Ouster common stock, the Exchange Agent shall make available such amounts to such holders of shares of Velodyne common stock without interest.

Termination of the Exchange Fund

At any time following six months after the closing, Ouster will be entitled to require the Exchange Agent to deliver to it any portion of the exchange fund that has not been disbursed to holders of book-entry shares of

Velodyne common stock. Thereafter, such holders will be entitled to look only to Ouster (subject to abandoned property, escheat or other similar laws) as general creditors thereof with respect to the applicable merger consideration that such holder has the right to receive pursuant to the merger agreement. If any Velodyne book-entry share has not been surrendered, prior to six years after the closing (or otherwise immediately prior to such time on which any payment in respect hereof would escheat to or become the property of any government entity pursuant to any applicable abandoned property, escheat or similar laws), any such shares, cash, dividends or distributions in respect of such Velodyne book-entry share will, to the extent permitted by applicable law, become the property of Ouster, free and clear of all claims or interests of any person previously entitled thereto.

None of Ouster, the surviving company, Merger Sub I, Merger Sub II or the Exchange Agent will be liable to any holder of a book-entry share for any merger consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

Withholding Rights

Each of Ouster, Velodyne, Merger Sub I, Merger Sub II, the surviving company, and the Exchange Agent will be entitled to deduct and withhold from the merger consideration or other amounts payable pursuant to the merger agreement to any person, such amounts as are required to be deducted and withheld under the Code, the U.S. Treasury Regulations promulgated thereunder, or any applicable provisions of state, local or non-United States tax law from any recipients of payments under the merger agreement.

Adjustments to Prevent Dilution

If, from the date of the merger agreement until the effective time of the mergers, the outstanding shares of Ouster common stock, Velodyne common stock or Velodyne preferred stock have been changed into a different number of shares or different class of shares by reason of any reclassification, stock split or reverse stock split, recapitalization, split-up, combination, exchange of shares, readjustment or similar transaction, or a stock dividend or stock distribution thereon shall have been declared with a record date within said time period, the applicable merger consideration and exchange ratio will be equitably adjusted to provide the holders of Velodyne common stock the same economic effect as contemplated by the merger agreement prior to such event.

Governance Matters

Under the merger agreement, Ouster and Velodyne have agreed to certain provisions relating to the governance of Ouster as of the effective time, including composition of the board of directors and the roles of the Executive Chairman of the board of directors and the chief executive officer. For a more detailed description of the governance matters relating to Ouster, see the section entitled “The Mergers—Governance of the Combined Company” of this joint proxy statement/prospectus.

Representations and Warranties

The merger agreement contains reciprocal representations and warranties that are subject, in some cases, to specified exceptions and qualifications contained in confidential disclosure letters and qualified by certain information filed by the parties with the SEC, excluding, in each case, any disclosures set forth in any risk factor section or “forward-looking statements” sections. Each of Ouster and Velodyne has made representations and warranties regarding, among other things:

•	corporate organization;

•	capitalization;

•	ownership of subsidiaries;

•	authority with respect to the execution and delivery of the merger agreement and the due and valid execution and delivery and enforceability of the merger agreement;

•	absence of conflicts with, or violations of, organizational documents, applicable law and other contracts;

•	required regulatory filings and consents and approvals of governmental entities;

•	certain SEC filings and the financial statements contained in those filings;

•	controls and procedures for required disclosures of financial and non-financial information in certain reports filed with the SEC;

•	absence of undisclosed liabilities (other than certain specified exceptions);

•	absence of joint ventures, off-balance sheet partnerships or other similar contracts intended to avoid disclosure of material liabilities;

•	absence of certain changes and events from July 1, 2022 through the date of execution of the merger agreement;

•	accuracy of information supplied or to be supplied for use in this joint proxy statement/prospectus;

•	absence of certain legal proceedings;

•	compliance with applicable laws, including the Foreign Corrupt Practices Act and other anti-corruption laws;

•	possession of, and compliance with, applicable permits;

•	benefits matters and ERISA compliance;

•	collective bargaining agreements and other employee and labor matters;

•	environmental matters;

•	real property;

•	tax matters;

•	material contracts and the absence of breaches of material contracts;

•	intellectual property;

•	data privacy;

•	brokerage fees that may be payable in connection with the mergers;

•	opinions from financial advisors; and

•	insurance.

The merger agreement also contains certain representations and warranties of Ouster with respect to the lack of prior business activities and capitalization of Merger Sub I and Merger Sub II and each of Merger Sub I’s and Merger Sub II’s authority with respect to the execution and delivery of the merger agreement.

Many of the representations and warranties in the merger agreement are qualified by a “materiality” or “material adverse effect” standard (that is, they will not be deemed to be untrue or incorrect unless their failure to be true or correct, individually or in the aggregate, would, as the case may be, be material or have a material adverse effect). Under the merger agreement, a “material adverse effect” means, with respect to a party, any change, event, development, condition, occurrence or effect that is, or would reasonably be expected to be, materially adverse to the business, condition (financial or otherwise), assets, liabilities or results of operations of such party and its subsidiaries, except that none of the following will be deemed in themselves, either alone or in combination, to constitute, and none of the following will be taken into account in determining whether there has been or will be, a material adverse effect:

•	any changes resulting from general market, economic, financial, capital markets or political, legislative or regulatory conditions;

•	any changes or proposed changes of law or GAAP (or the enforcement or interpretation of the foregoing);

•

any changes resulting from any geopolitical conditions, outbreak of hostilities, act of terrorism, sabotage (including cyberattacks or other cybersecurity breaches), war, national or international calamity or military actions, or any escalation or general worsening thereof (including the conflict in Ukraine and surrounding regions);

•	any changes generally affecting the industries in which the applicable company and its subsidiaries conduct their businesses;

•	any changes resulting from earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wildfires or other natural disasters, weather conditions and other similar force majeure events;

•

any epidemics, pandemics or contagious disease outbreaks (including COVID-19) and any political or social conditions, including civil unrest, protests and public demonstrations or any other COVID-19 measures that relate to, or arise out of, an epidemic, pandemic or disease outbreak (including COVID-19) or any change in such COVID-19 measures, directive, pronouncement or guideline or interpretation thereof, or any material worsening of such conditions threatened or existing as of the date of the merger agreement;

•

any changes resulting from the execution of the merger agreement or the public announcement or pendency of the mergers, including any loss of employees or any disruption in or termination of (or loss of or other negative effect or change with respect to) supplier, distributor or similar business relationships or partnerships resulting from the transactions under the merger agreement, with certain exceptions;

•

changes in the applicable company’s stock price or warrant price or the trading volume of the applicable company’s stock or any change in the credit rating of the applicable company (but not, in each case, the underlying cause of any such changes, unless such underlying cause would otherwise be excepted from the definition of material adverse effect);

•

any suspension of trading in or delisting of shares of Ouster’s and Velodyne’s stock and warrants by NYSE or Nasdaq, as applicable, in and of itself, to the extent that it does not prevent or materially impede, hinder or delay the consummation of the mergers or the other transactions contemplated by the merger agreement;

•	any changes or effects resulting from any action required to be taken by the terms of the merger agreement;

•

the failure to meet internal or analysts’ expectations, projections or results of operations, earnings or other financial performance for any period (but not, in each case, the underlying cause of any such changes, unless such underlying cause would otherwise be excepted from the definition of material adverse effect); or

•	any legal proceeding arising from or relating to the mergers or the other transactions contemplated by the merger agreement.

Any changes of the sort referred to in the first six bullets above may be taken into account in determining whether there has been a material adverse effect if, and only to the extent, such changes have a disproportionate impact on the applicable company and its subsidiaries as compared to other participants in the industries in which such company and its subsidiaries conduct their businesses.

The representations and warranties do not survive the effective time of the mergers.

Conduct of Business Prior to the Effective Time

In the merger agreement, Ouster and Velodyne have each agreed that until the effective time of the mergers, subject to certain specified exceptions, and unless expressly required by the merger agreement, or required by law or the regulations or requirements of any stock exchange or the other party consents in writing (which consent will not be unreasonably withheld, conditioned or delayed), they and their respective subsidiaries will:

•

conduct their operations in the ordinary course of business consistent with past practice, except with respect to actions or omissions that constitute COVID-19 measures (as defined in the merger agreement);

•

use commercially reasonable efforts to keep available the services of their current officers and key employees and to preserve the goodwill and current relationships with persons having business relations; and

•

use commercially reasonable efforts to preserve intact their material assets, properties, contracts, licenses and business organizations, maintain their existence in good standing pursuant to applicable law and comply with all applicable law.

In addition, each of Ouster and Velodyne has agreed that until the effective time of the mergers, subject to certain specified exceptions, it and its respective subsidiaries will not do any of the following without the prior written consent of the other party (which consent will not be unreasonably withheld, conditioned or delayed):

•	amend or change its organizational documents;

•

issue, sell, pledge, dispose of, grant, transfer or encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer or encumbrance of, any shares of capital stock of, or other equity interests in, the applicable company or any of its subsidiaries, other than: (i) the issuance of shares upon the exercise, vesting or payment of stock options, RSU Awards or preferred stock, as applicable, outstanding as of the date of the merger agreement in accordance with their terms, (ii) the issuance of stock options, RSU Awards or restricted stock, in each case, to newly hired service providers in the ordinary course of business consistent with past practice , or (iii) the issuance of common stock in accordance with an employee stock purchase plan;

•

sell, mortgage, pledge, dispose of, transfer, lease, license, guarantee, encumber or subject to a lien any of its or its subsidiaries’ property or assets with value in excess of $2 million, except pursuant to existing contracts or the sale or purchase of goods in the ordinary course of business consistent with past practice;

•

(i) sell, assign, pledge, grant, acquire, agree to grant or to acquire from any person, or otherwise encumber, transfer, license, abandon, place in the public domain, permit to lapse, disclose or agree to disclose or otherwise dispose of any of intellectual property, except in the ordinary course of business, to the extent that such intellectual property is limited to intellectual property of the pertinent company prior to the Close, and pursuant to the terms of existing contracts or the granting of an ordinary course license (as defined in the merger agreement), (ii) compromise, settle or agree to settle, or consent to judgment in, any one or more actions or institute any action concerning such intellectual property, except in the ordinary course of business consistent with past practice or (iii) modify in any material respect any privacy policies or any administrative, technical or physical safeguards related to privacy or cybersecurity, with certain specified exceptions;

•

declare, set aside, make, establish a record date for or pay any dividend or other distribution with respect to capital stock or other equity interests, other than dividends paid by a wholly owned subsidiary to the applicable company or another wholly owned subsidiary of the applicable company;

•	enter into any agreement with respect to the voting or registration, or modify the terms of, of its capital stock or other equity interests;

•	reclassify, combine, split, subdivide or amend the terms of, or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock or other equity interests;

•

form any new subsidiary, or merge or consolidate itself or any of its subsidiaries with any person or adopt a plan or resolutions providing for a complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of itself or any of its subsidiaries, other than internal reorganizations in the ordinary course of business that would not have a material and adverse impact;

•

acquire (including by mergers, consolidation, or acquisition of shares or assets) or make any investment in any interest in any person or any assets thereof with value in excess of $2 million, other than in the ordinary course of business consistent with past practice or pursuant to specified contracts;

•

repurchase, repay, refinance, incur, assume or modify the terms of any indebtedness for borrowed money, except as required by the terms of any such indebtedness as of the date of the merger agreement, or issue any debt securities or assume, guarantee, endorse, or otherwise as an accommodation become responsible for (whether directly, contingently or otherwise) the obligations of any person (other than a wholly owned subsidiary) for borrowed money, except for borrowings under existing credit facilities or issuances of commercial paper for working capital and general corporate purposes in the ordinary course of business consistent with past practice;

•	make any loans, advances or capital contributions to, or investments in, any other person (other than any wholly owned subsidiary) in excess of $2 million in aggregate;

•

terminate, cancel, renew or request or agree to any material change in or waiver under any material contract, or enter into or amend any contract other than in the ordinary course of business consistent with past practice;

•

incur, make or authorize any capital expenditure in excess of its capital expenditure budget as disclosed to the other party, other than capital expenditures that are not, in the aggregate, in excess of $2 million;

•

except (i) in the ordinary course of business consistent with past practice or (ii) to the extent required by applicable law or the existing terms of any benefit plan: (A) increase the compensation or benefits payable or to become payable to its directors, officers or employees, (B) grant any rights to severance or termination pay or transaction or retention bonus payments to, or enter into any severance agreement with, any director, officer or employee of the applicable company or its subsidiaries, (C) establish, adopt, enter into or materially amend any collective bargaining agreement or other contract with any labor union, works council or labor organization, benefit plan or similar plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee of the applicable company or its subsidiaries, (D) take any action to amend or waive any performance or vesting criteria or accelerate vesting, exercisability or funding under any benefit plan, or (E) hire or terminate the employment of any executive officer other than terminations for cause as determined in accordance with applicable law and past practice, death or disability;

•	forgive any loans to employees of the party or its subsidiaries;

•

waive, release, pay, discharge or satisfy any claims, liabilities or obligations with value in excess of $2 million, except in the ordinary course of business consistent with past practice and in accordance with their terms;

•	make any change in accounting policies, principles, practices, methods or procedures except as required by GAAP or by a governmental entity;

•	waive, release, assign, settle or compromise any claims or rights held by the applicable company or its subsidiaries with value in excess of $1 million;

•

compromise, settle or agree to settle any pending or threatened proceeding or investigation (including any proceeding relating to the merger agreement or the mergers) other than compromises, settlements or agreements in the ordinary course of business consistent with past practice that involve only the payment of monetary damages not in excess of $1 million individually or in the aggregate, without the imposition of equitable relief on, or the admission of wrongdoing by, the applicable company or any of its subsidiaries;

•

except as required by applicable law, (i) make, change or revoke any material tax election, (ii) change any tax accounting period for purposes of a material tax or material method of tax accounting, (iii) file any material amended tax return, (iv) settle or compromise any audit or proceeding relating to a material amount of taxes, (v) agree to an extension or waiver of the statute of limitations with respect to a material amount of taxes, or (vi) enter into any “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local or non-U.S. law) with respect to any material tax;

•	write up, write down or write off the book value of any assets, in the aggregate, in excess of $2 million, except for depreciation and amortization in accordance with GAAP;

•

convene any annual or special meetings (or any adjournment thereof) of stockholders other than the applicable company’s special meeting in connection with the mergers and the 2023 annual meeting of stockholders (only if such 2023 annual meetings are not otherwise combined with the special meetings in connection with the mergers);

•

fail to use commercially reasonable efforts to maintain existing material insurance policies or comparable replacement policies to the extent available for a reasonable cost, at or more than current levels or otherwise in a manner consistent with past practice; and

•

engage in any transaction with, or enter into any agreement, arrangement or understanding with any affiliate of the applicable company or other person covered by Item 404 of Regulation S-K of the Exchange Act that would be required to be disclosed pursuant to Item 404; or authorize or enter into any contract or otherwise make any commitment to do any of the foregoing.

In addition to the foregoing, Velodyne has agreed that it and its respective subsidiaries will not, without the consent of Ouster in writing (such consent not to be unreasonably withheld, conditioned or delayed):

•

enter into, modify or amend any contract which (taking into account such modification or amendment), upon the consummation of the mergers would result in (or purport to result in) the granting of any right, license, immunity from suit or covenant not to assert to any third party under or with respect to any patents or other intellectual property owned, purported to be owned or controlled by Ouster or any Ouster subsidiary, other than to the extent such patent or other intellectual property is limited to Velodyne intellectual property prior to the closing; and

•	modify, amend, terminate or grant any waiver of the Velodyne Rights Determinations (as defined in the merger agreement).

No Solicitation of Competing Proposals

Ouster and Velodyne have agreed that neither Ouster nor Velodyne, nor any of their respective subsidiaries, will, and that they will not permit their and their respective subsidiaries’ representatives to, directly or indirectly, from the date of the merger agreement until the earlier of the effective time or the termination of the merger agreement:

•

solicit, initiate, knowingly encourage or induce (including by way of furnishing information), or take any other action designed to facilitate, any inquiries, or the making of any proposal that constitutes, or would be reasonably expected to lead to, a competing proposal;

•	engage in any negotiations or discussions regarding any competing proposal;

•

approve, endorse, recommend or enter into, or publicly propose to do any of the foregoing, any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or similar definitive agreement with respect to any competing proposal (excluding an acceptable confidentiality agreement);

•	take any action to make the provisions of any takeover statute inapplicable to any transactions contemplated by a competing proposal;

•

terminate, amend, release, modify or knowingly fail to enforce any provision of, or grant any permission, waiver or request under, any standstill, confidentiality or similar agreement entered into by the applicable party in respect of or in contemplation of a competing proposal (other than to the extent the Ouster board of directors or the Velodyne board of directors, as applicable, determines in good faith after consultation with its outside legal counsel that failure to take any of such actions would be a breach of its fiduciary duties under applicable law), or

•	propose to take any of the actions listed in the immediately preceding three paragraphs.

A “competing proposal” means:

•

any offer or proposal made by a third party (other than the mergers and the transactions contemplated by the merger agreement) (A) relating to a merger, reorganization, sale of assets, out license, share exchange, consolidation, business combination, recapitalization, dissolution, liquidation, joint venture of similar transaction, (B) the acquisition (whether via merger, consolidation, equity investment, joint venture, out licenses of otherwise) by any person of 20% or more of the consolidated assets of Ouster or Velodyne, and their respective subsidiaries, as determined on a book-value or fair-market value basis, (C) the purchase or acquisition, in any manner, directly or indirectly, by any person of 20% or more of the issued and outstanding shares of Ouster common stock or Velodyne common stock, as applicable, or any other equity interests in Ouster or Velodyne, as applicable, (D) any purchase, acquisition, tender offer, or exchange offer that, if consummated, would result in any person beneficially owning 20% or more of the shares of Ouster common stock or Velodyne common stock, as applicable, or any other equity interests in Ouster or Velodyne, as applicable, or (E) any combination of the foregoing.

Notwithstanding the limitations described above, (A) Velodyne or Ouster, as applicable, may ascertain facts from any person making an unsolicited competing proposal for the sole purpose of the applicable board of directors’ informing itself about the terms of the competing proposal and the person that made it and (B) prior to the time, in the case of Velodyne, the required Velodyne stockholder vote to approve the Velodyne merger agreement proposal is obtained or, in the case of Ouster, the required Ouster stockholder vote to approve the Ouster share issuance proposal is obtained, if such party receives a bona fide written competing proposal made after the date of the merger agreement that did not result from a breach in any respect of the above obligations, and the Velodyne board or Ouster board, as applicable, (i) determines in good faith (after receiving advice from its financial and outside legal advisors) that said competing proposal is or would reasonably be expected to lead to a superior proposal and (ii) determines in good faith after consulting with its outside legal counsel that a failure to take action with respect to such competing proposal would constitute a breach of its fiduciary duties under applicable law, Ouster or Velodyne or their representatives, as applicable, may take the following actions after giving prior notice to the other party to the merger agreement of its intent to do so: (x) furnish information with respect to Velodyne or Ouster, as applicable, to the person making such competing proposal pursuant to an acceptable confidentiality agreement and (y) engage in discussions or negotiations with such person with respect to such competing proposal.

A “superior proposal” means

•	a bona fide, unsolicited, written competing proposal (except that references in the definition of competing proposal to “20%” shall be replaced by “80%”), that the Ouster board of directors or the Velodyne board of directors, as applicable, determines in good faith after consultation with its outside legal and financial advisors that such competing proposal, (i) if consummated, would result in a transaction more favorable to the stockholders of Ouster or Velodyne, as applicable, from a financial point of view than the mergers, after giving effect to all adjustments or modifications to the terms of the merger agreement which may be agreed in writing to be made by the other party (including any changes to the terms of the merger agreement proposed by Ouster or Velodyne, as applicable, in response to such competing proposal or otherwise)), (ii) if accepted, is reasonably likely to be consummated, taking into account all financial, legal, regulatory, timing and other aspects of such offer and financial terms thereof, and (iii) if a cash transaction (in whole or in part), financing for which is then fully committed or reasonably determined to be available.

Notice Regarding Competing Proposals

Ouster and Velodyne each must promptly (but in no event later than 24 hours) give oral and written notice, to the other party after receipt of (i) any competing proposal or indication by any person that it is considering making a competing proposal, (ii)any request for non-public information relating to either party or its respective subsidiaries (other than requests for information that would not reasonably be expected to result in a competing proposal), or (iii) any inquiry or request for discussions or negotiations regarding any competing proposal. The notice must describe any of the foregoing occurrences, the identity of the person making such request, inquiry, or competing proposal and a copy of the request, inquiry or competing proposal (or, where no such copy is available, a reasonably detailed description of such request, inquiry or competing proposal). Ouster or Velodyne, as applicable, must then keep the other party reasonably informed (orally and in writing) on a current basis (and in any event at the other party’s request and otherwise no later than 24 hours after the occurrence of any material changes, developments, discussions, or negotiations) of the status of the request, inquiry or competing proposal, including the terms and conditions thereof and any modification thereto, including any material developments, discussions, and negotiations, including furnishing copies of any written inquiries, material correspondence and draft documentation, and written summaries of any material oral inquiries or discussions.

No Change of Recommendation

Ouster and Velodyne have agreed that, except as otherwise set forth in the merger agreement, neither the Ouster board of directors nor the Velodyne board of directors, including any committee thereof, will:

•

withhold, withdraw, modify or qualify, or propose publicly to withhold, withdraw, modify or qualify, in a manner adverse to the other party, the approval, determination of advisability or recommendation by the Ouster board of directors or the Velodyne board of directors, as applicable, in favor of the merger agreement, the mergers and the other transactions contemplated by the merger agreement;

•

make, or permit any director or executive officer to make, any public statement in connection with the Velodyne special meeting or Ouster special meeting, as applicable, by or on behalf of the Velodyne board of directors or Ouster board of directors, as applicable that would reasonably be expected to have an adverse effect to the other party; or

•	approve, determine to be advisable, or recommend, or propose publicly to approve, determine to be advisable, or recommend, any competing proposal;

Permitted Change of Recommendation—Intervening Event

Prior to the time, in the case of Ouster, the required Ouster stockholder vote to approve the Ouster share issuance proposal is obtained or, in the case of Velodyne, the required Velodyne stockholder vote to approve the Velodyne merger agreement proposal is obtained, the Ouster board of directors or the Velodyne board of directors, as applicable, may make an adverse recommendation change in response to an intervening event that has occurred and is continuing, if, and only, if: (i) the Ouster board of directors or Velodyne board of directors, as applicable, determines, that an intervening event has occurred and is continuing; (ii) such board determines, in good faith, after consultation with its respective outside counsel, that the failure to make a change in recommendation in response to such intervening event would constitute a breach of the directors’ fiduciary duties under applicable law; (iii) Ouster has given Velodyne or Velodyne has given Ouster, as applicable, at least four business days’ written notice of such board’s intention to change its recommendation, which notice specifies, in reasonable detail, circumstances related to such determination; and (iv) after giving such notice and for a four business day period prior to effecting a change of recommendation, Ouster or Velodyne, as applicable, has negotiated and has caused its representatives to negotiate in good faith with the other party during such notice period (to the extent the other party desires to negotiate) to enable such party to revise the terms of the merger agreement such that the failure to make an adverse recommendation change would not constitute a breach, as applicable, of the Ouster board of directors’ or the Velodyne board of directors’ fiduciary duties under applicable law, and after taking account of such proposals, if any, the applicable board of directors still determines in good faith, after consultation with its outside legal counsel and financial advisors, that failure to make a change in recommendation would be inconsistent with the directors’ fiduciary duties under applicable law.

An “intervening event” means any material event, development or change in circumstances that first occurs, arises or becomes known to the Ouster board of directors or the Velodyne board of directors, as applicable, after the date of the merger agreement to the extent that such event, development, or change of circumstances was not reasonably foreseeable by the Ouster board of directors or Velodyne board of directors, as applicable, as of the date of the merger agreement, provided, however, that in no event shall the following events, developments or changes in circumstances constitute an intervening event:

•	the receipt, existence of terms of a competing proposal or any matter relating thereto or consequence thereof;

•

any change in the price, or change in trading volume, of Ouster common stock or Velodyne common stock (provided that the underlying causes giving rise to or contributing to such change may constitute an intervening event or be taken into account when determining whether an intervening event has occurred); and

•

meeting or exceeding internal or analysts’ expectations, projections or results of operations (provided that the underlying causes giving rise to or contributing to such change may constitute an intervening event or be taken into account when determining whether an intervening event has occurred).

Permitted Change of Recommendation—Superior Proposal

Prior to the time, in the case of Ouster, the required Ouster vote is obtained or, in the case of Velodyne, the required Velodyne vote is obtained, the Ouster board of directors or the Velodyne board of directors, as applicable, may make a change of recommendation in response to its receipt of a bona fide written competing proposal made after the date of the merger agreement that did not result from a breach in any material respect of the obligations set forth in the merger agreement, as applicable, and is not withdrawn, if, and only if: (i) the Ouster board of directors or Velodyne board of directors, as applicable, concludes in good faith, after consultation with its outside counsel, that such competing proposal constitutes or is reasonably likely to lead to a superior proposal; (ii) the Ouster board of directors or Velodyne board of directors, as applicable, determines in good faith, after consultation with its outside counsel, that the failure to make a change in recommendation in response to such superior proposal would constitute a breach of the directors’ fiduciary duties under applicable law; (iii) Ouster has given Velodyne or Velodyne has given Ouster, as applicable, at least four business days’ written notice of such board’s intention to change its recommendation, which notice specifies, in reasonable detail, circumstances related to such determination; and (iv) after giving such notice and for a four business day period prior to effecting a change of recommendation, Ouster or Velodyne, as applicable, has negotiated and has caused its representatives to negotiate in good faith with the other party during such notice period (to the extent the other party desires to negotiate) to enable such party to revise the terms of the merger agreement such that the failure to make an adverse recommendation change would not constitute a breach, as applicable, of the Ouster board of directors’ or the Velodyne board of directors’ fiduciary duties under applicable law, and after taking account of such proposals, if any, the applicable board of directors still determines in good faith, after consultation with its outside legal counsel and financial advisors, that the competing proposal continues to be a superior proposal and failure to make a change in recommendation would be inconsistent with the directors’ fiduciary duties under applicable law.

Each material amendment or modification to such competing proposal will require Ouster to deliver to Velodyne, or Velodyne to deliver to Ouster, as applicable, a new competing proposal notice, and the period of negotiation provided in the immediately preceding bullet shall be extended by an additional two business days from the date of receipt of such new competing proposal notice.

Nothing contained in the merger agreement will prevent Ouster or Velodyne or their respective boards of directors from taking and disclosing to their stockholders, as applicable, a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act regarding a competing proposal or from issuing a “stop, look and listen” communication pending disclosure of its position thereunder, making any disclosure regarding a competing proposal to such entity’s stockholders if the board has determined in good faith after consultation with its outside legal counsel that the failure to do so would be inconsistent with its duties to stockholders under, or would violate, applicable law, except that neither party may effect a change of recommendation other than in accordance with the procedures described above.

Existing Discussions

Upon entering into the merger agreement, Ouster and Velodyne each agreed to immediately cease and terminate, and to cause their respective subsidiaries and its and their representatives to immediately cease and terminate, any and all existing discussions or negotiations with any person (or provision of any information to any person) with respect to any competing proposal, and to request to have returned promptly to Ouster or Velodyne, as applicable, or to have promptly destroyed any confidential information provided by Ouster or Velodyne in any such discussions or negotiations.

Special Meetings

Each of Ouster and Velodyne must, promptly following the date of filing of this Registration Statement on Form S-4, establish a record date for, and, as soon as reasonably practicable following the effectiveness of this Registration Statement on Form S-4, duly call, give notice of, convene and hold such party’s special meeting.

As promptly as practicable after this Registration Statement on Form S-4 shall have become effective, each of Ouster and Velodyne must use its reasonable best efforts to cause the joint proxy statement to be mailed to its respective stockholders entitled to notice of the special meeting and to hold the special meeting as soon as practicable after this Registration Statement on Form S-4 is declared effective under the Securities Act. Each of Ouster and Velodyne will, through its respective board of directors, recommend to its stockholders that they vote in favor of the stockholder approval, include such recommendation in this joint proxy statement and solicit and use its reasonable best efforts to obtain the stockholder approval and take all other customary action necessary or advisable to secure the stockholder approval, except in each case to the extent that the board has made a change of recommendation pursuant to the merger agreement.

Each of Ouster and Velodyne has agreed that the applicable company may postpone or adjourn the special meeting (i) with the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), (ii) if a quorum has not been established, (iii) to allow reasonable additional time for the filing and mailing of any supplemental or amended disclosure and for such supplemental or amended disclosure to be disseminated and reviewed by the applicable stockholders prior to the special meeting, (iv) to allow reasonable time to solicit additional proxies, if and to the extent that the stockholder approval would not otherwise be obtained, (v) if required by applicable law or order or (vi) if requested by the SEC or its staff, provided that Ouster or Velodyne, as applicable, shall not postpone or adjourn the special meeting for more than ten (10) business days in the aggregate from the originally scheduled date of the applicable special meeting without the prior written consent of the other party.

Ouster and Velodyne will use their respective reasonable best efforts to hold the special meetings on the same date.

Subject to each party’s termination rights described in “—Termination of the Merger Agreement” of this joint proxy statement/prospectus, each of Ouster and Velodyne agrees that its obligations to call, give notice of and hold the Ouster special meeting and the Velodyne special meeting, as applicable, will not be affected, including if a competing proposal or superior proposal shall have been made or received or if the board of directors shall have effected a recommendation change or announced or proposed any intention to do so.

Cooperation; Efforts to Consummate

Velodyne, Ouster, Merger Sub I and Merger Sub II shall use their reasonable best efforts to take or cause to be taken all appropriate action, and to do, or cause to be done, all things necessary to consummate and make effective the transactions contemplated by the merger agreement, including using their respective reasonable best efforts to obtain, or cause to be obtained, all waivers, permits, consents, approvals, authorizations, qualifications and orders or absence of orders of all governmental entities and parties to contracts with Velodyne, Ouster, or either company’s subsidiaries that may be or become necessary for the performance of obligations pursuant to the merger agreement and the consummation of the transactions contemplated thereby.

The parties shall cooperate and assist one another in good faith (i) in the preparation and making of the filings referred to in the merger agreement and, if requested, amending or furnishing additional information reasonably requested in connection with said filings, and (ii) in seeking, as promptly as reasonably practicable, to obtain all such waivers, permits, consents, approvals, authorizations, qualifications, orders or absence of orders. Each of Ouster, Velodyne, Merger Sub I and Merger Sub II agrees to make any filings required to be made pursuant to the HSR Act (if applicable) or other applicable antitrust laws with respect to the merger agreement as promptly as reasonably practicable and to supply as promptly as reasonably practicable to the appropriate governmental entities any information and documentary material that may be requested pursuant to the HSR Act or such other applicable antitrust laws, as applicable.

In addition, the parties shall use their reasonable best efforts to cooperate with and assist each other in good faith to (i) determine, as promptly as reasonably practicable, which filings are required to be made pursuant to the HSR Act (if applicable) or other applicable antitrust laws with respect to the mergers and other transactions contemplated by the merger agreement, (ii) provide or cause to be provided as promptly as reasonably practicable to the other party all necessary or advisable information and assistance as any governmental entity may require of such party in connection with obtaining the relevant waivers, permits, consents, approvals, authorizations, qualifications, orders, absence of orders or expiration of waiting periods in relation to such filings or in connection with any other review or investigation of the mergers and other transactions contemplated by the merger agreement by a governmental entity pursuant to the HSR Act (if applicable) or other applicable antitrust laws, and (iii) provide or cause to be provided as promptly as reasonably practicable all assistance and cooperation to allow the other party to prepare and submit any such filings or submissions required or advisable to be submitted under the HSR Act (if applicable) or other applicable antitrust laws, including providing to the other party supplemental information in support of such filings, as applicable.

To the extent permitted by applicable law and not prohibited by any governmental entity, each party shall (i) keep the other apprised of the content and status of any communications with or from any governmental entity with respect to the mergers, including promptly notifying the other party of any communication it receives from any governmental entity relating to any review or investigation of the mergers under the HSR Act (if applicable) or other applicable antitrust laws and providing copies of any such communications if received in writing, and (ii) provide advance notice of and permit representatives of the other party to be present and participate at each meeting or teleconference relating to any review or investigation of the mergers under the HSR Act (if applicable) or other applicable antitrust laws. Each party shall be consulted in advance in connection with the content, form, and substance of any argument, opinion or proposal to be made or submitted to any governmental entity in such meetings or teleconferences, or in any written submissions. To the extent permitted by applicable law, Velodyne, Ouster, Merger Sub I and Merger Sub II shall, and shall use their reasonable best efforts to cause their respective affiliates to use their reasonable best efforts to, provide each other with copies of all correspondence, filings or communications (which may be redacted as provided in the merger agreement) between them or any of their respective representatives and any governmental entity on the other hand, with respect to the merger agreement and the mergers. Ouster, Velodyne, Merger Sub I and Merger Sub II shall, and shall cause their respective subsidiaries to, respond as promptly as reasonably practicable to any inquiries or requests for information and documentary material received from any governmental entity in connection with any antitrust or competition matters related to the merger agreement and the transactions contemplated thereby.

Neither Ouster nor Velodyne shall, without the prior written approval of the other party, effect or agree to any business combination (whether structured as a merger, business combination, tender offer, exchange offer or similar transaction) or acquisition of any assets, licenses, rights, product lines, operations or businesses of any person that would reasonably be expected to prevent or materially delay consummation of the mergers and the transactions contemplated by the merger agreement.

Ouster will take all actions necessary to cause each of Merger Sub I and Merger Sub II to perform its obligations under the merger agreement and to consummate the mergers pursuant to the terms of the merger agreement. Notwithstanding the foregoing, none of Velodyne, Ouster, Merger Sub I and Merger Sub II or any of their respective affiliates shall be required to offer, negotiate, commit to or effect, by consent decree, hold separate order or otherwise (i) the sale, divestiture, license or other disposition of assets (tangible or intangible), rights, product lines or businesses; or (ii) to terminate or create any relationships, contractual rights, obligations or other arrangements of, or effectuate any other change or restructuring of, or agree to any limitation or restriction on the conduct or freedom of action of Velodyne, Ouster, Merger Sub I and Merger Sub II or any of their respective affiliates if any such actions, agreements or commitments would have a material impact on (i) the business or assets of Velodyne, together with its affiliates or (ii) the business or assets of Ouster, together with its affiliates (including Velodyne following the closing).

Status and Notifications

Ouster will give prompt notice to Velodyne, and Velodyne will give prompt notice to Ouster, (i) of any notice or other communication received by such party from any governmental entity or securities market in connection with the mergers or the other transactions contemplated by the merger agreement, or from any person alleging that the consent of such person is or may be required in connection with the mergers or the other transactions contemplated by the merger agreement, or if such party becomes aware of the occurrence of an event that could prevent or delay beyond the outside date the consummation of the mergers, including any event that would reasonably be expected to result in any of the conditions to the merger agreement not being satisfied. The delivery of any notice pursuant to the foregoing will not cure any breach of any representation, warranty, covenants or agreement contained in the merger agreement or otherwise limit or affect the remedies available under the merger agreement to any party.

Each of Ouster and Velodyne shall provide the other party with prompt written notice of any litigation brought by stockholders of either company or in the name of either company relating to transactions contemplated by the merger agreement.

Access to Information

From the date of the merger agreement until the effective time or the date, if any, on which the merger agreement is terminated in accordance with the provisions therein, to the extent permitted by applicable law, upon reasonable advance written notice, each of Ouster and Velodyne will, and will cause their respective subsidiaries to, afford to the other party and to the representatives of such other party reasonable access during normal business hours to all of their respective properties, facilities, books, contracts and records and their officers, employees and specified representatives and, during such period, each of Ouster and Velodyne will, and will cause each of their subsidiaries and representatives to, furnish promptly to the other party, in each case to the extent permitted by applicable law, (i) a copy of each report, schedule, registration statement and other document filed, published, announced or received by it during such period pursuant to the requirements of applicable securities laws and (ii) all other information concerning its business, properties and personnel as such other party may reasonably request, consistent with its obligations under applicable laws. Notwithstanding the foregoing, neither Ouster nor Velodyne (nor their respective subsidiaries or representatives) will be required to provide the other party or the representatives of such other party with access to or to disclose information where such information or access would, in the reasonable judgment of the requested party (i) breach any agreement with a third party, (ii) constitute or give rise to a material risk of providing a waiver of privilege, including work-product protection, (iii) violate any applicable law or (iv) unreasonably interfere with the conduct of the business of the party or create a risk of damage or destruction to any property or assets of the party. With respect to clauses (i) through (iii) above, each party shall advise the other party of the subject matter of the information that cannot be disclosed, and the parties shall use reasonable best efforts to make appropriate alternate disclosure arrangement. Notwithstanding anything to the contrary herein, each of Ouster and Velodyne may satisfy its obligations set forth above by electronic means if physical access is not reasonably feasible or would not be permitted under applicable laws as a result of COVID-19 or any COVID-19 measures. Any such information provided pursuant to the above shall be held in confidence to the extent required by, and in accordance with, the confidentiality agreement previously entered into by Ouster and Velodyne.

No investigation by any of the parties or their respective representatives or information provided, made available or delivered pursuant to the merger agreement shall affect the representations, warranties, covenants or agreements of any other party set forth in the merger agreement.

NYSE Listing; Nasdaq Delisting

Ouster will use its reasonable best efforts to cause the shares of Ouster common stock (including those to be issued in connection with the mergers) and Ouster Warrants to be approved for listing on the NYSE prior to the effective time under the symbols “OUST” and “[            ],” respectively. Each of the parties has agreed to cooperate with the other party in taking, or causing to be taken, all actions necessary to delist Velodyne common stock and Velodyne warrants from the Nasdaq and to terminate their registration under the Exchange Act as promptly as practicable following the closing.

Publicity

Neither Ouster nor Velodyne will issue any public release or announcement with respect to the mergers or the merger agreement without the prior written consent of the other party (such consent not to be unreasonably withheld, conditioned or delayed), unless Ouster or Velodyne, as applicable, determines that it is required by applicable law or by any listing agreement with or the listing rules or regulations of any applicable securities exchange or regulatory or governmental body to which the relevant party is subject to issue or cause the publication of any press release or other public announcement, in which event such party shall use its reasonable best efforts to allow the other party reasonable time to comment upon such press release or other announcement in advance of such issuance.

Notwithstanding the foregoing, each of Ouster and Velodyne may make internal communications to employees concerning the mergers and other transactions contemplated by the merger agreement, provided that each party shall use reasonable best efforts to provide the other party with reasonable advance notice and a reasonable opportunity to review and comment upon any written communications to employees concerning the transactions contemplated by the merger agreement that, in the good faith assessment of Ouster or Velodyne, as applicable, would need to be publicly filed pursuant to applicable law.

Employee Benefits Matters

Until December 31, 2023, or until an earlier date of termination of employment, Ouster, the surviving company or an applicable subsidiary will provide, or will cause to be provided, to individuals who will continue in the service of Ouster, the surviving company or a subsidiary of either, at and after the closing (such Ouster employees and surviving company employees, “continuing service providers”), (i) base salaries or wages that are no less favorable than those in effect immediately prior to the closing, (ii) annual bonus or incentive opportunities (excluding value attributable to equity-based compensation) that are no less favorable than those in effect immediately prior to the closing and (iii) employee and fringe benefits (including retirement, severance, group health and other welfare plans, but excluding benefits provided pursuant to any defined benefit pension plan and retiree health and welfare arrangements) that are no less favorable in the aggregate than those in effect immediately prior to the closing or to similarly situated employees of Ouster and its subsidiaries during such period, without being required to take into account any equity-related, retention, deal bonus, or other compensation related to or affected by the mergers.

With respect to any employee benefit plan as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, or ERISA, in which any continuing service provider will participate effective as of or after the effective time, which we refer to as the new plans, subject to applicable laws and tax qualification requirements, Ouster will, or will cause the surviving company to, recognize all service of the continuing service provider with Velodyne or a Velodyne subsidiary, as applicable, as of the effective time for vesting, eligibility and level of benefits purposes (but not for purposes of benefit accrual under a defined benefit plan) in any new plan in which such continuing service providers will be eligible to participate after the effective time, in each case except to the extent that recognizing such service would result in a duplication of benefits.

To the extent any continuing service provider that was a service provider of Velodyne prior to the effective time participates in any new plan on or before December 31, 2023 that is a welfare plan of Ouster and the terms of such new plan then permit, or revision to such terms to so permit would be commercially reasonable, Ouster will, and will cause the surviving company or its subsidiaries to, cause all (i) pre-existing condition limitations that would otherwise be applicable to such continuing service provider and his or her covered dependents to be waived to the extent satisfied under a Velodyne plan comparable to the Ouster welfare plan immediately prior to the closing date or, if later, immediately prior to such continuing service provider’s commencement of participation in such Ouster welfare plan, (ii) participation waiting periods, actively at work requirements, and insurability requirements under each Ouster welfare plan that would otherwise be applicable to such continuing service provider to be waived to the same extent waived or satisfied under the Velodyne plan comparable to such Ouster welfare plan immediately prior to the closing date or, if later, immediately prior to such continuing service provider’s commencement of participation in such Ouster welfare plan, (iii) co-payments, deductibles and other out-of-pocket expenses paid by continuing service providers in the plan year in which the effective time occurs to be credited for purposes of satisfying any applicable deductible, co-payment and maximum out of pocket requirement under any such Ouster welfare plan, and (iv) flexible spending plan accounts to be credited with any unused balance in the account as of immediately prior to the closing date.

The parties to the merger agreement have agreed that the mergers will each constitute or be deemed to constitute a “change of control” and “change in control” for purposes of Velodyne compensation and benefit plans, Ouster compensation and benefit plans, and the awards issued and protections provided under each.

Expenses

Except as otherwise expressly provided in the merger agreement, all expenses incurred in connection with the merger agreement and the mergers and other transactions contemplated by the merger agreement will be paid by the party incurring such expenses, except that Ouster and Velodyne will share equally the fees, costs and expenses, other than attorneys’ fees, (i) the expenses in connection with printing and mailing this joint proxy statement/prospectus and the Form S-4; (ii) all SEC filing fees relating to the mergers and (iii) the fees in connection with certain specified approvals to be sought pursuant to the merger agreement.

Directors’ and Officers’ Insurance and Indemnification

The merger agreement provides that Ouster will, and will cause the surviving company to, from and after the effective time, indemnify, defend and hold harmless (including advancing expenses as incurred) all present and former directors and officers of Velodyne against any costs, expenses (including reasonable attorneys’ fees), judgments, settlements, fines, losses, claims, damages, or liabilities incurred in connection with any legal proceeding arising out of or pertaining to matters existing or occurring at or prior to the effective time, including in connection with the merger agreement and the transactions contemplated thereby. All rights to exculpation, indemnification or advancement of expenses for acts or omissions occurring prior to the effective time, now existing in favor of the indemnified parties as provided in their respective certificate of incorporation or bylaws (or other organizational documents) will survive the mergers and the other transactions contemplated by the merger agreement and will continue in full force and effect.

For six years from and after the effective time, Ouster will maintain in effect the exculpation, indemnification and advancement of expenses provisions in the Velodyne organizational documents that are in existence on the date of the merger agreement, and no such provision will be amended, modified or repealed in any manner that would adversely affect the rights or protections thereunder of any such indemnified party who immediately before the effective time were current or former directors or officers of Velodyne.

Ouster will maintain, for a period of six years from and after the effective time, (i) for the benefit of the Velodyne indemnified parties, directors’ and officers’ indemnification policies that provide coverage for events occurring prior to the closing that are no less favorable than Velodyne’s existing policies, as applicable, or, if substantially equivalent insurance coverage is unavailable, the best available coverage, which is referred to as the D&O Insurance, except that Ouster will not be required to pay an annual premium for the D&O Insurance in excess of 350% of the last annual premium paid prior to the date of the merger agreement.

In the event Ouster or the surviving company or any of their respective successors or assigns (i) consolidates with or merges into any other person and will not be the continuing or surviving company or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then proper provisions will be made so that the successors and assigns of Ouster, the surviving company or any of their respective successors or assigns will assume the obligations of such party set forth above. The foregoing rights and obligations will not be terminated, amended or modified in any manner that is adverse to any indemnified party without the prior written consent of such indemnified party. The foregoing provisions are intended to be for the benefit of, and shall be enforceable by, each indemnified party, his or her heirs and his or her representatives and in addition to, and not in substitution for, any other rights that any such individual may have under Velodyne’s organizational documents in effect as of the date of the merger agreement or in any contract of Velodyne in effect as of the date of the merger agreement.

Litigation

Stockholder Litigation

Velodyne, Ouster, Merger Sub I and Merger Sub II shall contest, defend and appeal any legal proceeding, whether judicial or administrative, challenging the merger agreement or the consummation of the mergers through the outside date (as extended, if applicable) (as defined in the merger agreement).

Each party to the merger agreement has agreed to provide the other party prompt notice, and the opportunity to participate in the defense of, any litigation brought by any stockholder of that party against such party and/or any of their respective directors relating to the mergers, the merger agreement or other transactions contemplated by the merger agreement. Each of Ouster and Velodyne has agreed not to compromise, settle, come to an arrangement or consent to the same with respect to such litigation without the other party’s prior written consent (which consent must not be unreasonably withheld, conditioned or delayed).

Litigation between Ouster and Velodyne

Ouster and Velodyne had agreed that no later than seven days after the execution of the merger agreement, each would cooperate to take certain actions in connection with dismissing pending litigation matters between Ouster and Velodyne, and moving to terminate United States International Trade Commission Investigation No. 337-TA-1332.

Conditions to the Completion of the Mergers

Each party’s obligation to effect the mergers is subject to the satisfaction or waiver at or prior to closing of each of the following conditions:

•	receipt of the required Ouster stockholder vote to approve the Ouster share issuance proposal and the required Velodyne stockholder vote to approve the Velodyne merger agreement proposal;

•	the effectiveness of the registration statement of which this joint proxy statement/prospectus forms a part and the absence of a stop order by the SEC;

•

the absence of any law or order promulgated, entered, enforced, enacted or issued by a governmental authority which prohibits, restrains, or makes illegal the consummation of the mergers and shall continue in effect;

•	the expiration or termination of any applicable waiting period under the HSR Act, if applicable;

•

the shares of Ouster common stock, including the shares of Ouster common stock to be issued to Velodyne stockholders in accordance with the merger agreement having been approved for listing on the NYSE, subject to official notice of issuance;

•	the accuracy of the representations and warranties of the other party as follows:

•

certain representations and warranties of such party regarding its capitalization must be true and correct in all respects as of the date of the merger agreement and as of the closing date (except to the extent expressly made as of a particular date, in which case as of such date), other than inaccuracies that are de minimus;

•

each of the representations and warranties of such party regarding organization; authority, execution and delivery, and enforceability; brokers’ fees; and such party’s financial advisor’s opinion must be true and correct in all material respects (without giving effect to any materiality or material adverse effect qualifier therein) as of the date of the merger agreement and as of the closing date as though made on and as of such date (except to the extent expressly made as of a particular date, in which case as of such date);

•

certain representations and warranties of such party regarding the absence of certain changes or events shall be true and correct in all respects as of the date of the merger agreement and as of the closing date as though made on and as of such date;

•

each other representation and warranty must be true and correct as of the date of the merger agreement and as of the closing date as if made on and as of the closing date, except for any failure to be so true and correct that has not had, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on such party and except for those representations and warranties that address matters only as of a particular date (which representations will have been true and correct as of that particular date except for any failure to be so true and correct as of such date that has not had, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on such party), in each case without giving effect to any materiality or material adverse effect qualifiers therein;

•

the other party’s compliance with and performance of, in all material respects, all covenants and agreements under the merger agreement required to be complied with or performed by such party at or prior to the closing;

•

the receipt of a certificate of an executive officer of the other party certifying that the conditions in the immediately preceding bullets with respect to representations and warranties and performance of obligations have been satisfied;

•	that no material adverse effect of such party has occurred and is continuing since the date of the merger agreement;

•

the receipt by each party of an opinion from its counsel, in form and substance reasonably satisfactory to such party, dated as of the closing date, to the effect that, for U.S. federal income tax purposes, the mergers, taken together, will be treated as a “reorganization” within the meaning of Section 368(a) of the Code.

Termination of the Merger Agreement

Termination by Mutual Consent

The merger agreement may be terminated and the mergers and the other transactions contemplated by the merger agreement may be abandoned at any time prior to the effective time by mutual written consent of Ouster and Velodyne.

Termination by Either Ouster or Velodyne

Either Ouster or Velodyne may terminate the merger agreement and the mergers may be abandoned at any time prior to the effective time if:

•

any law or final and non-appealable order has been promulgated, entered, enforced, enacted or issued or deemed applicable to the mergers by any governmental entity which permanently prohibits, restrains or makes illegal the consummation of the mergers; provided that the right to terminate the merger agreement for such reason is not available to any party whose failure to perform its obligations under the merger agreement is the principal cause of the enactment or issuance of any such law or order;

•

the first merger has not been completed by 11:59 p.m., Pacific Time on May 4, 2023, referred to as the outside date (unless such date has been extended to August 4, 2023, which extension is available automatically but only in limited circumstances related to antitrust or similar law); provided that such right to terminate will not be available to any party whose failure to perform any of its obligations under the merger agreement is the principal cause of the failure of the mergers to be consummated by the outside date;

•

the required Ouster stockholder approval of the Ouster share issuance proposal has not been obtained at the Ouster special meeting or at any adjournment or postponement thereof, provided that Ouster cannot terminate for this reason if Ouster’s failure to perform any of its obligations under the merger agreement is the principal cause of the failure to obtain the Ouster stockholder vote; or

•

the required Velodyne stockholder approval of the Velodyne merger agreement proposal has not been obtained at the Velodyne special meeting or at any adjournment or postponement thereof, provided that Velodyne cannot terminate for this reason if Velodyne’s failure to perform any of its obligations under the merger agreement is the principal cause of the failure to obtain the Velodyne stockholder vote.

Termination by Ouster

Ouster may terminate the merger agreement and the mergers may be abandoned at any time prior to the effective time:

•

if there has been a breach by Velodyne of any of its representations, warranties, covenants or agreements under the merger agreement, which breach resulted in (i) the conditions to the merger agreement not being satisfied and (ii) which such breach is not curable prior to the outside date, or if curable prior to the outside date, has not been cured within the earlier of (a) 20 business days after the giving of notice thereof by Ouster to Velodyne or (b) one business day prior to the outside date;

•	if the Velodyne board of directors has effected an adverse recommendation change; or

•

if, prior to the time the required Ouster stockholder approval of the Ouster share issuance proposal is obtained, the Ouster board of directors has effected an adverse recommendation change in respect of a superior proposal in compliance with the merger agreement, and concurrently with termination of the merger agreement, Ouster enters into a definitive agreement implementing such superior proposal, but only if Ouster is not in breach of the provisions of the merger agreement relating to competing proposals.

Termination by Velodyne

Velodyne may terminate the merger agreement and the mergers may be abandoned at any time prior to the effective time:

•

if there has been a breach by Ouster, Merger Sub I or Merger Sub II of any of its representations, warranties, covenants or agreements under the merger agreement, which breach resulted in (i) the conditions to the merger agreement not being satisfied and (ii)which such breach is not curable prior to the outside date, or if curable prior to the outside date, has not been cured within the earlier of (a) 20 business days after the giving of notice thereof by Velodyne to Ouster or (b) one business day prior to the outside date;

•	if the Ouster board of directors has effected an adverse recommendation change; or

•

if, prior to the time the required Velodyne stockholder approval of the Velodyne merger agreement proposal is obtained, the Velodyne board of directors has effected an adverse recommendation change in respect of a superior proposal in compliance with the merger agreement, and concurrently with termination of the merger agreement, Velodyne enters into a definitive agreement implementing such superior proposal, but only if Velodyne is not in breach of the provisions of the merger agreement relating to competing proposals.

Termination Fees

Ouster will be required to pay to Velodyne a termination fee of $7,000,000 if the merger agreement is terminated:

•	by Velodyne, due to the Ouster board of directors making a change of recommendation;

•

by Velodyne, due to Ouster’s breach or failure to perform any of its representations, warranties or covenants contained in the merger agreement, which breach or failure to perform would result in a failure of conditions to the merger agreement and which is incapable of being cured by Ouster prior to the outside date or otherwise is not cured by the earlier of (A) 20 business days following written notice to Ouster by Velodyne of such breach or (B) the first business day prior to the outside date, if (i) a competing proposal for Ouster has been publicly announced or otherwise communicated to the Ouster board (and not withdrawn) prior to the date of termination and (ii) within 12 months after such termination, either (A) Ouster consummates a competing proposal or (B) Ouster has entered into a definitive agreement for a competing proposal (in each case, with all references to 20% being changed to 50% in the definition of “competing proposal”);

•

if the Ouster stockholder meeting has not occurred, by either Velodyne due to a breach by Ouster, Merger Sub I or Merger Sub II if such breach resulted in the conditions to the merger agreement not being satisfied by the outside date or by either Ouster or Velodyne due to the mergers not having been completed by the outside date, if (i) a competing proposal for Ouster has been publicly announced or otherwise communicated to the Ouster board (and not withdrawn) prior to the date of such termination and (ii) within 12 months after such termination, either (A) Ouster consummates a competing proposal or (B) Ouster has entered into a definitive agreement for a competing proposal (in each case, with all references to 20% being changed to 50% in the definition of “competing proposal”); or

•

by either Ouster or Velodyne due to Ouster’s not obtaining the required Ouster stockholder approval of the Ouster share issuance proposal, if (i) a competing proposal for Ouster has been publicly disclosed or otherwise communicated to the Ouster board (and not withdrawn) prior to the Ouster special meeting and (ii) within 12 months after such termination, either (A) Ouster consummates a competing proposal or (B) Ouster has entered into a definitive agreement for a competing proposal (in each case, with all references to 20% being changed to 50% in the definition of “competing proposal”).

Velodyne will be required to pay to Ouster a termination fee of $7,000,000 if the merger agreement is terminated:

•	by Ouster, due to the Velodyne board of directors making a change of recommendation;

•

by Ouster, due to Velodyne’s breach or failure to perform any of its representations, warranties or covenants contained in the merger agreement, which breach or failure to perform would result in a failure of conditions to the merger agreement and which is incapable of being cured by Velodyne prior to the outside date or otherwise is not cured by the earlier of (A) 20 business days following written notice to Velodyne by Ouster of such breach or (B) the first business day prior to the outside date, if (i) a competing proposal for Velodyne has been publicly announced or otherwise communicated to the Velodyne board (and not withdrawn) prior to the date of termination and (ii) within 12 months after such termination, either (A) Velodyne consummates a competing proposal or (B) Velodyne has entered into a definitive agreement for a competing proposal (in each case, with all references to 20% being changed to 50% in the definition of “competing proposal”);

•

if the Velodyne stockholder meeting has not occurred, by either Ouster due to a breach by Velodyne if such breach resulted in the conditions to the merger agreement not being satisfied by the outside date or by either Ouster or Velodyne due to the mergers not having been completed by the outside date, if (i) a competing proposal for Velodyne has been publicly announced or communicated to the Velodyne board (and not withdrawn) prior to the date of such termination and (ii) within 12 months after such termination, either (A) Velodyne consummates a competing proposal or (B) Velodyne has entered into a definitive agreement for a competing proposal (in each case, with all references to 20% being changed to 50% in the definition of “competing proposal”); or

•

by either Ouster or Velodyne due to Velodyne’s not obtaining the required Velodyne stockholder approval of the Velodyne merger agreement proposal, if (i) a competing proposal for Velodyne has been publicly announced or communicated to the Velodyne board (and not withdrawn) prior to the Velodyne special meeting and (ii) within 12 months after such termination, either (A) Velodyne consummates a competing proposal or (B) Velodyne has entered into a definitive agreement for a competing proposal (in each case, with all references to 20% being changed to 50% in the definition of “competing proposal”).

Amendment

Subject to applicable law and except as otherwise provided in the merger agreement, the merger agreement may be amended, modified or supplemented, whether before or after receipt of the required Ouster stockholder approval of the Ouster share issuance proposal or the required Velodyne stockholder approval of the Velodyne merger agreement proposal, as applicable, by written agreement of Ouster and Velodyne authorized by their respective boards of directors, except that after receipt of such Ouster stockholder approval or such Velodyne stockholder approval, as applicable, no amendment will be made that by law requires further approval or adoption by such stockholders without obtaining such further approval or adoption. The merger agreement may not be amended except by an instrument in writing specifically designated as an amendment signed on behalf of each of the parties in interest at the time of the amendment.

Waiver

At any time prior to the effective time, either Velodyne, on the one hand, or Ouster, Merger Sub I or Merger Sub II, on the other hand, may, to the extent permitted by applicable laws and except as otherwise set forth in the merger agreement, (i) extend the time for the performance of any of the obligations or other acts of Ouster, Merger Sub I and/or Merger Sub II, or Velodyne, as applicable, (ii) waive any inaccuracies in the representations and warranties made to Ouster or Velodyne contained in the merger agreement or in any document delivered pursuant to the merger agreement and (iii) waive compliance with any of the agreements or conditions for the benefit of Ouster, Merger Sub I and/or Merger Sub II, or Velodyne, contained in the merger agreement, except that after receipt of the required Ouster stockholder approval of the Ouster share issuance proposal, or the required Velodyne stockholder approval of the Velodyne merger agreement proposal, as applicable, no waiver will be made that by law requires further approval or adoption by such stockholders without obtaining such further approval or adoption. Any agreement on the part of Ouster, Merger Sub I, Merger Sub II or Velodyne to any such extension or waiver will be valid only if set forth in an instrument in writing signed on behalf of such party. Any delay in exercising, or failure to assert, any right of remedy under the merger agreement will not constitute a waiver of such right, and any single or partial exercise of such right or power under the merger agreement, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, does not preclude any other or further exercise thereof or the exercise of any other right or power.

Specific Performance

Each of the parties to the merger agreement agrees that irreparable damage would occur in the event that any provision of the merger agreement is not performed in accordance with its specific terms or is otherwise breached. It is agreed that the parties will be entitled to an injunction or injunctions to prevent or remedy any actual breaches or threatened breaches of the merger agreement by any other party and specifically enforce the terms and provisions of the merger agreement and to any further relief at law or in equity.

Third-Party Beneficiaries

Except as provided in the merger agreement with respect to directors’ and officers’ insurance and indemnification, the merger agreement is not intended to confer upon any person any rights or remedies thereunder other than the parties to the merger agreement.

THE ANCILLARY AGREEMENTS

The following section sets forth the principal terms of the Ouster and Velodyne voting and support agreements, copies of which are attached to this joint proxy statement/prospectus as Annex D and Annex E, respectively, and which are incorporated by reference in this joint proxy statement/prospectus. The rights and obligations of the parties to the voting and support agreements are governed by their express terms and conditions and not by this section, which is summary in nature. This section is not complete and is qualified in its entirety by reference to the complete text of the voting and support agreements. Capitalized terms used in this section and not defined have the meaning ascribed to such terms in the respective voting and support agreements. You are encouraged to read the voting and support agreements carefully in its entirety, as well as this joint proxy statement/prospectus, before making any decisions regarding your vote.

Ouster Voting and Support Agreement

Parties to the Ouster Voting and Support Agreement

Concurrently with the execution of the merger agreement, the directors and executive officers of Ouster and Banyan Venture Holdings LLC, a stockholder of Ouster, entered into voting and support agreements with Velodyne, which are referred to as the Ouster voting and support agreements, with respect to all shares of Ouster common stock owned of record or beneficially by that specified director, executive officer and stockholder, as applicable, of Ouster as of November 4, 2022, which are referred to, together with any additional shares or other voting securities of Ouster of which that specified director, executive officer and stockholder of Ouster acquires beneficial ownership after November 4, 2022 and prior to the record date of the Ouster special meeting, as the covered Ouster shares.

Agreement to Vote

Subject to the terms and conditions set forth in the Ouster voting and support agreements, from November 4, 2022 until the termination of the Ouster voting and support agreements, each of the signatories party thereto agreed to:

•

appear at each meeting of the stockholders of Ouster, or adjournment or postponement thereof, to vote on any matter contemplated by the Ouster voting and support agreements and to cause their respective covered Ouster shares to be counted as present thereat for purposes of calculating a quorum; and

•

vote their respective covered Ouster shares in favor of (i) the Ouster share issuance proposal, (ii) the Ouster reverse stock split proposal and (iii) the approval of any proposal to adjourn the Ouster stockholder meeting to a later date, if there are not sufficient affirmative votes (electronically or by proxy) to obtain the required Ouster vote to approve the Ouster share issuance proposal on the date on which such meeting is held; and against (i) any acquisition proposal with respect to Ouster in opposition to, or in competition with, the mergers and the transactions contemplated by the merger agreement and (ii) any other action, agreement or transaction reasonably expected to impede, interfere with, delay, postpone or discourage the proposed transaction.

Transfer Restrictions

Subject to the terms and conditions set forth in the Ouster voting and support agreements, from November 4, 2022 until the termination of the Ouster voting and support agreements, each of the specified directors, executive officers and stockholders of Ouster party thereto agreed not to sell, transfer, pledge, encumber, assign, distribute, gift or otherwise dispose of or enter into any contract, option, put, call or other arrangement or understanding with respect to any Transfer (as defined in the Ouster voting and support agreement) any of that director’s, executive officer’s or stockholder’s covered Ouster shares or any interest in those shares.

Notwithstanding the foregoing, the foregoing restrictions will not prohibit:

•

a transfer of the covered Ouster shares by a specified director, executive officer or stockholder of Ouster whereby that specified director, executive officer or stockholder of Ouster retains direct or indirect sole voting control over such Transferred Shares (as defined in the Ouster voting and support agreement) that are covered Ouster shares; or

•

a transfer of the covered Ouster shares by a specified director, executive officer or stockholder of Ouster whereby, as a precondition to that transfer, the transferee executes an agreement that contains the same substantive covenants regarding voting and transfer as are contained in the Ouster voting and support agreement.

Other Restrictions

Subject to the terms and conditions set forth in the Ouster voting and support agreement, from November 4, 2022 until the termination of the Ouster voting and support agreements, each of the specified directors, executive officers and stockholders of Ouster agreed that:

•

they will immediately cease, and cause their respective Representatives (as defined in the Ouster voting and support agreement) to immediately cease, any discussions or negotiations that may be ongoing with respect to any Competing Proposal (as defined in the Ouster voting and support agreement) or any proposal that would reasonably be expected to lead to a Competing Proposal; and

•

they will not, directly or indirectly, authorize or permit any of their respective Representatives to, directly or indirectly, (i) solicit, initiate or knowingly encourage or induce, or take any other action designed to facilitate, any inquiry or the making of any proposal which constitutes, or would be reasonably expected to lead to, a Competing Proposal or (ii) engage in any discussions or negotiations regarding any Competing Proposal.

Termination

The Ouster voting and support agreements will terminate upon the earlier to occur of the following:

•	the effective time;

•	an Ouster Adverse Recommendation Change (as defined in the merger agreement) to the extent permitted by, and subject to the applicable terms and conditions of the merger agreement; and

the termination of the merger agreement in accordance with its terms.

Velodyne Voting and Support Agreement

Parties to the Velodyne Voting and Support Agreement

Concurrently with the execution of the merger agreement, the directors and executive officers of Velodyne entered into voting and support agreements, which are referred to as the Velodyne voting and support agreements, with respect to all shares of Velodyne common stock owned of record or beneficially by that specified director and executive officer of Velodyne as of November 4, 2022, which are referred to, together with any additional shares or other voting securities of Velodyne of which that specified director and executive officer of Velodyne acquires beneficial ownership after November 4, 2022 and prior to the record date of the Velodyne special meeting, as the covered Velodyne shares.

Agreement to Vote

Subject to the terms and conditions set forth in the Velodyne voting and support agreements, from November 4, 2022 until the termination of the Velodyne voting and support agreements, each of the directors and executive officers of Velodyne party thereto agreed to:

•

appear at each meeting of the stockholders of Velodyne, or adjournment or postponement thereof, to vote on any matter contemplated by the Velodyne voting and support agreements and to cause their respective covered Velodyne shares to be counted as present thereat for purposes of calculating a quorum; and

•

vote their respective covered Velodyne shares in favor of (i) the adoption of the merger agreement and (ii) the approval of any proposal to adjourn the Velodyne stockholder meeting to a later date, if there are not sufficient affirmative votes (in person or by proxy) to obtain the required Velodyne vote to approve the Velodyne merger agreement proposal on the date on which such meeting is held; and against (i) any acquisition proposal with respect to Velodyne in opposition to, or in competition with, the mergers and the transactions contemplated by the merger agreement and (ii) any other action, agreement or transaction reasonably expected to impede, interfere with, delay, postpone or discourage the proposed transaction.

Transfer Restrictions

Subject to the terms and conditions set forth in the Velodyne voting and support agreements, from November 4, 2022 until the termination of the Velodyne voting and support agreements, each of the specified directors and executive officers of Velodyne agreed not to sell, transfer, pledge, encumber, assign, distribute, gift or otherwise dispose of or enter into any contract, option, put, call or other arrangement or understanding with respect to any Transfer (as defined in the Velodyne voting and support agreement) any of that director’s and executive officer’s covered Velodyne shares or any interest in those shares.

Notwithstanding the foregoing, the foregoing restrictions will not prohibit:

•

a transfer of the covered Velodyne shares by a specified director or executive officer of Velodyne whereby that specified director or executive officer of Velodyne retains direct or indirect sole voting control over such Transferred Shares (as defined in the Velodyne voting and support agreement) that are covered Velodyne shares; or

•

a transfer of the covered Velodyne shares by a specified director or executive officer of Velodyne whereby, as a precondition to that transfer, the transferee executes an agreement that contains the same substantive covenants regarding voting and transfer as are contained in the Velodyne voting and support agreement.

Other Restrictions

Subject to the terms and conditions set forth in the Velodyne voting and support agreement, from November 4, 2022 until the termination of the Velodyne voting and support agreements, each of the specified directors and executive officers of Velodyne agreed that:

•

they will immediately cease, and cause their respective Representatives (as defined in the Velodyne voting and support agreement) to immediately cease, any discussions or negotiations that may be ongoing with respect to any Competing Proposal (as defined in the Velodyne voting and support agreement) or any proposal that would reasonably be expected to lead to a Competing Proposal; and

•

they will not, directly or indirectly, authorize or permit any of their respective Representatives to, directly or indirectly, (i) solicit, initiate or knowingly encourage or induce, or take any other action designed to facilitate, any inquiry or the making of any proposal which constitutes, or would be reasonably expected to lead to, a Competing Proposal or (ii) engage in any discussions or negotiations regarding any Competing Proposal.

Termination

The Velodyne voting and support agreements will terminate upon the earlier to occur of the following:

•	the effective time;

•	a Velodyne Adverse Recommendation Change (as defined in the merger agreement) to the extent permitted by, and subject to the applicable terms and conditions of the merger agreement; and

•	the termination of the merger agreement in accordance with its terms.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial information presents the combination of the historical financial information of Ouster and Velodyne adjusted to give effect to the transactions contemplated by that certain Agreement and Plan of Merger, dated as of November 4, 2022, by and among Ouster, Merger Sub I, Merger Sub II and Velodyne, referred to as the merger agreement, a copy of which is attached hereto as Annex A. The merger agreement contemplates, among other things, the merger of Merger Sub I with and into Velodyne, with Velodyne as the surviving entity and continuing as a direct, wholly owned subsidiary of Ouster, in accordance with the applicable provisions of the Delaware General Corporate Law, as amended, referred to as the first merger, and, as soon as practicable after the first merger and as the second step in a single integrated transaction with the first merger, the merger of Velodyne with and into Merger Sub II, with Merger Sub II as the surviving entity and continuing as a direct, wholly-owned subsidiary of Ouster, in accordance with the Delaware Limited Liability Company Act, as amended, referred to as the second merger. The first merger and the second merger, together, are referred to as the “mergers.” The mergers are expected to be accounted for as a business combination with Ouster identified as accounting acquirer.

The unaudited pro forma condensed combined balance sheet as of September 30, 2022 combines the historical unaudited condensed consolidated balance sheet of Ouster and the historical unaudited condensed consolidated balance sheet of Velodyne as of September 30, 2022 on a pro forma basis as if the first merger contemplated by the merger agreement had been consummated on September 30, 2022.

The unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2022 combines the historical unaudited condensed consolidated statement of operations of Ouster for the nine months ended September 30, 2022 and the historical unaudited condensed consolidated statement of operations of Velodyne for the nine months ended September 30, 2022, giving effect to the mergers as if the first merger had been consummated on January 1, 2021.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2021 combines the historical audited consolidated statement of operations of Ouster for the year ended December 31, 2021 and the historical audited consolidated statement of operations of Velodyne for the year ended December 31, 2021, giving effect to the mergers as if the first merger had been consummated on January 1, 2021.

The unaudited pro forma condensed combined financial information was derived from and should be read in conjunction with the following historical financial statements and the accompanying notes, which are incorporated by reference into this joint proxy statement/prospectus:

•

the (a) historical unaudited condensed consolidated financial statements of Ouster as of and for the nine months ended September 30, 2022, and (b) historical unaudited condensed consolidated financial statements of Velodyne as of and for the nine months ended September 30, 2022.

•

the (a) historical audited consolidated financial statements of Ouster as of and for the year ended December 31, 2021, and (b) historical audited consolidated financial statements of Velodyne as of and for the year ended December 31, 2021; and

•

other information relating to Ouster and Velodyne included in the merger agreement and the description of certain terms thereof set forth under the section titled “The Merger Agreement” of this joint proxy statement/prospectus.

The pro forma financial information has been prepared in accordance with Regulation S-X Article 11, Pro Forma Financial Information, as amended by the final rule, Release No. 33-10786, which is referred to herein as Article 11. The acquisition method of accounting is dependent upon certain valuations that, as of the date hereof, have yet to progress to a stage where there is sufficient information for a definitive measure. Ouster has performed a preliminary valuation analysis of the fair market value of Velodyne’s identifiable assets to be acquired and Velodyne’s liabilities to be assumed to reflect preliminary estimates of the fair value necessary to prepare the unaudited pro forma condensed combined financial information. A final determination of the fair value of Velodyne’s identifiable assets and liabilities, including potential intangible assets with both indefinite or finite lives, will be based on the actual net tangible and intangible assets and liabilities of Velodyne that exist as of the closing date of the first merger and, therefore, cannot be made prior to the completion of the first merger. In addition, the value of the consideration to be paid by Ouster upon the consummation of the first merger will be determined based on the closing price of Ouster common stock on the closing date of the first merger. As a result of the foregoing, the pro forma adjustments are preliminary and are subject to change as additional information becomes available and as additional analysis is performed. Ouster allocated the preliminary purchase price to such identifiable assets and liabilities using total preliminary consideration for the first merger. The preliminary pro forma adjustments have been made solely for the purpose of providing the unaudited pro forma condensed combined financial information presented below. Ouster estimated the fair value of Velodyne’s assets and liabilities based on discussions with Velodyne’s management, preliminary valuation studies, due diligence, and information presented in Velodyne’s SEC filings. Until the mergers are completed, both companies are limited in their ability to share certain information. Any increases or decreases in the fair value of the identifiable assets acquired and liabilities assumed upon completion of the final valuations will result in adjustments to the unaudited pro forma condensed combined balance sheet and/or statements of operations. The final purchase price allocation may be materially different than that reflected in the pro forma purchase price allocation presented herein. The pro forma adjustments are described in the accompanying footnotes.

The unaudited pro forma condensed combined financial information has been presented for illustrative purposes only and is not necessarily indicative of the operating results and financial position that would have been achieved had the mergers occurred on the dates indicated, and do not reflect adjustments for any anticipated synergies, adjustments related to restructuring or integration activities, operating efficiencies, tax savings or cost savings. Further, the unaudited pro forma condensed combined financial information does not purport to project the future operating results or financial position of Ouster following the completion of the mergers. The unaudited pro forma adjustments represent management’s estimates based on information available as of the date of these unaudited pro forma condensed combined financial information and are subject to change as additional information becomes available and analyses are performed. Ouster and Velodyne did not have any historical relationships reflected in the historical financial statements prior to the entry into the merger agreement. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

The unaudited pro forma condensed combined information contained herein assumes that the Velodyne stockholders approve the Velodyne merger agreement proposal.

Unaudited Pro Forma Condensed Combined Balance Sheet

As of September 30, 2022

(in thousands)

	Ouster (Historical)	Velodyne (Historical)	Reclassifi- cation Adjustments		Transaction Accounting Adjustments		Pro Forma Combined
ASSETS
Current assets:
Cash and cash equivalents	$133,189	$51,487			$(10,050)	E	$163,462
					(10,000)	F
					(1,164)	H
Restricted cash, current	250	—					250
Short-term investments	—	168,570					168,570
Accounts receivable, net	10,783	6,129					16,912
Inventories, net	20,804	11,498					32,302
Prepaid expenses and other current assets	6,923	8,201					15,124

Total current assets	171,949	245,885	—		(21,214)		396,620
Property and equipment, net	8,594	11,684					20,278
Operating lease, right-of-use assets	13,652	16,727			92	B	30,471
Goodwill	51,151	1,189			6,584	B	74,076
					4,260	C
					842	D
					10,050	E
Intangible assets, net	19,286	402			30,398	B	50,086
Restricted cash, non-current	1,088	—					1,088
Contract assets	—	9,182					9,182.00
Other non-current assets	554	851					1,405

Total assets	$266,274	$285,920	$—		$31,012		$583,206

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$8,154	$5,001					$13,155
Accrued and other current liabilities	14,395	31,074	(68)	A			45,401
Operating lease liability, current	3,127	3,062					6,189
Contract liabilities, current	—	5,456	68	A	(3,800)	B	1,724

Total current liabilities	25,676	44,593	—		(3,800)		66,469
Operating lease liabilities, non-current	14,288	14,674			(917)	B	28,045
Warrant liabilities	276	—					276
Debt	19,181	—					19,181
Contract liabilities, non-current	—	9,841	249	A	(9,100)	B	990
Non-current tax liabilities	—	459	(459)	A			—
Other non-current liabilities	1,561	814	210	A			2,585

Total liabilities	60,982	70,381	—		(13,817)		117,546

Redeemable convertible preferred stock	—	—					—

Stockholders’ equity:
Preferred stock	—	—					—
Common stock	18	23			(23)	B	37
					19	B
Additional paid-in capital	605,195	877,935			(611,524)	B	880,194
					4,260	C
					842	D
					1,249	G
					2,237	H
Accumulated other comprehensive loss	(399,740)	(1,103)			1,103	B	(399,740)
Accumulated deficit	(181)	(661,316)			661,316	B	(14,831)
					(10,000)	F
					(1,249)	G
					(3,401)	H

Total stockholders’ equity	205,292	215,539	—		44,829		465,660

Total liabilities and stockholders’ equity	$266,274	$285,920	$—		$31,012		$583,206

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Year Ended December 31, 2021

(in thousands, except share and per share data)

	Ouster (Historical)	Velodyne (Historical)	Transaction Accounting Adjustments		Pro Forma Combined
Revenue
Product	$33,578	$48,002			$81,580
License and services	—	13,922			13,922

Total revenue	33,578	61,924	—		95,502

Cost of revenue
Product	24,492	67,313	4,012	AA	95,817
License and services	—	525			525

Total cost of revenue	24,492	67,838	4,012		96,342

Gross profit (loss)	9,086	(5,914)	(4,012)		(840)

Operating expenses
Research and development	34,579	77,863			112,442
General and administrative	51,959	70,307	10,000	BB	136,916
			1,249	CC
			3,401	DD
Sales and marketing	22,258	68,025			90,283

Total operating expenses	108,796	216,195	14,650		339,641

Loss from operations	(99,710)	(222,109)	(18,662)		(340,481)

Other income (expense)
Interest income	471	448			919
Interest expense	(504)	(80)			(584)
Other income (expense), net	2,968	10,150			13,118

Total other income (expense), net	2,935	10,518	—		13,453

Loss before income taxes	(96,775)	(211,591)	(18,662)		(327,028)

Provision for (benefit from) income taxes	(2,794)	645			(2,149)

Net loss	$(93,981)	$(212,236)	$(18,662)		$(324,879)

Net loss per share
Basic and diluted	$(0.70)	$(1.09)			$(0.99)
Weighted-average shares used in computing net loss per share
Basic and diluted	133,917,571	193,982,168			328,161,805

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Nine Months Ended September 30, 2022

(in thousands, except share and per share data)

	Ouster (Historical)	Velodyne (Historical)	Transaction Accounting Adjustments		Pro Forma Combined
Revenue
Product	$30,091	$21,456			$51,547
License and services	—	5,872			5,872

Total revenue	30,091	27,328	—		57,419

Cost of revenue
Product	21,002	53,896	2,965	EE	77,863
License and services	—	689			689

Total cost of revenue	21,002	54,585	2,965		78,552

Gross profit (loss)	9,089	(27,257)	(2,965)		(21,133)
Operating expenses
Research and development	49,011	56,972			105,983
General and administrative	40,306	35,330			75,636
Sales and marketing	23,194	16,223			39,417

Total operating expenses	112,511	108,525	—		221,036

Loss from operations	(103,422)	(135,782)	(2,965)		(242,169)

Other income (expense)
Interest income	1,231	1,253			2,484
Interest expense	(1,143)	(3)			(1,146)
Other income (expense), net	7,071	(104)			6,967

Total other income (expense), net	7,159	1,146	—		8,305

Loss before income taxes	(96,263)	(134,636)	(2,965)		(233,864)

Provision for income taxes	121	347			468

Net loss	$(96,384)	$(134,983)	$(2,965)		$(234,332)

Net loss per share
Basic and diluted	$(0.55)	$(0.66)			$(0.63)
Weighted-average shares used in computing net loss per share
Basic and diluted	175,795,093	203,504,556			370,039,327

Notes to the Unaudited Pro Forma Condensed Combined Financial Information

1. Description of the Transaction

Pursuant to the merger agreement, Merger Sub I will merge with and into Velodyne, with Velodyne as the surviving entity and continuing as a direct, wholly owned subsidiary of Ouster, in accordance with the applicable provisions of the Delaware General Corporate Law, as amended, referred to as the first merger, and, as soon as practicable after the first merger and as the second step in a single integrated transaction with the first merger, Velodyne will merge with and into Merger Sub II, with Merger Sub II as the surviving entity and continuing as a direct, wholly-owned subsidiary of Ouster, in accordance with the Delaware Limited Liability Company Act, as amended, referred to as the second merger. The first merger and second merger are referred to collectively herein as the “mergers.” The mergers are expected to be accounted for as a business combination in accordance with accounting standards codification 805 (“ASC 805”) with Ouster being identified as the accounting acquirer. Upon the consummation of the first merger, Velodyne’s equityholders will receive or have the right to receive shares of Ouster common stock at a deemed value of $1.14 per share based on the closing price of Ouster common stock shares on November 15, 2022 of $1.39, and after giving effect to the exchange ratio of 0.8204 based on the terms of the merger agreement. Accordingly, 193.9 million shares of Ouster common stock will be immediately issued and outstanding, based on Velodyne’s outstanding common stock balance as of November 4, 2022 and accelerated vesting of certain restricted stock units (“RSUs”), performance stock awards (“PSAs”) and restricted stock awards (“RSAs”) upon closing of the first merger as discussed below, [            ] shares will be reserved for the potential future issuance of Ouster common stock upon the exercise of Ouster Warrants and RSUs, based on the following transactions contemplated by the merger agreement:

•

the cancellation of each issued and outstanding share of Velodyne common stock and the conversion of each such issued and outstanding share of Velodyne common stock into the right to receive .8204 shares of Ouster common stock, referred to the exchange ratio;

•	the automatic vesting upon change of control of approximately 0.4 million Ouster restricted common stock units;

•	the automatic vesting due to change of control and expected termination of approximately 0.9 million Velodyne RSAs and PSA’s;

•	the automatic vesting upon change of control of a portion of a Velodyne warrant granted to a customer and exercisable into approximately 19.8 million Velodyne common stock shares;

•	the automatic vesting upon change of control of approximately 0.7 million Velodyne RSUs;

•

the cancellation of outstanding Velodyne warrants and the conversion of each Velodyne warrant into the right to receive an Ouster warrant to acquire a number of shares of Ouster common stock equal to the number of shares of Velodyne common stock subject to such Velodyne warrant and the exchange ratio with the corresponding adjustment to the exercise price of the warrants;

•

the conversion of [            ] outstanding unvested restricted shares of Velodyne common stock into shares of Ouster common stock at the exchange ratio, which shares will continue to be governed by the same terms and conditions (including vesting and repurchase terms) effective immediately prior to the effective time of the first merger.

Ouster determined preliminary acquisition consideration based on the fair value of Ouster’s common stock of $1.39 as of November 15, 2022, as follows:

	Number of Ouster’s common stock (in millions)	Preliminary acquisition consideration (in thousands)
Fair value of shares of Ouster common stock issued to Velodyne equityholders	190.9	$265,404
Fair value of Velodyne Restricted Stock units that would be accelerated by a change of control trigger	0.6	842
Fair value of Velodyne RSAs and PSAs vested on the date of the first merger for which compensation cost had been already recognized prior to the date of the first merger	0.7	989
Fair value of Velodyne vested warrants		4,297

Total consideration	192.26	$271,532

For purposes of this pro forma analysis, the preliminary acquisition consideration of $271.5 million has been allocated based on the estimated fair values of identifiable assets and liabilities acquired as of September 30, 2022 (in millions) as follows:

Fair value of total preliminary consideration transferred	$271,532

Preliminary amounts of identifiable assets and liabilities assumed
Cash and cash equivalents	41,437
Short-term investments	168,570
Accounts receivable	6,129
Inventories	11,498
Prepaid and other current assets	8,201
Intangible assets
Patents	27,100
Customer relationships	1,000
Developed technology	2,700
Property and equipment	11,684
Right-of-use assets under operating leases	16,819
Noncurrent contract assets	9,182
Other noncurrent assets	851
Accounts payable, accrued and other liabilities	(36,007)
Operating lease liability, current	(3,062)
Contract liabilities, current	(1,724)
Other long term liabilities	(1,024)
Operating lease liabilities	(13,757)
Noncurrent contract liabilities	(990)

Total identifiable net assets	248,607
Goodwill	22,925

$271,532

In October 2021, the FASB issued ASU 2021-08, Business Combinations (Topic 805): Accounting for Contract Assets and Contract Liabilities from Contracts with Customers, which amends ASC 805 to add contract assets and contract liabilities to the list of exceptions to the recognition and measurement principles that apply to business combinations and to require that an entity (acquirer) recognize and measure contract assets and contract liabilities acquired in a business combination in accordance with ASC 606, Revenue from Contracts with Customers (“ASC 606”). The amendments in this ASU are effective for fiscal years beginning after December 15, 2022, including interim periods within those fiscal years, and should be applied prospectively to business combinations occurring on or after the effective date of the amendments. Early adoption of the amendments is permitted, including adoption in an interim period. In the fourth quarter of 2022, Ouster adopted the amendments and recognized contract assets acquired and contract liabilities assumed in the mergers in accordance with ASC 606. Ouster has elected to apply the practical expedient under paragraph ASC 805-20-30-29 (b) of the adopted amendments and allocated the transaction price based on the standalone selling price of each performance obligation in the contract with a customer for all contracts acquired in the mergers.

2. Adjustments to Unaudited Pro Forma Condensed Combined Financial Information

The adjustments included in the unaudited pro forma condensed combined balance sheets as of September 30, 2022, are as follows:

(A)	Represents reclassification of certain balances to comply with Ouster’s manner of presentation.

(B)

Represents application of acquisition accounting for the mergers, including elimination of Velodyne historical equity balances, issuance of 191.7 million shares of Ouster common stock in exchange for Velodyne’s common stock and RSAs and PSAs vested on the date of the first merger for which compensation cost had been already recognized prior to the date of the first merger, recognition of Velodyne identifiable assets at fair values, adjustment to assumed contract liabilities relating to allocation of transaction price based on a standalone selling price of each performance obligation in the contract with a customer for all contracts acquired in the mergers, and recognition of goodwill.

(C)

Represents vesting of 50% of Velodyne common stock warrant issued to a customer as a result of the pre-existing change of control provision and replacement of such warrant by a warrant to purchase common stock of Ouster based on the exchange ratio.

(D)	Represents fair value of Velodyne RSUs automatically vested on November 15, 2022.

(E)

Represents payment of estimated costs of $10.1 million expected to be incurred by Velodyne in connection with the mergers, which is reflected as decrease in cash and cash equivalents and decrease in goodwill.

(F)

Represents payment of estimated transaction costs of $10.0 million expected to be incurred by Ouster in connection with the mergers, which is reflected as decrease in cash and cash equivalents and increase in accumulated deficit.

(G)	Represents stock-based compensation expense related to accelerated vesting of Ouster’s equity awards triggered by a change of control.

(H)

Represents cash severance payment to Velodyne chief executive officer and fair value of Velodyne RSAs and PSAs vested on November 15, 2022 for which no compensation cost had been recognized prior to the first merger.

Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations

The adjustments included in the unaudited pro forma condensed combined statement of operations for the year ended as of December 31, 2021, are as follows:

(AA)

Represents amortization expense related to the fair value of acquired Velodyne identifiable intangible assets, net of the amortization expense of $0.4 million already reflected in actual historical results. The $3.9 million of amortization expense related to the acquired patents is recognized as Cost of product revenue expense based on an estimated weighted average useful life of 7 years, the remaining $0.5 million amortization expense related to the acquired developed technology intangible asset is recognized as Cost of product revenue expense based on an estimated useful life of 5 years.

The amortization of acquired customer relationships is not material. The amortization of the intangible assets is based on a straight-line amortization method as this represents management’s best estimate of the pattern of utilization for the intangible assets.

(BB)	Represents estimated transaction costs of $10.0 million expected to be incurred by Ouster in connection with the mergers.

(CC)	Represents stock-based compensation expense related to accelerated vesting of Ouster’s equity awards triggered by a change of control.

(DD)

Represents cash severance payment to Velodyne chief executive officer and fair value of Velodyne RSAs and PSAs vested on November 15, 2022 for which no compensation cost had been recognized prior to the mergers.

The adjustments included in the unaudited pro forma condensed combined statement of operations for the nine months ended as of September 30, 2022, are as follows:

(EE)

Represents amortization expense related to the fair value of acquired Velodyne identifiable intangible assets, net of the amortization expense of $0.3 million already reflected in actual historical results. The $2.9 million of amortization expense related to the acquired patents intangible assets is recognized as Cost of product revenue expense based on an estimated weighted average useful life of 7 years, the remaining $0.4 million amortization expense related to the acquired developed technology intangible asset is recognized as Cost of product revenue expense based on an estimated useful life of 5 years. The amortization of the intangible assets is based on a straight-line amortization method as this represents management’s best estimate of the pattern of utilization for the intangible assets.

There are no reclassification adjustments reflected in the Unaudited Pro Forma Condensed Combined Statements of Operations for the year ended December 31, 2021 and for the nine months ended as of September 30, 2022.

3. Net Loss per Share

Represents the net loss per share calculated using the historical weighted average shares outstanding. As the first merger is being reflected as if it had occurred as of January 1, 2021, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes the shares issued in connection with the first merger have been outstanding for the entire periods presented.

	Year Ended December 31, 2021	Nine Months Ended September 30, 2022
Pro forma net loss	$(324,879)	$(234,332)
Basic and diluted weighted average shares outstanding	328,161,805	370,039,327
Pro forma net loss per share — Basic and Diluted(1)	$(0.99)	$(0.63)

Weighted average shares outstanding — basic and diluted
Former Ouster shareholders(2)	134,296,667	176,174,189
Shares issued in the mergers(2)	193,865,138	193,865,138

	328,161,805	370,039,327

(1)	Outstanding options, restricted stock awards, unvested restricted stock units and warrants are anti-dilutive and are not included in the calculation of diluted net loss per share.
(2)	Includes impact of acceleration of vesting of equity awards upon change of control or change of control and employment termination.

INTERESTS OF OUSTER’S DIRECTORS AND EXECUTIVE OFFICERS IN THE MERGERS

In considering the recommendations of the Ouster board of directors, Ouster stockholders should be aware that Ouster’s directors and executive officers may have interests in the mergers, including financial interests, whichmay be different from, or in addition to, the interests of the other Ouster stockholders generally. These interests are described in more detail below and, with respect to Ouster named executive officers, are quantified under “—Quantification of Payments and Benefits to Ouster Named Executive Officers,” of this joint proxy statement/prospectus. The Ouster board of directors was aware of and considered these interests, among other matters, in reaching its determination that the mergers are fair to and in the best interests of Ouster and its stockholders, approving and declaring advisable thereby, including the mergers, and recommending that Ouster stockholders approve the Ouster merger agreement proposal. See “The Mergers—Background of the Mergers” and “The Mergers—Recommendation of the Ouster Board of Directors; Ouster’s Reasons for the Mergers”.

Executive Officers

For purposes of this disclosure, Ouster’s “named executive officers” are:

•	Angus Pacala, Chief Executive Officer

•	Anna Brunelle, Chief Financial Officer

•	Darien Spencer, Vice President of Global Operations

•	Nathan Dickerman, President of Field Operations

•	Adam Dolinko, General Counsel

Mark Frichtl, Chief Technology Officer, also serves as an Ouster executive officer. None of Ouster’s former officers or directors are receiving any compensation in connection with the mergers.

Ouster Change in Control

As set forth in the merger agreement, the transaction will be treated as a change in control for purposes of Ouster’s compensation plans and arrangements, including its equity awards and severance agreements described below.

Treatment of Ouster Equity Awards

Under the merger agreement, in the event any executive officer of Ouster experiences an involuntary termination, as defined in Velodyne’s form of severance and change in control agreement, within the period commencing three months prior to the effective time and ending on the first anniversary of the effective time, then subject to the timely delivery and non-revocation of a release of claims, the vesting of the options and restricted stock units held by the executive officer will be fully accelerated. In addition, the plans and agreements pursuant to which Ouster has granted options and restricted stock units provide that in the event an executive officer’s employment is terminated by Ouster without cause or by the executive officer for good reason, in each case, within twelve months following the effective time, then the vesting of the options, restricted stock units and restricted stock will be fully accelerated.

The table below summarizes the number of Ouster options, Ouster RSUs and shares of Ouster Restricted Stock held by Ouster executive officers as of November 15, 2022, and the estimated aggregate value of such Ouster option, RSU awards and Restricted Stock Awards, calculated based on the average closing market price of Ouster common stock over the five business day period commencing on November 7, 2022, or $1.10.

Name	Number of Ouster Stock Options (#)	Estimated Value of Ouster Stock Options ($)	Number of Ouster Restricted Stock Units (#)	Estimated Value of Ouster Restricted Stock Units ($)	Number of Ouster Restricted Stock Awards (#)	Estimated Value of Ouster Restricted Stock Awards ($)
Executive Officers
Angus Pacala	4,178,112	1,852,337	—	—	—	—
Mark Frichtl	3,032,500	1,344,438
Anna Brunelle	—	—	943,276	1,037,604	—	—
Darien Spencer	20,297	17,997	452,973	498,270	32,345	29,600
Nathan Dickerman	390,170	—	920,986	1,013,085	—	—
Adam Dolinko	—	—	776,760	843,436	—	—

Non-Employee Directors
Jorge del Calvo(1)	—	—	62,233	68,456	—	—
Emmanuel Hernandez	—	—	62,233	68,456	—	—
Susan Heystee	—	—	62,233	68,456	—	—
Sundari Mitra	—	—	62,233	68,456	—	—
Karin Radstrom	—	—	76,124	83,736	—	—
Remy Trafelet	—	—	50,885	55,974	—	—

(1)	Mr. del Calvo served as a non-employee Director until November 21, 2022.

Indemnification; Directors’ and Officers’ Insurance

Ouster will continue to provide indemnification and insurance coverage to the directors and executive officers of Ouster following the effective time of the mergers.

Ouster Change in Control Arrangements with Executive Officers

If the employment of the executive is terminated without “Cause” or the executive resigns for “Good Reason” at any time within three months prior to or twelve month following a change of control (the “Change in Control Period”), and subject to the executive’s execution of a release of claims in favor of Ouster, the executive will be eligible for:

(i) continued base salary for 12 months following such involuntary termination;

(ii) a lump sum cash payment equal to the executive’s annual target bonus;

(iii) the portion of monthly premiums under COBRA as Ouster pays for active employees and eligible dependents, if the executive elects continuation coverage under COBRA and;

(iv) 100% accelerated vesting of all time-based equity awards.

Continuing Service as Directors on the Ouster Board of Directors

After the mergers, the combined company board of directors is expected to be comprised of eight members, including Angus Pacala and three other members of the Ouster board of directors as of immediately prior to the effective time, and Ted Tewksbury and three other members of the Velodyne board of directors as of immediately prior to the effective time. Dr. Tewksbury is expected to serve as executive chair of the combined company board of directors following the mergers.

On November 20, 2022, Jorge del Calvo, a member of the Ouster board of directors, informed Ouster that effective November 21, 2022, he would be stepping down from the Ouster board of directors for personal reasons and not due to any dissatisfaction or disagreement with Ouster or the Ouster board of directors.

Continuing Employment with Ouster

Angus Pacala, the current chief executive officer of Ouster, is expected to continue to serve as chief executive officer of Ouster after the mergers. The remaining executive officers will be determined by the Ouster board of directors and announced prior to or in connection with the effective time.

Quantification of Payments and Benefits to Ouster Named Executive Officers

The following information, table and the related footnotes present information about the compensation payable to Ouster named executive officers in connection with the mergers.

Golden Parachute Compensation

The narrative and tables that follow are estimates based on multiple assumptions that may or may not actually occur. They describe potential payments and benefits to the named executive officers under their existing agreements, including payments and benefits that would be due to them in connection with the occurrence of a change of control, assuming the closing date occurred on November 15, 2022 and that each named executive officer experienced a qualifying termination of employment on such closing date. The amount equity award values are calculated based on the average closing market price of Ouster common stock over the five business-day period commencing on November 7, 2022, or $1.10. The actual amounts, if any, to be received by a named executive officer may differ from the amounts set forth below.

Name	Cash Severance ($)(1)	Health Benefits ($)(2)	Unvested Options/ Restricted Stock/ Restricted Stock Units ($)(3)	Total ($)(4)
Angus Pacala	180,000	24,000	1,852,337	1,895,264
Anna Brunelle	425,750	24,000	1,037,604	1,399,323
Darien Spencer	422,500	24,000	545,867	933,497
Nathan Dickerman	650,000	—	1,013,085	1,593,461
Adam Dolinko	422,500	—	843,436	1,108,055

(1)   Cash. Represents the cash severance payment (based on continuation then-current base salary and 100% of their annual target bonus) that the executives are eligible to receive, payable in connection with a qualifying termination of employment following a change of control (including the mergers), and accordingly these amounts are also “double trigger” payments.

(2)   Health Benefits. Represents twelve months’ continuation of the monthly COBRA premium Ouster pays for its active employees and their eligible dependents that the executives are eligible to receive pursuant to the terms of their change of control agreements, which becomes payable upon a qualifying termination of employment following a change in control (including the mergers), and accordingly these amounts are “double trigger” payments.

(3)   Equity. Represents the value of accelerated vesting of outstanding unvested Ouster stock options, RSUs and restricted stock awards (based on the assumptions described above). The values in the table below and in the equity column of the table above reflect the accelerated vesting of the executives’ outstanding equity and the following assumptions:

•  The named executive officer’s employment is terminated by Ouster without cause or by the officer for good reason, as applicable, such that the named executive officer’s outstanding and unvested assumed Ouster equity awards will vest in full and be exercisable in full, which is a double-trigger benefit; and

•  The values for the equity awards are calculated based on a price per share value of $1.10, which was the average closing market price of Ouster common stock over the five business-day period commencing on November 7, 2022.

Name	Value of Stock Options ($)	Value of RSUs ($)	Value of Restricted Stock ($)	Total ($)
Angus Pacala	1,852,337	—	—	1,852,337
Anna Brunelle	—	1,037,604	—	1,037,604
Darien Spencer	17,997	498,270	29,600	545,867
Nathan Dickerman	—	1,013,085	—	1,013,085
Adam Dolinko	—	843,436	—	843,436

(4)

Total. This amount includes the aggregate dollar value of the sum of all amounts reported in the preceding columns. In the event any payment or benefit received by a named executive officer in connection with the mergers would be subject to excise taxes imposed under Section 4999 of the Code, the amount of such payments or benefits provided would be reduced, but only to the extent such reduction results in a greater after-tax benefit to the named executive officer.

INTERESTS OF VELODYNE’S DIRECTORS AND EXECUTIVE OFFICERS IN THE MERGERS

In considering the recommendations of the Velodyne board of directors, Velodyne stockholders should be aware that Velodyne directors and executive officers may have interests in the mergers, including financial interests, which may be different from, or in addition to, the interests of Velodyne stockholders generally. These interests are described in more detail below and, with respect to Velodyne named executive officers, are quantified under “—Quantification of Payments and Benefits to Velodyne Named Executive Officers,” of this joint proxy statement/prospectus. The Velodyne board of directors was aware of and considered these interests, among other matters, in reaching its determination that the mergers are fair to and in the best interests of Velodyne and its stockholders, approving and declaring advisable the merger agreement and the transactions contemplated thereby, including the mergers, and recommending that Velodyne stockholders approve the Velodyne merger agreement proposal. See “The Mergers—Background of the Mergers” and “The Mergers—Recommendation of the Velodyne Board of Directors; Velodyne’s Reasons for the Mergers.”

Executive Officers

For purposes of this disclosure, Velodyne’s current “named executive officers” are:

•	Theodore L. Tewksbury, PhD, Chief Executive Officer

•	Mark Weinswig, Chief Financial Officer

•	Kathryn McBeath, Chief People Officer

Velodyne’s current executive officers include the named executive officers identified above as well as Mathew Rekow, Anurag Gupta, Daniel Horwood, and Laura Wrisley and current non-employee directors include Virginia Boulet, Michael Dee, Andy Mattes, Ernest Maddock, Kristin Slanina and Hamid Zarringhalam.

Certain other individuals who served since the beginning of Velodyne’s last fiscal year would be considered named executive officers, executive officers or non-employee directors for purposes of this disclosure, but as former employees or directors of Velodyne, they are not entitled to the payments and benefits described below for the named executive officers, executive officers and non-employee directors in connection with the mergers. None of the former named executive officers, executive officers or directors are receiving any compensation in connection with the mergers. Accordingly, such former named executive officers, executive officers and non-employee directors are not included in this disclosure.

Service as Directors on the Ouster Board of Directors

After the mergers, the combined company’s board of directors is expected to be comprised of eight members, including Dr. Tewksbury and three other members of the Velodyne board of directors as of immediately prior to the effective time and Angus Pacala and three other members of the Ouster board of directors as of immediately prior to the effective time. Dr. Tewksbury is expected to serve as Executive Chairman of the combined company board of directors following the mergers.

Velodyne Change in Control

As set forth in the merger agreement, the transaction will be treated as a change in control for purposes of Velodyne’s compensation plans and arrangements, including its equity awards and severance agreements described below.

Treatment of Velodyne Equity Awards

Stock Options

None of Velodyne’s executive officers or directors hold any vested or unvested stock options.

Velodyne RSUs and Restricted Stock Awards

All Velodyne RSU awards held by continuing service providers will be converted into an Ouster RSU award with the same terms and conditions as applied to the Velodyne RSU award immediately prior to the effective time; however, the Ouster RSU awards will cover a number of shares of Ouster common stock equal to the product of the number of shares of Velodyne common stock subject to the Velodyne RSU award and the Exchange Ratio. Each Velodyne RSU award that is not held by a continuing service provider will terminate immediately prior to the effective time for no consideration.

Each share of Ouster Restricted Stock issued upon conversion of a share of Velodyne Restricted Stock will be subject to the same substantial risk of forfeiture and will have the same terms and conditions, including vesting, as applied to the Velodyne Restricted Stock immediately prior to the effective time, except that any performance goals applicable to Velodyne Restricted Stock will be deemed achieved at the greater of target and actual performance and, as of the effective time, the Ouster Restricted Stock issued on conversion of Velodyne Restricted Stock that was originally scheduled to vest based on performance goals will be subject solely to the service-based vesting schedule otherwise applicable to the Velodyne Restricted Stock.

All shares of Velodyne Restricted Stock and all Velodyne RSU awards held by non-employee members of the Velodyne board will vest in full and become free of any restrictions, including any risk of forfeiture, as of the effective time and will be treated as shares of Velodyne common stock under the merger agreement.

The table below summarizes the number of Velodyne RSUs and shares of Velodyne Restricted Stock held by Velodyne executive officers and directors as of November 15, 2022, and the estimated aggregate value of such Velodyne RSU awards and Restricted Stock Awards, with such numbers and amounts calculated based on target-level performance with respect to Velodyne Restricted Stock awards subject to performance-based vesting criteria and calculated based on the average closing market price of Velodyne common stock over the five business day period commencing on November 7, 2022, or $0.90.

Name	Number of Velodyne Restricted Stock Units (#)	Estimated Value of Velodyne Restricted Stock Units ($)	Number of Velodyne Restricted Stock Awards (#)	Estimated Value of Velodyne Restricted Stock Awards ($)
Named Executive Officers
Theodore L. Tewksbury, PhD	—	—	1,467,504	1,320,754
Mark Weinswig	—	—	935,124	841,612
Kathryn McBeath	53,342	48,008	247,990	223,191
Other Executive Officers
Mathew Rekow	100,286	90,257	579,974	521,977
Anurag Gupta	—	—	747,678	672,910
Daniel Horwood	27,425	24,683	359,984	323,986
Laura Wrisley	16,995	15,296	279,988	251,989
Non-Employee Directors
Virginia Boulet	15,652	14,087	111,028	99,925
Michael Dee	—	—	111,028	99,925
Andy Mattes	—	—	111,028	99,925
Ernest Maddock	31,098	27,998	111,028	99,925
Kristin Slanina	11,039	9,935	111,028	99,925
Hamid Zarringhalam	6,258	5,632	111,028	99,925

Treatment of Velodyne’s ESPP

The Velodyne 2020 Employee Stock Purchase Plan (the “Velodyne ESPP”) will operate in accordance with its terms and past practice until the payroll date occurring prior to the Closing, at which time (a) any offering period under the Velodyne ESPP in effect as of payroll date occurring prior to the Closing will be shortened by setting a new “Purchase Date” (within the meaning of the Velodyne ESPP) in respect of such offering period that is no later than such payroll date (after crediting contributions for such payroll date) (which is referred to as the “offering period end date”), and on the offering period end date, cause each outstanding purchase right under the Velodyne ESPP to be exercised on that date; and (b) as of the offering period end date, the Velodyne ESPP will be suspended, and no offering periods or purchase periods will be thereafter commenced and no payroll deductions or other contributions will be thereafter made or effected with respect to the Velodyne ESPP.

Indemnification; Directors’ and Officers’ Insurance

The merger agreement provides that, Ouster will, and will cause the surviving company to, from and after the effective time, indemnify, defend and hold harmless (including advancing expenses as incurred) all present and former directors and officers of Velodyne against any costs, expenses (including reasonable attorneys’ fees), judgments, settlements, fines, losses, claims, damages, or liabilities incurred in connection with any legal proceeding arising out of or pertaining to matters existing or occurring at or prior to the effective time, including in connection with the merger agreement and the transactions contemplated thereby. All rights to exculpation, indemnification or advancement of expenses for acts or omissions occurring prior to the effective time, now existing in favor of the indemnified parties as provided in their respective certificate of incorporation or bylaws (or other organizational documents) will survive the mergers and the other transactions contemplated by the merger agreement and will continue in full force and effect.

For six years from and after the effective time, Ouster will maintain in effect the exculpation, indemnification and advancement of expenses provisions in the Velodyne organizational documents that are in existence on the date of the merger agreement, and no such provision will be amended, modified or repealed in any manner that would adversely affect the rights or protections thereunder of any such indemnified party who immediately before the effective time were current or former directors or officers of Velodyne.

Ouster will maintain, for a period of six years from and after the effective time, (i) for the benefit of the Velodyne indemnified parties, directors’ and officers’ indemnification policies that provide coverage for events occurring prior to the closing that are no less favorable than Velodyne’s existing policies, as applicable, or, if substantially equivalent insurance coverage is unavailable, the best available coverage, which is referred to as the D&O Insurance, except that Ouster will not be required to pay an annual premium for the D&O Insurance in excess of 350% of the last annual premium paid prior to the date of the merger agreement.

In the event Ouster or the surviving company or any of their respective successors or assigns (i) consolidates with or merges into any other person and will not be the continuing or surviving company or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then proper provisions will be made so that the successors and assigns of Ouster, the surviving company or any of their respective successors or assigns will assume the obligations of such party set forth above. The foregoing rights and obligations will not be terminated, amended or modified in any manner that is adverse to any indemnified party without the prior written consent of such indemnified party. The foregoing provisions are intended to be for the benefit of, and shall be enforceable by, each indemnified party, his or her heirs and his or her representatives and in addition to, and not in substitution for, any other rights that any such individual may have under Velodyne’s organizational documents in effect as of the date of the merger agreement or in any contract of Velodyne’s in effect as of the date of the merger agreement.

Velodyne Change in Control Arrangements with Executive Officers

Velodyne entered into and maintains severance and change in control agreements with each of its current executive officers, which provide certain benefits if the executive’s employment is terminated in connection with a change in control of Velodyne. Under the change of control agreements, if the employment of the executive is terminated without “Cause” or the executive resigns for “Good Reason” at any time within three months prior to or twelve month following a change of control (the “Change in Control Period”), and subject to the executive’s execution of a release of claims in favor of Velodyne, the executive will be eligible for:

(i) continued base salary for the amount of time set forth in the executive’s change in control agreement, paid in accordance with the employer’s standard payroll procedures(1)(2);

(ii) a lump sum cash payment equal to the executive’s annual target bonus;

(iii) the portion of monthly premiums under COBRA as Velodyne pays for active employees and eligible dependents, if the executive elects continuation coverage under COBRA;

(iv) 100% accelerated vesting of all time-based equity awards; and

(v) 100% accelerated vesting of performance-based RSUs at the greater of target or actual level of achievement of performance goals.

(1) Dr. Tewksbury, Mr. Weinswig, Mr. Rekow, Mr. Horwood and Mr. Gupta are eligible for 12 months of base salary continuation.

(2) Ms. Wrisley is eligible for 6 months of base salary continuation.

280G Mitigation Actions

The severance and change in control agreements with each of Velodyne’s current executive officers provide for a “best net” approach, such that if the payment of any amounts to the executive would subject the executive to the excise tax provisions of Section 280G of the Code, the payments would be reduced to an amount below the threshold at which such penalty tax provisions apply if such a reduction (and the avoidance of such penalty taxes) would be more favorable to the executive on an after-tax basis. While Velodyne may be permitted to take certain actions to reduce the amount of any potential “excess parachute payments” for “disqualified individuals” (each as defined in Section 280G of the Code), no specific actions have yet been approved by the Velodyne compensation committee to mitigate the anticipated impact of Section 280G of the Code on Velodyne and any disqualified individuals. Executives are not entitled to receive gross-ups or tax reimbursements from Velodyne with respect to any potential excise taxes.

Other Arrangements with Ouster

Except as otherwise set forth herein, as of the date of this proxy statement, none of our executive officers has entered into any agreement with Ouster regarding employment with, or compensation to be received from, Ouster on a going-forward basis following the closing of the mergers and there have been no discussions of any such arrangements between Ouster and any of our executive officers.

Quantification of Payments and Benefits to Velodyne Named Executive Officers

The following information, table and the related footnotes present information about the compensation payable to Velodyne named executive officers in connection with the mergers.

Golden Parachute Compensation

The narrative and tables that follow are estimates based on multiple assumptions that may or may not actually occur. They describe potential payments and benefits to the named executive officers under their existing agreements, including payments and benefits that would be due to them in connection with the occurrence of a change of control, assuming the closing date occurred on November 15, 2022 and that each named executive officer experienced a qualifying termination of employment on such closing date. The amount equity award values are calculated based on the average closing market price of Velodyne common stock over the five business-day period commencing on November 7, 2022, or $0.90. The actual amounts, if any, to be received by a named executive officer may differ from the amounts set forth below.

Name	Cash Severance ($)(1)	Health Benefits ($)(2)	Unvested Restricted Stock/Restricted Stock Units ($)(3)	Total ($)(4)
Theodore L. Tewksbury, PhD	1,140,000	24,000	2,498,881	3,662,881
Mark Weinswig	629,000	24,000	1,430,740	2,083,740
Kathryn McBeath	520,000	24,000	433,519	977,519
Andrew Hamer(5)	—	—	—	—
Jim Barnhart(5)	—	—	—	—
Sinclair Vass(5)	—	—	—	—

(1)

Cash. Represents the cash severance payment (based on continuation then-current base salary and 100% of their annual target bonus) that the executives are eligible to receive pursuant to the terms of their change of control agreements, payable in connection with a qualifying termination of employment following a change of control (including the mergers), and accordingly these amounts are also “double trigger” payments.

(2)

Health Benefits. Represents twelve months’ continuation of the monthly COBRA premium Velodyne pays for its active employees and their eligible dependents that the executives are eligible to receive pursuant to the terms of their change of control agreements, which becomes payable upon a qualifying termination of employment following a change in control (including the mergers), and accordingly these amounts are “double trigger” payments.

(3)

Equity. Represents the value of accelerated vesting of outstanding unvested Velodyne RSUs and restricted stock awards (based on the assumptions described above). As of December 31, 2021, there were no outstanding options held by any NEOs. As described under “Interests of Velodyne’s Directors and Executive Officers in the Mergers,” these equity awards will be assumed by Ouster and converted into Ouster awards. The values in the table below and in the equity column of the table above reflect the accelerated vesting terms of the executives’ change of control agreements and the following assumptions:

•

The named executive officer’s employment is terminated by Velodyne without cause or by the officer for good reason, as applicable, such that the named executive officer’s outstanding and unvested assumed Velodyne equity awards will vest in full and be exercisable in full, which is a double-trigger benefit; and

•

The values for the equity awards are calculated based on a price per share value of $0.90, which was the average closing market price of Velodyne common stock over the five business-day period commencing on November 7, 2022.

•	The values for Velodyne Restricted Stock that are subject to performance measures reflect amounts determined based on maximum level performance.

Name	Value of RSUs ($)	Value of Restricted Stock ($)	Total ($)
Theodore L. Tewksbury, PhD	—	2,498,881	2,498,881
Mark Weinswig	—	1,430,740	1,430,740
Kathryn McBeath	48,008	385,511	433,519

(4)

Total. This amount includes the aggregate dollar value of the sum of all amounts reported in the preceding columns. In the event any payment or benefit received by a named executive officer in connection with the mergers would be subject to excise taxes imposed under Section 4999 of the Code, the amount of such payments or benefits provided would be reduced, but only to the extent such reduction results in a greater after-tax benefit to the named executive officer.

(5)

Andrew Hamer, former Chief Financial Officer, Jim Barnhart, former Chief Operating Officer, and Sinclair Vass, former Chief Product Officer, are considered named executive officers for purposes of this disclosure, but as former employees of Velodyne, they are not entitled to receive any payments or benefits in connection with the mergers, including such payments and benefits disclosed or required to be disclosed under this section, “Quantification of Payments and Benefits to Velodyne Named Executive Officers.”

U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGERS

The following discussion is a summary of the U.S. federal income tax consequences of the mergers to U.S. holders (as defined below) of Velodyne common stock that exchange their Velodyne common stock for Ouster common stock in the first merger. This discussion is based on the Code, U.S. Treasury regulations promulgated thereunder, judicial decisions and published rulings and administrative pronouncements of the IRS, in each case in effect as of the date hereof. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could affect the accuracy of the statements and conclusions set forth in this discussion and could adversely affect a U.S. holder. This discussion assumes that the mergers will be consummated in accordance with the merger agreement and as further described in this joint proxy statement/prospectus. This discussion is not a complete description of all of the tax consequences of the mergers and, in particular, does not address any tax consequences arising under the Medicare contribution tax on net investment income, the special tax accounting rules under Section 451(b) of the Code, the consequences that may arise under the Foreign Account Tax Compliance Act (including the U.S. Treasury regulations proposed or promulgated thereunder and any intergovernmental agreements entered into pursuant thereto or in connection therewith) or the alternative minimum tax, nor does it address any tax consequences arising under the laws of any state, local or non-U.S. jurisdiction, or under any U.S. federal laws other than those pertaining to the income tax (such as estate, gift or other non-income tax consequences).

This discussion applies only to U.S. holders of Velodyne common stock who hold such shares as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). Further, this discussion does not purport to address all aspects of U.S. federal income taxation that may be relevant to U.S. holders of Velodyne common stock in light of their particular circumstances and does not apply to U.S. holders of Velodyne common stock subject to special treatment under the U.S. federal income tax laws including, without limitation:

•	banks or other financial institutions;

•	partnerships, S corporations and other pass-through entities (and investors in partnerships, S corporations and other pass-through entities);

•	insurance companies;

•	tax-exempt organizations or governmental organizations;

•	dealers or brokers in securities or currencies;

•	traders in securities that elect to use a mark-to-market method of accounting;

•	persons that immediately before the mergers actually or constructively owned at least five percent of Velodyne common stock (by vote or value);

•	regulated investment companies;

•	real estate investment trusts;

•	tax-qualified retirement plans;

•	persons that hold Velodyne common stock as part of a straddle, hedge, constructive sale or conversion transaction;

•	individuals who are U.S. expatriates and former citizens or long-term residents of the United States;

•	holders who acquired their shares of Velodyne common stock through the exercise of an employee stock option, in connection with a restricted stock unit or otherwise as compensation; and

•	persons that have a “functional currency” other than the U.S. dollar.

The following discussion does not address the tax consequences of any transactions effectuated before, after or at the same time as the mergers, whether or not they are in connection with the mergers, including, without limitation, the tax consequences to holders of options, warrants or similar rights to purchase shares of Velodyne common stock. In addition, the following discussion assumes that the Ouster reverse stock split proposal is unrelated to, and not conditioned on, the consummation of the mergers.

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of Velodyne common stock that is, for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•	a corporation, or entity treated as a corporation for U.S. federal income tax purposes, organized under the laws of the United States, any state thereof or the District of Columbia;

•

a trust that (i) is subject to the primary supervision of a U.S. court and the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code) or (ii) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a United States person for U.S. federal income tax purposes; or

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds Velodyne common stock, the tax treatment of a partner in such partnership generally will depend on the status of the partner and the activities of the partnership. Any entity treated as a partnership for U.S. federal income tax purposes that holds Velodyne common stock and any partners in such partnership should consult their tax advisors regarding the tax consequences of the mergers to them.

THE FOLLOWING DISCUSSION DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OR DISCUSSION OF ALL OF THE POTENTIAL TAX CONSEQUENCES OF THE MERGERS. ALL HOLDERS OF VELODYNE COMMON STOCK SHOULD CONSULT THEIR TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE MERGERS, INCLUDING THE APPLICABILITY AND EFFECT OF ANY U.S. FEDERAL, STATE, LOCAL, NON-U.S. INCOME AND OTHER TAX LAWS.

U.S. Federal Income Tax Consequences of the Mergers to U.S. Holders of Velodyne Common Stock

For U.S. federal income tax purposes, the mergers, taken together, are intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. It is a condition to the completion of the mergers that each of Ouster and Velodyne receive an opinion from its counsel to the effect that the mergers, taken together, will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Except where specifically discussed below, the discussion below assumes that the mergers will qualify for such tax treatment.

Each such opinion will be based on customary assumptions and representations from Ouster and Velodyne, as well as certain warranties, covenants and undertakings by Ouster, Merger Sub I, Merger Sub II and Velodyne. If any such representations and assumptions or any other facts, representations, assumptions and exclusions set forth in such opinions is incorrect, incomplete or inaccurate, or is violated, the validity of the opinions described above may be affected and the tax consequences of the mergers could differ from those described in this joint proxy statement/prospectus.

An opinion of counsel represents counsel’s best legal judgment but is not binding on the IRS or any court, and there can be no certainty that the IRS will not challenge the conclusions reflected in the opinions or that a court would not sustain such a challenge. Neither Ouster nor Velodyne intends to obtain a ruling from the IRS with respect to the tax consequences of the mergers. If the IRS were to successfully challenge the “reorganization” status of the mergers, the tax consequences would differ materially from those described in this joint proxy statement/prospectus as discussed below under “—Tax Consequences if the Mergers Fail to Qualify as a “Reorganization”.”

Tax Consequences if the Mergers Qualify as a “Reorganization”

Assuming that the mergers, taken together, qualify as a “reorganization” within the meaning of Section 368(a) of the Code, generally, a U.S. holder of Velodyne common stock that exchanges its Velodyne common stock for Ouster common stock in the first merger:

•

will not recognize any gain or loss upon the exchange of Velodyne common stock for Ouster common stock in the first merger, except with respect to cash received in lieu of fractional shares of Ouster common stock (as discussed below);

•

will have a tax basis in the Ouster common stock received in the first merger (including fractional shares of Ouster common stock deemed received and exchanged for cash, as discussed below) equal to the tax basis of the Velodyne common stock surrendered in exchange therefor; and

•

will have a holding period for the Ouster common stock received in the first merger (including fractional shares of Ouster common stock deemed received and exchanged for cash, as discussed below) that includes its holding period for its Velodyne common stock surrendered in exchange therefor.

The Ouster common stock received in the first merger (including fractional shares of Ouster common stock deemed received and sold for cash, as discussed below) by a U.S. holder that acquired different blocks of Velodyne common stock at different times or at different prices will be allocated pro rata to each block of Velodyne common stock of such U.S. holder, and the basis and holding period of such shares of Ouster common stock will be determined using a block for block approach and will depend on the basis and holding period of each block of Velodyne common stock exchanged for such Ouster common stock.

Tax Consequences if the Mergers Fail to Qualify as a “Reorganization”

If the mergers do not qualify as a “reorganization” within the meaning of Section 368(a) of the Code, a U.S. holder of Velodyne common stock generally would recognize gain or loss for U.S. federal income tax purposes on each share of Velodyne common stock surrendered in the first merger in an amount equal to the difference between the fair market value, at the time of the first merger, of the Ouster common stock received in the first merger (including any cash received in lieu of a fractional shares of Ouster common stock) and such holder’s tax basis in the Velodyne common stock surrendered in the first merger. Gain or loss must be calculated separately for each block of Velodyne common stock exchanged by such U.S. holder if such blocks were acquired at different times or for different prices. Any gain or loss recognized generally would be capital gain or loss, and generally would be long-term capital gain or loss if the U.S. holder’s holding period in a particular block of Velodyne common stock is more than one year at the effective time of the first merger. Long-term capital gain of certain non-corporate taxpayers, including individuals, generally is taxed at reduced U.S. federal income tax rates. The deductibility of capital losses is subject to limitations. A U.S. holder’s tax basis in shares of Ouster common stock received in the first merger would be equal to the fair market value thereof as of the effective time of the first merger, and such U.S. holder’s holding period in such shares would begin on the day following the first merger.

Cash in Lieu of Fractional Shares

A U.S. holder that receives cash in lieu of a fractional share of Ouster common stock in the first merger will generally be treated as having received the fractional share pursuant to the mergers and then as having sold such fractional share for cash, and will generally recognize capital gain or loss measured by the difference between the cash received for such fractional share of Ouster common stock and the U.S. holder’s tax basis in such fractional share. Such capital gain or loss will generally be long term capital gain or loss if the holding period for such fractional share of Ouster common stock is more than one year. Long term capital gain of certain non-corporate taxpayers, including individuals, is generally taxed at preferential rates. The deductibility of capital losses is subject to limitations.

COMPARISON OF STOCKHOLDERS’ RIGHTS

If the mergers are completed, Velodyne stockholders will receive Ouster common stock. Subject to the approval by Ouster stockholders of the Ouster reverse stock split proposal, the charter of Ouster may be amended at the election of Ouster’s board of directors, separate from and independent of the closing of the mergers. Approval of the Ouster reverse stock split proposal is not conditioned upon approval of the Ouster share issuance proposal or on completion of the mergers. The proposed amendment to the Ouster charter, which is attached to this joint proxy statement/prospectus as Annex B, together with the Ouster charter, is referred to as the combined company charter. At the effective time of the mergers, the bylaws of Ouster, which are attached to this joint proxy statement/prospectus as Annex C, will become the combined company bylaws.

Ouster and Velodyne are both Delaware corporations subject to the DGCL. If the mergers are completed, the rights of Ouster stockholders and Velodyne stockholders who become Ouster stockholders through the exchange of shares will continue to be governed by the DGCL, but will also be governed by the combined company charter and the combined company bylaws.

The following description summarizes certain material differences between the current rights of Velodyne stockholders, the current rights of Ouster stockholders, and the rights of Ouster stockholders immediately following the completion of the mergers and the other transactions contemplated by the merger agreement (i.e., stockholders of the combined company). The current rights of Ouster stockholders are the same as the rights immediately following the completion of the mergers unless otherwise indicated in the following description. This does not purport to be a complete statement of all those differences, or a complete description of the specific provisions referred to in this summary and is qualified in its entirety by reference to the complete text of the applicable provision or statute. The identification of specific differences is not intended to indicate that other equally significant or more significant differences do not exist. Stockholders should read carefully the relevant provisions of the DGCL, the Ouster charter, together with the proposed amendment to the Ouster charter, which is referred to as the combined company charter, the Ouster bylaws, which are referred to as the combined company bylaws, the Velodyne restated certificate of incorporation, which is referred to as the Velodyne charter, and the Velodyne bylaws. Copies of the documents referred to in this summary may be obtained as described under the section entitled “Where You Can Find More Information” of this joint proxy statement/prospectus.

Velodyne	Combined Company
Authorized Capital Stock

Velodyne’s authorized capital stock consists of 2,250,000,000 shares of common stock, par value $0.0001 per share, and 25,000,000 shares of preferred stock, par value $0.0001 per share.

As of the close of business on the Velodyne record date, Velodyne had [                ] shares of common stock and no shares of preferred stock issued and outstanding.

The combined company will be authorized to issue 1,000,000,000 shares of common stock, par value $0.0001 per share, and 100,000,000 shares of preferred stock, par value $0.0001 per share. To the extent the Ouster reverse stock split proposal is approved and the combined company board elects to effect the reverse stock split, there will also be a corresponding reduction in the authorized shares of common stock by the selected reverse stock split ratio.

As of the close of business on the Ouster record date, Ouster had [                ] shares of common stock and no shares of preferred stock issued and outstanding.

Ouster currently expects to issue up to [                ] shares of common stock to Velodyne stockholders, assuming a maximum of [                 ] shares of Velodyne common stock will be exchanged and applying the exchange ratio provided for in the merger agreement.

Velodyne	Combined Company
Rights of Preferred Stock

The Velodyne board of directors is authorized, without further action by Velodyne stockholders, to issue shares of preferred stock in one or more series, to determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of preferred stock, and to fix the number of shares of any series of preferred stock, the designation of any such series of preferred stock and, among other things, the voting rights of any series of preferred stock. The board of directors is further authorized, within the limits and restrictions stated in any resolution or resolutions of the board of directors originally fixing the number of shares constituting any series, to increase or decrease (but not below the number of shares in any such series outstanding) the number of shares of any series subsequent to the issue of shares of that series.

No shares of Velodyne preferred stock were outstanding as of the date of this joint proxy statement/prospectus.

The combined company charter provides authorization for the board of directors to issue shares of preferred stock in one or more series and to fix for each such series such voting powers, designations, preferences and relative participating, optional or other special rights, qualifications, limitations or restrictions thereof, including without limitation thereof, dividend rights, conversion rights, redemption privileges and liquidation preferences, and to increase or decrease the number of shares of any such series, all to the fullest extent permitted by the DGCL.

No shares of Ouster preferred stock were outstanding as of the date of this joint proxy statement/prospectus.

Voting Rights

The holders of Velodyne common stock are entitled to one vote for each share of Velodyne common stock held by such stockholder.	Each holder of common stock of the combined company is entitled to vote on each matter submitted to a vote of stockholders and is entitled to one vote for each share of common stock held by the stockholder, as provided by the combined company charter.

Voting—Other than for Election of Directors

For votes on matters other than for the election of directors, the affirmative vote of the holders of a majority in voting power of the shares of capital stock of Velodyne which are present in person or represented by proxy at the meeting and entitled to vote thereon (unless otherwise provided by the Velodyne charter, the Velodyne bylaws, the rules or regulations of any stock exchange applicable to Velodyne, or any law or regulation applicable to Velodyne or its securities) is required to approve such matters.	Under the combined company bylaws, when a quorum is present, the affirmative vote of the holders of a majority in voting power of the votes cast is required to take action, unless otherwise specified by law, the rules of any stock exchange applicable to the combined company, the combined company bylaws or the combined company charter, and except for the election of directors, which is determined by a plurality vote. There are no cumulative voting rights.

Quorum

The Velodyne bylaws provide that, at any meeting of Velodyne stockholders, the presence in person or by proxy of holders of a majority of the Velodyne stock issued and outstanding and entitled to vote at a meeting of Velodyne stockholders constitutes a quorum at such meeting, except as otherwise provided by statute or by the Velodyne charter.	The combined company bylaws provide that the holders of a majority in voting power of the stock issued and outstanding and entitled to vote, present in person, or by remote communication, if applicable, or represented by proxy, will constitute a quorum for the transaction of business at all meetings of the stockholders, except as otherwise provided by law, the combined company charter or the combined company bylaws.

Velodyne	Combined Company

Stockholder Inspection Rights; Stockholder Lists

Under Section 220 of the DGCL, a stockholder or his agent has a right to inspect Velodyne’s stock ledger, a list of all of its stockholders and its other books and records during the usual hours of business upon written demand stating his proper purpose (which must be reasonably related to such person’s interest as a stockholder). If Velodyne refuses to permit such inspection or refuses to reply to the request within five business days of the demand, the stockholder may apply to the Delaware Court of Chancery for an order to compel such inspection.

The Velodyne bylaws provide that Velodyne shall prepare and make, at least 10 days before every meeting of stockholders (provided, however, that if the record date for the applicable meeting is less than 10 days before the date of the meeting, the list shall reflect the stockholders entitled to vote as of the tenth day before the meeting date), a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any Velodyne stockholder, for any purpose germane to the meeting, for a period of at least ten days prior to the meeting, either on a reasonably accessible electronic network (provided that the information required to gain access to such list is provided with the notice of meeting) or at the principal place of business of Velodyne during ordinary business hours. If the meeting is to be held at a place, then the list shall also be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present. If the meeting is to be held solely by means of remote communication, then the list shall also be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of the meeting. Except as otherwise provided by law, the list shall presumptively determine the identity of the stockholders entitled to vote at the meeting and the number of shares held by each of them.

Under Section 220 of the DGCL, a stockholder or his agent has a right to inspect the combined company’s stock ledger, a list of all of its stockholders and its other books and records during the usual hours of business upon written demand stating his purpose (which must be reasonably related to such person’s interest as a stockholder). If the combined company refuses to permit such inspection or refuses to reply to the request within five business days of the demand, the stockholder may apply to the Delaware Court of Chancery for an order to compel such inspection.

The combined company bylaws provide that that the combined company shall prepare, at least 10 days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting (provided, however, that if the record date for determining the stockholders entitled to vote is less than 10 days before the date of the meeting, the list shall reflect the stockholders entitled to vote as of the tenth day before the meeting date), arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting for a period of at least 10 days prior to the meeting: (i) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (ii) during ordinary business hours, at the combined company’s principal executive office. In the event that the combined company determines to make the list available on an electronic network, the combined company may take reasonable steps to ensure that such information is available only to stockholders of the combined company. If the meeting is to be held at a place, then the list shall be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present. If the meeting is to be held solely by means of remote communication, then the list shall also be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of the meeting.

Velodyne	Combined Company

Classified Board

The Velodyne charter provides that the board of directors shall be divided into three staggered classes, with each class serving a three-year term.	The combined company provides for a division of the board of directors into staggered classes, designated as Class I, Class II and Class III. At each annual meeting of stockholders, the successors of the class of directors whose term expires at that meeting shall be elected to hold office for a term expiring at the annal meeting of stockholders held in the third year following the year of their election. Each director is elected for three year terms to serve until their successors are elected and qualified or their earlier death, resignation, removal or disqualification per the combined company charter.

Number of Directors

The Velodyne bylaws provide for the number of directors constituting the board of directors to be determined by resolution of the board of directors. The Velodyne board of directors currently has seven members.

The combined company charter and combined company bylaws provide for the number of directors constituting the board of directors to be determined by resolution of the board of directors.

The Ouster board of directors currently has six members.

The combined company board of directors will have eight members.

Election of Directors

The Velodyne bylaws provide that a nominee for director shall be elected to the board of directors by a plurality of the votes cast in respect of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. Abstentions and broker non-votes are not counted as votes cast either “for” or “against” a director’s election.	The combined company bylaws provide that a nominee for director shall be elected to the board of directors by a plurality of the votes cast with respect to the director at any duly called or convened meetings of stockholders at which a quorum is present.

Filling Vacancies on the Board of Directors

The Velodyne charter provides that, subject to the rights of the holders of any series of preferred stock, vacancies or newly created directorships may be filled solely by vote of a majority of Velodyne’s board of directors then in office, even if less than a quorum, or by a sole remaining director and shall not be filled by the stockholders. A director elected to fill a vacancy other than due to an increase in the size of the board shall hold office for the remaining term of his or her predecessor.	The combined company charter provides that any vacancies on the board of directors resulting from death, resignation, disqualification, removal or other causes and any newly created directorships resulting from any increase in the number of directors shall be filled exclusively by a majority of the directors then in office, although less than a quorum, or by a sole remaining director, and shall not be filled by stockholders. Any director appointed in accordance with the preceding sentence shall hold office until the expiration of the term of the class to which such

Velodyne	Combined Company
If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible.

director shall have been appointed or until his or her earlier death, resignation, disqualification, or removal in accordance with the combined company charter.

See also the sections entitled “—Election of Directors” and “The Mergers—Governance of the Combined Company” of this joint proxy statement/prospectus.

Cumulative Voting

Under the DGCL, stockholders may cumulate their votes and either cast them for one candidate or distribute them among two or more candidates in the election of directors only if expressly authorized in a corporation’s certificate of incorporation. The Velodyne charter does not authorize cumulative voting.	Under the DGCL, stockholders may cumulate their votes and either cast them for one candidate or distribute them among two or more candidates in the election of directors only if expressly authorized in a corporation’s certificate of incorporation. The combined company charter does not authorize cumulative voting.

Removal of Directors

The Velodyne charter provides that, except for such additional directors, if any, as are elected by the holders of any series of preferred stock as provided for or fixed pursuant to the Velodyne charter, any member of the board of directors, or the entire board of directors, may be removed, but only for cause and only by the affirmative vote of at least 66 2/3% of the voting power of the outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class.	The combined company charter states that, subject to the special rights of the holders of one or more outstanding series of preferred stock to elect directors, the board of directors or any individual director may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least a majority of the voting power of all of the then outstanding shares of voting stock of the combined company entitled to vote at an election of directors.

Director Nominations by Stockholders

The Velodyne bylaws provide that a Velodyne stockholder must give advance written notice to Velodyne of a director nomination. The notice must be in writing and delivered to the corporate secretary of Velodyne by the date not later than 90 days, nor earlier than 120 days, prior to the first anniversary date of the annual meeting for the preceding year; except however, if the annual meeting is not held within 30 days before or more than 70 days after such anniversary date, then notice must be received by Velodyne not earlier than the 120th day prior to such current year’s annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by Velodyne. The number of nominees a stockholder may nominate for election at a meeting of stockholders (or in the case of a	The combined company bylaws provide that a stockholder must provide timely notice to the secretary of the combined company of a director nomination. To be timely, a stockholder’s notice must be delivered to, or mailed and received at, the principal executive offices of the combined company not less than 90 days nor more than 120 days prior to the one-year anniversary of the preceding year’s annual meeting; provided, however, that if the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder to be timely must be so delivered, or mailed and received, not later than the 90th day prior to such annual meeting or, if later, the 10th day following the day on which public disclosure of the date of such annual meeting was first made by the combined company.

Velodyne	Combined Company

stockholder giving the notice on behalf of a beneficial owner, the number of nominees a stockholder may nominate for election at any meeting of stockholders on behalf of such beneficial owner) shall not exceed the number of directors to be elected at such meeting.

Any stockholder notice relating to the nomination of Velodyne directors must contain:

•  the name, age, business address and, if known, residence address of such person;

•  the principal occupation or employment of such person;

•  the class, series and number of shares of the Velodyne which are beneficially owned by such person;

•  a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among (x) the stockholder, the beneficial owner, if any, on whose behalf the nomination is being made and the respective affiliates and associates of, or others acting in concert with, such stockholder and such beneficial owner, on the one hand, and (y) each proposed nominee, and his or her respective affiliates and associates, or others acting in concert with such nominee(s), on the other hand, including all information that would be required to be disclosed pursuant to Item 404 of Regulation S-K if the stockholder making the nomination and any beneficial owner on whose behalf the nomination is made or any affiliate or associate thereof or person acting in concert therewith were the “registrant” for purposes of such Item and the proposed nominee were a director or executive officer of such registrant;

•  a description of any agreement, arrangement or understanding (including any derivative or short positions, swaps, profit interests, options, warrants, convertible securities, stock appreciation or similar rights, hedging transactions, and borrowed or loaned shares) that has been entered into by, or on behalf of, such proposed nominee, the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of, such proposed nominee with respect to shares of stock of Velodyne;

Any stockholder notice relating to the nomination of directors must contain:

•  the name and address of the nominating person (including, if applicable, the name and address that appear on the combined company’s books and records);

•  the class or series and number of shares of the combined company that are, directly or indirectly, owned of record or beneficially owned (within the meaning of Rule 13d-3 under the Exchange Act) by the nominating person;

•  the full notional amount of any securities that, directly or indirectly, underlie any “derivative security” (as such term is defined in Rule 16a-1(c) under the Exchange Act) that constitutes a “call equivalent position” (as such term is defined in Rule 16a-1(b) under the Exchange Act) and that is, directly or indirectly, held or maintained by such nominating person with respect to any shares of any class or series of shares of the combined company;

•  any rights to dividends on the shares of any class or series of shares of the combined company owned beneficially by such nominating person that are separated or separable from the underlying shares of the combined company;

•  any material pending or threatened legal proceeding in which such nominating person is a party or material participant involving the combined company or any of its officers or directors, or any affiliate of the combined company;

•  any other material relationship between such nominating person, on the one hand, and the combined company, or any affiliate of the combined company, on the other hand;

•  any direct or indirect material interest in any material contract or agreement of such nominating person with the combined company or any affiliate of the combined company (including, in any such case, any employment agreement, collective bargaining agreement or consulting agreement);

•  a representation that such nominating person intends or is part of a group which intends to deliver a proxy statement or form of proxy to

Velodyne	Combined Company

•  the gender, race and ethnicity of the proposed nominee and whether such person is a female and/or person from an underrepresented community, as contemplated by the Corporations Code of California, as amended pursuant to Assembly Bill No. 979 and Senate Bill No. 826;

•  a fully completed director’s questionnaire on the form supplied by Velodyne upon written request from the stockholder, executed by each nominee;

•  any other information relating to such person that is required by law to be disclosed in solicitations of proxies for election of directors;

•  the written consent of such person to be named as a nominee and to serve as a director of Velodyne if so elected;

•  the name and address of the nominating stockholder (and beneficial owner, if any), as they appear on the books of Velodyne;

•  the class and number of shares of capital stock of Velodyne beneficially owned by the nominating stockholder and by such beneficial owner;

•  a description of any agreement, arrangement or understanding (including any derivative or short positions, swaps, profit interests, options, warrants, convertible securities, stock appreciation or similar rights, hedging transactions, and borrowed or loaned shares) that has been entered into by, or on behalf of, such stockholder, such beneficial owner or their affiliate, the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of, such stockholder, such beneficial owner or their affiliate with respect to shares of stock of Velodyne;

•  any other information relating to such stockholder that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for the election of directors in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder;

•  a representation that the stockholder is a holder of record of stock of Velodyne entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such nomination;

holders of at least the percentage of the combined company’s outstanding capital stock required to approve or adopt the proposal or otherwise solicit proxies from stockholders in support of such proposal;

•  any other information relating to such nominating person that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies or consents by such nominating person in support of the election of directors to be brought before the meeting pursuant to Section 14(a) of the Exchange Act; and

•  As to each candidate whom a nominating person proposes to nominate for election as a director,

•  all of the above information with respect to such candidate for nomination that would be required to be set forth in a stockholder’s notice if such candidate for nomination were a nominating person;

•  all information relating to such candidate for nomination that is required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors in a contested election pursuant to Section 14(a) under the Exchange Act (including such candidate’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected);

•  a description of any direct or indirect material interest in any material contract or agreement between or among any nominating person, on the one hand, and each candidate for nomination or his or her respective associates or any other participants in such solicitation, on the other hand, including, without limitation, all information that would be required to be disclosed pursuant to Item 404 under Regulation S-K if such nominating person were the “registrant” for purposes of such rule and the candidate for nomination were a director or executive officer of such registrant; and

Velodyne	Combined Company

•  a representation whether the stockholder or the beneficial owner, if any, intends or is part of a group that intends to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the corporation’s outstanding capital stock required to elect the nominee and/or otherwise solicit proxies from stockholders in support of such nomination; and

•  a description of all arrangements or understandings between such stockholder and/or beneficial owner, if any, on the one hand, and each nominee and any other person or persons (naming such person or persons), on the other hand, relating to the nomination.

•  a completed and signed questionnaire, representation and agreement as provided in the combined company bylaws.

A stockholder providing notice of any nomination proposed to be made at a meeting shall further update and supplement such notice, if necessary, so that the information provided or required to be provided in such notice shall be true and correct as of the record date for stockholders entitled to vote at the meeting and as of the date that is 10 business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, the secretary at the principal executive offices of the combined company not later than five business days after the record date for stockholders entitled to vote at the meeting (in the case of the update and supplement required to be made as of such record date), and not later than eight business days prior to the date for the meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of 10 business days prior to the meeting or any adjournment or postponement thereof).

Stockholder Proposals

The Velodyne bylaws provide that for business to be properly brought before an annual meeting by a Velodyne stockholder, such stockholder must have given timely written notice. The notice must be in writing and delivered to the corporate secretary at the principal executive offices of Velodyne by the date not later than 90 days, nor earlier than 120 days, prior to the first anniversary date of the annual meeting for the preceding year; except however, if the annual meeting is not held within 30 days before or more than 70 days after such anniversary date, then notice must be delivered not earlier than the 120th day prior to such current year’s annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by Velodyne.	The combined company bylaws provide that a stockholder must give timely notice to the secretary of the combined company of any proposal for business to be transacted at an annual meeting of stockholders. To be timely, a stockholder’s notice must be delivered to, or mailed and received at, the principal executive offices of the combined company not less than 90 days nor more than 120 days prior to the one-year anniversary of the preceding year’s annual meeting; provided, however, that if the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder to be timely must be so delivered, or mailed and received, not later than the 90th day prior to such annual meeting or, if later, the 10th day following the day on which public disclosure of the date of such annual meeting was first made by the combined company.

Velodyne	Combined Company

Any such notice by the stockholder relating to a matter other than the nomination of directors shall include:

•  a brief description of the business desired to be brought before the annual meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and, in the event that such business includes a proposal to amend the bylaws of the corporation, the language of the proposed amendment), and the reasons for conducting such business at the annual meeting;

•  the name and address of the stockholder proposing such business, as they appear on Velodyne’s books, and the beneficial owner, if any, on whose behalf the proposal is made;

•  the class and number of shares of Velodyne beneficially owned or of record by the stockholder and beneficial owner;

•  a description of any agreement, arrangement or understanding between or among such stockholder or beneficial owner and any other person or persons (including their names) in connection with the proposal of such business or who may participate in the solicitation of proxies in favor of such proposal;

•  a description of any agreement, arrangement or understanding (including any derivative or short positions, swaps, profit interests, options, warrants, convertible securities, stock appreciation or similar rights, hedging transactions, and borrowed or loaned shares) that has been entered into by, or on behalf of, such stockholder or such beneficial owner, the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of, such stockholder or such beneficial owner with respect to shares of stock of Velodyne,

•  a representation that the stockholder is a holder of record of stock of Velodyne entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such business;

•  a representation whether the stockholder or beneficial owner, if any, intends or is part of a group that intends to deliver a proxy statement and/or form of proxy to holders of at least the percentage of Velodyne’s outstanding capital stock required to adopt the proposal and/or otherwise to

Any stockholder notice relating to a matter other than the nomination of directors must contain:

•  the name and address of the proposing person (including, if applicable, the name and address that appear on the combined company’s books and records);

•  the class or series and number of shares of the combined company that are, directly or indirectly, owned of record or beneficially owned (within the meaning of Rule 13d-3 under the Exchange Act) by the proposing person;

•  the full notional amount of any securities that, directly or indirectly, underlie any “derivative security” (as such term is defined in Rule 16a-1(c) under the Exchange Act) that constitutes a “call equivalent position” (as such term is defined in Rule 16a-1(b) under the Exchange Act) and that is, directly or indirectly, held or maintained by such proposing person with respect to any shares of any class or series of shares of the combined company;

•  any rights to dividends on the shares of any class or series of shares of the combined company owned beneficially by such proposing person that are separated or separable from the underlying shares of the combined company;

•  any material pending or threatened legal proceeding in which such proposing person is a party or material participant involving the combined company or any of its officers or directors, or any affiliate of the combined company;

•  any other material relationship between such proposing person, on the one hand, and the combined company, or any affiliate of the combined company, on the other hand;

•  any direct or indirect material interest in any material contract or agreement of such proposing person with the combined company or any affiliate of the combined company (including, in any such case, any employment agreement, collective bargaining agreement or consulting agreement);

•  a representation that such proposing person intends or is part of a group which intends to deliver a proxy statement or form of proxy to holders of at least the percentage of the

Velodyne	Combined Company

solicit proxies in support of any of such stockholder’s proposals;

•  any material interest of the stockholder or beneficial owner in such business; and

•  any other information that is required by law to be provided by stockholder in his capacity as proponent of a stockholder proposal.

combined company’s outstanding capital stock required to approve or adopt the proposal or otherwise solicit proxies from stockholders in support of such proposal;

•  any other information relating to such proposing person that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies or consents by such proposing person in support of the business proposed to be brought before the meeting pursuant to Section 14(a) of the Exchange Act; and

•  As to each item of business that the stockholder proposes to bring before the annual meeting:

•  a brief description of the business desired to be brought before the annual meeting, the reasons for conducting such business at the annual meeting and any material interest in such business of each proposing person;

•  the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend the bylaws of the combined company, the language of the proposed amendment),

•  a reasonably detailed description of all agreements, arrangements and understandings (x) between or among any of the proposing persons or (y) between or among any proposing person and any other record or beneficial holder(s) or person(s) who have a right to acquire beneficial ownership at any time in the future of the shares of any class or series of the combined company or any other person or entity (including their names) in connection with the proposal of such business by such stockholder; and

•  any other information relating to such item of business that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies in support of the business proposed to be brought before the meeting pursuant to Section 14(a) of the Exchange Act.

Velodyne	Combined Company

A proposing person shall update and supplement its notice to the combined company of its intent to propose business at an annual meeting, if necessary, so that the information provided or required to be provided in such notice shall be true and correct as of the record date for stockholders entitled to vote at the meeting and as of the date that is 10 business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, the secretary at the principal executive offices of the combined company not later than five business days after the record date for stockholders entitled to vote at the meeting (in the case of the update and supplement required to be made as of such record date), and not later than eight business days prior to the date for the meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of 10 business days prior to the meeting or any adjournment or postponement thereof).

Stockholder Action by Written Consent

The DGCL provides that, unless otherwise stated in the certificate of incorporation, any action which may be taken at an annual meeting or special meeting of stockholders may be taken without a meeting, if a consent in writing is signed by the holders of the outstanding stock having the minimum number of votes necessary to authorize the action at a meeting of stockholders. The Velodyne charter expressly provides that any action required or permitted to be taken by Velodyne stockholders must be effected at a duly called annual or special meeting of Velodyne and may not be effected by any consent in writing by such stockholders.	The DGCL provides that, unless otherwise stated in the certificate of incorporation, any action which may be taken at an annual meeting or special meeting of stockholders may be taken without a meeting, if a consent in writing is signed by the holders of the outstanding stock having the minimum number of votes necessary to authorize the action at a meeting of stockholders. The combined company charter expressly provides that any action required or permitted to be taken by the stockholders of the combined company must be effected at an annual or special meeting of the stockholders of the combined company, and shall not be taken by written consent in lieu of a meeting.
Certificate of Incorporation Amendments

Under Section 242 of the DGCL, the certificate of incorporation may be amended upon a resolution of the board of directors and approved by:

•  the holders of a majority of the outstanding shares entitled to vote; and

•  a majority of the outstanding shares of each class entitled to a class vote, if any.

Under Section 242 of the DGCL, the certificate of incorporation may be amended upon a resolution of the board of directors and approved by:

•  the holders of a majority of the outstanding shares entitled to vote; and

•  a majority of the outstanding shares of each class entitled to a class vote, if any.

Velodyne	Combined Company

Whenever the certificate of incorporation requires a vote of a greater number or proportion than is required by this section, then the provision of the certificate of incorporation requiring such greater vote shall not be altered, amended or repealed except by such greater vote. The Velodyne charter provides that the affirmative vote of 66 2/3 % of the then outstanding voting securities of Velodyne is required to amend, repeal or modify Articles FIFTH, SEVENTH, EIGHTH, NINTH, TENTH, TWELFTH, THIRTEENTH, FOURTEENTH, FIFTEENTH and the sentence of Article ELEVENTH where these sections are listed.

The following provisions in the combined company charter may be amended, altered, repealed or rescinded, in whole or in part, or any provision inconsistent therewith may be adopted, only by the affirmative vote of the holders of at least 66 2/3% of the total voting power of all the then outstanding shares of stock of the combined company entitled to vote thereon, voting together as a single class: Article V(B), Article VII, Article VIII, Article IX, Article X, Article XI, Article XII and Article XIII.

Bylaw Amendments
The Velodyne charter provides that the Velodyne board of directors is expressly authorized to make, alter, amend or repeal the Velodyne bylaws. The Velodyne bylaws may also be amended, altered or repealed and new bylaws may be adopted by the affirmative vote of 66 2/3 % of the then outstanding voting power of the capital stock of Velodyne.

The combined company bylaws provide that the board of directors of the combined company is expressly empowered to adopt, amend or repeal the combined company bylaws.

The combined company bylaws also provide that stockholders shall have the power to adopt, amend or repeal the bylaws of the combined company; provided, however, that such action by stockholders shall require, in addition to any other vote required by the combined company charter or applicable law, the affirmative vote of the holders of at least two-thirds of the voting power of all the then-outstanding shares of voting stock of the combined company with the power to vote generally in an election of directors, voting together as a single class.

Special Meetings of Stockholders

The Velodyne bylaws provide that special meetings of stockholders may be called at any time by a resolution adopted by the majority of the board of directors, the chairman of the board, or by the chief executive officer.

No business may be transacted at such special meeting otherwise than specified in Velodyne’s notice of meeting.

The combined company charter provides that special meetings of stockholders may be called for any purpose or purposes, at any time only by or at the direction of the board of directors, the chairperson of the board of directors, the chief executive officer or president.

No business may be transacted at such special meeting otherwise than specified in the combined company’s notice of meeting.

Notice of Meetings of Stockholders
The Velodyne bylaws provide that, except as otherwise provided by law, the Velodyne charter, or the Velodyne bylaws, the notice of any meeting, which shall state the place, if any, date and time of the meeting, the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, and the record date for

Under the combined company bylaws, notice of the time and place of special meetings shall be:

•  delivered personally by hand, by courier or by telephone;

•  sent by United States first-class mail, postage prepaid;

Velodyne	Combined Company
determining the stockholders entitled to vote at the meeting (if such date is different from the record date for stockholders entitled to notice of the meeting) and, in the case of a special meeting, the purpose of the meeting, is to be given not less than ten (10) nor more than sixty (60) days before the date of the meeting to each Velodyne stockholder entitled to vote at such meeting.

•  sent by facsimile or electronic mail; or

•  sent by other means of electronic transmission.

Notice shall be directed to each director at that director’s address, telephone number, facsimile number or electronic mail address, or other address for electronic transmission, as the case may be, as shown on the combined company’s records.

If the notice is (i) delivered personally by hand, by courier or by telephone, (ii) sent by facsimile or electronic mail, or (iii) sent by other means of electronic transmission, it shall be delivered or sent at least 24 hours before the time of the holding of the meeting. If the notice is sent by U.S. mail, it shall be deposited in the U.S. mail at least four days before the time of the holding of the meeting. The notice need not specify the place of the meeting (if the meeting is to be held at the combined company’s principal executive office) nor the purpose of the meeting.

Limitation of Personal Liability of Directors

The Velodyne charter provides that, to the fullest extent permitted by the DGCL, no director of Velodyne will be personally liable to Velodyne or its stockholders for monetary damages for breach of fiduciary duty as a director.	The combined company charter provides that a director of the combined company shall not be liable to the combined company or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL.

Indemnification of Directors and Officers

The Velodyne charter provides that the Velodyne directors, officers, or employees may be indemnified by Velodyne to the fullest extent permitted by law.

The Velodyne bylaws provide that Velodyne shall indemnify, to the fullest extent permitted by law, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that such person:

•  is or was a director or officer of Velodyne; or

•  is or was serving at the request of Velodyne as a director, officer, employee or agent of another corporation or of partnership, joint venture, trust or other enterprise, including service with respect to

The combined company charter provides that the combined company’s directors and officers shall be indemnified by the combined company to the fullest extent permitted by the DGCL. The combined company charter also provides that the combined company may, to the extent authorized from time to time by the board of directors, provide rights to indemnification to employees and agents of the combined company.

The combined company charter also provides that the right to indemnification shall include the right to be paid by the combined company the expenses incurred in defending or otherwise participating in any proceeding in advance of its final disposition upon receipt by the combined company of an undertaking by or on behalf of the director or officer receiving advancement to repay the amount advanced if it shall

Velodyne	Combined Company

an employee benefit plan, against all expenses (including attorneys’ fees), judgments, fines and

•  amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit, or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of Velodyne and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful.

Where such indemnitee of Velodyne commences a proceeding to enforce rights to such indemnification, Velodyne shall indemnify any such indemnitee only if the proceeding was authorized (i) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, (ii) by a committee of such directors designated by a majority vote of such directors, even though less than a quorum, (iii) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion or (iv) by the stockholders of Velodyne.

The Velodyne bylaws further authorize Velodyne to pay in advance for expenses incurred in defending any civil or criminal action, suit or proceeding in advance of its final disposition, provided however that such person must furnish a written undertaking to repay any advances if it is ultimately determined that he or she is not entitled to indemnification.

Velodyne may purchase and maintain insurance covering certain liabilities that may be incurred by directors, officers, employees or agents in the performance of their duties.

The indemnification and advancement of expenses provided in the Velodyne bylaws shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such person.

ultimately be determined that such person is not entitled to be indemnified by the combined company.
Change of Control Laws

In general, Section 203 of the DGCL, subject to certain exceptions set forth therein, prohibits a business combination between a corporation and an interested stockholder within three years of the time such stockholder became an interested stockholder, unless (i) prior to such time, the board of directors of the corporation approved either the business combination or	In general, Section 203 of the DGCL, subject to certain exceptions set forth therein, prohibits a business combination between a corporation and an interested stockholder within three years of the time such stockholder became an interested stockholder, unless (i) prior to such time, the board of directors of the corporation approved either the business

Velodyne	Combined Company

the transaction that resulted in the stockholder becoming an interested stockholder, (ii) upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, exclusive of shares owned by directors who are also officers and by certain employee stock plans, or (iii) at or subsequent to such time, the business combination is approved by the board of directors of the corporation and authorized by the affirmative vote at a stockholders’ meeting of at least 66 2/3% of the outstanding voting stock of the corporation which is not owned by the interested stockholder.

Because the Velodyne charter contains a provision expressly electing not to be governed by Section 203 of the DGCL, Velodyne is not subject to Section 203 of the DGCL.

combination or the transaction that resulted in the stockholder becoming an interested stockholder, (ii) upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, exclusive of shares owned by directors who are also officers and by certain employee stock plans, or (iii) at or subsequent to such time, the business combination is approved by the board of directors of the corporation and authorized by the affirmative vote at a stockholders’ meeting of at least 66 2/3% of the outstanding voting stock of the corporation which is not owned by the interested stockholder.

The combined company charter expressly opts out of Section 203 of the DGCL. However, the combined company charter provides other similar restrictions regarding takeovers by interested stockholders.

Forum Selection

The Velodyne bylaws provide that, unless Velodyne consents in writing to the selection of an alternative forum, the sole and exclusive forum for certain legal actions will be the Court of Chancery of the State of Delaware, or, if the Court of Chancery does not have jurisdiction, then the federal district court for the District of Delaware.	The combined company charter provides that, unless the combined company consents in writing to the selection of an alternative forum, the sole and exclusive forum for certain legal actions will be the Court of Chancery of the State of Delaware or, if the Court of Chancery does not have jurisdiction, then the federal district court for the District of Delaware. In addition, the combined company bylaws provide that, unless the combined company consents in writing to the selection of an alternative forum, the sole and exclusive forum for any complaint asserting a cause of action arising under the Securities Act of 1933, as amended will be the federal courts of the United States.

NO APPRAISAL RIGHTS

Appraisal rights are statutory rights that, if applicable under law, enable stockholders to dissent from an extraordinary transaction, such as a merger, and to demand that the corporation pay the fair value for their shares as determined by a court in a judicial proceeding instead of receiving the consideration offered to the stockholders in connection with the transaction. Under the DGCL, stockholders do not have appraisal rights if the shares of stock they hold are either listed on a national securities exchange or held of record by more than 2,000 holders. Notwithstanding the foregoing, appraisal rights are available if stockholders are required by the terms of the merger agreement to accept for their shares anything other than (a) shares of stock of the surviving corporation, (b) shares of stock of another corporation that will either be listed on a national securities exchange or held of record by more than 2,000 holders, (c) cash in lieu of fractional shares or (d) any combination of the foregoing.

Because the mergers are of Merger Sub I with and into Velodyne and of Velodyne with and into Merger Sub II, and holders of Ouster common stock will continue to hold their shares following completion of the mergers, holders of Ouster common stock are not entitled to appraisal rights.

Because Velodyne stockholders will hold shares listed on a national securities exchange immediately prior to the completion of the mergers and are not required by the terms of the merger agreement to accept for their shares anything other than shares of Ouster common stock (which are listed on a national securities exchange) and cash in lieu of fractional shares, holders of Velodyne common stock will not be entitled to appraisal rights in the mergers.

LEGAL MATTERS

Latham & Watkins LLP will pass upon the validity of the shares of Ouster common stock offered hereby. Certain U.S. federal income tax consequences relating to the transactions have been passed upon for Ouster by Latham & Watkins LLP and for Velodyne by Skadden, Arps, Slate, Meagher & Flom LLP.

EXPERTS

The financial statements of Ouster, Inc. incorporated in this joint proxy statement/prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2021 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of Velodyne as of December 31, 2021 and 2020, and for each of the years in the three-year period ended December 31, 2021, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2021 have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

CERTAIN BENEFICIAL OWNERS OF OUSTER COMMON STOCK

To Ouster’s knowledge, the following table sets forth certain information regarding the beneficial ownership of Ouster common stock as of November 15, 2022 (except as noted in the footnotes below) and with respect to:

•	each person known by Ouster to beneficially own 5% or more of the outstanding shares of Ouster common stock;

•	each member of the Ouster board of directors;

•	each named executive officer of Ouster; and

•	the members of the Ouster board of directors and Ouster’s executive officers as a group.

Ouster has determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, Ouster believes, based on the information furnished to Ouster, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of Ouster common stock that he, she or it beneficially owns.

For purposes of this table, the Ouster “named executive officers” are the executive officers of Ouster appearing in Ouster’s last proxy statement.

Applicable percentage ownership and voting power is based on 184,567,753 shares of Ouster common stock outstanding.

Security Ownership of Ouster Directors and Executive Officers

Unless otherwise noted below, the address of each beneficial owner listed in the table below is c/o Ouster, Inc., 350 Treat Avenue, San Francisco, California 94110.

Name of Beneficial Owner	Total Common Stock Beneficially Owned(1)	Percentage of Shares of Common Stock Outstanding(2)
Directors and Named Executive Officers:
Angus Pacala(3)	9,290,543	4.90%
Emmanuel Hernandez(4)	95,374	*
Susan Heystee(5)	504,378	*
Sundari Mitra(6)	—	*
Karin Rådström(7)	81,618	*
Remy Trafelet(8)	4,049,243	2.17%
Anna Brunelle(9)	1,486,142	*
Nathan Dickerman(10)	367,648	*
Adam Dolinko(11)	172,846	*
Mark Frichtl(12)	6,907,952	3.67%
Darien Spencer(13)	1,200,888	*
Directors and Executive Officers as a Group (11 persons)	24,156,632	12.33%

*	Represents less than 1%.
(1)

Gives effect to the shares of Ouster common stock issuable within 60 days after November 15, 2022 upon the exercise of all options and other rights beneficially held by the indicated stockholder on that date.

(2)

Ownership percentage is reported based on 184,567,753 issued and outstanding shares of Ouster common stock as of November 15, 2022, plus, as to the holder thereof only and no other person, the number of shares

(if any) that the person has the right to acquire as of November 15, 2022 or within 60 days from that date through the exercise of all options and other rights.
(3)	Includes 4,904,736 shares that can be acquired upon the exercise of stock options that are vested or will vest within 60 days from November 15, 2022.
(4)	Consists of 95,374 shares issuable upon deferred settlement of previously vested or to be vested awards of restricted stock units as of or within 60 days of November 15, 2022.
(5)	Includes 18,853 shares that can be acquired upon the settlement of restricted stock units that are vested or will vest within 60 days from November 15, 2022.
(6)

Excludes 85,848 shares that have vested or will vest within 60 days of November 15, 2022 that the director has elected to defer settlement of and will not be settled as of or within 60 days of November 15, 2022.

(7)	Includes 20,117 shares that can be acquired upon the settlement of restricted stock units that are vested or will vest within 60 days from November 15, 2022.
(8)

Includes 2,100,000 shares that can be acquired upon the exercise of warrants held as of November 15, 2022. Includes 391,667 shares held by the Remy W. Trafelet Revocable Trust. Excludes 58,745 shares that have vested or will vest within 60 days of November 15, 2022 that the director has elected to defer settlement of and will not be settled as of or within 60 days of November 15, 2022.

(9)	Includes 80,028 shares that can be acquired upon the settlement of restricted stock units that are vested or will vest within 60 days from November 15, 2022.
(10)

Includes 282,536 shares that can be acquired upon the exercise of stock options and 85,112 shares that can be acquired upon the settlement of restricted stock units, in each case, that are vested or will vest within 60 days from November 15, 2022.

(11)	Includes 165,346 shares that can be acquired upon the settlement of restricted stock units that are vested or will vest within 60 days from November 15, 2022.
(12)	Includes 3,559,890 shares that can be acquired upon the exercise of stock options that are vested or will vest within 60 days from November 15, 2022.
(13)	Includes 42,710 shares that can be acquired upon the settlement of restricted stock units that are vested or will vest within 60 days from November 15, 2022.

Security Ownership of Other Beneficial Owners

Based on information available to Ouster as of November 15, 2022, Ouster knows of no person who beneficially owned more than 5% of Ouster common stock, except as set forth below:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class(1)
Banyan Venture Holdings LLC(2)	25,572,646	13.86%
Cox Investment Holdings, Inc.(3)	12,065,871	6.54%
The Vanguard Group(4)	10,634,089	5.76%

(1)

Calculated based on 184,567,753 outstanding shares of Ouster common stock as of November 15, 2022. As determined in accordance with Rule 13d-3 under the Exchange Act, and except as indicated in the footnotes below, information with respect to principal stockholders is as of November 15, 2022, and does not reflect changes, if any, since that date.

(2)

According to Schedule 13G/A filed with the SEC on February 10, 2022, reporting beneficial ownership as of December 31, 2021. Banyan Venture Holdings LLC has shared voting and investment power with respect to 25,572,646 of these shares. Krishna Kantheti is the manager of Banyan Venture Holdings LLC. The address of Banyan Venture Holdings LLC is c/o Banyan Venture Holdings LLC, 215 NW 24th Street, Suite 501, Miami, Florida 33127.

(3)

According to Schedule 13G filed with the SEC on March 22, 2021. The board of directors of Cox Investment Holdings, Inc. has sole voting and investment power with respect to 12,065,871 of these shares. The address of Cox Investment Holdings, Inc. is 6205-A Peachtree Dunwoody Road, Atlanta, Georgia 30328.

(4)

According to Schedule 13G filed with the SEC on February 10, 2022. The Vanguard Group has sole voting power with respect to none of these shares and shared voting power with respect to 257,926 of these shares, and sole dispositive power over 10,349,874 shares and shared dispositive power over 284,215 of these shares. The address of The Vanguard Group is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.

CERTAIN BENEFICIAL OWNERS OF VELODYNE COMMON STOCK

To Velodyne’s knowledge, the following table sets forth certain information regarding the beneficial ownership of Velodyne common stock as of November 15, 2022 (except as noted in the footnotes below) and with respect to:

•	each person known by Velodyne to beneficially own 5% or more of the outstanding shares of Velodyne common stock;

•	each member of the Velodyne board of directors;

•	each named executive officer of Velodyne; and

•	the members of the Velodyne board of directors and Velodyne’s executive officers as a group.

Velodyne has determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, Velodyne believes, based on the information furnished to Velodyne, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of Velodyne common stock that they beneficially own, subject to applicable community property laws.

For purposes of this table, the Velodyne “named executive officers” are the executive officers of Velodyne appearing in Velodyne’s last proxy statement, other than Mark Weinswig who was appointed as Velodyne’s Chief Financial Officer effective May 16, 2022.

Applicable percentage ownership and voting power is based on 237,220,222 shares of Velodyne common stock outstanding. Velodyne has deemed shares of Velodyne common stock subject to stock options or RSUs that are currently exercisable or that will settle within 60 days of November 15, 2022 to be outstanding and to be beneficially owned by the person holding the stock option or RSU for the purpose of computing the percentage ownership of that person. Velodyne did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person.

At the close of business on November 15, 2022, directors and executive officers of Velodyne beneficially owned and were entitled to vote approximately 10,223,339 shares of Velodyne common stock, collectively representing 4.3% of the shares of Velodyne common stock outstanding on November 15, 2022.

Security Ownership of Velodyne Directors and Executive Officers

Unless otherwise noted below, the address of each beneficial owner listed in the table below is c/o Velodyne Lidar, Inc., 5521 Hellyer Avenue, San Jose, CA 95138.

Name of Beneficial Owner	Total Common Stock Beneficially Owned	Percentage of Shares of Common Stock Outstanding(1)
Directors and Named Executive Officers:
Ted Tewksbury(2)	2,817,795	1.2%
Virginia Boulet(3)	220,854	*
Michael Dee(4)	979,715	*
Ernest Maddock(5)	131,028	*
Andy Mattes(6)	111,028	*
Kristin Slanina(7)	142,547	*
Hamid Zarringhalam(8)	141,119	*
Kathryn McBeath(9)	475,592	*
Mark Weinswig(10)	1,589,711	*
All Executive Officers and Directors as a Group (13 individuals)(11)	10,223,339	4.3%

*	Represents less than 1%
(1)

Calculated based on 237,220,222 outstanding shares of Velodyne common stock as of November 15, 2022. Except as described in the footnotes below and subject to applicable community property laws and similar laws, Velodyne believes that each person listed above has sole voting and investment power with respect to such shares. Unless otherwise indicated, the business address of each of the entities, directors and executives in this table is 5521 Hellyer Avenue, San Jose, California 95138.

(2)

Consists of (i) 41,261 shares of Velodyne common stock held by Dr. Tewksbury, (ii) 158,474 shares of Velodyne common stock held by Dr. Tewksbury issued pursuant to an RSA and (iii) 2,618,060 shares of Velodyne common stock held by Dr. Tewksbury issued pursuant to an RSA with performance-based vesting conditions.

(3)	Consists of (i) 102,000 shares of Velodyne common stock held by Ms. Boulet and (ii) 111,028 shares of Velodyne common stock held by Ms. Boulet issued pursuant to an RSA.
(4)

Consists of (i) 94,286 shares of Velodyne common stock held by Mr. Dee, (ii) 300 shares of Velodyne common stock held by a trust of which one of Mr. Dee’s children is the beneficiary and for which Mr. Dee serves as a trustee, (iii) 218,954 shares of Velodyne common stock held by Spar City Capital LLC, (iv) 540,684 shares of Velodyne common stock underlying Velodyne public warrants owned directly by Mr. Dee, and (v) 111,028 shares of Velodyne common stock held by Ms. Boulet issued pursuant to an RSA. Mr. Dee has voting and investment power over the shares of Velodyne common stock held by Spar City Capital LLC, as Mr. Dee serves as such entity’s managing member. Mr. Dee is also a member of Graf Acquisition LLC. Mr. Dee does not have voting or investment power over any shares held by Graf Acquisition LLC, except to the extent of any direct or indirect pecuniary interest he may have therein.

(5)	Consists of (i) 20,000 shares of Velodyne common stock held by Mr. Maddock and (ii) 111,028 shares of Velodyne common stock held by Mr. Maddock issued pursuant to an RSA.
(6)	Consists of 111,028 shares of Velodyne common stock held by Mr. Mattes issued pursuant to an RSA.
(7)	Consists of (i) 31,519 shares of Velodyne common stock held by Ms. Slanina and (ii) 111,028 shares of Velodyne common stock held by Ms. Slanina issued pursuant to an RSA.
(8)	Consists of (i) 30,091 shares of Velodyne common stock held by Mr. Zarringhalam and (ii) 111,028 shares of Velodyne common stock held by Mr. Zarringhalam issued pursuant to an RSA.
(9)

Consists of (i) 41,889 shares of Velodyne common stock held by Ms. McBeath, (ii) 67,634 shares of Velodyne common stock held by Ms. McBeath issued pursuant to an RSA, (iii) 360,712 shares of Velodyne common stock held by Ms. McBeath issued pursuant to an RSA with performance-based vesting conditions and (iv) 5,357 shares of Velodyne common stock issuable pursuant to RSUs held by Ms. McBeath that will be time-based vested within 60 days of November 15, 2022.

(10)

Consists of (i) 280,537 shares of Velodyne common stock held by Mr. Weinswig issued pursuant to an RSA and (ii) 1,309,174 shares of Velodyne common stock held by Mr. Weinswig issued pursuant to an RSA with performance-based vesting conditions.

(11)

Consists of (i) 10,223,329 shares of Velodyne common stock, including 1,703,133 shares of Velodyne common stock issued pursuant to RSAs and 7,309,106 shares of Velodyne common stock issued pursuant to RSAs with performance-based vesting conditions, (ii) 20,206 shares of Velodyne common stock issuable pursuant to RSUs that will be time-based vested within 60 days of November 15, 2022 and (iii) 540,684 shares of Velodyne common stock underlying Velodyne public warrants.

Security Ownership of Other Beneficial Owners

Based on information available to Velodyne as of November 15, 2022, Velodyne knows of no person who beneficially owned more than 5% of Velodyne common stock, except as set forth below:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class(1)
Greater than 5% Stockholders
Entities affiliated with Baidu Holdings Limited(2)	15,504,468	6.6%

(1)

Calculated based on 237,220,222 outstanding shares of Velodyne common stock as of November 15, 2022. As determined in accordance with Rule 13d-3 under the Exchange Act, information with respect to principal stockholders is obtained from Schedules 13G and 13G/A and except as indicated in the footnotes below, is as of November 15, 2022, and does not reflect changes, if any, since that date.

(2)

Consists of (i) 13,065,444 shares of Velodyne common stock held by Baidu (Hong Kong) Limited, and (ii) 2,439,024 shares of Velodyne common stock held by Baidu Holdings Limited. Baidu (Hong Kong) Limited, a Hong Kong company, is a wholly-owned subsidiary of Baidu Holdings Limited, a British Virgin Islands company, which is wholly owned by Baidu, Inc., a Cayman Islands company listed on the Nasdaq Global Select Market. Baidu, Inc. may be deemed to beneficially own all of the shares held by Baidu (Hong Kong) Limited and Baidu Holdings Limited. The address for Baidu (Hong Kong) Limited is Suite 2409, Everbright Centre, 108 Gloucester Road, Wanchai, Hong Kong and for Baidu Holdings Limited is Offshore Incorporation Limited of P.O. Box 957, Offshore Incorporations Centre Road Town, Tortola, British Virgin Islands.

STOCKHOLDER PROPOSALS

Ouster

Stockholder Proposals for 2023 Annual Meeting

Any Ouster stockholder who intends to present a proposal at the Ouster 2023 annual meeting of stockholders:

•

must have submitted to the Corporate Secretary at Ouster, Inc., 350 Treat Avenue, San Francisco, California 94110, any proposal for inclusion in Ouster’s proxy materials for that meeting pursuant to Rule 14a-8 under the Exchange Act on or before December 29, 2022; or

•

must have submitted to the Corporate Secretary at Ouster, Inc., 350 Treat Avenue, San Francisco, California 94110, no later than February 9, 2023 and no later than March 11, 2023, any proposal for directors to be nominated or other proposals to be properly presented at Ouster’s 2023 annual meeting that are not to be included in Ouster’s proxy statement for the 2023 annual meeting, in which case the notice of the proposal must have met certain requirements set forth in Ouster’s bylaws and Ouster will not be required to include the proposal in Ouster’s proxy statement. If, however, Ouster’s 2023 annual meeting of stockholders is called for a date that is not within 30 days before June 9, 2023 or sixty days after June 9, 2023, notice must be received by Ouster’s Corporate Secretary at 350 Treat Avenue, San Francisco, California 94110, no earlier than the 90th day prior to the 2023 annual meeting or, if later, the 10th day following the day on which public disclosure of the date of Ouster’s 2023 annual meeting of stockholders is made. All stockholder proposals must comply with Ouster’s bylaws and SEC regulations, including Rule 14a-8.

VELODYNE

Stockholder Proposals for 2023 Annual Meeting

Velodyne will hold an annual meeting of stockholders in 2023, which is referred to as the “Velodyne 2023 annual meeting,” only if the mergers have not already been completed.

For any Velodyne stockholder who intends to submit a proposal to be considered for inclusion in the proxy materials for the Velodyne 2023 annual meeting, such proposal must be in proper form according to SEC Regulation 14A, Rule 14a-8 and received by the Corporate Secretary of Velodyne on or before December 30, 2022.

For any Velodyne stockholder who intends to submit a proposal to be presented at the Velodyne 2023 annual meeting, but which will not be included in the proxy materials for the Velodyne 2023 annual meeting, including to nominate a director, the notice of such proposal must be received by the Corporate Secretary of Velodyne at Velodyne Lidar, Inc., 5521 Hellyer Avenue, San Jose, CA 95138, Attn: Corporate Secretary, no earlier than February 16, 2023 and no later than March 18, 2023.

Each Velodyne stockholder is advised to review Velodyne’s amended and restated bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g. brokers) to satisfy the delivery requirements for proxy statements and notices with respect to two or more stockholders sharing the same address by delivering a single proxy statement or a single notice addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and provides cost savings for companies. Some brokers household proxy materials, delivering a single proxy statement or notice to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement or notice, or if your household is receiving multiple copies of these documents and you wish to request that future deliveries be limited to a single copy, please notify your broker.

Requests for additional copies of this joint proxy statement/prospectus should be directed to, as applicable: Ouster, Inc., 350 Treat Avenue, San Francisco, California 94110, Telephone (415) 949-0108, or Velodyne Lidar, Inc., 5521 Hellyer Avenue, San Jose, California 95138, Telephone (669) 275-2251.

WHERE YOU CAN FIND MORE INFORMATION

This joint proxy statement/prospectus incorporates documents by reference which are not presented in or delivered with this joint proxy statement/prospectus. Ouster stockholders and Velodyne stockholders should rely only on the information contained in this joint proxy statement/prospectus and in the documents that Ouster and Velodyne have incorporated by reference into this joint proxy statement/prospectus. Ouster and Velodyne have not authorized anyone to provide Ouster stockholders or Velodyne stockholders with information that is different from or in addition to the information contained in this document or incorporated by reference into this joint proxy statement/prospectus.

Ouster and Velodyne file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains an internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, including both Ouster and Velodyne, which you can access at www.sec.gov. In addition, you may obtain free copies of the documents Ouster files with the SEC, including the registration statement on Form S-4, of which this joint proxy statement/prospectus forms a part, by going to Ouster’s Internet website at https://ouster.com/, and you may obtain free copies of the documents Velodyne files with the SEC by going to Velodyne’s Internet website at https://velodynelidar.com/. The Internet website addresses of Ouster and Velodyne are provided as inactive textual references only. The information provided on the Internet websites of Ouster and Velodyne, other than copies of the documents listed below that have been filed with the SEC, is not part of this joint proxy statement/prospectus and, therefore, is not incorporated herein by reference.

Statements contained in this joint proxy statement/prospectus, or in any document incorporated by reference into this joint proxy statement/prospectus regarding the contents of any contract or other document, are not necessarily complete and each such statement is qualified in its entirety by reference to the full text of that contract or other document filed as an exhibit with the SEC. The SEC allows Ouster and Velodyne to “incorporate by reference” into this joint proxy statement/prospectus documents Ouster and Velodyne file with the SEC including certain information required to be included in the registration statement on Form S-4 of which this joint proxy statement/prospectus forms a part. This means that Ouster and Velodyne can disclose important information to you by referring you to those documents. The information incorporated by reference into this joint proxy statement/prospectus is considered to be a part of this joint proxy statement/prospectus, and later information that Ouster and Velodyne file with the SEC will update and supersede that information. Each of Ouster and Velodyne incorporate by reference the documents listed below and any documents subsequently filed by it pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act and before the date of its applicable special meeting.

Ouster (SEC File No. 001-39463):

The following documents, which were filed by Ouster with the SEC, are incorporated by reference into this joint proxy statement/prospectus (other than information furnished pursuant to Item 2.02 or Item 7.01 of a Current Report on Form 8-K, or exhibits thereto under Item 9.01) contain important information about Ouster’s business and Ouster’s financial performance:

•	Ouster’s Annual Report on Form 10-K for the year ended December 31, 2021, filed with the SEC on February 28, 2022;

•	Ouster’s definitive proxy statement on Form DEF 14A, filed with the SEC on April 27, 2022;

•	Ouster’s Quarterly Report on Form 10-Q for the period ended March 31, 2022, filed with the SEC on May 6, 2022;

•	Ouster’s Quarterly Report on Form 10-Q for the period ended June 30, 2022, filed with the SEC on August 5, 2022;

•	Ouster’s Quarterly Report on Form 10-Q for the period ended September 30, 2022, filed with the SEC on November 8, 2022;

•	Ouster’s Current Report on Form 8-K filed with the SEC on April 29, 2022;

•	Ouster’s Current Report on Form 8-K filed with the SEC on May 2, 2022;

•	Ouster’s Current Report on Form 8-K filed with the SEC on June 14, 2022;

•	Ouster’s Current Report on Form 8-K filed with the SEC on July 13, 2022;

•	Ouster’s Current Report on Form 8-K filed with the SEC on November 7, 2022 (reporting Items 1.01 and 9.01); and

•

the descriptions of Ouster’s common stock contained in Ouster’s registration statement on Form 8-A12B filed with the SEC on August 19, 2020 and Ouster’s registration statement on Form S-4/A filed with the SEC on February 11, 2021, including any amendments or reports filed for the purpose of updating such descriptions (including under the caption “Description of Capital Stock” in Ouster’s registration statement on Form S-3 filed with the SEC on May 2, 2022).

You may request a copy of this joint proxy statement/prospectus or any of the documents incorporated by reference into this joint proxy statement/prospectus or other information concerning Ouster, without charge, by written or telephonic request to:

Ouster, Inc.

350 Treat Avenue

San Francisco, California 94110

(415) 949-0108

Attention: Corporate Secretary

or from the SEC through the SEC website at the address provided above.

Velodyne (SEC File No. 001-38703):

The following documents, which were filed by Velodyne with the SEC, are incorporated by reference into this joint proxy statement/prospectus (other than information furnished pursuant to Item 2.02 or Item 7.01 of a Current Report on Form 8-K, or exhibits thereto under Item 9.01) contain important information about Velodyne’s business and Velodyne’s financial performance:

•	Velodyne’s Annual Report on Form 10-K for the year ended December 31, 2021, filed with the SEC on March 1, 2022;

•	Velodyne’s definitive proxy statement on Form DEF 14A, filed with the SEC on April 29, 2022;

•	Velodyne’s Quarterly Report on Form 10-Q for the period ended March 31, 2022, filed with the SEC on May 6, 2022;

•	Velodyne’s Quarterly Report on Form 10-Q for the period ended June 30, 2022, filed with the SEC on August 9, 2022;

•	Velodyne’s Quarterly Report on Form 10-Q for the period ended September 30, 2022, filed with the SEC on November 9, 2022;

•	Velodyne’s Current Report on Form 8-K filed with the SEC on September 23, 2022;

•	Velodyne’s Current Report on Form 8-K filed with the SEC on October 6, 2022;

•	Velodyne’s Current Report on Form 8-K filed with the SEC on October 12, 2022;

•	Velodyne’s Current Report on Form 8-K filed with the SEC on November 4, 2022;

•	Velodyne’s Current Report on Form 8-K filed with the SEC on November 7, 2022;

•	Velodyne’s Current Report on Form 8-K filed with the SEC on November 8, 2022; and

•

the descriptions of Velodyne’s common stock and warrants contained in Velodyne’s registration statement on Form 8-A12B filed with the SEC on September 29, 2020 and Velodyne’s registration statement on Form 8-A12B filed with the SEC on September 23, 2022, including any amendments or reports filed for the purpose of updating such descriptions (including under the caption “Description of Capital Stock and Outstanding Warrants” in Velodyne’s registration statement on Form S-3 filed with the SEC on February 11, 2022).

You may request a copy of this joint proxy statement/prospectus or any of the documents incorporated by reference into this joint proxy statement/prospectus or other information concerning Velodyne, without charge, by written or telephonic request to:

Velodyne Lidar, Inc.

5521 Hellyer Avenue

San Jose, CA 95138

(669) 275 2251

Attention: Corporate Secretary

or from the SEC through the SEC website at the address provided above.

Annex A

AGREEMENT AND PLAN OF MERGER

among

OUSTER, INC.,

OBAN MERGER SUB, INC.,

OBAN MERGER SUB II LLC

and

VELODYNE LIDAR, INC.

Dated as of November 4, 2022

A-i

A-ii

Exhibit A	Form of Ouster Stockholders Support Agreement
Exhibit B	Form of Velodyne Stockholders Support Agreement
Exhibit C-1	Form of Certificate of Incorporation of the First Step Surviving Corporation
Exhibit C-2	Form of Bylaws of the First Step Surviving Corporation
Exhibit C-3	Form of Amended and Restated Certificate of Formation of the Surviving Company
Exhibit D	Form of Ouster Tax Representation Letter
Exhibit E	Form of Velodyne Tax Representation Letter

Schedule I	Litigation Matters

A-iii

GLOSSARY OF DEFINED TERMS

Defined Term	Section
1322 Investigation	Schedule I
Acceptable Confidentiality Agreement	8.3
affiliate	8.3
Agreement	Preamble
Anti-corruption Laws	8.3
associate	8.3
beneficial owner	8.3
beneficial ownership	8.3
Business Day	8.3
Chosen Courts	8.10(b)
Closing	1.2
Closing Date	1.2
COBRA	3.11(g)
Code	Recitals
Common Shares Trust	2.4(b)
Competing Proposal	5.4(f)(i)
Competing Proposal Notice	5.4(b)
Confidentiality Agreement	5.5(a)
Continuing Employee	5.14(b)
Continuing Service Provider	2.8(a)
Contract	8.3
control	8.3
controlled by	8.3
COVID-19	8.3
COVID-19 Measures	8.3
Customs and Trade Laws	8.3
D&O Insurance	5.9(c)
Designated Chairman	1.6(a)
DGCL	Recitals
Disclosure Schedules	8.3
DLLCA	Recitals
Effective Time	1.3(a)
Environmental Claim	8.3
Environmental Laws	8.3
Environmental Permits	8.3
Equity Interest	8.3
ERISA	8.3
ERISA Affiliate	8.3
Excess Shares	2.4(a)
Exchange Act	8.3
Exchange Agent	2.6(a)
Exchange Fund	2.6(a)
FCPA	3.9(b)
First Certificate of Merger	1.3(a)
First Merger	Recitals
First Step Surviving Corporation	1.1(a)
Form S-4	3.7
Fractional Shares Cash Amount	2.4(b)
GAAP	8.3

A-iv

Defined Term	Section
Government Official	8.3
Governmental Entity	8.3
group	8.3
Hazardous Materials	8.3
HSR Act	8.3
Indemnitee	5.9(a)
Indemnitees	5.9(a)
Initial Outside Date	7.1(b)(ii)
Intellectual Property	8.3
Intervening Event	5.4(f)(ii)
IRS	8.3
IT Assets	8.3
ITC	Schedule I
Joint Proxy Statement	8.3
Knowledge	8.3
known	8.3
Law	8.3
Lien	8.3
Merger Sub I	Preamble
Merger Sub II	Preamble
Merger Subs	Preamble
Mergers	Recitals
Multiemployer Plan	3.11(e)
NASDAQ	8.3
Negotiation Period	5.4(b)
NYSE	8.3
NYSE Listing Application	5.10
OFAC	3.9(e)
Offering Period End Date	2.8(c)
Order	8.3
Ordinary Course License	8.3
Other Covered Party	8.3
Ouster	Preamble
Ouster Adverse Recommendation Change	5.3(c)(ii)
Ouster Benefit Plan	4.11(a)
Ouster Board	1.6(a)
Ouster Business Personnel	4.12(a)
Ouster Bylaws	4.1
Ouster Charter	4.1
Ouster Common Stock	2.1(b)
Ouster Common Stock Issuance	8.3
Ouster Data Privacy and Security Laws	4.18
Ouster Disclosure Schedule	8.3
Ouster ESPP	4.2(a)
Ouster Foreign Benefit Plan	4.11(j)
Ouster In-Licenses	4.16(a)(v)
Ouster Intellectual Property	8.3
Ouster IP Contracts	4.16(a)(vii)
Ouster IP Cross-Licenses	4.16(a)(vi)
Ouster Leased Real Property	8.3
Ouster Material Adverse Effect	8.3

A-v

Defined Term	Section
Ouster Material Contracts	4.16(c)
Ouster Out-Licenses	4.16(a)(vii)
Ouster Preferred Stock	8.3
Ouster Privacy Obligations	4.18
Ouster Products	8.3
Ouster Real Property Leases	4.14(b)
Ouster Recommendation	4.3(b)
Ouster Registered Intellectual Property	4.17(a)
Ouster Restricted Stock	2.1(c)
Ouster Reverse Stock Split	5.3(c)(i)
Ouster RSU Award	2.8(b)
Ouster SEC Documents	4.5(a)
Ouster SEC Financial Statements	4.5(c)
Ouster Stock Option	2.8(a)
Ouster Stock Plans	8.3
Ouster Stockholder Approval	4.3(c)
Ouster Stockholders Meeting	5.3(c)(i)
Ouster Stockholders Support Agreement	Recitals
Ouster Tax Opinion	6.2(d)
Ouster Termination Fee	7.3(b)
Ouster Warrant	2.7(a)
Outside Date	7.1(b)(ii)
Patents	8.3
Permits	3.10
Permitted Liens	8.3
Person	8.3
Personal Information	8.3
Post-Closing Plans	5.14(c)
Pre-Closing Velodyne Bonus Period	5.14(i)
Proceeding	8.3
Release	8.3
Representatives	8.3
Requisite Ouster Stockholders	8.3
Requisite Velodyne Stockholders	8.3
Sarbanes-Oxley Act	3.5(d)
SEC	8.3
Second Certificate of Merger	1.3(b)
Second Effective Time	1.3(b)
Second Merger	Recitals
Securities Act	8.3
Subsidiary	8.3
Superior Proposal	5.4(f)(iii)
Surviving Company	1.1(b)
Tax Return	8.3
Taxes	8.3
Taxing Authority	8.3
Transactions	1.1(b)
under common control with	8.3
Velodyne	Preamble
Velodyne 401(k) Plan	5.14(f)
Velodyne Adverse Recommendation Change	5.3(b)(ii)

A-vi

Defined Term	Section
Velodyne Benefit Plan	3.11(a)
Velodyne Board	1.6(a)
Velodyne Bonus Plans	5.14(i)
Velodyne Book-Entry Shares	2.1(d)
Velodyne Business Personnel	3.12(a)
Velodyne Bylaws	3.1
Velodyne Charter	3.1
Velodyne Common Stock	2.1
Velodyne Common Stock Merger Consideration	2.1(b)
Velodyne Data Privacy and Security Laws	3.18
Velodyne Disclosure Schedule	8.3
Velodyne ESPP	2.8(c)
Velodyne Exchange Ratio	2.1(b)
Velodyne Foreign Benefit Plan	3.11(j)
Velodyne In-Licenses	3.16(a)(v)
Velodyne Intellectual Property	8.3
Velodyne IP Contracts	3.16(a)(vii)
Velodyne IP Cross-Licenses	3.16(a)(vi)
Velodyne Leased Real Property	8.3
Velodyne Material Adverse Effect	8.3
Velodyne Material Contracts	3.16(c)
Velodyne Merger Consideration	2.1(b)
Velodyne Out-Licenses	3.16(a)(vii)
Velodyne Preferred Stock	2.1
Velodyne Privacy Obligations	3.18
Velodyne Product	8.3
Velodyne Public Warrants	3.2(a)
Velodyne Real Property Leases	3.14(b)
Velodyne Recommendation	3.3(b)
Velodyne Registered Intellectual Property	3.17(a)
Velodyne Restricted Stock	2.1(c)
Velodyne Rights Agreement	8.3
Velodyne Rights Determinations	3.3(b)
Velodyne RSU Award	2.8(b)
Velodyne SEC Documents	3.5(a)
Velodyne SEC Financial Statements	3.5(c)
Velodyne Stock Option	2.8(a)
Velodyne Stock Plans	8.3
Velodyne Stockholder Approval	3.3(c)
Velodyne Stockholders Meeting	5.3(b)(i)
Velodyne Stockholders Support Agreement	Recitals
Velodyne Tax Opinion	6.3(d)
Velodyne Termination Fee	7.3(c)
Willful Breach	8.3

A-vii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is dated as of November 4, 2022, by and among Ouster, Inc., a Delaware corporation (“Ouster”), Oban Merger Sub, Inc., a Delaware corporation and a direct, wholly owned subsidiary of Ouster (“Merger Sub I”), Oban Merger Sub II LLC, a Delaware limited liability company and a direct, wholly owned subsidiary of Ouster (“Merger Sub II” and, together with Merger Sub I, the “Merger Subs”), and Velodyne Lidar, Inc., a Delaware corporation (“Velodyne”).

RECITALS

WHEREAS, Ouster has organized the Merger Subs for the purpose of effecting the transactions contemplated by this Agreement;

WHEREAS, each of Ouster, Merger Sub I, Merger Sub II and Velodyne desires, following the satisfaction or waiver of the conditions set forth in Article 6, to effect the Mergers (as defined below) upon the terms and subject to the conditions set forth in this Agreement, pursuant to which (i) Merger Sub I shall be merged with and into Velodyne (the “First Merger”), with Velodyne as the surviving entity in the First Merger and continuing as a direct, wholly owned subsidiary of Ouster, and (ii) as soon as practicable following the First Merger, but in any case, on the same day as the Effective Time, and as the second step in a single integrated transaction with the First Merger, Velodyne (as the First Step Surviving Corporation following the First Merger) shall merge with and into Merger Sub II (the “Second Merger” and, together with the First Merger, the “Mergers”), in accordance with the applicable provisions of the Delaware General Corporate Law, as amended (the “DGCL”), and the Delaware Limited Liability Company Act, as amended (the “DLLCA”), with Merger Sub II surviving the Second Merger as a direct, wholly owned subsidiary of Ouster;

WHEREAS, each of Ouster, Merger Sub I, Merger Sub II and Velodyne intends that, for U.S. federal income tax purposes, the Mergers, taken together, will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and that this Agreement be, and is hereby adopted as, a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g) and for purposes of Sections 354 and 361 of the Code;

WHEREAS, the Board of Directors (or equivalent) of each of Ouster, Merger Sub I, Merger Sub II and Velodyne has each approved and declared advisable this Agreement and the Transactions, including the First Merger and the Second Merger, as applicable, and determined that it is advisable and in the best interests of their respective companies and stockholders (or sole members) to consummate the Mergers and the Transactions on the terms and conditions set forth in this Agreement;

WHEREAS, the Board of Directors of each of Ouster and Velodyne has, subject to Section 5.4, resolved to recommend the adoption of this Agreement to their respective stockholders;

WHEREAS, each of Ouster, Merger Sub I, Merger Sub II and Velodyne desires to make certain representations, warranties, covenants and agreements in connection with the Mergers and also to prescribe various conditions to the Mergers;

WHEREAS, contemporaneously with the execution and delivery of this Agreement, in connection with the Transactions, the Requisite Ouster Stockholders have entered into a Support Agreement, dated as of the date hereof (the “Ouster Stockholders Support Agreement”), with Velodyne, in the form set forth in Exhibit A, pursuant to which, among other things, the Requisite Ouster Stockholders have agreed to vote in favor of this Agreement, the Mergers and the Transactions; and

WHEREAS, contemporaneously with the execution and delivery of this Agreement, in connection with the Transactions, the Requisite Velodyne Stockholders have entered into a Support Agreement, dated as of the date hereof (the “Velodyne Stockholders Support Agreement”), with Ouster, in the form set forth in Exhibit B, pursuant to which, among other things, the Requisite Velodyne Stockholders have agreed to vote in favor of this Agreement, the Mergers and the Transactions.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and premises contained in this Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties to this Agreement agree as follows:

ARTICLE 1

THE MERGERS

1.1 The Mergers.

(a) At the Effective Time, Merger Sub I shall be merged with and into Velodyne pursuant to the First Merger in accordance with the applicable provisions of the DGCL, and upon the terms and subject to the satisfaction or valid waiver of the conditions set forth in this Agreement, whereupon the separate existence of Merger Sub I shall cease and Velodyne shall continue as the surviving corporation (the “First Step Surviving Corporation”) and as a direct, wholly owned subsidiary of Ouster.

(b) As part of a single integrated plan, as soon as practicable following the Effective Time, but in any case, on the same day as the Effective Time, the First Step Surviving Corporation shall be merged with and into Merger Sub II pursuant to the Second Merger in accordance with the applicable provisions of the DGCL and the DLLCA, and upon the terms and subject to the satisfaction or valid waiver of the conditions set forth in this Agreement, whereupon the separate corporate existence of the First Step Surviving Corporation shall cease, and Merger Sub II shall continue as the surviving entity of the Second Merger and as a direct, wholly owned subsidiary of Ouster. Merger Sub II, as the surviving entity of the Second Merger, is referred to herein as the “Surviving Company.” The Mergers and other transactions contemplated by this Agreement are referred to herein as the “Transactions.”

(c) The First Merger shall have the effects specified in the DGCL. At the Effective Time, the First Step Surviving Corporation shall possess all the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities and duties of Velodyne and Merger Sub I, all as provided under the DGCL.

(d) The Second Merger shall have the effects specified in the DGCL and the DLLCA. At the Second Effective Time (as defined below), the Surviving Company shall possess all the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities and duties of Velodyne and Merger Sub II, all as provided under the DGCL and the DLLCA.

1.2 Closing. The closing of the First Merger (the “Closing”) shall be held virtually at 6:00 a.m. Pacific time, as soon as practicable (and, in any event, within three (3) Business Days) after satisfaction or, to the extent permitted hereunder, waiver of all applicable conditions set forth in Article 6 (except for any conditions that by their nature can only be satisfied at the Closing, but subject to the satisfaction of such conditions or, to the extent permitted hereunder, waiver by the party entitled to waive such conditions), by teleconference or through electronic exchange of transaction documents in portable document format by electronic mail or at such other time, place and date as Ouster and Velodyne shall agree in writing. The date and time at which the Closing occurs is referred to herein as the “Closing Date.”

1.3 Effective Time.

(a) On the Closing Date, Velodyne and Merger Sub I shall file a certificate of merger relating to the First Merger (the “First Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL. The First Merger shall become effective concurrently upon the due filing of the First Certificate of Merger with the Secretary of State of the State of Delaware, or such later time as Ouster and Velodyne shall agree and specify in the First Certificate of Merger (such time as the First Merger becomes effective, the “Effective Time”).

(b) As soon as practicable after the Effective Time, but in any case, on the same day as the Effective Time, the First Step Surviving Corporation and Merger Sub II shall file a certificate of merger relating to the Second Merger (the “Second Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL and the DLLCA and shall make all other filings or recordings required under the DGCL and the DLLCA. The Second Merger shall become effective concurrently upon the due filing of the Second Certificate of Merger with the Secretary of State of the State of Delaware, or at such later time as Ouster and Velodyne shall agree and specify in the Second Certificate of Merger (such time as the Second Merger becomes effective, the “Second Effective Time”).

1.4 Organizational Documents.

(a) At the Effective Time, the certificate of incorporation and bylaws of Velodyne in effect immediately prior to the Effective Time shall be amended and restated, respectively, to be in substantially the forms set forth in Exhibit C-1 and Exhibit C-2, and as so amended and restated shall be the certificate of incorporation and bylaws, respectively, of the First Step Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.

(b) Unless otherwise agreed in writing between Ouster and Velodyne prior to the Effective Time, (i) at the Second Effective Time, the certificate of formation of Merger Sub II shall be amended and restated to be in substantially the form set forth in Exhibit C-3, and as so amended and restated shall be the certificate of formation of the Surviving Company in the Second Merger, and (ii) the limited liability company agreement of Merger Sub II as in effect immediately prior to the Second Effective Time shall be the limited liability company agreement of the Surviving Company in the Second Merger, in each case, until thereafter changed or amended as provided therein or by applicable Law; provided that, at the Second Effective Time, the limited liability company agreement of the Surviving Company shall be amended such that the name of the Surviving Company shall be “Velodyne, LLC.”

1.5 Directors and Officers of the Surviving Companies.

(a) The parties shall take all necessary action such that from and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with applicable Law, (i) the directors of the First Step Surviving Corporation shall be those individuals who were directors of Merger Sub I as of immediately prior to the Effective Time and (ii) the officers of the First Step Surviving Corporation shall be those individuals who were officers of Merger Sub I as of immediately prior to the Effective Time.

(b) The parties shall take all necessary action such that from and after the Second Effective Time, until successors are duly elected or appointed and qualified in accordance with applicable Law, (i) the managing member of the Surviving Company shall be the Person who was the managing member of Merger Sub II as of immediately prior to the Second Effective Time and (ii) the officers of the Surviving Company shall be those individuals who were officers of Merger Sub II as of immediately prior to the Second Effective Time.

1.6 Directors and Officers of Ouster.

(a) Effective at the Effective Time, unless otherwise agreed by Ouster and Velodyne in writing, the parties shall take all necessary action to cause the size of the Board of Directors of Ouster (the “Ouster Board”) to be comprised of eight (8) members. Four (4) directors shall be designated by the Board of Directors of Velodyne (the “Velodyne Board”), each of whom shall be reasonably acceptable to Ouster. Four (4) directors shall be designated by the Ouster Board, each of whom shall be reasonably acceptable to Velodyne. Unless otherwise agreed by Ouster and Velodyne, Ted Tewksbury shall serve as executive chairman of the Ouster Board (the “Designated Chairman”); provided that in the event that Ted Tewksbury is not the chief executive officer of Velodyne immediately prior to the Effective Time, Velodyne shall select the Designated Chairman from one of Velodyne’s director designees. One (1) of Ouster’s director designees shall be Angus Pacala if he is serving as chief executive officer and a director of Ouster immediately prior to the Effective Time. Each director designee (other than the chief executive officer of Ouster or Velodyne immediately prior to the Effective Time) shall qualify as an “independent director,” as such term is defined in NYSE Rule 303A.02; provided that at least two (2) of the Velodyne designees and two (2) of the Ouster designees shall meet the minimum requirements to serve on Ouster’s audit committee under the Rules of the NYSE. Effective at the Effective Time, unless otherwise agreed by Velodyne and Ouster in writing, the parties shall take all necessary action to cause (i) the Designated Chairman to be appointed to act as executive chairman of the Ouster Board and (ii) the directors designated by Velodyne and Ouster respectively to be appointed to the Ouster Board.

(b) Unless otherwise approved by Velodyne and Ouster in writing, Angus Pacala shall remain as chief executive officer of Ouster. In the event that immediately prior to the Effective Time, (i) Angus Pacala is not the chief executive officer of Ouster and Ted Tewksbury is the chief executive officer of Velodyne, Ted Tewksbury shall be appointed as chief executive officer of Ouster, and (ii) Angus Pacala is not the chief executive officer of Ouster and Ted Tewksbury is not the chief executive officer of Velodyne, Velodyne and Ouster shall agree on another individual to be appointed as chief executive officer of Ouster.

1.7 Tax Treatment. For U.S. federal income Tax purposes, it is intended that the Mergers, taken together, will qualify as a “reorganization” within the meaning of Section 368 of the Code, and this Agreement will constitute a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g) and for purposes of Sections 354 and 361 of the Code.

ARTICLE 2

CONVERSION OF SECURITIES IN THE MERGERS

2.1 Effect on Securities in the First Merger. At the Effective Time, by virtue of the First Merger and without any action on the part of Ouster, Velodyne, Merger Sub I, Merger Sub II or any holder of any shares of Velodyne common stock, $0.0001 par value per share (“Velodyne Common Stock”) or Velodyne preferred stock, $0.0001 par value per share (“Velodyne Preferred Stock”):

(a) Effect on Capital Stock of Velodyne. All shares of Velodyne Common Stock or Velodyne Preferred Stock that are owned by Velodyne, Ouster, Merger Sub I or Merger Sub II or any wholly owned Subsidiary of Velodyne, Ouster, Merger Sub I or Merger Sub II (or that are held in treasury by Velodyne) immediately prior to the Effective Time shall cease to be outstanding and shall be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(b) Conversion of Velodyne Common Stock, Velodyne Preferred Stock and Merger Sub Common Stock. Subject to Section 2.1(a), Section 2.3, Section 2.4 and Section 2.8, (i) each share of Velodyne Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into and thereafter represent the right to receive that number of validly issued, fully paid and non-assessable shares of Ouster common stock, $0.0001 par value per share (“Ouster Common Stock”), equal to the Velodyne Exchange Ratio and cash in lieu of fractional shares of Ouster Common Stock as contemplated by Section 2.4 (the “Velodyne Common Stock Merger Consideration”), and (ii) each share of Velodyne Preferred Stock issued and outstanding immediately prior to the Effective Time shall be cancelled for no consideration. The shares of Ouster Common Stock to be issued upon the conversion of shares of Velodyne Common Stock pursuant to this Section 2.1 and the Fractional Shares Cash Amount to be paid in lieu of fractional shares pursuant to Section 2.4 are referred to, as applicable, as the “Velodyne Merger Consideration.” For purposes of this Agreement, “Velodyne Exchange Ratio” means 0.8204. Without limiting the foregoing, any risk of forfeiture or right of repurchase in favor of Velodyne that is applicable to any Velodyne Common Stock as of immediately prior to the Effective Time shall apply to the related Ouster Common Stock received as Velodyne Merger Consideration on the same terms and conditions except that the vesting schedule and repurchase price shall be adjusted to reflect the Velodyne Exchange Ratio and references to services to or performance of Velodyne and its Subsidiaries shall be deemed to refer to Ouster and its Subsidiaries.

(c) As of the Effective Time, by virtue of the First Merger and without any action on the part of the holders thereof, except as set forth on Section 2.1(c) of the Velodyne Disclosure Schedule, each share of Ouster Common Stock issued upon conversion of a share of Velodyne Common Stock that is subject to a substantial risk of forfeiture within the meaning of Section 83 of the Code (“Velodyne Restricted Stock”) pursuant to Section 2.1(b) above shall be subject to the same substantial risk of forfeiture (“Ouster Restricted Stock”) in accordance with this Section 2.1(c). Each such share of Ouster Restricted Stock as so converted shall continue to have, and shall be subject to, the same terms and conditions, including vesting, as applied to the Velodyne Restricted Stock immediately prior to the Effective Time, except that, on or prior to the Effective Time, any performance goals applicable to the Velodyne Restricted Stock, whenever determined, shall be deemed achieved at the greater of actual and target level performance and, as of the Effective Time, the Ouster Restricted Stock issued upon conversion of Velodyne Restricted Stock that was originally scheduled to vest based on the achievement of performance goals shall vest based solely on the provision of services to Ouster and its Affiliates over the service-based vesting schedule otherwise applicable to the related Velodyne Restricted Stock. Each share of Velodyne Restricted Stock for which performance is not deemed achieved shall terminate as of immediately prior to the Effective Time for no consideration.

(d) All of the outstanding shares of Velodyne Common Stock shall be converted into the right to receive the applicable Velodyne Merger Consideration pursuant to this Section 2.1(c) and all such shares of Velodyne Common Stock and all shares of Velodyne Preferred Stock shall cease to be outstanding and shall cease to exist and, as of the Effective Time, each holder of shares of Velodyne Common Stock or Velodyne Preferred Stock held in book-entry form (“Velodyne Book-Entry Shares”) shall cease to have any rights with respect thereto, except the right to receive, in accordance with Section 2.1(b), the applicable Velodyne Merger Consideration, upon surrender of such Velodyne Book-Entry Share in accordance with Section 2.6.

(e) Each share of common stock of Merger Sub I, par value $0.0001 per share, issued and outstanding immediately prior to the Effective Time shall be converted into one (1) share of common stock, par value $0.0001 per share, of the First Step Surviving Corporation.

2.2 Effect on Ouster Common Stock. At the Effective Time, each share of Ouster Common Stock issued and outstanding immediately prior to the Effective Time shall remain outstanding.

2.3 Certain Adjustments. Notwithstanding anything in this Agreement to the contrary, if, from the date of this Agreement until the Effective Time, the outstanding shares of Ouster Common Stock or Velodyne Common Stock or Velodyne Preferred Stock shall have been changed into a different number of shares or a different class by reason of any reclassification, stock split (including a reverse stock split), recapitalization, split-up, combination, exchange of shares, readjustment or other similar transaction, or a stock dividend or stock distribution thereon shall be declared with a record date within said period, the applicable Velodyne Merger Consideration and the Velodyne Exchange Ratio and any other similarly dependent items, as the case may be, shall be equitably adjusted to provide the holders of Velodyne Common Stock the same economic effect as contemplated by this Agreement prior to such event.

2.4 Fractional Shares.

(a) No fractional shares of Ouster Common Stock shall be issued in the First Merger, but in lieu thereof, each holder of Velodyne Common Stock otherwise entitled to a fractional share of Ouster Common Stock will be entitled to receive, from the Exchange Agent in accordance with the provisions of this Section 2.4, a cash payment in lieu of such fractional share of Ouster Common Stock representing such holder’s proportionate interest, if any, in the proceeds from the sale by the Exchange Agent (reduced by any fees of the Exchange Agent attributable to such sale) in one or more transactions of shares of Ouster Common Stock equal to the excess of (A) the aggregate number of shares of Ouster Common Stock to be delivered to the Exchange Agent by Ouster pursuant to Section 2.6(a) over (B) the aggregate number of whole shares of Ouster Common Stock to be distributed to the holders of shares of Velodyne Common Stock pursuant to Section 2.6(b) (such excess, the “Excess Shares”). Velodyne and Ouster acknowledge that payment of the cash consideration in lieu of issuing fractional shares of Ouster Common Stock was not separately bargained-for consideration but merely represents a mechanical rounding off for purposes of avoiding the administrative burden and expense to Ouster that may otherwise be caused by the issuance of fractional shares of Ouster Common Stock. As soon as practicable after the Effective Time, the Exchange Agent, as agent for the holders of Velodyne Common Stock that would otherwise receive fractional shares of Ouster Common Stock, shall sell the Excess Shares at then prevailing prices on the NYSE in the manner provided in the following paragraph.

(b) The sale of the Excess Shares by the Exchange Agent, as agent for the holders of Velodyne Common Stock that would otherwise receive fractional shares of Ouster Common Stock, shall be executed on the NYSE and shall be executed in round lots to the extent practicable. Until the proceeds of such sale or sales have been distributed to the holders of Velodyne Common Stock, the Exchange Agent shall hold such proceeds in trust for the holders of Velodyne Common Stock that would otherwise receive fractional shares of Ouster Common Stock (the “Common Shares Trust”). The Exchange Agent shall determine the portion of the Common Shares Trust to which each holder of Velodyne Common Stock shall be entitled, if any, by multiplying the amount of the aggregate proceeds comprising the Common Shares Trust by a fraction, the numerator of which is the amount of the fractional share interest to which such holder of Velodyne Common Stock would otherwise be entitled and the denominator of which is the aggregate amount of fractional share interests to which all holders of Velodyne Common Stock would otherwise be entitled (the “Fractional Shares Cash Amount”).

(c) As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of Velodyne Common Stock in lieu of any fractional shares of Ouster Common Stock, the Exchange Agent shall make available such amounts to such holders of shares of Velodyne Common Stock without interest, subject to and in accordance with Section 2.6.

2.5 Effect on Securities in the Second Merger.

(a) At the Second Effective Time, by virtue of the Second Merger and without any action on the part of Ouster, the First Step Surviving Corporation, Merger Sub II or any holder of any shares or securities of Ouster, the First Step Surviving Corporation or Merger Sub II, each share of common stock, $0.0001 par value per share, of the First Step Surviving Corporation issued and outstanding immediately prior to the Second Effective Time shall cease to be outstanding and shall be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(b) At the Second Effective Time, by virtue of the Second Merger and without any action on the part of Ouster, the First Step Surviving Corporation, Merger Sub II or any holder of any shares or securities of Ouster, the First Step Surviving Corporation or Merger Sub II, each limited liability company interest of Merger Sub II shall remain unchanged and continue to remain outstanding as a limited liability company interest in the Surviving Company.

2.6 Exchange of Certificates and Book-Entry Shares.

(a) Prior to the dissemination of the Joint Proxy Statement to the stockholders of Velodyne and the stockholders of Ouster, Merger Sub I and Velodyne shall appoint a nationally recognized financial institution or trust company to act as exchange agent (the “Exchange Agent”) for the payment and delivery of the Velodyne Merger Consideration. At or prior to the Effective Time, Ouster shall deposit, in trust for the benefit of the holders of Velodyne Common Stock, with the Exchange Agent for exchange in accordance with this Article 2, a number of shares of Ouster Common Stock equal to the total shares of Ouster Common Stock issuable pursuant to Section 2.1 (together with the Fractional Shares Cash Amount, the “Exchange Fund”). Promptly following the Effective Time, the Exchange Agent shall, pursuant to irrevocable instructions, deliver the whole shares of Ouster Common Stock contemplated to be issued pursuant to Section 2.1 and the Fractional Shares Cash Amount out of the Exchange Fund. The Exchange Fund shall not be used for any other purpose.

(b) Exchange Procedures. As promptly as practicable after the Effective Time (but in no event later than three (3) Business Days thereafter), Ouster shall cause the Exchange Agent to mail to each holder of record of a Velodyne Book-Entry Share, which shares were converted into the right to receive the applicable Velodyne Merger Consideration at the Effective Time pursuant to this Agreement: (i) a letter of transmittal, which shall be in such form and have such provisions as Ouster, Velodyne and the Exchange Agent may reasonably specify, and (ii) instructions for effecting the surrender of the Velodyne Book-Entry Shares in exchange for the applicable Velodyne Merger Consideration and the method of payment of such holder’s Fractional Shares Cash Amount. Upon surrender of the Velodyne Book-Entry Shares for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Velodyne and Ouster, and upon delivery of a letter of transmittal, duly executed and in proper form with all required enclosures and attachments with respect to such Velodyne Book-Entry Shares, the holder of such Velodyne Book-Entry Shares shall be entitled to receive the whole shares of Ouster Common Stock that such holder is entitled to receive pursuant to Section 2.1 and, if applicable, the Fractional Shares Cash Amount for each share of Velodyne Common Stock formerly represented by such Velodyne Book-Entry Share. Any Velodyne Book-Entry Shares so surrendered shall forthwith be cancelled. Delivery of the applicable Velodyne Merger Consideration with respect to Velodyne Book-Entry Shares shall only be made to the Person in whose name such shares are registered. Until surrendered as contemplated hereby, each Velodyne Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive the applicable Velodyne Merger Consideration provided in this Agreement.

(c) Transfer Books. At the Effective Time, the stock transfer books of Velodyne shall be closed and thereafter there shall be no further registration of transfers of shares of Velodyne Common Stock or Velodyne Preferred Stock on the records of Velodyne. From and after the Effective Time, the holders of Velodyne Book-Entry Shares representing shares of Velodyne Common Stock and Velodyne Preferred Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares except as otherwise provided for herein or by applicable Law.

(d) Termination of Fund; Abandoned Property. At any time following six (6) months after the Closing Date, Ouster shall be entitled to require the Exchange Agent to deliver to it any shares of Ouster Common Stock or cash remaining in the Exchange Fund made available to the Exchange Agent and not delivered to holders of Velodyne Book-Entry Shares and thereafter such holders shall be entitled to look only to Ouster (subject to abandoned property, escheat or other similar Laws) only as general creditors thereof with respect to the applicable Velodyne Merger Consideration payable upon due surrender of their Velodyne Book-Entry Shares and compliance with the procedures in Section 2.6. If, prior to six (6) years after the Closing Date (or otherwise immediately prior to such time on which any payment in respect hereof would escheat to or become the property of any Governmental Entity pursuant to any applicable abandoned property, escheat or similar Laws), any holder of Velodyne Book-Entry Shares has not complied with the procedures in Section 2.6 to receive the applicable Velodyne Merger Consideration to which such holder would otherwise be entitled, the applicable Velodyne Merger Consideration to which such holder would otherwise be entitled in respect of such Velodyne Book-Entry Shares shall, to the extent permitted by applicable Law, become the property of Ouster, free and clear of all claims or interest of any Person previously entitled thereto. Notwithstanding the foregoing, none of Ouster, the First Step Surviving Corporation, the Surviving Company or the Exchange Agent, or any Representative or affiliate thereof, shall be liable to any holder of Velodyne Book-Entry Shares for Velodyne Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(e) Distributions with Respect to Unexchanged Ouster Common Stock. No dividends or other distributions declared or made after the Effective Time with respect to Ouster Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Velodyne Book-Entry Share with respect to any shares of Ouster Common Stock represented thereby, and, if applicable, no portion of the Fractional Shares Cash Amount shall be paid to any such holder pursuant to Section 2.4, unless and until the holder of such Velodyne Book-Entry Share shall surrender such Velodyne Book-Entry Share in accordance with this Section 2.6. Subject to the effect of escheat, Tax or other applicable Laws, following surrender of any such Velodyne Book-Entry Share in accordance with this Section 2.6, there shall be paid by Ouster to such holder of whole shares of Ouster Common Stock issued in exchange therefor, without interest, (i) promptly, the portion of the Fractional Shares Cash Amount, if applicable, payable with respect to a fractional share of Ouster Common Stock to which such holder is entitled pursuant to Section 2.4 and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Ouster Common Stock and (ii) at the appropriate payment date, the amount of dividends or other distributions, with a record date after the Effective Time but prior to surrender and a payment date occurring after surrender, payable with respect to such whole shares of Ouster Common Stock.

2.7 Velodyne Warrants.

(a) As of the Effective Time, each Velodyne Warrant that is outstanding and unexercised immediately prior to the Effective Time, whether or not then exercisable, shall be assumed by Ouster and shall be converted into a warrant (an “Ouster Warrant”) to acquire Ouster Common Stock. Each such Ouster Warrant as so assumed and converted shall continue to have, and shall be subject to, the same terms and conditions as applied to the Velodyne Warrant immediately prior to the Effective Time except that, as of the Effective Time, each such Ouster Warrant as so assumed and converted shall be a warrant to acquire that number of whole shares of Ouster Common Stock (rounded down to the nearest whole share) equal to the product of (i) the number of shares of Velodyne Common Stock subject to such Velodyne Warrant and (ii) the Velodyne Exchange Ratio, at an exercise price per share of Ouster Common Stock (rounded up to the nearest whole cent) equal to the quotient obtained by dividing (x) the exercise price per share of Velodyne Common Stock of such Velodyne Warrant by (y) the Velodyne Exchange Ratio.

(b) Not later than the Closing Date, Ouster and Velodyne shall deliver to the holders of Velodyne Warrants any notices required under the terms of the Velodyne Warrants, as applicable, in connection with this Agreement and the Transactions.

2.8 Stock Options and Stock-Based Awards.

(a) Treatment of Velodyne Stock Options. As of the Effective Time, by virtue of the First Merger and without any action on the part of the holders thereof, each option to acquire shares of Velodyne Common Stock (a “Velodyne Stock Option”) that is outstanding and unexercised immediately prior to the Effective Time, whether or not then vested or exercisable, that is held by an individual who is eligible to be included as an “employee” in a registration statement filed on Form S-8 as of immediately following the Effective Time (a “Continuing Service Provider”) shall be assumed by Ouster and shall be converted into an option (an “Ouster Stock Option”) to acquire shares of Ouster Common Stock in accordance with this Section 2.8(a). Each such Ouster Stock Option as so assumed and converted shall continue to have, and shall be subject to, the same terms and conditions as applied to the Ouster Stock Option immediately prior to the Effective Time except that, as of the Effective Time, each such Ouster Stock Option as so assumed and converted shall be an option to acquire that number of whole shares of Ouster Common Stock (rounded down to the nearest whole share) equal to the product of (A) the number of shares of Velodyne Common Stock subject to such Velodyne Stock Option and (B) the Velodyne Exchange Ratio, at an exercise price per share of Ouster Common Stock (rounded up to the nearest whole cent) equal to the quotient obtained by dividing (x) the exercise price per share of Velodyne Common Stock of such Velodyne Stock Option by (y) the Velodyne Exchange Ratio (provided, that the exercise price and the number of shares of Ouster Common Stock subject to the Ouster Stock Option shall be determined in a manner consistent with the requirements of Section 409A of the Code, and, in the case of Velodyne Stock Options that are intended to qualify as incentive stock options within the meaning of Section 422 of the Code, consistent with the requirements of Section 424 of the Code). Each Velodyne Stock Option that is not held by a Continuing Service Provider shall terminate as of immediately prior to the Effective Time for no consideration.

(b) As of the Effective Time, by virtue of the First Merger and without any action on the part of the holders thereof, each award of restricted stock units covering Velodyne Common Stock (each, a “Velodyne RSU Award”) that is outstanding immediately prior to the Effective Time and held by a Continuing Service Provider shall be assumed by Ouster and shall be converted into an award of restricted stock unit covering Ouster Common Stock (an “Ouster RSU Award”) in accordance with this Section 2.8(b). Each such Ouster RSU Award as so assumed and converted shall continue to have, and shall be subject to, the same terms and conditions as applied to the Velodyne RSU Award immediately prior to the Effective Time, except that, as of the Effective Time, each such Velodyne RSU Award shall be assumed and converted into an Ouster RSU Award covering that number of whole shares of Ouster Common Stock (rounded down to the nearest whole share) equal to the product of (A) the number of shares of Velodyne Common Stock subject to such Velodyne RSU Award and (B) the Velodyne Exchange Ratio. Each Velodyne RSU Award that is not held by a Continuing Service Provider shall terminate immediately prior to the Effective Time for no consideration.

(c) Treatment of Employee Stock Purchase Plan. Velodyne shall take all necessary actions with respect to the Velodyne 2020 Employee Stock Purchase Plan (the “Velodyne ESPP”) to (i) shorten any offering period in effect as of the last payroll date occurring prior to the Closing by setting a new “Purchase Date” (within the meaning of the Velodyne ESPP) in respect of such offering period that is no later than such payroll date (after crediting contributions for such payroll date) (the “Offering Period End Date”) and on the Offering Period End Date, cause the exercise of each outstanding purchase right under the Velodyne ESPP; and (ii) ensure that as of the Offering Period End Date, no offering periods or purchase periods commence and no payroll deductions or other contributions are made or effected with respect to the Velodyne ESPP.

(d) Subject to Section 5.14(g), as of the Effective Time, Ouster shall, by virtue of the First Merger, assume each Velodyne Stock Plan. Following the Effective Time, Ouster shall continue to maintain any such assumed plans (each, as may be amended or terminated from time to time in accordance therewith).

(e) Prior to the Effective Time, Velodyne shall take all necessary action for the adjustment and assumption of equity awards under this Section 2.8. Ouster shall reserve for future issuance a number of shares of Ouster Common Stock at least equal to the number of shares of Ouster Common Stock that will be subject to Ouster Stock Options and Ouster RSU Awards as a result of the actions contemplated by this Section 2.8. Not later than the Closing Date, Ouster shall file an effective registration statement on Form S-8 (or other applicable form) with respect to the Ouster Common Stock subject to such Ouster Stock Options and Ouster RSU Awards and shall distribute a prospectus relating to such Form S-8, and Ouster shall use reasonable best efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such Ouster Stock Options and Ouster RSU Awards remain outstanding.

2.9 Withholding Rights. Each of Ouster, the First Step Surviving Corporation, the Surviving Company, Velodyne, Merger Sub I, Merger Sub II and the Exchange Agent shall be entitled to deduct and withhold from any amount payable pursuant to this Agreement to any Person, such amounts as are required to be deducted and withheld under the Code, Treasury Regulations promulgated under the Code or any applicable provisions of state, local or non-U.S. Tax Law. To the extent that amounts are so deducted and withheld and paid over to the applicable Governmental Entity in accordance with applicable Law, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person(s) in respect of which such deduction and withholding was made.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF VELODYNE

Except (a) as set forth in the Velodyne Disclosure Schedule (subject to Section 8.14) and (b) as otherwise disclosed or identified in the Velodyne SEC Documents publicly filed or furnished after September 29, 2020, and prior to the date hereof, without giving effect to any amendment to any such document filed on or after the date hereof (other than (i) any forward-looking disclosures contained in the “Forward Looking Statements” and “Risk Factors” sections of the Velodyne SEC Documents and any other disclosures included therein to the extent they are primarily predictive, cautionary or forward looking in nature, and (ii) information included in, or incorporated by reference as, exhibits and schedules to any Velodyne SEC Document, and provided that the exception provided for in this clause (b) shall be applied if, and only if, the nature and content of the applicable disclosure in any such Velodyne SEC Document publicly filed or furnished prior to the date hereof is reasonably specific as to matters and items such that the subject matter of such disclosure is reasonably apparent on the face of the text of such disclosure to be applicable to the representation set forth herein), Velodyne hereby represents and warrants to Ouster as follows:

3.1 Organization. Each of Velodyne and, except where the failure to be in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Velodyne Material Adverse Effect, its Subsidiaries is a corporation or other entity duly organized, validly existing and, to the extent applicable, in good standing under the laws of the jurisdiction of its organization and has the requisite corporate or other entity power and authority to own, lease or operate all of its properties and assets and to carry on its business as it is now being conducted. Each of Velodyne and its Subsidiaries is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, operated or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified, has not had and would not reasonably be expected to have, individually or in the aggregate, a Velodyne Material Adverse Effect. Velodyne has provided Ouster true, complete and correct copies of the Amended and Restated Certificate of Incorporation (the “Velodyne Charter”) and Amended and Restated Bylaws of Velodyne (the “Velodyne Bylaws”) and equivalent organizational documents of its Subsidiaries as in effect as of the date of this Agreement. Velodyne is not in violation of any of the provisions of the Velodyne Charter, the Velodyne Bylaws or the equivalent organizational documents of its Subsidiaries.

3.2 Velodyne Capitalization.

(a) The authorized capital stock of Velodyne consists of two billion, two hundred and fifty million (2,250,000,000) shares of Velodyne Common Stock and twenty-five million (25,000,000) shares of Velodyne Preferred Stock. As of November 3, 2022 (the “Capitalization Date”), (i) 237,590,872 shares of Velodyne Common Stock (other than treasury shares) were issued and outstanding, all of which were validly issued and fully paid, nonassessable and free of preemptive rights and 9,408,823 of which constitute Velodyne Restricted Stock (which includes performance restricted stock at the maximum value), (ii) 0 shares of Velodyne Common Stock were held in the treasury of Velodyne or by its Subsidiaries, (iii) 8,364,531 shares of Velodyne Common Stock were issuable (and such number was reserved for issuance) upon exercise of Velodyne Stock Options and vesting of Velodyne RSU Awards outstanding as of such date (not including 5,690,588 shares of Velodyne Common Stock issuable under vesting of Velodyne RSU Awards that have been committed but not yet granted as of such date), (iv) 6,481,317 shares of Velodyne Common Stock were authorized for issuance pursuant to the Velodyne ESPP, (v) 4,480,425 shares of Velodyne Common Stock were issuable (and such number was reserved for issuance) upon exercise of warrants (the “Velodyne Public Warrants, at a weighted average exercise price of $11.50 per share, (vi) 39,784,213 shares of Velodyne Common Stock were issuable to Amazon, Inc. (and such number was reserved for issuance) upon exercise of warrants (together with the Velodyne Public Warrants, the “Velodyne Warrants”), at a weighted average exercise price of $4.16 per share, (vii) no shares of Velodyne Preferred Stock were issued and outstanding and (viii) 7,346,214 shares of preferred stock of 14352947 Canada Inc., a wholly owned subsidiary of Velodyne, are exchangeable on a one to one basis into Velodyne Common stock. Except for Velodyne Stock Options, Velodyne RSU Awards and awards of Velodyne Restricted Stock covering or constituting not more than 23,463,942 shares of Velodyne Common Stock (at maximum performance levels), 6,481,317 shares of Velodyne Common Stock authorized for issuance pursuant to the Velodyne ESPP and Velodyne Warrants exercisable into not more than 44,264,638 shares of Velodyne Common Stock, there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which Velodyne or any of its Subsidiaries is a party or by which Velodyne or any of its Subsidiaries is bound relating to the issued or unissued capital stock or other Equity Interests of Velodyne or any of its Subsidiaries, or securities convertible into or exchangeable for such capital stock or other Equity Interests, or obligating Velodyne or any of its Subsidiaries to issue or sell any shares of its capital stock or other Equity Interests, or securities convertible into or exchangeable for such capital stock of, or other Equity Interests in, Velodyne or any of its Subsidiaries. Since the Capitalization Date, Velodyne has not issued any shares of its capital stock or other Equity Interests, or securities convertible into or exchangeable for such capital stock or other Equity Interests, other than those shares of capital stock reserved for issuance described in this Section 3.2(a). Velodyne has previously provided Ouster with a true and complete list, by holder and as of the date hereof, of (i) the prices at which each outstanding Velodyne Stock Option may be exercised, the number of shares of Velodyne Common Stock underlying such Velodyne Stock Options and Velodyne RSU Awards and comprising Velodyne Restricted Stock, the vesting schedule of the Velodyne Stock Options, Velodyne RSU Awards and Velodyne Restricted Stock and whether such option is intended to constitute an “incentive stock option” within the meaning of Section 422 of the Code and (ii) the prices at which each Velodyne Warrant may be exercised under the terms of such Velodyne Warrant and the number of shares of Velodyne Common Stock subject to each such Velodyne Warrant. All shares of Velodyne Common Stock subject to issuance under a Velodyne Stock Plan, or subject to issuance upon conversion of any Velodyne Preferred Stock or exercise of any Velodyne Warrant, upon issuance prior to the Effective Time on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. There are no bonds, debentures, notes or other indebtedness of Velodyne having the right to vote on any matters on which stockholders of Velodyne may vote. Neither Velodyne nor any of its Subsidiaries is a party to any voting agreement with respect to the voting of any Equity Interests of Velodyne or any of its Subsidiaries.

(b) There are no outstanding contractual obligations of Velodyne or any of its Subsidiaries (i) restricting the transfer of, (ii) affecting the voting rights of, (iii) requiring the repurchase, redemption or disposition of, or containing any right of first refusal with respect to, (iv) requiring the registration for sale of, or (v) granting any preemptive or antidilutive right with respect to, any shares of Velodyne Common Stock or Velodyne Preferred Stock, or any capital stock of, or other Equity Interests in, Velodyne or any of its Subsidiaries.

(c) Section 3.2(c) of the Velodyne Disclosure Schedule sets forth a true and complete list of all of the Subsidiaries of Velodyne and the jurisdiction of organization of each such Subsidiary. Except for Velodyne and as set forth in Section 3.2(c) of the Velodyne Disclosure Schedule, none of Velodyne or any of its Subsidiaries holds an Equity Interest in any other Person. Each outstanding share of capital stock or other Equity Interest in each Subsidiary of Velodyne is duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights and is owned, beneficially and of record, by Velodyne or one or more of its wholly owned Subsidiaries, free and clear of all Liens. There are no outstanding contractual obligations of Velodyne or any of its Subsidiaries to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary of Velodyne (in excess of $100,000) or any other Person, other than guarantees by Velodyne of any indebtedness or other obligations of any wholly owned Subsidiary of Velodyne.

3.3 Authority; Execution and Delivery; Enforceability.

(a) Velodyne has all necessary power and authority to execute and deliver this Agreement, to perform and comply with its covenants and obligations under this Agreement and, subject to the receipt of the Velodyne Stockholder Approval, to consummate the Transactions. The execution and delivery by Velodyne of this Agreement, the performance and compliance by Velodyne with each of its covenants and obligations herein and the consummation by Velodyne of the Transactions have been duly authorized by all necessary corporate action on the part of Velodyne, subject to receipt of the Velodyne Stockholder Approval, and no other corporate proceedings on the part of Velodyne and no other stockholder votes are necessary to authorize this Agreement or the consummation by Velodyne of the Transactions. Velodyne has duly and validly executed and delivered this Agreement and, assuming the due authorization, execution and delivery by Ouster, Merger Sub I and Merger Sub II of this Agreement, this Agreement constitutes its legal, valid and binding obligation, enforceable against Velodyne in accordance with its terms, except as limited by Laws affecting the enforcement of creditors’ rights generally, by general equitable principles or by the discretion of any Governmental Entity before which any Proceeding seeking enforcement may be brought.

(b) The Velodyne Board, at a meeting duly called and held, unanimously adopted resolutions (i) adopting and approving this Agreement and the consummation of the Transactions upon the terms and subject to the conditions set forth in this Agreement, (ii) determining that the terms of this Agreement, the Mergers and the other Transactions are fair to, and in the best interests of, Velodyne and its stockholders, (iii) directing that this Agreement be submitted to the stockholders of Velodyne for approval and adoption, (iv) recommending that its stockholders adopt this Agreement, (v) declaring that this Agreement is advisable (the “Velodyne Recommendation”), (vi) determining that for purposes of the Velodyne Rights Agreement, this Agreement, the Mergers and the other Transactions shall be deemed to be Exempt Transactions (as such terms are defined in the Velodyne Rights Agreement) and (vii) determining that for purposes of the Velodyne Rights Agreement, none of Ouster, any of its stockholders nor any of their respective Affiliates or Associates (as such terms are defined in the Velodyne Rights Agreement) shall be deemed to be an Acquiring Person (as defined in the Velodyne Rights Agreement) as a result of the execution, delivery or performance of this Agreement, the Velodyne Stockholder Support Agreements or the Ouster Stockholder Support Agreements, or the consummation of the Mergers or any of the other Transactions (collectively with clause (vi), the “Velodyne Rights Determinations”).

(c) Assuming the accuracy of the representations and warranties in Section 4.20, to the Knowledge of Velodyne, no takeover, anti-takeover, business combination, control share acquisition or similar Law applies to this Agreement, the Mergers or the other Transactions. The only vote of holders of any class or series of Equity Interests of Velodyne necessary to approve the Transactions is the adoption of this Agreement by the holders of a majority of the shares of Velodyne Common Stock outstanding and entitled to vote thereon at the Velodyne Stockholders Meeting (the “Velodyne Stockholder Approval”). No other vote of the holders of Velodyne Common Stock, Velodyne Preferred Stock or any other Equity Interests of Velodyne is necessary to consummate the Transactions.

(d) Velodyne has taken all necessary action to render the Velodyne Rights Agreement inapplicable to the Mergers and the other Transactions and to terminate the Velodyne Rights Agreement immediately prior to the Effective Time (but subject to the occurrence of the Effective Time and the consummation of the Mergers and the other Transactions).

3.4 No Conflicts.

(a) The execution and delivery of this Agreement by Velodyne does not and will not, and the performance of this Agreement by Velodyne and the consummation of the Transactions will not, (i) assuming the Velodyne Stockholder Approval is obtained, conflict with or violate any provision of the Velodyne Charter or the Velodyne Bylaws or any equivalent organizational documents of any Subsidiary of Velodyne, (ii) assuming that all consents, approvals, authorizations and permits described in Section 3.4(b) have been obtained and all filings and notifications described in Section 3.4(b) have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to Velodyne or any of its Subsidiaries or by which any property or asset of Velodyne or any of its Subsidiaries is bound or affected or (iii) require any consent or approval under, result in any breach of or any loss or impairment of any benefit under, constitute a default (or an event which with notice or lapse of time or both would become a default) under or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of a Lien (other than

Permitted Liens) on any property or asset of Velodyne or any of its Subsidiaries pursuant to, any Contract or Permit (other than a Velodyne Benefit Plan), except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, reasonably be expected to (A) prevent or materially delay consummation of the Mergers, (B) otherwise prevent or materially delay performance by Velodyne of any of its material obligations under this Agreement or (C) have a Velodyne Material Adverse Effect.

(b) The execution and delivery of this Agreement by Velodyne does not and will not, and the consummation by Velodyne of the Transactions and compliance by Velodyne with any of the terms or provisions hereof or thereof will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity or any other Person, except (i) under the Exchange Act, Securities Act, any applicable blue sky Law and the rules and regulations of the NASDAQ, (ii) under the HSR Act (if applicable) or other applicable antitrust Laws, (iii) the filing of the First Certificate of Merger and the Second Certificate of Merger as required by the DGCL and the DLLCA, as applicable, and (iv) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications to a Person other than a Governmental Entity, would not, individually or in the aggregate, reasonably be expected to (A) prevent or materially delay consummation of the Mergers or other Transactions, (B) otherwise prevent or materially delay performance by Velodyne of any of its material obligations under this Agreement or (C)  have a Velodyne Material Adverse Effect.

3.5 SEC Documents; Financial Statements; Undisclosed Liabilities.

(a) Velodyne has filed or furnished on a timely basis all reports, schedules, forms, statements, registration statements, prospectuses and other documents required to be filed or furnished by Velodyne with the SEC under the Securities Act or the Exchange Act since September 29, 2020 (the “Velodyne SEC Documents”). None of the Subsidiaries of Velodyne is required to make or makes any filings with the SEC.

(b) As of its respective filing date, and, if amended, as of the date of the last amendment prior to the date of this Agreement, each Velodyne SEC Document complied in all material respects with the requirements of the Exchange Act or the Securities Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Velodyne SEC Document and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(c) The consolidated financial statements of Velodyne included in the Velodyne SEC Documents (including, in each case, any notes or schedules thereto) (the “Velodyne SEC Financial Statements”), comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto. The Velodyne SEC Financial Statements fairly present, in all material respects, the financial condition and the results of operations, cash flows and changes in stockholders’ equity of Velodyne (on a consolidated basis) as of the respective dates of and for the periods referred to in the Velodyne SEC Financial Statements, and were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto), subject, in the case of interim Velodyne SEC Financial Statements, to normal year-end adjustments (which are not material in significance or amount) and the absence of notes.

(d) Velodyne is in compliance in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act of 2002 and the related rules and regulations promulgated thereunder or under the Exchange Act (the “Sarbanes-Oxley Act”) and (ii) the applicable listing and corporate governance rules and regulations of the NASDAQ.

(e) To the Knowledge of Velodyne, there are no outstanding or unresolved comments in comment letters received from the SEC staff with respect to any Velodyne SEC Documents and none of the Velodyne SEC

Documents is the subject of ongoing SEC review. To the Knowledge of Velodyne, there are no SEC inquiries or investigations, in each case, pending or threatened, regarding any accounting practices of Velodyne.

(f) Velodyne has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 and paragraph (e) of Rule 15d-15 under the Exchange Act) as required by Rules 13a-15 and 15d-15 under the Exchange Act. Velodyne’s disclosure controls and procedures are designed to ensure that all information (both financial and non-financial) required to be disclosed by Velodyne in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to Velodyne’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Since October 1, 2020, Velodyne has had no significant deficiencies or material weaknesses in the design or operation of its internal control over financial reporting that would reasonably be expected to adversely affect Velodyne’s ability to record, process, summarize and report financial information and Velodyne does not have Knowledge of any fraud, whether or not material, that involves management or other employees who have a significant role in Velodyne’s internal control over financial reporting.

(g) Velodyne and its Subsidiaries do not have any liabilities or obligations of any nature (whether absolute or contingent, asserted or unasserted, known or unknown, primary or secondary, direct or indirect, and whether or not accrued or required to be reflected in Velodyne’s financial statements in accordance with GAAP), except (i) as disclosed, reflected or reserved against in the most recent unaudited balance sheet included in the Velodyne SEC Financial Statements or the notes thereto, (ii) for liabilities and obligations incurred in the ordinary course of business since the date of the most recent unaudited balance sheet included in the Velodyne SEC Financial Statements, (iii) for liabilities and obligations arising out of or in connection with this Agreement, the Mergers or the Transactions and (iv) for liabilities and obligations that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Velodyne Material Adverse Effect.

(h) Neither Velodyne nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among Velodyne and any of its Subsidiaries, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance-sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, Velodyne or any of its Subsidiaries in Velodyne’s or such Subsidiary’s published financial statements or other Velodyne SEC Documents.

3.6 Absence of Certain Changes or Events. Since July 1, 2022, and through the date of this Agreement, (a) Velodyne and its Subsidiaries have conducted their businesses in all material respects only in the ordinary course and in a manner consistent with past practice and (b) there has not been any change, event, development, condition or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a Velodyne Material Adverse Effect. Since July 1, 2022, and through the date of this Agreement, neither Velodyne nor any of its Subsidiaries has taken any action that would have constituted a breach of, or required Ouster’s consent pursuant to, Section 5.1 had the covenants therein applied since July 1, 2022.

3.7 Information Supplied. None of the information supplied or to be supplied by Velodyne for inclusion or incorporation by reference in (i) the registration statement on Form S-4 to be filed with the SEC by Ouster in connection with the Mergers (the “Form S-4”) will, at the time the Form S-4 is filed with the SEC, and at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (ii) the Joint Proxy Statement will, at the date it or any amendment or supplement is mailed to each of the holders of Ouster Common Stock and Velodyne Common Stock and Velodyne Preferred Stock (if any) and at the time of each of the Ouster Stockholders Meeting and Velodyne Stockholders Meeting, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading (except that no representation or warranty is made by Velodyne to such portions thereof that relate expressly to Ouster or any of its Subsidiaries, including Merger Sub I and Merger Sub II, or to statements made therein based on information supplied by or on behalf of Ouster for inclusion or incorporation by reference therein). The Form S-4 and the Joint Proxy Statement will comply as to form in all material respects with the requirements of the Securities Act or Exchange Act, as applicable, and other applicable Law.

3.8 Legal Proceedings. As of the date hereof, there are no Proceedings pending, or to the Knowledge of Velodyne, threatened against Velodyne or any of its Subsidiaries or any of their respective assets, rights or properties or any of the officers or directors of Velodyne, that would, in each case, individually or in the aggregate, reasonably be expected to prevent or materially delay the consummation of the Transactions. There are no Proceedings pending, or to the Knowledge of Velodyne, threatened against Velodyne or any of its Subsidiaries or any of their respective assets, rights or properties or any of the officers or directors of Velodyne, except, in each case, for those that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Velodyne Material Adverse Effect. Neither Velodyne nor any of its Subsidiaries nor any of their respective properties, rights or assets is or are subject to any Order that would, in each case, individually or in the aggregate, reasonably be expected to prevent or materially delay the consummation of the Transactions, except for those that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Velodyne Material Adverse Effect.

3.9 Compliance with Laws.

(a) (i) Velodyne and its Subsidiaries are in compliance, and for the past three (3) years have been in compliance, with all Laws and Orders applicable to Velodyne or any of its Subsidiaries or any assets owned or used by any of them (except for such past noncompliance as has been remedied and imposes no continuing obligations or costs on Velodyne or its Subsidiaries), and (ii) neither Velodyne nor any of its Subsidiaries has received any written communication during the past three (3) years from a Governmental Entity that alleges that Velodyne or any of its Subsidiaries is not in compliance with any such Law or Order, except in the case of clauses (i) and (ii), where any non-compliance, individually or in the aggregate, has not had and would not reasonably be expected to have, a Velodyne Material Adverse Effect.

(b) Velodyne and each of its Subsidiaries (i) are in compliance, and for the past three (3) years have been in compliance, in all material respects with the United States Foreign Corrupt Practices Act of 1977 (the “FCPA”) and any other applicable Anti-corruption Laws; (ii) during the past three (3) years have not been investigated, to the Knowledge of Velodyne, by any Governmental Entity with respect to, or been given notice by a Governmental Entity or any other Person of, any actual or alleged violation by Velodyne or any of its Subsidiaries of the FCPA or any other Anti-corruption Laws; and (iii) during the past three (3) years have had an operational and effective FCPA and anti-corruption compliance program that includes, at a minimum, policies, procedures and training intended to enhance awareness of and compliance by Velodyne and its Subsidiaries with the FCPA and any other applicable Anti-corruption Laws.

(c) To the Knowledge of Velodyne, none of Velodyne or its Subsidiaries has, directly or indirectly through its Representatives or any Person authorized to act on its behalf (including any distributor, agent, sales intermediary or other third party), offered, promised, paid, authorized or given money or anything of value to any Person for the purpose of: (i) influencing any act or decision of any Government Official or Other Covered Party; (ii) inducing any Government Official or Other Covered Party to do or omit to do an act in violation of a lawful duty; (iii) securing any improper advantage; or (iv) inducing any Government Official or Other Covered Party to influence the act or decision of a government or government instrumentality, in order to obtain or retain business, or direct business to, any Person or entity, in any way.

(d) To the Knowledge of Velodyne, during the past three (3) years, Velodyne and its Subsidiaries have maintained complete and accurate books and records, including records of payments to any agents, consultants, representatives, third parties and Government Officials, in accordance with GAAP, in all material respects. There have been no false or fictitious entries made in the books and records of Velodyne or its Subsidiaries relating to any unlawful offer, payment, promise to pay, or authorization of the payment of any money, or unlawful offer, gift, promise to give, or authorization of the giving of anything of value, including any bribe, kickback or other illegal or improper payment, and Velodyne and its Subsidiaries have not established or maintained a secret or unrecorded fund.

(e) To the Knowledge of Velodyne, during the past three (3) years, none of Velodyne or its Subsidiaries has had a customer or supplier or other business relationship with, is a party to any Contract with, or has engaged in any transaction with, any Person (i) that is located, organized or domiciled in Crimea, Cuba, Iran, North Korea, Syria or the so-called Luhansk People’s Republic and so-called Donetsk People’s Republic regions of Ukraine (including any Governmental Entity within such countries or regions) or (ii) that is the subject of any international economic or trade sanction administered or enforced by the Office of Foreign Assets Control of the United States Department of the Treasury (“OFAC”), the United Nations Security Council, the European Union, Her Majesty’s Treasury, the United Kingdom Export Control Organization or other relevant sanctions authority (including but not limited to being listed on the Specially Designated Nationals and Blocked Persons List administered by OFAC).

(f) To the Knowledge of Velodyne, during the past three (3) years, Velodyne and its Subsidiaries have been in compliance with Customs and Trade Laws. To the Knowledge of Velodyne, during the past three (3) years, none of Velodyne or any of its Subsidiaries have (i) engaged in any dealings or transactions in or with any person or entity identified on the U.S. Department of Commerce’s Denied Persons List, Unverified List or Entity List, or the U.S. Department of State’s Debarred List, (ii) made any voluntary, directed or involuntary disclosure to any Governmental Entity with respect to any act or omission relating to any non-compliance with Customs and Trade Laws, (iii) been the subject of any investigation, inquiry or enforcement proceeding for violations of Customs and Trade Laws, or (iv) received any notice, request, penalty or citation for any non-compliance with Customs and Trade Laws.

3.10 Permits. Velodyne and each of its Subsidiaries have all required governmental permits, licenses, franchises, certificates, registrations, approvals, exemptions, clearances, exemptions, orders, billings and authorizations and similar rights (“Permits”) necessary for the conduct of their business and the use of their properties and assets, as presently conducted and used, and each of the Permits is valid, subsisting and in full force and effect, except where the failure to have or maintain such Permit, individually or in the aggregate, has not had and would not reasonably be expected to have a Velodyne Material Adverse Effect. Except as would not reasonably be expected to have, individually or in the aggregate, a Velodyne Material Adverse Effect, (i) the operation of the business of Velodyne and its Subsidiaries as currently conducted is not, and has not been since October 1, 2020, in violation of, nor is Velodyne or its Subsidiaries in default or violation under, any Permit (except for such past violation or default as has been remedied and imposes no continuing obligations or costs on Velodyne or its Subsidiaries), and (ii) to the Knowledge of Velodyne, no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation of any term, condition or provision of any Permit. There are no actions pending or, to the Knowledge of Velodyne, threatened, that seek the revocation, cancellation or modification of any Permit, except where such revocation, cancellation or modification, individually or in the aggregate, has not had and would not reasonably be expected to have, a Velodyne Material Adverse Effect. Since October 1, 2020, neither Velodyne nor its Subsidiaries have received written notice of any charge, claim or assertion alleging any violations of or noncompliance with any Permit, nor to the Knowledge of Velodyne, has any charge, claim or assertion been threatened, except where such notice, charge, claim or assertion, individually or in the aggregate, has not had and would not reasonably be expected to have, a Velodyne Material Adverse Effect.

3.11 Employee Benefit Plans.

(a) Section 3.11(a) of the Velodyne Disclosure Schedule sets forth a true and complete list of each material “employee benefit plan” as defined in Section 3(3) of ERISA and any other plan, policy, program, Contract, or arrangement providing compensation or other benefits to any current or former director, officer or employee (or to any dependent or beneficiary thereof) of Velodyne or any of its Subsidiaries, in each case, that is maintained, sponsored or contributed to by Velodyne or any of its Subsidiaries, or under which Velodyne or any of its Subsidiaries has any material obligation or material liability, whether actual or contingent, including each material employment, incentive, bonus, deferred compensation, profit-sharing, pension, retirement, vacation, holiday, sick pay, cafeteria, fringe benefit, medical, disability, retention, severance, termination, change in control, stock purchase, stock option, stock appreciation, phantom stock, restricted stock, restricted stock unit or other equity-based compensation plan, policy, program, practice or arrangement, in each case, which is not sponsored, administered or required to be maintained by a Governmental Entity (each, a “Velodyne Benefit Plan”). Neither Velodyne, nor to the Knowledge of Velodyne, any other Person, has made any legally enforceable commitment to (i) modify, change or terminate any Velodyne Benefit Plan, other than with respect to a modification, change or termination required by ERISA or the Code or (ii) adopt any new Velodyne Benefit Plan.

(b) With respect to each Velodyne Benefit Plan, Velodyne has made available to Ouster a current written copy thereof (if any) and, to the extent applicable: (i) any amendments and any related trust agreement; (ii) the most recent IRS determination letter; (iii) the most recent summary plan description and summary of material modifications, and (iv) for the most recent plan year (A) the Form 5500 and attached schedules and (B) audited financial statements.

(c) Except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Velodyne Material Adverse Effect, each Velodyne Benefit Plan has been administered in accordance with its terms and all applicable Laws, including ERISA and the Code, and contributions required to be made under the terms of any of the Velodyne Benefit Plans have been timely made or, if not yet due, have been properly reflected on the most recent consolidated balance sheet filed or incorporated by reference in the Velodyne SEC Documents prior to the date of this Agreement.

(d) Except as has not resulted or would not reasonably be expected to result, individually or in the aggregate, in a Velodyne Material Adverse Effect: (i) each Velodyne Benefit Plan which is intended to qualify under Section 401(a) of the Code has either received a favorable determination letter or opinion letter from the IRS as to its qualified status, and each trust established in connection with any Velodyne Benefit Plan which is intended to be exempt from federal income taxation under Section 501(a) of the Code is so exempt, and to Velodyne’s Knowledge no fact or event has occurred that could adversely affect the qualified status of any such Velodyne Benefit Plan or the exempt status of any such trust, (ii) there has been no prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code), other than a transaction that is exempt under a statutory or administrative exemption, with respect to any Velodyne Benefit Plan, and (iii) no Proceeding has been brought, or to the Knowledge of Velodyne is threatened, against or with respect to any Velodyne Benefit Plan, including any audit or inquiry by the IRS or United States Department of Labor (other than for routine benefits claims).

(e) No Velodyne Benefit Plan is, and neither Velodyne nor any of its ERISA Affiliates contributes to, has during the preceding six (6) years contributed to or has any liability or obligation, whether fixed or contingent, with respect to a multiemployer plan (as defined in Section 3(37) or Section 4001(a)(3) of ERISA) (“Multiemployer Plan”) or other plan subject to Title IV of ERISA or the minimum funding requirements of Section 302 of ERISA or Section 412 of the Code. No material liability under Title IV of ERISA has been incurred by Velodyne or any ERISA Affiliate thereof that has not been satisfied in full, and no condition exists that would reasonably be expected to have a Velodyne Material Adverse Effect (whether primarily, jointly or secondarily) under Title IV of ERISA.

(f) Except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Velodyne Material Adverse Effect, no amount that could be received (whether in cash or property or the vesting of property), as a result of the consummation of the Mergers or other Transactions (either alone or in combination with another event), by any employee, officer or director of Velodyne or any of its Subsidiaries who is a “disqualified individual” (within the meaning of Section 280G of the Code) could be characterized as an “excess parachute payment” (within the meaning of Section 280G(b)(1) of the Code).

(g) Except as required by Law, no Velodyne Benefit Plan provides post-employment medical, disability or life insurance benefits to any former director, employee or their respective dependents (other than as required by health care continuation coverage as required by Section 4980B of the Code or any similar state law (“COBRA”) or ERISA or coverage through the end of the calendar month in which a termination of employment occurs).

(h) Except for the adjustment and assumption of the Velodyne Stock Options in accordance with Section 2.8, neither the execution of this Agreement nor the consummation of the Mergers or other Transactions (either alone or in combination with another event) will (i) entitle any employee or director of Velodyne or its Subsidiaries to a bonus, severance or change in control payment, (ii) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits, (iii) increase the amount payable or trigger any other material obligation pursuant to any of the Velodyne Benefit Plans or (iv) result in any breach or violation of, or default under any Velodyne Benefit Plan.

(i) Except as has not resulted or would not reasonably be expected to result, individually or in the aggregate, in a Velodyne Material Adverse Effect, each Velodyne Benefit Plan that constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code in all material respects has been operated and maintained in operational and documentary compliance with Section 409A of the Code and all IRS guidance promulgated thereunder, to the extent such section and such guidance have been applicable to such Velodyne Benefit Plan. There is no agreement, plan, Contract or other arrangement to which Velodyne or any of its Subsidiaries is a party or by which any of them is otherwise bound to compensate any Person in respect of Taxes pursuant to Sections 409A or 4999 of the Code.

(j) Except as has not resulted and would not reasonably be expected to result, individually or in the aggregate, in a Velodyne Material Adverse Effect, with respect to each Velodyne Benefit Plan established or maintained outside of the United States of America primarily for the benefit of employees of Velodyne or its affiliates residing outside the United States of America (a “Velodyne Foreign Benefit Plan”): (i) all employer and employee contributions to each Velodyne Foreign Benefit Plan required by law or by the terms of any Velodyne Foreign Benefit Plan have been made or, if applicable, accrued, in accordance with normal accounting practices; (ii) the fair market value of the assets of each funded Velodyne Foreign Benefit Plan, the liability of each insurer for any Velodyne Foreign Benefit Plan funded through insurance or the book reserve established for any Velodyne Foreign Benefit Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations with respect to all current and former participants in such Velodyne Foreign Benefit Plan according to the actuarial assumptions and valuations most recently used to determine employer contributions to such Velodyne Foreign Benefit Plan, and neither the execution of this Agreement nor the consummation of the Mergers or other Transactions will cause such assets or insurance obligations to be less than such benefit obligations; and (iii) each Velodyne Foreign Benefit Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities.

3.12 Employee and Labor Matters.

(a) Neither Velodyne nor any of its Subsidiaries is a party to, bound by or currently negotiating any collective bargaining agreement, agreement with any works council or other labor Contract; no employees of Velodyne or any of its Subsidiaries are represented by a labor union, works council or other labor organization with respect to their employment with Velodyne or any of its Subsidiaries; no labor union, labor organization, works council or group of employees of Velodyne or any of its Subsidiaries has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or, to the Knowledge of Velodyne, threatened to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority, nor to the Knowledge of Velodyne, have there been any such demands for recognition or certification, representation or certification proceedings or petitions since January 1, 2019. Neither Velodyne nor any of its Subsidiaries has engaged in any unfair labor practice with respect to any individuals employed by or otherwise performing services for Velodyne or any of its Subsidiaries (the “Velodyne Business Personnel”) or with respect to any former Velodyne Business Personnel, and there is no unfair labor practice complaint or grievance or other administrative or judicial complaint, action or investigation or other Proceeding pending or, to the Knowledge of Velodyne, threatened against Velodyne or any of its Subsidiaries by the National Labor Relations Board or any other Governmental Entity with respect to any current or former Velodyne Business Personnel which would reasonably be expected to have, individually or in the aggregate, a Velodyne Material Adverse Effect. There is no labor strike, dispute, lockout, slowdown or stoppage pending or, to the Knowledge of Velodyne, threatened against or affecting the employees of Velodyne or any of its Subsidiaries.

(b) Neither Velodyne nor any of its Subsidiaries is required to provide notice to any labor union, works council or similar representative body prior to the execution of this Agreement or the consummation of the Transactions, except where the failure to provide such notice would not, individually or in the aggregate, reasonably be expected to (i) result in material liability to Velodyne and its Subsidiaries or (ii) materially delay or prevent the consummation of the Transactions.

(c) Velodyne and its Subsidiaries are and have for the past five (5) years been in compliance with all applicable Laws respecting labor, employment and employment practices, including, without limitation, all Laws respecting terms and conditions of employment, health and safety, wage payment, wages and hours, child labor, collective bargaining, immigration and work authorizations, employment discrimination, harassment, retaliation, civil rights, veterans’ rights, disability rights and benefits, equal opportunity, plant closures and layoffs, affirmative action, workers’ compensation, labor relations, proper classification of employees as exempt or non-exempt and as employees or independent contractors, unemployment insurance and the collection and payment of withholding and/or social security Taxes and any similar Tax, except for noncompliance as individually or in the aggregate, has not had and would not reasonably be expected to have, a Velodyne Material Adverse Effect.

(d) To the Knowledge of Velodyne, no current or former Velodyne Business Personnel is in any respect in violation of any term of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, non-competition agreement, non-solicitation agreement, restrictive covenant or other obligation to Velodyne or any of its Subsidiaries or to a former employer of any such employee relating (i) to the right of any such individual to be employed by or provide services for Velodyne or its Subsidiaries or (ii) to the knowledge or use of trade secrets or proprietary information.

(e) Neither Velodyne nor any of its Subsidiaries is a party to a settlement agreement with any current or former Velodyne Business Personnel that involves allegations relating to sexual harassment or sexual misconduct by either (i) an officer of Velodyne or any of its Subsidiaries or (ii) an employee of Velodyne or any of its Subsidiaries at the level of Vice President or above. To the Knowledge of Velodyne, since January 1, 2019, no allegations of sexual harassment or sexual misconduct have been made against (x) any officer of Velodyne or any of its Subsidiaries relating to his or her employment with Velodyne or any of its Subsidiaries or (y) an employee of Velodyne or any of its Subsidiaries at the level of Vice President or above relating to his or her employment with Velodyne or any of its Subsidiaries.

(f) Velodyne and its Subsidiaries are not delinquent in payments to any current or former Velodyne Business Personnel for any services or amounts required to be reimbursed or otherwise paid, except as currently does not have and would not reasonably be expected to have, individually or in the aggregate, a Velodyne Material Adverse Effect.

3.13 Environmental Matters. Except as, individually or in the aggregate, has not had and would not reasonably be expected to have, a Velodyne Material Adverse Effect:

(a) Velodyne and each of its Subsidiaries (i) have been within the last three (3) years, and are, in material compliance with all, and are not subject to any liability with respect to noncompliance with any, applicable Environmental Laws, (ii) have and hold, or have applied for, all Environmental Permits necessary for the conduct of their business and the use of their properties and assets, as currently conducted and used, and (iii) are in compliance with their respective Environmental Permits.

(b) There are no Environmental Claims pending, nor to the Knowledge of Velodyne, threatened against Velodyne or any of its Subsidiaries, and none of Velodyne or any of its Subsidiaries has received any written notification of any allegation of actual or potential responsibility for any Release or threatened Release of any Hazardous Materials with respect to any location.

(c) To the Knowledge of Velodyne, there have been no Releases of Hazardous Materials at any properties that are owned, operated, leased or used by Velodyne or any of its Subsidiaries that are reasonably likely to cause Velodyne or any of its Subsidiaries to incur liability pursuant to applicable Environmental Law.

(d) None of Velodyne or any of its Subsidiaries (i) has entered into or agreed to any consent decree or consent order or, to the Knowledge of Velodyne, is otherwise subject to any judgment, decree, or judicial or administrative Order relating to compliance with Environmental Laws or Environmental Permits, the investigation, sampling, monitoring, treatment, remediation, response, removal or cleanup of Hazardous Materials, and no Proceeding is pending, or to the Knowledge of Velodyne, is threatened, with respect thereto, or (ii) is an indemnitor by contract or otherwise in connection with any claim, demand, suit or action threatened or asserted by any third-party for any liability under any Environmental Law or otherwise relating to any Hazardous Materials.

3.14 Real Property.

(a) Velodyne owns no real property.

(b) Velodyne has made available to Ouster a true and complete copy of each lease, sublease, occupancy agreement or other Contract for the Velodyne Leased Real Property (collectively, the “Velodyne Real Property Leases”). Each of Velodyne or its Subsidiaries, as the case may be, has a valid and subsisting leasehold or subleasehold interest in the Velodyne Leased Real Property free and clear of all Liens, except for any Permitted Liens and except as would not reasonably be expected to interfere in any material respects with the current use and operation of the Velodyne Leased Real Property by Velodyne and its Subsidiaries.

(c) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Velodyne Material Adverse Effect, neither Velodyne nor any of its Subsidiaries has received written notice of any Proceedings in eminent domain, condemnation or other similar Proceedings that are pending, and to Velodyne’s Knowledge there are no such Proceedings threatened, affecting any portion of the Velodyne Leased Real Property and neither Velodyne nor any of its Subsidiaries has received written notice of the existence of any Order or of any pending Proceeding relating to the ownership, lease, use, occupancy or operation by any Person of the Velodyne Leased Real Property. Neither Velodyne nor any of its Subsidiaries has leased, subleased, licensed or otherwise granted any Person a material right to use or occupy any of the Velodyne Leased Real Property or any material portion thereof. Neither Velodyne nor any of its Subsidiaries has granted any option or other right to any third party to purchase any of the material Velodyne Leased Real Property or any material portion thereof. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Velodyne Material Adverse Effect, each Velodyne Leased Real Property and all buildings and improvements located on the Velodyne Leased Real Property are in a state of good operating condition, subject to reasonable wear and tear.

(d) None of Velodyne or any of its Subsidiaries, as the case may be, (i) is in material breach of or material default under any Velodyne Real Property Lease, (ii) has Knowledge of the occurrence of an event which would reasonably be expected to result in a material breach of or a material default under any Velodyne Real Property Lease or (iii) has given or received any notice of default, termination, cancellation or nonrenewal with respect to any Velodyne Real Property Lease that, in each case, remains pending or uncured as of the date of this Agreement.

3.15 Tax Matters.

(a) Except as would not, individually or in the aggregate, reasonably be expected to have a Velodyne Material Adverse Effect:

(i) (A) All Tax Returns that are required to be filed by or with respect to Velodyne or any of its Subsidiaries have been timely filed (taking into account any extension of time within which to file), (B) all such Tax Returns are or will be true, complete and accurate, (C) Velodyne and its Subsidiaries have paid all Taxes due and owing by any of them (whether or not shown on any Tax Return) or appropriate reserves have been recorded in their books and records, (D) Velodyne and its Subsidiaries have established adequate accruals and reserves, in accordance with GAAP, on the financial statements included in the Velodyne SEC Documents for all Taxes payable by Velodyne and its Subsidiaries for all taxable periods and portions thereof through the date of such financial statements and (E) Velodyne and its Subsidiaries have withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party; such withheld amounts were either timely paid to the appropriate Taxing Authority or set aside in accounts for such purpose and were reported to the appropriate Taxing Authority and to each such employee, independent contractor, creditor, stockholder or other third party, as required under Law.

(ii) No written agreement or other written document waiving or extending, or having the effect of waiving or extending, the statute of limitations or the period of assessment or collection of any Taxes relating to Velodyne or any of its Subsidiaries has been filed or entered into with any Taxing Authority, and no power of attorney with respect to any such Taxes has been granted to any Person that is in force.

(iii) (A) Neither Velodyne nor any of its Subsidiaries is the subject of any currently ongoing Tax audit or other proceeding with respect to any Taxes or Tax Return nor has any audit or other proceeding with respect to Taxes been proposed against any of them in writing and any deficiencies asserted or assessments made as a result of any audit or other proceeding with respect to Taxes have been resolved, are being contested in good faith, or adequate accruals or reserves for such deficiencies or assessments have been established and (B) neither Velodyne nor any of its Subsidiaries has received written notice of any deficiencies for any Tax of Velodyne or any of its Subsidiaries from any Taxing Authority for which there are not adequate reserves on the financial statements included in the Velodyne SEC Documents.

(iv) No claim has ever been made in writing by a Taxing Authority of a jurisdiction where Velodyne or any of its Subsidiaries has not filed Tax Returns that Velodyne or such Subsidiary is or may be subject to taxation by that jurisdiction.

(v) Neither Velodyne nor any of its Subsidiaries has constituted, in the two (2) years prior to the date of this Agreement, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (or any similar provision of state, local, or non-U.S. Law) or otherwise as part of a plan (or series of related transactions) within the meaning of Section 355(e) of the Code, that includes the Mergers.

(vi) Neither Velodyne nor any of its Subsidiaries (A) is a party to or bound by or has any obligation under any Tax indemnification, separation, sharing or similar agreement or arrangement (other than such an agreement or arrangement exclusively between or among Velodyne and its Subsidiaries or an agreement entered into in the ordinary course of business which does not relate primarily to Taxes), (B) is or has been a member of any consolidated, combined, unitary or similar group for purposes of filing Tax Returns or paying Taxes (other than a group comprised solely of (I) Subsidiaries of Velodyne or (II) Velodyne and any of its Subsidiaries), (C) has entered into a closing agreement pursuant to Section 7121 of the Code or any other binding agreement with a Taxing Authority that would have an effect on the determination of Velodyne’s or any of its Subsidiaries’ liability to Tax in a tax year ending after the Effective Time, or any predecessor provision or any similar provision of foreign, state or local Tax law or (D) has any liability for Taxes of any Person (other than Velodyne or any of its Subsidiaries) under U.S. Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or non-U.S. Law) or as transferee or successor.

(vii) There are no Liens for Taxes upon any property or assets of Velodyne or any of its Subsidiaries, except for Taxes not yet due and payable.

(viii) Neither Velodyne nor any of its Subsidiaries has entered into any “listed transaction” within the meaning of Section 6707A(c)(2) of the Code and U.S. Treasury Regulation Section 1.6011-4(b)(2) (or any similar provision of state, local or non-U.S. Law).

(ix) Velodyne is not a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

(x) Neither Velodyne nor any of its Subsidiaries (A) has filed any extension of time within which to file any Tax Returns that have not been filed, except in the ordinary course of business and (B) will be required to include any item of income or gain in, or be required to exclude any item of deduction of loss from, any period ending after the Closing Date as a result of any (i) installment sale or open transaction made on or prior to the Closing Date outside the ordinary course of business, (ii) prepaid amount received prior to the Closing Date outside the ordinary course of business, or (iii) adjustment under Section 481 of the Code (or any corresponding provision of applicable state, local or non-U.S. Tax Law) by reason of a change in accounting method or otherwise. Neither Velodyne nor any of its Subsidiaries has made an election under Section 965 of the Code.

(b) Neither Velodyne nor any of its Subsidiaries has knowledge of any facts, agreements, plans or other circumstances, or has taken or agreed to take any action, that would reasonably be expected to prevent or impede the Mergers, taken together, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code or that would prevent Velodyne from obtaining the Velodyne Tax Opinion (as defined in Section 6.3(d)).

3.16 Material Contracts.

(a) All Contracts required to be filed as exhibits to the Velodyne SEC Documents have been so filed in a timely manner. Section 3.16(a) of the Velodyne Disclosure Schedule sets forth a true and complete list, as of the date hereof, of each of the following Contracts, excluding any Velodyne Benefit Plans, to which Velodyne or any of its Subsidiaries is a party or by which Velodyne or any of its Subsidiaries or any of their assets or businesses are bound (and any amendments, supplements and modifications thereto):

(i) any Contract that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the Exchange Act);

(ii) any Contract that materially limits the ability of Velodyne or any of its affiliates (including, following the consummation of the Transactions, the Surviving Company and its affiliates) to engage or compete in any line of business or in any geographic area;

(iii) any Contract required to be disclosed pursuant to Item 404 of Regulation S-K of the Exchange Act;

(iv) any Contract or series of related Contracts relating to indebtedness for borrowed money (A) in excess of $2,000,000 or (B) that becomes due and payable as a result of the Transactions;

(v) any material Contract pursuant to which a third party has licensed or granted any right to Velodyne or any of its Subsidiaries in any material Intellectual Property (the “Velodyne In-Licenses”);

(vi) any Contract pursuant to which both Velodyne or any of its Subsidiaries and a third party have licensed or granted substantially portfolio-wide rights in their respective Patents or other material Intellectual Property to one another (excluding licenses granted in the ordinary course of business by a customer to Velodyne or any of its Subsidiaries with respect to derivative works, improvements or modifications made by such third party to, or any implementations by such third party of, any product or technology provided to such third party by Velodyne or any of its Subsidiaries) (the “Velodyne IP Cross-Licenses”);

(vii) any material Contract pursuant to which Velodyne or any of its Subsidiaries has granted any third party any rights or licenses, other than Ordinary Course Licenses, with respect to any Velodyne Intellectual Property or any material product or technology owned or purported to be owned by Velodyne or any of its Subsidiaries (the “Velodyne Out-Licenses,” and collectively with the Velodyne In-Licenses and Velodyne IP Cross-Licenses, the “Velodyne IP Contracts”);

(viii) any Contract reasonably expected to result in payments in excess of $2,000,000 in any twelve (12) month period after the Closing Date;

(ix) any purchase, sale or supply contract that contains material volume requirements or commitments, exclusive or preferred purchasing, distribution or marketing arrangements for a material period of time, most favored nation status or similar provisions or promotional requirements, other than any such Contracts that are not material to Velodyne and its Subsidiaries;

(x) any Velodyne Real Property Lease reasonably expected to result in payments in excess of $1,000,000 in any twelve (12) month period after the Closing Date;

(xi) any agreement that grants any right of first refusal or right of first offer or similar right or put, call or similar right or that limits or purports to limit the ability of Velodyne or any of its Subsidiaries to own, operate, sell, transfer, pledge or otherwise dispose of any material amount of assets or businesses (in any case, in excess of $2,000,000);

(xii) any acquisition or divestiture agreement (A) entered into since October 1, 2020, with a purchase price in excess of $5,000,000 or (B) that contains “earn-out” provisions or other contingent payment obligations that could reasonably be expected to exceed $2,000,000 (including indemnification obligations) that have not been satisfied in full as of the date hereof;

(xiii) any agreement that by its terms prohibits or limits the payment of dividends or other distributions by Velodyne or any of its Subsidiaries;

(xiv) any Contract for any joint venture, partnership or similar arrangement, or any Contract involving a sharing of revenues, profits, losses, costs or liabilities by Velodyne with any other Person or any of its Subsidiaries;

(xv) any “single source” supply Contract pursuant to which goods or materials that are material to Velodyne or any of its Subsidiaries are supplied to Velodyne or such Subsidiary from an exclusive source; or

(xvi) any Contract with any Governmental Entity.

(b) Velodyne has heretofore made available to Ouster true, correct and complete copies of the Contracts set forth in Section 3.16(a).

(c) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Velodyne Material Adverse Effect, (i) all Contracts set forth or required to be set forth in Section 3.16(a) of the Velodyne Disclosure Schedule or filed or required to be filed as exhibits to the Velodyne SEC Documents (the “Velodyne Material Contracts”) are valid, binding and in full force and effect and are enforceable by Velodyne or its applicable Subsidiary in accordance with their terms, except as limited by Laws affecting the enforcement of creditors’ rights generally, by general equitable principles or by the discretion of any Governmental Entity before which any Proceeding seeking enforcement may be brought, (ii) Velodyne, or its applicable Subsidiary, has performed all obligations required to be performed by it under the Velodyne Material Contracts, and it is not (with or without notice or lapse of time, or both) in breach or default thereunder and, to the Knowledge of Velodyne, no other party to any Velodyne Material Contract is (with or without notice or lapse of time, or both) in breach or default thereunder, (iii) since October 1, 2021, neither Velodyne nor any of its Subsidiaries has received written notice of any actual, alleged, possible or potential violation of, or failure to comply with, any term or requirement of any Velodyne Material Contract, and (iv) neither Velodyne nor any of its Subsidiaries has received any written notice of the intention of any party to cancel, terminate, materially change the scope of rights under or fail to renew any Velodyne Material Contract.

3.17 Intellectual Property.

(a) Section 3.17(a)(1) of the Velodyne Disclosure Schedule sets forth a complete and accurate list of all (i) issued patents and pending patent applications, (ii) trademark and service mark registrations and applications, (iii) copyright registrations and applications and (iv) internet domain name registrations, in each case, that are owned by Velodyne or any of its Subsidiaries (collectively, the “Velodyne Registered Intellectual Property”). Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Velodyne Material Adverse Effect, Velodyne owns all right, title and interest in the Velodyne Intellectual Property free and clear of all Liens, other than Permitted Liens or Liens created by Ouster. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Velodyne Material Adverse Effect, to the Knowledge of Velodyne, each item of material Velodyne Registered Intellectual Property that is shown as registered, filed, issued or applied for in Section 3.17(a) of the Velodyne Disclosure Schedule has been duly registered in, filed in or issued by an official governmental register and/or issuer (or officially recognized register or issuer) for such Intellectual Property and each such registration, filing, issuance and/or application, to the Knowledge of Velodyne, (x) has not been abandoned or cancelled, (y) has been maintained effective by all requisite filings, renewals and payments, and (z) remains in full force and effect.

(b) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Velodyne Material Adverse Effect, to the Knowledge of Velodyne, each of Velodyne and its Subsidiaries owns and possesses all right, title and interest in and to (or has the right pursuant to a valid and enforceable license or otherwise possesses legally enforceable rights to use) all Intellectual Property that is necessary for or used or held for use in the conduct of the business of Velodyne and its Subsidiaries in substantially the same manner as presently conducted. Neither the execution and delivery of this Agreement by

Velodyne, nor the performance of this Agreement by Velodyne, will result in the loss, forfeiture, termination, or impairment of, or give rise to a right of any Person to limit, terminate, or consent to the continued use of, any rights of Velodyne or any of its Subsidiaries in any Velodyne Intellectual Property except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Velodyne Material Adverse Effect. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Velodyne Material Adverse Effect, no third party has a joint ownership interest in or any exclusive rights that remain in effect in, and no third party has any “pick” right or other option to acquire ownership or exclusive rights in, including temporarily and including any rights of first offer, negotiation or refusal with respect to, any Velodyne Intellectual Property.

(c) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Velodyne Material Adverse Effect, to the Knowledge of Velodyne, neither Velodyne nor any of its Subsidiaries nor the conduct of their businesses is infringing, misappropriating, diluting, or otherwise violating the Intellectual Property rights of any Person. Neither Velodyne nor any of its Subsidiaries has received any written charge, complaint, claim, demand, or notice since October 1, 2020 (or earlier, if presently not resolved) alleging any such infringement, misappropriation, dilution, or violation (including any claim that Velodyne or any of its Subsidiaries must license or refrain from using any Intellectual Property rights of any Person) which alleged infringement, misappropriation, dilution, or violation, if true, would reasonably be expected to have, individually or in the aggregate, a Velodyne Material Adverse Effect. To the Knowledge of Velodyne, no Person is infringing, misappropriating, diluting or otherwise violating any Intellectual Property owned by Velodyne or any of its Subsidiaries except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Velodyne Material Adverse Effect. Neither Velodyne nor any of its Subsidiaries has made or asserted any charge, complaint, claim, demand or notice since October 1, 2020 (or earlier, if presently not resolved) alleging any such infringement, misappropriation, dilution or violation which alleged infringement, misappropriation, dilution or violation, if true, would reasonably be expected to have, individually or in the aggregate, a Velodyne Material Adverse Effect. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Velodyne Material Adverse Effect, there are no written orders, judgments, holdings, consents, decrees, settlements or rulings with respect to Velodyne Intellectual Property to which Velodyne or any of its Subsidiaries is bound (excluding, for the avoidance of doubt, ordinary course determinations by the United States Patent and Trademark Office or any equivalent foreign governmental authority).

(d) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Velodyne Material Adverse Effect: (i) Velodyne and its Subsidiaries have taken commercially reasonable steps to maintain, police and protect the Velodyne Intellectual Property, (ii) all Velodyne Intellectual Property that derives actual or potential economic value from not being generally known to the public or to other persons who can obtain economic value from its disclosure or use has been maintained in confidence in accordance with protection procedures that are in accordance with procedures customarily used in the industry to protect rights of like importance and, to the Knowledge of Velodyne, adequate for protection against unauthorized disclosure or use, (iii) to the Knowledge of Velodyne, there has been no unauthorized disclosure of any Velodyne Intellectual Property, (iv) to the Knowledge of Velodyne, all former and current officers, directors, employees, personnel, consultants, advisors, agents, and independent contractors of Velodyne and its Subsidiaries, and each of their predecessors, who have contributed to or participated in the conception and development of Intellectual Property for such entities have entered into valid and binding proprietary rights agreements with Velodyne or any of its Subsidiaries or predecessors, vesting ownership of such Intellectual Property in Velodyne or any of its Subsidiaries, and (v) no such Person has asserted, and to the Knowledge of Velodyne, no such Person has, any right, title, interest or other claim in, or the right to receive any royalties or other consideration with respect to, any Velodyne Intellectual Property.

(e) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Velodyne Material Adverse Effect, neither Velodyne nor any of its Subsidiaries has used, modified or distributed any “copyleft” open source materials such as the GNU Public License, Lesser GNU Public

License, or Mozilla Public License in a manner that: (i) requires the disclosure, licensing or distribution of any source code for any Velodyne Product; (ii) imposes any restriction on the consideration to be charged for the distribution of any Velodyne Products; (iii) creates obligations for Velodyne or any of its Subsidiaries with respect to the Velodyne Products other than those set forth in the applicable license for such “copyleft” open source materials, or grants to any third party any rights or immunities under any Velodyne Intellectual Property; or (iv) other than any attribution or notice requirement, imposes any other limitation, restriction or condition on the right or ability of Velodyne or any of its Subsidiaries to use or distribute any Velodyne Products.

(f) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Velodyne Material Adverse Effect: (i) no source code for any Velodyne Products has been delivered, licensed or made available to any escrow agent or other Person who was not, as of the time thereof, an employee or independent contractor of Velodyne or any of its Subsidiaries, including under any license for open source materials, (ii) neither Velodyne nor any of its Subsidiaries has any duty or obligation (whether present, contingent or otherwise) to deliver, license or make available the source code for any Velodyne Products to any escrow agent or other Person, and (iii) to the Knowledge of Velodyne, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or would reasonably be expected to, result in the delivery, license or disclosure of any source code for any Velodyne Products to any other Person who is not, as of the date hereof, an employee or independent contractor of Velodyne or any of its Subsidiaries.

(g) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Velodyne Material Adverse Effect, no funding, facilities, or personnel of any Governmental Entity were used, to develop or create, in whole or in part, any Velodyne Intellectual Property pursuant to any Contract with any Governmental Entity that grants to such Governmental Entity any present or contingent exclusive rights or license with respect to any Velodyne Intellectual Property.

(h) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Velodyne Material Adverse Effect, neither Velodyne nor any of its Subsidiaries is now or has ever been a member or promoter of, or a contributor to, any industry standards organization, body, working group or any similar organization that requires Velodyne or any of its Subsidiaries to grant or offer to any Person any license or right to any Velodyne Intellectual Property or to refrain from enforcing any Velodyne Intellectual Property.

(i) Neither Velodyne nor any Subsidiary of Velodyne is a party to any Contract which, upon the consummation of this Agreement or the Closing of the Transactions contemplated hereby, will result in (or purport to result in) the granting of any right, license, immunity from suit or covenant not to assert to any third party under or with respect to, (1) except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Velodyne Material Adverse Effect, any Velodyne Intellectual Property existing prior to the Closing Date, or (2) except as has not had and would not reasonably be expected to have, individually or in the aggregate, an Ouster Material Adverse Effect, any Ouster Intellectual Property (for clarity, not including Velodyne Intellectual Property) existing prior to the Closing Date.

(j) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Velodyne Material Adverse Effect, (i) the IT Assets of Velodyne and its Subsidiaries operate in all material respects in accordance with their documentation and functional specifications and as required by Velodyne and its Subsidiaries to operate the business of Velodyne and its Subsidiaries as presently conducted and have not, since October 1, 2019, materially malfunctioned or failed, (ii) Velodyne and its Subsidiaries have implemented commercially reasonable measures to protect the confidentiality and security of such IT Assets and information stored or contained therein against any unauthorized use, access, interruption or corruption and (iii) Velodyne and its Subsidiaries have implemented commercially reasonable data backup, data storage, system redundancy and disaster avoidance procedures with respect to their IT Assets.

3.18 Data Privacy. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Velodyne Material Adverse Effect, since January 1, 2019: (i) Velodyne and its Subsidiaries have been in compliance with applicable Laws that govern Velodyne’s and its Subsidiaries’ use, disclosure and protection of Personal Information (collectively, “Velodyne Data Privacy and Security Laws”) and Velodyne’s and its Subsidiaries’ privacy policies and contractual commitments relating to privacy, data protection, data security or the collection, storage, handling, disclosure, transfer, use or processing of Personal Information or IT Assets (collectively with Velodyne Data Privacy and Security Laws, “Velodyne Privacy Obligations”), (ii) Velodyne and its Subsidiaries have implemented and maintained commercially reasonable organizational, physical, and technical measures designed to protect Personal Information against unauthorized access, acquisition, interruption, alteration, modification, or use, (iii) to the Knowledge of Velodyne, there have been no material breaches, violations, outages or unauthorized uses of or accesses to Personal Information maintained or processed by or on behalf of Velodyne and its Subsidiaries and (iv) Velodyne and its Subsidiaries have not received any written notification from any Governmental Entity that alleges a violation of any Velodyne Privacy Obligations.

3.19 Broker’s Fees. Except for BofA Securities, Inc., Velodyne’s financial advisor, neither Velodyne nor any of its Subsidiaries nor any of their respective officers or directors on behalf of Velodyne or such Subsidiaries has employed any financial advisor, broker or finder or incurred any liability for any financial advisory fee, broker’s fees, commissions or finder’s fees in connection with any of the Transactions.

3.20 Opinion of Financial Advisor. The Velodyne Board has received the opinion of BofA Securities, Inc., Velodyne’s financial advisor, to the effect that, as of the date of such opinion and based upon and subject to the assumptions, qualifications and limitations set forth therein, the Velodyne Exchange Ratio provided for in the First Merger is fair, from a financial point of view, to the holders of outstanding shares of Velodyne Common Stock.

3.21 Ownership of Ouster Common Stock. Neither Velodyne nor any of its affiliates or associates is, nor at any time during the last three (3) years has Velodyne or any of its affiliates or associates been, an “interested stockholder” of Ouster as defined in Section 203 of the DGCL. Velodyne and its Subsidiaries, affiliates and associates do not beneficially own any shares of Ouster Common Stock, Ouster Preferred Stock or other securities of Ouster or any options, warrants or other rights to acquire Ouster Common Stock or other securities of, or any other economic interest (through derivative securities or otherwise) in, Ouster.

3.22 Insurance. As of the date hereof, all insurance policies (including policies providing casualty, liability and workers compensation coverage, but excluding any Velodyne Benefit Plans) to which Velodyne or any of its Subsidiaries is currently a party are in full force and effect, and, to the Knowledge of Velodyne, have been issued by licensed insurers, all premiums due and payable in respect of such insurance policies have been timely paid, and no notice of cancellation or termination has been received with respect to any such policies, except for such cancellations or terminations which would have not had and would not reasonably be expected to have, individually or in the aggregate, a Velodyne Material Adverse Effect. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Velodyne Material Adverse Effect, each of Velodyne and its Subsidiaries is, and since October 1, 2020, has been, insured with respect to its assets and properties and the conduct of its business in such amounts and against such risks as are in its reasonable judgment sufficient for compliance with Law and as are adequate to protect its assets and properties and the conduct of its business.

3.23 No Other Representations or Warranties. Velodyne hereby acknowledges and agrees that, except for the representations and warranties expressly set forth in Article 4, (a) none of Ouster nor any of its affiliates, stockholders or representatives or any other Person has made or is making any express or implied representation or warranty with respect to Ouster or its business or operations, including with respect to any information provided or made available to Velodyne or any of its affiliates, stockholders or representatives or any other Person, or, except as otherwise expressly set forth in this Agreement, had or has any duty or obligation to provide any information to Velodyne or any of its affiliates, stockholders or Representatives or any other Person, in connection with this Agreement, the transactions contemplated hereby or otherwise, and (b) to the fullest extent permitted by Law, none of Ouster nor any of its affiliates, stockholders or representatives or any other Person will have or be subject to any liability or indemnification or other obligation of any kind or nature to Velodyne or any of its affiliates, stockholders or representatives or any other Person, resulting from the delivery, dissemination or any other distribution to Velodyne or any of its affiliates, stockholders or representatives or any other Person, or the use by Velodyne or any of its affiliates, stockholders or representatives or any other Person, of any such information provided or made available to any of them by Ouster or any of its affiliates, stockholders or representatives or any other Person, and (subject to the express representations and warranties of Ouster expressly set forth in Article 4) Velodyne and its Subsidiaries, affiliates, stockholders and representatives or any other Person expressly disclaim reliance on any such information (including the accuracy or completeness thereof) or any representations or warranties, estimates, projections, predictions, data, financial information, memorandum, presentations or other materials, or other statements or omissions that may have been made by Ouster or any Person with respect to Ouster other than the representations and warranties expressly set forth in this Agreement.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF OUSTER

Except (a) as set forth in the Ouster Disclosure Schedule (subject to Section 8.14) and (b) as otherwise disclosed or identified in the Ouster SEC Documents publicly filed or furnished after March 11, 2021, and prior to the date hereof, without giving effect to any amendment to any such document filed on or after the date hereof (other than (i) any forward-looking disclosures contained in the “Forward Looking Statements” and “Risk Factors” sections of the Ouster SEC Documents and any other disclosures included therein to the extent they are primarily predictive, cautionary or forward looking in nature and (ii) information included in, or incorporated by reference as, exhibits and schedules to any Ouster SEC Document, and provided that the exception provided for in this clause (b) shall be applied if, and only if, the nature and content of the applicable disclosure in any such Ouster SEC Document publicly filed or furnished prior to the date hereof is reasonably specific as to matters and items such that the subject matter of such disclosure is reasonably apparent on the face of the text of such disclosure to be applicable to the representation set forth herein), Ouster hereby represents and warrants to Velodyne as follows:

4.1 Organization. Each of Ouster and, except where the failure to be in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, an Ouster Material Adverse Effect, its Subsidiaries, including Merger Sub I and Merger Sub II, is a corporation or other entity duly organized, validly existing and, to the extent applicable, in good standing under the laws of the jurisdiction of its organization and has the requisite corporate or other entity power and authority to own, lease or operate all of its properties and assets and to carry on its business as it is now being conducted. Each of Ouster and its Subsidiaries, including Merger Sub I and Merger Sub II, is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, operated or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified, has not had and would not reasonably be expected to have, individually or in the aggregate, an Ouster Material Adverse Effect. Ouster has provided Velodyne true, complete and correct copies of the Certificate of Incorporation (the “Ouster Charter”) and Bylaws of Ouster (the “Ouster Bylaws”) and equivalent organizational documents of its Subsidiaries, as in effect as of the date of this Agreement. Ouster is not in violation of any of the provisions of the Ouster Charter, the Ouster Bylaws or the equivalent organizational documents of its Subsidiaries.

4.2 Ouster Capitalization.

(a) The authorized capital stock of Ouster consists of one billion (1,000,000,000) shares of Ouster Common Stock and one hundred million (100,000,000) shares of Ouster Preferred Stock. As of the Capitalization

Date, (i) 184,495,577 shares of Ouster Common Stock (other than treasury shares) were issued and outstanding, of which 44,636,713 shares constitute Ouster Restricted Stock and all of which were validly issued and fully paid, nonassessable and free of preemptive rights, (ii) no shares of Ouster Common Stock were held in the treasury of Ouster or by its Subsidiaries, (iii) 38,815,117 shares of Ouster Common Stock were issuable (and such number was reserved for issuance) upon exercise of Ouster Stock Options and settlement of Ouster RSU Awards outstanding as of such date, (iv) 6,950,000 shares of Ouster Common Stock were authorized for issuance pursuant to the Ouster 2022 Employee Stock Purchase Plan (the “Ouster ESPP”) and (v) 15,999,900 shares of Ouster Common Stock were issuable (and such number was reserved for issuance) upon exercise of the Ouster Warrants, at a weighted average exercise price of $11.50 per share and (vi) no shares of Ouster Preferred Stock were issued and outstanding. Except for Ouster Stock Options and Ouster RSU Awards covering not more than 38,815,117 shares of Ouster Common Stock, 6,950,000 shares of Ouster Common Stock authorized for issuance pursuant to the Ouster ESPP and Ouster Warrants exercisable into not more than 15,999,900 shares of Ouster Common Stock, there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which Ouster or any of its Subsidiaries is a party or by which Ouster or any of its Subsidiaries is bound relating to the issued or unissued capital stock or other Equity Interests of Ouster or any of its Subsidiaries, or securities convertible into or exchangeable for such capital stock or other Equity Interests, or obligating Ouster or any of its Subsidiaries to issue or sell any shares of its capital stock or other Equity Interests, or securities convertible into or exchangeable for such capital stock of, or other Equity Interests in, Ouster or any of its Subsidiaries. Since the Capitalization Date, Ouster has not issued any shares of its capital stock or other Equity Interests, or securities convertible into or exchangeable for such capital stock or other Equity Interests, other than those shares of capital stock reserved for issuance described in this Section 4.2(a). Ouster has previously provided Velodyne with a true and complete list, by holder and as of the date hereof, of the prices at which each outstanding Ouster Stock Option may be exercised, the number of shares of Ouster Common Stock underlying such Ouster Stock Options and Ouster RSU Awards and comprising Ouster Restricted Stock and the vesting schedule of the Ouster Stock Options, Ouster RSU Awards and Ouster Restricted Stock and whether the Ouster Stock Option is intended to constitute an “incentive stock option” within the meaning of Section 422 of the Code. All shares of Ouster Common Stock subject to issuance under an Ouster Stock Plan, upon issuance prior to the Effective Time on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. There are no bonds, debentures, notes or other indebtedness of Ouster having the right to vote on any matters on which stockholders of Ouster may vote. Neither Ouster nor any of its Subsidiaries is a party to any voting agreement with respect to the voting of any Equity Interests of Ouster or any of its Subsidiaries.

(b) There are no outstanding contractual obligations of Ouster or any of its Subsidiaries (i) restricting the transfer of, (ii) affecting the voting rights of, (iii) requiring the repurchase, redemption or disposition of, or containing any right of first refusal with respect to, (iv) requiring the registration for sale of, or (v) granting any preemptive or antidilutive right with respect to, any shares of Ouster Common Stock or any capital stock of, or other Equity Interests in, Ouster or any of its Subsidiaries.

(c) Section 4.2(c) of the Ouster Disclosure Schedule sets forth a true and complete list of all of the Subsidiaries of Ouster and the jurisdiction of organization of each such Subsidiary. Except for Ouster, Merger Sub I and Merger Sub II and as set forth in Section 4.2(c) of the Ouster Disclosure Schedule, none of Ouster or any of its Subsidiaries holds an Equity Interest in any other Person. Each outstanding share of capital stock or other Equity Interest in each Subsidiary of Ouster is duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights and is owned, beneficially and of record, by Ouster or one or more of its wholly owned Subsidiaries free and clear of all Liens. There are no outstanding contractual obligations of Ouster or any of its Subsidiaries to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary of Ouster (in excess of $2,000,000) or any other Person, other than guarantees by Ouster of any indebtedness or other obligations of any wholly owned Subsidiary of Ouster.

4.3 Authority; Execution and Delivery; Enforceability.

(a) Ouster has all necessary power and authority to execute and deliver this Agreement, to perform and comply with its covenants and obligations under this Agreement and, subject to the receipt of the Ouster Stockholder Approval and to the adoption of this Agreement by Ouster as the sole stockholder of Merger Sub I and the sole member of Merger Sub II, to consummate the Transactions applicable to such party. The execution and delivery by Ouster of this Agreement, the performance and compliance by Ouster with each of its covenants and obligations herein and the consummation by Ouster of the Transactions have been duly authorized by all necessary corporate action on the part of Ouster, subject to the receipt of the Ouster Stockholder Approval and to the adoption of this Agreement by Ouster as the sole stockholder of Merger Sub I and the sole member of Merger Sub II, and no other corporate proceedings on the part of Ouster and no other stockholder or member votes are necessary to authorize this Agreement or the consummation by Ouster of the Transactions to which it is a party. Ouster has duly and validly executed and delivered this Agreement and, assuming the due authorization, execution and delivery by Velodyne of this Agreement, this Agreement constitutes its legal, valid and binding obligation, enforceable against Ouster in accordance with its terms, except as limited by Laws affecting the enforcement of creditors’ rights generally, by general equitable principles or by the discretion of any Governmental Entity before which any Proceeding seeking enforcement may be brought.

(b) The Ouster Board, at a meeting duly called and held, adopted resolutions (i) adopting and approving this Agreement and the consummation of the Transactions upon the terms and subject to the conditions set forth in this Agreement, (ii) determining that the terms of this Agreement, the Mergers and the other Transactions are fair to, and in the best interests of, Ouster and its stockholders, (iii) directing that the Ouster Common Stock Issuance be submitted to the stockholders of Ouster for approval, (iv) recommending that its stockholders approve the Ouster Common Stock Issuance and (v) declaring that the Ouster Common Stock Issuance is advisable (the “Ouster Recommendation”).

(c) Assuming the accuracy of the representations and warranties in Section 3.21, to the Knowledge of Ouster, no takeover, anti-takeover, business combination, control share acquisition or similar Law applies to this Agreement, the Mergers or the other Transactions. The only vote of holders of any class or series of Equity Interests of Ouster necessary to approve the Transactions is the approval of the Ouster Common Stock Issuance by the holders of a majority of the shares of Ouster Common Stock entitled to vote thereon and present in person or represented by proxy at the Ouster Stockholders Meeting in accordance with the rules and regulations of the NYSE and the organizational documents of Ouster (the “Ouster Stockholder Approval”). No other vote of the holders of Ouster Common Stock or any other Equity Interests of Ouster is necessary to consummate the Transactions.

4.4 No Conflicts.

(a) The execution and delivery of this Agreement by Ouster does not and will not, and the performance of this Agreement by Ouster and the consummation of the Transactions will not, (i) assuming the Ouster Stockholder Approval is obtained and this Agreement is adopted by Ouster as the sole stockholder of Merger Sub I and the sole member of Merger Sub II, conflict with or violate any provision of the Ouster Charter or the Ouster Bylaws or any equivalent organizational documents of any Subsidiary of Ouster, including Merger Sub I and Merger Sub II, (ii) assuming that all consents, approvals, authorizations and permits described in Section 4.4(b) have been obtained and all filings and notifications described in Section 4.4(b) have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to Ouster or any of its Subsidiaries, including Merger Sub I and Merger Sub II, or by which any property or asset of Ouster or any of its Subsidiaries, including Merger Sub I and Merger Sub II, is bound or affected or (iii) require any consent or approval under, result in any breach of or any loss or impairment of any benefit under, constitute a default (or an event which with notice or lapse of time or both would become a default) under or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of a Lien (other than Permitted Liens) on any property or asset of Ouster or any of its Subsidiaries, including Merger Sub I and Merger Sub II, pursuant to, any Contract or Permit (other than an Ouster Benefit Plan), except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, reasonably be expected to (A) prevent or materially delay consummation of the Merger, (B) otherwise prevent or materially delay performance by Ouster of any of its material obligations under this Agreement or (C) have an Ouster Material Adverse Effect.

(b) The execution and delivery of this Agreement by Ouster does not and will not, and the consummation by Ouster of the Transactions to which it is a party and compliance by Ouster with any of the terms or provisions hereof or thereof will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity or any other Person, except (i) under the Exchange Act, Securities Act, any applicable blue sky Law and the rules and regulations of the NYSE, (ii) under the HSR Act (if applicable) or other applicable antitrust Laws, (iii) the filing of the First Certificate of Merger and the Second Certificate of Merger as required by the DGCL and the DLLCA, as applicable, and (iv) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications to a Person other than a Governmental Entity, would not, individually or in the aggregate, reasonably be expected to (A) prevent or materially delay consummation of the Mergers or other Transactions, (B) otherwise prevent or materially delay performance by Ouster of any of its material obligations under this Agreement or (C) have an Ouster Material Adverse Effect.

4.5 SEC Documents; Financial Statements; Undisclosed Liabilities.

(a) Ouster has filed or furnished on a timely basis all reports, schedules, forms, statements, registration statements, prospectuses and other documents required to be filed or furnished by Ouster with the SEC under the Securities Act or the Exchange Act since March 11, 2021 (the “Ouster SEC Documents”). None of the Subsidiaries of Ouster is required to make or makes any filings with the SEC.

(b) As of its respective filing date, and, if amended, as of the date of the last amendment prior to the date of this Agreement, each Ouster SEC Document complied in all material respects with the requirements of the Exchange Act or the Securities Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Ouster SEC Document and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(c) The consolidated financial statements of Ouster included in the Ouster SEC Documents (including, in each case, any notes or schedules thereto) (the “Ouster SEC Financial Statements”), comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto. The Ouster SEC Financial Statements fairly present, in all material respects, the financial condition and the results of operations, cash flows and changes in stockholders’ equity of Ouster (on a consolidated basis) as of the respective dates of and for the periods referred to in the Ouster SEC Financial Statements, and were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto), subject, in the case of interim Ouster SEC Financial Statements, to normal year-end adjustments (which are not material in significance or amount) and the absence of notes.

(d) Ouster is in compliance in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act and (ii) the applicable listing and corporate governance rules and regulations of the NYSE.

(e) To the Knowledge of Ouster, there are no outstanding or unresolved comments in comment letters received from the SEC staff with respect to any Ouster SEC Documents and none of the Ouster SEC Documents is the subject of ongoing SEC review. To the Knowledge of Ouster, there are no SEC inquiries or investigations, in each case, pending or threatened, regarding any accounting practices of Ouster.

(f) Ouster has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 and paragraph (e) of Rule 15d-15 under the Exchange Act) as required by Rules 13a-15 and 15d-15 under the Exchange Act. Ouster’s disclosure controls and procedures are designed to ensure that all information (both financial and non-financial) required to be disclosed by Ouster in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to Ouster’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Since October 1, 2020, Ouster has had no significant deficiencies or material weaknesses in the design or operation of its internal control over financial reporting that would reasonably be expected to adversely affect Ouster’s ability to record, process, summarize and report financial information and Ouster does not have Knowledge of any fraud, whether or not material, that involves management or other employees who have a significant role in Ouster’s internal control over financial reporting.

(g) Ouster and its Subsidiaries do not have any liabilities or obligations of any nature (whether absolute or contingent, asserted or unasserted, known or unknown, primary or secondary, direct or indirect, and whether or not accrued or required to be reflected in Ouster’s financial statements in accordance with GAAP), except (i) as disclosed, reflected or reserved against in the most recent unaudited balance sheet included in the Ouster SEC Financial Statements or the notes thereto, (ii) for liabilities and obligations incurred in the ordinary course of business since the date of the most recent unaudited balance sheet included in the Ouster SEC Financial Statements, (iii) for liabilities and obligations arising out of or in connection with this Agreement, the Mergers or the Transactions and (iv) for liabilities and obligations that, individually or in the aggregate, have not had, and would not reasonably be expected to have, an Ouster Material Adverse Effect.

(h) Neither Ouster nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among Ouster and any of its Subsidiaries, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance-sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, Ouster or any of its Subsidiaries in Ouster’s or such Subsidiary’s published financial statements or other Ouster SEC Documents.

4.6 Absence of Certain Changes or Events. Since July 1, 2022, and through the date of this Agreement, (a) Ouster and its Subsidiaries have conducted their businesses in all material respects only in the ordinary course and in a manner consistent with past practice and (b) there has not been any change, event, development, condition or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have an Ouster Material Adverse Effect. Since July 1, 2022, and through the date of this Agreement, neither Ouster nor any of its Subsidiaries has taken any action that would have constituted a breach of, or required Velodyne’s consent pursuant to, Section 5.2 had the covenants therein applied since July 1, 2022.

4.7 Information Supplied. None of the information supplied or to be supplied by Ouster for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 is filed with the SEC, and at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (ii) the Joint Proxy Statement will, at the date it or any amendment or supplement is mailed to each of the holders of Ouster Common Stock and Velodyne Common Stock and Velodyne Preferred Stock (if any) and at the time of each of the Ouster Stockholders Meeting and Velodyne Stockholders Meeting, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading (except that no representation or warranty is made by Ouster to such portions thereof that relate expressly to

Velodyne or any of its Subsidiaries or to statements made therein based on information supplied by or on behalf of Velodyne for inclusion or incorporation by reference therein). The Form S-4 and the Joint Proxy Statement will comply as to form in all material respects with the requirements of the Securities Act or Exchange Act, as applicable, and other applicable Law.

4.8 Legal Proceedings. As of the date hereof, there are no Proceedings pending, or to the Knowledge of Ouster, threatened against Ouster or any of its Subsidiaries or any of their respective assets, rights or properties or any of the officers or directors of Ouster, that would, in each case, individually or in the aggregate, reasonably be expected to prevent or materially delay the consummation of the Transactions. There are no Proceedings pending, or to the Knowledge of Ouster, threatened against Ouster or any of its Subsidiaries or any of their respective assets, rights or properties or any of the officers or directors of Ouster, except, in each case, for those that, individually or in the aggregate, have not had, and would not reasonably be expected to have, an Ouster Material Adverse Effect. Neither Ouster nor any of its Subsidiaries nor any of their respective properties, rights or assets is or are subject to any Order that would, in each case, individually or in the aggregate, reasonably be expected to prevent or materially delay the consummation of the Transactions, except for those that, individually or in the aggregate, have not had, and would not reasonably be expected to have, an Ouster Material Adverse Effect.

4.9 Compliance with Laws.

(a) (i) Ouster and its Subsidiaries are in compliance, and for the past three (3) years have been in compliance, with all Laws and Orders applicable to Ouster or any of its Subsidiaries or any assets owned or used by any of them (except for such past noncompliance as has been remedied and imposes no continuing obligations or costs on Ouster or its Subsidiaries), and (ii) neither Ouster nor any of its Subsidiaries has received any written communication during the past three (3) years from a Governmental Entity that alleges that Ouster or any of its Subsidiaries is not in compliance with any such Law or Order, except in the case of clauses (i) and (ii), where any non-compliance, individually or in the aggregate, has not had and would not reasonably be expected to have, an Ouster Material Adverse Effect.

(b) Ouster and each of its Subsidiaries (i) are in compliance, and for the past three (3) years have been in compliance, in all material respects with the FCPA and any other applicable Anti-corruption Laws; (ii) during the past three (3) years have not been investigated, to the Knowledge of Ouster, by any Governmental Entity with respect to, or been given notice by a Governmental Entity or any other Person of, any actual or alleged violation by Ouster or any of its Subsidiaries of the FCPA or any other Anti-corruption Laws; and (iii) during the past three (3) years have had an operational and effective FCPA and anti-corruption compliance program that includes, at a minimum, policies, procedures and training intended to enhance awareness of and compliance by Ouster and its Subsidiaries with the FCPA and any other applicable Anti-corruption Laws.

(c) To the Knowledge of Ouster, none of Ouster or its Subsidiaries has directly or indirectly through its Representatives or any Person authorized to act on its behalf (including any distributor, agent, sales intermediary or other third party), offered, promised, paid, authorized or given money or anything of value to any Person for the purpose of: (i) influencing any act or decision of any Government Official or Other Covered Party; (ii) inducing any Government Official or Other Covered Party to do or omit to do an act in violation of a lawful duty; (iii) securing any improper advantage; or (iv) inducing any Government Official or Other Covered Party to influence the act or decision of a government or government instrumentality, in order to obtain or retain business, or direct business to, any Person or entity, in any way.

(d) To the Knowledge of Ouster, during the past three (3) years, Ouster and its Subsidiaries have maintained complete and accurate books and records, including records of payments to any agents, consultants, representatives, third parties and Government Officials, in accordance with GAAP, in all material respects. There have been no false or fictitious entries made in the books and records of Ouster or its Subsidiaries relating to any unlawful offer, payment, promise to pay, or authorization of the payment of any money, or unlawful offer, gift, promise to give, or authorization of the giving of anything of value, including any bribe, kickback or other illegal or improper payment, and Ouster and its Subsidiaries have not established or maintained a secret or unrecorded fund.

(e) To the Knowledge of Ouster, during the past three (3) years, none of Ouster or its Subsidiaries has had a customer or supplier or other business relationship with, is a party to any Contract with, or has engaged in any transaction with, any Person (i) that is located, organized or domiciled in Crimea, Cuba, Iran, North Korea, Syria or the so-called Luhansk People’s Republic and so-called Donetsk People’s Republic regions of Ukraine (including any Governmental Entity within such countries or regions) or (ii) that is the subject of any international economic or trade sanction administered or enforced by OFAC, the United Nations Security Council, the European Union, Her Majesty’s Treasury, the United Kingdom Export Control Organization or other relevant sanctions authority (including but not limited to being listed on the Specially Designated Nationals and Blocked Persons List administered by OFAC).

(f) To the Knowledge of Ouster, during the past three (3) years, Ouster and its Subsidiaries have been in compliance with Customs and Trade Laws. To the Knowledge of Ouster, during the past three (3) years, none of Ouster or any of its Subsidiaries have (i) engaged in any dealings or transactions in or with any person or entity identified on the U.S. Department of Commerce’s Denied Persons List, Unverified List or Entity List, or the U.S. Department of State’s Debarred List, (ii) made any voluntary, directed or involuntary disclosure to any Governmental Entity with respect to any act or omission relating to any non-compliance with Customs and Trade Laws, (iii) been the subject of any investigation, inquiry or enforcement proceeding for violations of Customs and Trade Laws, or (iv) received any notice, request, penalty or citation for any non-compliance with Customs and Trade Laws.

4.10 Permits. Ouster and each of its Subsidiaries have all Permits necessary for the conduct of their business and the use of their properties and assets, as presently conducted and used, and each of the Permits is valid, subsisting and in full force and effect, except where the failure to have or maintain such Permit, individually or in the aggregate, has not had and would not reasonably be expected to have, an Ouster Material Adverse Effect. Except as would not reasonably be expected to have, individually or in the aggregate, an Ouster Material Adverse Effect, (i) the operation of the business of Ouster and its Subsidiaries as currently conducted is not, and has not been since October 1, 2020, in violation of, nor is Ouster or its Subsidiaries in default or violation under, any Permit (except for such past violation or default as has been remedied and imposes no continuing obligations or costs on Ouster or its Subsidiaries), and (ii) to the Knowledge of Ouster, no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation of any term, condition or provision of any Permit. There are no actions pending or, to the Knowledge of Ouster, threatened, that seek the revocation, cancellation or modification of any Permit, except where such revocation, cancellation or modification, individually or in the aggregate, has not had and would not reasonably be expected to have, an Ouster Material Adverse Effect. Since October 1, 2020, neither Ouster nor its Subsidiaries have received written notice of any charge, claim or assertion alleging any violations of or noncompliance with any Permit, nor to the Knowledge of Ouster, has any charge, claim or assertion been threatened, except where such notice, charge, claim or assertion, individually or in the aggregate, has not had and would not reasonably be expected to have, an Ouster Material Adverse Effect.

4.11 Employee Benefit Plans.

(a) Section 4.11(a) of the Ouster Disclosure Schedule sets forth a true and complete list of each material “employee benefit plan” as defined in Section 3(3) of ERISA and any other plan, policy, program, Contract, or arrangement providing compensation or other benefits to any current or former director, officer or employee (or to any dependent or beneficiary thereof) of Ouster or any of its Subsidiaries, in each case, that is maintained, sponsored or contributed to by Ouster or any of its Subsidiaries, or under which Ouster or any of its Subsidiaries has any material obligation or material liability, whether actual or contingent, including each material employment, incentive, bonus, deferred compensation, profit-sharing, pension, retirement, vacation, holiday, sick pay, cafeteria, fringe benefit, medical, disability, retention, severance, termination, change in control, stock purchase, stock option, stock appreciation, phantom stock, restricted stock, restricted stock unit or other equity-based compensation plan, policy, program, practice or arrangement, in each case, which is not sponsored, administered or required to be maintained by a Governmental Entity (each, a “Ouster Benefit Plan”). Neither Ouster, nor to the Knowledge of Ouster, any other Person, has made any legally enforceable commitment to (i) modify, change or terminate any Ouster Benefit Plan, other than with respect to a modification, change or termination required by ERISA or the Code or (ii) adopt any new Ouster Benefit Plan.

(b) With respect to each Ouster Benefit Plan, Ouster has made available to Velodyne a current written copy thereof (if any) and, to the extent applicable: (i) any amendments and any related trust agreement; (ii) the most recent IRS determination letter; (iii) the most recent summary plan description and summary of material modifications, and (iv) for the most recent plan year (A) the Form 5500 and attached schedules and (B) audited financial statements.

(c) Except as has not had or would not reasonably be expected to have, individually or in the aggregate, an Ouster Material Adverse Effect, each Ouster Benefit Plan has been administered in accordance with its terms and all applicable Laws, including ERISA and the Code, and contributions required to be made under the terms of any of the Ouster Benefit Plans have been timely made or, if not yet due, have been properly reflected on the most recent consolidated balance sheet filed or incorporated by reference in the Ouster SEC Documents prior to the date of this Agreement.

(d) Except as has not resulted or would not reasonably be expected to result, individually or in the aggregate, in an Ouster Material Adverse Effect: (i) each Ouster Benefit Plan which is intended to qualify under Section 401(a) of the Code has either received a favorable determination letter or opinion letter from the IRS as to its qualified status, and each trust established in connection with any Ouster Benefit Plan which is intended to be exempt from federal income taxation under Section 501(a) of the Code is so exempt, and to Ouster’s Knowledge no fact or event has occurred that could adversely affect the qualified status of any such Ouster Benefit Plan or the exempt status of any such trust, (ii) there has been no prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code), other than a transaction that is exempt under a statutory or administrative exemption, with respect to any Ouster Benefit Plan, and (iii) no Proceeding has been brought, or to the Knowledge of Ouster is threatened, against or with respect to any Ouster Benefit Plan, including any audit or inquiry by the IRS or United States Department of Labor (other than for routine benefits claims).

(e) No Ouster Benefit Plan is, and neither Ouster nor any of its ERISA Affiliates contributes to, has during the preceding six (6) years contributed to or has any liability or obligation, whether fixed or contingent, with respect to a Multiemployer Plan or other plan subject to Title IV of ERISA or the minimum funding requirements of Section 302 of ERISA or Section 412 of the Code. No material liability under Title IV of ERISA has been incurred by Ouster or any ERISA Affiliate thereof that has not been satisfied in full, and no condition exists that would reasonably be expected to have an Ouster Material Adverse Effect (whether primarily, jointly or secondarily) under Title IV of ERISA.

(f) Except as has not had or would not reasonably be expected to have, individually or in the aggregate, an Ouster Material Adverse Effect, no amount that could be received (whether in cash or property or the vesting of property), as a result of the consummation of the Mergers or other Transactions (either alone or in combination with another event), by any employee, officer or director of Ouster or any of its Subsidiaries who is a “disqualified individual” (within the meaning of Section 280G of the Code) could be characterized as an “excess parachute payment” (within the meaning of Section 280G(b)(1) of the Code).

(g) Except as required by Law, no Ouster Benefit Plan provides post-employment medical, disability or life insurance benefits to any former director, employee or their respective dependents (other than as required by health care continuation coverage as required by COBRA or ERISA or coverage through the end of the calendar month in which a termination of employment occurs).

(h) Neither the execution of this Agreement nor the consummation of the Mergers or other Transactions (either alone or in combination with another event) will (i) entitle any employee or director of Ouster or its Subsidiaries to a bonus, severance or change in control payment, (ii) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits, (iii) increase the amount payable or trigger any other material obligation pursuant to any of the Ouster Benefit Plans or (iv) result in any breach or violation of, or default under any Ouster Benefit Plan.

(i) Except as has not resulted or would not reasonably be expected to result, individually or in the aggregate, in an Ouster Material Adverse Effect, each Ouster Benefit Plan that constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code in all material respects has been operated and maintained in operational and documentary compliance with Section 409A of the Code and all IRS guidance promulgated thereunder, to the extent such section and such guidance have been applicable to such Ouster Benefit Plan. There is no agreement, plan, Contract or other arrangement to which Ouster or any of its Subsidiaries is a party or by which any of them is otherwise bound to compensate any Person in respect of Taxes pursuant to Sections 409A or 4999 of the Code.

(j) Except as has not resulted and would not reasonably be expected to result, individually or in the aggregate, in an Ouster Material Adverse Effect, with respect to each Ouster Benefit Plan established or maintained outside of the United States of America primarily for the benefit of employees of Ouster or its affiliates residing outside the United States of America (an “Ouster Foreign Benefit Plan”): (i) all employer and employee contributions to each Ouster Foreign Benefit Plan required by law or by the terms of any Ouster Foreign Benefit Plan have been made or, if applicable, accrued, in accordance with normal accounting practices; (ii) the fair market value of the assets of each funded Ouster Foreign Benefit Plan, the liability of each insurer for any Ouster Foreign Benefit Plan funded through insurance or the book reserve established for any Ouster Foreign Benefit Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations with respect to all current and former participants in such Ouster Foreign Benefit Plan according to the actuarial assumptions and valuations most recently used to determine employer contributions to such Ouster Foreign Benefit Plan, and neither the execution of this Agreement nor the consummation of the Mergers or other Transactions will cause such assets or insurance obligations to be less than such benefit obligations; and (iii) each Ouster Foreign Benefit Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities.

4.12 Employee and Labor Matters.

(a) Neither Ouster nor any of its Subsidiaries is a party to, bound by or currently negotiating any collective bargaining agreement, agreement with any works council or other labor Contract; no employees of Ouster or any of its Subsidiaries are represented by a labor union, works council or other labor organization with respect to their employment with Ouster or any of its Subsidiaries; no labor union, labor organization, works council or group of employees of Ouster or any of its Subsidiaries has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or, to the Knowledge of Ouster, threatened to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority, nor to the Knowledge of Ouster, have there been any such demands for recognition or certification, representation or certification proceedings or petitions since January 1, 2019. Neither Ouster nor any of its Subsidiaries has engaged in any unfair labor practice with respect to any individuals employed by or otherwise performing services for Ouster or any of its Subsidiaries (the “Ouster Business Personnel”) or with respect to any former Ouster Business Personnel, and there is no unfair labor practice complaint or grievance or other administrative or judicial complaint, action or investigation or other Proceeding pending or, to the Knowledge of Ouster, threatened against Ouster or any of its Subsidiaries by the National Labor Relations Board or any other Governmental Entity with respect to any current or former Ouster Business Personnel which would reasonably be expected to have, individually or in the aggregate, an Ouster Material Adverse Effect. There is no labor strike, dispute, lockout, slowdown or stoppage pending or, to the Knowledge of Ouster, threatened against or affecting the employees of Ouster or any of its Subsidiaries.

(b) Neither Ouster nor any of its Subsidiaries is required to provide notice to any labor union, works council or similar representative body prior to the execution of this Agreement or the consummation of the Transactions, except where the failure to provide such notice would not, individually or in the aggregate, reasonably be expected to (i) result in material liability to Ouster and its Subsidiaries or (ii) materially delay or prevent the consummation of the Transactions.

(c) Ouster and its Subsidiaries are and have for the past five (5) years been in compliance with all applicable Laws respecting labor, employment and employment practices, including, without limitation, all Laws respecting terms and conditions of employment, health and safety, wage payment, wages and hours, child labor, collective bargaining, immigration and work authorizations, employment discrimination, harassment, retaliation, civil rights, veterans’ rights, disability rights and benefits, equal opportunity, plant closures and layoffs, affirmative action, workers’ compensation, labor relations, proper classification of employees as exempt or non-exempt and as employees or independent contractors, unemployment insurance and the collection and payment of withholding and/or social security Taxes and any similar Tax, except for noncompliance as individually or in the aggregate, has not had and would not reasonably be expected to have, an Ouster Material Adverse Effect.

(d) To the Knowledge of Ouster, no current or former Ouster Business Personnel is in any respect in violation of any term of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, non-competition agreement, non-solicitation agreement, restrictive covenant or other obligation to Ouster or any of its Subsidiaries or to a former employer of any such employee relating (i) to the right of any such individual to be employed by or provide services for Ouster or its Subsidiaries or (ii) to the knowledge or use of trade secrets or proprietary information.

(e) Neither Ouster nor any of its Subsidiaries is a party to a settlement agreement with any current or former Ouster Business Personnel that involves allegations relating to sexual harassment or sexual misconduct by either (i) an officer of Ouster or any of its Subsidiaries or (ii) an employee of Ouster or any of its Subsidiaries at the level of Vice President or above. To the Knowledge of Ouster, since January 1, 2019, no allegations of sexual harassment or sexual misconduct have been made against (x) any officer of Ouster or any of its Subsidiaries relating to his or her employment with Ouster or any of its Subsidiaries or (y) an employee of Ouster or any of its Subsidiaries at the level of Vice President or above relating to his or her employment with Ouster or any of its Subsidiaries.

(f) Ouster and its Subsidiaries are not delinquent in payments to any current or former Ouster Business Personnel for any services or amounts required to be reimbursed or otherwise paid, except as currently does not have and would not reasonably be expected to have, individually or in the aggregate, an Ouster Material Adverse Effect.

4.13 Environmental Matters. Except as, individually or in the aggregate, has not had and would not reasonably be expected to have, an Ouster Material Adverse Effect:

(a) Ouster and each of its Subsidiaries (i) have been within the last three (3) years, and are, in material compliance with all, and are not subject to any liability with respect to noncompliance with any, applicable Environmental Laws, (ii) have and hold, or have applied for, all Environmental Permits necessary for the conduct of their business and the use of their properties and assets, as currently conducted and used, and (iii) are in compliance with their respective Environmental Permits.

(b) There are no Environmental Claims pending, nor to the Knowledge of Ouster, threatened against Ouster or any of its Subsidiaries, and none of Ouster or any of its Subsidiaries has received any written notification of any allegation of actual or potential responsibility for any Release or threatened Release of any Hazardous Materials with respect to any location.

(c) To the Knowledge of Ouster, there have been no Releases of Hazardous Materials at any properties that are owned, operated, leased or used by Ouster or any of its Subsidiaries that are reasonably likely to cause Ouster or any of its Subsidiaries to incur liability pursuant to applicable Environmental Law.

(d) None of Ouster or any of its Subsidiaries (i) has entered into or agreed to any consent decree or consent order or, to the Knowledge of Ouster, is otherwise subject to any judgment, decree, or judicial or administrative Order relating to compliance with Environmental Laws or Environmental Permits, the investigation, sampling, monitoring, treatment, remediation, response, removal or cleanup of Hazardous Materials, and no Proceeding is pending, or to the Knowledge of Ouster, is threatened, with respect thereto, or (ii) is an indemnitor by contract or otherwise in connection with any claim, demand, suit or action threatened or asserted by any third-party for any liability under any Environmental Law or otherwise relating to any Hazardous Materials.

4.14 Real Property.

(a) Ouster owns no real property.

(b) Ouster has made available to Velodyne a true and complete copy of each lease, sublease, occupancy agreement or other Contract for the Ouster Leased Real Property (collectively, the “Ouster Real Property Leases”). Each of Ouster or its Subsidiaries, as the case may be, has a valid and subsisting leasehold or subleasehold interest in the Ouster Leased Real Property free and clear of all Liens, except for any Permitted Liens and except as would not reasonably be expected to interfere in any material respects with the current use and operation of the Ouster Leased Real Property by Ouster and its Subsidiaries.

(c) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, an Ouster Material Adverse Effect, neither Ouster nor any of its Subsidiaries has received written notice of any Proceedings in eminent domain, condemnation or other similar Proceedings that are pending, and to Ouster’s Knowledge there are no such Proceedings threatened, affecting any portion of the Ouster Leased Real Property and neither Ouster nor any of its Subsidiaries has received written notice of the existence of any Order or of any pending Proceeding relating to the ownership, lease, use, occupancy or operation by any Person of the Ouster Leased Real Property. Neither Ouster nor any of its Subsidiaries has leased, subleased, licensed or otherwise granted any Person a material right to use or occupy any of the material Ouster Leased Real Property or any material portion thereof. Neither Ouster nor any of its Subsidiaries has granted any option or other right to any third party to purchase any of the material Ouster Leased Real Property or any material portion thereof. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, an Ouster Material Adverse Effect, each Ouster Leased Real Property and all buildings and improvements located on the Ouster Leased Real Property are in a state of good operating condition, subject to reasonable wear and tear.

(d) None of Ouster or any of its Subsidiaries, as the case may be, (i) is in material breach of or material default under any Ouster Real Property Lease, (ii) has Knowledge of the occurrence of an event which would reasonably be expected to result in a material breach of or a material default under any Ouster Real Property Lease or (iii) has given or received any notice of default, termination, cancellation or nonrenewal with respect to any Ouster Real Property Lease that, in each case, remains pending or uncured as of the date of this Agreement.

4.15 Tax Matters.

(a) Except as would not, individually or in the aggregate, reasonably be expected to have an Ouster Material Adverse Effect:

(i) (A) All Tax Returns that are required to be filed by or with respect to Ouster or any of its Subsidiaries have been timely filed (taking into account any extension of time within which to file), (B)

all such Tax Returns are or will be true, complete and accurate, (C) Ouster and its Subsidiaries have paid all Taxes due and owing by any of them (whether or not shown on any Tax Return) or appropriate reserves have been recorded in their books and records, (D) Ouster and its Subsidiaries have established adequate accruals and reserves, in accordance with GAAP, on the financial statements included in the Ouster SEC Documents for all Taxes payable by Ouster and its Subsidiaries for all taxable periods and portions thereof through the date of such financial statements and (E) Ouster and its Subsidiaries have withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party; such withheld amounts were either timely paid to the appropriate Taxing Authority or set aside in accounts for such purpose and were reported to the appropriate Taxing Authority and to each such employee, independent contractor, creditor, stockholder or other third party, as required under Law.

(ii) No written agreement or other written document waiving or extending, or having the effect of waiving or extending, the statute of limitations or the period of assessment or collection of any Taxes relating to Ouster or any of its Subsidiaries has been filed or entered into with any Taxing Authority, and no power of attorney with respect to any such Taxes has been granted to any Person that is in force.

(iii) (A) Neither Ouster nor any of its Subsidiaries is the subject of any currently ongoing Tax audit or other proceeding with respect to any Taxes or Tax Return nor has any audit or other proceeding with respect to Taxes been proposed against any of them in writing and any deficiencies asserted or assessments made as a result of any audit or other proceeding with respect to Taxes have been resolved, are being contested in good faith, or adequate accruals or reserves for such deficiencies or assessments have been established and (B) neither Ouster nor any of its Subsidiaries have received written notice of any deficiencies for any Tax of Ouster or any of its Subsidiaries from any Taxing Authority for which there are not adequate reserves on the financial statements included in the Ouster SEC Documents.

(iv) No claim has ever been made in writing by a Taxing Authority of a jurisdiction where Ouster or any of its Subsidiaries has not filed Tax Returns that Ouster or such a Subsidiary is or may be subject to taxation by that jurisdiction.

(v) Neither Ouster nor any of its Subsidiaries has constituted, in the two (2) years prior to the date of this Agreement, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (or any similar provision of state, local, or non-U.S. Law) or otherwise as part of a plan (or series of related transactions) within the meaning of Section 355(e) of the Code that includes the Mergers.

(vi) Neither Ouster nor any of its Subsidiaries (A) is a party to or bound by or has any obligation under any Tax indemnification, separation, sharing or similar agreement or arrangement (other than such an agreement or arrangement exclusively between or among Ouster and its Subsidiaries or an agreement entered into in the ordinary course of business which does not relate primarily to Taxes), (B) is or has been a member of any consolidated, combined, unitary or similar group for purposes of filing Tax Returns or paying Taxes (other than a group comprised solely of (I) Subsidiaries of Ouster or (II) Ouster and any of its Subsidiaries), (C) has entered into a closing agreement pursuant to Section 7121 of the Code or any other binding agreement with a Taxing Authority that would have an effect on the determination of Ouster’s or any of its Subsidiaries’ liability to Tax in a tax year ending after the Effective Time, or any predecessor provision or any similar provision of foreign, state or local Tax law or (D) has any liability for Taxes of any Person (other than Ouster or any of its Subsidiaries) under U.S. Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or non-U.S. Law) or as transferee or successor.

(vii) There are no Liens for Taxes upon any property or assets of Ouster or any of its Subsidiaries, except for Taxes not yet due and payable.

(viii) Neither Ouster nor any of its Subsidiaries has entered into any “listed transaction” within the meaning of Section 6707A(c)(2) of the Code and U.S. Treasury Regulation Section 1.6011-4(b)(2) (or any similar provision of state, local or non-U.S. Law).

(ix) Ouster is not a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

(x) Neither Ouster nor any of its Subsidiaries (A) has filed any extension of time within which to file any Tax Returns that have not been filed, except in the ordinary course of business and (B) will be required to include any item of income or gain in, or be required to exclude any item of deduction of loss from, any period ending after the Closing Date as a result of any (i) installment sale or open transaction made on or prior to the Closing Date outside the ordinary course of business, (ii) prepaid amount received prior to the Closing Date outside the ordinary course of business or (iii) adjustment under Section 481 of the Code (or any corresponding provision of applicable state, local or non-U.S. Tax Law) by reason of a change in accounting method or otherwise. Neither Ouster nor any of its Subsidiaries has made an election under Section 965 of the Code.

(b) Neither Ouster nor any of its Subsidiaries has knowledge of any facts, agreements, plans or other circumstances, or has taken or agreed to take any action, that would reasonably be expected to prevent or impede the Mergers, taken together, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code or that would prevent Ouster from obtaining the Ouster Tax Opinion (as defined in Section 6.2(d)).

4.16 Material Contracts.

(a) All Contracts required to be filed as exhibits to the Ouster SEC Documents have been so filed in a timely manner. Section 4.16(a) of the Ouster Disclosure Schedule sets forth a true and complete list, as of the date hereof, of each of the following Contracts, excluding any Ouster Benefit Plans, to which Ouster or any of its Subsidiaries is a party or by which Ouster or any of its Subsidiaries or any of their assets or businesses are bound (and any amendments, supplements and modifications thereto):

(i) any Contract that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the Exchange Act);

(ii) any Contract that materially limits the ability of Ouster or any of its affiliates (including, following the consummation of the Transactions, the Surviving Company and its affiliates) to engage or compete in any line of business or in any geographic area;

(iii) any Contract required to be disclosed pursuant to Item 404 of Regulation S-K of the Exchange Act;

(iv) any Contract or series of related Contracts relating to indebtedness for borrowed money (A) in excess of $2,000,000 or (B) that becomes due and payable as a result of the Transactions;

(v) any material Contract pursuant to which a third party has licensed or granted any right to Ouster or any of its Subsidiaries in any material Intellectual Property (the “Ouster In-Licenses”);

(vi) any Contract pursuant to which both Ouster or any of its Subsidiaries and a third party have licensed or granted substantially portfolio-wide rights in their respective Patents or other material Intellectual Property to one another (excluding licenses granted in the ordinary course of business by a customer to Ouster or any of its Subsidiaries with respect to derivative works, improvements or modifications made by such third party to, or any implementations by such third party of, any product or technology provided to such third party by Ouster or any of its Subsidiaries) (the “Ouster IP Cross-Licenses”);

(vii) any material Contract pursuant to which Ouster or any of its Subsidiaries has granted any third party any rights or licenses, other than Ordinary Course Licenses, with respect to any Ouster Intellectual Property or any material product or technology owned or purported to be owned by Ouster or any of its Subsidiaries (the “Ouster Out-Licenses,” and collectively with the Ouster In-Licenses and Ouster IP Cross-Licenses, the “Ouster IP Contracts”);

(viii) any Contract reasonably expected to result in payments in excess of $2,000,000 in any twelve (12) month period after the Closing Date;

(ix) any purchase, sale or supply contract that contains material volume requirements or commitments, exclusive or preferred purchasing, distribution or marketing arrangements for a material period of time, most favored nation status or similar provisions or promotional requirements, other than any such Contracts that are not material to Ouster and its Subsidiaries;

(x) any Ouster Real Property Lease reasonably expected to result in payments in excess of $1,000,000 in any twelve (12) month period after the Closing Date;

(xi) any agreement that grants any right of first refusal or right of first offer or similar right or put, call or similar right or that limits or purports to limit the ability of Ouster or any of its Subsidiaries to own, operate, sell, transfer, pledge or otherwise dispose of any material amount of assets or businesses (in any case, in excess of $2,000,000);

(xii) any acquisition or divestiture agreement (A) entered into since October 1, 2020, with a purchase price in excess of $5,000,000 or (B) that contains “earn-out” provisions or other contingent payment obligations that could reasonably be expected to exceed $2,000,000 (including indemnification obligations) that have not been satisfied in full as of the date hereof;

(xiii) any agreement that by its terms prohibits or limits the payment of dividends or other distributions by Ouster or any of its Subsidiaries;

(xiv) any Contract for any joint venture, partnership or similar arrangement, or any Contract involving a sharing of revenues, profits, losses, costs or liabilities by Ouster with any other Person or any of its Subsidiaries;

(xv) any “single source” supply Contract pursuant to which goods or materials that are material to Ouster or any of its Subsidiaries are supplied to Ouster or such Subsidiary from an exclusive source; or

(xvi) any Contract with any Governmental Entity.

(b) Ouster has heretofore made available to Velodyne true, correct and complete copies of the Contracts set forth in Section 4.16(a).

(c) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, an Ouster Material Adverse Effect, (i) all Contracts set forth or required to be set forth in Section 4.16(a) of the Ouster Disclosure Schedule or filed or required to be filed as exhibits to the Ouster SEC Documents (the “Ouster Material Contracts”) are valid, binding and in full force and effect and are enforceable by Ouster or its applicable Subsidiary in accordance with their terms, except as limited by Laws affecting the enforcement of creditors’ rights generally, by general equitable principles or by the discretion of any Governmental Entity before which any Proceeding seeking enforcement may be brought, (ii) Ouster, or its applicable Subsidiary, has performed all obligations required to be performed by it under the Ouster Material Contracts, and it is not (with or without notice or lapse of time, or both) in breach or default thereunder and, to the Knowledge of Ouster, no other party to any Ouster Material Contract is (with or without notice or lapse of time, or both) in breach or default thereunder, (iii) since October 1, 2021, neither Ouster nor any of its Subsidiaries has received written notice of any actual, alleged, possible or potential violation of, or failure to comply with, any term or requirement of any Ouster Material Contract, and (iv) neither Ouster nor any of its

Subsidiaries has received any written notice of the intention of any party to cancel, terminate, materially change the scope of rights under or fail to renew any Ouster Material Contract.

4.17 Intellectual Property.

(a) Section 4.17(a)(1) of the Ouster Disclosure Schedule sets forth a complete and accurate list of all (i) issued patents and pending patent applications, (ii) trademark and service mark registrations and applications, (iii) copyright registrations and applications and (iv) internet domain name registrations, in each case, that are owned by Ouster or any of its Subsidiaries (collectively, the “Ouster Registered Intellectual Property”). Except as has not had and would not reasonably be expected to have, individually or in the aggregate, an Ouster Material Adverse Effect, Ouster owns all right, title and interest in the Ouster Intellectual Property free and clear of all Liens, other than Permitted Liens or Liens created by Velodyne. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, an Ouster Material Adverse Effect, to the Knowledge of Ouster, each item of material Ouster Registered Intellectual Property that is shown as registered, filed, issued or applied for in Section 4.17(a) of the Ouster Disclosure Schedule has been duly registered in, filed in or issued by an official governmental register and/or issuer (or officially recognized register or issuer) for such Intellectual Property and each such registration, filing, issuance and/or application, to the Knowledge of Ouster, (x) has not been abandoned or cancelled, (y) has been maintained effective by all requisite filings, renewals and payments, and (z) remains in full force and effect.

(b) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, an Ouster Material Adverse Effect, to the Knowledge of Ouster, each of Ouster and its Subsidiaries owns and possesses all right, title and interest in and to (or has the right pursuant to a valid and enforceable license or otherwise possesses legally enforceable rights to use) all Intellectual Property that is necessary for or used or held for use in the conduct of the business of Ouster and its Subsidiaries in substantially the same manner as presently conducted. Neither the execution and delivery of this Agreement by Ouster, nor the performance of this Agreement by Ouster, will result in the loss, forfeiture, termination, or impairment of, or give rise to a right of any Person to limit, terminate, or consent to the continued use of, any rights of Ouster or any of its Subsidiaries in any Ouster Intellectual Property except as has not had and would not reasonably be expected to have, individually or in the aggregate, an Ouster Material Adverse Effect. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, an Ouster Material Adverse Effect, no third party has a joint ownership interest in or any exclusive rights that remain in effect in, and no third party has any “pick” right or other option to acquire ownership or exclusive rights in, including temporarily and including any rights of first offer, negotiation or refusal with respect to, any Ouster Intellectual Property.

(c) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, an Ouster Material Adverse Effect, to the Knowledge of Ouster, neither Ouster nor any of its Subsidiaries nor the conduct of their businesses is infringing, misappropriating, diluting, or otherwise violating the Intellectual Property rights of any Person. Neither Ouster nor any of its Subsidiaries has received any written charge, complaint, claim, demand, or notice since October 1, 2020 (or earlier, if presently not resolved) alleging any such infringement, misappropriation, dilution, or violation (including any claim that Ouster or any of its Subsidiaries must license or refrain from using any Intellectual Property rights of any Person) which alleged infringement, misappropriation, dilution, or violation, if true, would reasonably be expected to have, individually or in the aggregate, an Ouster Material Adverse Effect. To the Knowledge of Ouster, no Person is infringing, misappropriating, diluting or otherwise violating any Intellectual Property owned by Ouster or any of its Subsidiaries except as has not had and would not reasonably be expected to have, individually or in the aggregate, an Ouster Material Adverse Effect. Neither Ouster nor any of its Subsidiaries has made or asserted any charge, complaint, claim, demand or notice since October 1, 2020 (or earlier, if presently not resolved) alleging any such infringement, misappropriation, dilution or violation which alleged infringement, misappropriation, dilution or violation, if true, would reasonably be expected to have, individually or in the aggregate, an Ouster Material Adverse Effect. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, an Ouster Material Adverse Effect, there are no written orders, judgments, holdings, consents, decrees, settlements or rulings with respect to Ouster Intellectual Property to which Ouster or any of its Subsidiaries is bound (excluding, for the avoidance of doubt, ordinary course determinations by the United States Patent and Trademark Office or any equivalent foreign governmental authority).

(d) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, an Ouster Material Adverse Effect: (i) Ouster and its Subsidiaries have taken commercially reasonable steps to maintain, police and protect the Ouster Intellectual Property, (ii) all Ouster Intellectual Property that derives actual or potential economic value from not being generally known to the public or to other persons who can obtain economic value from its disclosure or use has been maintained in confidence in accordance with protection procedures that are in accordance with procedures customarily used in the industry to protect rights of like importance and, to the Knowledge of Ouster, adequate for protection against unauthorized disclosure or use, (iii) to the Knowledge of Ouster, there has been no unauthorized disclosure of any Ouster Intellectual Property, (iv) to the Knowledge of Ouster, all former and current officers, directors, employees, personnel, consultants, advisors, agents, and independent contractors of Ouster and its Subsidiaries, and each of their predecessors, who have contributed to or participated in the conception and development of Intellectual Property for such entities have entered into valid and binding proprietary rights agreements with Ouster or any of its Subsidiaries or predecessors, vesting ownership of such Intellectual Property in Ouster or any of its Subsidiaries, and (v) no such Person has asserted, and to the Knowledge of Ouster, no such Person has, any right, title, interest or other claim in, or the right to receive any royalties or other consideration with respect to, any Ouster Intellectual Property.

(e) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, an Ouster Material Adverse Effect, neither Ouster nor any of its Subsidiaries has used, modified or distributed any “copyleft” open source materials such as the GNU Public License, Lesser GNU Public License, or Mozilla Public License in a manner that: (i) requires the disclosure, licensing or distribution of any source code for any Ouster Product; (ii) imposes any restriction on the consideration to be charged for the distribution of any Ouster Products; (iii) creates obligations for Ouster or any of its Subsidiaries with respect to the Ouster Products other than those set forth in the applicable license for such “copyleft” open source materials, or grants to any third party any rights or immunities under any Ouster Intellectual Property; or (iv) other than any attribution or notice requirement, imposes any other limitation, restriction or condition on the right or ability of Ouster or any of its Subsidiaries to use or distribute any Ouster Products.

(f) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, an Ouster Material Adverse Effect: (i) no source code for any Ouster Products has been delivered, licensed or made available to any escrow agent or other Person who was not, as of the time thereof, an employee or independent contractor of Ouster or any of its Subsidiaries, including under any license for open source materials, (ii) neither Ouster nor any of its Subsidiaries has any duty or obligation (whether present, contingent or otherwise) to deliver, license or make available the source code for any Ouster Products to any escrow agent or other Person, and (iii) to the Knowledge of Ouster, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or would reasonably be expected to, result in the delivery, license or disclosure of any source code for any Ouster Products to any other Person who is not, as of the date hereof, an employee or independent contractor of Ouster or any of its Subsidiaries.

(g) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, an Ouster Material Adverse Effect, no funding, facilities, or personnel of any Governmental Entity were used, to develop or create, in whole or in part, any Ouster Intellectual Property pursuant to any Contract with any Governmental Entity that grants to such Governmental Entity any present or contingent exclusive rights or license with respect to any Ouster Intellectual Property.

(h) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, an Ouster Material Adverse Effect, neither Ouster nor any of its Subsidiaries is now or has ever been a member or promoter of, or a contributor to, any industry standards organization, body, working group or any similar organization that requires Ouster or any of its Subsidiaries to grant or offer to any Person any license or right to any Ouster Intellectual Property or to refrain from enforcing any Ouster Intellectual Property.

(i) Neither Ouster nor any Subsidiary of Ouster is a party to any Contract which, upon the consummation of this Agreement or the Closing of the Transactions contemplated hereby, will result in (or purport to result in) the granting of any right, license, immunity from suit or covenant not to assert to any third party under or with respect to, (1) except as has not had and would not reasonably be expected to have, individually or in the aggregate, an Ouster Material Adverse Effect, any Ouster Intellectual Property existing prior to the Closing Date, or (2) except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Velodyne Material Adverse Effect, any Velodyne Intellectual Property (for clarity, not including Ouster Intellectual Property) existing prior to the Closing Date.

(j) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, an Ouster Material Adverse Effect, (i) the IT Assets of Ouster and its Subsidiaries operate in all material respects in accordance with their documentation and functional specifications and as required by Ouster and its Subsidiaries to operate the business of Ouster and its Subsidiaries as presently conducted and have not, since October 1, 2019, materially malfunctioned or failed, (ii) Ouster and its Subsidiaries have implemented commercially reasonable measures to protect the confidentiality and security of such IT Assets and information stored or contained therein against any unauthorized use, access, interruption or corruption and (iii) Ouster and its Subsidiaries have implemented commercially reasonable data backup, data storage, system redundancy and disaster avoidance procedures with respect to their IT Assets.

4.18 Data Privacy. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, an Ouster Material Adverse Effect, since January 1, 2019: (i) Ouster and its Subsidiaries have been in compliance with applicable Laws that govern Ouster’s and its Subsidiaries’ use, disclosure and protection of Personal Information (collectively, “Ouster Data Privacy and Security Laws”) and Ouster’s and its Subsidiaries’ privacy policies and contractual commitments relating to privacy, data protection, data security or the collection, storage, handling, disclosure, transfer, use or processing of Personal Information or IT Assets (collectively with Ouster Data Privacy and Security Laws, “Ouster Privacy Obligations”), (ii) Ouster and its Subsidiaries have implemented and maintained commercially reasonable organizational, physical, and technical measures designed to protect Personal Information against unauthorized access, acquisition, interruption, alteration, modification, or use, (iii) to the Knowledge of Ouster, there have been no material breaches, violations, outages or unauthorized uses of or accesses to Personal Information maintained or processed by or on behalf of Ouster and its Subsidiaries and (iv) Ouster and its Subsidiaries have not received any written notification from any Governmental Entity that alleges a violation of any Ouster Privacy Obligations.

4.19 Broker’s Fees. Except for Barclays Capital Inc., Ouster’s financial advisor, neither Ouster nor any of its Subsidiaries nor any of their respective officers or directors on behalf of Ouster or such Subsidiaries has employed any financial advisor, broker or finder or incurred any liability for any financial advisory fee, broker’s fees, commissions or finder’s fees in connection with any of the Transactions.

4.20 Opinion of Financial Advisor. The Ouster Board has received the opinion of Barclays Capital Inc., Ouster’s financial advisor, to the effect that, as of the date of such opinion and based upon and subject to the assumptions, qualifications and limitations set forth therein, the Velodyne Exchange Ratio to be paid by Ouster pursuant to this Agreement is fair to Ouster from a financial point of view.

4.21 Ownership of Velodyne Common Stock. Neither Ouster nor any of its affiliates or associates is, nor at any time during the last three (3) years has Ouster or any of its affiliates or associates been, an “interested stockholder” of Velodyne as defined in Section 203 of the DGCL. Ouster and its Subsidiaries, affiliates and associates do not beneficially own any shares of Velodyne Common Stock, Velodyne Preferred Stock or other securities of Velodyne or any options, warrants or other rights to acquire Velodyne Common Stock or other securities of, or any other economic interest (through derivative securities or otherwise) in, Velodyne.

4.22 Insurance. As of the date hereof, all insurance policies (including policies providing casualty, liability and workers compensation coverage, but excluding any Ouster Benefit Plan) to which Ouster or any of its Subsidiaries is currently a party are in full force and effect, and, to the Knowledge of Ouster, have been issued by licensed insurers, all premiums due and payable in respect of such insurance policies have been timely paid, and no notice of cancellation or termination has been received with respect to any such policies, except for such cancellations or terminations which would have not had and would not reasonably be expected to have, individually or in the aggregate, an Ouster Material Adverse Effect. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, an Ouster Material Adverse Effect, each of Ouster and its Subsidiaries is, and since October 1, 2020, has been, insured with respect to its assets and properties and the conduct of its business in such amounts and against such risks as are in its reasonable judgment sufficient for compliance with Law and as are adequate to protect its assets and properties and the conduct of its business.

4.23 Merger Subs. Since its date of incorporation or formation (as applicable), neither Merger Sub I nor Merger Sub II has carried on any business or conducted any operations other than the execution of this Agreement, the performance of its obligations hereunder and matters ancillary thereto. The authorized capital stock of Merger Sub I consists of one hundred (100) shares of common stock, par value $0.0001 per share, all of which have been validly issued, are fully paid and nonassessable and are owned directly by Ouster, free and clear of any Liens. The limited liability company interests of Merger Sub II consist of one class of common interests, all of which have been validly issued, are fully paid and nonassessable and are owned directly or indirectly by Ouster, free and clear of any Liens. No entity classification election has ever been made by or on behalf of Merger Sub II pursuant to Treasury Regulations Section 301.7701-3.

4.24 No Other Representations or Warranties. Ouster hereby acknowledges and agrees that, except for the representations and warranties expressly set forth in Article 3, (a) none of Velodyne nor any of its affiliates, stockholders or representatives or any other Person has made or is making any express or implied representation or warranty with respect to Velodyne or its business or operations, including with respect to any information provided or made available to Ouster or any of its affiliates, stockholders or representatives or any other Person, or, except as otherwise expressly set forth in this Agreement, had or has any duty or obligation to provide any information to Ouster or any of its affiliates, stockholders or Representatives or any other Person, in connection with this Agreement, the transactions contemplated hereby or otherwise, and (b) to the fullest extent permitted by Law, none of Velodyne nor any of its affiliates, stockholders or representatives or any other Person will have or be subject to any liability or indemnification or other obligation of any kind or nature to Ouster or any of its affiliates, stockholders or representatives or any other Person, resulting from the delivery, dissemination or any other distribution to Ouster or any of its affiliates, stockholders or representatives or any other Person, or the use by Ouster or any of its affiliates, stockholders or representatives or any other Person, of any such information provided or made available to any of them by Velodyne or any of its affiliates, stockholders or representatives or any other Person, and (subject to the express representations and warranties of Velodyne expressly set forth in Article 3) Ouster and its Subsidiaries, affiliates, stockholders and representatives or any other Person expressly disclaim reliance on any such information (including the accuracy or completeness thereof) or any representations or warranties, estimates, projections, predictions, data, financial information, memorandum, presentations or other materials, or other statements or omissions that may have been made by Velodyne or any Person with respect to Velodyne other than the representations and warranties expressly set forth in this Agreement.

ARTICLE 5

COVENANTS

5.1 Conduct of Business by Velodyne and its Subsidiaries Pending the Effective Time. Velodyne agrees that, between the date of this Agreement and the Effective Time, except (a) as set forth in Section 5.1 of the Velodyne Disclosure Schedule, (b) as required by Law or the regulations or requirements of any stock exchange or regulatory organization applicable to Velodyne or any of its Subsidiaries, or (c) as otherwise expressly contemplated or required by this Agreement, unless Ouster shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), Velodyne will, and will cause each of its

Subsidiaries to, (i) conduct its operations in the ordinary course of business consistent with past practice, except with respect to actions or omissions that constitute COVID-19 Measures, (ii) use its commercially reasonable efforts to keep available the services of the current officers and key employees of Velodyne and each of its Subsidiaries and to preserve the goodwill and current relationships of Velodyne and each of its Subsidiaries with Persons with which Velodyne or any of its Subsidiaries has business relations, and (iii) use its commercially reasonable efforts to preserve intact its material assets, properties, Contracts, licenses and business organizations, maintain its existence in good standing pursuant to applicable Law and comply with all applicable Laws.

Without limiting the foregoing, except (a) as set forth in Section 5.1 or 5.14(e) of the Velodyne Disclosure Schedule, (b) for actions or omissions that constitute COVID-19 Measures, (c) as required by Law or the regulations or requirements of any stock exchange or regulatory organization applicable to Velodyne or any of its Subsidiaries, or (d) as otherwise expressly contemplated or required by this Agreement, Velodyne shall not, and shall not permit any of its Subsidiaries to, between the date of this Agreement and the Effective Time, directly or indirectly, take any of the following actions without the prior written consent of Ouster (such consent not to be unreasonably withheld, conditioned or delayed):

(a) amend or otherwise change its certificate of incorporation or bylaws or equivalent organizational documents (including by merger, consolidation or otherwise);

(b) issue, sell, pledge, dispose of, grant, transfer or encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer or encumbrance of, any shares of capital stock of, or other Equity Interests in, Velodyne or any of its Subsidiaries of any class, or securities convertible into, or exchangeable or exercisable for, any shares of such capital stock or other Equity Interests, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or other Equity Interests or such convertible or exchangeable securities, or any other ownership interest (including any such interest represented by Contract right), or any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock based performance rights, of Velodyne or any of its Subsidiaries, other than (i) the issuance of Velodyne Common Stock in connection with the exercise, vesting or payment of Velodyne Stock Options or the conversion of Velodyne Preferred Stock or settlement of Velodyne RSU Awards, in each case, outstanding as of the date hereof in accordance with their terms or (ii) the issuance of any shares of Velodyne Common Stock in accordance with the Velodyne ESPP;

(c) sell, mortgage, pledge, dispose of, transfer, lease, license, guarantee, encumber or subject to a Lien (other than Permitted Liens), any property or assets of Velodyne or any of its Subsidiaries with value in excess of $2,000,000, except pursuant to existing Contracts or the sale or purchase of goods in the ordinary course of business consistent with past practice;

(d) (i) sell, assign, pledge, grant or acquire, agree to grant to or acquire from any Person, or otherwise encumber, transfer, license, abandon, place in the public domain, permit to lapse, disclose or agree to disclose or otherwise dispose of any material Velodyne Intellectual Property, except (x) in the ordinary course of business, (y) to the extent such Intellectual Property is limited to Velodyne Intellectual Property prior to the Closing Date, or (z) pursuant to the terms of existing Contracts or the granting of Ordinary Course Licenses, (ii) compromise, settle or agree to settle, or consent to judgment in, any one or more actions or institute any action concerning any Velodyne Intellectual Property except in the ordinary course of business consistent with past practice or (iii) modify in any material respect any privacy policies, or any administrative, technical or physical safeguards related to privacy or cybersecurity, except (A) to remediate any security issue, (B) to enhance data security or integrity, (C) to comply with applicable Law, (D) as otherwise directed or required by a Governmental Entity or (E) in relation to any new or updated software, products or technologies of Velodyne or its Subsidiaries;

(e) declare, set aside, make, establish a record date for or pay any dividend or other distribution (whether payable in cash, shares, property or a combination thereof) with respect to any of its capital stock or other Equity Interests (other than dividends paid by a wholly owned Subsidiary of Velodyne to Velodyne or another wholly owned Subsidiary of Velodyne) or enter into any agreement with respect to the voting or registration of, or modify the terms of, its capital stock or other Equity Interests;

(f) reclassify, combine, split, subdivide or amend the terms of, or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock or other Equity Interests;

(g) form any new Subsidiary, or merge or consolidate Velodyne or any of its Subsidiaries with any Person or adopt a plan or resolutions providing for a complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of Velodyne or any of its Subsidiaries, other than internal reorganizations in the ordinary course of business that would not have a material and adverse impact on Velodyne and its Subsidiaries or the Transaction;

(h) acquire (including by merger, consolidation or acquisition of shares or assets), or make any investment in, any interest in any Person or any assets thereof, in each case, with value in excess of $2,000,000 per transaction or series of transactions, other than in the ordinary course of business consistent with past practice or pursuant to the Contracts set forth in Section 5.1(h) of the Velodyne Disclosure Schedule;

(i) repurchase, repay, refinance, incur, assume or modify the terms of any indebtedness for borrowed money, except as required by the terms of any such indebtedness as of the date hereof, or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for (whether directly, contingently or otherwise), the obligations of any Person (other than a wholly owned Subsidiary of Velodyne) for borrowed money, except for borrowings under Velodyne’s existing credit facilities or issuances of commercial paper for working capital and general corporate purposes in the ordinary course of business consistent with past practice;

(j) make any loans, advances or capital contributions to, or investments in, any other Person (other than any wholly owned Subsidiary of Velodyne) in excess of $2,000,000 in the aggregate;

(k) terminate, cancel, renew or request or agree to any material change in or waiver under any Velodyne Material Contract, or enter into, modify or amend any Contract that is, or if existing on the date hereof, would be, a Velodyne Material Contract, in each case, other than in the ordinary course of business consistent with past practice;

(l) incur, make or authorize any capital expenditure other than consistent in all material respects with Velodyne’s capital expenditure budget as disclosed to Ouster prior to the date hereof, other than capital expenditures that are not, in the aggregate, in excess of $2,000,000;

(m) except (i) in the ordinary course of business consistent with past practice or (ii) to the extent required by applicable Law or the existing terms of any Velodyne Benefit Plan: (A) increase the compensation or benefits payable or to become payable to directors, officers or employees of Velodyne or its Subsidiaries; (B) grant any rights to severance or termination pay or transaction or retention bonus payments to, or enter into any severance agreement with, any director, officer or employee of Velodyne or its Subsidiaries; (C) establish, adopt, enter into or materially amend any collective bargaining agreement or other Contract with any labor union, works council or other labor organization, Velodyne Benefit Plan or similar plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee of Velodyne or its Subsidiaries; (D) take any action to amend or waive any performance or vesting criteria or accelerate vesting, exercisability or funding under any Velodyne Benefit Plan; or (E) hire or terminate the employment of any executive officer of Velodyne other than terminations for cause as determined in accordance with applicable Law and past practice, death or disability;

(n) forgive any loans to employees of Velodyne or its Subsidiaries;

(o) waive, release, pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, contingent or otherwise) with value in excess of $2,000,000, except in the ordinary course of business consistent with past practice and in accordance with their terms;

(p) make any change in accounting policies, practices, principles, methods or procedures, other than as required by GAAP or by a Governmental Entity;

(q) waive, release, assign, settle or compromise any claims or rights with value in excess of $1,000,000 held by Velodyne or any of its Subsidiaries;

(r) compromise, settle or agree to settle any pending or threatened Proceeding or investigation (including any Proceeding or investigation relating to this Agreement or the Transactions) or agree to any remedies with respect to any Proceeding or settlement thereof, other than compromises, settlements or agreements in the ordinary course of business consistent with past practice that involve only the payment of monetary damages not in excess of $1,000,000 individually or in the aggregate, in any case, without the imposition of equitable relief on, or the admission of wrongdoing by, Velodyne or any of its Subsidiaries;

(s) except as required by applicable Law, (i) make, change or revoke any material Tax election, (ii) change any Tax accounting period for purposes of a material Tax or material method of Tax accounting, (iii) file any material amended Tax Return, (iv) settle or compromise any audit or proceeding relating to a material amount of Taxes, (v) agree to an extension or waiver of the statute of limitations with respect to a material amount of Taxes, or (vi) enter into any “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local or non-U.S. Law) with respect to any material Tax;

(t) write up, write down or write off the book value of any assets, in the aggregate, in excess of $2,000,000, except for depreciation and amortization in accordance with GAAP consistently applied;

(u) convene any annual or special meeting (or any adjournment thereof) of the stockholders of Velodyne, other than the Velodyne Stockholders Meeting and the 2023 annual meeting of stockholders (only if such 2023 annual meeting is not otherwise combined with the Velodyne Stockholders Meeting);

(v) fail to use commercially reasonable efforts to maintain existing material insurance policies or comparable replacement policies, to the extent available, for a reasonable cost, at or more than current levels or otherwise in a manner consistent with past practice;

(w) engage in any transaction with, or enter into any agreement, arrangement or understanding with, any affiliate of Velodyne or other Person covered by Item 404 of Regulation S-K of the Exchange Act that would be required to be disclosed pursuant to Item 404;

(x) enter into, modify or amend any Contract, which (taking into account any such modification or amendment), upon the consummation of this Agreement or the Closing of the Transactions contemplated hereby, will result in (or purport to result in) the granting of any right, license, immunity from suit or covenant not to assert to any third party under or with respect to any Patents or other Intellectual Property owned, purported to be owned or controlled by Ouster or any Subsidiary of Ouster, other than to the extent such Patent or other Intellectual Property is limited to Velodyne Intellectual Property prior to the Closing Date;

(y) modify, amend, terminate or grant any waiver of the Velodyne Rights Determinations; or

(z) authorize or enter into any Contract to do any of the foregoing or otherwise make any commitment to do any of the foregoing.

5.2 Conduct of Business by Ouster and its Subsidiaries Pending the Effective Time. Ouster agrees that, between the date of this Agreement and the Effective Time, except (a) as set forth in Section 5.2 of the Ouster

Disclosure Schedule, (b) as required by Law or the regulations or requirements of any stock exchange or regulatory organization applicable to Ouster or any of its Subsidiaries, or (c) as otherwise expressly contemplated or required by this Agreement, unless Velodyne shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), Ouster will, and will cause each of its Subsidiaries to, (i) conduct its operations in the ordinary course of business consistent with past practice, except with respect to actions or omissions that constitute COVID-19 Measures, (ii) use its commercially reasonable efforts to keep available the services of the current officers and key employees of Ouster and each of its Subsidiaries and to preserve the goodwill and current relationships of Ouster and each of its Subsidiaries with Persons with which Ouster or any of its Subsidiaries has business relations, and (iii) use its commercially reasonable efforts to preserve intact its material assets, properties, Contracts, licenses and business organizations, maintain its existence in good standing pursuant to applicable Law and comply with all applicable Laws.

Without limiting the foregoing, except (a) as set forth in Section 5.2 or 5.14(e) of the Ouster Disclosure Schedule, (b) for actions or omissions that constitute COVID-19 Measures, (c) as required by Law or the regulations or requirements of any stock exchange or regulatory organization applicable to Ouster or any of its Subsidiaries, or (d) as otherwise expressly contemplated or required by this Agreement, Ouster shall not, and shall not permit any of its Subsidiaries to, between the date of this Agreement and the Effective Time, directly or indirectly, take any of the following actions without the prior written consent of Velodyne (such consent not to be unreasonably withheld, conditioned or delayed):

(a) amend or otherwise change its certificate of incorporation or bylaws or equivalent organizational documents (including by merger, consolidation or otherwise);

(b) issue, sell, pledge, dispose of, grant, transfer or encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer or encumbrance of, any shares of capital stock of, or other Equity Interests in, Ouster or any of its Subsidiaries of any class, or securities convertible into, or exchangeable or exercisable for, any shares of such capital stock or other Equity Interests, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or other Equity Interests or such convertible or exchangeable securities, or any other ownership interest (including any such interest represented by Contract right), or any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock based performance rights, of Ouster or any of its Subsidiaries, other than (i) the issuance of Ouster Common Stock in connection with the exercise, vesting or payment of Ouster Stock Options or the settlement of Ouster RSU Awards, in each case, outstanding as of the date hereof in accordance with their terms, (ii) in connection with the assumption and conversion of Velodyne Stock Options and Velodyne RSU Awards and Velodyne Common Stock in accordance with the terms of this Agreement or (iii) the issuance of any shares of Ouster Common Stock in accordance with the Ouster ESPP;

(c) sell, mortgage, pledge, dispose of, transfer, lease, license, guarantee, encumber or subject to a Lien (other than Permitted Liens) any property or assets of Ouster or any of its Subsidiaries with value in excess of $2,000,000, except pursuant to existing Contracts or the sale or purchase of goods in the ordinary course of business consistent with past practice;

(d) (i) sell, assign, pledge, grant or acquire, agree to grant to or acquire from any Person, or otherwise encumber, transfer, license, abandon, place in the public domain, permit to lapse, disclose or agree to disclose or otherwise dispose of any material Ouster Intellectual Property, except (x) in the ordinary course of business, (y) to the extent such Intellectual Property is limited to Ouster Intellectual Property prior to the Closing Date, or (z) pursuant to the terms of existing Contracts or the granting of Ordinary Course Licenses, (ii) compromise, settle or agree to settle, or consent to judgment in, any one or more actions or institute any action concerning any Ouster Intellectual Property except in the ordinary course of business consistent with past practice or (iii) modify in any material respect any privacy policies, or any administrative, technical or physical safeguards related to privacy or cybersecurity, except (A) to remediate any security issue, (B) to enhance data security or integrity, (C) to comply with applicable Law, (D) as otherwise directed or required by a Governmental Entity or (E) in relation to any new or updated software, products or technologies of Ouster and its Subsidiaries;

(e) declare, set aside, make, establish a record date for or pay any dividend or other distribution (whether payable in cash, shares, property or a combination thereof) with respect to any of its capital stock or other Equity Interests (other than dividends paid by a wholly owned Subsidiary of Ouster to Ouster or another wholly owned Subsidiary of Ouster) or enter into any agreement with respect to the voting or registration of, or modify the terms of, its capital stock or other Equity Interests;

(f) reclassify, combine, split, subdivide or amend the terms of, or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock or other Equity Interests;

(g) form any new Subsidiary, or merge or consolidate Ouster or any of its Subsidiaries with any Person or adopt a plan or resolutions providing for a complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of Ouster or any of its Subsidiaries, other than internal reorganizations in the ordinary course of business that would not have a material and adverse impact on Ouster and its Subsidiaries or the Transaction;

(h) acquire (including by merger, consolidation or acquisition of shares or assets), or make any investment in, any interest in any Person or any assets thereof, in each case, with value in excess of $2,000,000 per transaction or series of transactions, other than in the ordinary course of business consistent with past practice or pursuant to the Contracts set forth in Section 5.2(h) of the Ouster Disclosure Schedule;

(i) repurchase, repay, refinance, incur, assume or modify the terms of any indebtedness for borrowed money, except as required by the terms of any such indebtedness as of the date hereof, or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for (whether directly, contingently or otherwise), the obligations of any Person (other than a wholly owned Subsidiary of Ouster) for borrowed money, except for borrowings under Ouster’s existing credit facilities or issuances of commercial paper for working capital and general corporate purposes in the ordinary course of business consistent with past practice;

(j) make any loans, advances or capital contributions to, or investments in, any other Person (other than any wholly owned Subsidiary of Ouster) in excess of $2,000,000 in the aggregate;

(k) terminate, cancel, renew or request or agree to any material change in or waiver under any Ouster Material Contract, or enter into, modify or amend any Contract that is, or if existing on the date hereof, would be, an Ouster Material Contract, in each case, other than in the ordinary course of business consistent with past practice;

(l) incur, make or authorize any capital expenditure other than consistent in all material respects with Ouster’s capital expenditure budget as disclosed to Velodyne prior to the date hereof, other than capital expenditures that are not, in the aggregate, in excess of $2,000,000;

(m) except (i) in the ordinary course of business consistent with past practice or (ii) to the extent required by applicable Law or the existing terms of any Ouster Benefit Plan: (A) increase the compensation or benefits payable or to become payable to directors, officers or employees of Ouster or its Subsidiaries; (B) grant any rights to severance or termination pay or transaction or retention bonus payments to, or enter into any severance agreement with, any director, officer or employee of Ouster or its Subsidiaries; (C) establish, adopt, enter into or materially amend any collective bargaining agreement or other Contract with any labor union, works council or other labor organization, Ouster Benefit Plan or similar plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee of Ouster or its Subsidiaries; (D) take any action to amend or waive any performance or vesting criteria or accelerate vesting, exercisability or funding under any Ouster Benefit Plan; or (E) hire or terminate the employment of any executive officer of Ouster other than terminations for cause as determined in accordance with applicable Law and past practice, death or disability;

(n) forgive any loans to employees of Ouster or its Subsidiaries;

(o) waive, release, pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, contingent or otherwise) with value in excess of $2,000,000, except in the ordinary course of business consistent with past practice and in accordance with their terms;

(p) make any change in accounting policies, practices, principles, methods or procedures, other than as required by GAAP or by a Governmental Entity;

(q) waive, release, assign, settle or compromise any claims or rights with value in excess of $1,000,000 held by Ouster or any of its Subsidiaries;

(r) compromise, settle or agree to settle any pending or threatened Proceeding or investigation (including any Proceeding or investigation relating to this Agreement or the Transactions) or agree to any remedies with respect to any Proceeding or settlement thereof, other than compromises, settlements or agreements in the ordinary course of business consistent with past practice that involve only the payment of monetary damages not in excess of $1,000,000 individually or in the aggregate, in any case without the imposition of equitable relief on, or the admission of wrongdoing by, Ouster or any of its Subsidiaries;

(s) except as required by applicable Law, (i) make, change or revoke any material Tax election, (ii) change any Tax accounting period for purposes of a material Tax or material method of Tax accounting, (iii) file any material amended Tax Return, (iv) settle or compromise any audit or proceeding relating to a material amount of Taxes, (v) agree to an extension or waiver of the statute of limitations with respect to a material amount of Taxes, or (vi) enter into any “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local or non-U.S. Law) with respect to any material Tax;

(t) write up, write down or write off the book value of any assets, in the aggregate, in excess of $2,000,000, except for depreciation and amortization in accordance with GAAP consistently applied;

(u) convene any annual or special meeting (or any adjournment thereof) of the stockholders of Ouster, other than the Ouster Stockholders Meeting and the 2023 annual meeting of stockholders (only if such 2023 annual meeting is not otherwise combined with the Ouster Stockholders Meeting);

(v) fail to use commercially reasonable efforts to maintain existing material insurance policies or comparable replacement policies, to the extent available for a reasonable cost, at or more than current levels or otherwise in a manner consistent with past practice;

(w) engage in any transaction with, or enter into any agreement, arrangement or understanding with, any affiliate of Ouster or other Person covered by Item 404 of Regulation S-K of the Exchange Act that would be required to be disclosed pursuant to Item 404; or

(x) authorize or enter into any Contract to do any of the foregoing or otherwise make any commitment to do any of the foregoing.

5.3 Preparation of the Form S-4 and the Joint Proxy Statement; Stockholders Meetings.

(a) Form S-4 and Joint Proxy Statement. As promptly as practicable after the execution of this Agreement, and in any event, within twenty-five (25) Business Days after the date of this Agreement, (i) Ouster and Velodyne shall jointly prepare and cause to be filed with the SEC, the Joint Proxy Statement to be sent to the stockholders of Ouster and the stockholders of Velodyne, as applicable, relating to the Ouster Stockholders Meeting and the Velodyne Stockholders Meeting, and (ii) Ouster and Velodyne shall jointly prepare and Ouster shall file with the SEC the Form S-4, in which the Joint Proxy Statement will be included as a prospectus, in connection with the registration under the Securities Act of the shares of Ouster Common Stock to be issued in the First Merger. Each of Ouster and Velodyne shall use its reasonable best efforts to have the Form S-4 declared effective as promptly as practicable after such filing (including by responding to comments of the SEC) and prior to the effective date of the Form S-4, each of Ouster and Velodyne shall take all action reasonably required to be taken under any applicable securities Laws in connection with the issuance of Ouster Common Stock. Each of Ouster and Velodyne shall furnish all information and provide such other assistance as may be reasonably requested by the other party in connection with any such action and the preparation, filing and distribution of the Form S-4 and the Joint Proxy Statement. As promptly as practicable after the Form S-4 shall have become effective, each of Ouster and Velodyne shall use its reasonable best efforts to cause the Joint Proxy Statement to be mailed to its respective stockholders. No filing of, or amendment or supplement to, the Form S-4 will be made by Ouster, and no filing of, or amendment or supplement to, the Joint Proxy Statement will be made by Ouster or Velodyne, in each case, without providing the other party and its respective counsel with a reasonable opportunity to review and comment thereon and each party giving due consideration to the reasonable additions, deletions or changes suggested by the other party and its respective counsel. If at any time prior to the Effective Time, any information relating to Ouster or Velodyne or any of their respective affiliates, directors or officers should be discovered by Ouster or Velodyne which should be set forth in an amendment or supplement to either the Form S-4 or the Joint Proxy Statement, so that either such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other party and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the stockholders of Ouster and the stockholders of Velodyne. Each party shall notify the other party promptly of the time when the Form S-4 has become effective, and of the issuance of any stop order or suspension of the qualification of the shares of Ouster Common Stock issuable in connection with the First Merger for offering or sale in any jurisdiction. In addition, each party agrees to provide the other party and its legal counsel with copies of any written comments and shall inform the other party of any oral comments or requests that such party or its legal counsel may receive from time to time from the SEC or its staff with respect to the Form S-4 or the Joint Proxy Statement promptly after receipt of such comments, and any written or oral responses thereto. Each party and its respective legal counsel shall be given a reasonable opportunity to review any such written responses and each party shall give due consideration to the additions, deletions or changes suggested thereto by the other party and its respective legal counsel.

(b) Velodyne Stockholders Meeting.

(i) Velodyne shall, promptly following the date on which the Form S-4 has been filed with the SEC and the parties otherwise mutually determine to be appropriate, establish a record date for, and as soon as reasonably practicable following the effectiveness of the Form S-4, duly call and give notice of and convene and hold a meeting of its stockholders (the “Velodyne Stockholders Meeting”) for the purpose of seeking the Velodyne Stockholder Approval; provided, however, that Velodyne may postpone or adjourn the Velodyne Stockholders Meeting: (A) with the prior written consent of Ouster, which consent shall not be unreasonably withheld, conditioned or delayed; (B) if a quorum has not been established; (C) to allow reasonable additional time for the filing and mailing of any supplemental or amended disclosure which the Velodyne Board has determined in good faith after consultation with outside counsel is necessary under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by Velodyne’s stockholders prior to the Velodyne Stockholders Meeting; (D) to allow reasonable additional time to solicit additional proxies, if and to the extent the requisite Velodyne Stockholder Approval would not otherwise be obtained; (E) if required by Law; or (F) if requested by the SEC or its staff; provided, however, that in the case of clauses (B), (C), (D), (E) and (F), the Velodyne Stockholders Meeting shall not be postponed or adjourned for more than ten (10) Business Days in the aggregate from the originally scheduled date of the Velodyne Stockholders Meeting without the prior written consent of Ouster, which consent shall not be unreasonably withheld, conditioned or delayed; provided, further, that in the event that Ouster postpones or adjourns the Ouster Stockholders Meeting in accordance with the terms of this Agreement, Velodyne may postpone or adjourn the Velodyne Stockholders Meeting for an equal number of days. Velodyne shall, upon the reasonable request of Ouster, advise Ouster at least on a daily basis on each of the last seven (7) Business Days prior to the date of the Velodyne Stockholders Meeting as to the aggregate tally of proxies received by Velodyne with respect to the Velodyne Stockholder Approval.

(ii) Velodyne shall, through the Velodyne Board, make the Velodyne Recommendation and include such Velodyne Recommendation in the Joint Proxy Statement (subject to Section 5.4) and, unless the Velodyne Board has made a Velodyne Adverse Recommendation Change in compliance with Section 5.4, use its reasonable best efforts to (A) solicit from its stockholders proxies in favor of the adoption of this Agreement and the Transactions, including the Mergers, and (B) take all other customary action necessary or advisable to secure the Velodyne Stockholder Approval. Except as expressly permitted in Section 5.4(b) and Section 5.4(d), neither the Velodyne Board nor any committee thereof shall (x) withhold, withdraw, modify or qualify, or propose publicly to withhold, withdraw, modify or qualify, in a manner adverse to Ouster, the approval, determination of advisability, or recommendation by the Velodyne Board of, this Agreement, the Mergers and the other Transactions, (y) make, or permit any director or executive officer to make, any public statement in connection with the Velodyne Stockholders Meeting by or on behalf of the Velodyne Board or such committee that would reasonably be expected to have the same effect or (z) approve, determine to be advisable, or recommend, or propose publicly to approve, determine to be advisable, or recommend, any Competing Proposal (the actions specified in the foregoing clauses (x), (y) and (z) being referred to as an “Velodyne Adverse Recommendation Change”).

(c) Ouster Stockholders Meeting.

(i) Ouster shall, promptly following the date on which the Form S-4 has been filed with the SEC and the parties otherwise mutually determine to be appropriate, establish a record date for, and as soon as reasonably practicable following the effectiveness of the Form S-4, duly call and give notice of and convene and hold a meeting of its stockholders (the “Ouster Stockholders Meeting”) for the purpose of seeking (1) the Ouster Stockholder Approval and (2) only if so mutually agreed by Ouster and Velodyne, approval of an amendment to the Ouster Charter to authorize the Ouster Board to effect, following the Closing, a reverse stock split of all outstanding shares of Ouster Common Stock at a reverse stock split ratio as jointly determined by Ouster and Velodyne (the “Ouster Reverse Stock Split”); provided, however, that Ouster may postpone or adjourn the Ouster Stockholders Meeting: (A) with the prior written consent of Velodyne, which consent shall not be unreasonably withheld, conditioned or delayed; (B) if a quorum has not been established; (C) to allow reasonable additional time for the filing and mailing of any supplemental or amended disclosure which the Ouster Board has determined in good faith after consultation with outside counsel is necessary under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by Ouster’s stockholders prior to the Ouster Stockholders Meeting; (D) to allow reasonable additional time to solicit additional proxies, if and to the extent the requisite Ouster Stockholder Approval would not otherwise be obtained; (E) if required by applicable Law or order; or (F) if requested by the SEC or its staff; provided, however, that in the case of clauses (B), (C), (D), (E) and (F), the Ouster Stockholders Meeting shall not be postponed or adjourned for more than ten (10) Business Days in the aggregate from the originally scheduled date of the Ouster Stockholders Meeting without the prior written consent of Velodyne, which consent shall not be unreasonably withheld, conditioned or delayed; provided, further, that in the event that Velodyne postpones or adjourns the Velodyne Stockholders Meeting in accordance with the terms of this Agreement, Ouster may postpone or adjourn the Ouster Stockholders Meeting for an equal number of days. Ouster shall, upon the reasonable request of Velodyne, advise Velodyne at least on a daily basis on each of the last seven (7) Business Days prior to the date of the Ouster Stockholders Meeting as to the aggregate tally of proxies received by Ouster with respect to the Ouster Stockholder Approval and the approval of the Ouster Reverse Stock Split (if applicable).

(ii) Ouster shall, through the Ouster Board, make the Ouster Recommendation and include such Ouster Recommendation in the Joint Proxy Statement (subject to Section 5.4) and, unless the

Ouster Board has made an Ouster Adverse Recommendation Change in compliance with Section 5.4, use its reasonable best efforts to (A) solicit from its stockholders proxies in favor of the adoption of this Agreement and the Transactions, including the Mergers, and (B) take all other customary action necessary or advisable to secure the Ouster Stockholder Approval. Except as expressly permitted in Section 5.4(b) and Section 5.4(d), neither the Ouster Board nor any committee thereof shall (x) withhold, withdraw, modify or qualify, or propose publicly to withhold, withdraw, modify or qualify, in a manner adverse to Velodyne, the approval, determination of advisability, or recommendation by the Ouster Board of, this Agreement, the Mergers and the other Transactions, (y) make, or permit any director or executive officer to make, any public statement in connection with the Ouster Stockholders Meeting by or on behalf of the Ouster Board or such committee that would reasonably be expected to have the same effect or (z) approve, determine to be advisable, or recommend, or propose publicly to approve, determine to be advisable, or recommend, any Competing Proposal (the actions specified in the foregoing clauses (x), (y) and (z) being referred to as a “Ouster Adverse Recommendation Change”).

(d) Velodyne and Ouster will use their respective reasonable best efforts to hold the Velodyne Stockholders Meeting and the Ouster Stockholders Meeting on the same date.

(e) Promptly following the execution of this Agreement, Ouster shall execute and deliver, (i) in accordance with Section 228 of the DGCL, a written consent adopting this Agreement in its capacity as the sole stockholder of Merger Sub I, and (ii) in accordance with Section 18-302(d) of the DLLCA, a written consent adopting this Agreement in its capacity as the sole member of Merger Sub II.

5.4 No Solicitation of Transactions.

(a) Each of Velodyne and Ouster shall immediately cease and terminate, and shall cause its respective Subsidiaries and Representatives to immediately cease and terminate, any discussions or negotiations with any Person that may be ongoing with respect to a Competing Proposal, or any proposal that would reasonably be expected to lead to a Competing Proposal, and shall request to have returned promptly to Velodyne or Ouster, as applicable, or to have promptly destroyed any confidential information that has been provided by Velodyne or Ouster in any such discussions or negotiations. From the date hereof until the earlier of the Effective Time or the date of termination of this Agreement in accordance with Article 7, each of Velodyne and Ouster shall not, and shall cause its respective Subsidiaries and Representatives not to, directly or indirectly, (i) solicit, initiate or knowingly encourage or induce (including by way of furnishing information), or take any other action designed to facilitate, any inquiries or the making of any proposal which constitutes, or would reasonably be expected to lead to, any Competing Proposal, or (ii) engage in any discussions or negotiations regarding any Competing Proposal; provided, however, that (x) such party may ascertain facts from the Person making an unsolicited Competing Proposal for the sole purpose of the Velodyne Board or the Ouster Board, as applicable, informing itself about the terms of such Competing Proposal and the Person that made it and (y) if, prior to obtaining the Velodyne Stockholder Approval (in the case of Velodyne) or the Ouster Stockholder Approval (in the case of Ouster) and following the receipt of a bona fide written Competing Proposal made after the date hereof that the Velodyne Board or Ouster Board, as applicable, determines in good faith (after receiving advice of its financial advisor and of its outside legal counsel) is or would reasonably be expected to lead to a Superior Proposal and that was not, directly or indirectly, solicited, initiated or knowingly encouraged in violation of this Section 5.4, the Velodyne Board or the Ouster Board, as applicable, determines in good faith, after consultation with outside legal counsel, that a failure to take action with respect to such Competing Proposal, as applicable, would constitute a breach of its fiduciary duties under applicable Law, Velodyne or Ouster may, in response to such Competing Proposal, as applicable, and subject to compliance with Section 5.4(c), (A) furnish information with respect to Velodyne or Ouster, as applicable, to the Person making such Competing Proposal pursuant to an Acceptable Confidentiality Agreement, and (B) engage in discussions or negotiations with such Person regarding such Competing Proposal. Except as expressly permitted by this Section 5.4, each of Ouster and Velodyne shall not, and shall cause their respective Subsidiaries and Representatives not to, from and after the date of this

Agreement until the earlier of the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Article 7, directly or indirectly (1) approve, endorse, recommend or enter into, or publicly propose to approve, endorse, recommend or enter into, any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or similar definitive agreement (other than an Acceptable Confidentiality Agreement) with respect to any Competing Proposal; (2) take any action to make the provisions of any takeover statute inapplicable to any transactions contemplated by a Competing Proposal; or (3) terminate, amend, release, modify or knowingly fail to enforce any provision of, or grant any permission, waiver or request under, any standstill, confidentiality or similar agreement entered into by the applicable party in respect of or in contemplation of a Competing Proposal (other than to the extent the Ouster Board or the Velodyne Board, as applicable, determines in good faith after consultation with its outside legal counsel, that failure to take any of such actions under clause (3) would be constitute a breach of its fiduciary duties under applicable Law), or (4) propose to do any of the foregoing. Notwithstanding the foregoing, from and after the date of this Agreement until the earlier of the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Article 7, Ouster and Velodyne shall not be required to enforce, and shall be permitted to waive, any provision of any exclusivity or confidentiality agreement solely to the extent that such provision prohibits or purports to prohibit a confidential proposal being made to the Ouster Board or the Velodyne Board, as applicable. For the avoidance of doubt, nothing in this Section 5.4(a) shall relieve any party from its obligations under Section 5.6.

(b) Notwithstanding any other provision of this Agreement, including Section 5.3 but subject to compliance with this Section 5.4, prior to receipt of the Velodyne Stockholder Approval, the Velodyne Board may, or, prior to receipt of the Ouster Stockholder Approval, the Ouster Board may, in response to any bona fide written Competing Proposal that was not, directly or indirectly, solicited, initiated or knowingly encouraged in violation of this Section 5.4, effect a Velodyne Adverse Recommendation Change or an Ouster Adverse Recommendation Change, as applicable, if and only if (i) the Velodyne Board or the Ouster Board, as applicable, concludes in good faith, after consultation with Velodyne’s or Ouster’s outside financial advisors and outside legal counsel, that such Competing Proposal constitutes or is reasonably likely to lead to a Superior Proposal; (ii) the Ouster Board or the Velodyne Board, as applicable, provides the other party four (4) Business Days prior written notice of its intention to take such action (a “Competing Proposal Notice”), which notice shall include the information with respect to such Competing Proposal that is specified in Section 5.4(c), as well as a copy of such Competing Proposal (it being agreed that neither the delivery of such notice by a party nor any public announcement thereof that such party determines it is required to make under applicable Law shall constitute a Velodyne Adverse Recommendation Change or an Ouster Adverse Recommendation Change, as applicable, unless and until such party shall have failed at or prior to the end of the period referred to in clause (iii) below (and, upon the occurrence of such failure, such notice and such public announcement shall constitute a Velodyne Adverse Recommendation Change or an Ouster Adverse Recommendation Change, as applicable) to publicly announce that it (A) is recommending the Transactions and (B) has determined that such other Competing Proposal (taking into account (x) any modifications or adjustments made to the Transactions agreed to by the other party in writing and (y) any modifications or adjustments made to such other Competing Proposal) is not a Superior Proposal and has publicly rejected such Competing Proposal); (iii) during the four (4) Business Days following such written notice (the “Negotiation Period”), if requested by the other party, the Board of Directors effecting the recommendation change and its Representatives have negotiated in good faith with the other party regarding any revisions to the terms of the Transactions proposed by the other party in response to such Competing Proposal; and (iv) at the end of the four (4) Business Day period described in the foregoing clause (iii), the Velodyne Board or Ouster Board, as applicable, concludes in good faith, after consultation with Velodyne’s or Ouster’s outside legal counsel and financial advisors (and taking into account any adjustment or modification of the terms of this Agreement to which the other party has agreed in writing to make to the terms of the Transactions), that the Competing Proposal continues to be a Superior Proposal and, after consultation with Velodyne’s or Ouster’s outside legal counsel, that the failure to make a Velodyne Adverse Recommendation Change or Ouster Adverse Recommendation Change, as applicable, would constitute a breach of the fiduciary duties of the Velodyne Board or Ouster Board under applicable Law. Any material amendment or modification to any Competing Proposal shall require a new Competing Proposal Notice and the Negotiation Period shall be extended by an additional two (2) Business Days from the date of receipt of such new Competing Proposal Notice.

(c) In addition to the obligations of Ouster and Velodyne set forth in Section 5.4(a) and Section 5.4(b), Ouster or Velodyne shall promptly, and in any event no later than 24 hours, after it receives (i) any Competing Proposal or indication by any Person that is considering making a Competing Proposal, (ii) any request for non-public information relating to Ouster or Velodyne or their respective Subsidiaries, other than requests for information that would not reasonably be expected to result in a Competing Proposal, or (iii) any inquiry or request for discussions or negotiations regarding any Competing Proposal, notify the other party orally and in writing of any of the foregoing occurrences, the identity of the person making such request, inquiry or Competing Proposal and a copy of such request, inquiry or Competing Proposal (or where no such copy is available, a reasonably detailed description of such request, inquiry or Competing Proposal). Each party shall keep the other party reasonably informed (orally and in writing) on a current basis (and in any event at the other party’s request and otherwise no later than 24 hours after the occurrence of any material changes, developments, discussions or negotiations) of the status of any request, inquiry or Competing Proposal (including the terms and conditions thereof and of any modification thereto), and any material developments, discussions and negotiations, including furnishing copies of any written inquiries, material correspondence and draft documentation, and written summaries of any material oral inquiries or discussions. Without limiting the foregoing, each party shall promptly (and in any event within 24 hours) notify the other party orally and in writing if it determines to begin providing information or to engage in discussions or negotiations concerning a Competing Proposal pursuant to this Section 5.4. Each of Ouster and Velodyne agrees that, subject to applicable restrictions under applicable Law, it shall, prior to or concurrent with the time it is provided to any third parties, provide to the other party any non-public information concerning Ouster or Velodyne and their respective Subsidiaries that Ouster or Velodyne provided to any third party in connection with any Competing Proposal which was not previously provided to the other party.

(d) Notwithstanding anything in this Section 5.4 to the contrary, at any time prior to obtaining the Ouster Stockholder Approval or the Velodyne Stockholder Approval, the Ouster Board or the Velodyne Board, as applicable, may make an Ouster Adverse Recommendation Change or a Velodyne Adverse Recommendation Change, as applicable, if (i) such board determines that an Intervening Event has occurred and is continuing and (ii) such board determines in good faith (after consultation with outside counsel) that the failure to make an Ouster Adverse Recommendation Change or a Velodyne Adverse Recommendation Change, as applicable, in response to such Intervening Event would constitute a breach of its fiduciary duties under applicable Law; provided that (x) the Ouster Board or the Velodyne Board has given the other party at least four (4) Business Days prior written notice of its intention to take such action and specifying in reasonable detail the circumstances related to such determination and (y) prior to effecting an Ouster Adverse Recommendation Change or a Velodyne Adverse Recommendation Change, the applicable party has negotiated, and has caused its Representatives to negotiate, in good faith with the other party during such notice period to the extent such other party wishes to negotiate, to enable such party to revise the terms of this Agreement, such that the failure to make an Ouster Adverse Recommendation Change or a Velodyne Adverse Recommendation Change, as applicable, would not constitute a breach of its fiduciary duties under applicable Law.

(e) Nothing contained in this Agreement shall prohibit the Ouster Board or the Velodyne Board from (i) taking and disclosing to their stockholders, as applicable, a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act regarding a Competing Proposal, or from issuing a “stop, look and listen” statement pending disclosure of its position thereunder, or (ii) making any disclosure to their stockholders regarding a Competing Proposal if the Velodyne Board or Ouster Board, as applicable, determines in good faith, after consultation with its outside counsel, that the failure to make such disclosure would be inconsistent with its duties to stockholders under, or would violate, applicable Law; provided that if any such disclosure pursuant to this clause (ii) has the substantive effect of withdrawing or adversely modifying the Ouster Recommendation or the Velodyne Recommendation, such disclosure shall be deemed to be an Ouster Adverse Recommendation Change or a Velodyne Adverse Recommendation Change, as applicable, for purposes of this

Agreement (it being understood that any “stop, look or listen” communication that contains only the information set forth in Rule 14d-9(f) shall not be deemed, in and of itself to be an Ouster Adverse Recommendation Change or a Velodyne Adverse Recommendation Change).

(f) For purposes of this Agreement:

(i) “Competing Proposal” shall mean, with respect to Ouster or Velodyne, as applicable, other than the Transactions, any proposal or offer from a third party relating to (A) a merger, reorganization, sale of assets, out license, share exchange, consolidation, business combination, recapitalization, dissolution, liquidation, joint venture or similar transaction involving Ouster or Velodyne, as applicable, or any of their respective Subsidiaries; (B) the acquisition (whether by merger, consolidation, equity investment, joint venture, out license or otherwise) by any Person of twenty percent (20%) or more of the consolidated assets of Ouster or Velodyne, and their respective Subsidiaries, as determined on a book-value or fair-market-value basis; (C) the purchase or acquisition, in any manner, directly or indirectly, by any Person of twenty percent (20%) or more of the issued and outstanding shares of the Ouster Common Stock or the Velodyne Common Stock, as applicable, or any other Equity Interests in Ouster or Velodyne, as applicable, (D) any purchase, acquisition, tender offer or exchange offer that, if consummated, would result in any Person beneficially owning twenty percent (20%) or more of the shares of Ouster Common Stock or Velodyne Common Stock, as applicable, or any other Equity Interests of Ouster, Velodyne or any of their respective Subsidiaries, as applicable, or (E) any combination of the foregoing.

(ii) “Intervening Event” means any material event, development or change in circumstances that first occurs, arises or becomes known to Ouster or Velodyne or its respective board, as applicable, after the date of this Agreement, to the extent that such event, development or change in circumstances was not reasonably foreseeable as of the date of this Agreement; provided, however, that in no event shall the following events, developments or changes in circumstances constitute an Intervening Event: (1) the receipt, existence or terms of a Competing Proposal or any matter relating thereto or consequence thereof; (2) any change in the price, or change in trading volume, of Ouster Common Stock or Velodyne Common Stock (provided, however, that the exception to this clause (2) shall not apply to the underlying causes giving rise to or contributing to such change or prevent any of such underlying causes from being taken into account in determining whether an Intervening Event has occurred); and (3) meeting or exceeding internal or analysts’ expectations, projections or results of operations (provided, however, that the exception to this clause (3) shall not apply to the underlying causes giving rise to or contributing to such circumstances or prevent any of such underlying causes from being taken into account in determining whether an Intervening Event has occurred).

(iii) “Superior Proposal” means a bona fide written Competing Proposal (except the references therein to “20%” shall be replaced by “80%”) made by a third party which was not solicited by Ouster or Velodyne or any of their respective Representatives and which, in the good faith judgment of the Ouster Board or the Velodyne Board, as applicable, and after consultation with its respective outside financial and legal advisors, taking into account the various legal, financial, regulatory and timing aspects of the Competing Proposal, including the financing terms thereof, and the third-party making such Competing Proposal (A) if accepted, is reasonably likely to be consummated, (B) if consummated, would result in a transaction that is more favorable to Ouster’s stockholders or Velodyne’s stockholders, as applicable, from a financial point of view, than the Mergers and the other Transactions contemplated hereby (after giving effect to all adjustments or modifications to the terms thereof which may be agreed in writing to be made by the other party (including pursuant to Section 5.4(b))) and (C) if a cash transaction (in whole or in part), financing for which is then fully committed or reasonably determined to be available.

5.5 Access to Information; Confidentiality.

(a) Upon reasonable advance written notice, each of Ouster and Velodyne shall (and shall cause their respective Subsidiaries and Representatives to) afford to the other party and its Representatives reasonable access during normal business hours, during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article 7 and the Effective Time, to its properties, facilities, books, Contracts and records and its officers, employees and Representatives and, during such period, each of Ouster and Velodyne shall (and shall cause its Subsidiaries and Representatives to) furnish promptly to the other party: (i) a copy of each report, schedule, registration statement and other document filed, published, announced or received by it during such period pursuant to the requirements of applicable securities Laws (other than reports or documents which such party is not permitted to disclose under applicable Law) and (ii) consistent with its obligations under applicable Law, all other information concerning its business, properties and personnel as the other party may reasonably request; provided, however, none of Ouster or Velodyne or any of their respective Subsidiaries or Representatives shall be required to provide access to or disclose information where such information or access would, in the reasonable judgment of such party, (w) breach any agreement with any third party, (x) constitute or give rise to a material risk of providing a waiver of the attorney-client, work product doctrine or other privilege held by such party, (y) otherwise violate any applicable Law, or (z) unreasonably interfere with the conduct of the business of the party or create a risk of damage or destruction to any property or assets of the party. In the event any of the restrictions in clauses (w) through (y) of the foregoing sentence shall apply, each party shall advise the other party of the subject matter of any such information that cannot be disclosed and the parties shall use their reasonable best efforts to make appropriate alternate disclosure arrangements, including adopting additional specific procedures to protect the confidentiality of sensitive material and to ensure compliance with applicable Laws. Notwithstanding anything to the contrary herein, each of Ouster and Velodyne may satisfy its obligations set forth above by electronic means if physical access is not reasonably feasible or would not be permitted under applicable Law as a result of COVID-19 or any COVID-19 Measures. Any such information provided pursuant to this Section 5.5 shall be held in confidence to the extent required by, and in accordance with, the provisions of that certain Nondisclosure Agreement, dated September 9, 2022, as such agreement may be amended from time to time in accordance with its terms (the “Confidentiality Agreement”), between Ouster and Velodyne, which Confidentiality Agreement shall remain in full force and effect.

(b) Each of the parties hereby agree that no investigation by any of the parties or their respective Representatives or information provided, made available or delivered pursuant to this Agreement shall affect the representations, warranties, covenants or agreements of any other party set forth herein.

5.6 Appropriate Action.

(a) Velodyne, Ouster, Merger Sub I and Merger Sub II shall use their reasonable best efforts to take or cause to be taken all appropriate action, and to do, or cause to be done, all things necessary to consummate and make effective the transactions contemplated under this Agreement, including using their reasonable best efforts to obtain, or cause to be obtained, all waivers, permits, consents, approvals, authorizations, qualifications, Orders or absence of Orders of all Governmental Entities and parties to Contracts with Velodyne, Ouster or any of their respective Subsidiaries that may be or become necessary for the performance of obligations pursuant to this Agreement and the consummation of the transactions contemplated hereby. Velodyne, Ouster, Merger Sub I and Merger Sub II (if applicable) shall contest, defend and appeal any Proceeding, whether judicial or administrative, challenging this Agreement or the consummation of the Mergers through the Outside Date (as extended, if applicable). The parties shall cooperate and assist one another in good faith (i) in connection with all actions to be taken pursuant to this Section 5.6(a), including the preparation and making of the filings referred to herein and, if requested, amending or furnishing additional information reasonably requested thereunder, and (ii) in seeking, as promptly as reasonably practicable, to obtain all such waivers, permits, consents, approvals, authorizations, qualifications, Orders or absence of Orders. Upon the terms and subject to the conditions set forth in this Agreement, each party agrees to make any filings required to be made pursuant to the HSR Act (if applicable) or other applicable antitrust Laws with respect to the Transactions as promptly as reasonably practicable (and, in the case of the required Notification and Report Forms pursuant to the HSR Act, in any event within ten (10) Business Days after the date hereof unless otherwise agreed by the parties) and to supply as promptly as reasonably practicable to the appropriate Governmental Entities any information and documentary material that may be requested by such Governmental Entities pursuant to the HSR Act (if applicable) or such other applicable antitrust Laws. All such antitrust filings to be made shall be made in substantial compliance with the requirements of the HSR Act and such other applicable antitrust Laws, as applicable.

(b) In furtherance, and without limiting the generality, of the foregoing, the parties shall use their reasonable best efforts to cooperate with and assist each other in good faith to (A) determine, as promptly as reasonably practicable, which filings are required to be made pursuant to the HSR Act (if applicable) or other applicable antitrust Laws with respect to the Transactions, (B) provide or cause to be provided as promptly as reasonably practicable to the other party all necessary or advisable information and assistance as any Governmental Entity may from time to time require of such party in connection with obtaining the relevant waivers, permits, consents, approvals, authorizations, qualifications, Orders, absence of Orders preventing consummation of the Mergers, or expiration of waiting periods in relation to such filings or in connection with any other review or investigation of the Transactions by a Governmental Entity pursuant to the HSR Act (if applicable) or other applicable antitrust Laws and (C) provide or cause to be provided as promptly as reasonably practicable all assistance and cooperation to allow the other party to prepare and submit any such filings or submissions required or advisable to be submitted under the HSR Act (if applicable) or other applicable antitrust Laws, including providing to the other party any information that the other party may from time to time require for the purpose of any filing with, notification to, application with, or request for further information made by, any Governmental Entity. To the extent permitted by applicable Law and not prohibited by any Governmental Entity, each party shall (A) keep the other apprised of the content and status of any communications with, and communications from, any Governmental Entity with respect to the Transactions, including promptly notifying the other party of any communication it receives from any Governmental Entity relating to any review or investigation of the Transactions under the HSR Act (if applicable) or other applicable antitrust Laws and providing copies of any such communications if received in writing, and (B) provide advance notice of and permit representatives of the other party to be present and participate at each meeting or teleconference relating to any review or investigation of the Transactions under the HSR Act (if applicable) or other applicable antitrust Laws; provided, further, that each party shall be consulted in advance in connection with the content, form, and substance of any argument, opinion or proposal to be made or submitted to any Governmental Entity in such meetings or teleconferences, or in any written submissions. To the extent permitted by applicable Law, the parties shall, and shall use their reasonable best efforts to cause their respective affiliates to use their reasonable best efforts to, provide each other with copies of all correspondence, filings or communications between them or any of their respective Representatives, on the one hand, and any Governmental Entity or members of its staff, on the other hand, with respect to this Agreement and the Transactions; provided, however, that materials may be redacted (1) to remove references concerning the valuation of Ouster or Velodyne and their respective Subsidiaries, as applicable; (2) as necessary to comply with any Contract or Laws; and (3) as necessary to address reasonable attorney-client or other privilege or confidentiality concerns; and provided further, that such materials containing competitively sensitive information may be limited to outside counsel for the receiving party.

(c) Each party shall, and shall cause its respective Subsidiaries to, respond as promptly as reasonably practicable to any inquiries or requests for information and documentary material received from any Governmental Entity in connection with any antitrust or competition matters related to this Agreement and the transactions contemplated hereby.

(d) Without the prior written approval of the other party, no party shall effect or agree to any business combination (whether structured as a merger, business combination, tender offer, exchange offer or similar transaction) or acquisition of any assets, licenses, rights, product lines, operations or businesses of any person that would reasonably be expected to prevent or materially delay consummation of the Transactions.

(e) Ouster will take all actions necessary to cause each of Merger Sub I and Merger Sub II to perform its obligations under this Agreement and to consummate the Mergers on the terms and subject to the conditions set forth in this Agreement. Notwithstanding anything to the contrary in this Section 5.6 or any other part of this Agreement, none of Velodyne, Ouster, Merger Sub I and Merger Sub II or any of their respective affiliates shall be required to offer, negotiate, commit to or effect, by consent decree, hold separate order or otherwise, (A) the sale, divestiture, license or other disposition of assets (whether tangible or intangible), rights, product lines or businesses; or (B) to terminate or create any relationships, contractual rights, obligations or other arrangements of, or effectuate any other change or restructuring of, or agree to any limitation or restriction on the conduct or freedom of action of Velodyne, Ouster, Merger Sub I and Merger Sub II or any of their respective affiliates if any such actions, agreements, or commitments would have a material impact on (i) the business or assets of Velodyne, together with its affiliates, or (ii) the business or assets of Ouster, together with its affiliates (including Velodyne following the Closing); provided, that, for purposes of determining materiality for clause (ii), such materiality will be measured based on the impact on a company of comparable size to Velodyne.

5.7 Certain Notices. Each party shall give prompt notice to the other parties if any of the following occur after the date of this Agreement: (a) receipt of any notice or other communication in writing from any Person alleging that the consent or approval of such Person is or may be required in connection with the Transactions; (b) receipt of any notice or other communication from any Governmental Entity, the NYSE or the NASDAQ (or any other securities market) in connection with the Transactions; or (c) such party becoming aware of the occurrence of an event that could prevent or delay beyond the Outside Date the consummation of the Transactions or that would reasonably be expected to result in any of the conditions to the Merger set forth in Article 6 not being satisfied; provided, however, that the delivery of any notice pursuant to this Section 5.7 shall not cure any breach of any representation, warranty, covenant or agreement contained in this Agreement or otherwise limit or affect the remedies available hereunder to the party receiving such notice. Velodyne and Ouster shall promptly provide, to the extent not publicly available, the other party with copies of all filings made by such party with any Governmental Entity in connection with the Transactions.

5.8 Public Announcements. Each party agrees that no public release or announcement concerning the Transactions shall be issued by any party without the prior written consent of Ouster and Velodyne (which consent shall not be unreasonably withheld, conditioned or delayed), except to the extent such release or announcement may be required by applicable Law or the rules or regulations of any applicable securities exchange or listing agreement or regulatory or governmental body to which the relevant party is subject, in which case the party required to make the release or announcement shall use its reasonable best efforts to allow each other party reasonable time to review and comment on such release or announcement in advance of such issuance. For the avoidance of doubt, internal communications to employees concerning the Transactions that, in the good faith assessment of Velodyne or Ouster (as applicable), would not need to be publicly filed pursuant to applicable Law, shall not constitute a public release or announcement subject to this Section 5.8; provided, that each party shall use reasonable best efforts to provide the other party with reasonable advance notice and a reasonable opportunity to review and comment upon any written communications to employees concerning the Transactions that, in the good faith assessment of Velodyne or Ouster (as applicable), would need to be publicly filed pursuant to applicable Law.

5.9 Director and Officer Indemnification.

(a) From and after the Effective Time, Ouster shall, and shall cause the First Step Surviving Corporation and the Surviving Company to, indemnify, defend and hold harmless, and shall advance expenses as incurred, to the fullest extent permitted under (i) applicable Law, (ii) Velodyne’s organizational documents in effect as of the date of this Agreement, and (iii) any Contract of Velodyne in effect as of the date of this Agreement, each present and former director and officer of Velodyne (each, an “Indemnitee” and, collectively, the “Indemnitees”) from and against any costs or expenses (including reasonable attorneys’ fees), judgments, settlements, fines, losses, claims, damages or liabilities incurred in connection with any Proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, including in connection with this Agreement or the Transactions.

(b) Ouster agrees that all rights to exculpation, indemnification or advancement of expenses arising from, relating to or otherwise in respect of, acts or omissions occurring prior to the Effective Time (including in connection with this Agreement or the Transactions) now existing in favor of an Indemnitee as provided in its certificate of incorporation, bylaws or other organizational documents shall survive the Merger and shall continue in full force and effect in accordance with their terms. For a period of no less than six (6) years from the Effective Time, Ouster shall cause the First Step Surviving Corporation and the Surviving Company to, and the First Step Surviving Corporation and the Surviving Company shall, maintain in effect the exculpation, indemnification and advancement of expenses provisions of the organizational documents of Velodyne, in effect as of the date of this Agreement, and shall not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any individuals who immediately before the Effective Time were current or former directors or officers of Velodyne; provided, however, that all rights to exculpation, indemnification and expenses in respect of any Proceeding pending or asserted or any claim within such period shall continue until the final disposition of such proceeding.

(c) For six (6) years from and after the Effective Time, Ouster shall maintain for the benefit of the Indemnitees, D&O insurance policies that provide coverage for events occurring prior to the Closing Date (the “D&O Insurance”) that is substantially equivalent to and in any event not less favorable in the aggregate than the existing policies of Velodyne, or, if substantially equivalent insurance coverage is unavailable, the best available coverage; provided, however, that Ouster shall not be required to pay an annual premium for the D&O Insurance in excess of 350% of the last annual premium paid by Velodyne prior to the date of this Agreement (it being understood and agreed that, in the event that the requisite coverage is not available for an annual premium less than or equal to 350% of such last annual premium, Ouster shall nevertheless be obligated to provide such coverage as may be obtained for 350% of such last annual premium). The provisions of the immediately preceding sentence shall be deemed to have been satisfied if prepaid “tail” policies have been obtained by Velodyne prior to the Effective Time, which policies provide such directors and officers with coverage for an aggregate period of six (6) years with respect to claims arising from facts or events that occurred on or before the Effective Time, including in respect of the Transactions.

(d) If Ouster, the First Step Surviving Corporation, the Surviving Company or any of their respective successors or assigns will (i) consolidate with or merge into any other Person and not be the continuing or Surviving Company or entity in such consolidation or merger; or (ii) transfer all or substantially all of its properties and assets to any Person, then proper provisions will be made so that the successors and assigns of Ouster, the First Step Surviving Corporation, the Surviving Company or any of their respective successors or assigns will assume all of the obligations of Ouster, the First Step Surviving Corporation and the Surviving Company set forth in this Section 5.9.

(e) The obligations set forth in this Section 5.9 may not be terminated, amended or otherwise modified in any manner that adversely affects any Indemnitee (or any other person who is a beneficiary pursuant to the D&O Insurance or the “tail” policy referred to in Section 5.9(c) (and their heirs and representatives)) without the prior written consent of such affected Indemnitee or other person. Each of the Indemnitees or other persons who are beneficiaries pursuant to the D&O Insurance or the “tail” policy referred to in Section 5.9(c) (and their heirs and representatives) are intended to be third-party beneficiaries of this Section 5.9, with full rights of enforcement as if a party hereto. The rights of the Indemnitees (and other persons who are beneficiaries pursuant to the D&O Insurance or the “tail” policy referred to in Section 5.9(c) (and their heirs and representatives)) pursuant to this Section 5.9 will be in addition to, and not in substitution for, any other rights that such persons may have pursuant to (i) applicable Law, (ii) Velodyne’s organizational documents in effect as of the date of this Agreement, and (iii) any Contract of Velodyne in effect as of the date of this Agreement.

5.10 Stock Exchange Listing. Ouster shall use its reasonable best efforts to cause the shares of Ouster Common Stock and Ouster Warrants to be issued in connection with the First Merger (including shares of Ouster Common Stock to be reserved upon exercise of Ouster Stock Options or Ouster Warrants) to be listed on the NYSE, subject to official notice of issuance, prior to the Effective Time. Prior to the Closing, Ouster shall submit a listing application with NYSE (the “NYSE Listing Application”) with respect to such shares of Ouster Common Stock and Ouster Warrants. Ouster shall use its reasonable best efforts to have the NYSE Listing Application approved (subject to official notice of issuance) as promptly as practicable after such submission (including by responding to comments of NYSE). Velodyne shall reasonably cooperate with Ouster in the preparation of the materials to be submitted to the NYSE and the resolution of any comments thereto received from the NYSE.

5.11 Section 16 Matters. Prior to the Effective Time, Ouster and Velodyne shall take all such steps as may be required to cause the First Merger and any dispositions of Velodyne Common Stock (including derivative securities with respect to Velodyne Common Stock) or acquisitions of Ouster Common Stock (including derivative securities with respect to Ouster Common Stock) resulting from the Transactions by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Velodyne, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

5.12 Stockholder Litigation. Each of Ouster and Velodyne shall provide the other party with prompt written notice of, and the opportunity to participate in the defense of, any litigation brought by stockholders of Ouster or stockholders of Velodyne or in the name of Ouster or Velodyne against Ouster or Velodyne, as applicable, and/or their respective directors relating to the Transactions contemplated by this Agreement, including the Mergers; provided, however, that no party shall compromise, settle, come to an arrangement, or agree to compromise, settle or come to an arrangement, regarding any litigation arising or resulting from the Transactions contemplated by this Agreement, or consent to the same, without the prior written consent of the other party (not to be unreasonably withheld, conditioned or delayed).

5.13 Tax Matters.

(a) Notwithstanding anything herein to the contrary, neither Velodyne nor Ouster shall (or shall cause their respective Subsidiaries to) take, or omit to take, any action that would, or could reasonably be expected to, prevent or impede the Mergers, taken together, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code. Both prior to and following the Effective Time, Velodyne and Ouster shall use their reasonable best efforts, and shall cause their respective Subsidiaries to use their reasonable best efforts, to take or cause to be taken any action necessary for the Mergers, taken together, to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, including by reasonably refraining from any action that such party knows is reasonably likely to prevent the Mergers, taken together, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.(b) Velodyne and Ouster shall use their reasonable best efforts to obtain (i) any tax opinions required to be filed with the SEC in connection with the filing of the Form S-4, and (ii) the Ouster Tax Opinion and the Velodyne Tax Opinion, including by delivering to Skadden, Arps, Slate, Meagher and Flom LLP and Latham & Watkins LLP tax representation letters in connection with any such tax opinions. In each case of clauses (i) and (ii), the tax representation letters of Velodyne and Ouster shall be in substantially the forms set forth in Exhibit D and Exhibit E, respectively, and shall be dated and executed as of the dates of such tax opinions.

(c) This Agreement is intended to constitute, and the parties hereto hereby adopt this Agreement as, a “plan of reorganization” within the meaning of Treasury Regulation Section 1.368-2(g) and 1.368-3(a). Each of Ouster and Velodyne and their respective affiliates shall report the Mergers, taken together, in accordance with the Tax treatment set forth in Section 1.7 and shall not take any position inconsistent with such treatment unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code.

5.14 Employee Matters.

(a) At and following the Effective Time, Ouster will and will cause its Subsidiaries (including the Surviving Company and its Subsidiaries) to honor all obligations under the Velodyne Benefit Plans in accordance with their terms as in effect immediately before the Effective Time; provided that nothing in this Section 5.14(a) is intended to prevent Ouster from causing them to be enforced in accordance with their terms, including any reserved right to amend, modify, suspend, revoke or terminate them.

(b) Each employee of the Surviving Company and its Subsidiaries as of the Effective Time (including any employee who is full-time, part-time, temporary, on vacation or on a medical or disability or any other paid or unpaid approved leave of absence) who continues employment with Ouster or its Subsidiaries (including the Surviving Company and its Subsidiaries) following the Effective Time (each, a “Continuing Employee”), subject to continued employment, shall continue to receive, through December 31, 2023 (i) a base salary or wage rate (as applicable) and an annual bonus opportunity that is, in each case, no less favorable than the base salary or wage rate (as applicable) and annual bonus opportunity that such Continuing Employee received or was eligible for immediately prior to the Effective Time and (ii) retirement, health and welfare, severance and other compensation and benefits (excluding equity awards, defined benefit arrangements and retiree health and welfare arrangements), in each case, that are, in the aggregate, no less favorable than those provided either to such Continuing Employee as of immediately prior to the Closing Date or to similarly situated employees of Ouster and its Subsidiaries during such period.

(c) Subject to applicable Law, Ouster will and will cause its Subsidiaries (including the Surviving Company and its Subsidiaries) to give credit under each of their respective employee benefit plans, programs and arrangements (the “Post-Closing Plans”) to Continuing Employees for all service prior to the Effective Time with Velodyne or its Subsidiaries, as applicable, or any predecessor employer (to the extent that such credit was given by Velodyne or any of its Subsidiaries, as applicable) for all purposes for which such service was taken into account or recognized by Velodyne or Ouster or their respective Subsidiaries, as applicable, for purposes of eligibility for participation and vesting (but not accrual of benefits, other than for purposes of determining the level of vacation, travel and/or severance benefits), but not to the extent crediting such service would result in duplication of benefits and not for purposes of defined benefits plans or retiree welfare plans, except to the extent required by applicable Laws.

(d) In addition, and without limiting the generality of Section 5.14(b) or any other provisions herein, for purposes of each Post-Closing Plan providing medical, dental, pharmaceutical, vision and/or other health benefits to any Continuing Employee and his or her dependents, Ouster will use its commercially reasonable efforts to and to cause its Subsidiaries (including the Surviving Company and its Subsidiaries) to, (i) cause all waiting periods, pre-existing condition exclusions, evidence of insurability requirements and actively-at-work requirements of such Post-Closing Plan to be waived for such Continuing Employee and his or her covered dependents, to the extent any such waiting periods, pre-existing condition exclusions, evidence of insurability requirements and actively-at-work requirements were waived or were inapplicable under the comparable Velodyne Benefit Plan, (ii) fully credit each Continuing Employee with all deductible payments, co-payments and other out-of-pocket expenses incurred by such Continuing Employee and his or her covered dependents under the medical, dental, pharmaceutical or vision benefit plans of Velodyne or Ouster (or their respective Subsidiaries), as applicable, prior to the Effective Time during the plan year in which the Effective Time occurs for the purpose of determining the extent to which such Continuing Employee has satisfied the deductible, co-payments, or maximum out-of-pocket requirements applicable to such Continuing Employee and his or her covered dependents for such plan year under any pre-Closing Velodyne Benefit Plan providing medical, dental, pharmaceutical, vision or health benefits, as if such amounts had been paid in accordance with such plan, and (iii) credit the accounts of such Continuing Employees under any Post-Closing Plan that is a flexible spending plan with any unused balance in the account of such Continuing Employee under the applicable Velodyne Benefit Plan.

(e) Ouster agrees that it shall assume and honor all obligations under the severance and change in control agreements, employment agreements and similar agreements listed on Section 5.14(e) of the Velodyne Disclosure Schedule in accordance with their terms as in effect immediately prior to the Closing.

(f) If requested by Ouster at least ten (10) Business Days prior to the Closing, then effective as of no later than the day immediately preceding the Closing, Velodyne will terminate the Velodyne Benefit Plan intended to qualify as a qualified cash or deferred arrangement under Section 401(k) of the Code (the “Velodyne 401(k) Plan”). In such event, each continuing service provider who is a participant in the Velodyne 401(k) Plan will be allowed to participate, as soon as practicable following the Closing, in a 401(k) plan sponsored by Ouster or an affiliate of Ouster. In addition, Ouster will, or will cause an affiliate to, take all actions necessary so that its 401(k) plan will accept rollover contributions from the Velodyne 401(k) plan, including participant loans.

(g) The parties to this Agreement hereby acknowledge and agree that the consummation of the Mergers shall constitute, or be deemed to constitute, a change in control or change of control (or words of similar import), as the case may be, for all purposes under each of the Velodyne Benefit Plans and Ouster Benefit Plans. Each of Velodyne and Ouster shall provide the benefits set forth on Section 5.14(g) of the Velodyne Disclosure Schedule and Ouster Disclosure Schedule, respectively, on the terms and conditions set forth therein and, notwithstanding anything herein to the contrary, may, in its discretion, evidence such benefits in one or more plans, policies, agreements or arrangements subject to the terms and conditions set forth on Section 5.14(g) of the Velodyne Disclosure Schedule and Ouster Disclosure Schedule, respectively.

(h) Prior to the Effective Time, unless as otherwise mutually agreed in writing by Ouster and Velodyne no later than ten (10) Business Days prior to the Effective Time, following the taking of all actions required pursuant to Section 2.8(b) of this Agreement, the Velodyne Board shall take all actions with respect to the Velodyne ESPP that are necessary to provide that, subject to the consummation of the First Merger, the Velodyne ESPP shall terminate, effective immediately prior to the Effective Time.

(i) With respect to the portion of the fiscal year 2023 annual bonus period under any applicable Velodyne annual bonus plan (the “Velodyne Bonus Plans”) that occurs on or prior to the Effective Time (the “Pre-Closing Velodyne Bonus Period”), the performance measures applicable to such annual bonuses shall be determined by Velodyne as of the Effective Time, and all eligible employees under the Velodyne Bonus Plans shall receive a pro rata amount for the Pre-Closing Velodyne Bonus Period based on performance measured through the Effective Time and payable at the time such annual bonuses are typically paid, subject to any continued service requirements under the Velodyne Bonus Plans.

(j) Without limiting the generality of Section 8.8, this Section 5.14 shall be binding upon and inure solely to the benefit of the parties to this Agreement, and nothing in this Section 5.14, express or implied, shall confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 5.14. Nothing in this Agreement, express or implied, is or shall be construed to establish, amend or modify any Velodyne Benefit Plan or other employee or director compensation or benefit plan. The parties to this Agreement acknowledge and agree that the terms set forth in this Section 5.14 shall not create any right in any employee of Velodyne or its Subsidiaries or any other Person to any continued employment with Velodyne, Ouster, the Surviving Company or their respective Subsidiaries or any right to compensation or benefits of any nature or kind whatsoever.

5.15 Cooperation. Each of Ouster and Velodyne will, and will cause each of its respective Representatives to, use its reasonable best efforts, subject to applicable Laws, to cooperate with the other party in connection with planning the integration of the business operations of Ouster and Velodyne.

5.16 Stock Exchange Delisting and Deregistration. Ouster and Velodyne will cooperate and use their respective reasonable best efforts to cause the delisting of shares of Velodyne Common Stock and the Velodyne Warrants from the NASDAQ and the deregistration of such shares and warrants under the Exchange Act as promptly as practicable following the Closing in compliance with applicable Law.

5.17 Litigation Matters. Promptly following the execution of this Agreement (but in any event, no later than seven (7) days thereafter), Ouster and Velodyne will cooperate to take certain actions in connection with pending litigation matters as set forth on Schedule I attached hereto.

ARTICLE 6

CONDITIONS TO CONSUMMATION OF THE MERGERS

6.1 Conditions to Obligations of Each Party Under This Agreement. The obligations of Ouster, Velodyne, Merger Sub I and Merger Sub II to consummate the Mergers are subject to the satisfaction or waiver (to the extent permitted by applicable Law), at or prior to the Closing, of the following conditions:

(a) Stockholder Approvals. Velodyne shall have obtained the Velodyne Stockholder Approval, and Ouster shall have obtained the Ouster Stockholder Approval.

(b) NYSE Listing. The shares of Ouster Common Stock issuable to the stockholders of Velodyne pursuant to this Agreement shall have been approved for listing on the NYSE, subject to official notice of issuance.

(c) Statutes and Injunctions. No Law or Order shall have been promulgated, entered, enforced, enacted or issued by any Governmental Entity (whether temporary, preliminary or permanent) which prohibits, restrains or makes illegal the consummation of the Mergers and shall continue in effect.

(d) Form S-4. The Form S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order.

(e) HSR Act. Any applicable waiting period, together with any extensions thereof, under the HSR Act (if applicable) shall have expired or been terminated.

6.2 Conditions to Obligations of Ouster and Merger Subs under this Agreement. The obligations of Ouster, Merger Sub I and Merger Sub II to consummate the Mergers are subject to the satisfaction or waiver (to the extent permitted by applicable Law), at or prior to the Closing, of the following conditions:

(a) The representations and warranties of Velodyne set forth in this Agreement (except those representations and warranties set forth in the proviso below) shall be true and correct in all respects (without giving effect to any materiality or Velodyne Material Adverse Effect qualifiers therein) as of the date of this Agreement and as of the Closing Date as though made on and as of such date (or, in the case of representations and warranties that address matters only as of a particular date, as of such date), except to the extent that any failures of such representations and warranties to be so true and correct, individually or in the aggregate, have not had and would not reasonably be expected to have a Velodyne Material Adverse Effect; provided that (i) the representations and warranties set forth in Section 3.1 (Corporate Organization), Section 3.3 (Authority; Execution and Delivery; Enforceability), Section 3.19 (Broker’s Fees) and Section 3.20 (Opinion of Financial Advisor) shall be true and correct in all material respects (without giving effect to any materiality or Velodyne Material Adverse Effect qualifiers therein) as of the date of this Agreement and as of the Closing Date as though made on and as of such date (or, in the case of representations and warranties that address matters only as of a particular date, as of such date), (ii) the representations and warranties set forth in Section 3.2 (Velodyne Capitalization) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date (or, in the case of representations and warranties that address matters only as of a particular date, as of such date), except for inaccuracies that are de minimis, and (iii) the representation and warranty set forth in clause (b) of the first sentence of Section 3.6 (Absence of Certain Changes or Events) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date. Ouster shall have received a certificate validly executed and signed on behalf of Velodyne by an executive officer of Velodyne certifying that this condition has been satisfied.

(b) Velodyne shall have performed or complied with, as applicable, all of the covenants and agreements required by this Agreement to be performed or complied with by it at or prior to the Closing in all material respects, and Ouster shall have received a certificate validly executed and signed on behalf of Velodyne by a duly authorized executive officer of Velodyne certifying that this condition has been satisfied.

(c) Since the date of this Agreement, there shall not have occurred and be continuing a Velodyne Material Adverse Effect.

(d) Ouster shall have received a written tax opinion from Latham & Watkins LLP, counsel to Ouster, dated as of the Closing Date, in form and substance reasonably satisfactory to Ouster and based on the facts, representations, assumptions and exclusions set forth or described in such opinion, to the effect that the Mergers, taken together, will qualify as a “reorganization” within the meaning of Section 368(a) of the Code (the “Ouster Tax Opinion”). Such counsel shall be entitled to rely upon customary assumptions and upon customary representations and warranties from each of Ouster and Velodyne (or any other relevant parties), in each case, in form and substance reasonably satisfactory to such counsel, including tax representation letters delivered pursuant to Section 5.13(b).

6.3 Conditions to Obligations of Velodyne under this Agreement. The obligation of Velodyne to consummate the First Merger is subject to the satisfaction or waiver (to the extent permitted by applicable Law), at or prior to the Closing, of the following conditions:

(a) The representations and warranties of Ouster set forth in this Agreement (except those representations and warranties set forth in the proviso below) shall be true and correct in all respects (without giving effect to any materiality or Ouster Material Adverse Effect qualifiers therein) as of the date of this Agreement and as of the Closing Date as though made on and as of such date (or, in the case of representations and warranties that address matters only as of a particular date, as of such date), except to the extent that any failures of such representations and warranties to be so true and correct, individually or in the aggregate, have not had, and would not reasonably be expected to have, an Ouster Material Adverse Effect; provided that (i) the representations and warranties set forth in Section 4.1 (Corporate Organization), Section 4.3 (Authority; Execution and Delivery; Enforceability), Section 4.19 (Broker’s Fees), Section 4.20 (Opinion of Financial Advisor) and Section 4.23 (Merger Subs) shall be true and correct in all material respects (without giving effect to any materiality or Ouster Material Adverse Effect qualifiers therein) as of the date of this Agreement and as of the Closing Date as though made on and as of such date (or, in the case of representations and warranties that address matters only as of a particular date, as of such date), (ii) the representations and warranties set forth in Section 4.2 (Ouster Capitalization) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date (or, in the case of representations and warranties that address matters only as of a particular date, as of such date), except for inaccuracies that are de minimis, and (iii) the representation and warranty set forth in clause (b) of the first sentence of Section 4.6 (Absence of Certain Changes or Events) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date. Velodyne shall have received a certificate validly executed and signed on behalf of Ouster by an executive officer of Ouster certifying that this condition has been satisfied.

(b) Each of Ouster, Merger Sub I and Merger Sub II shall have performed or complied with, as applicable, all of the covenants and agreements required by this Agreement to be performed or complied with by it at or prior to the Closing in all material respects, and Velodyne shall have received a certificate validly executed and signed on behalf of Ouster by a duly authorized executive officer of Ouster certifying that this condition has been satisfied.

(c) Since the date of this Agreement, there shall not have occurred and be continuing an Ouster Material Adverse Effect.

(d) Velodyne shall have received a written tax opinion from Skadden, Arps, Slate, Meagher & Flom LLP, counsel to Velodyne, dated as of the Closing Date, in form and substance reasonably satisfactory to

Velodyne and based on the facts, representations, assumptions and exclusions set forth or described in such opinion, to the effect that the Mergers, taken together, will qualify as a “reorganization” within the meaning of Section 368 of the Code (the “Velodyne Tax Opinion”). Such counsel shall be entitled to rely upon customary assumptions and upon customary representations and warranties from each of Ouster and Velodyne (or any other relevant parties), in each case, in form and substance reasonably satisfactory to such counsel, including tax representation letters delivered pursuant to Section 5.13(b).

ARTICLE 7

TERMINATION, AMENDMENT AND WAIVER

7.1 Termination. This Agreement may be terminated, and the Mergers contemplated hereby may be abandoned by action taken or authorized by the Board of Directors of the terminating party or parties, whether before or after the Ouster Stockholder Approval or the Velodyne Stockholder Approval:

(a) By mutual written consent of Ouster and Velodyne;

(b) By either Ouster or Velodyne:

(i) if any Law or final and non-appealable Order shall have been promulgated, entered, enforced, enacted or issued or shall be deemed to be applicable to the Mergers by any Governmental Entity of competent jurisdiction which permanently prohibits, restrains or makes illegal the consummation of the Mergers; provided that the right to terminate this Agreement pursuant to this Section 7.1(b)(i) shall not be available to any party whose failure to perform any of its obligations under this Agreement is the principal cause of the enactment or issuance of any such Law or Order;

(ii) if the First Merger shall not have been consummated by 11:59 p.m. Pacific time on May 4, 2023 (the “Initial Outside Date,” and the Initial Outside Date, as it may be extended pursuant to this Section 7.1(b)(ii), the “Outside Date”), except that if, as of the Initial Outside Date, all conditions to this Agreement are satisfied (other than those conditions that by their terms are to be satisfied at the Closing, each of which is capable of being satisfied at the Closing) or waived (where permissible pursuant to applicable Law), other than the conditions set forth in Section 6.1(c) or Section 6.1(e) (solely in connection with an antitrust, competition, investment, trade regulation or similar law), then the Outside Date shall automatically be extended to 11:59 p.m. Pacific time on August 4, 2023, unless Ouster and Velodyne mutually agree prior to such time in writing that the Outside Date will not be so extended; provided, in each case, that the right to terminate this Agreement pursuant to this Section 7.1(b)(ii) shall not be available to any party whose failure to perform any of its obligations under this Agreement is the principal cause of the failure of the Transactions to be consummated by such time;

(iii) if the Ouster Stockholder Approval shall not have been obtained upon a vote taken thereon at the Ouster Stockholders Meeting duly convened therefor or at any adjournment or postponement thereof; provided that the right to terminate this Agreement pursuant to this Section 7.1(b)(iii) shall not be available to Ouster if Ouster’s failure to perform any of its obligations under this Agreement is the principal cause of the failure to obtain the Ouster Stockholder Approval; or

(iv) if the Velodyne Stockholder Approval shall not have been obtained upon a vote taken thereon at the Velodyne Stockholders Meeting duly convened therefor or at any adjournment or postponement thereof; provided that the right to terminate this Agreement pursuant to this Section 7.1(b)(iv) shall not be available to Velodyne if Velodyne’s failure to perform any of its obligations under this Agreement is the principal cause of the failure to obtain the Velodyne Stockholder Approval; or

(c) By Velodyne:

(i) if Ouster shall have breached or failed to perform any of its representations, warranties or covenants contained in this Agreement, which breach or failure to perform (A) is incapable of being cured by Ouster prior to the Outside Date or otherwise is not cured by the earlier of (x) twenty (20) Business Days following written notice to Ouster by Velodyne of such breach or (y) the first (1st) Business Day prior to the Outside Date and (B) would result in a failure of any condition set forth in Section 6.3(a) or Section 6.3(b);

(ii) if the Ouster Board has effected an Ouster Adverse Recommendation Change; or

(iii) if, prior to the Velodyne Stockholder Approval, the Velodyne Board shall have effected a Velodyne Adverse Recommendation Change in respect of a Superior Proposal, in respect of which Velodyne has complied in all respects with Section 5.4 (other than any non-compliance that was immaterial and unintentional), and the Velodyne Board has approved, and concurrently with such termination Velodyne enters into, a definitive agreement providing for the implementation of such Superior Proposal, but only if Velodyne is not then in breach of Section 5.4 (other than any non-compliance that was immaterial and unintentional); provided that such termination shall not be effective unless in advance of or concurrently with such termination, Velodyne has paid in full the Velodyne Termination Fee as provided in Section 7.3(c); or

(d) By Ouster:

(i) if Velodyne shall have breached or failed to perform any of its representations, warranties or covenants contained in this Agreement, which breach or failure to perform (A) is incapable of being cured by Velodyne prior to the Outside Date or otherwise is not cured by the earlier of (x) twenty (20) Business Days following written notice to Velodyne by Ouster of such breach or (y) the first (1st) Business Day prior to the Outside Date and (B) would result in a failure of any condition set forth in Section 6.2(a) or Section 6.2(b);

(ii) if the Velodyne Board has effected a Velodyne Adverse Recommendation Change; or

(iii) if, prior to the Ouster Stockholder Approval, the Ouster Board shall have effected an Ouster Adverse Recommendation Change in respect of a Superior Proposal, in respect of which Ouster has complied in all respects with Section 5.4 (other than any non-compliance that was immaterial and unintentional), and the Ouster Board has approved, and concurrently with such termination Ouster enters into, a definitive agreement providing for the implementation of such Superior Proposal, but only if Ouster is not then in breach of Section 5.4 (other than any non-compliance that was immaterial and unintentional); provided that such termination shall not be effective unless in advance of or concurrently with such termination, Ouster has paid in full the Ouster Termination Fee as provided in Section 7.3(b).

7.2 Effect of Termination. In the event of the valid termination of this Agreement by either Ouster or Velodyne as provided in Section 7.1, written notice thereof shall forthwith be given by the terminating party to the other party specifying the provision hereof pursuant to which such termination is made. In the event of the valid termination of this Agreement pursuant to Section 7.1, this Agreement shall be terminated and this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Ouster, Velodyne, Merger Sub I or Merger Sub II, other than this Section 7.2, Section 7.3 and Article 8, which provisions shall survive such termination; provided that nothing herein shall relieve any party for any liability for any Willful Breach or fraud. No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement, all of which obligations shall survive the termination of this Agreement in accordance with their terms.

7.3 Termination Fees; Expenses.

(a) Except as otherwise provided in this Section 7.3 and except for (i) the expenses in connection with printing and mailing the Joint Proxy Statement and the Form S-4 required in connection with the actions specified in Section 5.3, (ii) all SEC filing fees relating to the Transactions and (iii) the fees in connection with the approvals required under Section 6.1(e) related to the Transactions (each of which fees and expenses shall be borne, in each case, equally by Ouster and Velodyne), all fees and expenses incurred by the parties shall be borne solely by the party that has incurred such fees and expenses, whether or not the First Merger is consummated, and all such fees and expenses shall be paid by the applicable responsible party concurrently with the Closing.

(b) Ouster shall pay to Velodyne $7,000,000 (the “Ouster Termination Fee”) if this Agreement is terminated as follows:

(i) if this Agreement is terminated by Velodyne pursuant to Section 7.1(c)(ii), then Ouster shall pay the Ouster Termination Fee (to the extent not previously paid) on the second (2nd) Business Day following such termination;

(ii) (x) if this Agreement is terminated (A) pursuant to Section 7.1(b)(iii) or (B) pursuant to Section 7.1(c)(i) or (C) pursuant to Section 7.1(b)(ii) without the Ouster Stockholders Meeting having occurred, and (y) in any such case a Competing Proposal shall have been publicly announced or otherwise communicated to the Ouster Board (and not withdrawn) after the date of this Agreement and prior to the date of the Ouster Stockholders Meeting, in the case of clause (A), or the date of termination, in the case of clauses (B) and (C), and (z) if within twelve (12) months after the date of such termination, a transaction in respect of a Competing Proposal is consummated or Ouster enters into a definitive agreement in respect of a Competing Proposal, then Ouster shall pay the Ouster Termination Fee) on the second (2nd) Business Day following the date Ouster consummates such transaction; provided that, solely for purposes of this Section 7.3(b)(ii), the term “Competing Proposal” shall have the meaning ascribed thereto in Section 5.4(f)(i), except that all references to 20% shall be changed to 50%; and

(iii) if this Agreement is terminated by Ouster pursuant to Section 7.1(d)(iii), then Ouster shall pay the Ouster Termination Fee substantially concurrently with such termination and no later than the second (2nd) Business Day following the date of entry into such definitive agreement pursuant to Section 7.1(d)(iii).

Any Ouster Termination Fee due under this Section 7.3(b) shall be paid by wire transfer of immediately available funds.

(c) Velodyne shall pay to Ouster $7,000,000 (the “Velodyne Termination Fee”) if this Agreement is terminated as follows:

(i) if this Agreement is terminated by Ouster pursuant to Section 7.1(d)(ii), then Velodyne shall pay the Velodyne Termination Fee (to the extent not previously paid) on the second (2nd) Business Day following such termination;

(ii) (x) if this Agreement is terminated (A) pursuant to Section 7.1(b)(iv) or (B) pursuant to Section 7.1(d)(i) or (C) pursuant to Section 7.1(b)(ii) without the Velodyne Stockholders Meeting having occurred, and (y) in any such case a Competing Proposal shall have been publicly announced or otherwise communicated to the Velodyne Board (and not withdrawn) after the date of this Agreement and prior to the date of the Velodyne Stockholders Meeting, in the case of clause (A), or the date of termination, in the case of clauses (B) or (C), and (z) if within twelve (12) months after the date of such termination, a transaction in respect of a Competing Proposal is consummated or Velodyne enters into a definitive agreement in respect of a Competing Proposal, then Velodyne shall pay the Velodyne Termination Fee) on the second Business Day following the date Velodyne consummates such transaction; provided that, solely for purposes of this Section 7.3(c)(ii), the term “Competing Proposal” shall have the meaning ascribed thereto in Section 5.4(f)(i), except that all references to 20% shall be changed to 50%; and

(iii) if this Agreement is terminated by Velodyne pursuant to Section 7.1(c)(iii); then Velodyne shall pay the Velodyne Termination Fee substantially concurrently with such termination and no later than the second (2nd) Business Day following the date of entry into such definitive agreement pursuant to Section 7.1(c)(iii).

Any Velodyne Termination Fee due under this Section 7.3(c) shall be paid by wire transfer of immediately available funds.

(d) The parties each agree that the agreements contained in this Section 7.3 are an integral part of the Transactions, and that, without these agreements, the parties would not enter into this Agreement. Accordingly, if a party fails to pay any amounts due under this Section 7.3 and, in order to obtain such payment, Velodyne or Ouster, as the case may be, commences a suit that results in a judgment against such party for such amounts, such party shall pay interest on such amounts from the date payment of such amounts were due to the date of actual payment at the rate equal to the prime rate published in the Wall Street Journal for the relevant period, together with the costs and expenses of the other party (including reasonable legal fees and expenses) in connection with such suit. Notwithstanding anything to the contrary in this Agreement, in the event that the Ouster Termination Fee or the Velodyne Termination Fee is payable and actually paid to Ouster or Velodyne in accordance with this Section 7.3, payment of such Ouster Termination Fee or Velodyne Termination Fee, as applicable, shall be the sole and exclusive remedy of the non-terminating party and its affiliates against any other party or such other party’s stockholders, directors, officers, affiliates and other Representatives, for any loss or damage based upon, arising out of or relating to this Agreement or the negotiation, execution or performance hereof or the Transactions contemplated hereby, except in the case of Willful Breach or fraud. Solely for purposes of establishing the basis for the amount thereof, and without in any way increasing the amount of the Ouster Termination Fee or the Velodyne Termination Fee, expanding the circumstances in which the Ouster Termination Fee or the Velodyne Termination Fee, as applicable, is to be paid or restricting or modifying the other rights of any party hereunder, in the event of the valid termination of this Agreement under circumstances in which the Ouster Termination Fee or the Velodyne Termination Fee is payable pursuant to this Section 7.3, it is agreed that each of the Ouster Termination Fee and the Velodyne Termination Fee is liquidated damages, and not a penalty, and the payment thereof in such circumstances is supported by due and sufficient consideration; provided that no payment of an Ouster Termination Fee or a Velodyne Termination Fee shall be considered in lieu of, or a replacement or substitution for, damages incurred in the event of Willful Breach or fraud.

7.4 Amendment or Supplement. This Agreement may be amended, modified or supplemented by the parties by action taken or authorized by their respective Boards of Directors at any time prior to the Effective Time, whether before or after the Ouster Stockholder Approval or the Velodyne Stockholder Approval has been obtained; provided that after the Ouster Stockholder Approval or the Velodyne Stockholder Approval has been obtained, no amendment shall be made that pursuant to applicable Law requires further approval or adoption by the stockholders of Ouster or stockholders of Velodyne, as applicable, without such further approval or adoption. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each of the parties in interest at the time of the amendment.

7.5 Extension of Time; Waiver. At any time prior to the Effective Time, the parties may, by action taken or authorized by their respective Boards of Directors, to the extent permitted by applicable Law and except as otherwise set forth herein, (a) extend the time for the performance of any of the obligations or acts of the other parties, (b) waive any inaccuracies in the representations and warranties of the other parties set forth in this

Agreement or any document delivered pursuant hereto, or (c) waive compliance with any of the agreements or conditions of the other parties contained herein; provided that after the Ouster Stockholder Approval or the Velodyne Stockholder Approval, as applicable, has been obtained, no waiver may be made that pursuant to applicable Law requires further approval or adoption by the stockholders of Ouster or stockholders of Velodyne, as applicable, without such further approval or adoption. Any agreement on the part of a party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such party. No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder.

ARTICLE 8

GENERAL PROVISIONS

8.1 Non-Survival of Representations and Warranties. None of the representations, warranties, covenants or agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, other than those covenants or agreements of the parties which by their terms apply, or are to be performed in whole or in part, after the Effective Time.

8.2 Notices. Any notices or other communications required or permitted under, or otherwise given in connection with, this Agreement shall be in writing and shall be deemed to have been duly given (a) when delivered or sent if delivered in person or sent by electronic transmission (provided confirmation of electronic transmission is obtained), (b) on the next Business Day if transmitted by national overnight courier or (c) on the date delivered if sent by email (provided confirmation of email receipt is obtained), in each case, as follows:

If to Velodyne, addressed to it at:

Velodyne Lidar, Inc.

5521 Hellyer Avenue

San Jose, California 95138

Attention: Ted Tewksbury; Daniel Horwood

Email: ttewksbury@velodyne.com; dhorwood@velodyne.com

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

525 University Avenue

Palo Alto, California 94301

Attention: Kenton J. King; Christopher J. Bors

Email: kenton.king@skadden.com; christopher.bors@skadden.com

If to Ouster, Merger Sub I or Merger Sub II, addressed to it at:

Ouster, Inc.

350 Treat Avenue

San Francisco, California 94110

Attention: Angus Pacala; Adam Dolinko

Email: angus.pacala@ouster.io; adam.dolinko@ouster.io

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP

140 Scott Drive

Menlo Park, California 94025

Attention: Mark M. Bekheit; Nima J. Movahedi

Email: mark.bekheit@lw.com; nima.movahedi@lw.com

8.3 Certain Definitions. For purposes of this Agreement, the term:

“Acceptable Confidentiality Agreement” means a confidentiality agreement that contains confidentiality and standstill provisions that are no less favorable in the aggregate to Ouster or Velodyne, as applicable, than those contained in the Confidentiality Agreement; provided that such confidentiality agreement may not include any provision calling for an exclusive right to negotiate with any party to this Agreement or otherwise conflicting with the obligations of any party under this Agreement.

“affiliate” means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first-mentioned Person.

“Anti-corruption Laws” means Laws relating to anti-bribery or anti-corruption (governmental or commercial) which apply to Velodyne, Ouster or their respective Subsidiaries, including Laws that prohibit the corrupt payment, offer, promise or authorization of the payment or transfer of anything of value (including gifts or entertainment), directly or indirectly, to any foreign Government Official or other Person to obtain a business advantage, including the FCPA, the U.K. Bribery Act of 2010 and all national and international Laws enacted to implement the OECD Convention on Combating Bribery of Foreign Officials in International Business Transactions.

“associate” has the meaning set forth in Section 203 of the DGCL.

“beneficial ownership” (and related terms such as “beneficially owned” or “beneficial owner”) has the meaning set forth in Rule 13d-3 under the Exchange Act.

“Business Day” means any date except Saturday or Sunday on which commercial banks are not required or authorized to close in San Francisco, California, United States.

“Contract” means any agreements, arrangements, commitments, understandings, contracts, leases (whether for real or personal property), powers of attorney, notes, bonds, mortgages, indentures, deeds of trust, loans, evidences of indebtedness, purchase orders, letters of credit, settlement agreements, franchise agreements, undertakings, covenants not to compete, employment agreements, licenses, instruments, obligations, commitments, understandings, policies, purchase and sales orders, quotations and other commitments to which a Person is a party or to which any of the assets of such Person or its Subsidiaries are subject, whether oral or written, express or implied, including all amendments or modifications thereto.

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of stock or shares or as trustee or executor, by Contract or otherwise.

“COVID-19” means SARS-Co V-2, SARS-Co V-2 variants or COVID-19.

“COVID-19 Measures” means quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester, safety or similar laws, directives, restrictions, guidelines, responses or recommendations of or promulgated by any Governmental Entity, including the Centers for Disease Control and Prevention and the World Health Organization, or other reasonable actions taken, in each case, in connection with or in response to COVID-19 and any evolutions, variants or mutations thereof or related or associated epidemics, pandemics or disease outbreaks.

“Customs and Trade Laws” means applicable provisions of United States export and re-export controls and economic and financial sanctions laws and regulations, including the Export Administration Regulations and the International Traffic in Arms Regulations administered by the United States Department of Commerce and the United States Department of State, the regulations administered by OFAC, and all other applicable import/export controls and sanctions laws and regulations administered, imposed, or enforced by the United Nations Security Council, the European Union, or any European Union Member State or any other Governmental Entity as may have jurisdiction over their activities.

“Disclosure Schedules” means the Ouster Disclosure Schedule and the Velodyne Disclosure Schedule.

“Environmental Claim” means any Proceeding, investigation, order, demand, allegation, accusation or notice (written or oral) by any Person or entity alleging actual or potential liability (including actual or potential liability for investigatory costs, cleanup costs, response costs, natural resources damages, property damages, personal injuries, attorneys’ fees or penalties) arising out of, based on, resulting from or relating to any Environmental Laws, Environmental Permits or the presence, or Release into the environment, of, or exposure to, any Hazardous Materials at any location, but shall not include any claims relating to products liability.

“Environmental Laws” means any and all applicable, federal, state, provincial, local or foreign Laws, statutes, ordinances, regulations, treaties, policies, guidance, rules, judgments, orders, writs, court decisions or rule of common law, stipulations, injunctions, consent decrees, permits, restrictions and licenses, regulating or relating to Hazardous Materials, pollution, protection of the environment (including ambient air, surface water, ground water, land surface, subsurface strata, wildlife, plants or other natural resources), and/or the protection of health and safety of persons from exposures to Hazardous Materials in the environment.

“Environmental Permits” means any permit, certificate, approval, identification number, license or other authorization required under, or issued pursuant to, an Environmental Law.

“Equity Interest” means any share, capital stock, partnership, member, membership or similar interest in any Person, and any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable thereto or therefor.

“ERISA” means the United States Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any Person (whether or not incorporated) that, together with Ouster or Velodyne, as applicable, is considered under common control and treated as one employer under Section 414(b), (c), (m) or (o) of the Code.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“GAAP” means generally accepted accounting principles as applied in the United States.

“Government Official” means (i) any official, officer, employee, representative or any person acting in an official capacity for or on behalf of any Governmental Entity; (ii) any political party or party official or candidate for political office; (iii) any public international organization or any department or agency thereof; or (iv) any Person or other entity owned in whole or in part, or controlled by any Person described in the foregoing clauses (i), (ii) or (iii) of this definition.

“Governmental Entity” means any transnational, national, federal, state, county, municipal, local or foreign government, or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory, taxing or administrative functions of or pertaining to government, and any arbitrator or arbitral body or panel of competent jurisdiction.

“group” has the meaning ascribed to in the Exchange Act, except where the context otherwise requires.

“Hazardous Materials” means any pollutants, chemicals, contaminants or wastes and any other toxic, infectious, carcinogenic, reactive, corrosive, ignitable, flammable or otherwise hazardous substance, whether solid, liquid or gas, that is subject to regulation, control or remediation under any Environmental Laws, including any quantity of asbestos in any form, urea formaldehyde, PCBs, radon gas, crude oil or any fraction thereof, all forms of natural gas, petroleum products or by-products or derivatives.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

“Intellectual Property” means all domestic and foreign intellectual property rights, including all (a) inventions (whether or not patentable and whether or not reduced to practice) and all improvements thereto, (b) all patents, patent applications, and patent disclosures, together with all provisionals, reissues, continuations, continuations-in-part, divisions, revisions, extensions, and reexaminations thereof (“Patents”), (c) trademarks, service marks, trade names, trade dress, logos, corporate names, brand names and other source indicators, together with all translations, adaptations, derivations, and combinations thereof, and all applications, registrations, and renewals in connection therewith, (d) domain names, uniform resource locators and other names and locators associated with the Internet, and all registrations in connection therewith, (e) works of authorship (whether or not published), and all copyrights, designs and mask works, and all registrations, applications and renewals in connection therewith, (f) software and all website content (including text, graphics, images, audio, video and data) and (g) trade secrets, confidential business information, and other proprietary information (including ideas, know-how, formulas, compositions, processes and techniques, research and development information, data, designs, drawings, specifications, research records, records of inventions, test information, financial, marketing and business data, pricing and cost information, business and marketing plans and proposals and customer and supplier lists and information).

“IRS” means the United States Internal Revenue Service.

“IT Assets” means computers, software, servers, workstations, routers, hubs, switches, circuits, networks, data communications lines and all other information technology equipment.

“Joint Proxy Statement” means a proxy statement or similar disclosure document or circular relating to the Ouster Stockholders Meeting and the Velodyne Stockholders Meeting.

“Knowledge” and “known” means the actual knowledge of the officers of Velodyne set forth in Section 8.3(a) of the Velodyne Disclosure Schedule or of the officers of Ouster set forth in Section 8.3(a) of the Ouster Disclosure Schedule, as the case may be.

“Law” means any federal, state, provincial, municipal, local or foreign law, statute, code, ordinance, rule, regulation, circular, order, judgment, writ, stipulation, award, injunction, decree or arbitration award or finding.

“Lien” means any lien, mortgage, pledge, conditional or installment sale agreement, encumbrance, defect in title, covenant, condition, restriction, charge, option, right of first refusal, easement, security interest, deed of trust, right-of-way, encroachment, community property interest or other claim or restriction of any nature, whether voluntarily incurred or arising by operation of Law (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“NASDAQ” means the NASDAQ Global Select Market.

“NYSE” means the New York Stock Exchange.

“Ouster Common Stock Issuance” means the issuance of shares of Ouster Common Stock and securities convertible into or exercisable for shares of Ouster Common Stock in connection with the First Merger pursuant to this Agreement.

“Ouster Disclosure Schedule” means the disclosure schedule delivered by Ouster to Velodyne prior to the execution of this Agreement.

“Ouster Intellectual Property” means the Intellectual Property owned or purported to be owned by Ouster or any of its Subsidiaries.

“Ouster Leased Real Property” means all real property leased, subleased, or otherwise occupied pursuant to an occupancy agreement by Ouster or any of its Subsidiaries.

“Ouster Material Adverse Effect” means any change, event, development, condition, occurrence or effect that is, or would reasonably be expected to be, materially adverse to the business, condition (financial or otherwise), assets, liabilities or results of operations of Ouster and its Subsidiaries; provided, however, that none of the following shall be deemed in themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been, an Ouster Material Adverse Effect:

(i) any changes resulting from general market, economic, financial or capital markets or political, legislative or regulatory conditions,

(ii) any changes or proposed changes of Law or GAAP (or the enforcement or interpretation of any of the foregoing),

(iii) any changes resulting from any geopolitical conditions, outbreak of hostilities, act of terrorism, sabotage (including cyberattacks or other cybersecurity breaches), war, national or international calamity or military actions, or any escalation or general worsening thereof (including the conflict in Ukraine and surrounding regions),

(iv) any changes generally affecting the industries in which Ouster and its Subsidiaries conduct their businesses,

(v) any changes resulting from earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wildfires or other natural disasters, weather conditions and other similar force majeure events,

(vi) any epidemics, pandemics or contagious disease outbreaks (including COVID-19) and any political or social conditions, including civil unrest, protests and public demonstrations or any other COVID-19 Measures that relate to, or arise out of, an epidemic, pandemic or disease outbreak (including COVID-19) or any change in such COVID-19 Measures, directive, pronouncement or guideline or interpretation thereof, or any material worsening of such conditions threatened or existing as of the date of this Agreement,

(vii) any changes resulting from the execution of this Agreement or the public announcement or the pendency of the Mergers, including any loss of employees or any disruption in or termination of (or loss of or other negative effect or change with respect to) supplier, distributor or similar business relationships or partnerships resulting from the Transactions; provided that this clause (vii) does not apply in the context of the representations and warranties set forth in Section 4.4 (and in Section 6.3(a) and Section 7.1(c), to the extent related to such portions of such representations and warranties),

(viii) changes in Ouster’s stock price or warrant price or the trading volume of Ouster’s stock or warrants or any change in the credit rating of Ouster (but not, in each case, the underlying cause of any such changes, unless such underlying cause would otherwise be excepted from this definition),

(ix) to the extent that it does not prevent or materially impede, hinder or delay the consummation of the Mergers or the other Transactions, any suspension of trading in or delisting of shares of Ouster’s stock and warrants by NYSE in and of itself,

(x) any changes or effects resulting from any action required to be taken by the terms of this Agreement,

(xi) the failure to meet internal or analysts’ expectations, projections or results of operations, earnings or other financial performance for any period (but not, in each case, the underlying cause of any such changes, unless such underlying cause would otherwise be excepted from this definition), or

(xii) any Proceeding arising from or relating to the Mergers or the other Transactions;

provided, that in the case of clauses (i), (ii), (iii), (iv), (v) and (vi) if and only to the extent such changes do not have a disproportionate adverse impact on Ouster and its Subsidiaries as compared to other participants in the industries in which Ouster and its Subsidiaries conduct their businesses.

“Ouster Preferred Stock” means Ouster preferred stock, $0.0001 per value per share.

“Ouster Products” means any product or services owned, developed, marketed or otherwise promoted, distributed, licensed, sold or otherwise made available to any Person by the Ouster or any of its Subsidiaries.

“Ouster Stock Plans” means the Ouster 2021 Incentive Award Plan, the Sense Photonics, Inc. 2017 Equity Incentive Plan, as amended and the Ouster Amended and Restated 2015 Stock Plan.

“Order” means any order, writ, injunction, decree, circular, judgment, award, injunction, settlement or stipulation issued, promulgated, made, rendered, entered into or enforced by or with any Governmental Entity (in each case, whether temporary, preliminary or final).

“Ordinary Course License” means (a) any stand-alone non-disclosure or confidentiality agreement between a party or its Subsidiaries and a third party, excluding any such agreement that includes a license to make, sell or distribute any product or technology, and (b) any written Contract between a party or its Subsidiaries and a third party entered into in the ordinary course of business pursuant to which: (i) a party or its Subsidiaries grants to customers, suppliers, distributors, original equipment manufacturers, resellers, value-added resellers or service providers a non-exclusive license or covenant not to assert Intellectual Property in connection with the use, implementation, reproduction, sale or distribution of any of such grantor’s products in the ordinary course of business, (ii) a third party is granted non-exclusive rights to use or otherwise exploit Intellectual Property of a party or its Subsidiaries in connection with performing services for such party or its Subsidiaries, (iii) a third party is granted non-exclusive rights to use or otherwise exploit Intellectual Property of a party or its Subsidiaries for the purposes of promoting a party’s or its Subsidiaries’ products or services, (iv) a third party is granted permission to identify a party or its Subsidiaries as a party to a business relationship with such third party, such as a customer or reseller of or supplier to such third party, or (v) a third party is granted a non-exclusive, immaterial license or rights that are merely incidental to the transaction contemplated in such agreement, the commercial purpose of which is primarily for something other than such license or rights.

“Other Covered Party” means any political party or party official, or any candidate for political office.

“Permitted Liens” means (i) Liens for current Taxes, or governmental assessments, charges or claims of payment not yet past due or the amount or validity of which is being contested in good faith by appropriate

Proceedings and for which adequate reserves in accordance with GAAP have been established in the latest financial statements of Ouster included in the Ouster SEC Documents or Velodyne included in the Velodyne SEC Documents, as the case may be, (ii) mechanics’, workmen’s, repairmen’s, warehousemen’s and carriers’ Liens arising in the ordinary course of business consistent with past practice for sums not yet due and payable, (iii) any such matters of record, Liens and other imperfections of title that do not and would not reasonably be expected to, individually or in the aggregate, materially impair the continued ownership, use and operation of the assets to which they relate and (iv) restrictions on transfers under applicable securities Laws.

“Person” means an individual, corporation, limited company, limited liability company, partnership, association, trust, unincorporated organization, Governmental Entity, other entity or group (as defined in Section 13(d) of the Exchange Act).

“Personal Information” means any information relating to an identified or identifiable individual that constitutes “personal information,” “personal data,” “personally identifiable information” or similar term under any applicable Law.

“Proceeding” means any claim, complaint, charge, grievance, suit, action, arbitration, mediation, audit, investigation, hearing, inquiry, investigation or other legal proceeding (in each case, whether civil, criminal, administrative, investigative, formal or informal) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Entity.

“Release” means disposing, discharging, injecting, spilling, leaking, pumping, pouring, leaching, dumping, emitting, escaping or emptying into or upon the indoor or outdoor environmental, including any soil, sediment, subsurface strata, surface water, groundwater, ambient air, the atmosphere or any other media.

“Representatives” means, with respect to any Person, such Person’s officers, directors, employees, accountants, legal counsel, financial advisors, consultants, financing sources and other advisors and representatives.

“Requisite Ouster Stockholders” means Banyan Venture Holdings LLC, Anna Brunelle, Jorge del Calvo, Nathan Dickerman, Adam Dolinko, Mark Frichtl, Emmanuel Hernandez, Susan Heystee, Sundari Mitra, Angus Pacala, Karin Rådström, Darien Spencer and Remy Trafelet.

“Requisite Velodyne Stockholders” means Virgina Boulet, Michael Dee, Anurag Gupta, Daniel Horwood, Ernie Maddock, Andy Mattes, Kathy McBeath, Matt Rekow, Kristin Slanina, Ted Tewksbury, Mark Weinswig, Laura Wrisley and Hamid Zarringhalam.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Subsidiary” means, with respect to any Person, any corporation, partnership, joint venture or other legal entity of which such Person (either alone or through or together with any other Subsidiary), owns, directly or indirectly, a majority of the stock or other Equity Interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation, partnership, joint venture or other legal entity, or any Person that would otherwise be deemed a “subsidiary” under Rule 12b-2 promulgated under the Exchange Act.

“Tax Return” means any report, return (including information return), claim for refund, election, estimated tax filing, declaration or similar filing filed or required to be filed with any Governmental Entity with respect to Taxes, including any election, notification, appendix schedule or attachment thereto, and including any amendments thereof.

“Taxes” means any and all domestic or foreign, federal, state, local or other taxes, of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Entity, including taxes on or with respect to income, franchise, windfall or other profits, gross receipts, occupation, severance, alternative minimum, disability, estimated, property, escheat or unclaimed property, sales, use, net worth, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation, and taxes in the nature of excise, withholding, ad valorem, stamp, transfer, value-added, gains tax and license, registration and documentation fees, and other taxes, fees, levies, duties, tariffs, imposts, assessments, obligations and charges of the same or a similar nature to any of the foregoing.

“Taxing Authority” means any Governmental Entity responsible for the administration or the imposition of any Tax.

“Velodyne Disclosure Schedule” means the disclosure schedule delivered by Velodyne to Ouster prior to the execution of this Agreement.

“Velodyne Intellectual Property” means the Intellectual Property owned or purported to be owned by Velodyne or any of its Subsidiaries.

“Velodyne Leased Real Property” means all real property leased, subleased, or otherwise occupied pursuant to an occupancy agreement by Velodyne or any of its Subsidiaries.

“Velodyne Material Adverse Effect” means any change, event, development, condition, occurrence or effect that is, or would reasonably be expected to be, materially adverse to the business, condition (financial or otherwise), assets, liabilities or results of operations of Velodyne and its Subsidiaries; provided, however, that none of the following shall be deemed in themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been, a Velodyne Material Adverse Effect:

(i) any changes resulting from general market, economic, financial or capital markets or political, legislative or regulatory conditions,

(ii) any changes or proposed changes of Law or GAAP (or the enforcement or interpretation of any of the foregoing),

(iii) any changes resulting from any geopolitical conditions, outbreak of hostilities, act of terrorism, sabotage (including cyberattacks or other cybersecurity breaches), war, national or international calamity or military actions, or any escalation or general worsening thereof (including the conflict in Ukraine and surrounding regions),

(iv) any changes generally affecting the industries in which Velodyne and its Subsidiaries conduct their businesses,

(v) any changes resulting from earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wildfires or other natural disasters, weather conditions and other similar force majeure events,

(vi) any epidemics, pandemics or contagious disease outbreaks (including COVID-19) and any political or social conditions, including civil unrest, protests and public demonstrations or any other COVID-19 Measures that relate to, or arise out of, an epidemic, pandemic or disease outbreak (including COVID-19) or any change in such COVID-19 Measures, directive, pronouncement or guideline or interpretation thereof, or any material worsening of such conditions threatened or existing as of the date of this Agreement,

(vii) any changes resulting from the execution of this Agreement or the public announcement or the pendency of the Mergers, including any loss of employees or any disruption in or termination of (or loss of or other negative effect or change with respect to) supplier, distributor or similar business relationships or partnerships resulting from the Transactions; provided that this clause (vii) does not apply in the context of the representations and warranties set forth in Section 3.4 (and in Section 6.2(a) and Section 7.1(d), to the extent related to such portions of such representations and warranties),

(viii) changes in Velodyne’s stock price or warrant price or the trading volume of Velodyne’s stock or warrants or any change in the credit rating of Velodyne (but not, in each case, the underlying cause of any such changes, unless such underlying cause would otherwise be excepted from this definition),

(ix) to the extent that it does not prevent or materially impede, hinder or delay the consummation of the Mergers or the other Transactions, any suspension of trading in or delisting of shares of Velodyne’s stock and warrants by the NASDAQ in and of itself,

(ix) any changes or effects resulting from any action required to be taken by the terms of this Agreement,

(x) the failure to meet internal or analysts’ expectations, projections or results of operations, earnings or other financial performance for any period (but not, in each case, the underlying cause of any such changes, unless such underlying cause would otherwise be excepted from this definition), or

(xi) any Proceeding arising from or relating to the Mergers or the other Transactions;

provided, that in the case of clauses (i), (ii), (iii), (iv), (v) and (vi) if and only to the extent such changes do not have a disproportionate adverse impact on Velodyne and its Subsidiaries as compared to other participants in the industries in which Velodyne and its Subsidiaries conduct their businesses.

“Velodyne Product” means any product or services owned, developed, marketed or otherwise promoted, distributed, licensed, sold or otherwise made available to any Person by Velodyne or any of its Subsidiaries.

“Velodyne Rights Agreement” means that certain Tax Benefits Preservation Plan, dated September 20, 2022, by and between Velodyne and Continental Stock Transfer & Trust Company.

“Velodyne Stock Plans” means the Velodyne 2020 Stock Incentive Plan, 2020 Phantom Stock Incentive Plan, 2016 Stock Plan and 2007 Equity Incentive Plan.

“Willful Breach” means a material breach of this Agreement that is the consequence of an act or omission by a party with the actual knowledge that the taking of such act or failure to take such action would cause a material breach of this Agreement.

8.4 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

8.5 Severability. If any term or other provision (or part thereof) of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions (or part thereof) of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision (or part thereof) is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the Transactions are fulfilled to the extent possible.

8.6 Entire Agreement. This Agreement (together with the Exhibits, the Ouster Disclosure Schedules, the Velodyne Disclosure Schedules and the other documents delivered pursuant hereto) and the Confidentiality Agreement constitute the entire agreement of the parties and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

8.7 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, in whole or in part (whether by operation of law or otherwise), without the prior written consent of the other parties, and any attempt to make any such assignment without such consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

8.8 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of the parties and their respective successors and assigns, and nothing in this Agreement, express or implied, other than Section 5.9 (of which each Indemnitee and each of his or her heirs shall be an express third-party beneficiary), is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

8.9 Mutual Drafting; Interpretation. Each party has participated in the drafting of this Agreement, which each party acknowledges is the result of extensive negotiations between the parties. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision. For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders. As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.” As used in this Agreement, references to a “party” or the “parties” are intended to refer to a party to this Agreement or the parties to this Agreement. Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits,” “Annexes” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits, Annexes and Schedules to this Agreement. All references in this Agreement to “$” are intended to refer to U.S. dollars. Unless otherwise specifically provided for herein, the term “or” shall not be deemed to be exclusive. In this Agreement, when determining whether an item is “material” to Ouster or Velodyne, the term “material” shall be interpreted to mean, as applicable, “material to the business of Ouster and its Subsidiaries, taken as a whole” or “material to the business of Velodyne and its Subsidiaries, taken as a whole.” As used in this Agreement, documents or other information or materials will be deemed to have been “made available” by a party if such documents, information or materials have been (i) continuously made accessible to the other party by 12:00 p.m. Pacific time on the date of this Agreement by means of a virtual data room; or (ii) delivered or provided to the other party’s outside counsel on an outside counsel only basis by 12:00 p.m. Pacific time on the date of this Agreement.

8.10 Governing Law; Consent to Jurisdiction; Waiver of Trial by Jury.

(a) This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without regard to laws that may be applicable under conflicts of laws principles (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

(b) Each of the parties hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Court of Chancery of the State of Delaware or, in the event, but only in the event, that such court shall not have jurisdiction over such action or proceeding, the Superior Court of the State of Delaware (Complex Commercial Division) or, if jurisdiction over the action or proceeding is vested exclusively in the federal courts of the United States of America, the United States District Court for the District

of Delaware, and any appellate court from any thereof (such courts, the “Chosen Courts”), in any Proceeding arising out of or relating to this Agreement or the transactions contemplated hereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally (i) agrees not to commence any such Proceeding except in such Chosen Courts, (ii) agrees that any claim in respect of any such Proceeding may be heard and determined in the Chosen Courts, (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such Proceeding in any such court, and (iv) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such Proceeding in any such Chosen Court. Each of the parties agrees that a final judgment in any such Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 8.2. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by Law.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.10(c).

8.11 Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

8.12 Delivery by Email. This Agreement, and any amendments hereto, waivers hereof or consents or notifications hereunder, to the extent signed and delivered by email with scan attachment, shall be treated in all manner and respects as an original contract and shall be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person. At the request of any party, each other party shall re-execute original forms thereof and deliver them to all other parties. No party shall raise the use of email to deliver a signature or the fact that any signature or Contract was transmitted or communicated by email with scan attachment as a defense to the formation of a legally binding contract, and each such party forever waives any such defense.

8.13 Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent actual or threatened breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state or foreign jurisdiction having jurisdiction, this being in addition to any other remedy to which they are entitled at Law or in equity. The parties waive, in connection with any action for specific performance or injunctive relief, the defense of adequacy of remedies at Law and any requirement under Law to post a bond or other security as a prerequisite to obtaining equitable relief.

8.14 Disclosure Schedules. The parties acknowledge and agree that (a) the inclusion of any items or information in the Disclosure Schedules that are not required by this Agreement to be so included is solely for the convenience of parties, (b) the disclosure by the parties of any matter in the Disclosure Schedules shall not be deemed to constitute an acknowledgement by any party that the matter is required to be disclosed by the terms of this Agreement or that the matter is material or significant, (c) if any section of the Disclosure Schedules lists an item or information in such a way as to make its relevance to the disclosure required by or provided in another section of the Disclosure Schedules or the statements contained in any Section of this Agreement reasonably apparent, the matter shall be deemed to have been disclosed in or with respect to such other section, notwithstanding the omission of an appropriate cross-reference to such other section or the omission of a reference in the particular representation and warranty to such section of the Disclosure Schedules, (d) except as provided in clause (c) above, headings have been inserted in the Disclosure Schedules for convenience of reference only, (e) the Disclosure Schedules are qualified in their entirety by reference to specific provisions of this Agreement and (f) the Disclosure Schedules and the information and statements contained therein are not intended to constitute, and shall not be construed as constituting, representations or warranties of the parties except as and to the extent provided in this Agreement.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

OUSTER, INC.

By:	/s/ Angus Pacala
Name:	Angus Pacala
Title:	Chief Executive Officer

OBAN MERGER SUB, INC.

By:	/s/ Angus Pacala
Name:	Angus Pacala
Title:	Chief Executive Officer, President & Secretary

OBAN MERGER SUB II LLC

By:	/s/ Angus Pacala
Name:	Angus Pacala
Title:	President

VELODYNE LIDAR, INC.

By:	/s/ Theodore L. Tewksbury
Name:	Theodore L. Tewksbury
Title:	Chief Executive Officer

Annex B

FORM OF

CERTIFICATE OF AMENDMENT

TO THE

CERTIFICATE OF INCORPORATION

OF

OUSTER, INC.

Ouster, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY AS FOLLOWS:

1.	The name of this corporation is Ouster, Inc.

2.	This corporation’s Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on March 10, 2021.

3.

This Certificate of Amendment to the Certificate of Incorporation was duly proposed, adopted and approved by the Corporation’s board of directors and by the affirmative vote of holders of a majority of the Corporation’s outstanding common stock entitled to vote in accordance with the applicable provisions of Sections 222 and 242 of the General Corporation Law of the State of Delaware.

4.	Article IV of the Certificate of Incorporation is hereby amended and restated in its entirety as follows:

“The Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares of capital stock that the Corporation shall have authority to issue is [Amendment A: 300,000,000; Amendment B: 266,666,667; Amendment C: 242,857,143; Amendment D: 225,000,000; Amendment E: 211,111,111; Amendment F: 200,000,000]. The total number of shares of Common Stock that the Corporation is authorized to issue is [Amendment A: 200,000,000; Amendment B: 166,666,667; Amendment C: 142,857,143; Amendment D: 125,000,000; Amendment E: 111,111,111; Amendment F: 100,000,000], having a par value of $0.0001 per share, and the total number of shares of Preferred Stock that the Corporation is authorized to issue is 100,000,000, having a par value of $0.0001 per share.

Upon the filing and effectiveness (the “Amendment Effective Time”) of the Certificate of Amendment to the Certificate of Incorporation of the Corporation, each [Amendment A: five; Amendment B: six; Amendment C: seven; Amendment D: eight; Amendment E: nine; Amendment F: ten] shares of Common Stock issued and outstanding immediately prior to the Amendment Effective Time shall, automatically and without any action on the part of the respective holders thereof, be combined and converted into one (1) share of Common Stock (the “Reverse Stock Split”). No fractional shares of Common Stock shall be issued in connection with the Reverse Stock Split. Stockholders who otherwise would be entitled to receive fractional share interests of Common Stock in connection with the Reverse Stock Split shall, with respect to such fractional interest, be entitled to receive the number of shares rounded up to the next whole number. Each stock certificate that prior to such combination represented shares of Common Stock (“Old Shares”) shall thereafter represent that number of shares of Common Stock into which the shares of Common Stock represented by the Old Shares shall have been combined, subject to the rounding up of fractional share interests as described above.”

5.	All other provisions of the Certificate of Incorporation shall remain in full force and effect.

6.	This Certificate of Amendment shall be effective at 12:01 a.m. Pacific Time on [ ].

B-1

IN WITNESS WHEREOF, Ouster, Inc. has caused this Certificate of Amendment to be duly executed and acknowledged in its name and on its behalf by an authorized officer as of the date first set forth hereinabove.

OUSTER, INC.

By:
Name:
Title:

B-2

Annex C

Bylaws

of

Ouster, Inc.

(a Delaware corporation)

C-i

(continued)

C-ii

Bylaws

of

Ouster, Inc.

Article I - Corporate Offices

1.1 Registered Office.

The address of the registered office of Ouster, Inc. (the “Corporation”) in the State of Delaware, and the name of its registered agent at such address, shall be as set forth in the Corporation’s certificate of incorporation, as the same may be amended and/or restated from time to time (the “Certificate of Incorporation”).

1.2 Other Offices.

The Corporation may have additional offices at any place or places, within or outside the State of Delaware, as the Corporation’s board of directors (the “Board”) may from time to time establish or as the business of the Corporation may require.

Article II - Meetings of Stockholders

2.1 Place of Meetings.

Meetings of stockholders shall be held at any place within or outside the State of Delaware, designated by the Board. The Board may, in its sole discretion, determine that a meeting of stockholders shall not be held at any place, but may instead be held solely by means of remote communication as authorized by Section 211(a)(2) of the General Corporation Law of the State of Delaware (the “DGCL”). In the absence of any such designation or determination, stockholders’ meetings shall be held at the Corporation’s principal executive office.

2.2 Annual Meeting.

The Board shall designate the date and time of the annual meeting. At the annual meeting, directors shall be elected and other proper business properly brought before the meeting in accordance with Section 2.4 of these bylaws may be transacted. The Board may postpone, reschedule or cancel any previously scheduled annual meeting of stockholders.

2.3 Special Meeting.

Special meetings of the stockholders may be called, postponed, rescheduled or cancelled only by such persons and only in such manner as set forth in the Certificate of Incorporation.

No business may be transacted at any special meeting of stockholders other than the business specified in the notice of such meeting.

2.4 Notice of Business to be Brought before a Meeting.

(i) At an annual meeting of the stockholders, only such business shall be conducted as shall have been properly brought before the meeting. To be properly brought before an annual meeting, business must be (i) specified in a notice of meeting given by or at the direction of the Board of Directors, (ii) if not specified in a notice of meeting, otherwise brought before the meeting by the Board of Directors or the Chairperson of the

Board or (iii) otherwise properly brought before the meeting by a stockholder present in person who (A) (1) was a record owner of shares of the Corporation both at the time of giving the notice provided for in this Section 2.4 and at the time of the meeting, (2) is entitled to vote at the meeting, and (3) has complied with this Section 2.4 in all applicable respects or (B) properly made such proposal in accordance with Rule 14a-8 under the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (as so amended and inclusive of such rules and regulations, the “Exchange Act”). The foregoing clause (iii) shall be the exclusive means for a stockholder to propose business to be brought before an annual meeting of the stockholders. For purposes of this Section 2.4, “present in person” shall mean that the stockholder proposing that the business be brought before the annual meeting of the Corporation, or a qualified representative of such proposing stockholder, appear at such annual meeting. A “qualified representative” of such proposing stockholder shall be a duly authorized officer, manager or partner of such stockholder or any other person authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of stockholders. Stockholders seeking to nominate persons for election to the Board of Directors must comply with Section 2.5 and Section 2.6 and this Section 2.4 shall not be applicable to nominations except as expressly provided in Section 2.5 and Section 2.6.

(ii) Without qualification, for business to be properly brought before an annual meeting by a stockholder, the stockholder must (i) provide Timely Notice (as defined below) thereof in writing and in proper form to the Secretary of the Corporation and (ii) provide any updates or supplements to such notice at the times and in the forms required by this Section 2.4. To be timely, a stockholder’s notice must be delivered to, or mailed and received at, the principal executive offices of the Corporation not less than 90 days nor more than 120 days prior to the one-year anniversary of the preceding year’s annual meeting (which, in the case of the first annual meeting of stockholders following the Effective Time (as defined in the Corporation’s Certification of Incorporation), the date of the preceding year’s annual meeting shall be deemed to be May 13, 2020); provided, however, that if the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder to be timely must be so delivered, or mailed and received, not later than the 90th day prior to such annual meeting or, if later, the 10th day following the day on which public disclosure of the date of such annual meeting was first made by the Corporation (such notice within such time periods, “Timely Notice”). In no event shall any adjournment or postponement of an annual meeting or the announcement thereof commence a new time period for the giving of Timely Notice as described above.

(iii) To be in proper form for purposes of this Section 2.4, a stockholder’s notice to the Secretary shall set forth:

(a) As to each Proposing Person (as defined below), (1) the name and address of such Proposing Person (including, if applicable, the name and address that appear on the Corporation’s books and records); and (2) the class or series and number of shares of the Corporation that are, directly or indirectly, owned of record or beneficially owned (within the meaning of Rule 13d-3 under the Exchange Act) by such Proposing Person, except that such Proposing Person shall in all events be deemed to beneficially own any shares of any class or series of the Corporation as to which such Proposing Person has a right to acquire beneficial ownership at any time in the future (the disclosures to be made pursuant to the foregoing clauses (1) and (2) are referred to as “Stockholder Information”);

(b) As to each Proposing Person, (1) the full notional amount of any securities that, directly or indirectly, underlie any “derivative security” (as such term is defined in Rule 16a-1(c) under the Exchange Act) that constitutes a “call equivalent position” (as such term is defined in Rule 16a-1(b) under the Exchange Act) (“Synthetic Equity Position”) and that is, directly or indirectly, held or maintained by such Proposing Person with respect to any shares of any class or series of shares of the Corporation; provided that, for the purposes of the definition of “Synthetic Equity Position,” the term “derivative security” shall also include any security or instrument that would not otherwise constitute a “derivative security” as a result of any feature that would make any conversion, exercise or similar right or privilege of such security or instrument becoming determinable only at some future date or upon the happening of a future occurrence, in which case the determination of the amount of securities into which such security or instrument would be convertible or exercisable shall be made assuming that such security or instrument is immediately convertible or exercisable at the time of such determination; and, provided, further, that any Proposing Person satisfying the requirements of Rule 13d-1(b)(1) under the Exchange Act (other than a Proposing Person that so satisfies Rule 13d-1(b)(1) under the Exchange Act solely by reason of Rule 13d-1(b)(1)(ii)(E)) shall not be deemed to hold or maintain the notional amount of any securities that underlie a Synthetic Equity Position held by such Proposing Person as a hedge with respect to a bona fide derivatives trade or position of such Proposing Person arising in the ordinary course of such Proposing Person’s business as a derivatives dealer, (2) any rights to dividends on the shares of any class or series of shares of the Corporation owned beneficially by such Proposing Person that are separated or separable from the underlying shares of the Corporation, (3) any material pending or threatened legal proceeding in which such Proposing Person is a party or material participant involving the Corporation or any of its officers or directors, or any affiliate of the Corporation, (4) any other material relationship between such Proposing Person, on the one hand, and the Corporation, any affiliate of the Corporation, on the other hand, (5) any direct or indirect material interest in any material contract or agreement of such Proposing Person with the Corporation or any affiliate of the Corporation (including, in any such case, any employment agreement, collective bargaining agreement or consulting agreement), (6) a representation that such Proposing Person intends or is part of a group which intends to deliver a proxy statement or form of proxy to holders of at least the percentage of the Corporation’s outstanding capital stock required to approve or adopt the proposal or otherwise solicit proxies from stockholders in support of such proposal and (7) any other information relating to such Proposing Person that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies or consents by such Proposing Person in support of the business proposed to be brought before the meeting pursuant to Section 14(a) of the Exchange Act (the disclosures to be made pursuant to the foregoing clauses (1) through (7) are referred to as “Disclosable Interests”); provided, however, that Disclosable Interests shall not include any such disclosures with respect to the ordinary course business activities of any broker, dealer, commercial bank, trust company or other nominee who is a Proposing Person solely as a result of being the stockholder directed to prepare and submit the notice required by these Bylaws on behalf of a beneficial owner; and

(c) As to each item of business that the stockholder proposes to bring before the annual meeting, (1) a brief description of the business desired to be brought before the annual meeting, the reasons for conducting such business at the annual meeting and any material interest in such business of each Proposing Person, (2) the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend the bylaws of the Corporation, the language of the proposed amendment), and (3) a reasonably detailed description of all agreements, arrangements and understandings (x) between or among any of the Proposing Persons or (y) between or among any Proposing Person and any other record or beneficial holder(s) or persons(s) who have a right to acquire beneficial ownership at any time in the future of the shares of any class or series of the Corporation or any other person or entity (including their names) in connection with the proposal of such business by such stockholder; and (4) any other information relating to such item of business that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies in support of the business proposed to be brought before the meeting pursuant to Section 14(a) of the Exchange Act; provided, however, that the disclosures required by this paragraph (iii) shall not include any disclosures with respect to any broker, dealer, commercial bank, trust company or other nominee who is a Proposing Person solely as a result of being the stockholder directed to prepare and submit the notice required by these Bylaws on behalf of a beneficial owner.

For purposes of this Section 2.4, the term “Proposing Person” shall mean (i) the stockholder providing the notice of business proposed to be brought before an annual meeting, (ii) the beneficial owner or beneficial owners, if different, on whose behalf the notice of the business proposed to be brought before the annual meeting is made, and (iii) any participant (as defined in paragraphs (a)(ii)-(vi) of Instruction 3 to Item 4 of Schedule 14A) with such stockholder in such solicitation.

(iv) A Proposing Person shall update and supplement its notice to the Corporation of its intent to propose business at an annual meeting, if necessary, so that the information provided or required to be provided in such notice pursuant to this Section 2.4 shall be true and correct as of the record date for stockholders entitled to vote at the meeting and as of the date that is 10 business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, the Secretary at the principal executive offices of the Corporation not later than five business days after the record date for stockholders entitled to vote at the meeting (in the case of the update and supplement required to be made as of such record date), and not later than eight business days prior to the date for the meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of 10 business days prior to the meeting or any adjournment or postponement thereof). For the avoidance of doubt, the obligation to update and supplement as set forth in this paragraph or any other Section of these Bylaws shall not limit the Corporation’s rights with respect to any deficiencies in any notice provided by a stockholder, extend any applicable deadlines hereunder or enable or be deemed to permit a stockholder who has previously submitted notice hereunder to amend or update any proposal or to submit any new proposal, including by changing or adding matters, business or resolutions proposed to be brought before a meeting of the stockholders.

(v) Notwithstanding anything in these Bylaws to the contrary, no business shall be conducted at an annual meeting that is not properly brought before the meeting in accordance with this Section 2.4. The presiding officer of the meeting shall, if the facts warrant, determine that the business was not properly brought before the meeting in accordance with this Section 2.4, and if he or she should so determine, he or she shall so declare to the meeting and any such business not properly brought before the meeting shall not be transacted.

(vi) This Section 2.4 is expressly intended to apply to any business proposed to be brought before an annual meeting of stockholders other than any proposal made in accordance with Rule 14a-8 under the Exchange Act and included in the Corporation’s proxy statement. In addition to the requirements of this Section 2.4 with respect to any business proposed to be brought before an annual meeting, each Proposing Person shall comply with all applicable requirements of the Exchange Act with respect to any such business. Nothing in this Section 2.4 shall be deemed to affect the rights of stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act.

(vii) For purposes of these Bylaws, “public disclosure” shall mean disclosure in a press release reported by a national news service, in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Sections 13, 14 or 15(d) of the Exchange Act or by such other means as is reasonably designed to inform the public or securityholders of the Corporation in general of such information including, without limitation, posting on the Corporation’s investor relations website.

2.5 Notice of Nominations for Election to the Board of Directors.

(i) Subject in all respects to the provisions of the Certificate of Incorporation, nominations of any person for election to the Board of Directors at an annual meeting or at a special meeting (but only if the election of directors is a matter specified in the notice of meeting given by or at the direction of the person calling such special meeting) may be made at such meeting only (x) by or at the direction of the Board of Directors, including by any committee or persons authorized to do so by the Board of Directors or these bylaws, or (y) by a stockholder present in person (A) who was a record owner of shares of the Corporation both at the time of giving the notice provided for in this Section 2.5 and at the time of the meeting, (B) is entitled to vote at the meeting, and (C) has complied with this Section 2.5 and Section 2.6 as to such notice and nomination. For purposes of this

Section 2.5, “present in person” shall mean that the stockholder proposing that the business be brought before the meeting of the Corporation, or a qualified representative of such stockholder, appear at such meeting. A “qualified representative” of such proposing stockholder shall be a duly authorized officer, manager or partner of such stockholder or any other person authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of stockholders. The foregoing clause (y) shall be the exclusive means for a stockholder to make any nomination of a person or persons for election to the Board of Directors at an annual meeting or special meeting.

(ii) Without qualification, for a stockholder to make any nomination of a person or persons for election to the Board of Directors at an annual meeting, the stockholder must (1) provide Timely Notice (as defined in Section 2.4) thereof in writing and in proper form to the Secretary of the Corporation, (2) provide the information, agreements and questionnaires with respect to such stockholder and its candidate for nomination as required to be set forth by this Section 2.5 and Section 2.6 and (3) provide any updates or supplements to such notice at the times and in the forms required by this Section 2.5 and Section 2.6.

(a) Without qualification, if the election of directors is a matter specified in the notice of meeting given by or at the direction of the person calling a special meeting in accordance with the Certificate of Incorporation, then for a stockholder to make any nomination of a person or persons for election to the Board of Directors at a special meeting, the stockholder must (i) provide timely notice thereof in writing and in proper form to the Secretary of the Corporation at the principal executive offices of the Corporation, (ii) provide the information with respect to such stockholder and its candidate for nomination as required by this Section 2.5 and Section 2.6 and (iii) provide any updates or supplements to such notice at the times and in the forms required by this Section 2.5. To be timely, a stockholder’s notice for nominations to be made at a special meeting must be delivered to, or mailed and received at, the principal executive offices of the Corporation not earlier than the 120th day prior to such special meeting and not later than the 90th day prior to such special meeting or, if later, the 10th day following the day on which public disclosure (as defined in Section 2.4) of the date of such special meeting was first made.

(b) In no event shall any adjournment or postponement of an annual meeting or special meeting or the announcement thereof commence a new time period for the giving of a stockholder’s notice as described above.

(c) In no event may a Nominating Person provide Timely Notice with respect to a greater number of director candidates than are subject to election by shareholders at the applicable meeting. If the Corporation shall, subsequent to such notice, increase the number of directors subject to election at the meeting, such notice as to any additional nominees shall be due on the later of (i) the conclusion of the time period for Timely Notice, (ii) the date set forth in Section 2.5(ii)(b), or (iii) the tenth day following the date of public disclosure (as defined in Section 2.4) of such increase.

(iii) To be in proper form for purposes of this Section 2.5, a stockholder’s notice to the Secretary shall set forth:

(a) As to each Nominating Person (as defined below), the Stockholder Information (as defined in Section 2.4(iii)(a), except that for purposes of this Section 2.5 the term “Nominating Person” shall be substituted for the term “Proposing Person” in all places it appears in Section 2.4(iii)(a));

(b) As to each Nominating Person, any Disclosable Interests (as defined in Section 2.4(iii)(b), except that for purposes of this Section 2.5 the term “Nominating Person” shall be substituted for the term “Proposing Person” in all places it appears in Section 2.4(iii)(b) and the disclosure with respect to the business to be brought before the meeting in Section 2.4(iii)(b) shall be made with respect to the election of directors at the meeting); and

(c) As to each candidate whom a Nominating Person proposes to nominate for election as a director, (A) all information with respect to such candidate for nomination that would be required to be set forth in a stockholder’s notice pursuant to this Section 2.5 and Section 2.6 if such candidate for nomination were a Nominating Person, (B) all information relating to such candidate for nomination that is required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors in a contested election pursuant to Section 14(a) under the Exchange Act (including such candidate’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected), (C) a description of any direct or indirect material interest in any material contract or agreement between or among any Nominating Person, on the one hand, and each candidate for nomination or his or her respective associates or any other participants in such solicitation, on the other hand, including, without limitation, all information that would be required to be disclosed pursuant to Item 404 under Regulation S-K if such Nominating Person were the “registrant” for purposes of such rule and the candidate for nomination were a director or executive officer of such registrant (the disclosures to be made pursuant to the foregoing clauses (A) through (C) are referred to as “Nominee Information”), and (D) a completed and signed questionnaire, representation and agreement as provided in Section 2.6(i).

For purposes of this Section 2.5, the term “Nominating Person” shall mean (i) the stockholder providing the notice of the nomination proposed to be made at the meeting, (ii) the beneficial owner or beneficial owners, if different, on whose behalf the notice of the nomination proposed to be made at the meeting is made, and (iii) any other participant in such solicitation.

(iv) A stockholder providing notice of any nomination proposed to be made at a meeting shall further update and supplement such notice, if necessary, so that the information provided or required to be provided in such notice pursuant to this Section 2.5 shall be true and correct as of the record date for stockholders entitled to vote at the meeting and as of the date that is 10 business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, the Secretary at the principal executive offices of the Corporation not later than five business days after the record date for stockholders entitled to vote at the meeting (in the case of the update and supplement required to be made as of such record date), and not later than eight business days prior to the date for the meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of 10 business days prior to the meeting or any adjournment or postponement thereof). For the avoidance of doubt, the obligation to update and supplement as set forth in this paragraph or any other Section of these Bylaws shall not limit the Corporation’s rights with respect to any deficiencies in any notice provided by a stockholder, extend any applicable deadlines hereunder or enable or be deemed to permit a stockholder who has previously submitted notice hereunder to amend or update any nomination or to submit any new nomination.

(v) In addition to the requirements of this Section 2.5 with respect to any nomination proposed to be made at a meeting, each Nominating Person shall comply with all applicable requirements of the Exchange Act with respect to any such nominations.

2.6 Additional Requirements for Valid Nomination of Candidates to Serve as Director and, if Elected, to be Seated as Directors.

(i) To be eligible to be a candidate for election as a director of the Corporation at an annual or special meeting, a candidate must be nominated in the manner prescribed in Section 2.5 and the candidate for nomination, whether nominated by the Board of Directors or by a stockholder of record, must have previously delivered (in accordance with the time period prescribed for delivery in a notice to such candidate given by or on behalf of the Board of Directors), to the Secretary at the principal executive offices of the Corporation, (i) a completed written questionnaire (in a form provided by the Corporation) with respect to the background, qualifications, stock ownership and independence of such proposed nominee, and such additional information with respect to such proposed nominee as would be required to be provided by the Corporation pursuant to Schedule 14A if such proposed nominee were a participant in the solicitation of proxies by the Corporation in connection with such annual or special meeting and (ii) a written representation and agreement (in form provided by the Corporation) that such candidate for nomination (A) is not and, if elected as a director during his or her term of office, will not become a party to (1) any agreement, arrangement or understanding with, and has not given and will not give any commitment or assurance to, any person or entity as to how such proposed nominee, if elected as a director of the Corporation, will act or vote on any issue or question (a “Voting Commitment”) or (2) any Voting Commitment that could limit or interfere with such proposed nominee’s ability to comply, if elected as a director of the Corporation, with such proposed nominee’s fiduciary duties under applicable law, (B) is not, and will not become a party to, any agreement, arrangement or understanding with any person or entity other than the Corporation with respect to any direct or indirect compensation or reimbursement for service as a director that has not been disclosed therein or to the Corporation, (C) if elected as a director of the Corporation, will comply with all applicable corporate governance, conflict of interest, confidentiality, stock ownership and trading and other policies and guidelines of the Corporation applicable to directors and in effect during such person’s term in office as a director (and, if requested by any candidate for nomination, the Secretary of the Corporation shall provide to such candidate for nomination all such policies and guidelines then in effect), (D) if elected as director of the Corporation, intends to serve the entire term until the next meeting at which such candidate would face re-election and (E) consents to being named as a nominee in the Corporation’s proxy statement pursuant to Rule 14a-4(d) under the Exchange Act and any associated proxy card of the Corporation and agrees to serve if elected as a director.

(ii) The Board of Directors may also require any proposed candidate for nomination as a Director to furnish such other information as may reasonably be requested by the Board of Directors in writing prior to the meeting of stockholders at which such candidate’s nomination is to be acted upon in order for the Board of Directors to determine the eligibility of such candidate for nomination to be an independent director of the Corporation in accordance with the Corporation’s Corporate Governance Guidelines.

(iii) A candidate for nomination as a director shall further update and supplement the materials delivered pursuant to this Section 2.6, if necessary, so that the information provided or required to be provided pursuant to this Section 2.6 shall be true and correct as of the record date for stockholders entitled to vote at the meeting and as of the date that is 10 business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, the Secretary at the principal executive offices of the Corporation (or any other office specified by the Corporation in any public announcement) not later than five business days after the record date for stockholders entitled to vote at the meeting (in the case of the update and supplement required to be made as of such record date), and not later than eight business days prior to the date for the meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of 10 business days prior to the meeting or any adjournment or postponement thereof). For the avoidance of doubt, the obligation to update and supplement as set forth in this paragraph or any other Section of these Bylaws shall not limit the Corporation’s rights with respect to any deficiencies in any notice provided by a stockholder, extend any applicable deadlines hereunder or enable or be deemed to permit a stockholder who has previously submitted notice hereunder to amend or update any proposal or to submit any new proposal, including by changing or adding nominees, matters, business or resolutions proposed to be brought before a meeting of the stockholders.

(iv) No candidate shall be eligible for nomination as a director of the Corporation unless such candidate for nomination and the Nominating Person seeking to place such candidate’s name in nomination has complied with Section 2.5 and this Section 2.6, as applicable. The presiding officer at the meeting shall, if the facts warrant, determine that a nomination was not properly made in accordance with Section 2.5 and this Section 2.6, and if he or she should so determine, he or she shall so declare such determination to the meeting, the defective nomination shall be disregarded and any ballots cast for the candidate in question (but in the case of any form of ballot listing other qualified nominees, only the ballots cast for the nominee in question) shall be void and of no force or effect.

(v) Notwithstanding anything in these Bylaws to the contrary, no candidate for nomination shall be eligible to be seated as a director of the Corporation unless nominated and elected in accordance with Section 2.5 and this Section 2.6.

2.7 Notice of Stockholders’ Meetings.

Unless otherwise provided by law, the Certificate of Incorporation or these bylaws, the notice of any meeting of stockholders shall be sent or otherwise given in accordance with Section 8.1 of these bylaws not less than 10 nor more than 60 days before the date of the meeting to each stockholder entitled to vote at such meeting. The notice shall specify the place, if any, date and time of the meeting, the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called.

2.8 Quorum.

Unless otherwise provided by law, the Certificate of Incorporation or these bylaws, the holders of a majority in voting power of the stock issued and outstanding and entitled to vote, present in person, or by remote communication, if applicable, or represented by proxy, shall constitute a quorum for the transaction of business at all meetings of the stockholders. A quorum, once established at a meeting, shall not be broken by the withdrawal of enough votes to leave less than a quorum. If, however, a quorum is not present or represented at any meeting of the stockholders, then either (i) the person presiding over the meeting or (ii) a majority in voting power of the stockholders entitled to vote at the meeting, present in person, or by remote communication, if applicable, or represented by proxy, shall have power to recess the meeting or adjourn the meeting from time to time in the manner provided in Section 2.9 of these bylaws until a quorum is present or represented. At any recessed or adjourned meeting at which a quorum is present or represented, any business may be transacted that might have been transacted at the meeting as originally noticed.

2.9 Adjourned Meeting; Notice.

When a meeting is adjourned to another time or place, unless these bylaws otherwise require, notice need not be given of the adjourned meeting if the time, place, if any, thereof, and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken. At any adjourned meeting, the Corporation may transact any business which might have been transacted at the original meeting. If the adjournment is for more than 30 days, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. If after the adjournment a new record date for determination of stockholders entitled to vote is fixed for the adjourned meeting, the Board shall fix as the record date for determining stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote at the adjourned meeting, and shall give notice of the adjourned meeting to each stockholder of record entitled to vote at such meeting as of the record date so fixed for notice of such adjourned meeting.

2.10 Conduct of Business.

The date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote at a meeting shall be announced at the meeting by the person presiding over the meeting. The Board may adopt by resolution such rules and regulations for the conduct of the meeting of stockholders as it shall deem appropriate. Except to the extent inconsistent with such rules and regulations as adopted by the Board, the person presiding over any meeting of stockholders shall have the right and authority to convene and (for any or no reason) to recess and/or adjourn the meeting, to prescribe such rules, regulations and procedures (which need not be in writing) and to do all such acts as, in the judgment of such presiding person, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board or prescribed by the person presiding over the meeting, may include, without limitation, the following: (i) the establishment of an agenda or order of business for the meeting; (ii) rules and procedures for maintaining order at the meeting and the safety of those present (including, without limitation, rules and procedures for removal of disruptive persons from the meeting); (iii) limitations on attendance at or participation in the meeting to stockholders entitled to vote at the meeting, their duly authorized and constituted proxies or such other persons as the person presiding over the meeting shall determine; (iv) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (v) limitations on the time allotted to questions or comments by participants. The presiding person at any meeting of stockholders, in addition to making any other determinations that may be appropriate to the conduct of the meeting (including, without limitation, determinations with respect to the administration and/or interpretation of any of the rules, regulations or procedures of the meeting, whether adopted by the Board or prescribed by the person presiding over the meeting), shall, if the facts warrant, determine and declare to the meeting that a matter of business was not properly brought before the meeting and if such presiding person should so determine, such presiding person shall so declare to the meeting and any such matter or business not properly brought before the meeting shall not be transacted or considered. Unless and to the extent determined by the Board or the person presiding over the meeting, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure.

2.11 Voting.

Except as may be otherwise provided in the Certificate of Incorporation, these bylaws or the DGCL, each stockholder shall be entitled to one vote for each share of capital stock held by such stockholder.

Except as otherwise provided by the Certificate of Incorporation, at all duly called or convened meetings of stockholders at which a quorum is present, for the election of directors, a plurality of the votes cast shall be sufficient to elect a director. Except as otherwise provided by the Certificate of Incorporation, these bylaws, the rules or regulations of any stock exchange applicable to the Corporation, or applicable law or pursuant to any regulation applicable to the Corporation or its securities, each other matter presented to the stockholders at a duly called or convened meeting at which a quorum is present shall be decided by the affirmative vote of the holders of a majority in voting power of the votes cast (excluding abstentions and broker non-votes) on such matter.

2.12 Record Date for Stockholder Meetings and Other Purposes.

In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and which record date shall, unless otherwise required by law, not be more than 60 days nor less than 10 days before the date of such meeting. If the Board so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination. If no record date is fixed by the Board, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be the close of business on the next day preceding the day on which notice is first given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board may fix a new record date for determination of stockholders entitled to vote at the adjourned meeting; and in such case shall also fix as the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote in accordance herewith at the adjourned meeting.

In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment or any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of capital stock, or for the purposes of any other lawful action, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than 60 days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board adopts the resolution relating thereto.

2.13 Proxies.

Each stockholder entitled to vote at a meeting of stockholders may authorize another person or persons to act for such stockholder by proxy authorized by an instrument in writing or by a transmission permitted by law filed in accordance with the procedure established for the meeting, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. The revocability of a proxy that states on its face that it is irrevocable shall be governed by the provisions of Section 212 of the DGCL. A proxy may be in the form of an electronic transmission that sets forth or is submitted with information from which it can be determined that the transmission was authorized by the stockholder.

2.14 List of Stockholders Entitled to Vote.

The Corporation shall prepare, at least 10 days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting (provided, however, that if the record date for determining the stockholders entitled to vote is less than 10 days before the date of the meeting, the list shall reflect the stockholders entitled to vote as of the tenth day before the meeting date), arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. The Corporation shall not be required to include electronic mail addresses or other electronic contact information on such list. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting for a period of at least 10 days prior to the meeting: (i) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (ii) during ordinary business hours, at the Corporation’s principal executive office. In the event that the Corporation determines to make the list available on an electronic network, the Corporation may take reasonable steps to ensure that such information is available only to stockholders of the Corporation. If the meeting is to be held at a place, then the list shall be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present. If the meeting is to be held solely by means of remote communication, then the list shall also be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of the meeting. Such list shall presumptively determine the identity of the stockholders entitled to vote at the meeting and the number of shares held by each of them. Except as otherwise provided by law, the stock ledger shall be the only evidence as to who are the stockholders entitled to examine the list of stockholders required by this Section 2.14 or to vote in person or by proxy at any meeting of stockholders.

2.15 Inspectors of Election.

Before any meeting of stockholders, the Corporation shall appoint an inspector or inspectors of election to act at the meeting or its adjournment and make a written report thereof. The Corporation may designate one or more persons as alternate inspectors to replace any inspector who fails to act. If any person appointed as inspector or any alternate fails to appear or fails or refuses to act, then the person presiding over the meeting shall appoint a person to fill that vacancy.

Such inspectors shall:

(i) determine the number of shares outstanding and the voting power of each, the number of shares represented at the meeting and the validity of any proxies and ballots;

(ii) count all votes or ballots;

(iii) count and tabulate all votes;

(iv) determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspector(s); and

(v) certify its or their determination of the number of shares represented at the meeting and its or their count of all votes and ballots.

Each inspector, before entering upon the discharge of the duties of inspector, shall take and sign an oath faithfully to execute the duties of inspection with strict impartiality and according to the best of such inspector’s ability. Any report or certificate made by the inspectors of election is prima facie evidence of the facts stated therein. The inspectors of election may appoint such persons to assist them in performing their duties as they determine.

2.16 Delivery to the Corporation.

Whenever this Article II requires one or more persons (including a record or beneficial owner of stock) to deliver a document or information to the Corporation or any officer, employee or agent thereof (including any notice, request, questionnaire, revocation, representation or other document or agreement), such document or information shall be in writing exclusively (and not in an electronic transmission) and shall be delivered exclusively by hand (including, without limitation, overnight courier service) or by certified or registered mail, return receipt requested, and the Corporation shall not be required to accept delivery of any document not in such written form or so delivered. For the avoidance of doubt, the Corporation expressly opts out of Section 116 of the DGCL with respect to the delivery of information and documents to the Corporation required by this Article II.

Article III - Directors

3.1 Powers.

Except as otherwise provided by the Certificate of Incorporation or the DGCL, the business and affairs of the Corporation shall be managed by or under the direction of the Board.

3.2 Number of Directors.

Subject to the Certificate of Incorporation, the total number of directors constituting the Board shall be determined from time to time by resolution of the Board. No reduction of the authorized number of directors shall have the effect of removing any director before that director’s term of office expires.

3.3 Election, Qualification and Term of Office of Directors.

Except as provided in Section 3.4 of these bylaws, and subject to the Certificate of Incorporation, each director, including a director elected to fill a vacancy or newly created directorship, shall hold office until the expiration of the term of the class, if any, for which elected and until such director’s successor is elected and qualified or until such director’s earlier death, resignation, disqualification or removal in accordance with the Certificate of Incorporation. Directors need not be stockholders. The Certificate of Incorporation or these bylaws may prescribe qualifications for directors.

3.4 Resignation and Vacancies.

Any director may resign at any time upon notice given in writing or by electronic transmission to the Corporation. The resignation shall take effect at the time specified therein or upon the happening of an event specified therein, and if no time or event is specified, at the time of its receipt. When one or more directors so resigns and the resignation is effective at a future date or upon the happening of an event to occur on a future date, a majority of the directors then in office, including those who have so resigned, shall have power to fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations shall become effective, and each director so chosen shall hold office as provided in Section 3.3.

Unless otherwise provided in the Certificate of Incorporation or these bylaws, vacancies resulting from the death, resignation, disqualification or removal of any director, and newly created directorships resulting from any increase in the authorized number of directors shall be filled only by a majority of the directors then in office, although less than a quorum, or by a sole remaining director.

3.5 Place of Meetings; Meetings by Telephone.

The Board may hold meetings, both regular and special, either within or outside the State of Delaware.

Unless otherwise restricted by the Certificate of Incorporation or these bylaws, members of the Board, or any committee designated by the Board, may participate in a meeting of the Board, or any committee, by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting pursuant to this bylaw shall constitute presence in person at the meeting.

3.6 Regular Meetings.

Regular meetings of the Board may be held within or outside the State of Delaware and at such time and at such place as which has been designated by the Board and publicized among all directors, either orally or in writing, by telephone, including a voice-messaging system or other system designed to record and communicate messages, facsimile, telegraph or telex, or by electronic mail or other means of electronic transmission. No further notice shall be required for regular meetings of the Board.

3.7 Special Meetings; Notice.

Special meetings of the Board for any purpose or purposes may be called at any time by the Chairperson of the Board, the Chief Executive Officer, the President, the Secretary or a majority of the total number of directors constituting the Board.

Notice of the time and place of special meetings shall be:

(i) delivered personally by hand, by courier or by telephone;

(ii) sent by United States first-class mail, postage prepaid;

(iii) sent by facsimile or electronic mail; or

(iv) sent by other means of electronic transmission,

directed to each director at that director’s address, telephone number, facsimile number or electronic mail address, or other address for electronic transmission, as the case may be, as shown on the Corporation’s records.

If the notice is (i) delivered personally by hand, by courier or by telephone, (ii) sent by facsimile or electronic mail, or (iii) sent by other means of electronic transmission, it shall be delivered or sent at least

24 hours before the time of the holding of the meeting. If the notice is sent by U.S. mail, it shall be deposited in the U.S. mail at least four days before the time of the holding of the meeting. The notice need not specify the place of the meeting (if the meeting is to be held at the Corporation’s principal executive office) nor the purpose of the meeting.

3.8 Quorum.

At all meetings of the Board, unless otherwise provided by the Certificate of Incorporation, a majority of the total number of directors shall constitute a quorum for the transaction of business. The vote of a majority of the directors present at any meeting at which a quorum is present shall be the act of the Board, except as may be otherwise specifically provided by statute, the Certificate of Incorporation or these bylaws. If a quorum is not present at any meeting of the Board, then the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present.

3.9 Board Action without a Meeting.

Unless otherwise restricted by the Certificate of Incorporation or these bylaws, any action required or permitted to be taken at any meeting of the Board, or of any committee thereof, may be taken without a meeting if all members of the Board or committee, as the case may be, consent thereto in writing or by electronic transmission. After an action is taken, the consent or consents relating thereto shall be filed with the minutes of the proceedings of the Board, or the committee thereof, in the same paper or electronic form as the minutes are maintained. Such action by written consent or consent by electronic transmission shall have the same force and effect as a unanimous vote of the Board.

3.10 Fees and Compensation of Directors.

Unless otherwise restricted by the Certificate of Incorporation or these bylaws, the Board shall have the authority to fix the compensation, including fees and reimbursement of expenses, of directors for services to the Corporation in any capacity.

Article IV - Committees

4.1 Committees of Directors.

The Board may designate one or more committees, each committee to consist, of one or more of the directors of the Corporation. The Board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent provided in the resolution of the Board or in these bylaws, shall have and may exercise all the powers and authority of the Board in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers that may require it; but no such committee shall have the power or authority to (i) approve or adopt, or recommend to the stockholders, any action or matter expressly required by the DGCL to be submitted to stockholders for approval, or (ii) adopt, amend or repeal any bylaw of the Corporation.

4.2 Meetings and Actions of Committees.

Meetings and actions of committees shall be governed by, and held and taken in accordance with, the provisions of:

(i) Section 3.5 (place of meetings; meetings by telephone);

(ii) Section 3.6 (regular meetings);

(iii) Section 3.7 (special meetings; notice);

(iv) Section 3.9 (board action without a meeting); and

(v) Section 7.14 (waiver of notice),

with such changes in the context of those bylaws as are necessary to substitute the committee and its members for the Board and its members. However:

(i) the time of regular meetings of committees may be determined either by resolution of the Board or by resolution of the committee;

(ii) special meetings of committees may also be called by resolution of the Board or the chairperson of the applicable committee; and

(iii) the Board may adopt rules for the governance of any committee to override the provisions that would otherwise apply to the committee pursuant to this Section 4.2, provided that such rules do not violate the provisions of the Certificate of Incorporation or applicable law.

4.3 Subcommittees.

Unless otherwise provided in the Certificate of Incorporation, these bylaws, the resolutions of the Board designating the committee or the charter of such committee adopted by the Board, a committee may create one or more subcommittees, each subcommittee to consist of one or more members of the committee, and delegate to a subcommittee any or all of the powers and authority of the committee.

Article V - Officers

5.1 Officers.

The officers of the Corporation shall include a Chief Executive Officer, a President and a Secretary. The Corporation may also have, at the discretion of the Board, a Chairperson of the Board, a Vice Chairperson of the Board, a Chief Financial Officer, a Treasurer, one or more Vice Presidents, one or more Assistant Vice Presidents, one or more Assistant Treasurers, one or more Assistant Secretaries, and any such other officers as may be appointed in accordance with the provisions of these bylaws. Any number of offices may be held by the same person. No officer need be a stockholder or director of the Corporation.

5.2 Appointment of Officers.

The Board shall appoint the officers of the Corporation, except such officers as may be appointed in accordance with the provisions of Section 5.3 of these bylaws.

5.3 Subordinate Officers.

The Board may appoint, or empower the Chief Executive Officer or, in the absence of a Chief Executive Officer, the President, to appoint, such other officers and agents as the business of the Corporation may require. Each of such officers and agents shall hold office for such period, have such authority, and perform such duties as are provided in these bylaws or as the Board may from time to time determine.

5.4 Removal and Resignation of Officers.

Subject to the rights, if any, of an officer under any contract of employment, any officer may be removed, either with or without cause, by the Board or, except in the case of an officer chosen by the Board, by any officer upon whom such power of removal may be conferred by the Board.

Any officer may resign at any time by giving written notice to the Corporation. Any resignation shall take effect at the date of the receipt of that notice or at any later time specified in that notice. Unless otherwise specified in the notice of resignation, the acceptance of the resignation shall not be necessary to make it effective. Any resignation is without prejudice to the rights, if any, of the Corporation under any contract to which the officer is a party.

5.5 Vacancies in Offices.

Any vacancy occurring in any office of the Corporation shall be filled as provided in Section 5.2 or Section 5.3, as applicable.

5.6 Representation of Shares of Other Corporations.

The Chairperson of the Board, the Chief Executive Officer or the President of this Corporation, or any other person authorized by the Board, the Chief Executive Officer or the President, is authorized to vote, represent and exercise on behalf of this Corporation all rights incident to any and all shares or voting securities of any other corporation or other person standing in the name of this Corporation. The authority granted herein may be exercised either by such person directly or by any other person authorized to do so by proxy or power of attorney duly executed by such person having the authority.

5.7 Authority and Duties of Officers.

All officers of the Corporation shall respectively have such authority and perform such duties in the management of the business of the Corporation as may be provided herein or designated from time to time by the Board and, to the extent not so provided, as generally pertain to their respective offices, subject to the control of the Board.

5.8 Compensation.

The compensation of the officers of the Corporation for their services as such shall be fixed from time to time by or at the direction of the Board. An officer of the Corporation shall not be prevented from receiving compensation by reason of the fact that he or she is also a director of the Corporation.

Article VI - Records

A stock ledger consisting of one or more records in which the names of all of the Corporation’s stockholders of record, the address and number of shares registered in the name of each such stockholder, and all issuances and transfers of stock of the corporation are recorded in accordance with Section 224 of the DGCL shall be administered by or on behalf of the Corporation. Any records administered by or on behalf of the Corporation in the regular course of its business, including its stock ledger, books of account, and minute books, may be kept on, or by means of, or be in the form of, any information storage device, or method, or one or more electronic networks or databases (including one or more distributed electronic networks or databases), provided that the records so kept can be converted into clearly legible paper form within a reasonable time and, with respect to the stock ledger, that the records so kept (i) can be used to prepare the list of stockholders specified in Sections 219 and 220 of the DGCL, (ii) record the information specified in Sections 156, 159, 217(a) and 218 of the DGCL, and (iii) record transfers of stock as governed by Article 8 of the Uniform Commercial Code as adopted in the State of Delaware.

Article VII - General Matters

7.1 Execution of Corporate Contracts and Instruments.

The Board, except as otherwise provided in these bylaws, may authorize any officer or officers, or agent or agents, to enter into any contract or execute any instrument in the name of and on behalf of the Corporation; such authority may be general or confined to specific instances.

7.2 Stock Certificates.

The shares of the Corporation shall be represented by certificates, provided that the Board by resolution may provide that some or all of the shares of any class or series of stock of the Corporation shall be uncertificated. Certificates for the shares of stock, if any, shall be in such form as is consistent with the Certificate of Incorporation and applicable law. Every holder of stock represented by a certificate shall be entitled to have a certificate signed by, or in the name of the Corporation by, any two officers authorized to sign stock certificates representing the number of shares registered in certificate form. The Chairperson or Vice Chairperson of the Board, Chief Executive Officer, the President, the Treasurer, any Assistant Treasurer, the Secretary or any Assistant Secretary of the Corporation shall be specifically authorized to sign stock certificates. Any or all of the signatures on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate has ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if he or she were such officer, transfer agent or registrar at the date of issue.

The Corporation may issue the whole or any part of its shares as partly paid and subject to call for the remainder of the consideration to be paid therefor. Upon the face or back of each stock certificate issued to represent any such partly paid shares, or upon the books and records of the Corporation in the case of uncertificated partly paid shares, the total amount of the consideration to be paid therefor and the amount paid thereon shall be stated. Upon the declaration of any dividend on fully paid shares, the Corporation shall declare a dividend upon partly paid shares of the same class, but only upon the basis of the percentage of the consideration actually paid thereon.

7.3 Special Designation of Certificates.

If the Corporation is authorized to issue more than one class of stock or more than one series of any class, then the powers, the designations, the preferences and the relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights shall be set forth in full or summarized on the face or on the back of the certificate that the Corporation shall issue to represent such class or series of stock (or, in the case of uncertificated shares, set forth in a notice provided pursuant to Section 151 of the DGCL); provided, however, that except as otherwise provided in Section 202 of the DGCL, in lieu of the foregoing requirements, there may be set forth on the face of back of the certificate that the Corporation shall issue to represent such class or series of stock (or, in the case of any uncertificated shares, included in the aforementioned notice) a statement that the Corporation will furnish without charge to each stockholder who so requests the powers, the designations, the preferences and the relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights.

7.4 Lost Certificates.

Except as provided in this Section 7.4, no new certificates for shares shall be issued to replace a previously issued certificate unless the latter is surrendered to the Corporation and cancelled at the same time. The Corporation may issue a new certificate of stock or uncertificated shares in the place of any certificate theretofore issued by it, alleged to have been lost, stolen or destroyed, and the Corporation may require the owner of the lost, stolen or destroyed certificate, or such owner’s legal representative, to give the Corporation a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate or uncertificated shares.

7.5 Shares Without Certificates

The Corporation may adopt a system of issuance, recordation and transfer of its shares of stock by electronic or other means not involving the issuance of certificates, provided the use of such system by the Corporation is permitted in accordance with applicable law.

7.6 Construction; Definitions.

Unless the context requires otherwise, the general provisions, rules of construction and definitions in the DGCL shall govern the construction of these bylaws. Without limiting the generality of this provision, the singular number includes the plural and the plural number includes the singular.

7.7 Dividends.

The Board, subject to any restrictions contained in either (i) the DGCL or (ii) the Certificate of Incorporation, may declare and pay dividends upon the shares of its capital stock. Dividends may be paid in cash, in property or in shares of the Corporation’s capital stock.

The Board may set apart out of any of the funds of the Corporation available for dividends a reserve or reserves for any proper purpose and may abolish any such reserve. Such purposes shall include but not be limited to equalizing dividends, repairing or maintaining any property of the Corporation, and meeting contingencies.

7.8 Fiscal Year.

The fiscal year of the Corporation shall be fixed by resolution of the Board and may be changed by the Board.

7.9 Seal.

The Corporation may adopt a corporate seal, which shall be adopted and which may be altered by the Board. The Corporation may use the corporate seal by causing it or a facsimile thereof to be impressed or affixed or in any other manner reproduced.

7.10 Transfer of Stock.

Subject to the restrictions set forth in Section 7.12, shares of stock of the Corporation shall be transferred on the books of the Corporation only by the holder of record thereof or by such holder’s attorney duly authorized in writing, upon surrender to the Corporation of the certificate or certificates representing such shares endorsed by the appropriate person or persons (or by delivery of duly executed instructions with respect to uncertificated shares), with such evidence of the authenticity of such endorsement or execution, transfer, authorization and other matters as the Corporation may reasonably require, and accompanied by all necessary stock transfer stamps. No transfer of stock shall be valid as against the Corporation for any purpose until it shall have been entered in the stock records of the Corporation by an entry showing the names of the persons from and to whom it was transferred.

7.11 Stock Transfer Agreements.

The Corporation shall have power to enter into and perform any agreement with any number of stockholders of any one or more classes or series of stock of the Corporation to restrict the transfer of shares of stock of the

Corporation of any one or more classes owned by such stockholders in any manner not prohibited by the DGCL or other applicable law.

7.12 Lock-Up.

(i) Subject to Section 7.12(ii), the holders (the “Lock-up Holders”) of common stock of the Corporation issued (a) as consideration pursuant to the merger of Beam Merger Sub, Inc., a Delaware corporation, with and into Ouster, Inc., a Delaware corporation (the “Ouster Transaction”) or (b) to directors, officers and employees of the Corporation upon the settlement or exercise of restricted stock units, stock options or other equity awards outstanding as of immediately following the closing of the Ouster Transaction in respect of awards of Ouster, Inc. outstanding immediately prior to the closing of the Ouster Transaction (excluding, for the avoidance of doubt, the Acquiror Warrants (as defined in the Agreement and Plan of Merger entered into by and among the Corporation, Ouster, Inc. and Beam Merger Sub, Inc., dated as of December 21, 2020, as amended from time to time, the “Merger Agreement”)) (such shares referred to in Section 7.12(i)(b), the “Ouster Equity Award Shares”), may not Transfer any Lock-up Shares until the end of the Lock-up Period (the “Lock-up”).

(ii) Notwithstanding the provisions set forth in Section 7.12(i), the Lock-up Holders or their respective Permitted Transferees may Transfer the Lock-up Shares during the Lock-up Period (a) to (i) the Corporation’s officers or directors, (ii) any affiliates or family members of the Corporation’s officers or directors, or (iii) the other Lock-up Holders or any direct or indirect partners, members or equity holders of the Lock-up Holders, any affiliates of the Lock-up Holders or any related investment funds or vehicles controlled or managed by such persons or entities or their respective affiliates; (b) in the case of an individual, by gift to a member of the individual’s immediate family or to a trust, the beneficiary of which is a member of the individual’s immediate family or an affiliate of such person or entity, or to a charitable organization; (c) in the case of an individual, by virtue of laws of descent and distribution upon death of the individual; (d) in the case of an individual, pursuant to a qualified domestic relations order; (e) in connection with any bona fide mortgage, encumbrance or pledge to a financial institution in connection with any bona fide loan or debt transaction or enforcement thereunder, including foreclosure thereof; (f) to the Corporation; or (g) in connection with a liquidation, merger, stock exchange, reorganization, tender offer approved by the Board or a duly authorized committee thereof or other similar transaction which results in all of the Corporation’s stockholders having the right to exchange their shares of common stock for cash, securities or other property subsequent to the closing date of the Ouster Transaction.

(iii) Notwithstanding the other provisions set forth in this Section 7.12, the Board may, in its sole discretion, determine to waive, amend, or repeal the Lock-up obligations set forth herein; provided, that, any such waiver, amendment or repeal shall require, in addition to any other vote of the members of the Board of Directors required to take such action pursuant to these bylaws or applicable law, the affirmative vote of the director that has been designated by the Acquiror (as defined by the Merger Agreement).

(iv) For purposes of this Section 7.12:

(a) the term “Lock-up Period” means the period beginning on the closing date of the Ouster Transaction and ending on the date that is 180 days after the closing date of the Ouster Transaction;

(b) the term “Lock-up Shares” means the shares of common stock held by the Lock-up Holders immediately following the closing of the Ouster Transaction (other than shares of common stock acquired in the public market or pursuant to a transaction exempt from registration under the Securities Act of 1933, as amended, pursuant to a subscription agreement where the issuance of common stock occurs on or after the closing of the Ouster Transaction) and the Ouster Equity Award Shares;

(c) the term “Permitted Transferees” means, prior to the expiration of the Lock-up Period, any person or entity to whom such Lock-up Holder is permitted to transfer such shares of common stock prior to the expiration of the Lock-up Period pursuant to Section 7.12(ii); and

(d) the term “Transfer” means the (a) sale or assignment of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any security, (b) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (c) public announcement of any intention to effect any transaction specified in clause (a) or (b).

7.13 Registered Stockholders.

The Corporation:

(i) shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends and to vote as such owner; and

(ii) shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of another person, whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of the State of Delaware.

7.14 Waiver of Notice.

Whenever notice is required to be given under any provision of the DGCL, the Certificate of Incorporation or these bylaws, a written waiver, signed by the person entitled to notice, or a waiver by electronic transmission by the person entitled to notice, whether before or after the time of the event for which notice is to be given, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the stockholders need be specified in any written waiver of notice or any waiver by electronic transmission unless so required by the Certificate of Incorporation or these bylaws.

Article VIII - Notice

8.1 Delivery of Notice; Notice by Electronic Transmission.

Without limiting the manner by which notice otherwise may be given effectively to stockholders, any notice to stockholders given by the Corporation under any provisions of the DGCL, the Certificate of Incorporation, or these bylaws may be given in writing directed to the stockholder’s mailing address (or by electronic transmission directed to the stockholder’s electronic mail address, as applicable) as it appears on the records of the Corporation and shall be given (1) if mailed, when the notice is deposited in the U.S. mail, postage prepaid, (2) if delivered by courier service, the earlier of when the notice is received or left at such stockholder’s address or (3) if given by electronic mail, when directed to such stockholder’s electronic mail address unless the stockholder has notified the Corporation in writing or by electronic transmission of an objection to receiving notice by electronic mail. A notice by electronic mail must include a prominent legend that the communication is an important notice regarding the Corporation.

Without limiting the manner by which notice otherwise may be given effectively to stockholders, any notice to stockholders given by the Corporation under any provision of the DGCL, the Certificate of Incorporation or these bylaws shall be effective if given by a form of electronic transmission consented to by the stockholder to whom the notice is given. Any such consent shall be revocable by the stockholder by written notice or electronic transmission to the Corporation. Notwithstanding the provisions of this paragraph, the Corporation may give a notice by electronic mail in accordance with the first paragraph of this section without obtaining the consent required by this paragraph.

Any notice given pursuant to the preceding paragraph shall be deemed given:

(i) if by facsimile telecommunication, when directed to a number at which the stockholder has consented to receive notice;

(ii) if by a posting on an electronic network together with separate notice to the stockholder of such specific posting, upon the later of (A) such posting and (B) the giving of such separate notice; and

(iii) if by any other form of electronic transmission, when directed to the stockholder.

Notwithstanding the foregoing, a notice may not be given by an electronic transmission from and after the time that (1) the Corporation is unable to deliver by such electronic transmission two consecutive notices given by the Corporation and (2) such inability becomes known to the Secretary or an Assistant Secretary of the Corporation or to the transfer agent, or other person responsible for the giving of notice, provided, however, the inadvertent failure to discover such inability shall not invalidate any meeting or other action.

An affidavit of the Secretary or an Assistant Secretary or of the transfer agent or other agent of the Corporation that the notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein.

Article IX - Indemnification

9.1 Power to Indemnify in Actions, Suits or Proceedings other than Those by or in the Right of the Corporation.

Subject to Section 9.3, the Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation), by reason of the fact that such person is or was a director or officer of the Corporation, or is or was a director or officer of the Corporation serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that such person’s conduct was unlawful.

9.2 Power to Indemnify in Actions, Suits or Proceedings by or in the Right of the Corporation.

Subject to Section 9.3, the Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that such person is or was a director or officer of the Corporation, or is or was a director or officer of the Corporation serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation; except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

9.3 Authorization of Indemnification.

Any indemnification under this Article IX (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the present or former director or officer is proper in the circumstances because such person has met the applicable standard of conduct set forth in Section 9.1 or Section 9.2, as the case may be. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (i) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (ii) by a committee of such directors designated by a majority vote of such directors, even though less than a quorum, or (iii) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion or (iv) by the stockholders. Such determination shall be made, with respect to former directors and officers, by any person or persons having the authority to act on the matter on behalf of the Corporation. To the extent, however, that a present or former director or officer of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding described above, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith, without the necessity of authorization in the specific case.

9.4 Good Faith Defined.

For purposes of any determination under Section 9.3, a person shall be deemed to have acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation, or, with respect to any criminal action or proceeding, to have had no reasonable cause to believe such person’s conduct was unlawful, if such person’s action is based on the records or books of account of the Corporation or another enterprise, or on information supplied to such person by the officers of the Corporation or another enterprise in the course of their duties, or on the advice of legal counsel for the Corporation or another enterprise or on information or records given or reports made to the Corporation or another enterprise by an independent certified public accountant or by an appraiser or other expert selected with reasonable care by the Corporation or another enterprise. The provisions of this Section 9.4 shall not be deemed to be exclusive or to limit in any way the circumstances in which a person may be deemed to have met the applicable standard of conduct set forth in Section 9.1 or 9.2, as the case may be.

9.5 Indemnification by a Court.

Notwithstanding any contrary determination in the specific case under Section 9.3, and notwithstanding the absence of any determination thereunder, any director or officer may apply to the Court of Chancery of the State of Delaware or any other court of competent jurisdiction in the State of Delaware for indemnification to the extent otherwise permissible under Section 9.1 or 9.2. The basis of such indemnification by a court shall be a determination by such court that indemnification of the director or officer is proper in the circumstances because such person has met the applicable standard of conduct set forth in Section 9.1 or Section 9.2, as the case may be. Neither a contrary determination in the specific case under Section 9.3 nor the absence of any determination thereunder shall be a defense to such application or create a presumption that the director or officer seeking indemnification has not met any applicable standard of conduct. Notice of any application for indemnification pursuant to this Article IX shall be given to the Corporation promptly upon the filing of such application. If successful, in whole or in part, the director or officer seeking indemnification shall also be entitled to be paid the expense of prosecuting such application.

9.6 Expenses Payable in Advance.

Expenses (including attorneys’ fees) incurred by a director or officer in defending any civil, criminal, administrative or investigative action, suit or proceeding shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the Corporation as authorized in this Article IX. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the Corporation deems appropriate.

9.7 Nonexclusivity of Indemnification and Advancement of Expenses.

The indemnification and advancement of expenses provided by, or granted pursuant to, this Article IX shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under the Certificate of Incorporation, these By-Laws, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office, it being the policy of the Corporation that indemnification of the persons specified in Section 9.1 or 9.2 shall be made to the fullest extent permitted by law. The provisions of this Article IX shall not be deemed to preclude the indemnification of any person who is not specified in Section 9.1 or Section 9.2 but whom the Corporation has the power or obligation to indemnify under the provisions of the DGCL, or otherwise.

9.8 Insurance.

The Corporation may purchase and maintain insurance on behalf of any person who is or was a director or officer of the Corporation, or is or was a director or officer of the Corporation serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Corporation would have the power or the obligation to indemnify such person against such liability under the provisions of this Article IX.

9.9 Certain Definitions.

For purposes of this Article IX, references to “the Corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors or officers, so that any person who is or was a director or officer of such constituent corporation, or is or was a director or officer of such constituent corporation serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Article IX with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued. The term “another enterprise” as used in this Article IX shall mean any other corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise of which such person is or was serving at the request of the Corporation as a director, officer, employee or agent. For purposes of this Article IX, references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to “serving at the request of the Corporation” shall include any service as a director, officer, employee or agent of the Corporation which imposes duties on, or involves services by, such director or officer with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the Corporation” as referred to in this Article IX.

9.10 Survival of Indemnification and Advancement of Expenses.

The indemnification and advancement of expenses provided by, or granted pursuant to, this Article IX shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs, executors and administrators of such a person.

9.11 Limitation on Indemnification.

Notwithstanding anything contained in this Article IX to the contrary, except for proceedings to enforce rights to indemnification (which shall be governed by Section 9.5), the Corporation shall not be obligated to indemnify any director or officer (or his or her heirs, executors or personal or legal representatives) or advance expenses in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the Board of Directors of the Corporation.

9.12 Indemnification of Employees and Agents.

The Corporation may, to the extent authorized from time to time by the Board of Directors, provide rights to indemnification and to the advancement of expenses to employees and agents of the Corporation similar to those conferred in this Article IX to directors and officers of the Corporation.

9.13 Primacy of Indemnification.

Notwithstanding that a director, officer, employee or agent of the Corporation (collectively, the “Covered Persons”) may have certain rights to indemnification, advancement of expenses and/or insurance provided by other persons (collectively, the “Other Indemnitors”), with respect to the rights to indemnification, advancement of expenses and/or insurance set forth herein, the Corporation: (i) shall be the indemnitor of first resort (i.e., its obligations to Covered Persons are primary and any obligation of the Other Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by Covered Persons are secondary); and (ii) shall be required to advance the full amount of expenses incurred by Covered Persons and shall be liable for the full amount of all liabilities, without regard to any rights Covered Persons may have against any of the Other Indemnitors. No advancement or payment by the Other Indemnitors on behalf of Covered Persons with respect to any claim for which Covered Persons have sought indemnification from the Corporation shall affect the immediately preceding sentence, and the Other Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of Covered Persons against the Corporation. Notwithstanding anything to the contrary herein, the obligations of the Corporation under this Section 9.13 shall only apply to Covered Persons in their capacity as Covered Persons.

Article X - Amendments

The Board is expressly empowered to adopt, amend or repeal the bylaws of the Corporation. The stockholders also shall have power to adopt, amend or repeal the bylaws of the Corporation; provided, however, that such action by stockholders shall require, in addition to any other vote required by the Certificate of Incorporation or applicable law, the affirmative vote of the holders of at least two-thirds of the voting power of all the then-outstanding shares of voting stock of the Corporation with the power to vote generally in an election of directors, voting together as a single class; provided, that, any such waiver, amendment or repeal of any of the obligations contemplated by Section 7.12(iii) shall require, in addition to any other vote of the members of the Board of Directors required to take such action pursuant to these bylaws or applicable law, the affirmative vote of the director that has been designated by the Acquiror (as defined by the Merger Agreement).

Article XI - Definitions

As used in these bylaws, unless the context otherwise requires, the following terms shall have the following meanings:

An “electronic transmission” means any form of communication, not directly involving the physical transmission of paper, including the use of, or participation in, one or more electronic networks or databases (including one or more distributed electronic networks or databases), that creates a record that may be retained, retrieved and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process.

An “electronic mail” means an electronic transmission directed to a unique electronic mail address (which electronic mail shall be deemed to include any files attached thereto and any information hyperlinked to a website if such electronic mail includes the contact information of an officer or agent of the Corporation who is available to assist with accessing such files and information).

An “electronic mail address” means a destination, commonly expressed as a string of characters, consisting of a unique user name or mailbox (commonly referred to as the “local part” of the address) and a reference to an internet domain (commonly referred to as the “domain part” of the address), whether or not displayed, to which electronic mail can be sent or delivered.

The term “person” means any individual, general partnership, limited partnership, limited liability company, corporation, trust, business trust, joint stock company, joint venture, unincorporated association, cooperative or association or any other legal entity or organization of whatever nature, and shall include any successor (by merger or otherwise) of such entity.

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Annex D

Execution Form

VOTING AND SUPPORT AGREEMENT

This VOTING AND SUPPORT AGREEMENT (this “Agreement”) is entered into as of November 4, 2022, by and between Ouster, Inc., a Delaware corporation (“Ouster”), and the undersigned stockholder (the “Stockholder”) of Velodyne Lidar, Inc., a Delaware corporation (“Velodyne”). Capitalized terms used but not otherwise defined herein shall have the meanings given to such terms in the Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), by and among Ouster, Velodyne, Oban Merger Sub, Inc., a Delaware corporation and a wholly owned Subsidiary of Ouster (“Merger Sub I”), and Oban Merger Sub II, LLC, a Delaware limited liability company and a wholly owned subsidiary of Ouster (“Merger Sub II”).

RECITALS

WHEREAS, Ouster, Velodyne, Merger Sub I and Merger Sub II are entering into the Merger Agreement concurrently with the execution and delivery of this Agreement, which Merger Agreement sets forth the terms and conditions on which Merger Sub I will be merged with and into Velodyne (the “First Merger”), with Velodyne surviving the First Merger as a wholly owned Subsidiary of Ouster, and as soon as practicable following the First Merger, Velodyne (as the First Step Surviving Corporation following the First Merger) shall merge with and into Merger Sub II (the “Second Merger” and, together with the First Merger, the “Merger”), with Merger Sub II surviving the Second Merger as a wholly owned subsidiary of Ouster.

WHEREAS, as of the date hereof, the Stockholder is the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of the number of shares of Velodyne Common Stock and other securities convertible into, or exercisable or exchangeable for, shares of Velodyne Common Stock, all as set forth on the signature page of this Agreement (collectively, the “Shares”).

WHEREAS, Ouster has required, as an inducement to Ouster entering into the Merger Agreement, that the Stockholder enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I

VOTING

1.1 Agreement to Vote. The Stockholder agrees that, from and after the date hereof and until the earlier to occur of (x) the receipt of the Velodyne Stockholder Approval and (y) the termination of the Merger Agreement in accordance with its terms (the “Voting Covenant Expiration Date”), at the Velodyne Stockholders Meeting or any other meeting of the stockholders of Velodyne, however called, or in connection with any written consent of the stockholders of Velodyne, in each case relating to any proposed action by the stockholders of Velodyne with respect to the matters set forth in Section 1.1(b) below (each, a “Voting Event”), the Stockholder shall:

(a) appear at each such Voting Event or otherwise cause the Shares that are capable of being voted and any voting securities of Velodyne acquired by the Stockholder after the date hereof and prior to the record date of such Voting Event (the “Voting Shares”) owned beneficially or of record by the Stockholder to be counted as present thereat for purposes of calculating a quorum; and

(b) vote (or cause to be voted), in person or by proxy, the Voting Shares (i) in favor of adoption of the Merger Agreement and the transactions contemplated by the Merger Agreement; (ii) in favor of any proposal to adjourn a meeting of the stockholders of Velodyne to solicit additional proxies in favor of the adoption of the Merger Agreement; (iii) against any Competing Proposal or any other proposal in opposition to, or in competition with, the Merger and the transactions contemplated by the Merger Agreement; and (iv) against any other action, agreement or transaction that is intended to, or would reasonably be expected to, impede, interfere with, delay, postpone or discourage the Transactions or this Agreement or the performance by Velodyne of its obligations under the Merger Agreement or by the Stockholder of its obligations under this Agreement.

In case of a stock dividend or distribution of voting securities of Velodyne, or any change in the Velodyne Common Stock by reason of any stock dividend or distribution, split-up, recapitalization, combination, exchange of shares or the like, the term “Voting Shares” shall be deemed to refer to and include the Voting Shares as well as all such stock dividends and distributions of voting securities of Velodyne and any voting securities into which or for which any or all of the Voting Shares may be changed or exchanged.

1.2 Capacity as Stockholder. The Stockholder signs this Agreement solely in the Stockholder’s capacity as a stockholder of Velodyne, and not in the Stockholder’s capacity as (a) a director, officer or employee of Velodyne or any of its Subsidiaries, (b) an equity holder of Ouster or (c) a trustee or fiduciary of any employee benefit plan or trust. Notwithstanding anything herein to the contrary, nothing herein shall in any way restrict a director or officer of Velodyne in the exercise of his or her fiduciary duties as a director or officer of Velodyne or in his or her capacity as a trustee or fiduciary of any employee benefit plan or trust or prevent or be construed to create any obligation on the part of any director or officer of Velodyne or any trustee or fiduciary of any employee benefit plan or trust from taking any action in his or her capacity as such director, officer, trustee or fiduciary (including voting in favor of any Velodyne Adverse Recommendation Change) and no such action or omission shall be deemed a breach of this Agreement.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

2.1 Representations and Warranties of the Stockholder. The Stockholder hereby represents and warrants to Ouster as follows:

(a) Authorization; Validity of Agreement; Necessary Action. This Agreement has been duly and validly executed and delivered by the Stockholder and, assuming this Agreement constitutes the valid and binding agreement of Ouster, constitutes the valid and binding agreement of the Stockholder, enforceable against the Stockholder in accordance with its terms, except that (x) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, affecting creditors’ rights generally and (y) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

(b) Ownership. As of the date hereof, the number of shares of Velodyne Common Stock beneficially owned (within the meaning of Rule 13d-3 under the Exchange Act) by the Stockholder is reflected on the signature page to this Agreement. As of the date hereof, the Shares are the only shares of Velodyne Common Stock held of record or beneficially owned by the Stockholder. Subject to the Transfers otherwise permitted by Section 3.1, the Stockholder has and will have at all times through the Voting Covenant Expiration Date sole voting power, sole power of disposition, sole power to issue instructions with respect to the matters set forth in Article I or Article III hereof, and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Voting Shares with no limitations, qualifications or restrictions on such rights, subject to applicable federal securities laws and the terms of this Agreement. The Shares are free and clear of any Liens and will be at all times prior to the Voting Covenant Expiration Date free and clear of any Liens, in each case, which would impair the ability of the Stockholder to perform its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis. The Stockholder further represents that any proxies heretofore given in respect of the Shares have been revoked.

(c) No Violation. The execution and delivery of this Agreement by the Stockholder does not, and the performance by the Stockholder of its obligations under this Agreement will not, (i) contravene or conflict with the organizational or governing documents of the Stockholder, (ii) contravene or conflict with or constitute a violation by the Stockholder of any provision of any Law binding upon or applicable to the Stockholder or any of its properties or assets or (iii) result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation or to the loss of a material benefit under any loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture, lease or agreement binding upon the Stockholder or any of its respective Subsidiaries or result in the creation of any Lien (other than Permitted Liens) upon any of the Voting Shares, except for any of the matters set forth in the foregoing clause (iii) as would not reasonably be expected to impair the ability of the Stockholder to perform its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

2.2 Representations and Warranties of Ouster. Ouster hereby represents and warrants to the Stockholders as follows:

(a) Authorization; Validity of Agreement; Necessary Action. This Agreement has been duly and validly executed and delivered by Ouster and, assuming this Agreement constitutes the valid and binding agreement of the Stockholder, constitutes the valid and binding agreement of Ouster, enforceable against Ouster in accordance with its terms, except that (x) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, affecting creditors’ rights generally and (y) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

(b) No Violation. The execution and delivery of this Agreement by Ouster does not, and the performance by Ouster of its obligations under this Agreement will not, (i) contravene or conflict with the organizational or governing documents of Ouster, (ii) contravene or conflict with or constitute a violation by Ouster of any provision of any Law binding upon or applicable to Ouster or any of its properties or assets or (iii) result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation or to the loss of a material benefit under any loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture, lease or agreement binding upon Ouster or result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of Ouster, except for any of the matters set forth in the foregoing clause (iii) as would not reasonably be expected to impair the ability of Ouster to perform its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

ARTICLE III

COVENANTS

3.1 Pre-Closing Transfer Restrictions. The Stockholder agrees that, commencing on the date hereof and ending at the termination of this Agreement, not to sell, transfer, pledge, encumber, assign, distribute, gift or otherwise dispose of (collectively, a “Transfer”) or enter into any contract, option, put, call or other arrangement or understanding with respect to any Transfer (whether by actual disposition or effective economic disposition due to hedging, cash settlement or otherwise) of, any of the Shares, or any interest therein, provided, that notwithstanding the foregoing, the Stockholder may Transfer any Shares to any transferee or transferees (the

“Transferred Shares”) if (A) the Stockholder retains direct or indirect sole voting control over such Transferred Shares that are Voting Shares through the term of this Agreement[,] [or] (B) as a condition to such transfer of Voting Shares, such transferee or transferees shall execute an agreement that contains the same substantive covenants regarding voting and transfer as are contained in this Agreement [or (C) such Transfer is pursuant to a Rule 10b5-1 plan in effect on the date of this Agreement, a summary of each of which is included on the Stockholder’s signature page hereto].

3.2 No Contravening Actions. The Stockholder further agrees not to take or agree or commit to take any action that would make any representation and warranty of the Stockholder contained in this Agreement inaccurate in any material respect. The Stockholder further agrees that they shall use their commercially reasonable efforts to cooperate with any reasonable requests of either Ouster or Velodyne to effect the Transactions.

3.3 No Solicitation. The Stockholder will immediately cease, and will cause its respective Representatives to immediately cease, any discussions or negotiations with any Person that may be ongoing with respect to any Competing Proposal or any proposal that would reasonably be expected to lead to a Competing Proposal. The Stockholder agrees that, from and after the date hereof and until the Voting Covenant Expiration Date, the Stockholder shall not, directly or indirectly, nor shall the Stockholder authorize or permit any of its respective Representatives to, directly or indirectly, (1) solicit, initiate or knowingly encourage or induce (including by way of furnishing information), or take any other action designed to facilitate, any inquiry or the making of any proposal which constitutes, or would be reasonably expected to lead to, a Competing Proposal or (2) engage in any discussions or negotiations regarding any Competing Proposal. The Stockholder acknowledges and agrees that, in the event any Representative of the Stockholder (acting in its capacity as such) takes any action that if taken by the Stockholder would be a breach of this Section 3.3, the taking of such action by such Representative will be deemed to constitute a breach of this Agreement (including this Section 3.3) by the Stockholder. Notwithstanding anything to the contrary in this Section 3.3, the Stockholder and its respective Representatives may engage in such activities at such times and to the extent that Velodyne or any of its Representatives is permitted to engage in such activities pursuant to the terms of the Merger Agreement, but only if the Stockholder and its Representatives comply with the terms of the Merger Agreement as if it were Velodyne or one of its Representatives.

ARTICLE IV

MISCELLANEOUS

4.1 Termination. This Agreement shall terminate upon the earliest to occur of (a) the Effective Time, (b) a Velodyne Adverse Recommendation Change to the extent permitted by, and subject to the applicable terms and conditions of, Section 5.4(b) or Section 5.4(d) of the Merger Agreement and (c) the termination of the Merger Agreement in accordance with its terms; provided, however, that the provisions of this Article IV shall survive any termination of this Agreement and shall continue to be binding upon the parties hereto. Except as set forth in the proviso of the preceding sentence, in the event of such termination of this Agreement, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of any party; provided, however that nothing herein shall relieve any party from liability for any fraud, intentional misrepresentation or willful and material breach of any of its representations, warranties, covenants or agreements set forth in this Agreement prior to the termination of this Agreement pursuant to clauses (b) or (c) of this Section 4.1.

4.2 No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Ouster any direct or indirect ownership or incidence of ownership of or with respect to any Voting Shares. All rights, ownership and economic benefits of and relating to the Voting Shares shall remain vested in and belong to the Stockholder, and Ouster shall have no authority to manage, direct, superintend, restrict, regulate, govern or administer any of the policies or operations of Velodyne or exercise any power or authority to direct the Stockholder in the voting of any of the Voting Shares, except as otherwise provided herein.

4.3 Notices. Any notices or other communications required or permitted under, or otherwise given in connection with, this Agreement shall be in writing and shall be deemed to have been duly given (a) when delivered or sent if delivered in person or sent by facsimile transmission (provided confirmation of facsimile transmission is obtained), (b) on the next Business Day if transmitted by national overnight courier or (c) on the date delivered if sent by email (provided confirmation of email receipt is obtained), in each case as follows: (i) if to Ouster, at the address set forth in Section 8.2 of the Merger Agreement (with a copy, which shall not constitute notice, to the party to receive a copy pursuant to Section 8.2 of the Merger Agreement at the address set forth therein), and (ii) if to the Stockholder, to the address set forth on the signature page hereto.

4.4 Mutual Drafting; Interpretation. Each party has participated in the drafting of this Agreement, which each party acknowledges is the result of extensive negotiations between the parties. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision. For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders. As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.” As used in this Agreement, references to a “party” or the “parties” are intended to refer to a party to this Agreement or the parties to this Agreement. Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits,” “Annexes” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits, Annexes and Schedules to this Agreement. All references in this Agreement to “$” are intended to refer to U.S. dollars. Unless otherwise specifically provided for herein, the term “or” shall not be deemed to be exclusive.

4.5 Counterparts; Delivery by Facsimile or Email. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. This Agreement, and any amendments hereto, waivers hereof or consents or notifications hereunder, to the extent signed and delivered by facsimile or by email with scan attachment, shall be treated in all manner and respects as an original contract and shall be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person. At the request of any party, each other party shall re-execute original forms thereof and deliver them to all other parties. No party shall raise the use of facsimile or email to deliver a signature or the fact that any signature or Contract was transmitted or communicated by facsimile or email with scan attachment as a defense to the formation of a legally binding contract, and each such party forever waives any such defense.

4.6 Entire Agreement; Third-Party Beneficiaries. This Agreement (including the exhibits and schedules hereto) constitutes the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof and thereof and is not intended to and shall not confer upon any person other than the parties hereto any rights or remedies hereunder; provided, however, that Velodyne shall be deemed to be a third-party beneficiary of the Stockholder’s obligations under Sections 1.1, 3.1 and 3.2 and shall be entitled to enforce the terms of this Agreement in respect thereto as if it were a party hereto.

4.7 Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without regard to laws that may be applicable under conflicts of laws principles (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

4.8 Consent to Jurisdiction. Each of the parties hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Court of Chancery of the State of Delaware or, in the event, but only in the event, that such court shall not have jurisdiction over such action or proceeding, the Superior Court of the State of Delaware (Complex Commercial Division) or, if jurisdiction over the action or proceeding is vested exclusively in the federal courts of the United States of America, the United States District Court for the District of Delaware, and any appellate court from any thereof (such courts, the “Chosen Courts”), in any Proceeding arising out of or relating to this Agreement or the transactions contemplated hereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally (i) agrees not to commence any such Proceeding except in such Chosen Courts, (ii) agrees that any claim in respect of any such Proceeding may be heard and determined in the Chosen Courts, (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such Proceeding in any such court, and (iv) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such Proceeding in any such Chosen Court. Each of the parties agrees that a final judgment in any such Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 4.3. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by Law.

4.9 Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 4.9.

4.10 Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent actual or threatened breaches of this Agreement and to enforce specifically the terms and provisions hereof in the Chosen Courts (or those courts lack personal jurisdiction over the Stockholder for the purposes of granting such relief, in any court of the United States or any state or foreign jurisdiction having such jurisdiction), this being in addition to any other remedy to which they are entitled at Law or in equity. The parties waive, in connection with any action for specific performance or injunctive relief, the defense of adequacy of remedies at Law and any requirement under Law to post a bond or other security as a prerequisite to obtaining equitable relief.

4.11 Amendment. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by each of the parties hereto, or in the case of a waiver, by the party against whom the waiver is to be effective. Notwithstanding the foregoing, no failure or delay by any party hereto in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

4.12 Severability. If any term or other provision (or part thereof) of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions (or part thereof) of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision (or part thereof) is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner.

4.13 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, in whole or in part (whether by operation of law or otherwise), without the prior written consent of the other parties, and any attempt to make any such assignment without such consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

OUSTER, INC.

By:
Name:
Title:

[Signature Page to Voting Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

STOCKHOLDER

By:
Name:
Title:

Address:

Shares Beneficially Owned:

Velodyne Common Stock:

Velodyne Common Stock issuable upon the exercise of outstanding Velodyne Stock Options and Velodyne RSU Awards:

[Description of any applicable 10b5-1 Plan:

][1]

[1]	Note to Draft: To be omitted for each Stockholder that does not have a 105b-1 Plan.

Annex E

Execution Form

VOTING AND SUPPORT AGREEMENT

This VOTING AND SUPPORT AGREEMENT (this “Agreement”) is entered into as of November 4, 2022, by and between Velodyne Lidar, Inc., a Delaware corporation (“Velodyne”), and the undersigned stockholder (the “Stockholder”) of Ouster, Inc., a Delaware corporation (“Ouster”). Capitalized terms used but not otherwise defined herein shall have the meanings given to such terms in the Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), by and among Ouster, Velodyne, Oban Merger Sub, Inc., a Delaware corporation and a wholly owned Subsidiary of Ouster (“Merger Sub I”), and Oban Merger Sub II LLC, a Delaware limited liability company and a wholly owned subsidiary of Ouster (“Merger Sub II”).

RECITALS

WHEREAS, Ouster, Velodyne, Merger Sub I and Merger Sub II are entering into the Merger Agreement concurrently with the execution and delivery of this Agreement, which Merger Agreement sets forth the terms and conditions on which Merger Sub I will be merged with and into Velodyne (the “First Merger”), with Velodyne surviving the First Merger as a wholly owned Subsidiary of Ouster, and as soon as practicable following the First Merger, Velodyne (as the First Step Surviving Corporation following the First Merger) shall merge with and into Merger Sub II (the “Second Merger” and, together with the First Merger, the “Merger”), with Merger Sub II surviving the Second Merger as a wholly owned subsidiary of Ouster.

WHEREAS, as of the date hereof, the Stockholder is the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of the number of shares of Ouster Common Stock and other securities convertible into, or exercisable or exchangeable for, shares of Ouster Common Stock, all as set forth on the signature page of this Agreement (collectively, the “Shares”).

WHEREAS, Velodyne has required, as an inducement to Velodyne entering into the Merger Agreement, that the Stockholder enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I

VOTING

1.1 Agreement to Vote. The Stockholder agrees that, from and after the date hereof and until the earlier to occur of (x) the receipt of the Ouster Stockholder Approval and (y) the termination of the Merger Agreement in accordance with its terms (the “Voting Covenant Expiration Date”), at the Ouster Stockholders Meeting or any other meeting of the stockholders of Ouster, however called, or in connection with any written consent of the stockholders of Ouster, in each case relating to any proposed action by the stockholders of Ouster with respect to the matters set forth in Section 1.1(b) below (each, a “Voting Event”), the Stockholder shall:

(a) appear at each such Voting Event or otherwise cause the Shares that are capable of being voted and any voting securities of Ouster acquired by the Stockholder after the date hereof and prior to the record date of such Voting Event (the “Voting Shares”) owned beneficially or of record by the Stockholder to be counted as present thereat for purposes of calculating a quorum; and

(b) vote (or cause to be voted), in person or by proxy, the Voting Shares (i) in favor of approving (1) the Ouster Common Stock Issuance; (2) only if so elected by Ouster, an amendment to Ouster’s certificate of incorporation to authorize the Ouster Board of Directors to effect the Ouster Reverse Stock Split; and (3) the transactions contemplated by the Merger Agreement; (ii) in favor of any proposal to adjourn a meeting of the stockholders of Ouster to solicit additional proxies in favor of the adoption of the Merger Agreement; (iii) against any Competing Proposal or any other proposal in opposition to, or in competition with, the Merger and the transactions contemplated by the Merger Agreement; and (iv) against any other action, agreement or transaction that is intended to, or would reasonably be expected to, impede, interfere with, delay, postpone or discourage the Transactions or this Agreement or the performance by Ouster of its obligations under the Merger Agreement or by the Stockholder of its obligations under this Agreement.

In case of a stock dividend or distribution of voting securities of Ouster, or any change in the Ouster Common Stock by reason of any stock dividend or distribution, split-up, recapitalization, combination, exchange of shares or the like, the term “Voting Shares” shall be deemed to refer to and include the Voting Shares as well as all such stock dividends and distributions of voting securities of Ouster and any voting securities into which or for which any or all of the Voting Shares may be changed or exchanged.

1.2 Capacity as Stockholder. The Stockholder signs this Agreement solely in the Stockholder’s capacity as a stockholder of Ouster, and not in the Stockholder’s capacity as (a) a director, officer or employee of Ouster or any of its Subsidiaries, (b) an equity holder of Velodyne or (c) a trustee or fiduciary of any employee benefit plan or trust. Notwithstanding anything herein to the contrary, nothing herein shall in any way restrict a director or officer of Ouster in the exercise of his or her fiduciary duties as a director or officer of Ouster or in his or her capacity as a trustee or fiduciary of any employee benefit plan or trust or prevent or be construed to create any obligation on the part of any director or officer of Ouster or any trustee or fiduciary of any employee benefit plan or trust from taking any action in his or her capacity as such director, officer, trustee or fiduciary (including voting in favor of any Ouster Adverse Recommendation Change) and no such action or omission shall be deemed a breach of this Agreement.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

2.1 Representations and Warranties of the Stockholder. The Stockholder hereby represents and warrants to Velodyne as follows:

(a) Authorization; Validity of Agreement; Necessary Action. This Agreement has been duly and validly executed and delivered by the Stockholder and, assuming this Agreement constitutes the valid and binding agreement of Velodyne, constitutes the valid and binding agreement of the Stockholder, enforceable against the Stockholder in accordance with its terms, except that (x) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, affecting creditors’ rights generally and (y) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

(b) Ownership. As of the date hereof, the number of shares of Ouster Common Stock beneficially owned (within the meaning of Rule 13d-3 under the Exchange Act) by the Stockholder is reflected on the signature page to this Agreement. As of the date hereof, the Shares are the only shares of Ouster Common Stock held of record or beneficially owned by the Stockholder. Subject to the Transfers otherwise permitted by Section 3.1, the Stockholder has and will have at all times through the Voting Covenant Expiration Date sole voting power, sole power of disposition, sole power to issue instructions with respect to the matters set forth in Article I or Article III hereof, and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Voting Shares with no limitations, qualifications or restrictions on such rights, subject to applicable federal securities laws and the terms of this Agreement. The Shares are free and clear of any Liens and will be at all times prior to the Voting Covenant Expiration Date free and clear of any Liens, in each case, which would impair the ability of the Stockholder to perform its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis. The Stockholder further represents that any proxies heretofore given in respect of the Shares have been revoked.

(c) No Violation. The execution and delivery of this Agreement by the Stockholder does not, and the performance by the Stockholder of its obligations under this Agreement will not, (i) contravene or conflict with the organizational or governing documents of the Stockholder, (ii) contravene or conflict with or constitute a violation by the Stockholder of any provision of any Law binding upon or applicable to the Stockholder or any of its properties or assets or (iii) result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation or to the loss of a material benefit under any loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture, lease or agreement binding upon the Stockholder or any of its respective Subsidiaries or result in the creation of any Lien (other than Permitted Liens) upon any of the Voting Shares, except for any of the matters set forth in the foregoing clause (iii) as would not reasonably be expected to impair the ability of the Stockholder to perform its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

2.2 Representations and Warranties of Velodyne. Velodyne hereby represents and warrants to the Stockholders as follows:

(a) Authorization; Validity of Agreement; Necessary Action. This Agreement has been duly and validly executed and delivered by Velodyne and, assuming this Agreement constitutes the valid and binding agreement of the Stockholder, constitutes the valid and binding agreement of Velodyne, enforceable against Velodyne in accordance with its terms, except that (x) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, affecting creditors’ rights generally and (y) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

(b) No Violation. The execution and delivery of this Agreement by Velodyne does not, and the performance by Velodyne of its obligations under this Agreement will not, (i) contravene or conflict with the organizational or governing documents of Velodyne, (ii) contravene or conflict with or constitute a violation by Velodyne of any provision of any Law binding upon or applicable to Velodyne or any of its properties or assets or (iii) result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation or to the loss of a material benefit under any loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture, lease or agreement binding upon Velodyne or result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of Velodyne, except for any of the matters set forth in the foregoing clause (iii) as would not reasonably be expected to impair the ability of Velodyne to perform its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

ARTICLE III

COVENANTS

3.1 Pre-Closing Transfer Restrictions. The Stockholder agrees that, commencing on the date hereof and ending at the termination of this Agreement, not to sell, transfer, pledge, encumber, assign, distribute, gift or otherwise dispose of (collectively, a “Transfer”) or enter into any contract, option, put, call or other arrangement or understanding with respect to any Transfer (whether by actual disposition or effective economic disposition due to hedging, cash settlement or otherwise) of, any of the Shares, or any interest therein, provided, that notwithstanding the foregoing, the Stockholder may Transfer any Shares to any transferee or transferees (the “Transferred Shares”) if (A) the Stockholder retains direct or indirect sole voting control over such Transferred Shares that are Voting Shares through the term of this Agreement[,] [or] (B) as a condition to such transfer of Voting Shares, such transferee or transferees shall execute an agreement that contains the same substantive covenants regarding voting and transfer as are contained in this Agreement [or (C) such Transfer is pursuant to a Rule 10b5-1 plan in effect on the date of this Agreement, a summary of each of which is included on the Stockholder’s signature page hereto].

3.2 No Contravening Actions. The Stockholder further agrees not to take or agree or commit to take any action that would make any representation and warranty of the Stockholder contained in this Agreement inaccurate in any material respect. The Stockholder further agrees that they shall use their commercially reasonable efforts to cooperate with any reasonable requests of either Ouster or Velodyne to effect the Transactions.

3.3 No Solicitation. The Stockholder will immediately cease, and will cause its respective Representatives to immediately cease, any discussions or negotiations with any Person that may be ongoing with respect to any Competing Proposal or any proposal that would reasonably be expected to lead to a Competing Proposal. The Stockholder agrees that, from and after the date hereof and until the Voting Covenant Expiration Date, the Stockholder shall not, directly or indirectly, nor shall the Stockholder authorize or permit any of its respective Representatives to, directly or indirectly, (1) solicit, initiate or knowingly encourage or induce (including by way of furnishing information), or take any other action designed to facilitate, any inquiry or the making of any proposal which constitutes, or would be reasonably expected to lead to, a Competing Proposal or (2) engage in any discussions or negotiations regarding any Competing Proposal. The Stockholder acknowledges and agrees that, in the event any Representative of the Stockholder (acting in its capacity as such) takes any action that if taken by the Stockholder would be a breach of this Section 3.3, the taking of such action by such Representative will be deemed to constitute a breach of this Agreement (including this Section 3.3) by the Stockholder. Notwithstanding anything to the contrary in this Section 3.3, the Stockholder and its respective Representatives may engage in such activities at such times and to the extent that Ouster or any of its Representatives is permitted to engage in such activities pursuant to the terms of the Merger Agreement, but only if the Stockholder and its Representatives comply with the terms of the Merger Agreement as if it were Ouster or one of its Representatives.

ARTICLE IV

MISCELLANEOUS

4.1 Termination. This Agreement shall terminate upon the earliest to occur of (a) the Effective Time, (b) an Ouster Adverse Recommendation Change to the extent permitted by, and subject to the applicable terms and conditions of, Section 5.4(b) or Section 5.4(d) of the Merger Agreement and (c) the termination of the Merger Agreement in accordance with its terms; provided, however, that the provisions of this Article IV shall survive any termination of this Agreement and shall continue to be binding upon the parties hereto. Except as set forth in the proviso of the preceding sentence, in the event of such termination of this Agreement, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of any party; provided, however that nothing herein shall relieve any party from liability for any fraud, intentional misrepresentation or willful and material breach of any of its representations, warranties, covenants or agreements set forth in this Agreement prior to the termination of this Agreement pursuant to clauses (b) or (c) of this Section 4.1.

4.2 No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Velodyne any direct or indirect ownership or incidence of ownership of or with respect to any Voting Shares. All rights, ownership and economic benefits of and relating to the Voting Shares shall remain vested in and belong to the Stockholder, and Velodyne shall have no authority to manage, direct, superintend, restrict, regulate, govern or administer any of the policies or operations of Ouster or exercise any power or authority to direct the Stockholder in the voting of any of the Voting Shares, except as otherwise provided herein.

4.3 Notices. Any notices or other communications required or permitted under, or otherwise given in connection with, this Agreement shall be in writing and shall be deemed to have been duly given (a) when delivered or sent if delivered in person or sent by facsimile transmission (provided confirmation of facsimile transmission is obtained), (b) on the next Business Day if transmitted by national overnight courier or (c) on the date delivered if sent by email (provided confirmation of email receipt is obtained), in each case as follows: (i) if to Velodyne, at the address set forth in Section 8.2 of the Merger Agreement (with a copy, which shall not constitute notice, to the party to receive a copy pursuant to Section 8.2 of the Merger Agreement at the address set forth therein), and (ii) if to the Stockholder, to the address set forth on the signature page hereto.

4.4 Mutual Drafting; Interpretation. Each party has participated in the drafting of this Agreement, which each party acknowledges is the result of extensive negotiations between the parties. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision. For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders. As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.” As used in this Agreement, references to a “party” or the “parties” are intended to refer to a party to this Agreement or the parties to this Agreement. Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits,” “Annexes” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits, Annexes and Schedules to this Agreement. All references in this Agreement to “$” are intended to refer to U.S. dollars. Unless otherwise specifically provided for herein, the term “or” shall not be deemed to be exclusive.

4.5 Counterparts; Delivery by Facsimile or Email. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. This Agreement, and any amendments hereto, waivers hereof or consents or notifications hereunder, to the extent signed and delivered by facsimile or by email with scan attachment, shall be treated in all manner and respects as an original contract and shall be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person. At the request of any party, each other party shall re-execute original forms thereof and deliver them to all other parties. No party shall raise the use of facsimile or email to deliver a signature or the fact that any signature or Contract was transmitted or communicated by facsimile or email with scan attachment as a defense to the formation of a legally binding contract, and each such party forever waives any such defense.

4.6 Entire Agreement; Third-Party Beneficiaries. This Agreement (including the exhibits and schedules hereto) constitutes the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof and thereof and is not intended to and shall not confer upon any person other than the parties hereto any rights or remedies hereunder; provided, however, that Ouster shall be deemed to be a third-party beneficiary of the Stockholder’s obligations under Sections 1.1, 3.1 and 3.2 and shall be entitled to enforce the terms of this Agreement in respect thereto as if it were a party hereto.

4.7 Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without regard to laws that may be applicable under conflicts of laws principles (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

4.8 Consent to Jurisdiction. Each of the parties hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Court of Chancery of the State of Delaware or, in the event, but only in the event, that such court shall not have jurisdiction over such action or proceeding, the Superior Court of the State of Delaware (Complex Commercial Division) or, if jurisdiction over the action or proceeding is vested exclusively in the federal courts of the United States of America, the United States District Court for the District of Delaware, and any appellate court from any thereof (such courts, the “Chosen Courts”), in any Proceeding arising out of or relating to this Agreement or the transactions contemplated hereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally (i) agrees not to commence any such Proceeding except in such Chosen Courts, (ii) agrees that any claim in respect of any such Proceeding may be heard and determined in the Chosen Courts, (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such Proceeding in any such court, and (iv) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such Proceeding in any such Chosen Court. Each of the parties agrees that a final judgment in any such Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 4.3. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by Law.

4.9 Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 4.9.

4.10 Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent actual or threatened breaches of this Agreement and to enforce specifically the terms and provisions hereof in the Chosen Courts (or those courts lack personal jurisdiction over the Stockholder for the purposes of granting such relief, in any court of the United States or any state or foreign jurisdiction having such jurisdiction), this being in addition to any other remedy to which they are entitled at Law or in equity. The parties waive, in connection with any action for specific performance or injunctive relief, the defense of adequacy of remedies at Law and any requirement under Law to post a bond or other security as a prerequisite to obtaining equitable relief.

4.11 Amendment. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by each of the parties hereto, or in the case of a waiver, by the party against whom the waiver is to be effective. Notwithstanding the foregoing, no failure or delay by any party hereto in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

4.12 Severability. If any term or other provision (or part thereof) of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions (or part thereof) of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision (or part thereof) is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner.

4.13 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, in whole or in part (whether by operation of law or otherwise), without the prior written consent of the other parties, and any attempt to make any such assignment without such consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

VELODYNE LIDAR, INC.

By:
Name:
Title:

[Signature Page to Voting Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

STOCKHOLDER

By:
Name:
Title:

Address:

Shares Beneficially Owned:

Ouster Common Stock:

Ouster Common Stock issuable upon the exercise of outstanding Ouster Stock Options and Ouster RSU Awards:

[Description of any applicable 10b5-1 Plan:

][1]

[1]	Note to Draft: To be omitted for each Stockholder that does not have a 105b-1 Plan.

Annex F

745 Seventh Avenue New York, NY 10019 United States

November 4, 2022

Board of Directors

Ouster, Inc.

350 Treat Avenue

San Francisco, California 94110

Members of the Board of Directors:

We understand that Ouster, Inc., a Delaware corporation (the “Company”), proposes to announce a “merger of equals” transaction (the “Proposed Transaction”) with Velodyne Lidar, Inc., a Delaware corporation (“Velodyne”), Oban Merger Sub, Inc., a Delaware corporation and a direct wholly owned subsidiary of the Company (“Merger Sub”), and Oban Merger Sub II LLC, a Delaware limited liability company and a direct wholly owned subsidiary of the Company (“Merger Sub II”), pursuant to which (i) Merger Sub will merge with and into Velodyne, with Velodyne surviving the merger as a direct wholly owned subsidiary of the Company (the “First Merger”), (ii) as soon as practicable following the First Merger, Velodyne will merge with and into Merger Sub II, with Merger Sub II surviving the merger as a direct wholly owned subsidiary of the Company (the “Second Merger” and together with the First Merger, the “Mergers”) and (iii) each share of common stock, par value $0.0001 per share, of Velodyne (“Velodyne Common Stock”) issued and outstanding immediately prior to the effective time of the First Merger (other than shares of Velodyne Common Stock to be cancelled pursuant to the Agreement (as defined below)) will be converted into the right to receive 0.8204 (the “Exchange Ratio”) of a share of common stock, par value $0.0001 per share, of the Company (“Company Common Stock”). The terms and conditions of the Proposed Transaction are set forth in more detail in the Agreement and Plan of Merger (the “Agreement”) to be entered into by and among the Company, Velodyne, Merger Sub and Merger Sub II. The summary of the Proposed Transaction set forth above is qualified in its entirety by the terms of the Agreement.

We have been requested by the Board of Directors of the Company to render our opinion with respect to the fairness, from a financial point of view, to the Company of the Exchange Ratio to be paid by the Company in the Proposed Transaction. We have not been requested to opine as to, and our opinion does not in any manner address, the Company’s underlying business decision to proceed with or effect the Proposed Transaction or the likelihood of consummation of the Proposed Transaction. In addition, we express no opinion on, and our opinion does not in any manner address, the fairness of the amount or the nature of any compensation to any officers, directors or employees of any parties to the Proposed Transaction, or any class of such persons, relative to the consideration paid in the Proposed Transaction or otherwise. Our opinion does not address the relative merits of the Proposed Transaction as compared to any other transaction or business strategy in which the Company might engage.

In arriving at our opinion, we reviewed and analyzed: (1) a draft of the Agreement, dated as of November 3, 2022, and the specific terms of the Proposed Transaction; (2) publicly available information concerning the Company and Velodyne that we believe to be relevant to our analysis, including the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2022, Velodyne’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021 and Velodyne’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2022; (3) financial and operating information with respect to the business, operations and prospects of the Company furnished to us by the Company, including financial projections of the Company prepared by management of the Company (including the projected cash flows and financings included therein) (the “Company Projections”);

Restricted – External

(4) financial and operating information with respect to the business, operations and prospects of Velodyne furnished to us by Velodyne, including financial projections of Velodyne prepared by management of Velodyne, as reviewed, extrapolated and approved for our use by the Company (including the projected cash flows and financings included therein) (the “Velodyne Projections”); (5) financial projections of the Company pro forma for the consummation of the Mergers prepared by management of the Company (including the projected cash flows and financings included therein) (the “Company Pro Forma Projections”), including cost savings and operating synergies expected by management of the Company to result from the combination of the businesses of the Company and Velodyne (including the projected cash flows and financings included therein) (collectively, the “Expected Synergies”); (6) a trading history of Company Common Stock from March 11, 2021 to November 3, 2022 and Velodyne Common Stock from March 11, 2021 to November 3, 2022 and a comparison of those trading histories with those of other companies that we deemed relevant; (7) a comparison of the historical financial results and present financial condition of the Company and Velodyne with each other and with those of other companies that we deemed relevant; (8) a comparison of the financial terms of the Proposed Transaction with the financial terms of certain other recent transactions that we deemed relevant; (9) published estimates of independent research analysts with respect to the future financial performance and price targets of the Company and Velodyne; and (10) the relative contributions of the Company and Velodyne to the historical and future financial performance of the combined company on a pro forma basis. In addition, we have had discussions with each of the managements of the Company and Velodyne concerning their respective businesses, operations, assets, liabilities, financial condition and prospects and have undertaken such other studies, analyses and investigations as we deemed appropriate.

In arriving at our opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information used by us without any independent verification of such information (and have not assumed responsibility or liability for any independent verification of such information) and have further relied upon the assurances of the management of the Company that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the Company Projections, upon the advice and at the direction of the Company, we have assumed that such projections have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company and that the Company will perform substantially in accordance with such projections and have relied on the Company Projections in arriving at our opinion. With respect to the Velodyne Projections, upon the advice and at the direction of the Company, we have assumed that such projections have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of Velodyne and that Velodyne will perform substantially in accordance with such projections and have relied on the Velodyne Projections in arriving at our opinion. With respect to the Company Pro Forma Projections, upon the advice and at the direction of the Company, we have assumed that such projections have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company pro forma for the consummation of the Mergers and that the combined company will perform substantially in accordance with such projections and have relied on the Company Pro Forma Projections in arriving at our opinion. Furthermore, upon the advice and at the direction of the Company, we have assumed that the amounts and timing of the Expected Synergies are reasonable and that the Expected Synergies will be realized in accordance with such estimates. We assume no responsibility for and we express no view as to any such projections or estimates (including the Expected Synergies) or the assumptions on which they are based. In arriving at our opinion, we have not conducted a physical inspection of the properties and facilities of the Company or Velodyne and have not made or obtained any evaluations or appraisals of the assets or liabilities of the Company or Velodyne. Our opinion necessarily is based upon market, economic and other conditions as they exist on, and can be evaluated as of, the date of this letter. We assume no

Restricted – External

responsibility for updating or revising our opinion based on events or circumstances that may occur after the date of this letter. We express no opinion as to the prices at which shares of Company Common Stock or Velodyne Common Stock would trade following the announcement or consummation of the Proposed Transaction.

We have assumed that the executed Agreement will conform in all material respects to the last draft reviewed by us. In addition, we have assumed the accuracy of the representations and warranties contained in the Agreement and all agreements related thereto. We have also assumed, upon the advice of the Company, that all material governmental, regulatory and third party approvals, consents and releases for the Proposed Transaction will be obtained within the constraints contemplated by the Agreement and that the Proposed Transaction will be consummated in accordance with the terms of the Agreement without waiver, modification or amendment of any material term, condition or agreement thereof. We do not express any opinion as to any tax or other consequences that might result from the Proposed Transaction, nor does our opinion address any legal, tax, regulatory or accounting matters, as to which we understand that the Company has obtained such advice as it deemed necessary from qualified professionals.

Based upon and subject to the foregoing, we are of the opinion as of the date hereof that, the Exchange Ratio to be paid by the Company in the Proposed Transaction is fair to the Company from a financial point of view.

We are acting as financial advisor to the Company in connection with the Proposed Transaction and will receive fees for our services, a portion of which is payable upon rendering this opinion and a substantial portion of which is contingent upon the consummation of the Proposed Transaction. In addition, the Company has agreed to reimburse our expenses and indemnify us for certain liabilities that may arise out of our engagement and the rendering of this opinion. We have performed various investment banking services for the Company in the past, and expect to perform such services in the future, and have received, and expect to receive, customary fees for such services. We have not received investment banking fees from the Company or from Velodyne in the past two years.

Barclays Capital Inc., its subsidiaries and its affiliates engage in a wide range of businesses from investment and commercial banking, lending, asset management and other financial and non-financial services. In the ordinary course of our business, we and our affiliates may actively trade and effect transactions in the equity, debt and/or other securities (and any derivatives thereof) and financial instruments (including loans and other obligations) of the Company and Velodyne for our own account and for the accounts of our customers and, accordingly, may at any time hold long or short positions and investments in such securities and financial instruments.

This opinion, the issuance of which has been approved by our Fairness Opinion Committee, is for the use and benefit of the Board of Directors of the Company and is rendered to the Board of Directors in connection with its consideration of the Proposed Transaction. This opinion is not intended to be and does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote with respect to the Proposed Transaction.

Very truly yours,

/s/ Barclays Capital Inc.

BARCLAYS CAPITAL INC.

Restricted – External

Annex G

Global Corporate & Investment Banking

BofA Securities, Inc.

One Bryant Park, New York, NY 10036

November 4, 2022

The Board of Directors

Velodyne Lidar, Inc.

5521 Hellyer Avenue

San Jose, CA 95138

Members of the Board of Directors:

We understand that Velodyne Lidar, Inc. (“Velodyne”) proposes to enter into an Agreement and Plan of Merger (the “Agreement”) among Velodyne, Ouster, Inc. (“Ouster”), Oban Merger Sub, Inc., a direct, wholly owned subsidiary of Ouster (“Merger Sub I”), and Oban Merger Sub II LLC, a direct, wholly owned subsidiary of Ouster (“Merger Sub II”), pursuant to which, among other things, (i) Merger Sub I will merge with and into Velodyne (the “Merger”), with Velodyne as the surviving entity, and each outstanding share of the common stock, par value $0.0001 per share, of Velodyne (“Velodyne Common Stock”) issued and outstanding immediately prior to the effective time of the Merger will be converted into the right to receive 0.8204 (the “Exchange Ratio”) of a share of the common stock, par value $0.0001 per share, of Ouster (“Ouster Common Stock”), and (ii) as soon as practicable following the Merger, Velodyne will merge with and into Merger Sub II (such merger, together with the Merger, the “Transaction”), with Merger Sub II as the surviving entity. The terms and conditions of the Transaction are more fully set forth in the Agreement.

You have requested our opinion as to the fairness, from a financial point of view, to the holders of Velodyne Common Stock of the Exchange Ratio provided for in the Merger.

In connection with this opinion, we have, among other things:

(i)	reviewed certain publicly available business and financial information relating to Velodyne and Ouster;

(ii)

reviewed certain internal financial and operating information with respect to the business, operations and prospects of Velodyne furnished to or discussed with us by the management of Velodyne, including certain financial forecasts relating to Velodyne prepared by the management of Velodyne and certain extrapolations thereto prepared by or at the direction of and approved by the management of Velodyne (such forecasts, “Velodyne Forecasts”);

(iii)

reviewed certain internal financial and operating information with respect to the business, operations and prospects of Ouster furnished to or discussed with us by the management of Ouster, including certain financial forecasts relating to Ouster prepared by the management of Ouster (such forecasts, “Ouster Forecasts”);

(iv)	reviewed certain extrapolations to the Ouster Forecasts prepared by or at the direction of and approved by the management of Velodyne (such forecasts, “Extrapolated Ouster Forecasts”);

BofA Securities, Inc. member FINRA/SIPC, is a subsidiary of Bank of America Corporation	Page 1 of 4

(v)

reviewed certain estimates furnished to us by the management of Velodyne as to the amount and timing of cost savings and revenue impacts (collectively, the “Synergies”) anticipated by the management of Velodyne to result from the Transaction;

(vi)

discussed the past and current business, operations, financial condition and prospects of Velodyne with members of senior managements of Velodyne and Ouster, and discussed the past and current business, operations, financial condition and prospects of Ouster with members of senior managements of Velodyne and Ouster;

(vii)	reviewed the potential pro forma financial impact of the Transaction on the future financial performance of Ouster;

(viii)	reviewed the trading histories for Velodyne Common Stock and Ouster Common Stock and a comparison of such trading histories with each other;

(ix)	compared certain financial and stock market information of Velodyne and Ouster with similar information of other companies we deemed relevant;

(x)	reviewed the relative financial contributions of Velodyne and Ouster to the future financial performance of the combined company on a pro forma basis;

(xi)	reviewed a draft, dated November 3, 2022, of the Agreement (the “Draft Agreement”); and

(xii)	performed such other analyses and studies and considered such other information and factors as we deemed appropriate.

In arriving at our opinion, we have assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with us and have relied upon the assurances of the managements of Velodyne and Ouster that they are not aware of any facts or circumstances that would make such information or data inaccurate or misleading in any material respect. With respect to the Ouster Forecasts, we have been advised by Ouster, and have assumed, with the consent of Velodyne, that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of Ouster as to the future financial performance of Ouster. With respect to the Velodyne Forecasts and the Extrapolated Ouster Forecasts, we have been advised by Velodyne, and have assumed, with the consent of Velodyne, that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of Velodyne as to the future financial performance of Velodyne and Ouster, and we have relied, at the direction of Velodyne, on the Velodyne Forecasts, the Ouster Forecasts and the Extrapolated Ouster Forecasts for purposes of our opinion. With respect to the Synergies, we have been advised by Velodyne, and have assumed, with the consent of Velodyne, that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of Velodyne as to the matters covered thereby. We have relied, at the direction of Velodyne, on the assessments of the management of Velodyne as to Ouster’s ability to achieve the Synergies and have been advised by Velodyne, and have assumed, with the consent of Velodyne, that the Synergies will be realized in the amounts and at the times projected.

We have not made or been provided with any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Velodyne or Ouster, nor have we made any physical inspection of the properties or assets of Velodyne or Ouster. We have not evaluated the solvency or fair value of Velodyne or Ouster under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. We have assumed, at the direction of Velodyne, that the Transaction will be consummated in accordance with its terms, without waiver,

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modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary governmental, regulatory and other approvals, consents, releases and waivers for the Transaction, no delay, limitation, restriction or condition, including any divestiture requirements or amendments or modifications, will be imposed that would have an adverse effect on Velodyne, Ouster or the contemplated benefits of the Transaction. We also have assumed, at the direction of Velodyne, that the Transaction will qualify for federal income tax purposes as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended. We also have assumed, at the direction of Velodyne, that that the final executed Agreement will not differ in any material respect from the Draft Agreement reviewed by us.

We express no view or opinion as to any terms or other aspects of the Transaction (other than the Exchange Ratio to the extent expressly specified herein), including, without limitation, the form or structure of the Transaction. As you are aware, we were not requested to, and did not, solicit indications of interest or proposals from third parties regarding a possible acquisition of all or any part of Velodyne or any alternative transaction. Our opinion is limited to the fairness, from a financial point of view, of the Exchange Ratio to holders of Velodyne Common Stock and no opinion or view is expressed with respect to any consideration received in connection with the Transaction by the holders of any class of securities, creditors or other constituencies of any party. In addition, no opinion or view is expressed with respect to the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation to any of the officers, directors or employees of any party to the Transaction, or class of such persons, relative to the Exchange Ratio or otherwise. Furthermore, no opinion or view is expressed as to the relative merits of the Transaction in comparison to other strategies or transactions that might be available to Velodyne or in which Velodyne might engage or as to the underlying business decision of Velodyne to proceed with or effect the Transaction. We also are not expressing any view or opinion with respect to, and have relied, with your consent, upon the assessments of representatives of Velodyne regarding, legal, regulatory, accounting, tax and similar matters relating to Velodyne, Ouster and the Transaction (including the contemplated benefits thereof), as to which we understand that Velodyne obtained such advice as it deemed necessary from qualified professionals. We are not expressing any opinion as to what the value of Ouster Common Stock actually will be when issued or the prices at which Velodyne Common Stock or Ouster Common Stock will trade at any time, including following announcement or consummation of the Transaction. In addition, we express no opinion or recommendation as to how any stockholder should vote or act in connection with the Transaction or any related matter.

We have acted as financial advisor to Velodyne in connection with the Transaction and will receive a fee for our services, a portion of which is payable upon the rendering of this opinion and a significant portion of which is contingent upon consummation of the Merger. We will also receive, upon the consummation of the Merger, a fee for services rendered to Velodyne in connection with the merger of Velodyne with a subsidiary of Graf Industrial Corp. In addition, Velodyne has agreed to reimburse our expenses and indemnify us against certain liabilities arising out of our engagement.

We and our affiliates comprise a full service securities firm and commercial bank engaged in securities, commodities and derivatives trading, foreign exchange and other brokerage activities, and principal investing as well as providing investment, corporate and private banking, asset and investment management, financing and financial advisory services and other commercial services and products to a wide range of companies, governments and individuals. In the ordinary course of our businesses, we and our affiliates may invest on a principal basis or on behalf of customers or manage funds that invest, make or hold long or short positions, finance positions or trade or otherwise effect transactions in equity, debt or other securities or financial instruments (including derivatives, bank loans or other obligations) of Velodyne, Ouster and certain of their respective affiliates.

BofA Securities, Inc. member FINRA/SIPC, is a subsidiary of Bank of America Corporation	Page 3 of 4

We and our affiliates in the past have provided, currently are providing, and in the future may provide, investment banking, commercial banking and other financial services to Velodyne and/or its affiliates and have received or in the future may receive compensation for the rendering of these services, including having acted as financial advisor to Velodyne in connection with the merger of Velodyne with a subsidiary of Graf Industrial Corp.

It is understood that this letter is for the benefit and use of the Board of Directors of Velodyne (in its capacity as such) in connection with and for purposes of its evaluation of the Transaction.

Our opinion is necessarily based on financial, economic, monetary, market and other conditions and circumstances as in effect on, and the information made available to us as of, the date hereof. As you are aware, the credit, financial and stock markets have been experiencing unusual volatility and we express no opinion or view as to any potential effects of such volatility on Velodyne, Ouster or the Transaction. It should be understood that subsequent developments may affect this opinion, and we do not have any obligation to update, revise, or reaffirm this opinion. The issuance of this opinion was approved by a fairness opinion review committee of BofA Securities, Inc.

Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, we are of the opinion on the date hereof that the Exchange Ratio provided for in the Merger is fair, from a financial point of view, to the holders of Velodyne Common Stock.

Very truly yours,

BOFA SECURITIES, INC.

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PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

Section 145 of the DGCL empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. A Delaware corporation may indemnify directors, officers, employees and other agents of such corporation in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the person to be indemnified has been adjudged to be liable to the corporation. Where a director, officer, employee or other agent of the corporation is successful on the merits or otherwise in the defense of any action, suit or proceeding referred to above or in defense of any claim, issue or matter therein, the corporation must indemnify such person against the expenses (including attorneys’ fees) which he or she actually and reasonably incurred in connection therewith.

The Ouster bylaws contain provisions that provide for indemnification of officers, directors and other agents to the fullest extent permitted by law.

As permitted by Section 102(b)(7) of the DGCL, upon approval of the Ouster stockholders at the Ouster special meeting, Ouster’s amended and restated charter will contain a provision eliminating the personal liability of a director to Ouster or its stockholders for monetary damages for breach of fiduciary duty as a director, subject to certain exceptions.

Ouster maintains policies insuring its officers and directors against certain civil liabilities, including liabilities under the Securities Act.

Ouster also entered into indemnification agreements with each of its directors and anticipates that it will enter into similar agreements with future directors. The indemnification agreements provide that Ouster will pay certain amounts paid or incurred by its directors in connection with any civil, criminal, administrative, investigative or legislative action or proceeding. Such amounts include any expenses, judgments, fines, losses, liabilities, penalties, and settlement amounts incurred in connection with legal proceedings.

The merger agreement provides that Ouster will, and will cause the first step surviving corporation and the surviving company to, from and after the effective time, indemnify, defend and hold harmless all past and present directors and officers of Velodyne against any costs or expenses (including reasonable attorneys’ fees) judgments, settlements, fines, losses, claims, damages or liabilities incurred in connection with any actual or threatened proceeding or investigation, whether civil, criminal, administrative or investigative arising out of or pertaining to matters existing or occurring at or prior to the effective time, including in connection with the merger agreement or the transactions contemplated thereby. All rights to exculpation, indemnification or advancement of expenses arising from, relating to or otherwise in rest of acts or omissions occurring prior to the effective time (including in connection with the merger agreement or the transactions contemplated thereby), now existing in favor of the indemnified parties as provided in their respective certificate of incorporation, bylaws or other organizational documents shall survive the mergers and will continue in full force and effect in accordance with their terms.

For six years after the effective time, Ouster will cause to be maintained in effect the exculpation, indemnification and advancement of expenses provisions of the organizational documents of Velodyne in effect as of the date of the merger agreement and shall not amend, modify or repeal any such provisions in any manner that would adversely affect the rights thereunder of any such individuals who immediately before the effective time were current or former directors or officers of Velodyne.

Ouster has agreed to maintain, for six years from and after the effective time, for the benefit of the current and former directors and officers of Velodyne, D&O insurance policies that provide coverage for events occurring prior to the effective time that are substantially equivalent to and in any event not less favorable in the aggregate than Velodyne’s existing policy, or, if substantially equivalent insurance coverage is unavailable, the best available coverage, or the D&O Insurance, except that Ouster will not be required to pay an annual premium for the D&O Insurance in excess of 350% of the last annual premium paid by Velodyne prior to the date of the merger agreement. Ouster need not maintain D&O insurance if prepaid “tail” policies have been obtained by Velodyne prior to the effective time, which policies provide current and former directors and officers with coverage for an aggregate period of six years with respect to claims arising from facts or events that occurred on or before the effective time, including in respect of the transactions contemplated by the merger agreement.

In the event Ouster, the first step surviving corporation, the surviving company or any of their respective successors or assigns (i) consolidates with or merges into any other person and will not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then proper provisions will be made so that the successors and assigns of Ouster, the first step surviving corporation or the surviving company or any of their respective successors or assigns will assume the obligations of such party set forth above.

The foregoing obligations will not be terminated, amended or otherwise modified in any manner that adversely affects any indemnified party or its respective beneficiary without the written consent of such indemnified party. The foregoing provisions are intended to be for the benefit of, and shall be enforceable by, each indemnified party, his or her heirs and his or her representatives and in addition to, and not in substitution for, any other rights that any such individual may have under Velodyne’s organizational documents in effect as of the date of the merger agreement or in any contract of Velodyne in effect as of the date of the merger agreement.

Item 21. Exhibits and Financial Statement Schedules

(a) The following exhibits are filed herewith or incorporated herein by reference:

Exhibit Number	Description of Exhibit

2.1*+	Agreement and Plan of Merger, by and among Ouster, Inc., Velodyne Lidar, Inc., Oban Merger Sub, Inc. and Oban Merger Sub II LLC, dated as of November 4, 2022 (included as Annex A to the joint proxy statement/prospectus, which forms a part of this Registration Statement on Form S-4)

3.1*	Certificate of Incorporation of Ouster, Inc. (incorporated by reference to Exhibit 3.1 to the Form S-4 POS filed with the SEC on March 10, 2021)

3.2*	Bylaws of Ouster, Inc. (included as Annex C to the joint proxy statement/prospectus, which forms a part of this Registration Statement on Form S-4)

3.3*	Form of Amendment to Certificate of Incorporation of Ouster, Inc. (included as Annex B to the joint proxy statement/prospectus, which forms a part of this Registration Statement on Form S-4)

5.1*	Opinion of Latham & Watkins LLP regarding the legality of the securities being registered

8.1*	Opinion of Latham & Watkins LLP regarding certain tax matters

Exhibit Number	Description of Exhibit

8.2*	Opinion of Skadden, Arps, Slate, Meagher and Flom LLP regarding certain tax matters

23.1**	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm of Ouster, Inc.

23.2**	Consent of KPMG LLP, independent registered public accounting firm of Velodyne Lidar, Inc.

23.3*	Consent of Latham & Watkins LLP (included in Exhibits 5.1 and 8.1)

23.4*	Consent of Skadden, Arps, Slate, Meagher and Flom LLP (included in Exhibit 8.2)

24.1*	Power of Attorney (included on the signature page of the initial filing of this Registration Statement on Form S-4)

24.2**	Power of Attorney for Karin Rådström

99.1**	Consent of Barclays Capital Inc.

99.2**	Consent of BofA Securities, Inc.

99.3*	Consent of Ted Tewksbury, Ph.D to be named as a director

99.4**	Form of Proxy Card for Special Meeting of Ouster, Inc.

99.5**	Form of Proxy Card for Special Meeting of Velodyne Lidar, Inc.

107**	Filing Fee Table

*	Previously filed
**	Filed herewith
+	Pursuant to Item 601(b)(2) of Regulation S-K, Ouster agrees to furnish supplementally a copy of any omitted schedule or exhibit to the Agreement and Plan of Merger to the SEC upon request.

Item 22. Undertakings

(m) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

•	to include any prospectus required by Section 10(a)(3) of the Securities Act;

•

to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

•

to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

•	any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

•	any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

•

the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

•	any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(n) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(g)

(1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(2) The registrant undertakes that every prospectus (i) that is filed pursuant to the paragraph immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California, on December 6, 2022.

OUSTER, INC.

By: /s/ Angus Pacala
Name: Angus Pacala
Title: Chief Executive Officer and Co-Founder

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Angus Pacala Angus Pacala	President, Chief Executive Officer and Director (Principal Executive Officer)	December 6, 2022

* Anna Brunelle	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	December 6, 2022

* Susan Heystee	Chairman of the Board of Directors	December 6, 2022

* Emmanuel Hernandez	Director	December 6, 2022

* Sundari Mitra	Director	December 6, 2022

* Karin Rådström	Director	December 6, 2022

* Remy Trafelet	Director	December 6, 2022

*By:	/s/ Angus Pacala
Angus Pacala, Attorney-in-Fact